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INDEX TO HRB CONSOLIDATED FINANCIAL STATEMENTS
INDEX TO XBKS CONSOLIDATED FINANCIAL STATEMENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement ú Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Xenith Bankshares, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

As filed with the Securities and Exchange Commission on June 27, 2016

Registration No. 333-210643

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hampton Roads Bankshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Virginia (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	54-2053718 (I.R.S. Employer Identification Number)

641 Lynnhaven Parkway
Virginia Beach, VA 23452
(757) 217-1000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Charles M. Johnston
Chairman of the Board and Interim Chief Executive Officer
Hampton Roads Bankshares, Inc.
641 Lynnhaven Parkway
Virginia Beach, VA 23452
(757) 217-1000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Matthew M. Guest, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	T. Gaylon Layfield, III President and Chief Executive Officer Xenith Bankshares, Inc. One James Center 901 E. Cary Street, Suite 1700 Richmond, Virginia 23219 (804) 433-2200	W. Lake Taylor, Jr., Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 (804) 788-8200

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Proxy Statement	Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

          On February 10, 2016, Xenith Bankshares, Inc. (which we refer to as "XBKS") and Hampton Roads Bankshares, Inc. (which we refer to as "HRB") entered into an Agreement and Plan of Reorganization (which we refer to, together with the related plan of merger, as the "merger agreement") that provides for the combination of the two companies. Under the merger agreement, XBKS will merge with and into HRB, with HRB as the surviving corporation (which we refer to as the "merger"). The merger will create the second-largest community bank by deposits in the Virginia Beach/Norfolk/Newport News metropolitan statistical area (which we refer to as an "MSA") and the fifth-largest community bank by deposits in the Commonwealth of Virginia, as of the date of the merger agreement. Pursuant to the terms of the merger agreement and unless otherwise agreed by HRB and XBKS, upon the completion of the merger, the board of directors of the surviving corporation will consist of 13 members, eight of whom will be designated by HRB and five of whom will be designated by XBKS. Subject to HRB shareholder approval of the name change proposal, described below, the name of the surviving corporation will be changed to "Xenith Bankshares, Inc." and shares of the surviving corporation's common stock are expected to trade on the Nasdaq Stock Market, or NASDAQ, under the symbol "XBKS." The surviving corporation's headquarters will be XBKS's current headquarters in Richmond, Virginia.

          In the merger, each share of XBKS common stock (except for certain shares of XBKS common stock owned by HRB) will be converted into the right to receive 4.4 shares of HRB common stock (which we refer to as the "exchange ratio"). Although the number of shares of HRB common stock that XBKS shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of HRB common stock and will not be known at the time XBKS shareholders vote. Based on the closing price of HRB's common stock on NASDAQ on February 9, 2016, the date preceding the public announcement of the merger, the 4.4 exchange ratio represented approximately $7.83 in value for each share of XBKS common stock, representing total aggregate consideration to holders of XBKS common stock, restricted stock awards and restricted stock unit awards of approximately $105 million. Based on HRB's closing price on June 24, 2016, the last practicable trading day before the date of this joint proxy statement/prospectus, of $1.70, the 4.4 exchange ratio represented approximately $7.48 in value for each share of XBKS common stock, representing total aggregate consideration to holders of XBKS common stock, restricted stock awards and restricted stock unit awards of approximately $101 million. Based on the 4.4 exchange ratio and the number of shares of XBKS common stock outstanding (including shares of XBKS common stock underlying XBKS restricted stock awards, restricted stock unit awards, stock options and warrants) as of June 24, 2016, the maximum number of shares of HRB common stock estimated to be issuable in the merger is 64,840,239. We urge you to obtain current market quotations for HRB (trading symbol "HMPR") and XBKS (trading symbol "XBKS").

          HRB and XBKS will each hold a special meeting of its shareholders in connection with the merger. HRB shareholders and XBKS shareholders will be asked to vote to approve the merger agreement and the plan of merger set forth in the merger agreement (which we refer to respectively, as the "HRB merger proposal" and "XBKS merger proposal," and together, as the "merger proposals") and approve related matters as described in the attached joint proxy statement/prospectus, including, with respect to HRB shareholders, an amendment to HRB's Amended and Restated Articles of Incorporation to change HRB's name to "Xenith Bankshares, Inc." (which we refer to as the "name change proposal"), effective only upon the completion of the merger. Approval of the merger proposals requires the affirmative vote of the holders of a majority of the outstanding shares of HRB common stock and the affirmative vote of the holders of a majority of the outstanding shares of XBKS common stock, respectively. Approval of the name change proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HRB common stock.

          The special meeting of HRB shareholders will be held on Thursday, July 28, 2016 at Town Center Club, 222 Central Park Avenue, Virginia Beach, Virginia 23462, at 10:00 a.m. local time. The special meeting of XBKS shareholders will be held on Thursday, July 28, 2016 at Xenith Bank, 901 East Cary Street, Suite 1700, Richmond, Virginia 23219, at 10:00 a.m. local time.

          HRB's board of directors unanimously recommends that HRB shareholders vote "FOR" the approval of the HRB merger proposal, "FOR" the approval of the name change proposal and "FOR" the other matters to be considered at the HRB special meeting. Failure to submit a proxy card, failure to vote through the Internet, by telephone or in person at the HRB special meeting or failure to instruct your bank, broker or nominee how to vote with respect to the approval of the HRB merger proposal or the name change proposal will have the same effect as a vote "AGAINST" the proposal.

          XBKS's board of directors unanimously recommends that XBKS shareholders vote "FOR" the approval of the XBKS merger proposal and "FOR" the other matters to be considered at the XBKS special meeting. Failure to submit a proxy card, failure to vote through the Internet, by telephone or in person at the XBKS special meeting or failure to instruct your bank, broker or nominee how to vote with respect to the approval of the XBKS merger proposal will have the same effect as a vote "AGAINST" the proposal.

          This joint proxy statement/prospectus describes the special meeting of XBKS, the special meeting of HRB, the merger, the documents related to the merger and other related matters. Please carefully read this entire joint proxy statement/prospectus, including "Risk Factors," beginning on page 30, for a discussion of the risks relating to the proposed merger. You also can obtain information about HRB and XBKS from documents that each has filed with the Securities and Exchange Commission.

Charles M. Johnston	T. Gaylon Layfield, III
Chairman of the Board and Interim Chief Executive Officer	President and Chief Executive Officer
Hampton Roads Bankshares, Inc.	Xenith Bankshares, Inc.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

          The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either HRB or XBKS, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          The date of this joint proxy statement/prospectus is June 30, 2016, and it is first being mailed or otherwise delivered to the shareholders of HRB and XBKS on or about July 1, 2016.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Hampton Roads Bankshares, Inc.:

        Hampton Roads Bankshares, Inc. ("HRB") will hold a special meeting of shareholders at 10:00 a.m. local time, on Thursday, July 28, 2016, at Town Center Club, 222 Central Park Avenue, Virginia Beach, Virginia 23462 to consider and vote upon the following matters:

  •
  a proposal to approve the Agreement and Plan of Reorganization, dated as of February 10, 2016, by and between Xenith Bankshares, Inc. ("XBKS") and HRB, and the related plan of merger set forth therein, pursuant to which XBKS will merge with and into HRB, as more fully described in the attached joint proxy statement/prospectus (which we refer to as the "HRB merger proposal");

  •
  a proposal to approve an amendment to HRB's Amended and Restated Articles of Incorporation (which we refer to as "HRB's Articles of Incorporation") to change HRB's name to "Xenith Bankshares, Inc.," effective only upon the completion of the merger (which we refer to as the "name change proposal");

  •
  a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to HRB's named executive officers in connection with the merger (which we refer to as the "HRB merger-related compensation proposal");

  •
  a proposal to adjourn the HRB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the HRB merger proposal (which we refer to as the "HRB adjournment proposal"); and

  •
  to transact such other business as may properly come before the meeting or any adjournment thereof.

        We have fixed the close of business on June 23, 2016 as the record date for the special meeting. Only HRB common shareholders of record at that time are entitled to notice of, and to vote at, the HRB special meeting, or any adjournment or postponement of the HRB special meeting. Approval of the HRB merger proposal and the name change proposal each requires the affirmative vote of holders of a majority of the outstanding shares of HRB common stock. The HRB merger-related compensation proposal and the HRB adjournment proposal will each be approved if the votes cast at the HRB special meeting in favor of such proposal exceed the votes cast against such proposal.

        HRB's board of directors has unanimously approved and adopted the merger agreement and the plan of merger, has determined that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, the name change amendment and the issuance of HRB common stock in the merger pursuant to the merger agreement and the plan of merger, are advisable and in the best interests of HRB and its shareholders, and unanimously recommends that HRB shareholders vote "FOR" the HRB merger proposal, "FOR" the name change proposal, "FOR" the HRB merger-related compensation proposal and "FOR" the HRB adjournment proposal.

        Your vote is very important.    We cannot complete the merger unless HRB's common shareholders approve the HRB merger proposal.

        Regardless of whether you plan to attend the HRB special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of HRB, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope or vote through the Internet or by telephone. If you hold your stock in "street name" through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

        The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,
Charles M. Johnston Chairman of the Board and Interim Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Xenith Bankshares, Inc.:

        Xenith Bankshares, Inc. ("XBKS") will hold a special meeting of shareholders at 10:00 a.m. local time, on Thursday, July 28, 2016, at Xenith Bank, 901 East Cary Street, Suite 1700, Richmond, Virginia 23219, to consider and vote upon the following matters:

  •
  a proposal to approve the Agreement and Plan of Reorganization, dated as of February 10, 2016, by and between XBKS and Hampton Roads Bankshares, Inc. ("HRB"), and the related plan of merger set forth therein, pursuant to which XBKS will merge with and into HRB, as more fully described in the attached joint proxy statement/prospectus (which we refer to as the "XBKS merger proposal");

  •
  a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to XBKS's named executive officers in connection with the merger (which we refer to as the "XBKS merger-related compensation proposal");

  •
  a proposal to adjourn the XBKS special meeting, if necessary or appropriate, to solicit additional proxies in favor of the XBKS merger proposal (which we refer to as the "XBKS adjournment proposal"); and

  •
  to transact such other business as may properly come before the meeting or any adjournment thereof.

        We have fixed the close of business on June 23, 2016 as the record date for the special meeting. Only XBKS common shareholders of record at that time are entitled to notice of, and to vote at, the XBKS special meeting, or any adjournment or postponement of the XBKS special meeting. Approval of the XBKS merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of XBKS common stock. The XBKS merger-related compensation proposal and the XBKS adjournment proposal will each be approved if the votes cast at the XBKS special meeting in favor of such proposal exceed the votes cast against such proposal.

        XBKS's board of directors has unanimously approved and adopted the merger agreement and the plan of merger, has determined that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are advisable and in the best interests of XBKS and its shareholders, and unanimously recommends that XBKS shareholders vote "FOR" the XBKS merger proposal, "FOR" the XBKS merger-related compensation proposal and "FOR" the XBKS adjournment proposal.

        Your vote is very important.    We cannot complete the merger unless XBKS's common shareholders approve the XBKS merger proposal.

        Regardless of whether you plan to attend the XBKS special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of XBKS, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope or vote through the Internet or by telephone. If you hold your stock in "street name" through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

        The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

T. Gaylon Layfield, III President and Chief Executive Officer

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about HRB and XBKS that is not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the Securities and Exchange Commission (which we refer to as the "SEC"), by HRB and/or XBKS at no cost from the SEC's website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting the appropriate company at the following address:

Hampton Roads Bankshares, Inc. 641 Lynnhaven Parkway Virginia Beach, VA 23452 Attention: Investor Relations Telephone: (757) 217-1000	Xenith Bankshares, Inc. One James Center 901 E. Cary Street, Suite 1700 Richmond, VA 23219 Attention: Thomas W. Osgood Telephone: (804) 433-2200

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your meeting. This means that HRB shareholders requesting documents must do so by July 21, 2016, in order to receive them before the HRB special meeting, and XBKS shareholders requesting documents must do so by July 21, 2016, in order to receive them before the XBKS special meeting.

        You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from that contained in this document. This document is dated June 30, 2016, and you should assume that the information in this document is accurate only as of such date. Neither the mailing of this document to XBKS shareholders or HRB shareholders nor the issuance by HRB of shares of HRB common stock in connection with the merger will create any implication to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding XBKS has been provided by XBKS and information contained in this document regarding HRB has been provided by HRB.

        See "Where You Can Find More Information" for more details.

Annex A	Agreement and Plan of Reorganization, dated as of February 10, 2016, by and between Xenith Bankshares, Inc. and Hampton Roads Bankshares, Inc., and the related Plan of Merger
Annex B	Form of Voting Agreement, by and between Hampton Roads Bankshares, Inc. and certain shareholders of Xenith Bankshares, Inc.
Annex C	Form of Voting Agreement, by and between Xenith Bankshares, Inc. and certain shareholders of Hampton Roads Bankshares, Inc.
Annex D	Opinion of Macquarie Capital (USA) Inc.
Annex E	Opinion of Sandler O'Neill & Partners, L.P.
Annex F	Form of Amendment to Articles of Incorporation of Hampton Roads Bankshares, Inc.

i

QUESTIONS AND ANSWERS

        The following are some questions that you may have about the merger and the HRB special meeting or the XBKS special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the HRB special meeting or the XBKS special meeting. See "Where You Can Find More Information."

        Unless the context otherwise requires, references in this joint proxy statement/prospectus to "HRB" refer to Hampton Roads Bankshares, Inc., a Virginia corporation, references to "XBKS" refer to Xenith Bankshares, Inc., a Virginia corporation, and references to "BankCap Partners" refer to BankCap Partners Fund I, L.P., BCP Fund I Virginia Holdings, LLC, BankCap Partners GP, L.P. and BankCap Equity Fund, LLC, collectively.

Q:
What is the merger?

A:
HRB and XBKS have entered into an Agreement and Plan of Reorganization, dated as of February 10, 2016, under which XBKS will be merged with and into HRB, with HRB continuing as the surviving corporation. The merger will create the second-largest community bank by deposits in the Virginia Beach/Norfolk/Newport News MSA and the fifth-largest community bank by deposits in the Commonwealth of Virginia, as of the date of the merger agreement.

  Immediately following the completion of the merger, Xenith Bank, a wholly owned bank subsidiary of XBKS, will merge with and into The Bank of Hampton Roads, a wholly owned bank subsidiary of HRB (which we refer to as the "bank merger"), with The Bank of Hampton Roads continuing as the surviving entity in the bank merger. Pursuant to the merger agreement and unless otherwise agreed by HRB and XBKS, upon the completion of the merger, the board of directors of the surviving corporation will consist of 13 members, eight of whom will be designated by HRB and five of whom will be designated by XBKS, each of whom will be mutually agreeable to HRB and XBKS. Subject to HRB shareholder approval of the name change proposal, described below, the name of the surviving corporation will be changed to "Xenith Bankshares, Inc." The name of the surviving bank in the bank merger will be changed to "Xenith Bank." Shares of the surviving corporation's common stock are expected to trade on NASDAQ under the symbol "XBKS." It is currently expected that former shareholders of XBKS as a group will receive shares in the merger constituting approximately 26% of the outstanding shares of HRB common stock immediately after completion of the merger. As a result, current shareholders of HRB as a group will own approximately 74% of the outstanding shares of HRB common stock immediately after the completion of the merger.

  Unless the context otherwise requires, references in this joint proxy statement/prospectus to the "merger agreement" are to the Agreement and Plan of Reorganization by and between XBKS and HRB, dated as of February 10, 2016, together with the related plan of merger set forth therein. A copy of the merger agreement and the plan of merger are included in this joint proxy statement/prospectus as Annex A.

  The merger cannot be completed unless, among other things, both HRB shareholders and XBKS shareholders approve their respective merger proposals to approve the merger agreement and the plan of merger.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
We are delivering this document to you because it is a joint proxy statement being used by both the HRB board of directors and the XBKS board of directors to solicit proxies of their respective shareholders in connection with approval of their respective merger proposals and related matters.

  In order to approve their respective merger proposals and related matters, HRB has called a special meeting of its shareholders (which we refer to as the "HRB special meeting") and XBKS has called a special meeting of its shareholders (which we refer to as the "XBKS special meeting"). This document serves as a joint proxy statement for both the HRB special meeting and the XBKS special meeting and describes the proposals to be presented at both special meetings.

  In addition, this document is also a prospectus that is being delivered to XBKS shareholders because HRB is offering shares of its common stock to XBKS shareholders in connection with the merger.

  This joint proxy statement/prospectus contains important information about the merger proposals and the other proposals being voted on at the meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:
In addition to the HRB merger proposal, what else are HRB shareholders being asked to vote on?

A:
In addition to the HRB merger proposal, HRB is soliciting proxies from its shareholders with respect to three additional proposals; completion of the merger is not conditioned upon approval of these proposals:

•
a proposal to amend HRB's Articles of Incorporation to change the name of HRB to "Xenith Bankshares, Inc.," effective only upon the completion of the merger (which we refer to as the "name change proposal");

•
a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to HRB's named executive officers in connection with the merger (which we refer to as the "HRB merger-related compensation proposal"); and

•
a proposal to adjourn the HRB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the HRB merger proposal (which we refer to as the "HRB adjournment proposal").

Q:
In addition to the XBKS merger proposal, what else are XBKS shareholders being asked to vote on?

A:
In addition to the XBKS merger proposal, XBKS is soliciting proxies from its shareholders with respect to two additional proposals; completion of the merger is not conditioned upon approval of these proposals:

•
a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to XBKS's named executive officers in connection with the merger (which we refer to as the "XBKS merger-related compensation proposal"); and

•
a proposal to adjourn the XBKS special meeting, if necessary or appropriate, to solicit additional proxies in favor of the XBKS merger proposal (which we refer to as the "XBKS adjournment proposal").

Q:
What will XBKS shareholders receive in the merger?

A:
If the merger is completed, XBKS shareholders will receive 4.4 shares of HRB common stock for each share of XBKS common stock held immediately prior to the effective time of the merger (which we refer to as the "exchange ratio"). HRB will not issue any fractional shares of HRB common stock in the merger. XBKS shareholders who would otherwise be entitled to a fractional share of HRB common stock upon the completion of the merger will instead receive an amount in cash based on the average closing-sale price per share of HRB common stock for the five trading days immediately preceding (but not including) the day on which the merger is completed (which we refer to as the "HRB share closing price").

Q:
What will HRB shareholders receive in the merger?

A:
If the merger is completed, HRB shareholders will not receive any merger consideration and will continue to hold the shares of HRB common stock that they currently hold.

Q:
How will the merger affect XBKS equity awards and warrants?

A:
The XBKS equity awards and warrants will be affected as follows:

  Stock Options:    Each stock option granted by XBKS that is outstanding and unexercised as of immediately prior to the effective time of the merger, whether or not vested, will be converted into an option to acquire, on the same terms and conditions, including vesting and any applicable accelerated vesting, as were applicable under such option immediately prior to the effective time of the merger, the number of shares of HRB common stock equal to the number of shares of XBKS common stock subject to such option immediately prior to the effective time of the merger multiplied by the exchange ratio (rounding any resultant fractional share down to the nearest whole number of shares), at a price per share of HRB common stock equal to the price per share under such option divided by the exchange ratio (rounding any resultant fractional cent up to the nearest whole cent).

  Restricted Stock Units:    Each restricted stock unit award granted by XBKS that is outstanding immediately prior to the effective time of the merger and becomes vested and/or payable by its terms as of the effective time of the merger or by reason of the completion of the merger will be cancelled and converted automatically into the right to receive 4.4 shares of HRB common stock for each share of XBKS common stock underlying such award, less any applicable tax withholdings unless the holder makes a cash payment to XBKS for such withholdings. Each XBKS restricted stock unit award that does not become vested and/or payable by its terms as of the effective time of the merger or by reason of the completion of merger will be converted automatically into an HRB restricted stock unit award, with the same terms and conditions, including vesting and payment provisions, applicable to such award immediately prior to the effective time of the merger, relating to the number of shares of HRB common stock equal to the product of (1) the exchange ratio multiplied by (2) the number of shares of XBKS common stock subject to such award as of immediately prior to the effective time of the merger (rounding any resultant fractional share to the nearest whole number of shares).

  Restricted Stock:    Each restricted stock award granted by XBKS that is outstanding immediately prior to the effective time of the merger and becomes vested by its terms as of the effective time of the merger or by reason of the completion of the merger will be cancelled and converted automatically into the right to receive 4.4 shares of HRB common stock for each share of XBKS common stock underlying such award, less any applicable tax withholdings unless the holder makes a cash payment to XBKS for such withholdings. Each XBKS restricted stock award that does not become vested by its terms as of the effective time of the merger or by reason of the completion of merger will be converted automatically into an HRB restricted stock award, with the same terms and conditions, including vesting provisions, applicable to such award immediately prior to the effective time of the merger, relating to the number of shares of HRB common stock equal to the product of (1) the exchange ratio multiplied by (2) the number of shares of XBKS common stock subject to such award as of immediately prior to the effective time of the merger (rounding any resultant fractional share to the nearest whole number of shares).

  Warrants:    Each warrant issued by XBKS that is outstanding and unexercised as of immediately prior to the effective time of the merger will be converted in accordance with its terms into a warrant to acquire, on the same terms and conditions as were applicable under such warrant immediately prior to the effective time of the merger, the number of shares of HRB common stock equal to the number of shares of XBKS common stock subject to such warrant immediately prior to the effective time of the merger multiplied by the exchange ratio (rounding any resultant fractional share down to the nearest whole number of shares), at a price per share of HRB common stock equal to the price per share under such warrant divided by the exchange ratio (rounding any resultant fractional cent up to the nearest whole cent).

Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
Although the number of shares of HRB common stock that XBKS shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value of HRB common stock. Any fluctuation in the market price of HRB common stock after the date of this joint proxy statement/prospectus will change the value of the shares of HRB common stock that XBKS shareholders will receive.

Q:
How does the HRB board of directors recommend that I vote at the special meeting?

A:
The HRB board of directors unanimously recommends that you vote "FOR" the HRB merger proposal, "FOR" the name change proposal, "FOR" the HRB merger-related compensation proposal and "FOR" the HRB adjournment proposal.

Q:
How does the XBKS board of directors recommend that I vote at the special meeting?

A:
The XBKS board of directors unanimously recommends that you vote "FOR" the XBKS merger proposal, "FOR" the XBKS merger-related compensation proposal and "FOR" the XBKS adjournment proposal.

Q:
When and where are the meetings?

A:
The HRB special meeting will be held at Town Center Club, 222 Central Park Avenue, Virginia Beach, Virginia 23462 on Thursday, July 28, 2016, at 10:00 a.m. local time.

  The XBKS special meeting will be held at Xenith Bank, 901 East Cary Street, Suite 1700, Richmond, Virginia 23219 on Thursday, July 28, 2016, at 10:00 a.m. local time.

Q:
Who can vote at the meetings?

A:
Only holders of record of HRB common stock at the close of business on June 23, 2016, the record date for the HRB special meeting, will be entitled to vote at the HRB special meeting.

  Only holders of record of XBKS common stock at the close of business on June 23, 2016, the record date for the XBKS special meeting, will be entitled to vote at the XBKS special meeting.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted as recommended by the applicable board of directors.

  If you hold your shares in "street name" through a bank, broker or other nominee, you must direct your bank, broker or nominee how to vote in accordance with the instructions you have received from your bank, broker or nominee. "Street name" shareholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:
What constitutes a quorum for the HRB special meeting?

A:
The presence (in person or by proxy) at the HRB special meeting of holders of at least a majority of the outstanding shares of HRB capital stock entitled to vote with respect to the business to be transacted at the HRB special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the HRB special meeting for the purpose of determining the presence of a quorum. If an HRB shareholder holds shares in "street name" through a bank, broker or other nominee, those shares will not be counted for purposes of determining the presence of a quorum unless the bank, broker or other nominee has been instructed to vote on at least one of the proposals for the HRB special meeting.

Q:
What constitutes a quorum for the XBKS special meeting?

A:
The presence (in person or by proxy) at the XBKS special meeting of holders of at least a majority of the outstanding shares of XBKS capital stock entitled to vote with respect to the business to be transacted at the XBKS special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the XBKS special meeting for the purpose of determining the presence of a quorum. If an XBKS shareholder holds shares in "street name" through a bank, broker or other nominee, those shares will not be counted for purposes of determining the presence of a quorum unless the bank, broker or other nominee has been instructed to vote on at least one of the proposals for the XBKS special meeting.

Q:
What is the vote required to approve each proposal?

A:
HRB merger proposal:

•
Standard:  Approval of the HRB merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HRB common stock entitled to vote on the proposal.

•
Effect of abstentions, failure to vote and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card, fail to vote through the Internet, by telephone or in person at the HRB special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the HRB merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

  HRB name change proposal:

  •
  Standard:  Approval of the name change proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HRB common stock entitled to vote on the proposal.

  •
  Effect of abstentions, failure to vote and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card, fail to vote through the Internet, by telephone or in person at the HRB special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the name change proposal, it will have the same effect as a vote "AGAINST" the proposal.

  HRB merger-related compensation proposal:

  •
  Standard:  The HRB merger-related compensation proposal will be approved if the votes cast at the HRB special meeting in favor of the proposal exceed the votes cast against the proposal.

  •
  Effect of abstentions, failure to vote and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card, fail to vote through the Internet, by telephone or in person at the HRB special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the HRB merger-related compensation, it will have no effect on the proposal.

  HRB adjournment proposal:

  •
  Standard:  The HRB adjournment proposal will be approved if the votes cast at the HRB special meeting in favor of the proposal exceed the votes cast against the proposal.

  •
  Effect of abstentions, failure to vote and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card, fail to vote through the Internet, by telephone or in person at the HRB special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the HRB adjournment proposal, it will have no effect on the proposal.

Q:
What is the vote required to approve each proposal at the XBKS special meeting?

  XBKS merger proposal:

  •
  Standard:  Approval of the XBKS merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of XBKS common stock entitled to vote on the proposal.

  •
  Effect of abstentions, failure to vote and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card, fail to vote through the Internet, by telephone or in person at the XBKS special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the XBKS merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

  XBKS merger-related compensation proposal:

  •
  Standard:  The XBKS merger-related compensation proposal will be approved if the votes cast at the XBKS special meeting in favor of the proposal exceed the votes cast against the proposal.

  •
  Effect of abstentions, failure to vote and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card, fail to vote through the Internet, by telephone or in person at the XBKS special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the XBKS merger-related compensation proposal, it will have no effect on the proposal.

  XBKS adjournment proposal:

  •
  Standard:  The XBKS adjournment proposal will be approved if the votes cast at the XBKS special meeting in favor of the proposal exceed the votes cast against the proposal.

  •
  Effect of abstentions, failure to vote and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card, fail to vote through the Internet, by telephone or in person at the XBKS special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the XBKS adjournment proposal, it will have no effect on the proposal.

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for HRB or XBKS to obtain the necessary quorum to hold their respective special meetings. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or abstention will have the same effect as a vote "AGAINST" approval of the applicable merger proposal, and, if you are an HRB shareholder, the name change proposal. The HRB merger proposal must be approved by the affirmative vote of a majority of the outstanding shares of HRB common stock entitled to vote on the HRB merger proposal and the XBKS merger proposal must be approved by the affirmative vote of a majority of the outstanding shares of XBKS common stock entitled to vote on the XBKS merger proposal. The name change proposal must be approved by the majority of the outstanding shares of HRB common stock entitled to vote on the name change proposal. The HRB board of directors unanimously recommends that you vote "FOR" the HRB merger proposal, the name change proposal and the other proposals to be presented at the HRB special meeting. The XBKS board of directors unanimously recommends that you vote "FOR" the XBKS merger proposal and the other proposals to be presented at the XBKS special meeting.

Q:
If my shares of common stock are held in "street name" by my bank, broker or nominee, will my bank, broker or nominee automatically vote my shares for me?

A:
No. Your bank, broker or nominee cannot vote your shares without instructions from you. You should instruct your bank, broker or nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker or nominee.

Q:
How do I vote if I own shares through the HRB 401(k) Plan?

A:
If you hold HRB common stock through the VBA Defined Contribution Plan for Hampton Roads Bankshares, Inc. (which we refer to as the "HRB 401(k) Plan"), you will receive information about how to vote confidentially. Under the terms of the HRB 401(k) Plan, all shares held by the plans are voted by the trustee, but each participant may direct the trustee on how to vote the shares of HRB common stock allocated to his or her account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the trustee on each proposal in the same proportion as shares for which it has received timely voting instructions.

Q:
Can I attend the meeting and vote my shares in person?

A:
Yes. All shareholders of HRB and XBKS, including shareholders of record and shareholders who hold their shares "in street name" through banks, brokers, nominees or any other holder of record, are invited to attend their respective meetings. Holders of record of HRB and XBKS common stock can vote in person at the HRB special meeting and XBKS special meeting, respectively. If you are not a shareholder of record, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at your meeting. If you plan to attend your meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. HRB and XBKS each reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the HRB special meeting and the XBKS special meeting is prohibited without HRB's or XBKS's express written consent, respectively.

Q:
Can I change my vote?

A:
HRB shareholders:    Yes. If you are a holder of record of HRB common stock, you may change your vote or revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to HRB's corporate secretary, (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting or (4) voting by telephone or the Internet at a later time prior to the deadline for such voting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by HRB after the vote will not affect the vote. HRB's corporate secretary's mailing address is: Corporate Secretary, Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, VA 23452.

  XBKS shareholders:    Yes. If you are a holder of record of XBKS common stock, you may change your vote or revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to XBKS's corporate secretary, (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting or (4) voting by telephone or the Internet at a later time prior to the deadline for such voting. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by XBKS after the vote will not affect the vote. XBKS's corporate secretary's mailing address is: Corporate Secretary, Xenith Bankshares, Inc., One James Center, 901 E. Cary Street, Suite 1700, Richmond, VA 23219.

  If you hold your shares of HRB common stock or XBKS common stock in "street name" through a bank, broker or nominee, you should contact your bank, broker or nominee to change your vote or revoke your voting instructions.

Q:
Will HRB be required to submit the HRB merger proposal to its shareholders even if the HRB board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the HRB special meeting, HRB is required to submit the HRB merger proposal to its shareholders even if the HRB board of directors has withdrawn or modified its recommendation.

Q:
Will XBKS be required to submit the XBKS merger proposal to its shareholders even if the XBKS board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the XBKS special meeting, XBKS is required to submit the XBKS merger proposal to its shareholders even if the XBKS board of directors has withdrawn or modified its recommendation.

Q:
What are the U.S. federal income tax consequences of the merger to XBKS shareholders?

A:
The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), and holders of XBKS common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of XBKS common stock for shares of HRB common stock in the merger, except with respect to any cash received instead of fractional shares of HRB common stock.

  For further information, see "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 274.

  The U.S. federal income tax consequences described above may not apply to all holders of XBKS common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:
Are XBKS shareholders entitled to appraisal or dissenters' rights?

A:
No, XBKS shareholders are not entitled to appraisal or dissenters' rights. For further information, see "The Merger—Appraisal Rights in the Merger" beginning on page 250.

Q:
If I am an XBKS shareholder, should I send in my XBKS stock certificates now?

A:
No. Please do not send in your XBKS stock certificates with your proxy. After the merger, an exchange agent will send you instructions for exchanging any XBKS stock certificates for the merger consideration. See "The Merger Agreement—Conversion of Shares; Exchange of Certificates" beginning on page 255.

Q:
Whom may I contact if I cannot locate my XBKS stock certificate(s)?

A:
If you are unable to locate your original XBKS stock certificate(s), you should contact Computershare, XBKS's transfer agent, at (800) 368-5948.

Q:
What should I do if I receive more than one set of voting materials?

A:
HRB shareholders and XBKS shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of HRB and/or XBKS common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of HRB common stock or XBKS common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both HRB common stock and XBKS common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of HRB common stock and/or XBKS common stock that you own.

Q:
When do you expect to complete the merger?

A:
HRB and XBKS currently expect to complete the merger in the third calendar quarter of 2016. However, neither HRB nor XBKS can assure you of when or if the merger will be completed. HRB and XBKS must first obtain the approval of HRB shareholders and XBKS shareholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of XBKS common stock will not receive any consideration for their shares in connection with the merger. Instead, XBKS will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by either HRB or XBKS. See "The Merger Agreement—Termination Fee" beginning on page 268 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:
Whom should I call with questions?

A:
HRB shareholders:    If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of HRB common stock, please contact Investor Relations at (757) 217-1000.

  XBKS shareholders:    If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of XBKS common stock, please contact Thomas W. Osgood at (804) 433-2200, or XBKS's proxy solicitor, Georgeson, Inc. toll-free at (877) 507-1756.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire joint proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See "Where You Can Find More Information" beginning on page 322. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

Information About the Companies

Hampton Roads Bankshares, Inc. (page 75)

        HRB is a Virginia corporation that owns all of the outstanding shares of common stock of The Bank of Hampton Roads. At December 31, 2015, HRB had, on a consolidated basis, assets of $2.07 billion, deposits of $1.71 billion and shareholders' equity of $290.6 million. The Bank of Hampton Roads, which does business as The Bank of Hampton Roads, Gateway Bank and Shore Bank, provides a full range of banking services, targeting the needs of individuals and small- to medium-sized businesses. Doing business as The Bank of Hampton Roads and as Gateway Bank, The Bank of Hampton Roads operates banking offices in Virginia and North Carolina, and doing business as Shore Bank, The Bank of Hampton Roads serves the Eastern Shore of Maryland and Virginia through seven banking offices and loan production offices in West Ocean City and Baltimore, Maryland, and Rehoboth Beach, Delaware.

        HRB's stock is traded on the NASDAQ under the symbol "HMPR."

        HRB's principal office is located at 641 Lynnhaven Parkway, Virginia Beach, VA 23452, and its telephone number at that location is (757) 217-1000.

Xenith Bankshares, Inc. (page 131)

        XBKS is a Virginia corporation that owns all of the outstanding shares of common stock of Xenith Bank. At December 31, 2015, XBKS had, on a consolidated basis, assets of $1.04 billion, deposits of $889.0 million and shareholders' equity of $102.7 million. Xenith Bank, headquartered in Richmond, Virginia, is a full-service, locally-managed commercial bank specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. XBKS is focused geographically on the Richmond and Hampton Roads, Virginia and Greater Washington, D.C. MSAs. Xenith Bank conducts its principal banking activities through its eight branches, with one branch located in Herndon, Virginia, two branches located in Richmond, Virginia, three branches located in Suffolk, Virginia, and two branches located in Gloucester, Virginia. It also operates a loan production office in Newport News, Virginia.

        XBKS's stock is traded on the NASDAQ under the symbol "XBKS."

        XBKS's principal executive offices are located at One James Center, 901 E. Cary Street, Suite 1700, Richmond, VA 23219 and its telephone number at that location is (804) 433-2200.

In the Merger, XBKS Common Shareholders Will Receive Shares of HRB Common Stock (page 261)

        HRB and XBKS are proposing a strategic merger. If the merger is completed, XBKS common shareholders will receive 4.4 shares of HRB common stock for each share of XBKS common stock they hold immediately prior to the effective time of the merger. HRB will not issue any fractional shares of HRB common stock in the merger. XBKS shareholders who would otherwise be entitled to a fraction of a share of HRB common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash based on the HRB share closing price. For example, if you hold

2 shares of XBKS common stock, you will receive 8 shares of HRB common stock and a cash payment, based on the HRB closing share price, instead of the 0.8 shares of HRB common stock that you otherwise would have received (2 shares × 4.4 = 8.8 shares). HRB common stock is listed on NASDAQ under the symbol "HMPR" and XBKS common stock is listed on NASDAQ under the symbol "XBKS." The following table shows the closing sale prices of HRB common stock and XBKS common stock as reported on NASDAQ on February 9, 2016, the date preceding the public announcement of the merger agreement, and on June 24, 2016, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of XBKS common stock, which we calculated by multiplying the closing price of HRB common stock on those dates by the exchange ratio of 4.4.

	HRB Common Stock	XBKS Common Stock	Implied Value of One Share of XBKS Common Stock
February 9, 2016	$1.78	$6.70	$7.83
June 24, 2016	$1.70	$7.75	$7.48

        The merger agreement and the plan of merger govern the merger. The merger agreement and the plan of merger are included in this joint proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement and the plan of merger. Please read the merger agreement and the plan of merger carefully for a more complete understanding of the merger.

The HRB Board of Directors Unanimously Recommends that HRB Shareholders Vote "FOR" the HRB Merger Proposal and the Other Proposals Presented at the HRB Special Meeting (page 67)

        The HRB board of directors has unanimously approved and adopted the merger agreement and the plan of merger, has determined that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, the name change amendment and the issuance of HRB common stock in the merger pursuant to the merger agreement and the plan of merger, are advisable and in the best interests of HRB and its shareholders. The HRB board of directors unanimously recommends that HRB shareholders vote "FOR" the HRB merger proposal, "FOR" the name change proposal and "FOR" the other proposals presented at the HRB special meeting. For the factors considered by the HRB board of directors in reaching its decision to approve the merger agreement and the plan of merger, see "The Merger—HRB's Reasons for the Merger; Recommendation of the HRB Board of Directors."

        Each of the directors and certain officers of HRB or their affiliates has entered into a voting agreement with XBKS, solely in their capacities as shareholders of HRB, pursuant to which they have agreed to vote in favor of the HRB merger proposal and the other proposals presented at the HRB special meeting. For more information regarding the voting agreements, see "The Merger Agreement—Voting Agreements."

The XBKS Board of Directors Unanimously Recommends that XBKS Shareholders Vote "FOR" the XBKS Merger Proposal and the Other Proposals Presented at the XBKS Special Meeting (page 73)

        The XBKS board of directors has unanimously approved and adopted the merger agreement and the plan of merger, has determined that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are advisable and in the best interests of XBKS and its shareholders. The XBKS board of directors unanimously recommends that XBKS shareholders vote "FOR" the XBKS merger proposal and "FOR" the other proposals presented at the XBKS special meeting. For the factors considered by the XBKS board of directors in reaching its decision to approve the merger agreement and the plan of merger, see "The Merger—XBKS's Reasons for the Merger; Recommendation of the XBKS Board of Directors."

        Each of the directors and certain officers of XBKS or their affiliates has entered into a voting agreement with HRB, solely in their capacities as shareholders of XBKS, pursuant to which they have agreed to vote in favor of the XBKS merger proposal and the other proposals presented at the XBKS special meeting. For more information regarding the voting agreements, see "The Merger Agreement—Voting Agreements."

Opinion of XBKS's Financial Advisor (page 211 and Annex D)

        On February 10, 2016, Macquarie Capital (USA) Inc. (which we refer to as "Macquarie") rendered its oral opinion to the board of directors of XBKS (which was subsequently confirmed in writing by delivery of Macquarie's written opinion addressed to the board of directors of XBKS dated the same date) to the effect that, as of the date of the opinion, and based upon and subject to certain assumptions, qualifications, limitations and other matters considered in connection with the preparation of the opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of XBKS common stock.

        Macquarie's opinion was directed to the board of directors of XBKS (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of XBKS common stock of the exchange ratio in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Macquarie's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this joint proxy statement/prospectus, and sets forth the procedures followed, assumptions made, qualifications and limitation on the review undertaken and other matters considered by Macquarie in preparing its opinion. However, neither Macquarie's written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, a recommendation to any holder of XBKS common stock as to how such holder should vote or act on any matter relating to the merger.

Opinion of HRB's Financial Advisor (page 222 and Annex E)

        On February 10, 2016, at a meeting of the HRB board of directors held to evaluate the merger, Sandler O'Neill & Partners, L.P. (which we refer to as "Sandler O'Neill") delivered to the HRB board of directors an oral opinion, confirmed by delivery of a written opinion dated February 10, 2016, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in Sandler O'Neill's opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to HRB. The full text of Sandler O'Neill's written opinion is attached as Annex E to this joint proxy statement/prospectus. HRB shareholders should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. For a further discussion of Sandler O'Neill's opinion, see "The Merger—Opinion of HRB's Financial Advisor."

What Holders of XBKS Equity-Based Awards and Warrants Will Receive (page 254)

        Stock Options:    Each stock option granted by XBKS that is outstanding and unexercised as of immediately prior to the effective time of the merger, whether or not vested, will be converted into an option to acquire, on the same terms and conditions, including vesting and any applicable accelerated vesting, as were applicable under such option immediately prior to the effective time of the merger, the number of shares of HRB common stock equal to the number of shares of XBKS common stock subject to such option immediately prior to the effective time of the merger multiplied by the exchange ratio (rounding any resultant fractional share down to the nearest whole number of shares), at a price per share of HRB common stock equal to the price per share under such option divided by the exchange ratio (rounding any resultant fractional cent up to the nearest whole cent).

        Restricted Stock Units:    Each restricted stock unit award granted by XBKS that is outstanding immediately prior to the effective time of the merger and becomes vested and/or payable by its terms as of the effective time of the merger or by reason of the completion of the merger will be cancelled and converted automatically into the right to receive 4.4 shares of HRB common stock for each share of XBKS common stock underlying such award, less any applicable tax withholdings, unless the holder makes a cash payment to XBKS for such withholdings. Each XBKS restricted stock unit award that does not become vested and/or payable by its terms as of the effective time of the merger or by reason of the completion of the merger will be converted automatically into an HRB restricted stock unit award, with the same terms and conditions, including vesting and payment provisions, applicable to such award immediately prior to the effective time of the merger, relating to the number of shares of HRB common stock equal to the product of (1) the exchange ratio multiplied by (2) the number of shares of XBKS common stock subject to such award as of immediately prior to the effective time of the merger (rounding any resultant fractional share to the nearest whole number of shares).

        Restricted Stock:    Each restricted stock award granted by XBKS that is outstanding immediately prior to the effective time of the merger and becomes vested by its terms as of the effective time of the merger or by reason of the completion of the merger will be cancelled and converted automatically into the right to receive 4.4 shares of HRB common stock for each share of XBKS common stock underlying such award, less any applicable tax withholdings, unless the holder makes a cash payment to XBKS for such withholdings. Each XBKS restricted stock award that does not become vested by its terms as of the effective time of the merger or by reason of the completion of the merger will be converted automatically into an HRB restricted stock award, with the same terms and conditions, including vesting provisions, applicable to such award immediately prior to the effective time of the merger, relating to the number of shares of HRB common stock equal to the product of (1) the exchange ratio multiplied by (2) the number of shares of XBKS common stock subject to such award as of immediately prior to the effective time of the merger (rounding any resultant fractional share to the nearest whole number of shares).

        Warrants:    Each warrant issued by XBKS that is outstanding and unexercised as of immediately prior to the effective time of the merger will be converted in accordance with its terms into a warrant to acquire, on the same terms and conditions as were applicable under such warrant immediately prior to the effective time of the merger, the number of shares of HRB common stock equal to the number of shares of XBKS common stock subject to such warrant immediately prior to the effective time of the merger multiplied by the exchange ratio (rounding any resultant fractional share down to the nearest whole number of shares), at a price per share of HRB common stock equal to the price per share under such warrant divided by the exchange ratio (rounding any resultant fractional cent up to the nearest whole cent).

HRB Will Hold Its Special Meeting on July 28, 2016 (page 62)

        The special meeting of HRB shareholders will be held on Thursday, July 28, 2016, at 10:00 a.m. local time, at Town Center Club, 222 Central Park Avenue, Virginia Beach, Virginia 23462. At the HRB special meeting, HRB shareholders will be asked to approve the HRB merger proposal, the name change proposal, the HRB merger-related compensation proposal and the HRB adjournment proposal.

        Only holders of record of HRB common stock at the close of business on June 23, 2016 will be entitled to vote at the HRB special meeting. Each share of HRB common stock is entitled to one vote on each proposal to be considered at the HRB special meeting. As of the record date, there were 171,330,585 shares of HRB common stock entitled to vote at the special meeting. As of the record date, the directors and executive officers of HRB and their affiliates beneficially owned and were entitled to vote approximately 136,628,414 shares of HRB common stock representing approximately 79.7% of the shares of HRB common stock outstanding on that date.

        To approve each of the HRB merger proposal and the name change proposal, a majority of the shares of HRB common stock outstanding and entitled to vote on each proposal must be voted in favor of each proposal. If you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the HRB special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the HRB merger proposal or the name change proposal, it will have the same effect as a vote "AGAINST" the respective proposal.

        The HRB merger-related compensation proposal and the HRB adjournment proposal will each be approved if the votes cast in favor of such proposal at the HRB special meeting exceed the votes cast against such proposal. If you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the HRB special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the HRB merger-related compensation proposal or the HRB adjournment proposal, it will have no effect on such proposal.

XBKS Will Hold Its Special Meeting on July 28, 2016 (page 77)

        The special meeting of XBKS shareholders will be held on Thursday, July 28, 2016, at Xenith Bank, 901 East Cary Street, Suite 1700, Richmond, Virginia 23219, at 10:00 a.m. local time. At the XBKS special meeting, XBKS shareholders will be asked to approve the XBKS merger proposal, the XBKS merger-related compensation proposal and the XBKS adjournment proposal.

        Only holders of record of XBKS common stock at the close of business on June 23, 2016 will be entitled to vote at the XBKS special meeting. Each share of XBKS common stock is entitled to one vote on each proposal to be considered at the XBKS special meeting. As of the record date, there were 13,170,806 shares of XBKS common stock entitled to vote at the special meeting. As of the record date, the directors and executive officers of XBKS and their affiliates beneficially owned and were entitled to vote approximately 4,111,178 shares of XBKS common stock representing approximately 31.2% of the shares of XBKS common stock outstanding on that date.

        To approve the XBKS merger proposal, a majority of the shares of XBKS common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. If you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the XBKS special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the XBKS merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

        The XBKS merger-related compensation proposal and the XBKS adjournment proposal will each be approved if the votes cast in favor of such proposal at the XBKS special meeting exceed the votes cast against such proposal. If you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the XBKS special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the XBKS merger-related compensation proposal or the XBKS adjournment proposal, it will have no effect on such proposal.

The Merger Is Intended To Be Tax-Free to Holders of XBKS Common Stock as to the Shares of HRB Common Stock They Receive (page 275)

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of each of HRB and XBKS to complete the merger that it receives a legal opinion to that effect. Accordingly, the merger generally is expected to be tax-free to a holder of XBKS common stock for U.S. federal income tax purposes as to the shares of HRB common stock he or she receives in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of HRB common stock that such holder of XBKS common stock would otherwise be entitled to receive.

        For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."

        The U.S. federal income tax consequences described above may not apply to all holders of XBKS common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

XBKS's Officers and Directors Have Financial Interests in the Merger that Differ from Your Interests (page 236)

        XBKS shareholders should be aware that some of XBKS's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of XBKS shareholders generally. XBKS's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the plan of merger, and in recommending that XBKS shareholders vote in favor of the XBKS merger proposal.

        These interests include the following:

  •
  employment agreements between HRB and each of T. Gaylon Layfield, III, Thomas W. Osgood and Wellington W. Cottrell, III;

  •
  the treatment of outstanding XBKS equity awards and warrants pursuant to the merger agreement;

  •
  that unless otherwise agreed by the parties, the surviving corporation will appoint five current directors of XBKS to the board of directors of the surviving corporation and one current director of XBKS to each committee of the board as of the effective time of the merger; and

  •
  rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger.

        For a more complete description of these interests, see "The Merger—Interests of XBKS's Directors and Executive Officers in the Merger."

HRB's Officers and Directors Have Financial Interests in the Merger that Differ from Your Interests (page 244)

        HRB shareholders should be aware that some of HRB's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of HRB shareholders generally. The HRB board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the HRB merger proposal, and in recommending that HRB shareholders vote in favor of approving the merger agreement and plan of merger.

        These interests include the following:

  •
  employment agreements between HRB and each of Donna W. Richards and Thomas B. Dix III;

  •
  severance entitlements under existing employment agreements with certain HRB executive officers who are not named executive officers; and

  •
  accelerated vesting of certain outstanding HRB restricted stock unit awards.

        For a more complete description of these interests, see "The Merger—Interests of HRB's Directors and Executive Officers in the Merger."

Ownership of HRB Common Stock Following the Merger (page 250)

        It is currently expected that former shareholders of XBKS as a group will receive shares in the merger constituting approximately 26% of the outstanding shares of HRB common stock immediately after completion of the merger. As a result, current shareholders of HRB as a group will own approximately 74% of the outstanding shares of HRB common stock immediately after the completion of the merger.

XBKS Shareholders Are NOT Entitled to Assert Appraisal or Dissenters' Rights (page 250)

        The holders of XBKS common stock are not entitled to any appraisal rights or dissenters' rights in connection with the merger. For more information, see "The Merger—Appraisal Rights in the Merger."

Conditions that Must Be Satisfied or Waived for the Merger To Occur (page 265)

        Currently, XBKS and HRB expect to complete the merger in the third calendar quarter of 2016. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include (1) approval of the merger proposals by XBKS shareholders and by HRB shareholders, (2) authorization for listing on NASDAQ of the shares of HRB common stock to be issued in the merger, (3) the receipt of required regulatory approvals, authorizations or consents such as the approval of the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve") and the Bureau of Financial Institutions of the Virginia State Corporation Commission (which we refer to as the "Bureau of Financial Institutions"), including with respect to a distribution of cash from The Bank of Hampton Roads to HRB immediately prior to the completion of the merger (unless waived by the parties), (4) effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the absence of any stop order suspending that effectiveness (or proceedings for that purpose initiated or threatened and not withdrawn), (5) the absence of any order, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger illegal, (6) the receipt of an accountant's opinion that an "ownership change" as defined in Section 382 of the Code (which we refer to as "Section 382") has not occurred with respect to HRB in the three years prior to the completion of the merger and that the merger will not result in such an "ownership change," (7) subject to the materiality standards provided in the merger agreement, the accuracy of the representations and warranties of HRB and XBKS in the merger agreement, (8) performance in all material respects by each of HRB and XBKS of its obligations under the merger agreement, (9) receipt by each of HRB and XBKS of an opinion from its counsel as to certain tax matters and (10) the adjusted shareholders' equity of HRB being not less than $265,000,000, and the adjusted shareholders' equity of XBKS being not less than $90,000,000, in each case as of the date of each of HRB's and XBKS's most recent consolidated balance sheet at the last day of the reporting period closest to the closing date of the merger and included in the registration statement of which this joint proxy statement forms a part (if amended, the final amendment thereto) prior to its effectiveness (which we refer to as the "balance sheet date").

        For purposes of the merger agreement "adjusted shareholders' equity" with respect to HRB or XBKS means total shareholders' equity as reflected in such party's balance sheet (i) plus all third-party expenses incurred or accrued by such party in connection with the merger, including all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for such party for services rendered in connection with the transactions contemplated by the merger agreement and all fees and expenses in connection with the registration statement of which this joint proxy statement/prospectus forms a part, this joint proxy statement/prospectus (including printing costs), or such party's special meeting, including the solicitation of proxies in connection therewith, and incurred or accrued on or prior to the applicable balance sheet date and (ii) plus all expenses incurred or accrued on or prior to the applicable party's balance sheet date in connection with such party's benefit plans solely as a result of the merger and the transactions contemplated by the merger agreement and outside the ordinary course of business, including any costs associated with the termination of employee benefit plans or programs, and any severance or other compensation paid or to be paid in connection with the transactions contemplated by the merger agreement or any retention or similar bonuses paid or to be paid in accordance with the merger agreement; provided that for purposes of this calculation accumulated other comprehensive income (loss) is determined as of December 31, 2015 rather than as of the applicable party's balance sheet date.

        Neither XBKS nor HRB can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 267)

        The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

  •
  by mutual written consent of HRB and XBKS, if the board of directors of each so determines by a vote of a majority of the members of the entire board;

  •
  by either the HRB board of directors or the XBKS board of directors if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or bank merger, unless the failure to obtain a requisite regulatory approval is due to, or materially contributed to by, the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

  •
  by either the HRB board of directors or the XBKS board of directors if the merger has not been completed on or before the one year anniversary of the date of the merger agreement (which we refer to as the "termination date"), unless the failure of the merger to be completed by such date is due to, or materially contributed to by, the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

  •
  by either HRB or XBKS (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party that either individually or in the aggregate with all other breaches by such party would constitute, if occurring or continuing on the date the merger is scheduled for closing, the failure of a closing condition of the terminating party and that is not cured within 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

  •
  by XBKS, if the HRB board of directors (1) fails to recommend in this joint proxy statement/prospectus that the shareholders of HRB approve the merger agreement and the plan of merger, or withdraws, modifies or qualifies such recommendation in a manner adverse to XBKS or makes any public statement inconsistent with such recommendation (we refer to any of the foregoing as an "HRB change in recommendation"), or resolves to do so, or fails to reaffirm such recommendation within four business days after XBKS requests in writing that such action be taken, (2) recommends or endorses an acquisition proposal that would reasonably be expected to (x) materially interfere with or adversely affect or delay the completion of the merger or receipt of approval of the HRB merger proposal or (y) result in an HRB change in recommendation, or fails to issue a press release announcing its opposition to such an acquisition proposal within 10 business days after such an acquisition proposal is publicly announced or (3) breaches certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its shareholders and recommending that they approve the plan of merger, in any material respect;

  •
  by HRB, if the XBKS board of directors (1) fails to recommend in this joint proxy statement/prospectus that the shareholders of XBKS approve the merger agreement and the plan of merger, or withdraws, modifies or qualifies such recommendation in a manner adverse to HRB or makes any public statement inconsistent with such recommendation (we refer to any of the foregoing as an "XBKS change in recommendation"), or resolves to do so, or fails to reaffirm such recommendation within four business days after HRB requests in writing that such action be taken, (2) recommends or endorses an acquisition proposal or fails to issue a press release announcing its opposition to an acquisition proposal within 10 business days after an acquisition proposal is publicly announced, or (3) breaches certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its shareholders and recommending that they approve the merger agreement and the plan of merger, in any material respect; or

  •
  by either HRB or XBKS if HRB shareholders or XBKS shareholders do not approve the applicable merger proposal at their respective special meetings called for such purpose or any adjournments or postponements thereof at which a vote on the approval of the applicable merger proposal is taken.

Termination Fee (page 268)

        If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of the XBKS board of directors or HRB board of directors, XBKS or HRB may be required to pay to the other party a termination fee of $4 million.

Name Change (page 67)

        At the HRB special meeting, HRB shareholders will be asked to approve an amendment to HRB's Articles of Incorporation to change the name of the corporation from "Hampton Roads Bankshares, Inc." to "Xenith Bankshares, Inc." The name change will not become effective unless and until the merger is completed. Approval of the name change proposal is not a condition to the completion of the merger.

Regulatory Approvals Required for the Merger (page 250)

        Subject to the terms of the merger agreement, both XBKS and HRB have agreed to use their reasonable best efforts and cooperate to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain promptly all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including (unless waived by the parties) a contemplated distribution of cash from The Bank of Hampton Roads to HRB immediately prior to the completion of the merger, from which HRB anticipates using the proceeds to pay off existing debt of XBKS, reduce leverage at the holding company level upon completion of the merger and provide liquidity to the surviving corporation. In addition, approval must be obtained from any regulatory authority required to issue the merger consideration to the shareholders of XBKS as contemplated by the merger agreement. These approvals include approvals from, among others, the Federal Reserve and the Bureau of Financial Institutions. HRB and XBKS have filed applications and notifications to obtain regulatory approvals from the Federal Reserve and the Bureau of Financial Institutions, and CapGen Capital Group VI LP (which we refer to as "CapGen") and its related entities have joined in HRB's application with the Federal Reserve. In addition, BankCap Partners has made all required filings with regulatory authorities necessary for it to receive the merger consideration pursuant to the merger agreement. On June 2, 2016, the Bureau of Financial Institutions issued an order granting approval of the transactions contemplated by the merger agreement.

        Although neither XBKS nor HRB knows of any reason why it cannot obtain these regulatory approvals in a timely manner, XBKS and HRB cannot be certain when or if they will be obtained.

The Rights of XBKS Shareholders Will Change as a Result of the Merger (page 313)

        The rights of XBKS shareholders will change as a result of the merger due to differences in HRB's and XBKS's governing documents. The rights of XBKS shareholders are governed by XBKS's Second Amended and Restated Articles of Incorporation (which we refer to as "XBKS's Articles of Incorporation") and Amended and Restated Bylaws (which we refer to as "XBKS's Bylaws"), each as amended to date. Upon the completion of the merger, XBKS shareholders will become shareholders of HRB, as the continuing legal entity in the merger, and the rights of XBKS shareholders will therefore be governed by HRB's Articles of Incorporation and Amended and Restated Bylaws (which we refer to as "HRB's Bylaws"), each as amended to date.

        See "Comparison of Shareholders' Rights" for a description of the material differences in shareholders' rights under each of the HRB and XBKS governing documents.

Risk Factors (page 30)

        You should consider all the information contained in this joint proxy statement/prospectus in deciding how to vote for the proposals presented herein. In particular, you should consider the factors described under "Risk Factors."

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of HRB and XBKS and have been prepared to illustrate the effects of the merger involving HRB and XBKS under the acquisition method of accounting with HRB treated as the acquiror. Under the acquisition method of accounting, the assets and liabilities of XBKS, as of the effective date of the merger, will be recorded by HRB at their respective fair values and the excess of the merger consideration over the fair value of XBKS's net assets will be allocated to goodwill. The unaudited pro forma condensed combined balance sheet as of March 31, 2016 is presented as if the merger had occurred on March 31, 2016. The unaudited pro forma condensed combined statement of income for the three months ended March 31, 2016 and the fiscal year ended December 31, 2015 are presented in each case as if the merger had occurred on January 1, 2015. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

        The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

        As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) XBKS's balance sheet through the effective time of the merger; (ii) the aggregate value of the merger consideration paid if the price of HRB's common stock varies from the assumed $1.78 per share; (iii) total merger related expenses if completion and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

        The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with the accompanying notes to the unaudited pro forma condensed combined financial information, the financial statements of each of HRB and XBKS included in this joint proxy statement/prospectus, and other information pertaining to HRB and XBKS contained in this joint proxy statement/prospectus and in other documents filed by HRB and XBKS with the SEC. See "Where You Can Find More Information."

 HAMPTON ROADS BANKSHARES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2016
(Unaudited)

(in thousands)	Hampton Roads Bankshares, Inc.	Xenith Bankshares, Inc.	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Cash and cash equivalents	$61,932	$41,065	$(30,700)	(A)	$72,297
Investment securities available for sale, at fair value	199,116	133,568	—		332,684
Investment securities held to maturity, at cost	—	9,268	—		9,268
Loans held for sale	51,306	—	—		51,306
Loans	1,520,844	779,116	(14,800)	(B)	2,285,160
Allowance for loan losses	(21,228)	(7,072)	7,072	(C)	(21,228)

Net loans	1,499,616	772,044	(7,728)		2,263,932
Premises and equipment, net	50,885	7,602	—		58,487
Other real estate owned and repossessed assets, net of valuation allowance	8,661	632	—		9,293
Goodwill	—	12,989	3,162	(D)	16,151
Other intangible assets, net	99	2,582	6,118	(E)	8,799
Net deferred tax assets, net of valuation allowance	90,723	5,538	66,093	(F)	162,354
Bank owned life insurance	51,044	19,739	—		70,783
Other assets	26,991	16,015	—		43,006

Total assets	$2,040,373	$1,021,042	$36,945		$3,098,360

Liabilities and shareholders' equity
Deposits
Demand and money market	$988,521	$567,868	$—		$1,556,389
Savings	63,971	11,617	—		75,588
Time	631,766	292,776	—		924,542

Total deposits	1,684,258	872,261	—		2,556,519

Federal Home Loan Bank borrowings	11,000	17,500	—		28,500
Other borrowings	29,811	19,076	(10,700)	(G)	38,187
Other liabilities	21,685	6,713	—		28,398

Total liabilities	1,746,754	915,550	(10,700)		2,651,604

Shareholders' equity
Common stock	1,713	13,129	(12,541)	(H)	2,301
Capital surplus	590,790	86,968	20,071	(I)	697,829
(Accumulated deficit) retained earnings	(301,198)	3,948	41,562	(J)	(255,688)
Accumulated other comprehensive income, net of tax	1,768	1,447	(1,447)	(K)	1,768

Total shareholders' equity before non-controlling interest	293,073	105,492	47,645		446,210
Non-controlling interest	546	—	—		546

Total shareholders' equity	293,619	105,492	47,645		446,756

Total liabilities and shareholders' equity	$2,040,373	$1,021,042	$36,945		$3,098,360

See notes to unaudited pro forma condensed combined consolidated financial information.

 HAMPTON ROADS BANKSHARES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2016
(Unaudited)

(in thousands, except per share data)	Hampton Roads Bankshares, Inc.	Xenith Bankshares, Inc.	Pro Forma Adjustments		Pro Forma Statement of Income
Interest income
Loans, including fees	$16,732	$8,477	$1,071	(L)	$26,280
Investment securities	1,350	965	—		2,315
Interest on overnight funds sold and deposits in other banks	44	132	—		176

Total interest income	18,126	9,574	1,071		28,771

Interest expense
Interest on deposits	2,719	1,505	—		4,224
Federal Home Loan Bank borrowings	18	102	—		120
Other borrowings	473	247	(91)	(M)	629

Total interest expense	3,210	1,854	(91)		4,973

Net interest income	14,916	7,720	1,162		23,798
Provision for loan losses	—	190	955	(N)	1,145

Net interest income after provision for loan losses	14,916	7,530	207		22,653

Noninterest income
Mortgage banking revenue	4,439	—	—		4,439
Service charges on deposit accounts	1,139	153	—		1,292
Income from bank-owned life insurance	349	136	—		485
Other	1,025	76	—		1,101

Total noninterest income	6,952	365	—		7,317

Noninterest expense
Salaries and employee benefits	10,781	3,517	—		14,298
Professional and consultant fees	634	271	—		905
Occupancy	1,623	402	—		2,025
FDIC insurance	414	186	—		600
Data processing	1,308	514	—		1,822
Problem loan and repossessed asset costs	101	—	—		101
Impairments and gains and losses on sales of other real estate owned and repossessed assets, net	(177)	—	—		(177)
Merger-related expenses	1,568	1,008	—		2,576
Other	3,279	1,102	265	(O)	4,646

Total noninterest expense	19,531	7,000	265		26,797

Income (loss) before income tax	2,337	895	(58)		3,174
Income tax (benefit) expense	749	528	(21)	(P)	1,256

Net income (loss)	1,588	367	(37)		1,918
Net income attributable to non-controlling interest	(206)	—	—		(206)

Net income (loss) available to common shareholders	$1,382	$367	$(37)		$1,712

Earnings per common share, basic	$0.01	$0.03	$(0.00)		$0.01

Earnings per common share, diluted	$0.01	$0.03	$(0.00)		$0.01

See notes to unaudited pro forma condensed combined consolidated financial information.

 HAMPTON ROADS BANKSHARES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2015
(Unaudited)

(in thousands, except per share data)	Hampton Roads Bankshares, Inc.	Xenith Bankshares, Inc.	Pro Forma Adjustments		Pro Forma Statement of Income
Interest income
Loans, including fees	$68,123	$33,817	$4,266	(L)	$106,206
Investment securities	6,267	2,556	—		8,823
Interest on overnight funds sold and deposits in other banks	158	468	—		626

Total interest income	74,548	36,841	4,266		115,655

Interest expense
Interest on deposits	10,538	5,327	—		15,865
Federal Home Loan Bank borrowings	680	389	—		1,069
Other borrowings	1,715	764	(444)	(M)	2,035

Total interest expense	12,933	6,480	(444)		18,969

Net interest income	61,615	30,361	4,710		96,685
Provision for loan losses	600	2,599	2,235	(N)	5,434

Net interest income after provision for loan losses	61,015	27,762	2,475		91,252

Noninterest income
Mortgage banking revenue	19,969	—	—		19,969
Service charges on deposit accounts	4,989	618	—		5,607
Income from bank-owned life insurance	1,245	497	—		1,742
Gain on sale of investment securities available for sale	238	58	—		296
Other	5,195	330	—		5,525

Total noninterest income	31,636	1,503	—		33,139

Noninterest expense
Salaries and employee benefits	46,327	12,979	—		59,306
Professional and consultant fees	3,798	1,191	—		4,989
Occupancy	7,085	1,623	—		8,708
FDIC insurance	1,765	719	—		2,484
Data processing	5,548	2,249	—		7,797
Problem loan and repossessed asset costs	1,486	—	—		1,486
Impairments and gains and losses on sales of other real estate owned and repossessed assets, net	5,140	95	—		5,235
Impairments and gains and losses on sales of premises and equipment, net	4,348	19	—		4,367
Other	14,770	4,753	1,158	(O)	20,681

Total noninterest expense	90,267	23,628	1,158		115,053

Income before income tax	2,384	5,637	1,317		9,338
Income tax (benefit) expense	(92,312)	1,454	477	(P)	(90,381)

Net income	94,696	4,183	840		99,719
Net income attributable to non-controlling interest	(1,741)	—	—		(1,741)
Preferred stock dividend	—	(42)	—		(42)

Net income available to common shareholders	$92,955	$4,141	$840		$97,936

Earnings per common share, basic	$0.54	$0.32	$0.01		$0.43

Earnings per common share, diluted	$0.54	$0.31	$0.01		$0.42

See notes to unaudited pro forma condensed combined consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL INFORMATION

Note 1. Basis of Presentation

        The unaudited pro forma condensed combined consolidated financial information presents the combined financial statements of Hampton Roads Bankshares, Inc. and its wholly owned subsidiaries (which for purposes of this section we refer to as "HRB"), and Xenith Bankshares, Inc. and its wholly owned subsidiary (which for purposes of this section, we refer to as "XBKS") after giving effect to the merger assuming the merger had occurred as of March 31, 2016 for purposes of balance sheet presentation and January 1, 2015 for purposes of the presentation of the statements of income for the three and twelve months ended March 31, 2016 and December 31, 2015. The historical financial statements of XBKS have been adjusted to reflect reclassifications necessary to conform to the presentation of HRB.

        The unaudited pro forma condensed combined balance sheet includes the effect of preliminary estimated adjustments to record the assets of XBKS acquired and liabilities of XBKS assumed at their respective fair values based on management's best estimate using information available at this time. The final determination of estimated fair values of XBKS's assets and liabilities cannot be made until the completion of the merger and will be based on the actual assets and liabilities that exist as of the date of the completion of the merger. Consequently, fair value adjustments and amounts preliminarily allocated to assets, including identifiable intangible assets and goodwill, and liabilities could change significantly from amounts preliminarily allocated in the unaudited pro forma condensed combined consolidated financial statements presented herein. In addition, the value of the final purchase price of the merger will be based on the closing price of HRB common stock on the date preceding the date of the merger. For purposes of the unaudited pro forma condensed combined consolidated financial information, the fair value of HRB common stock is $1.78 per share, which was the last available closing price prior to the announcement of the merger on February 10, 2016. The actual value of HRB common stock at the completion of the merger could differ.

        In connection with the merger and the plan to integrate the operations of The Bank of Hampton Roads and Xenith Bank following the completion of the merger, HRB and XBKS anticipate that nonrecurring charges, such as systems conversion costs, legal, investment banking and accounting fees, fees paid to regulatory agencies, severance costs, and other merger-related costs will be incurred. HRB also anticipates that as a result of the integration following the completion of the merger, there will be certain cost savings resulting from the integration of the operations of the banks. The unaudited pro forma condensed combined consolidated statement of income does not include the effects of the costs associated with any nonrecurring charges or integration activities resulting from the merger, as they are nonrecurring in nature and not factually supportable at this time. In addition, the unaudited pro forma condensed combined consolidated financial information does not include any expected cost savings to be realized as a result of the merger. However, these charges and savings will affect the statement of income of the surviving company following the completion of the merger and in the period(s) in which they are recorded and/or realized. The unaudited pro forma condensed combined consolidated balance sheet does include a pro forma adjustment to reduce cash and shareholders' equity to reflect the payment of certain anticipated merger and integration costs, including amounts paid for systems conversion costs, legal, investment banking and accounting fees, fees paid to regulatory agencies, severance costs, and other merger-related costs.

Note 2. Pro Forma Adjustments

        The merger will be accounted for under the acquisition method of accounting, whereby the acquired assets and assumed liabilities of XBKS will be recorded by HRB at their estimated fair values as of the date of the completion of the merger. The following summarizes the estimated fair value adjustments reflected in the unaudited condensed combined consolidated balance sheet as if the merger had been completed on March 31, 2016 and the estimated effect of these adjustments for the unaudited condensed combined consolidated statements of income for the three and twelve months ended March 31, 2016 and December 31, 2015, as if the merger had been completed on January 1, 2015. The estimated fair value and other acquisition accounting adjustments are preliminary; actual amounts could differ significantly.

  Balance Sheet Adjustments

(A)
Adjustment reflects the payment of $20.0 million in estimated costs related to the completion of the merger, and $10.7 million to repay XBKS's senior term loan. Costs related to the completion of the merger include systems conversion costs, legal, investment banking and accounting fees, fees paid to regulatory agencies, severance costs, and other merger-related expenses. It is anticipated that XBKS's senior term loan will be repaid in full at or near the completion of the merger.

(B)
Adjustment to reflect XBKS's loan portfolio at estimated fair value, including adjustments for credit and interest rates.

(C)
Adjustment to reflect the elimination of XBKS's allowance for loan and lease losses.

(D)
Adjustment reflects the elimination of XBKS's existing goodwill ($13.0 million) and the addition of estimated goodwill resulting from the allocation of the total purchase price in excess of the estimated fair value of identifiable net assets acquired ($16.2 million). (See Note 3, "Pro Forma Allocation of Purchase Price" below for additional information.)

(E)
Adjustment reflects the elimination of XBKS's existing core deposit intangible asset ($2.6 million) and the addition of a new core deposit intangible asset at an estimated fair value of $8.7 million.

(F)
Adjustment reflects three components related to the net deferred tax asset of the pro forma combined company. One component is $583 thousand of net deferred tax asset resulting from the estimated fair value adjustments. (See Note 3, "Pro Forma Allocation of Purchase Price" below for additional information.) The second component reflects $4.8 million of net deferred tax asset resulting from the deduction of a portion of merger-related costs. It is assumed that $13.3 million of the $20.0 million of merger-related costs would be deductible for tax purposes, resulting in an addition of $13.3 million to the pro forma combined company's net operating loss and an increase of $4.8 million to the pro forma combined company's net deferred tax asset. These tax-related adjustments assume a 36.2% annual effective income tax rate. The third component of the adjustment reflects the reversal of substantially all of the valuation allowance on HRB's net deferred tax asset ($60.7 million) as of March 31, 2016, based on management's belief that it is more likely than not that the net deferred tax asset will be utilized in future years as a result of the merger.

In considering the reversal of substantially all of the valuation allowance against the pro forma combined company's net deferred tax asset, management considered a number of factors that they believe will contribute to enhancing the performance of the pro forma combined company beyond the stand-alone performance of each entity on a pre-merger basis and that will result in an increased likelihood of utilization of the deferred tax asset. The primary drivers of improved taxable income include the increased scale of the pro forma combined company, a forecast of continued loan portfolio growth which balances the experienced historical growth rates of both HRB and XBKS with expected rates of economic expansion, and the operational efficiencies expected to be achieved through the elimination of redundant non-interest expense. The incremental net interest income generated in the analysis was benefitted by forward rate curve assumptions which provided a moderate improvement in the projected net interest margin over HRB's historical net interest margin. Over the forecast period that management analyzed, management expects credit quality of the pro forma combined company to continue to revert to those of peer institutions. Management expects the growth in net interest income and enhanced operational leverage to contribute to levels of taxable income which we believe will be adequate to utilize substantially all of the NOLs generated by HRB over the remaining lives of these attributes.

  Based upon the extended period of time over which management's analysis of expected taxable income of the pro forma combined company was based, there are certain risks and uncertainties that may impact the actual amount of taxable income generated and the pro forma combined company's ability to utilize NOLs in accordance with the above-described forecast, many of which are outside of HRB's and XBKS's control. Expectations pertaining to loan growth may not materialize as expected, or may take longer to realize than expected. Assumptions regarding economic growth were based on national data; markets in which the pro forma combined company will operate may not experience comparable levels of expansion. Forward rate curve expectations may not accurately reflect the future path of rates, which may have negative implications for the combined company's net interest margin. While assumptions regarding asset quality consider performance over the course of an economic cycle, actual results may trend less favorably due to unforeseen economic circumstances. Furthermore, the pro forma combined company may be unable to extract the level of cost savings required to meet expected levels of non-interest expense, or may be unable to do so on the anticipated time frame. For a discussion of these and other risks that could cause actual results to differ materially from the data on which management based its analysis, see "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

(G)
Adjustment represents the reduction of XBKS's senior term loan outstanding as of March 31, 2016, which is expected to be repaid in full at or near the completion of the merger.

(H)
Adjustment reflects the elimination of 13,129,239 XBKS common shares outstanding as of March 31, 2016 at a par value of $1.00 and the issuance of 58,788,668 HRB common shares at a par value of $0.01 to XBKS shareholders. The number of shares assumed to be issued to XBKS shareholders is 13,361,061, which is based on the number of XBKS common shares, XBKS restricted stock units and XBKS restricted stock awards outstanding as of February 9, 2016 multiplied by an exchange ratio of 4.4.

(I)
Adjustment to eliminate XBKS's additional paid-in capital and record the transaction consideration less the portion of the consideration recorded as common stock issued at par value.

(J)
Adjustment reflects three components. One component is to eliminate XBKS's retained earnings ($3.9 million). The second component reflects $20.0 million in estimated merger-related costs, net of tax of $4.8 million. The third component reflects the reversal of substantially all of the valuation allowance on HRB's net deferred tax asset ($60.7 million), as discussed above.

(K)
Adjustment to eliminate XBKS's accumulated other comprehensive income, net of tax, as of March 31, 2016.

  Income Statement Adjustments

(L)
Adjustment reflects interest income resulting from the accretion of the estimated credit and interest rate fair value adjustments associated with XBKS's loan portfolio. The accretion pro forma adjustments for the three and twelve months ended March 31, 2016 and December 31, 2015, respectively, were calculated on a straight-line basis using an accretion period of approximately three years.

(M)
Adjustment reflects the interest expense associated with XBKS's senior term loan that would not have been incurred had the merger occurred as of January 1, 2015 and the senior term loan had been repaid in full.

(N)
Adjustment reflects the elimination of XBKS's provision for loan losses for the three and twelve months ended March 31, 2016 and December 31, 2015 ($190 thousand and $2.6 million, respectively) and the pro forma provision for loan losses as a result of accretion of credit fair value adjustments for the three and twelve months ended March 31, 2016 and December 31, 2015 ($1.1 million and $4.8 million, respectively). Credit adjustments on loans result in acquired loan discounts, thus reducing the carrying value in the loans. As accretion is recognized, the carrying value of the loans increases and provision for loan loss is recorded in a similar amount.

(O)
Adjustment represents the amortization of the core deposit intangible asset resulting from the merger, offset by the elimination of amortization of XBKS's existing core deposit intangible.

(P)
Represents income taxes associated with the pre-tax pro forma adjustments assuming a 36.2% annual effective tax rate for the three and twelve months ended March 31, 2016 and December 31, 2015.

Note 3. Pro Forma Allocation of Purchase Price

        The following table presents the pro forma allocation of the purchase price paid for the net assets of XBKS and the pro forma goodwill resulting from the allocation of the purchase price. Purchase consideration is based on the last available closing share price of HRB common shares prior to the announcement of the merger. Final consideration could differ significantly. Fair value adjustments are preliminary. Final fair value adjustments could also differ significantly.

(in thousands, unaudited)
Purchase price:
Issuance of common stock	$104,644
Estimated fair value of stock options	2,983

Total purchase consideration	107,627

XBKS's net assets at estimated fair value:
XBKS's equity at March 31, 2016	105,492
Fair value adjustments:
Loan credit and interest rate	(14,800)
Eliminate allowance for loan losses	7,072
Core deposit intangible	8,700
Eliminate core deposit intangible	(2,582)
Tax effect of adjustments	583
Eliminate goodwill	(12,989)

Adjusted identifiable net assets acquired	91,476

Estimated goodwill	$16,151

        The following table presents the sensitivity of the purchase price and resulting goodwill to changes in HRB common stock price from its per share stock price of $1.78, which was the last available closing price prior to the announcement of the merger. Negative goodwill would be recorded in net income as a bargain purchase gain in the period the merger is completed.

(in thousands, unaudited)	Purchase Price	Estimated Goodwill
Up 20%	$129,475	$37,999
Up 10%	$118,545	$27,069
As presented in pro forma financial information	$107,627	$16,151
Down 10%	$96,723	$5,248
Down 20%	$85,836	$(5,639)

 UNAUDITED COMPARATIVE PER SHARE DATA

        Presented below for HRB and XBKS is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of March 31, 2016 and for the three months ended March 31, 2016 and the fiscal year ended December 31, 2015. The information presented below should be read together with the historical consolidated financial statements of HRB and XBKS, including the related notes, and the unaudited pro forma financial information, in each case included elsewhere in this joint proxy statement/prospectus.

        The unaudited pro forma and pro forma per equivalent share information gives effect to the merger as if the merger had been effective on March 31, 2016 in the case of the book value data as of March 31, 2016 and as if the merger had been effective as of January 1, 2015 in the case of the earnings per share data. The unaudited pro forma data combines the historical results of XBKS into HRB's consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2015 or March 31, 2016. Neither HRB nor XBKS paid dividends during the relevant periods.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that HRB and XBKS management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the surviving corporation under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results, and should not be relied on as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger. Upon completion of the merger, the operating results of XBKS will be reflected in the consolidated financial statements of HRB on a prospective basis.

	HRB Historical	XBKS Historical	Pro Forma Combined	Per Equivalent XBKS Share(1)
Basic earnings per share
Year ended December 31, 2015	$0.54	$0.32	$0.43	$1.89
Three months ended March 31, 2016	$0.01	$0.03	$0.01	$0.04
Diluted earnings per share
Year ended December 31, 2015	$0.54	$0.31	$0.42	$1.85
Three months ended March 31, 2016	$0.01	$0.03	$0.01	$0.04
Book Value per share
March 31, 2016	$1.71	$8.04	$1.94	$8.54

(1)
Reflects XBKS shares at the exchange ratio of 4.4.

RISK FACTORS

        In addition to general investment risks and the other information contained in this joint proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus.

Risks Related to the Merger

Because the market price of HRB common stock will fluctuate, XBKS shareholders cannot be certain of the market value of the merger consideration they will receive.

        Upon completion of the merger, each share of XBKS common stock (except for certain shares of XBKS common stock owned by HRB) will be converted into the right to receive 4.4 shares of HRB common stock. The market value of the merger consideration will vary from the closing price of HRB common stock on the date HRB and XBKS announced the merger, on the date that this joint proxy statement/prospectus is mailed to XBKS shareholders, on the date of the special meeting of the XBKS shareholders and on the date the merger is completed and thereafter. Any change in the market price of HRB common stock prior to the completion of the merger will affect the market value of the merger consideration that XBKS shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of HRB common stock or shares of XBKS common stock. Stock price changes may result from a variety of factors that are beyond the control of HRB and XBKS, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the XBKS special meeting you will not know the precise market value of the consideration you will receive at the effective time of the merger. You should obtain current market quotations for shares of HRB common stock and for shares of XBKS common stock.

The market price of HRB common stock after the merger may be affected by factors different from those affecting the shares of XBKS or HRB currently.

        Upon completion of the merger, holders of XBKS common stock will become holders of HRB common stock. HRB's business differs in important respects from that of XBKS, and, accordingly, the results of operations of the surviving corporation and the market price of HRB common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of HRB and XBKS.

The results of operations of the surviving corporation after the merger may be affected by factors different from those currently affecting the results of operations of HRB and XBKS.

        The business of HRB and XBKS differ in certain respects and, accordingly, the results of operations of the surviving corporation and the market price of the surviving corporation's common stock may be affected by factors different from those currently affecting the independent results of operations of HRB and XBKS. For a discussion of the business of HRB and certain factors to be considered in connection with HRB's business, see "Information About HRB" and the documents referred to under "Where You Can Find More Information." For a discussion of the business of XBKS and certain factors to be considered in connection with XBKS's business, see "Information About XBKS" and the documents referred to under "Where You Can Find More Information."

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the surviving corporation following the merger.

        Before the merger and the bank merger may be completed, HRB and XBKS must obtain approvals from the Federal Reserve and the Bureau of Financial Institutions, including with respect to a contemplated distribution of cash from The Bank of Hampton Roads to HRB immediately prior to the completion of the merger (unless waived by the parties). In addition, approval must be obtained from any regulatory authority required to issue the merger consideration to the shareholders of XBKS as contemplated by the merger agreement. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party, the competitive effects of the contemplated transactions, and the factors described under "The Merger—Regulatory Approvals Required for the Merger." An adverse development in either party's regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. The Community Reinvestment Act of 1977, as amended, and the regulations issued thereunder (which we refer to as the "CRA") also requires that the bank regulatory authorities, in deciding whether to approve the merger and the bank merger, assess the records of performance of The Bank of Hampton Roads and Xenith Bank in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. Each of The Bank of Hampton Roads and Xenith Bank currently maintains a CRA rating of "Satisfactory" from its primary regulator. As part of the review process under the CRA, it is not unusual for the bank regulatory authorities to receive protests and other adverse comments from community groups and others. Any such protests or adverse comments could prolong the period during which the merger and the bank merger are subject to review by the bank regulatory authorities.

        These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the surviving corporation following the merger and the bank merger, any of which might have an adverse effect on the surviving corporation following the merger. In addition, the contemplated distribution of cash from The Bank of Hampton Roads to HRB immediately prior to the completion of the merger may not be approved by the required regulatory authorities, or may be approved only in part and not in the full contemplated amount of $20 million. See "The Merger—Regulatory Approvals Required for the Merger."

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

        HRB and XBKS have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on HRB's ability to successfully combine and integrate the businesses of HRB and XBKS in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the surviving corporation's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect HRB's ability to successfully conduct its business, which could have an adverse effect on HRB's financial results and the value of its common stock. If HRB experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause HRB and/or XBKS to lose customers or cause customers to remove their accounts from HRB and/or XBKS and move their business to competing financial institutions.

Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of XBKS and HRB during this transition period and for an undetermined period after completion of the merger on the surviving corporation. In addition, the actual cost savings of the merger could be less than anticipated, and HRB may be unable to realize or utilize its deferred tax asset within expected time frames or at all, or in the amounts currently anticipated following completion of the merger.

The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations after the merger may differ materially.

        The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what HRB's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which are based upon preliminary estimates, to record the XBKS identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of XBKS as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see "Unaudited Pro Forma Condensed Combined Financial Statements."

Certain of XBKS's directors and executive officers have interests in the merger that may differ from the interests of XBKS's shareholders.

        XBKS's shareholders should be aware that some of XBKS's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of XBKS's shareholders generally. The XBKS board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the plan of merger, and in recommending that XBKS's shareholders vote in favor of approving the XBKS merger proposal.

        These interests include the following:

  •
  employment agreements between HRB and each of Messrs. Layfield, Osgood and Cottrell;

  •
  the treatment of outstanding XBKS equity awards and warrants pursuant to the merger agreement;

  •
  that unless otherwise agreed by HRB and XBKS, the surviving corporation will appoint five current directors of XBKS to the board of directors of the surviving corporation and one current director of XBKS to each committee of the board as of the effective time of the merger; and

  •
  rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger.

        For a more complete description of these interests, see "The Merger—Interests of XBKS's Directors and Executive Officers in the Merger."

Certain of HRB's directors and executive officers have interests in the merger that may differ from the interests of HRB's shareholders.

        HRB's shareholders should be aware that some of HRB's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of HRB's shareholders generally. The HRB board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the plan of merger, and in recommending that HRB's shareholders vote in favor of approving the HRB merger proposal.

        These interests include the following:

  •
  employment agreements between HRB and each of Donna W. Richards and Thomas B. Dix III;

  •
  severance entitlements under existing employment agreements with certain HRB executive officers who are not named executive officers; and

  •
  accelerated vesting of certain outstanding HRB restricted stock unit awards.

        For a more complete description of these interests, see "The Merger—Interests of HRB's Directors and Executive Officers in the Merger."

Termination of the merger agreement could negatively impact XBKS or HRB.

        If the merger agreement is terminated, there may be various consequences. For example, XBKS's or HRB's businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of XBKS's or HRB's common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, XBKS or HRB may be required to pay to the other party a termination fee of $4 million. For more information, see "The Merger Agreement—Termination Fee."

XBKS and HRB will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on XBKS or HRB. These uncertainties may impair XBKS's or HRB's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with XBKS or HRB to seek to change or end existing business relationships with XBKS or HRB. Retention of certain employees by XBKS or HRB may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with XBKS or HRB. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with XBKS or HRB, XBKS's business or HRB's business could be harmed. In addition, subject to certain exceptions, each of XBKS and HRB has agreed to operate its business in the ordinary course prior to closing, and each of XBKS and HRB has agreed to certain restrictive covenants. See "The Merger Agreement—Covenants and Agreements" for a description of the restrictive covenants applicable to XBKS and HRB.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the prices of HRB common stock or XBKS common stock to decline.

        The merger is subject to a number of conditions to closing. Those conditions include (1) approval of the merger proposals by XBKS shareholders and by HRB shareholders, (2) authorization for listing on NASDAQ of the shares of HRB common stock to be issued in the merger, (3) the receipt of required regulatory approvals, authorizations or consents such as the approval of the Federal Reserve and the Bureau of Financial Institutions, including with respect to a distribution of cash from The Bank of Hampton Roads to HRB immediately prior to the completion of the merger (unless waived by the parties), (4) effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the absence of any stop order suspending that effectiveness (or proceedings for that purpose initiated or threatened and not withdrawn), (5) the absence of any order, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger illegal,

(6) the receipt of an accountant's opinion that an "ownership change" as defined in Section 382 has not occurred with respect to HRB in the three years prior to the completion of the merger and that the merger will not result in such an "ownership change," (7) subject to the materiality standards provided in the merger agreement, the accuracy of the representations and warranties of HRB and XBKS in the merger agreement, (8) performance in all material respects by each of HRB and XBKS of its obligations under the merger agreement, (9) receipt by each of HRB and XBKS of an opinion from its counsel as to certain tax matters and (10) the adjusted shareholders' equity of each of HRB and XBKS meeting certain minimum thresholds as provided in the merger agreement. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. As of the date of this joint proxy statement/prospectus, XBKS may not be able to satisfy the condition requiring the accuracy of its representations and warranties in the merger agreement, subject to the applicable materiality standard. After HRB and XBKS entered into the merger agreement, XBKS discovered certain errors in its capitalization representation and warranty in Section 3.2(a) of the merger agreement regarding an understatement of the number of outstanding shares of XBKS common stock and an overstatement of the number of shares of XBKS common stock subject to restricted stock unit awards, which resulted in a net understatement of outstanding shares of XBKS common stock and outstanding XBKS equity awards equal to approximately 1.0% of the total outstanding shares of XBKS common stock. In addition, the representation and warranty overstated the number of shares of XBKS common stock that remain to be granted under XBKS benefit plans. As of the date of this joint proxy statement/prospectus, the board of directors of HRB has not granted a waiver of these inaccuracies pursuant to the merger agreement. If the waiver is not granted, the condition may not be satisfied and the merger may not be consummated. In addition, HRB and XBKS may terminate the merger agreement under certain circumstances even if the merger proposals are approved by HRB shareholders and XBKS shareholders. If HRB and XBKS do not complete the merger, the trading prices of HRB common stock or XBKS common stock may decline to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of HRB or XBKS.

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the completion of the merger could negatively impact HRB and XBKS.

        As noted above, the merger is subject to a number of conditions to closing. These conditions may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by February 10, 2017, either HRB or XBKS may choose not to proceed with the merger, and the companies can mutually decide to terminate the merger agreement at any time, before or after shareholder approval.

        If the merger is not completed, the ongoing business, financial condition and results of operations of each of HRB and XBKS may be materially adversely affected. If the completion of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected.

        In addition, each company has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, HRB and XBKS would have to recognize these expenses without realizing the expected benefits of the merger. Any of the foregoing, or other risks arising in connection with the failure of or delay in completing the merger, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on the ability to make significant changes to each company's ongoing business during the pendency of the merger, could have a material adverse effect on each of HRB's and XBKS's business, financial condition and results of operations.

        Additionally, HRB's or XBKS's business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and HRB's or XBKS's board of directors seeks another merger or business combination, such company's shareholders cannot be certain that it will be able to find a third party willing to engage in a transaction on more attractive terms than the merger.

The merger agreement limits the ability of XBKS, and to a more limited extent HRB, to pursue certain alternative acquisition proposals and requires either company to pay a termination fee of $4 million under limited circumstances, including circumstances relating to alternative acquisition proposals. Additionally, certain provisions of XBKS's Articles of Incorporation or HRB's Articles of Incorporation and HRB's Bylaws may deter potential acquirors.

        The merger agreement prohibits XBKS from directly or indirectly initiating, soliciting, knowingly encouraging or knowingly facilitating certain third-party acquisition proposals, and prohibits HRB from initiating, soliciting, knowingly encouraging or knowingly facilitating a more limited set of certain third-party acquisition proposals that would reasonably be expected to materially interfere with, adversely affect or delay the merger or the receipt of HRB shareholder approval of the HRB merger proposal or result in an HRB change in recommendation. See "The Merger Agreement—Agreement Not to Solicit Other Offers." In addition, unless the merger agreement has been terminated in accordance with its terms, each of HRB and XBKS has an unqualified obligation to submit its respective merger proposal to a vote of its shareholders, even if HRB or XBKS receives a proposal that its board of directors believes is superior to the merger. See "The Merger Agreement—Shareholder Meetings and Recommendation of XBKS's and HRB's Boards of Directors." The merger agreement also provides that HRB or XBKS must pay to the other party a termination fee in the amount of $4 million in the event that the merger agreement is terminated under certain circumstances, including involving the failure of HRB or XBKS to abide by certain obligations not to solicit acquisition proposals. See "The Merger Agreement—Termination Fee." These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of HRB or XBKS from considering or proposing such an acquisition. Each of the directors and certain officers of XBKS or their affiliates has entered into a voting agreement with HRB, solely in their capacity as shareholders of XBKS, and each of the directors and certain of the officers of HRB or their affiliates has entered into a substantially similar voting agreement with XBKS, solely in their capacity as shareholders of HRB. Each HRB or XBKS shareholder party to the voting agreements has agreed, among other things, to vote the shares of HRB common stock or XBKS common stock, as applicable, owned beneficially or of record by such shareholder over which such shareholder has voting power, in favor of the HRB merger proposal and the other proposals presented at the HRB special meeting and against certain competing acquisition proposals or other actions that would frustrate the purposes of, prevent or materially delay completion of the merger, as well as certain other restrictions with respect to the voting and transfer of such shareholder's shares of XBKS common stock or HRB common stock, as applicable. The shareholders have also agreed to customary non-solicitation covenants relating, in the case of the XBKS shareholders, to alternative acquisition proposals, and, in the case of the HRB shareholders, to alternative acquisition proposals that would materially interfere with, adversely affect or delay the merger or the receipt of HRB shareholder approval of the HRB merger proposal or result in an HRB change in recommendation. The XBKS shareholders that are party to these voting agreements beneficially own and are entitled to vote in the aggregate approximately 30.4% of the outstanding shares of XBKS common stock as of the record date. The HRB shareholders that are party to these voting agreements beneficially own and are entitled to vote in the aggregate approximately 79.7% of the outstanding shares of HRB common stock as of the record date. See "The Merger Agreement—Voting Agreements." Additionally, certain provisions of XBKS's Articles of Incorporation and HRB's Articles of Incorporation or HRB's Bylaws or of the Virginia Stock Corporation Act (which we refer to as the "VSCA") could make it more difficult for a third party to acquire control of XBKS or HRB or may discourage a potential competing acquiror.

The shares of HRB common stock to be received by XBKS shareholders as a result of the merger will have different rights from the shares of XBKS common stock.

        Upon completion of the merger, XBKS shareholders will become HRB shareholders and their rights as shareholders will be governed by HRB's Articles of Incorporation and HRB's Bylaws. The rights associated with XBKS common stock are different from the rights associated with HRB common stock. Please see "Comparison of Shareholders' Rights" for a discussion of the different rights associated with HRB common stock.

Holders of XBKS and HRB common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Holders of XBKS and HRB common stock currently have the right to vote in the election of the board of directors and on other matters affecting XBKS and HRB, respectively. Upon the completion of the merger, each XBKS shareholder who receives shares of HRB common stock will become a shareholder of HRB with a percentage ownership of HRB that is smaller than the shareholder's percentage ownership of XBKS, and each HRB shareholder will have a smaller percentage ownership of HRB than it had immediately prior to the effective time of the merger. It is currently expected that the former shareholders of XBKS as a group will receive shares in the merger constituting approximately 26% of the outstanding shares of HRB common stock immediately after completion of the merger. As a result, current shareholders of HRB as a group will own approximately 74% of the outstanding shares of HRB common stock immediately after completion of the merger (disregarding any shares of XBKS common stock that such shareholders own). Because of this, XBKS shareholders may have less influence on the management and policies of HRB than they now have on the management and policies of XBKS and current HRB shareholders may have less influence than they now have on the management and policies of HRB.

XBKS shareholders are not entitled to dissenters' or appraisal rights in the merger.

        Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under the VSCA, appraisal rights are not available for the holders of a class of shares that is a "covered security" under §18(b)(1)(A) or (B) of the Securities Act of 1933, as amended, as of the record date fixed to determine the shareholders entitled to vote upon the XBKS merger proposal. A security that is listed on The NASDAQ Capital Market is a "covered security."

        Because XBKS common stock is listed on The NASDAQ Capital Market, holders of XBKS common stock are not entitled to dissenters' or appraisal rights in the merger with respect to their shares of XBKS common stock.

The surviving corporation may not be able to realize HRB's deferred income tax asset.

        HRB has a substantial deferred tax asset that can generally be utilized to offset future taxable income of HRB and, under certain circumstances, the surviving corporation after the completion of the merger.

        If HRB or the surviving corporation were to undergo a change in ownership of more than 50% of its capital stock over a three-year period as measured under Section 382, the ability to utilize such deferred tax asset to offset future taxable income would be substantially limited. The annual limit would generally equal the product of the applicable long-term tax exempt rate and the value of the relevant entity's capital stock immediately before the ownership change. These change of ownership rules generally focus on ownership changes involving shareholders owning directly or indirectly 5% or more of a company's outstanding stock, including certain public groups of shareholders as set forth under Section 382, and those arising from new stock issuances and other equity transactions. The determination of whether an ownership change occurs is complex and not entirely within HRB's or the surviving corporation's control. It is a condition to each party's obligation to complete the merger that HRB receives an accountant's opinion that an "ownership change" as defined in Section 382 has not occurred with respect to HRB in the three years prior to the completion of the merger and that the merger will not result in such an "ownership change."

        For a discussion of other factors that may limit HRB's or the pro forma combined company's ability to utilize HRB's deferred tax asset, see the Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto included in this joint proxy statement/prospectus and "HRB Management's Discussion and Analysis of Results of Operations and Financial Condition—Valuation of Deferred Taxes."

Risks Related to HRB

  Risks Relating to HRB's Business

HRB's success is largely dependent on attracting and retaining key management team members.

        HRB is a customer-focused and relationship-driven organization. Future growth is expected to be driven in large part by the relationships maintained with customers. While HRB has assembled an experienced and talented senior management team, maintaining this team, while at the same time developing other managers and/or attracting new talent in order that management succession can be achieved, is not assured. The unexpected loss of key employees could have a material adverse effect on HRB's business and may result in lower revenues or reduced earnings.

        In September 2015, Douglas J. Glenn resigned as Chief Executive Officer, and HRB announced the appointment of Charles M. Johnston, Chairman of HRB's board of directors, to serve as the interim Chief Executive Officer of HRB while it conducts a search for Mr. Glenn's replacement. Any significant leadership change or executive management transition involves inherent risk, and HRB could experience disruptions in its executive management transition, or any executive management transition that may occur in the future, which could hinder HRB's strategic planning, execution and future performance.

HRB is not paying dividends on HRB common stock currently and absent regulatory approval is prevented from doing so. The failure to resume paying dividends on HRB common stock may adversely affect the market price of HRB common stock.

        HRB paid cash dividends on its common stock prior to the third quarter of 2009. During the third quarter of 2009, HRB suspended dividend payments. Absent permission from the Virginia State Corporation Commission, The Bank of Hampton Roads may pay dividends to HRB only to the extent of positive accumulated retained earnings. The retained deficit of The Bank of Hampton Roads, HRB's principal banking subsidiary, was $362.3 million as of December 31, 2015. It is unlikely in the foreseeable future that HRB would be able to pay dividends if The Bank of Hampton Roads cannot pay dividends to HRB. As a result, there is no assurance if or when HRB will be able to resume paying cash dividends.

        In addition, all dividends are declared and paid at the discretion of HRB's board of directors and are dependent upon HRB's liquidity, financial condition, results of operations, regulatory capital requirements, and such other factors as HRB's board of directors may deem relevant. The ability of HRB's banking subsidiary to pay dividends to it is also limited by obligations to maintain sufficient capital and by other general restrictions on dividends that are applicable to HRB's banking subsidiary. If HRB does not satisfy these regulatory requirements, it is unable to pay dividends on its common stock.

HRB incurred significant losses from 2009 to 2012. While it returned to profitability in 2013 and continued to be profitable during 2014 and 2015, HRB can make no assurances that will continue. An inability to improve HRB's profitability could adversely affect HRB's operations and its capital levels.

        Since the beginning of the "Great Recession," many of HRB's loan customers have operated in an economically challenging environment, however, the markets in which HRB operates have begun to experience generally more stable business conditions. Generally, the levels of loan delinquencies and defaults have continued to decline over the last several years, although they continue to be higher than historical levels. Also during the last several years, HRB's net interest income, before the provision for loan losses, has not grown due to a historically low interest rate environment.

        HRB's net income attributable to Hampton Roads Bankshares, Inc. was $93.0 million, $9.3 million and $4.1 million for the years ended December 31, 2015, 2014, and 2013, respectively, but HRB's net loss attributable to Hampton Roads Bankshares, Inc. for the year ended December 31, 2012 was $25.1 million. There is no guarantee that HRB will be able to maintain this improvement in its net income. In addition to the risk that the broader economic conditions will stagnate or reverse their improvements, HRB's mortgage banking earnings are particularly volatile due to their dependence upon the direction and level of mortgage interest rates.

HRB's mortgage banking earnings are cyclical and sensitive to the level of interest rates, changes in economic conditions, decreased economic activity, and slowdowns in the housing market, any of which could adversely impact HRB's results of operations.

        HRB's mortgage banking earnings are dependent upon HRB's ability to originate loans and sell them to investors. Loan production levels are sensitive to changes in the level of interest rates and changes in economic conditions. A significant portion of increases in HRB's mortgage banking earnings over the last few years was due to historically low interest rate environment that resulted in a high volume of mortgage loan refinancing activity. During 2015, 34% of HRB's mortgage loan production was related to refinancing activity. In December 2015, the Federal Reserve raised the target range for the federal funds rate to 0.25% to 0.50%. Should the Federal Reserve continue on a path of raising short term interest rates, there may be a negative impact to HRB's production of mortgage loans. Loan production levels may also suffer if HRB experiences a slowdown in the local housing market or tightening credit conditions. Any sustained period of decreased activity caused by fewer refinancing transactions, higher interest rates, housing price pressure or loan underwriting restrictions would adversely affect HRB's mortgage originations and, consequently, could significantly reduce HRB's income from mortgage banking activities. As a result, these conditions would also adversely affect HRB's results of operations.

Economic, market, or operational developments may negatively impact HRB's ability to maintain required capital levels or otherwise negatively impact HRB's financial condition.

        At December 31, 2015, The Bank of Hampton Roads was classified as "well capitalized" for regulatory capital purposes. However, impairments to HRB's loan or securities portfolio, declines in HRB's earnings or a combination of these or other factors could change HRB's capital position in a relatively short period of time. If The Bank of Hampton Roads is unable to remain "well capitalized," it will not be able to renew or accept brokered deposits without prior regulatory approval or offer interest rates on deposit accounts that are significantly higher than the average rates in its market area. As a result, it would be more difficult for HRB to attract new deposits as its existing brokered deposits mature and do not rollover and to retain or increase non-brokered deposits. If HRB is not able to attract new deposits, HRB's ability to fund its loan portfolio may be adversely affected. In addition, any negative impact to HRB's capital position may cause The Bank of Hampton Roads to have to pay higher insurance premiums to the FDIC, which will reduce HRB's earnings.

Virginia law and the provisions of HRB's Articles of Incorporation and HRB's Bylaws could deter or prevent takeover attempts by a potential purchaser of HRB's common stock that would be willing to pay HRB shareholders a premium for their shares of HRB's common stock.

        HRB's Articles of Incorporation, as well as HRB's Bylaws, contain provisions that may be deemed to have the effect of discouraging or delaying uninvited attempts by third parties to gain control of HRB. These provisions include the ability of HRB's board of directors to set the price, term, and rights of, and to issue, one or more series of HRB's preferred stock. HRB's Articles of Incorporation and HRB's Bylaws do not provide for the ability of stockholders to call special meetings.

        Similarly, the VSCA contains provisions designed to protect Virginia corporations and employees from the adverse effects of hostile corporate takeovers. These provisions reduce the possibility that a third party could affect a change in control without the support of HRB's incumbent directors. These provisions may also strengthen the position of current management by restricting the ability of shareholders to change the composition of the board, to affect its policies generally, and to benefit from actions that are opposed by the current board.

HRB's ability to maintain adequate sources of funding and liquidity may be negatively impacted by the economic environment which may, among other things, impact HRB's ability to resume the payment of dividends or satisfy HRB's obligations.

        The management of liquidity risk is critical to the management of HRB's business and to HRB's ability to service its customer base. HRB's access to funding sources in amounts adequate to finance its activities on terms which are acceptable to HRB could be impaired by factors that affect HRB specifically or the financial services industry or economy in general. In managing HRB's balance sheet, a primary source of funding is customer deposits. HRB's ability to continue to attract these deposits and other funding sources is subject to variability based upon a number of factors including volume and volatility in the securities markets and the relative interest rates that HRB is prepared to pay for these liabilities. HRB's potential inability to maintain adequate sources of funding may, among other things, impact HRB's ability to resume the payment of dividends or satisfy its obligations.

        An inability to raise funds through deposits, borrowings, the sale of investments or loans, the issuance of equity and debt securities, and other sources could have a substantial negative effect on HRB's liquidity. Factors that could detrimentally impact HRB's access to liquidity sources include operating losses; rising levels of non-performing assets; a decrease in the level of HRB's business activity as a result of a downturn in the markets in which HRB's loans or deposits are concentrated or as a result of a loss of confidence in HRB by its customers, lenders, and/or investors; or adverse regulatory action against HRB. HRB's ability to borrow could also be impaired by factors that are not specific to HRB, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial industry.

        The availability and level of deposits and other funding sources, including borrowings and the issuance of equity and debt securities, is highly dependent upon the perception of the liquidity and creditworthiness of the financial institution, and such perception can change quickly in response to market conditions or circumstances unique to a particular company. Concerns about HRB's financial condition or concerns about HRB's credit exposure to other persons could adversely impact HRB's sources of liquidity, financial position, regulatory capital ratios, results of operations, and its business prospects.

HRB's future success is dependent on HRB's ability to compete effectively in the highly competitive banking industry.

        HRB faces vigorous competition from other banks and other financial institutions, including savings and loan associations, savings banks, finance companies, and credit unions for deposits, loans, and other financial services that serve HRB's market area. A number of these banks and other financial institutions are significantly larger than HRB is and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services. Many of HRB's non-bank competitors are not subject to the same extensive regulations that govern HRB. As a result, these non-bank competitors have advantages over HRB in providing certain services. While HRB believes it competes effectively with these other financial institutions serving HRB's primary markets, it may face a competitive disadvantage to larger institutions. If HRB has to raise interest rates paid on deposits or lower interest rates charged on loans to compete effectively, its net interest margin and income could be negatively affected. Failure to compete effectively to attract new clients or to retain existing clients may reduce or limit HRB's margins and HRB's market share and may adversely affect HRB's results of operations, financial condition, growth, and the market price of HRB's common stock.

Sales, or the perception that sales could occur, of large amounts of HRB's common stock by HRB's institutional investors may depress HRB's stock price.

        The market price of HRB's common stock could drop if HRB's existing shareholders decide to sell their shares. As of December 31, 2015, Anchorage Capital Group, L.L.C. (which we refer to as "Anchorage"), CapGen and The Carlyle Group, L.P. (which we refer to as "Carlyle") owned 24.78%, 29.82%, and 24.78%, respectively, of the outstanding shares of HRB's common stock. Pursuant to the various definitive investment agreements that HRB has entered into with these shareholders, HRB has an effective registration statement covering the resale of shares of its common stock by each of the shareholders listed above. These shareholders could utilize this registration statement by reselling the shares of common stock they currently hold. If any of these shareholders sell large amounts of HRB's common stock, or other investors perceive such sales to be imminent, the market price of HRB's common stock could drop significantly. In addition, at December 31, 2015, HRB had an estimated $295.9 million of tax net operating losses (which we refer to as "NOLs") to be carried forward, and the ability to utilize these NOLs is subject to the rules of Section 382. Section 382 generally restricts the use of NOLs after an "ownership change." An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation's common stock or are otherwise treated as 5% shareholders under Section 382 and Treasury regulations promulgated thereunder because of an increase of their aggregate percentage ownership of that corporation's stock by more than 50 percentage points over the lowest percentage of the stock owned by these shareholders over a rolling three-year period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. This annual limitation is generally equal to the product of the value of the corporation's stock on the date of the ownership change, multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards. HRB does not believe that its 2012 capital raise, in which it issued in aggregate, 135,717,307 shares of HRB common stock at a price of $0.70 per share, caused an "ownership change" at HRB within the meaning of Section 382. However, the capital raise, in conjunction with prior recapitalization efforts, resulted in Anchorage, CapGen and Carlyle owning a substantial portion of HRB's stock, which reduces HRB's ability to engage in future acquisition activity involving entities of similar or greater size than HRB without undergoing an "ownership change." Thus, any acquisition activity in which HRB may engage would require HRB to evaluate whether an "ownership change" would occur. Given the level of merger and acquisition activity in HRB's market, HRB cannot ensure that its ability to use its NOLs to offset income will not become limited in the future. As a result, HRB could pay taxes earlier and in larger amounts than would be the case if its NOLs were available to reduce HRB's federal income taxes without restriction.

The concentration of HRB's loan portfolio continues to be in real estate—commercial mortgage, equity line lending, and construction, which may expose HRB to greater risk of loss.

        HRB's business strategy centers, in part, on offering real estate—commercial mortgage and equity line loans secured by real estate in order to generate interest income. These types of loans generally have higher yields due to an elevated risk profile compared to traditional one-to-four family residential mortgage loans. At December 31, 2015, real estate—commercial mortgage and equity line lending totaled $648.5 million and $120.2 million, respectively. These loan categories combined represented 49.9% of total loans. Such loans increase HRB's credit risk profile relative to other financial institutions that have lower concentrations of real estate—commercial mortgage and equity line loans.

        Loans secured by real estate—commercial mortgage properties are generally for larger amounts than one-to-four family residential mortgage loans. Payments on loans secured by these properties generally are dependent on the income produced by the underlying properties which, in turn, depends on the successful operation and management of the properties. Accordingly, repayment of these loans is subject to adverse conditions in the real estate market or the local economy. While HRB seeks to minimize these risks in a variety of ways, there can be no assurance that these measures will protect against credit-related losses.

        Equity line lending allows a customer to access an amount up to their line of credit for the term specified in their agreement. At the expiration of the term of an equity line, a customer may have the entire principal balance outstanding as opposed to a one-to-four family residential mortgage loan where the principal is disbursed entirely at closing and amortizes throughout the term of the loan. HRB cannot predict when and to what extent its customers will access their equity lines. Often, the equity line's security position is in a subordinate collateral position. While HRB seeks to minimize this risk in a variety of ways, including attempting to employ conservative underwriting criteria, there can be no assurance that these measures will protect against credit-related losses.

        HRB's loan portfolio contains loans used to finance construction and land development. Construction financing typically involves a higher degree of credit risk than financing on improved, owner-occupied real estate. Risk of loss on a construction loan is largely dependent upon the accuracy of the initial estimate of the property's value at completion of construction, the marketability of the property, and the bid price and estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, HRB may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of the value proves to be inaccurate, HRB may be confronted, at or prior to the maturity of the loan, with a project whose value is insufficient to assure full repayment. When lending to builders, the cost of construction breakdown is provided by the builder, as well as supported by the appraisal. Although HRB's underwriting criteria were designed to evaluate and minimize the risks of each construction loan, there can be no guarantee that these practices will have safeguarded against material delinquencies and losses to HRB's operations.

        At December 31, 2015, HRB had loans of $141.2 million or 9.2% of total loans outstanding to finance construction and land development. Construction and land development loans are dependent on the successful completion of the projects they finance, however, in many cases such construction and development projects in HRB's primary market areas are not being completed in a timely manner, if at all. A portion of HRB's residential and real estate—commercial mortgage lending is secured by vacant or unimproved land. Loans secured by vacant or unimproved land are generally more risky than loans secured by improved property for one-to-four family residential mortgage loans. Since vacant or unimproved land is generally held by the borrower for investment purposes or future use, payments on loans secured by vacant or unimproved land will typically rank lower in priority to the borrower than a loan the borrower may have on their primary residence or business. These loans are more susceptible to adverse conditions in the real estate market and local economy.

General economic conditions in the markets in which HRB does business may decline and may have a material adverse effect on HRB's results of operations and financial condition.

        The local economies where HRB does business are heavily reliant on military spending and may be adversely impacted by significant cuts to such spending that might result from recent Congressional budgetary enactments. Real estate values are affected by various factors in addition to local economic conditions, including, among other things, changes in general or regional economic conditions, government rules or policies, and natural disasters. With 82.0% of HRB's loans concentrated in the regions of Hampton Roads, Richmond, the Eastern Shore of Virginia, and the Research Triangle and Northeast North Carolina regions, as of December 31, 2015, a decline in local economic conditions could adversely affect the value of the real estate collateral securing HRB's loans. A decline in property values could diminish HRB's ability to recover on defaulted loans by selling the real estate collateral, making it more likely that HRB would suffer additional losses on defaulted loans and/or foreclosed properties by requiring additions to HRB's allowance for loan losses through increased provisions for loan losses. Also, a decline in local economic conditions may have a greater effect on HRB's earnings and capital than on the earnings and capital of financial institutions whose real estate portfolios are more geographically diverse. While HRB's policy is to obtain updated appraisals on a periodic basis, there are no assurances that it may be able to realize the amount indicated in the appraisal upon disposition of the underlying property. HRB takes into account all available information in assessing the fair value of other real estate owned and repossessed assets, including pending offers, recent appraisals, and other indicators. However, differences may exist between HRB's estimate of fair value and the amount it ultimately realizes upon sale, and such differences could be material.

HRB has had large numbers of problem loans. Although problem loans have declined significantly, there is no assurance that they will continue to do so.

        HRB's non-performing assets ratio, defined as the ratio of loans 90 days past due and still accruing interest plus nonaccrual loans plus other real estate owned and repossessed assets to gross loans plus loans held for sale plus other real estate owned and repossessed assets was 2.98% and 2.95% at December 31, 2015 and December 31, 2014, respectively. At December 31, 2015, 0.33% of HRB's loans were 30 to 89 days delinquent and treated as performing assets. The administration of non-performing loans is an important function in attempting to mitigate any future losses related to HRB's non-performing assets.

The determination of the appropriate balance of HRB's allowance for loan losses is merely an estimate of the inherent risk of loss in HRB's existing loan portfolio and may prove to be incorrect. If such estimate is proven to be materially incorrect and HRB is required to increase HRB's allowance for loan losses, HRB's results of operations, financial condition, and the market price of HRB's common stock could be materially adversely affected.

        HRB maintains an allowance for loan losses, which is a reserve established through a provision for loan losses charged to HRB's expenses that represents management's best estimate of probable losses within HRB's existing portfolio of loans. HRB's allowance for loan losses was $23.2 million at December 31, 2015, which represented 1.50% of HRB's total loans, as compared to $27.1 million, or 1.90% of total loans, at December 31, 2014. The level of the allowance reflects management's estimates and judgments as to specific credit risks, evaluation of industry concentrations, loan loss experience, current loan portfolio quality, present economic, political, and regulatory conditions, and incurred but unidentified losses inherent in the current loan portfolio. For further discussion on the impact continued weak economic conditions have on the collateral underlying HRB's loan portfolio, see "Risk Factors—Risks Related to HRB—General economic conditions in the markets in which HRB does business may decline and may have a material adverse effect on HRB's results of operations and financial condition."

        The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires management to make significant estimates of current credit risks and future trends, all of which may undergo material changes. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses of loans. Such agencies may require HRB to recognize additional losses based on their judgments about information available to them at the time of their examination. Furthermore, certain proposed changes to U.S. Generally Accepted Accounting Principles (which we refer to as "GAAP"), if implemented as proposed, may require HRB to increase its estimate for losses embedded in its loan portfolio, resulting in an adverse impact to HRB's results of operations and level of regulatory capital. Accordingly, the allowance for loan losses may not be adequate to cover loan losses or significant increases to the allowance for loan losses may be required in the future if economic conditions should worsen. Any such increases in the allowance for loan losses may have a material adverse effect on HRB's results of operations, financial condition, and the market price of HRB's common stock.

HRB's profitability will be jeopardized if HRB is unable to successfully manage interest rate risk.

        HRB's profitability depends in substantial part upon the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. These rates are normally in line with general market rates and rise and fall based on management's view of HRB's needs. Changes in interest rates will affect HRB's operating performance and financial condition in diverse ways including the prices of securities, loans and deposits, and the volume of loan originations in HRB's mortgage banking business, and could result in decreases to HRB's earnings. HRB's net interest income will be adversely affected if market interest rates change so that the interest HRB pays on deposits and borrowings increases faster than the interest it earns on loans and investments. This could, in turn, have a material adverse effect on the market price of HRB's common stock.

HRB may face increasing deposit-pricing pressures, which may, among other things, reduce HRB's profitability.

        Deposit pricing pressures may result from competition as well as changes to the interest rate environment. There is intense competition for deposits. The competition has had an impact on interest rates paid to attract deposits as well as fees charged on deposit products. In addition to the competitive pressures from other depository institutions, HRB faces heightened competition from non-depository financial products such as securities, other alternative investments, and technology-based savings vehicles. Furthermore, technology and other market changes have made it more convenient for bank customers to transfer funds for investing purposes. Bank customers also have greater access to deposit vehicles that facilitate spreading deposit balances among different depository institutions to maximize FDIC insurance coverage.

        In addition to competitive forces, HRB also is at risk from market forces as they affect interest rates. It is not uncommon when interest rates transition from a low interest rate environment to a rising rate environment for deposit and other funding costs to rise in advance of yields on earning assets. In order to keep deposits required for funding purposes, it may be necessary to raise deposit rates without commensurate increases in asset pricing in the short term.

HRB faces a variety of threats from technology-based frauds and scams.

        Financial institutions are a prime target of criminal activities through various channels of information technology. HRB attempts to mitigate risk from such activities through policies, procedures, and preventative and detective measures. Although HRB devotes significant resources to maintain and regularly upgrade its systems and processes that are designed to protect the security of HRB's computer systems, software, networks and other technology assets, as well as its intellectual property, and the confidentiality, integrity and availability of information belonging to HRB and its customers, HRB's security measures do not provide absolute security.

        In fact, many financial services institutions, retailers and other companies engaged in data processing have reported breaches in the security of their websites or other systems, some of which have involved sophisticated and targeted attacks intended to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage systems, often through the introduction of computer viruses or malware, cyber-attacks and other means.

        Third parties with which HRB does business or that facilitate its business activities, including exchanges, clearinghouses, payment and ATM networks, financial intermediaries or vendors that provide services or technology solutions for HRB's operations, could also be sources of operational and security risks to HRB, including with respect to breakdowns or failures of their systems, misconduct by their employees or cyber-attacks that could affect their ability to deliver a product or service to HRB or result in lost or compromised information of HRB or its customers.

        While HRB maintains insurance coverage designed to provide a level of financial protection to the business risks posed by business interruption, fraud losses, business recovery expenses, and other potential losses or expenses that may be experienced from a significant event are not readily predictable and, therefore, could have an impact on HRB's results of operations.

HRB's operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in HRB's market area.

        Because a substantial portion of HRB's loans are with customers and businesses located in the central and coastal portions of Virginia, North Carolina, and Maryland, catastrophic events, including natural disasters such as hurricanes which have historically struck the east coast of the United States with some regularity, or terrorist attacks, could disrupt HRB's operations. Any of these natural disasters or other catastrophic events could have a negative impact on HRB's financial centers and customer base as well as collateral values and the strength of HRB's loan portfolio. Any natural disaster or catastrophic event affecting us could have a material adverse impact on HRB's operations and the market price of HRB's common stock.

  Risks Relating to Market, Legislative, and Regulatory Events

HRB's business, financial condition, and results of operations are highly regulated and could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities.

        Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies placing increased focus and scrutiny on the financial services industry. The U.S. government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis. Compliance with increased government regulation may significantly increase HRB's costs, impede the efficiency of its internal business processes, require it to increase its regulatory capital, and limit its ability to pursue business opportunities in an efficient manner. The increased costs associated with anticipated regulatory and political scrutiny could adversely impact HRB's results of operations.

        New proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry. Federal and state regulatory agencies also frequently adopt changes to their regulations and/or change the manner in which existing regulations are applied. HRB cannot predict whether any pending or future legislation will be adopted or the substance and impact of any such new legislation on HRB. Additional regulation could affect

HRB in a substantial way and could have an adverse effect on HRB's business, financial condition, and results of operations.

Banking regulators have broad enforcement power, but regulations are meant to protect depositors and not investors.

        HRB is subject to supervision by several governmental regulatory agencies. The regulators' interpretation and application of relevant regulations are beyond HRB's control, may change rapidly and unpredictably, and can be expected to influence HRB's earnings and growth. In addition, if HRB does not comply with regulations that are applicable to it, HRB could be subject to regulatory penalties, which could have an adverse effect on HRB's business, financial condition, and results of operations.

        All such government regulations may limit HRB's growth and the return to HRB's investors by restricting activities such as the payment of dividends, mergers with, or acquisitions by, other institutions, investments, loans and interest rates, interest rates paid on deposits, the use of brokered deposits, and the creation of financial centers. Although these regulations impose costs on HRB, they are intended to protect depositors. The regulations to which HRB is subject may not always be in the best interests of investors.

The fiscal, monetary, and regulatory policies of the Federal Government and its agencies could have a material adverse effect on HRB's results of operations.

        The Federal Reserve regulates the supply of money and credit in the U.S. Its policies determine, in large part, the cost of funds for lending and investing and the return earned on those loans and investments, both of which affect HRB's net interest margin. The Federal Reserve's policies also can materially decrease the value of financial assets HRB holds, such as debt securities, and can adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans.

        In addition, as a public company HRB is subject to securities laws and standards imposed by the Sarbanes-Oxley Act of 2002. Because HRB is a relatively small company, the costs of compliance are disproportionate compared with much larger organizations. Continued growth of legal and regulatory compliance mandates could adversely affect HRB's expenses, future results of operations, and the market price of HRB's common stock. In addition, the government and regulatory authorities have the power to impose rules or other requirements, including requirements that HRB is unable to anticipate, that could have an adverse impact on HRB's results of operations and the market price of HRB's common stock.

Government legislation and regulation may adversely affect HRB's business, financial condition, and results of operations.

        On July 21, 2010, President Obama signed the Dodd-Frank Act into law. The Dodd-Frank Act makes extensive changes to the laws regulating financial services firms and requires significant rule-making. In addition, the law mandates multiple studies, which could result in additional legislative or regulatory action. The Dodd-Frank Act has and will continue to have a broad impact on the financial services industry, including significant regulatory and compliance changes designed to improve supervision and oversight of and strengthen safety and soundness for the financial services sector. Many of the provisions of the Dodd-Frank Act have begun to be or will be implemented over the next few years and will be subject to further rule-making and the discretion of applicable regulatory bodies. Because the ultimate impact of the Dodd-Frank Act will depend on future regulatory rule-making and interpretation, HRB cannot predict the full effect of this legislation on its business, financial condition, or results of operations. The Dodd-Frank Act has indeed increased HRB's operating costs of compliance and has increased the amount of capital HRB is required to maintain. For further discussion of these issues, see "Information About HRB—Government Supervision and Regulation."

The soundness of other financial institutions could adversely affect HRB.

        HRB's ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry, generally, have led to market-wide liquidity problems and could lead to losses or defaults by HRB or by other institutions. Many of these transactions expose HRB to credit risk in the event of default of HRB's counterparty or client. In addition, HRB's credit risk may be exacerbated when the collateral held by HRB cannot be liquidated at prices sufficient to recover the full amount of the financial instrument exposure due to HRB. There is no assurance that any such losses would not materially and adversely affect HRB's results of operations and the value of, or market for, its common stock.

Risks Related to XBKS

Slow economic growth, especially in Xenith Bank's target markets, could materially and adversely affect it.

        The 2009 recession contributed to a rise in unemployment and underemployment, a decline in the value of real estate and other assets, and a lack of confidence in the financial markets and the economy both among financial institutions and their customers. Although some improvement is evident, economic growth has been slow and the economic pressure on consumers and commercial borrowers continues to affect the willingness of companies to borrow to fund future growth, which negatively impacts Xenith Bank's business. A worsening of economic conditions would likely exacerbate the adverse effects of these difficult market conditions on the banking industry and its business.

        Unlike many of Xenith Bank's larger competitors, the majority of its middle market business and individual customers are located or doing business in its target markets. As a result, Xenith Bank may be more impacted by local economic conditions than those of larger, more geographically-diverse competitors. Furthermore, based on the size and resources of its middle market and small business customers, its customers may be less able to withstand sustained difficult economic conditions than larger companies with which they compete. Factors that adversely affect the economy in its target markets could reduce its deposit base and demand for its services and products and increase its credit losses. Consequently, Xenith Bank may be adversely affected, potentially materially, by adverse changes in economic conditions in and around Virginia. Although Xenith Bank has monitored the impact of slow economic growth on the businesses of Xenith Bank's customers and on the values of real estate in its target markets and have set discounts and reserves against its loan portfolio, its discounts and reserves may be insufficient.

Fluctuations in interest rates could reduce Xenith Bank's operating results as it expects to realize income primarily from the difference between interest earned on Xenith Bank's loans and investments and interest paid on its deposits and borrowings.

        Like other banks, Xenith Bank's operating results are significantly dependent on its net interest income, as it expects to realize income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. Interest rate-sensitive assets and liabilities have interest rate terms that are subject to change within a specific time period, due to either maturity or contractual agreements that allow the instruments to reprice prior to maturity. The net position of those assets and liabilities, subject to re-pricing in specified time periods, will positively or negatively affect its operating results. If market interest rates should move contrary to its position, Xenith Bank's operating results could be negatively affected, potentially materially. It uses financial tools to simulate its interest-rate sensitivity; however, neither it, nor the tools, can predict fluctuations of market interest rates, which are affected by many factors, including inflation, recession, monetary policy and conditions in domestic and foreign financial markets. Xenith Bank's balance sheet is consistently "asset-sensitive"; therefore, should interest rates change, its assets will reprice faster than its liabilities. Due to the asset-sensitive nature of its balance sheet, it is well-positioned in an increasing rate environment. Although its asset-liability management strategy is intended to manage its risk from changes in market interest rates, continued low interest rates could materially and adversely affect Xenith Bank. See additional discussion in "XBKS Management's Discussion and Analysis of Financial Condition and Results of Operations—Interest Rate Sensitivity."

        Changes in market interest rates could reduce the value of Xenith Bank's financial assets. Fixed rate investments and loans generally decrease in value as interest rates rise. In addition, volatile interest rates may affect the volume of Xenith Bank's lending activities. For example, when interest rates rise, the cost of borrowing increases and loan originations may decrease. This could result in lower net interest income, lower loan origination fee income, and a decline in sales of treasury services. If Xenith Bank is unsuccessful in managing the effects of changes in interest rates, it could be materially and adversely affected.

Xenith Bank faces significant competition in its target markets.

        The financial services industry, including commercial banking, is highly competitive, and Xenith Bank has encountered and will continue to encounter strong competition for deposits, loans, and other financial services and products in its target markets. Xenith Bank's principal competitors for loans and some or all of its other services and products are other commercial banks and community banks in its target markets. Its principal competitors for deposits include commercial banks, community banks, money market funds, credit unions and trust companies. Xenith Bank's non-bank competitors are not subject to the same degree of regulation as it is and, accordingly, have advantages over it in providing certain products and services. Many of its competitors are significantly larger than Xenith Bank is and have greater access to capital and other resources that permit them to offer attractive terms and broader selections to gain market share for their products and services and also have higher lending capacity and larger branch networks. Weak loan demand has increased competition resulting in aggressive pricing and loosening terms for borrowers. As a result, Xenith Bank could lose business to competitors or be forced to price products and services on less advantageous terms to retain or attract customers, either of which would adversely affect it.

Failure to implement its business strategies could materially and adversely affect XBKS.

        XBKS has developed business strategies, which it intends to implement. Its business strategies include organic growth and, where appropriate, growth through acquisitions. Its organic growth may involve an expansion into related banking lines of business and related services and products, which would involve additional risks. If XBKS cannot implement its business strategies, it will be hampered in its ability to maintain and grow its business and serve its customers, which would in turn materially and adversely affect it. Even if XBKS's business strategies are successfully implemented, they may not have the favorable impact on its operations that it anticipates.

Failure to manage expansion could materially and adversely affect Xenith Bank's business.

        Xenith Bank's ability to offer services and products and implement its business strategies successfully in a highly competitive market requires an effective planning and management process. Future expansion efforts, internally or through acquisitions, could be expensive and put a strain on its management, financial, operational and technical resources. Xenith Bank may also expand into new markets or lines of business or offer new products or services. To manage growth effectively, Xenith Bank will likely have to continue to enhance its operating systems and controls, as well as integrate new personnel, including relationship managers, and manage expanded operations. If Xenith Bank is unable to grow its business or manage its growth effectively, it could be materially and adversely affected.

The soundness of other financial institutions with which XBKS does business could adversely affect it.

        XBKS's ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, acting as a counterparty, or other relationships. XBKS has exposure to many different industries and counterparties, including counterparties in the financial industry, such as commercial banks. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by it or by other institutions. Many of these transactions will expose XBKS to risk of loss in the event of default of a counterparty or client. In addition, this risk may be exacerbated when any collateral held by XBKS cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due to it. XBKS's losses from these events could be material.

Xenith Bank's earnings are sensitive to the credit risks associated with lending.

        The credit risk associated with commercial and industrial (which we refer to as "C&I") loans is a result of several factors, including the concentration of Xenith Bank's loan portfolio in a limited number of loans and borrowers, the size of loan balances, which is generally larger than consumer loans, and the effects of general economic conditions on a borrower's business. Xenith Bank's C&I loan portfolio represented approximately 47.5% of its total loan portfolio as of December 31, 2015. Any significant default by its commercial and industrial customers would materially and adversely affect it.

        Xenith Bank's C&I loans include owner-occupied real estate loans that are secured in part by the value of the real estate. Owner-occupied real estate loans represented approximately 16.6% of its total C&I loan portfolio as of December 31, 2015. The primary source of repayment for owner-occupied real estate loans is the cash flow produced by the related commercial enterprise, and the value of the real estate is a secondary source of repayment of the loan.

        Xenith Bank's commercial real estate (which we refer to as "CRE") loan portfolio represented approximately 38.8% of its total loan portfolio as of December 31, 2015. CRE loans will typically be larger than consumer loans and may pose greater risks than other types of loans. Underwriting and portfolio management activities cannot eliminate all risks related to these loans. It may be more difficult for commercial real estate borrowers to repay their loans in a timely manner in the current economic climate, as commercial real estate borrowers' abilities to repay their loans frequently depends on the successful development of their properties. In addition, Xenith Bank may incur losses on CRE loans due to declines in occupancy rates and rental rates, which may decrease property values and may decrease the likelihood that a borrower may find permanent financing alternatives. Given the weaknesses in the commercial real estate market in general, there may be loans where the value of its collateral has been negatively impacted. A further weakening of the commercial real estate market may increase the likelihood of default of these loans, which could negatively impact its loan portfolio's performance and asset quality. If Xenith Bank is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, it could incur material losses. In addition, banking regulators give greater scrutiny to commercial real estate lending and may require banks with higher levels of commercial real estate loans to implement improved or additional underwriting, internal controls, risk management policies and portfolio stress testing. In banks with certain levels of commercial real estate loan concentrations, regulators may require increased levels of reserves for loan losses, as well as the need for additional capital. Any of these events could increase its costs, require management time and attention, and materially and adversely affect Xenith Bank.

Decisions regarding credit risk in its investment or loan portfolios could be inaccurate and its allowance for loan and lease losses may be inadequate to absorb future losses inherent in its loan portfolio, which could materially and adversely affect Xenith Bank.

        Xenith Bank's loan portfolio and a portion of its investment portfolio expose it to credit risk. Of its $140.1 million investment portfolio, $96.2 million, or 68.6%, were securities other than U.S. agency securities as of December 31, 2015. Of the $96.2 million, $88.3 million were securities issued as general obligations of states or political subdivisions. Inherent risks in lending include the deterioration of the credit of borrowers and adverse changes in the industries and competitive environments in which they operate, changes in borrowers' management and business prospects, fluctuations in interest rates and collateral values, principally real estate, and economic downturns. Making loans is an essential element of Xenith Bank's business, and there is a high risk that some portion of the loans it makes will not be repaid and, accordingly, will result in losses. Given Xenith Bank's size, these losses could be concentrated in one or more borrowers and could be significant.

        The risk of loss is affected by a number of factors, including:

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  credit risks of a particular borrower;

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  the duration of the loan;

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  changes in economic or industry conditions; and

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  in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

        In addition, Xenith Bank may suffer higher credit losses because of federal or state legislation or other regulatory action that reduces the amount that its borrowers are required to pay to it, prohibits or otherwise limits its ability to foreclose on properties or other collateral, or makes foreclosures less economically viable.

        As with all financial institutions, Xenith Bank's management makes various assumptions and judgments about the ultimate collectability of its loan portfolio, and it maintains an allowance for loan and lease losses and other reserves to absorb anticipated future losses inherent in its portfolio.

        In addition, bank regulatory agencies periodically review Xenith Bank's allowance for loan and lease losses and may require it to increase reserves or recognize loan charge-offs. Because Xenith Bank's allowance methodologies take into account qualitative factors within its institution as well as the external economic environment, there is potential for inconsistencies in its methodology and the methodologies deemed appropriate for it by the bank regulatory agencies.

        If management's assumptions and judgments prove to be inaccurate and Xenith Bank's allowance for loan and lease losses is inadequate to absorb future losses inherent in its loan portfolio, or if bank regulatory agencies require it to increase its allowance for loan and lease losses or to recognize loan charge-offs, its capital could be significantly reduced, and it could be materially and adversely affected.

XBKS's decisions regarding the fair value of assets acquired could be different than initially estimated, which could materially and adversely affect its business, financial condition, results of operations and future prospects.

        As required by acquisition accounting rules, XBKS records acquired loans at estimated fair values as of the effective date of the acquisition by creating a discount and eliminating the allowance for loan and lease losses. To the extent the credit losses of the purchased loans are greater than fair value adjustments determined at the effective date of acquisitions, XBKS could be materially and adversely affected.

        XBKS acquired a significant portion of its loans held for investment in the mergers and acquisitions that it has completed. Although these loans were recorded at their estimated fair values, as of the effective date of the merger, there is no assurance that the acquired loans will not suffer further deterioration in value resulting in additional charge-offs and a reduction in its net income.

Xenith Bank depends on the accuracy and completeness of information about its customers and counterparties.

        In deciding whether to extend credit or enter into other transactions, Xenith Bank relies on information furnished by or on behalf of its customers and counterparties, including financial statements, credit reports and other financial information. Xenith Bank also relies on representations of those customers or counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could result in losses that materially and adversely affect it. Even if Xenith Bank receives accurate information, it may misjudge that information and fail to assess the credit risks in a manner that materially and adversely affects it.

Xenith Bank's use of appraisals in deciding whether to make a loan on or secured by real property does not ensure the value of the real property collateral.

        In considering whether to make a loan secured by real property, Xenith Bank generally requires an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and an error in fact or judgment could adversely affect the reliability of an appraisal. In addition, events occurring after the initial appraisal may cause the value of the real estate to decrease. As a result of any of these factors, the value of collateral backing a loan may be less than supposed, and if a default occurs, Xenith Bank may not recover the outstanding balance of the loan.

Commercial real estate lending guidance issued by the federal banking regulators could impact Xenith Bank's operations and capital requirements.

        The Federal Reserve, the Office of the Comptroller of the Currency (which we refer to as the "OCC") and the Federal Deposit Insurance Corporation (which we refer to as the "FDIC"), along with the other federal banking regulators, issued guidance entitled "Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices" directed at financial institutions that have particularly high concentrations of commercial real estate loans within their loan portfolios. This guidance suggests that institutions whose commercial real estate loans exceed certain percentages of capital should implement heightened risk management practices appropriate to their concentration risk and may be required to maintain higher capital ratios than institutions with lower concentrations in commercial real estate lending. These agencies jointly issued a "statement on Prudent Risk Management for Commercial Real Estate Lending" on December 2015 to remind banks of the need to engage in risk management practices for commercial real estate lending. Based on its commercial real estate concentration as of December 31, 2015, Xenith Bank is not subject to additional supervisory analysis but could be in the future, and believes its credit administration policies to be consistent with the recently published policy statement. Xenith Bank's management has implemented controls to monitor its commercial real estate lending and will continue to enhance and monitor those controls, but it cannot predict the extent to which this guidance may impact its future operations or capital requirements. Also, any risk management practices that it implements may not be effective to prevent losses in its loan portfolio, including its commercial real estate portfolio.

Xenith Bank's ability to maintain regulatory capital levels and adequate sources of funding and liquidity may be adversely affected by market conditions, concentration of customer deposits within certain businesses and industries, and changes in capital requirements made by its regulators.

        Xenith Bank is required to maintain certain capital levels sufficient to maintain capital ratios that classify it as "well-capitalized" in accordance with banking regulations. Xenith Bank must also seek to maintain adequate funding sources in the normal course of business to support its lending and investment operations and repay its outstanding liabilities as they become due. Xenith Bank's ability to maintain regulatory capital levels, available sources of funding, and sufficient liquidity could be impacted by the concentration of customer deposits within certain businesses and industries and deteriorating economic and market conditions.

        Xenith Bank's failure to meet any applicable regulatory guideline related to its lending activities or any capital requirement otherwise imposed upon it or to satisfy any other regulatory requirement could subject it to certain activity restrictions or to a variety of enforcement remedies available to the regulatory authorities, including limitations on its ability to pay dividends or pursue acquisitions, the issuance by regulatory authorities of a capital directive to increase capital, and the termination of deposit insurance by the FDIC.

        In determining the adequacy of its capital levels, Xenith Bank uses risk-based capital ratios established by regulations. In July 2013, the Federal Reserve, FDIC and OCC adopted the U.S. the Basel Committee's Revised Framework to the International Convergence of Capital Management and Capital Standards regulatory capital reforms from the Basel Committee on Banking Supervision (which we refer to as the "Basel Committee") and certain changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (which we refer to as the "Dodd-Frank Act") (which we refer to as the "Basel III Rules"), which establish a stricter regulatory capital framework that requires banking organizations to hold more and higher-quality capital to act as a financial cushion to absorb losses and help banking organizations better withstand periods of financial stress. The Basel III Rules increase capital ratios for all banking organizations and introduce a "capital conservation buffer," which is in addition to each capital ratio. If a banking organization dips into its capital conservation buffer, it would be subject to limitations on certain activities including payment of dividends, share repurchases and discretionary bonuses to executive officers.

        In calculating its risk-based ratios, Xenith Bank must apply risk weights to its various asset classes. The Basel III Rules assign higher risk weights to exposures to various categories of assets, including certain credit facilities that finance the acquisition, development or construction of real property, certain exposures or credits that are 90 days past due or on nonaccrual, foreign exposures and certain corporate exposures. The Basel III Rules also require unrealized gains and losses on certain available-for-sale securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-out is exercised. Xenith Bank made a one-time, election in its March 31, 2015 filing to continue to permanently exclude accumulated other comprehensive income from capital. The Basel III Rules also include changes in what constitutes regulatory capital, some of which are subject to a two-year transition period. These changes include the phasing-out of certain instruments as qualifying capital. In addition, Tier 2 capital is no longer limited to the amount of Tier 1 capital included in total capital. Mortgage servicing rights, a certain deferred tax asset and investments in unconsolidated subsidiaries over designated percentages of common stock will be required to be deducted from capital, subject to a two-year transition period. The Basel III Rules became effective January 1, 2015. The conservation buffer began to be phased in beginning in 2016 and will take full effect on January 1, 2019.

        Although Xenith Bank currently cannot predict the specific impact and long-term effects that the Basel III Rules will have on it and the banking industry more generally, it will be required to maintain higher regulatory capital levels, which could impact its operations, net income and ability to grow.

Furthermore, its failure to comply with the minimum capital requirements could result in its regulators taking formal or informal actions against Xenith Bank, which could restrict its future growth or operations.

        The Consumer Financial Protection Bureau (which we refer to as the "CFPB") may reshape the consumer financial laws through rulemaking and enforcement of unfair, deceptive or abusive acts or practices, which may directly impact the business operations of depository institutions offering consumer financial products or services including Xenith Bank.

        The CFPB has broad rulemaking authority to administer and carry out the purposes and objectives of the "Federal consumer financial laws, and to prevent evasions thereof," with respect to all financial institutions that offer financial products and services to consumers. The CFPB is also authorized to prescribe rules applicable to any covered person or service provider identifying and prohibiting acts or practices that are "unfair, deceptive, or abusive" in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service (which we refer to as "UDAAP authority"). The potential reach of the CFPB's broad new rulemaking powers and UDAAP authority on the operations of financial institutions offering consumer financial products or services, including Xenith Bank, is currently unknown.

Xenith Bank is subject to federal and state and fair lending laws, and failure to comply with these laws could lead to material penalties.

        Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The Department of Justice, the CFPB and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution's performance under fair lending laws in private class action litigation. A successful challenge to Xenith Bank's performance under the fair lending laws and regulations could adversely impact Xenith Bank's rating under the CRA and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity, and restrictions on expansion activity, which could negatively impact its reputation, business, financial condition and results of operations.

Xenith Bank may not be able to access funding sufficient to support its growth.

        Xenith Bank's business strategies are based on access to funding from local customer deposits, such as checking and savings accounts and certificates of deposits. Deposit levels may be affected by a number of factors, including interest rates paid by competitors, general interest rate levels, returns available to customers on alternative investments, and general economic conditions. If its deposit levels fall, Xenith Bank could lose a relatively low cost source of funding, and its costs would increase from alternative funding. If local customer deposits are not sufficient to fund its growth, it will look to outside sources such as borrowings from the Federal Home Loan Bank of Atlanta (which we refer to as "FHLB"), which is a secured funding source. its ability to access borrowings from the FHLB will be dependent upon whether and the extent to which it can provide collateral. Xenith Bank may also look to federal funds purchased and brokered deposits as discussed below under "—Xenith Bank's use of brokered deposits may be limited or discouraged by bank regulators, which could adversely impact its liquidity" or seek to raise funds through the issuance of shares of its common stock or other equity or equity-related securities or the incurrence of debt as additional sources of liquidity. If Xenith Bank is unable to access funding sufficient to support its growth or is only able to access such funding on unattractive terms, it may not be able to implement its business strategies.

Xenith Bank relies substantially on deposits made by its customers in its target markets, which can be materially and adversely affected by local and general economic conditions.

        As of December 31, 2015, $578.9 million, or 65.1%, of its total deposits, consisted of noninterest-bearing demand accounts and interest-bearing savings, money market and demand accounts. The $310.1 million remaining balance of deposits includes time deposits, of which approximately $234.5 million, or 26.4% of its total deposits, are due to mature within one year. Xenith Bank's ability to attract and maintain deposits, as well as its cost of funds, has been and will continue to be significantly affected by rates offered by competitors, alternative investment opportunities, monetary policy and general economic conditions. Xenith Bank has significant deposits from certain customers that are in excess of the FDIC insurance amounts. Customers may withdraw deposits in an effort to ensure that the amount they have on deposit with Xenith Bank is fully insured or may place them in other financial institutions that they perceive as being more secure. The loss of customers that maintain significant deposits with Xenith Bank could have an adverse effect on this critical funding source. If Xenith Bank fails to attract new deposits or maintain existing deposits or are forced to increase interest rates paid to customers to attract and maintain deposits, its net interest income would be negatively impacted, and it could be materially and adversely affected.

Xenith Bank's use of brokered deposits may be limited or discouraged by bank regulators, which could adversely impact its liquidity.

        Depositors that invest in brokered deposits are generally interest-rate sensitive and well informed about alternative markets and investments. Consequently, these types of deposits may not provide the same stability to a bank's deposit base as traditional local retail deposit relationships. Xenith Bank's liquidity may be negatively affected if that funding source experiences supply difficulties due to loss of investor confidence or a flight to other investments. Regulatory developments with respect to wholesale funding, including increased FDIC insurance costs for, or limits on the use of these deposits, may further limit the availability of that alternative. In light of regulatory pressure, there may be a cost premium for locally generated certificates of deposit as compared to brokered deposits, which may increase its cost of funding. As of December 31, 2015, $114.4 million, or 12.9% of its deposits were brokered deposits.

XBKS may not be able to raise additional capital on terms favorable to it or at all.

        XBKS may need additional capital to support its business, expand its operations, or maintain its minimum capital requirements; however, it may not be able to raise additional funds through the issuance of shares of its common stock or other equity or equity related securities or in an acquisition or a merger. Furthermore, the significant amount of XBKS's common stock that BankCap Partners owns may discourage other potential investors from acquiring newly-issued shares of XBKS's common stock or other equity or equity related securities.

Xenith Bank may not be able to maintain sufficient liquidity to meet the cash flow requirements of its depositors and other creditors.

        Xenith Bank's liquidity is used to make loans and investments and to repay liabilities (including deposits), as they become due or are demanded by depositors and other creditors. Its main source of liquidity is customer deposits. As a part of its liquidity management, Xenith Bank uses a number of funding sources in addition to core deposits and repayments and maturities of loans and investments. Potential alternative sources of liquidity include federal funds purchased and investment securities sold under repurchase agreements, as well as the sale of loans, securities (to the extent not pledged as collateral) or other assets, the utilization of available government and regulatory assistance programs, brokered deposits, borrowings from the FHLB, borrowings through the Federal Reserve Bank's (which we refer to as the "FRB") discount window, borrowings from other banks, and the issuance of its debt securities and equity securities.

Without sufficient liquidity from these potential sources, Xenith Bank may not be able to meet the cash flow requirements of its depositors and other creditors, or to operate and grow its business.

        As it continues to grow, Xenith Bank may become more dependent on wholesale funding sources, which may include FHLB borrowings and borrowings through the FRB's discount window. As of December 31, 2015, Xenith Bank had $17.5 million of FHLB borrowings and $114.4 million of brokered deposits outstanding. If Xenith Bank is required to rely more heavily on wholesale funding sources to support its operations or growth in the future and such funding is expensive at such time, its revenues may not increase proportionately to cover its costs. In that case, its operating margins would be reduced, and it could be materially and adversely affected.

XBKS may become subject to significant liabilities in the event Xenith Bank forecloses upon, or takes title to, real property.

        When underwriting a commercial or residential real estate loan, Xenith Bank will generally take a lien on the real property and, in some instances upon a default by the borrower, it may foreclose upon and take title to the property, which may lead to potential financial risk for it under applicable environmental laws. Xenith Bank may also take over the management of commercial properties whose owners have defaulted on loans. Xenith Bank may also own and lease premises where branches and other facilities are located. While Xenith Bank has lending, foreclosure and facilities guidelines intended to exclude properties with an unreasonable risk of contamination, hazardous substances could exist on some of the properties that Xenith Bank may own, manage or occupy. XBKS faces the risk that environmental laws could force it to clean up the properties at its expense. It may cost much more to remediate a property than the property is worth. XBKS could also be liable for pollution generated by a borrower's operations, if Xenith Bank takes a role in managing those operations after a default. Many environmental laws impose liability, regardless of whether XBKS knew of, or were responsible for, any contamination that existed or exists for the property. Xenith Bank may also find it difficult or impossible to sell contaminated properties. These costs could be significant and could materially and adversely affect its net income.

The disposition processes related to its nonperforming assets could result in losses in the future that would materially and adversely affect XBKS.

        XBKS may incur additional losses relating to an increase in nonperforming loans and other real estate owned (which we refer to as "OREO"), and such losses could be material. When it acquires title to collateral in foreclosures and similar proceedings, Xenith Bank is required by accounting rules to mark such collateral to the then fair market value, less costs of disposal, which could result in a loss. Nonperforming assets adversely affect net income in various ways. While XBKS pays interest expense to fund nonperforming assets, no interest income is recorded on nonaccrual loans or OREO, thereby adversely affecting income and returns on assets and equity. Additionally, XBKS incurs loan administration costs and the costs of maintaining properties carried as OREO. Nonperforming loans and OREO also increase its risk profile, and increases in the level of nonperforming loans and OREO could impact its regulators' view of appropriate capital levels in light of such risks.

        While XBKS seeks to manage its problem assets through loan sales, workouts, restructurings, foreclosures and otherwise, decreases in the value of these assets, or in the underlying collateral, or in these borrowers' results of operations, liquidity or financial condition, whether or not due to economic and market conditions beyond its or their control, could materially and adversely affect it. In addition, the resolution of nonperforming assets requires significant amount of management's time and attention, diverting their time from other business, which could be detrimental to the performance of their other responsibilities on its behalf.

Given the geographic concentration of its operations, XBKS could be significantly affected by any natural or man-made disaster that affects Virginia and surrounding areas.

        XBKS's operations are concentrated in, and Xenith Bank's loan portfolio consists almost entirely of, loans to persons and businesses located in and around Virginia. The collateral for many of its loans consists of real and personal property located in areas susceptible to hurricanes and other natural disasters as well as man-made disasters that can cause extensive damage to the general region. Disaster conditions that hit in its target markets would adversely affect the local economies and real estate markets. Adverse economic conditions resulting from such a disaster could negatively affect the ability of its customers to repay their loans and could reduce the or man-made disaster could also result in continued economic uncertainty that could negatively impact businesses in those areas. As a result, XBKS could be materially and adversely affected by any natural or man-made disaster that affects its target markets.

XBKS and Xenith Bank are dependent on its key personnel, including its executive officers, and the loss of such persons could negatively impact its ability to execute its business strategies.

        XBKS and Xenith Bank will be for the foreseeable future dependent on the services of T. Gaylon Layfield, III, who is the President and Chief Executive Officer of XBKS and Xenith Bank; Thomas W. Osgood, who is the Chief Financial Officer and Chief Administrative Officer of XBKS and Xenith Bank; Judy C. Gavant, who is the Controller and Principal Accounting Officer of Xenith Bank; Wellington W. Cottrell, III, who is the Chief Credit Officer of Xenith Bank; Ronald E. Davis, who is the Chief Operations and Technology Officer of Xenith Bank; and Edward H. Phillips, Jr., who is the Chief Lending Officer of Xenith Bank. Should the services of these individuals or other key executive officers become unavailable, it may be unable to find a suitable successor who would be willing to be employed upon the terms and conditions that it would offer. A failure to replace any of these individuals in a timely and effective manner could negatively affect its ability to execute its business strategies and otherwise disrupt its business.

XBKS's business is dependent on technology and an inability to invest in technological improvements or obtain reliable technological support may materially and adversely affect it.

        The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven services and products. In addition to better serve Xenith Bank's customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. XBKS's ability to grow and compete will depend in part upon its ability to address the needs of customers by using technology to provide services and products that will satisfy their operational needs, while managing the costs of expanding its technology infrastructure. Many competitors have substantially greater resources to invest in technological improvements and third-party support. For the foreseeable future, XBKS expects to rely on third-party service providers for its core technology systems and on other third parties for technical support and related services. If XBKS is unable to implement and market new technology-driven services and products successfully, or if those services and products become unreliable or fail, its customer relationships and operations could be adversely affected, which could materially and adversely affect it.

System failure or breaches, including "hacking," "cyber fraud" or "identity theft," of XBKS's network security could lead to increased operating costs, as well as litigation and other liabilities.

        The computer systems and network infrastructure XBKS uses could be vulnerable to unforeseen hardware and cybersecurity issues, including "hacking," "cyber fraud" and "identity theft." XBKS's operations are dependent in part upon its ability to protect its computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes an interruption in XBKS's operations could have an adverse effect on its financial condition and results of operations. In addition, its operations are dependent upon its ability to protect the computer systems and network infrastructure utilized by its customers and XBKS, including its Internet banking activities, against damage from physical break-ins, cybersecurity breaches and other disruptive problems caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through its computer systems and network infrastructure, which may result in significant liability to XBKS, damage its reputation, and inhibit current and potential customers from its Internet banking services. Each year, XBKS incurs expenses to add additional security measures to its computer systems and network infrastructure to mitigate the possibility of cybersecurity breaches, including firewalls and penetration testing. XBKS maintains insurance coverage for certain types of cybersecurity incidents, but there can be no assurance that coverage will exist or be adequate to cover potential losses. A security breach could also subject XBKS to additional regulatory scrutiny and expose it to civil litigation and possible financial liability.

        In February 2013, an executive order, Improving Critical Infrastructure Cybersecurity (which we refer to as the "Executive Order") was released, which is focused primarily on government actions to support critical infrastructure owners and operators in protecting their systems and networks from cyber threats. The Executive Order requires the development of risk-based cybersecurity standards, methodologies, procedures and processes, a so-called "Cybersecurity Framework," that can be used voluntarily by critical infrastructure companies to address cyber risks. The Executive Order also will steer certain private sector companies to comply voluntarily with the Cybersecurity Framework. In response to the Executive Order, the FFIEC has published cybersecurity guidance, along with observations from recent cybersecurity assessments. These assessments were conducted with the goal of identifying gaps in the regulators' examination procedures and training that can be used to strengthen the oversight of cybersecurity readiness. If, as a result of the Executive Order, or otherwise, its regulators were to recommend guidance that required us to further implement cyber security infrastructure, XBKS could incur additional costs.

XBKS is subject to extensive regulation in the conduct of its business operations, which could materially and adversely affect it.

        The banking industry is heavily regulated by several governmental agencies. Banking regulations are primarily intended to protect depositors, deposit insurance funds and the banking system as a whole, and not shareholders and other creditors. These regulations affect lending practices, capital structure, investment practices, dividend policy, operations and growth, among other things. For example, federal and state consumer protection laws and regulations limit the manner in which banks may offer and extend credit. In addition, the laws governing bankruptcy generally favor debtors, making it more expensive and more difficult to collect from customers who become subject to bankruptcy proceedings.

        From time to time, the U.S. Congress and state legislatures consider changing these laws and may enact new laws or amend existing laws to further regulate the financial services industry. In July 2010, the Dodd-Frank Act was enacted, which has resulted, and will continue to result, in sweeping changes in the regulation of financial institutions. The Dodd-Frank Act contains numerous provisions that affect all banks and bank holding companies, including provisions that, among other things:

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  change the assessment base for the Deposit Insurance Fund of the FDIC ("DIF") from the amount of insured deposits to total consolidated assets less tangible capital, eliminate the ceiling on the size of the DIF, and increase the floor of the size of the DIF, which generally will require an increase in the level of assessments for institutions with assets in excess of $10 billion;

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  repeal the federal prohibitions on the payment of interest on demand deposits, thereby generally permitting the payment of interest on all deposit accounts;

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  centralize responsibility for promulgating regulations under and enforcing federal consumer financial protection laws in a new bureau, the CFPB, that will have direct supervision and examination authority over banks with more than $10 billion in assets;

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  require the FDIC to seek to make its capital requirements for banks counter-cyclical;

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  impose comprehensive regulation of the over-the-counter derivatives market, which would include certain provisions that would effectively prohibit insured depository institutions from conducting certain derivatives businesses in the institution itself;

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  implement corporate governance revisions, including with regard to executive compensation and proxy access by shareholders, that apply to all public companies, not just financial institutions;

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  establish new rules and restrictions regarding the origination of mortgages; and

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  permit the Federal Reserve to prescribe regulations regarding interchange transaction fees, and limit them to an amount reasonable and proportional to the cost incurred by the issuer for the transaction in question.

        Many of the provisions in the Dodd-Frank Act remain subject to regulatory rule-making and implementation, the effects of which are not yet known. Although it cannot predict the specific impact and long-term effects that the Dodd-Frank Act and the regulations promulgated thereunder will have on Xenith Bank and its prospects, its target markets and the financial industry more generally, it believes that the Dodd-Frank Act and the regulations promulgated thereunder will impose additional administrative burdens that will obligate it to incur additional costs.

        Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Xenith Bank in substantial and unpredictable ways. Such changes could, among other things, subject it to additional costs and lower revenues, limit the types of financial services and products Xenith Bank may offer, increase the ability of non-banks to offer competing financial services and products, and require a significant amount of management's time and attention. Failure to comply with statutes, regulations or policies could result in sanctions by regulatory agencies, civil money penalties or reputational damage, which could materially and adversely affect Xenith Bank.

BankCap Partners is a bank holding company that is deemed to be a multi-bank holding company for two institutions.

        Under the Federal Reserve guidelines, every bank holding company must serve as a "source of strength" for each of their bank subsidiaries. Currently, BankCap Partners is deemed a bank holding company for Atlantic Capital Bank, N.A. (which we refer to as "ACB"), an Atlanta, Georgia-based bank, and Xenith Bank. The position of BankCap Partners as a source of strength to other depository institutions may limit its ability to serve as a source of strength for Xenith Bank and could adversely affect Xenith Bank's ability to access resources of BankCap Partners. Federal bank regulatory agencies have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary, if the agency determines that divestiture may aid the depository institution's financial condition. Following the completion of the merger, BankCap Partners will own approximately 6.3% of the total outstanding voting securities of the surviving corporation and following completion of the bank merger, it will continue to be deemed a bank holding company for the surviving entity and will continue to serve as source of strength for the surviving entity.

Xenith Bank may be obligated to provide financial assistance to any other financial institution as to which BankCap Partners is deemed to be a bank holding company.

        A bank for which BankCap Partners is deemed to be a bank holding company may be required to indemnify, or cross-guarantee, the FDIC against losses the FDIC incurs with respect to any other bank controlled by BankCap Partners. In addition, the Federal Deposit Insurance Corporation Improvement Act of 1991 (which we refer to as "FDICIA") requires that an insured depository institution shall be liable for the loss incurred or anticipated by the FDIC arising from the default of a commonly controlled insured depository institution or any assistance provided by the FDIC to any commonly controlled insured depository institution in danger of default. Accordingly, Xenith Bank may be obligated to provide financial assistance to ACB. Any financial assistance that Xenith Bank is required to provide would reduce XBKS's capital and could materially and adversely affect it.

If XBKS fails to maintain an effective system of internal control over financial reporting and disclosure controls and procedures, current and potential shareholders may lose confidence in its financial reporting and disclosures and could subject it to regulatory scrutiny.

        Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (which we refer to as "Section 404"), XBKS is required to include in its Annual Reports on Form 10-K its management's assessment of the effectiveness of its internal control over financial reporting. While its management's assessment included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (which we refer to as the "XBKS 2015 Form 10-K") did not identify any material weaknesses, XBKS cannot guarantee that it will not have any material weaknesses identified by its management or its independent registered public accounting firm in the future.

        The Dodd-Frank Act includes a provision to permanently exempt non-accelerated filers from complying with the requirements of Section 404(b), which requires an issuer to include in its Annual Report on Form 10-K an attestation report from the issuer's independent registered public accounting firm on the issuer's internal control over financial reporting. Since XBKS was a nonaccelerated filer as of June 30, 2015 (the last day of its most recently completed second quarter), XBKS was not required to comply with the requirements of Section 404(b) in the XBKS 2015 Form 10-K. However, if the market value of XBKS's common stock held by non-affiliates equals $75 million or more as of the end of the last day of its most recently completed second quarter, XBKS will be required to provide an attestation report from its independent registered public accounting firm on its internal controls over financial reporting (which we refer to as "ICFR") in its Annual Report on Form 10-K for the year in which it equals or exceeds the $75 million threshold. Additionally, in accordance with FDICIA, XBKS will be required to provide an attestation report from its independent registered public accounting firm on its ICFR when its total assets as of the beginning of its fiscal year are $1 billion or more.

        Compliance with the requirements of Section 404 is expensive and time-consuming. If, in the future, XBKS fails to comply with these requirements in a timely manner, or if its management or independent registered public accounting firm expresses a qualified or otherwise negative opinion on the effectiveness of its ICFR, it could be subject to regulatory scrutiny and a loss of confidence in its ICFR. In addition, any failure to maintain an effective system of disclosure controls and procedures could cause its current and potential shareholders and customers to lose confidence in its financial reporting and disclosure required under the Securities Exchange Act of 1934 (which we refer to as the "Exchange Act"), which could materially and adversely affect XBKS.

The accuracy of XBKS's financial statements and related disclosures could be affected if future events differ significantly from the judgments, assumptions and estimates in its critical accounting policies.

        The preparation of financial statements and related disclosure in conformity with U.S. GAAP requires it to make judgments, assumptions and estimates that affect the amounts reported in XBKS's consolidated financial statements and accompanying notes. XBKS's critical accounting policies, which it summarizes in "XBKS Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" describe those significant accounting policies and methods used in the preparation of its consolidated financial statements that it considers "critical" because they require judgments, assumptions and estimates about the future that materially impact its consolidated financial statements and related disclosures. For example, material estimates that are particularly susceptible to significant change relate to the determination of its allowance for loan and lease losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and the application of acquisition accounting principles relating to mergers and acquisitions. As a result, if future events differ significantly from the judgments, assumptions and estimates in its critical accounting policies, those events could have a material impact on the accuracy of XBKS's consolidated financial statements and related disclosures, and ultimately negatively affect its net income.

The market value of XBKS's investments may decline, which could cause a decline in its shareholders' equity and negatively affect its results of operations.

        XBKS has designated a portion of its investment portfolio as securities available for sale pursuant to applicable accounting standards relating to accounting for investments. These standards require that unrealized gains and losses in the estimated fair value of the available-for-sale investment securities portfolio be reflected as a separate item in shareholders' equity, net of tax, as accumulated other comprehensive income. As of December 31, 2015, XBKS had $130.9 million, or 12.6% of its total assets, in securities available for sale at fair value. Shareholders' equity reflects the unrealized gains and losses, net of tax, of these investments. A portion of its investment portfolio is designated as securities held to maturity pursuant to applicable accounting standards. As of December 31, 2015, XBKS had $9.3 million in held-to-maturity securities. Held-to-maturity securities are recorded at amortized cost; any unrealized gains or losses in its held-to-maturity securities do not result in an adjustment to its shareholders' equity. Management believes that several factors will affect the market values of its investment securities portfolio. These include changes in interest rates or expectations of changes, the degree of volatility in the securities markets, inflation rates or expectations of inflation, the slope of the interest rate yield curve (i.e., the differences between shorter-term and longer-term interest rates), and reduced investor demand. The decline in the market value of its available-for-sale investment securities portfolio results in a corresponding decline in shareholders' equity. Lower market values for its available-for-sale and held-to-maturity securities may result in recognition of an other-than-temporary impairment charge to XBKS's net income, thus also reducing its shareholders' equity.

XBKS does not intend to pay dividends on its common stock in the foreseeable future, and it may never pay, or legally be able to pay, dividends.

        XBKS has not paid any dividends on its common stock since its inception, and it presently does not intend to pay any dividends on common stock in the foreseeable future. XBKS is a bank holding company that conducts substantially all of its operations through Xenith Bank. As a result, its ability to make dividend payments on its common stock will depend primarily up the receipt of dividends and other distributions from Xenith Bank. XBKS and Xenith Bank are limited in the amount of dividends that they may pay pursuant to state and federal laws and regulations. See "Information About XBKS—Supervision and Regulation—Payment of Cash Dividends." During 2014, it entered into an agreement with a national bank that provides for an unsecured senior term loan credit facility up to $15 million, which was amended in 2015 to, among other things, increase this maximum available amount to $17 million. The outstanding principal amount of its senior term loan facility was $11.1 million as of December 31, 2015. This agreement imposes restrictions on the ability of XBKS and Xenith Bank to pay dividends while any event of default exists. In 2015, XBKS issued and sold $8.5 million of its 6.75% subordinated notes due 2025 (which we refer to as the "Subordinated Notes"). The terms of the Subordinated Notes restrict XBKS from paying any dividends while an event of default exists and from paying cash dividends if certain regulatory capital ratios are below prescribed levels. Any future financing arrangements that it enters into may also limit its ability to pay dividends to its shareholders. Accordingly, it may never legally be able to pay dividends to its shareholders of common stock. Further, even if XBKS has earnings and available cash in an amount sufficient to pay dividends to its shareholders of common stock, its board of directors, in its sole discretion, may decide to retain them and therefore not pay dividends in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this joint proxy statement/prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving HRB's and XBKS's expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may," or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may change over time. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus. HRB and XBKS do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to HRB, XBKS or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

        In addition to factors previously disclosed in HRB's and XBKS's reports filed with the SEC and those identified elsewhere in this joint proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements and historical performance: ability to obtain regulatory approvals and meet other conditions to the completion of the merger, including approval of the respective merger proposals by HRB and XBKS shareholders, on the expected terms and schedule; delay in completing the merger; difficulties and delays in integrating the HRB and XBKS businesses or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; HRB's and XBKS's businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the inability to realize its deferred tax asset within expected time frames or at all; changes in HRB's stock price before closing, including as a result of the financial performance of XBKS prior to closing; and the impact, extent and timing of technological changes, capital management activities and other actions of the Federal Reserve and legislative and regulatory actions and reforms.

        Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and do not reflect actual results.

 THE HRB SPECIAL MEETING

        This section contains information for HRB shareholders about the special meeting that HRB has called to allow its shareholders to consider and vote on the HRB merger proposal, the name change proposal and other related matters. HRB is mailing this joint proxy statement/prospectus to you, as an HRB shareholder, on or about July 1, 2016. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of HRB shareholders and a form of proxy card that the HRB board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the HRB special meeting.

Date, Time and Place of Meeting

        The special meeting will be held on Thursday, July 28, 2016 at Town Center Club, 222 Central Park Avenue, Virginia Beach, Virginia 23462, at 10:00 a.m. local time.

Matters to Be Considered

        At the special meeting of shareholders, you will be asked to consider and vote upon the following matters:

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  the HRB merger proposal;

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  the name change proposal;

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  the HRB merger-related compensation proposal;

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  the HRB adjournment proposal; and

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  to transact such other business as may properly come before the meeting or any adjournment thereof.

Recommendation of HRB's Board of Directors

        The HRB board of directors unanimously approved and adopted the merger agreement and the plan of merger, has determined that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, the name change amendment and the issuance of HRB common stock in the merger pursuant to the merger agreement and the plan of merger, are advisable and in the best interests of HRB and its shareholders. The HRB board of directors unanimously recommends that HRB shareholders vote "FOR" the HRB merger proposal, "FOR" the name change proposal, "FOR" the HRB merger-related compensation proposal and "FOR" the HRB adjournment proposal. See "The Merger—HRB's Reasons for the Merger; Recommendation of the HRB Board of Directors" for a more detailed discussion of the HRB board of directors' recommendation.

Record Date and Quorum

        The HRB board of directors has fixed the close of business on June 23, 2016 as the record date for determining the holders of HRB common stock entitled to receive notice of and to vote at the HRB special meeting.

        As of the record date, there were 171,330,585 shares of HRB common stock outstanding and entitled to vote at the HRB special meeting held by approximately 2,856 holders of record. Each share of HRB common stock entitles the holder to one vote at the HRB special meeting on each proposal to be considered at the HRB special meeting.

        The presence (in person or by proxy) at the HRB special meeting of holders of a majority of the outstanding shares of HRB capital stock entitled to vote with respect to the business to be transacted at the HRB special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the HRB special meeting for the purpose of determining the presence of a quorum. If an HRB shareholder holds shares in "street name" through a bank, broker or other nominee, those shares will not be counted for purposes of determining the presence of a quorum unless the bank, broker or other nominee has been instructed to vote on at least one of the proposals for the HRB special meeting.

Vote Required; Treatment of Abstentions and Failure to Vote

  HRB merger proposal:

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  Standard:  Approval of the HRB merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HRB common stock entitled to vote on the proposal.

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  Effect of abstentions, failure to vote and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card, fail to vote through the Internet, by telephone or in person at the HRB special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the HRB merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

  HRB name change proposal:

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  Standard:  Approval of the name change proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HRB common stock entitled to vote on the proposal.

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  Effect of abstentions, failure to vote and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card, fail to vote through the Internet, by telephone or in person at the HRB special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the name change proposal, it will have the same effect as a vote "AGAINST" the proposal.

  HRB merger-related compensation proposal:

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  Standard:  The HRB merger-related compensation proposal will be approved if the votes cast at the HRB special meeting in favor of the proposal exceed the votes cast against the proposal.

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  Effect of abstentions, failure to vote and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card, fail to vote through the Internet, by telephone or in person at the HRB special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the HRB merger-related compensation, it will have no effect on the proposal.

  HRB adjournment proposal:

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  Standard:  The HRB adjournment proposal will be approved if the votes cast at the HRB special meeting in favor of the proposal exceed the votes cast against the proposal.

  •
  Effect of abstentions, failure to vote and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card, fail to vote through the Internet, by telephone or in person at the HRB special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the HRB adjournment proposal, it will have no effect on the proposal.

Shares Held by Officers and Directors

        As of the record date, there were 171,330,585 shares of HRB common stock entitled to vote at the HRB special meeting. As of the record date, the directors and executive officers of HRB and their affiliates beneficially owned and were entitled to vote approximately 136,603,783 shares of HRB common stock representing approximately 79.7% of the shares of HRB common stock outstanding on that date. Each of the directors and certain of the officers of HRB or their affiliates has entered into a voting agreement with XBKS, solely in their capacity as shareholders of HRB. Each HRB shareholder party to the voting agreements has agreed, among other things, to vote the shares of HRB common stock owned beneficially or of record by such shareholder over which such shareholder has voting power in favor of the HRB merger proposal and the other proposals presented at the HRB special meeting and against certain competing acquisition proposals or other actions that would frustrate the purposes of, prevent or materially delay completion of the merger, as well as certain other restrictions with respect to the voting and transfer of such shareholder's shares of HRB common stock. The HRB shareholders that are party to these voting agreements beneficially own and are entitled to vote in the aggregate approximately 79.7% of the outstanding shares of HRB common stock as of the record date. The HRB voting agreements, and the rights and obligations of the shareholders and XBKS thereunder, automatically terminate upon the earlier of (1) the effective time of the merger, (2) the termination of the merger agreement in accordance with its terms and (3) the delivery by the HRB board of directors of an HRB change in recommendation in accordance with the merger agreement.

Voting of Proxies; Incomplete Proxies

        Each copy of this joint proxy statement/prospectus mailed to holders of HRB common stock is accompanied by a form of proxy card with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete, sign and return the proxy card accompanying this joint proxy statement/prospectus, regardless of whether you plan to attend the HRB special meeting. You may also vote your shares through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions.

        If you hold your stock in "street name" through a bank, broker or nominee, you must direct your bank, broker or nominee how to vote in accordance with the instructions you have received from your bank, broker or nominee.

        All shares represented by valid proxies that HRB receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted as recommended by the HRB board of directors. See "The Merger—HRB's Reasons for the Merger; Recommendation of the HRB Board of Directors." No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the HRB special meeting or at any adjournment or postponement of the HRB special meeting. However, if other business properly comes before the special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Shares Held in "Street Name"; Broker Non-Votes

        Under stock exchange rules, banks, brokers and other nominees who hold shares of HRB common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the HRB special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker, bank or other nominee does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of HRB common stock in "street name," your broker, bank or other nominee will vote your shares of HRB common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus. HRB believes that none of the proposals are routine matters and, if your bank, broker or other nominee has not received your voting instructions with respect to these proposals, your bank, broker or other nominee cannot vote your shares on these proposals.

Revocability of Proxies and Changes to an HRB Shareholder's Vote

        If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) voting by telephone or the Internet at a later time prior to the deadline for such voting, (3) delivering a written revocation letter to HRB's corporate secretary or (4) attending the HRB special meeting in person, notifying the corporate secretary and voting by ballot at the HRB special meeting.

        Any shareholder of HRB entitled to vote in person at the HRB special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying HRB's corporate secretary and voting by ballot at the HRB special meeting) of a shareholder at the HRB special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Hampton Roads Bankshares, Inc.
641 Lynnhaven Parkway
Virginia Beach, VA 23452
Attention: Corporate Secretary

        If your shares are held in "street name" by a bank, broker or nominee, you should follow the instructions of your bank, broker or nominee regarding the revocation of proxies.

Participants in the HRB 401(k) Plan

        If you hold HRB common stock through the HRB 401(k) Plan, you will receive information about how to vote confidentially. Under the terms of the HRB 401(k) Plan, all shares held by the plans are voted by the trustee, but each participant may direct the trustee on how to vote the shares of HRB common stock allocated to his or her account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the trustee on each proposal in the same proportion as shares for which it has received timely voting instructions.

Solicitation of Proxies

        HRB is soliciting your proxy in conjunction with the merger. HRB will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, HRB will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of HRB common stock and secure their voting instructions. HRB will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, HRB may use its directors, officers and several of its regular employees, who will not be specially compensated, to solicit proxies from the HRB shareholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Meeting

        All holders of HRB common stock, including holders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the HRB special meeting. Shareholders of record can vote in person at the HRB special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the HRB special meeting. If you plan to attend the HRB special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. HRB reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the HRB special meeting is prohibited without HRB's express written consent.

Delivery of Proxy Materials to Shareholders Sharing an Address

        As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to multiple shareholders of HRB sharing an address unless HRB has previously received contrary instructions from one or more such shareholders. This is referred to as "householding." Shareholders who hold their shares in "street name" can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Investor Relations, 641 Lynnhaven Parkway, Virginia Beach, VA 23452, at (757) 217-1000, HRB will deliver promptly a separate copy of this document to a shareholder at a shared address to which a single copy of the document was delivered.

Assistance

        If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of HRB common stock, please contact Investor Relations, 641 Lynnhaven Parkway, Virginia Beach, VA 23452 at (757) 217-1000.

 HRB PROPOSALS

HRB Merger Proposal

        HRB is asking its shareholders to approve the HRB merger proposal. Holders of HRB common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement, the plan of merger and the merger. A copy of the merger agreement and the plan of merger is attached to this joint proxy statement/prospectus as Annex A.

        After careful consideration, the HRB board of directors, by a unanimous vote of all directors, approved and adopted the merger agreement and the plan of merger, and determined the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, the name change amendment and the issuance of HRB common stock in the merger pursuant to the merger agreement and the plan of merger, to be advisable and in the best interests of HRB and the shareholders of HRB. See "The Merger—HRB's Reasons for the Merger; Recommendation of the HRB Board of Directors" included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the HRB board of directors' recommendation.

        The HRB board of directors unanimously recommends that HRB shareholders vote "FOR" the HRB merger proposal.

Name Change Proposal

        In connection with the merger and pursuant to the terms of the merger agreement, HRB is asking its shareholders to approve an amendment to HRB's Articles of Incorporation to change HRB's name to "Xenith Bankshares, Inc.," effective only upon the completion of the merger. If shareholders approve the name change proposal and the merger is completed, HRB's Bylaws will be amended to reflect conforming changes. A copy of the proposed amendment to HRB's Articles of Incorporation is attached to this joint proxy statement/prospectus as Annex F.

        The HRB board of directors unanimously recommends that HRB shareholders vote "FOR" the name change proposal.

HRB Merger-Related Compensation Proposal

        Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, HRB is providing its shareholders with a separate advisory (non-binding) vote to approve the merger-related compensation that may be paid or become payable to its named executive officers as described in "The Merger—Interests of HRB's Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to HRB's Named Executive Officers."

        Shareholders are being asked to approve the following resolution on an advisory (non-binding) basis:

  "RESOLVED, that the compensation that may be paid or become payable to HRB's named executive officers in connection with the merger, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K in "The Merger—Interests of HRB's Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to HRB's Named Executive Officers," is hereby APPROVED."

        The vote is advisory in nature and, therefore, is not binding on HRB, XBKS or the surviving corporation or the boards of directors or the compensation committees of HRB, XBKS or the surviving corporation, regardless of whether the merger proposals are approved.

        Approval of this advisory (non-binding) proposal is not a condition to completion of the merger. If the merger is completed, the merger-related compensation may be paid to HRB's named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements and the outcome of this advisory (non-binding) vote will not affect HRB's or the surviving corporation's obligations to make these payments even if HRB shareholders do not approve, by advisory (non-binding) vote, this proposal.

        The vote on the merger-related named executive officer compensation is separate from the vote to approve the HRB merger proposal. You may vote "against" the merger-related named executive officer compensation and "for" approval of the HRB merger proposal and vice versa. You also may abstain from this proposal and vote on the HRB merger proposal and vice versa.

        The HRB board of directors unanimously recommends that HRB shareholders vote "FOR" the HRB merger-related compensation proposal.

HRB Adjournment Proposal

        The HRB special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies if necessary to obtain additional votes in favor of the HRB merger proposal.

        If, at the HRB special meeting, the number of shares of HRB common stock present or represented and voting in favor of the HRB merger proposal is insufficient to approve such proposal, HRB intends to move to adjourn the HRB special meeting in order to solicit additional proxies for the approval of the HRB merger proposal. In that event, HRB will ask its shareholders to vote upon the HRB adjournment proposal, but not the HRB merger proposal. In accordance with HRB's Bylaws, a vote to approve the proposal to adjourn the HRB special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the HRB special meeting to approve the HRB merger proposal may be taken in the absence of a quorum.

        In this proposal, HRB is asking its shareholders to authorize the holder of any proxy solicited by the HRB board of directors on a discretionary basis to vote in favor of adjourning the HRB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from HRB shareholders who have previously voted.

        The HRB board of directors unanimously recommends that HRB shareholders vote "FOR" the HRB adjournment proposal.

 THE XBKS SPECIAL MEETING

        This section contains information for XBKS shareholders about the special meeting that XBKS has called to allow its shareholders to consider and vote on the XBKS merger proposal and other related matters. XBKS is mailing this joint proxy statement/prospectus to you, as an XBKS shareholder, on or about July 1, 2016. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of XBKS shareholders and a form of proxy card that the XBKS board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the XBKS special meeting.

Date, Time and Place of Meeting

        The special meeting will be held on Thursday, July 28, 2016 at Xenith Bank, 901 East Cary Street, Suite 1700, Richmond, Virginia, 23219, at 10:00 a.m. local time.

Matters to Be Considered

        At the special meeting of shareholders, you will be asked to consider and vote upon the following matters:

  •
  the XBKS merger proposal;

  •
  the XBKS merger-related compensation proposal;

  •
  the XBKS adjournment proposal; and

  •
  to transact such other business as may properly come before the meeting or any adjournment thereof.

Recommendation of XBKS's Board of Directors

        The XBKS board of directors unanimously approved and adopted the merger agreement and the plan of merger, has determined that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are advisable and in the best interests of XBKS and its shareholders. The XBKS board of directors unanimously recommends that XBKS shareholders vote "FOR" the XBKS merger proposal, "FOR" the XBKS merger-related compensation proposal and "FOR" the XBKS adjournment proposal. See "The Merger—XBKS's Reasons for the Merger; Recommendation of the XBKS Board of Directors" for a more detailed discussion of the XBKS board of directors' recommendation.

Record Date and Quorum

        The XBKS board of directors has fixed the close of business on June 23, 2016 as the record date for determining the holders of XBKS common stock entitled to receive notice of and to vote at the XBKS special meeting.

        As of the record date, there were 13,170,806 shares of XBKS common stock outstanding and entitled to vote at the XBKS special meeting held by approximately 1,268 holders of record. Each share of XBKS common stock entitles the holder to one vote at the XBKS special meeting on each proposal to be considered at the XBKS special meeting.

        The presence (in person or by proxy) at the XBKS special meeting of holders of a majority of the outstanding shares of XBKS capital stock entitled to vote with respect to the business to be transacted at the XBKS special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the XBKS special meeting for the purpose of determining the presence of a quorum. If an XBKS shareholder holds shares in "street name"

through a bank, broker or other nominee, those shares will not be counted for purposes of determining the presence of a quorum unless the bank, broker or other nominee has been instructed to vote on at least one of the proposals for the XBKS special meeting.

Vote Required; Treatment of Abstentions and Failure to Vote

  XBKS merger proposal:

  •
  Standard:  Approval of the XBKS merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of XBKS common stock entitled to vote on the proposal.

  •
  Effect of abstentions, failure to vote and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card, fail to vote through the Internet, by telephone or in person at the XBKS special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the XBKS merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

  XBKS merger-related compensation proposal:

  •
  Standard:  The XBKS merger-related compensation proposal will be approved if the votes cast at the XBKS special meeting in favor of the proposal exceed the votes cast against the proposal.

  •
  Effect of abstentions, failure to vote and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card, fail to vote through the Internet, by telephone or in person at the XBKS special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the XBKS merger-related compensation, it will have no effect on the proposal.

  XBKS adjournment proposal:

  •
  Standard:  The XBKS adjournment proposal will be approved if the votes cast at the XBKS special meeting in favor of the proposal exceed the votes cast against the proposal.

  •
  Effect of abstentions, failure to vote and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card, fail to vote through the Internet, by telephone or in person at the XBKS special meeting or fail to instruct your bank, broker or nominee how to vote with respect to the XBKS adjournment proposal, it will have no effect on the proposal.

Shares Held by Officers and Directors

        As of the record date, there were 13,170,806 shares of XBKS common stock entitled to vote at the XBKS special meeting. As of the record date, the directors and executive officers of XBKS and their affiliates beneficially owned and were entitled to vote approximately 4,111,178 shares of XBKS common stock representing approximately 31.2% of the shares of XBKS common stock outstanding on that date. Each of the directors and certain of the officers of XBKS or their affiliates has entered into a voting agreement with HRB, solely in their capacity as shareholders of XBKS. Each XBKS shareholder party to the voting agreements has agreed, among other things, to vote the shares of XBKS common stock owned beneficially or of record by such shareholder over which such shareholder has voting power in favor of the XBKS merger proposal and the other proposals presented at the XBKS special meeting and against certain competing acquisition proposals or other actions that would frustrate the purposes of, prevent or materially delay completion of the merger, as well as certain other restrictions with respect to the voting and transfer of such shareholder's shares of XBKS common stock. The XBKS shareholders that are party to these voting agreements beneficially own and are entitled to vote in the aggregate approximately 30.4% of the outstanding shares of XBKS common stock as of the record date. The XBKS voting agreements, and the rights and obligations of the shareholders and HRB thereunder, automatically terminate upon the earlier of (1) the effective time of the merger, (2) the termination of the merger agreement in accordance with its terms and (3) the delivery by the XBKS board of directors of an XBKS change in recommendation in accordance with the merger agreement.

Voting of Proxies; Incomplete Proxies

        Each copy of this joint proxy statement/prospectus mailed to holders of XBKS common stock is accompanied by a form of proxy card with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete, sign and return the proxy card accompanying this joint proxy statement/prospectus, regardless of whether you plan to attend the XBKS special meeting. You may also vote your shares through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions.

        If you hold your stock in "street name" through a bank, broker or nominee, you must direct your bank, broker or nominee how to vote in accordance with the instructions you have received from your bank, broker or nominee.

        All shares represented by valid proxies that XBKS receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted as recommended by the XBKS board of directors. See "The Merger—XBKS's Reasons for the Merger; Recommendation of the XBKS Board of Directors." No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the XBKS special meeting or at any adjournment or postponement of the XBKS special meeting. However, if other business properly comes before the special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Shares Held in "Street Name"; Broker Non-Votes

        Under stock exchange rules, banks, brokers and other nominees who hold shares of XBKS common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the XBKS special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker, bank or other nominee does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of XBKS common stock in "street name," your broker, bank or other nominee will vote your shares of XBKS common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus. XBKS believes that none of the proposals are routine matters and, if your bank, broker or other nominee has not received your voting instructions with respect to these proposals, your bank, broker or other nominee cannot vote your shares on these proposals.

Revocability of Proxies and Changes to an XBKS Shareholder's Vote

        If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) voting by telephone or the Internet at a later time prior to the deadline for such voting, (3) delivering a written revocation letter to XBKS's corporate secretary or (4) attending the XBKS special meeting in person, notifying the corporate secretary and voting by ballot at the XBKS special meeting.

        Any shareholder of XBKS entitled to vote in person at the XBKS special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying XBKS's corporate secretary and voting by ballot at the XBKS special meeting) of a shareholder at the XBKS special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Xenith Bankshares, Inc.
One James Center
901 E. Cary Street, Suite 1700
Richmond, VA 23219
Attention: Corporate Secretary

        If your shares are held in "street name" by a bank, broker or nominee, you should follow the instructions of your bank, broker or nominee regarding the revocation of proxies.

Solicitation of Proxies

        XBKS is soliciting your proxy in conjunction with the merger. XBKS will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, XBKS will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of XBKS common stock and secure their voting instructions. XBKS will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, XBKS may use its directors, officers and several of its regular employees, who will not be specially compensated, to solicit proxies from the XBKS shareholders, either personally or by telephone, facsimile, letter or electronic means. XBKS has also engaged Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies for a fee of approximately $6,500.

Attending the Meeting

        All holders of XBKS common stock, including holders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the XBKS special meeting. Shareholders of record can vote in person at the XBKS special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the XBKS special meeting. If you plan to attend the XBKS special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. XBKS reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the XBKS special meeting is prohibited without XBKS's express written consent.

Delivery of Proxy Materials to Shareholders Sharing an Address

        As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to multiple shareholders of XBKS sharing an address unless XBKS has previously received contrary instructions from one or more such shareholders. This is referred to as "householding." Shareholders who hold their shares in "street name" can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Xenith Bankshares, Inc., Attention: Thomas W. Osgood, One James Center, 901 East Cary Street, Suite 1700, Richmond, Virginia 23219, at (804) 433-2200, XBKS will deliver promptly a separate copy of this document to a shareholder at a shared address to which a single copy of the document was delivered.

Assistance

        If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of XBKS common stock, please contact Xenith Bankshares, Inc., Attention: Thomas W. Osgood, One James Center, 901 East Cary Street, Suite 1700, Richmond, Virginia 23219, at (804) 433-2200.

XBKS PROPOSALS

XBKS Merger Proposal

        XBKS is asking its shareholders to approve the XBKS merger proposal. Holders of XBKS common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement, the plan of merger and the merger. A copy of the merger agreement and the plan of merger is attached to this joint proxy statement/prospectus as Annex A.

        After careful consideration, the XBKS board of directors, by a unanimous vote of all directors, approved and adopted the merger agreement and the plan of merger, and determined that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of XBKS and the shareholders of XBKS. See "The Merger—XBKS's Reasons for the Merger; Recommendation of the XBKS Board of Directors" included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the XBKS board of directors' recommendation.

        The XBKS board of directors unanimously recommends that XBKS shareholders vote "FOR" the XBKS merger proposal.

XBKS Merger-Related Compensation Proposal

        Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, XBKS is providing its shareholders with a separate advisory (non-binding) vote to approve the merger-related compensation that may be paid or become payable to its named executive officers as described in "The Merger—Interests of XBKS's Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to XBKS's Named Executive Officers."

        Shareholders are being asked to approve the following resolution on an advisory (non-binding) basis:

  "RESOLVED, that the compensation that may be paid or become payable to XBKS's named executive officers in connection with the merger, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K in "The Merger—Interests of XBKS's Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to XBKS's Named Executive Officers," is hereby APPROVED."

        The vote is advisory in nature and, therefore, is not binding on HRB, XBKS or the surviving corporation or the boards of directors or the compensation committees of HRB, XBKS or the surviving corporation, regardless of whether the merger proposals are approved.

        Approval of this advisory (non-binding) proposal is not a condition to completion of the merger. If the merger is completed, the merger-related compensation may be paid to XBKS's named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements and the outcome of this advisory (non-binding) vote will not affect XBKS's or the surviving corporation's obligations to make these payments even if XBKS shareholders do not approve, by advisory (non-binding) vote, this proposal.

        The vote on the merger-related named executive officer compensation is separate from the vote to approve the XBKS merger proposal. You may vote "against" the merger-related named executive officer compensation and "for" approval of the XBKS merger proposal and vice versa. You also may abstain from this proposal and vote on the XBKS merger proposal and vice versa.

        The XBKS board of directors unanimously recommends that XBKS shareholders vote "FOR" the XBKS merger-related compensation proposal.

XBKS Adjournment Proposal

        The XBKS special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies if necessary to obtain additional votes in favor of the XBKS merger proposal.

        If, at the XBKS special meeting, the number of shares of XBKS common stock present or represented and voting in favor of the XBKS merger proposal is insufficient to approve such proposal, XBKS intends to move to adjourn the XBKS special meeting in order to solicit additional proxies for the approval of the XBKS merger proposal. In that event, XBKS will ask its shareholders to vote upon the XBKS adjournment proposal, but not the XBKS merger proposal. In accordance with XBKS's Bylaws, a vote to approve the proposal to adjourn the XBKS special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the XBKS special meeting to approve the XBKS merger proposal may be taken in the absence of a quorum.

        In this proposal, XBKS is asking its shareholders to authorize the holder of any proxy solicited by the XBKS board of directors on a discretionary basis to vote in favor of adjourning the XBKS special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from XBKS shareholders who have previously voted.

        The XBKS board of directors unanimously recommends that XBKS shareholders vote "FOR" the XBKS adjournment proposal.

INFORMATION ABOUT HRB

        Unless indicated otherwise, for purposes of this "Information About HRB" section, the terms "we," us," "our" or "the Company" refer to Hampton Roads Bankshares, Inc. and references to "BOHR" or "the Bank" or "our Bank" or "Bank" refer to The Bank of Hampton Roads.

Overview

        HRB, a Virginia corporation, incorporated under the laws of the Commonwealth of Virginia on February 28, 2001, headquartered in Virginia Beach, Virginia, serves as a bank holding company for The Bank of Hampton Roads.

        The Bank of Hampton Roads is a Virginia state-chartered commercial bank, which engages in general community and commercial banking business. Currently, The Bank of Hampton Roads operates 17 full-service offices in the Hampton Roads region of southeastern Virginia, including six offices in the city of Chesapeake, three offices in the city of Norfolk, six offices in the city of Virginia Beach, one office in the city of Emporia, and one office in the city of Suffolk. In addition, The Bank of Hampton Roads has 10 full-service offices located in Richmond, Virginia and the Northeastern and Research Triangle regions of North Carolina, which all do business as Gateway Bank. The Bank of Hampton Roads also operates seven full-service offices and three loan production offices (each of which we refer to as an "LPO") in the Virginia, Maryland, and Delaware portions of the Delmarva Peninsula, otherwise known as the Eastern Shore, and in Glen Burnie, Maryland, that do business as Shore Bank. Upon receiving federal and state regulatory approval, HRB merged its separately held bank subsidiary, Shore Bank (which we refer to as "Shore"), into The Bank of Hampton Roads on October 13, 2015.

        Through Gateway Bank Mortgage, Inc. (which we refer to as "GBMI"), a wholly owned operating subsidiary which owns 51% of DNJ Gateway Bank Mortgage, LLC (which we refer to as "DGBM"), The Bank of Hampton Roads provides mortgage banking services, including the origination and processing of mortgage loans for sale into the secondary market. Through its specialty finance unit, Shore Premier Finance (which we refer to as "SPF"), The Bank of Hampton Roads provides marine financing for U.S. Coast Guard documented vessels to customers throughout the U.S. The Bank of Hampton Roads also has an investment in a Virginia title insurance agency that enables it to offer title insurance policies to its real estate loan customers, and also has several inactive wholly owned operating subsidiaries: Harbour Asset Servicing, Inc. and Gateway Investment Services, Inc.

        HRB also owns all of the common stock of Gateway Capital Statutory Trust I, Gateway Capital Statutory Trust II, Gateway Capital Statutory Trust III, and Gateway Capital Statutory Trust IV (which we refer to collectively, as the "Gateway Capital Trusts"). The Gateway Capital Trusts are not consolidated as part of HRB's consolidated financial statements. However, the junior subordinated debentures issued by HRB to the Gateway Capital Trusts are included in other borrowings, and HRB's equity interest in the Gateway Capital Trusts is included in other assets.

        HRB's principal executive office is located at 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452 and its telephone number is (757) 217-1000. HRB's common stock, par value $0.01 per share, trades on the NASDAQ Global Select Market under the symbol "HMPR." A significant portion of its outstanding common stock is owned by three institutional investors: Anchorage, CapGen and Carlyle. Anchorage, CapGen, and Carlyle own 24.78%, 29.82%, and 24.78%, respectively, of the outstanding shares of HRB's common stock as of December 31, 2015.

Business

Principal Products or Services

        HRB engages in a general community and commercial banking business, targeting the banking needs of individuals and small- to medium-sized businesses in its primary service areas, which include the Hampton Roads region of southeastern Virginia, the Northeastern and Research Triangle regions of North Carolina, the Eastern Shore of Virginia, Maryland, and Delaware, the Baltimore region of Maryland, and Richmond, Virginia. HRB's primary products are traditional loan and deposit banking services.

        HRB offers a broad range of interest-bearing and noninterest-bearing deposit accounts, including commercial and retail checking accounts, Negotiable Order of Withdrawal accounts, savings accounts, and individual retirement accounts as well as certificates of deposit with a range of maturity date options. The primary sources of deposits are small- and medium-sized businesses and individuals within HRB's target markets. Additionally, we may obtain both national certificates of deposit and brokered certificates of deposit.

        All deposit accounts are insured by the FDIC up to the maximum allowed by law of $250,000. HRB offers a range of commercial, real estate, and consumer loans. Its loan portfolio is comprised of the following categories: commercial and industrial, construction, real estate—commercial mortgage, real estate—residential mortgage, and installment. Commercial and industrial loans are loans to businesses that are typically not collateralized by real estate. Generally, the purpose of commercial and industrial loans is for the financing of accounts receivable, inventory, or equipment and machinery. Construction loans are made to individuals and businesses for the purpose of construction of single family residential properties, multi-family properties, and commercial projects as well as the development of residential neighborhoods and commercial office parks. Commercial mortgage loans are made for the purchase and re-financing of owner occupied commercial properties as well as non-owner occupied income producing properties. HRB's residential mortgage portfolio includes first and junior lien mortgage loans, home equity lines of credit, and other term loans secured by first and junior lien mortgages. Installment loans are made on a regular basis for personal, family, and general household purposes. More specifically, we make automobile loans, marine loans, home improvement loans, loans for vacations, and debt consolidation loans.

        HRB's primary lending objective is to enhance customer relationships by meeting business and consumer needs in HRB's market areas, while maintaining HRB's standards of profitability and credit quality. All lending decisions are based upon an evaluation of the financial strength and credit history of the borrower and the quality and value of the collateral securing the loan. With few exceptions, personal guarantees are required on all loans.

        The direct lending activities in which HRB engages carry the risk that the borrowers will be unable to perform on their obligations. As such, interest rate policies of the Federal Reserve and general economic conditions, nationally and in HRB's primary market areas, have a significant impact on HRB's results of operations. To the extent that economic conditions deteriorate, business and individual borrowers may be less able to meet their obligations to HRB in full, in a timely manner, resulting in decreased earnings or losses to HRB. To the extent HRB makes fixed rate loans, general increases in interest rates will tend to reduce HRB's spread as the interest rates HRB must pay for deposits may increase while interest income may be unchanged. Economic conditions may also adversely affect the value of property pledged as security for loans and the ability to liquidate that property to satisfy a loan if necessary.

        HRB's goal is to mitigate risks in the event of unforeseen threats to the loan portfolio as a result of economic downturn or other negative influences. Plans for mitigating inherent risks in managing loan assets include: carefully enforcing loan policies and procedures and modifying those policies on occasion to account for changing or emerging risks or changing market conditions, evaluating each borrower's business plan and financial condition during the underwriting process and periodically throughout the loan term, identifying and monitoring primary and alternative sources for loan repayment, and maintaining sufficient collateral to mitigate economic loss in the event of liquidation. An allowance for loan losses has been established which consists of general, specific, and unallocated qualitative components. A risk rating system is employed to estimate loss exposure and provide a measuring system for setting general reserve allocations. The general component relates to groups of homogeneous loans not designated for specific impairment analysis that are collectively evaluated for potential loss. The specific component relates to loans that are determined to be impaired and, therefore, individually evaluated for impairment. The specific allowance for loan losses is based on a loan-by-loan analysis and varies between impaired loans largely due to the value of the loan's underlying collateral. An unallocated qualitative component is maintained to cover uncertainties that could affect management's estimate of probable losses and considers internal portfolio management effectiveness and external macroeconomic factors.

        The composition of HRB's loan portfolio is weighted toward commercial real estate and real estate construction. At December 31, 2015, commercial real estate and real estate construction represented 51.7% of the loan portfolio. These loans are underwritten to mitigate lending risks typical of this type of loan such as declines in real estate values, changes in borrower cash flow, and general economic conditions. HRB typically requires a maximum loan-to-value (which we refer to as "LTV") of 80% or less and minimum cash flow debt service coverage at the time of origination of 1.25 to 1.0. Personal guarantees are required by policy, with a limited number of exceptions being granted due to mitigating factors.

        The general terms and underwriting standards for each type of loan is incorporated into HRB's lending policies. These policies are analyzed periodically by management, and the policies are reviewed and approved by a designated subcommittee of the HRB board of directors on an annual basis. HRB's loan policies and practices described herein are subject to periodic change, and each guideline or standard is subject to waiver or exception in the case of any particular loan, with approval by the appropriate officer or committee, in accordance with HRB's loan policies. Policy standards are often stated in mandatory terms, such as "shall" or "must," but these provisions are subject to exception where appropriately mitigated. Policy requires that loan value not exceed a percentage of "market value" or "fair value" based upon appraisals or evaluations obtained in the ordinary course of HRB's underwriting practices.

        Loans are secured primarily by duly recorded first deeds of trust. In some cases, HRB may accept a recorded second lien position. In general, borrowers will have a proven ability to build, lease, manage and/or sell a commercial or residential project and demonstrate satisfactory financial condition. Additionally, an equity contribution toward the project is required. Construction loans require that the financial condition and experience of the general contractor and major subcontractors be satisfactory to HRB. Guaranteed, fixed price construction contracts are required whenever appropriate, along with payment and performance bonds or completion bonds for larger scale projects.

        Commercial land acquisition and construction loans are secured by real property where loan proceeds will be used to acquire land and to construct or improve appropriately zoned real property for the creation of income producing or owner user commercial properties. Borrowers are required to contribute equity into each project at levels determined by HRB's loan policies. Commercial land acquisition and construction loans generally are underwritten with a maximum term of 24 months. LTV ratios, with few exceptions, are maintained consistent with or below supervisory guidelines.

        All construction draw requests must be presented in writing on American Institute of Architects documents and certified by the contractor, the borrower and the borrower's architect. Each draw request shall also include the borrower's soft cost breakdown certified by the borrower or its Chief Financial Officer. Prior to an advance, HRB or its contractor inspects the project to determine that the work has been completed in order to justify the draw requisition.

        Commercial permanent loans are secured by improved real property which is generating income in the normal course of operation. Debt service coverage, assuming stabilized occupancy, must be satisfactory to support a permanent loan. At the time of origination, the debt service coverage ratio is ordinarily at least 1.25 to 1.0. As part of the underwriting process, debt service coverage ratios are stress tested assuming a 200 basis point increase in interest rates from their current levels.

        Personal guarantees are generally received from the principals on commercial real estate loans, and only in instances where the loan-to-value is sufficiently low and the debt service is sufficiently high is consideration given to either limiting or not requiring personal recourse. Updated appraisals for real estate secured loans are obtained as necessary and appropriate to borrower financial condition, project status, loan terms, and market conditions.

        HRB is also an active traditional commercial lender providing loans for a variety of purposes, including cash flow, equipment and accounts receivable financing. This loan category represented 15.1% of HRB's loan portfolio at December 31, 2015 and is generally priced at a variable or adjustable rate. Commercial loans must meet reasonable underwriting standards, including appropriate collateral, and cash flow necessary to support debt service. Residential home mortgage loans, including home equity lines and loans, make up 22.7% of the loan portfolio. These credits represent both first and second liens on residential property almost exclusively located in HRB's primary market areas. The remaining 10.5% of the loan portfolio consists of retail consumer installment loans. At December 31, 2015, approximately 90.8% of the consumer installment loan portfolio was comprised of marine loans either originated or acquired by SPF.

        The risk of nonpayment (or deferred payment) of loans is inherent in commercial lending. HRB's marketing focus on small to medium-sized businesses may result in the assumption by HRB of certain lending risks that are different from those inherent in loans to larger companies. The policies and procedures of HRB dictate that all loan applications are to be carefully evaluated and attempt to minimize credit risk exposure by use of extensive loan application data, due diligence, and approval and monitoring procedures; however, there can be no assurance that such procedures can eliminate such lending risks.

        HRB offers other banking-related specialized products and services to its customers, such as travelers' checks, coin counters, wire services, online banking, and safe deposit box services. Additionally, HRB offers its commercial customers various cash management products including remote deposit. Remote Deposit Capture allows HRB's customers to make check deposits conveniently from their office with a small desktop scanner for faster funds availability and to begin earning interest sooner. HRB's merchant services offers a suite of payment processing solutions tailored to retailers and other specific industries allowing processing of all major credit cards 24 hours a day, 365 days a year. HRB issues letters of credit and standby letters of credit, most of which are related to real estate construction loans, for some of HRB's commercial customers. It also facilitates the use of back-to-back swaps to help HRB and its customers manage interest rate risk. HRB has not engaged in any securitizations of loans.

Additional Services

        In addition to its banking operations, HRB has two other reportable segments: Mortgage and Corporate. GBMI comprises HRB's Mortgage segment and provides mortgage banking services such as originating and processing mortgage loans for sale to the secondary market. HRB's Corporate segment includes the holding company, and immaterial passive operating results from inactive subsidiary units. For financial information about HRB's business segments, see "Hampton Roads Bankshares, Inc. Notes to Consolidated Financial Statements—Note 15, Business Segment Reporting."

        HRB offers telephone, internet, and mobile banking to its customers. These services allow both commercial and retail customers to access detailed account information and execute a wide variety of banking transactions, including balance transfers and bill payment, by means other than a traditional teller or automated teller machine (which we refer to as an "ATM"). HRB believes these services are particularly attractive to its customers, as these services enable them to conduct their banking business and monitor their accounts at any time. Telephone, internet, and mobile banking assist HRB in attracting and retaining customers and encourage HRB's existing customers to consider HRB for all of their banking and financial needs.

        Throughout its markets, HRB has a network of thirty-eight ATMs, which are accessible by the customers of The Bank of Hampton Roads. HRB's customers can also access ATMs not owned by The Bank of Hampton Roads.

Competition

        The financial services industry in HRB's market area remains highly competitive and is constantly evolving. HRB experiences strong competition from other financial services organizations, some of which are not subject to the same degree of regulation that is imposed on HRB. Many of them have broader geographic markets and substantially greater resources, and therefore, can offer more diversified products and services.

        In its market areas, HRB competes with large national and regional financial institutions, savings banks, and other independent community banks, as well as credit unions, consumer finance companies, mortgage companies, and loan production offices. Competition for deposits and loans is affected by factors such as interest rates and terms offered, the number and location of branches, types of products offered, and reputation of the institution. HRB believes that the pricing and structure of HRB's products, as well as HRB's high quality service and community involvement, helps it remain competitive and contributes to HRB's overall success in the markets it serves.

Market

        HRB's primary service area is encompassed by the Virginia Beach—Norfolk—Newport News, VA-NC MSA, the 32nd largest metropolitan area in the United States, with a population of approximately 1.8 million. HRB's market area includes the Hampton Roads region including the cities of Chesapeake, Norfolk, Virginia Beach, Portsmouth, and Suffolk, Virginia; the Northeastern and Research Triangle regions of North Carolina; the Eastern Shore of Virginia and Maryland; the Baltimore region of Maryland; Richmond, Virginia; Ocean City, Maryland; and Rehoboth Beach, Delaware. The Hampton Roads region is recognized as the eighth largest metro area in the Southeast U.S. and the second largest between Atlanta and Washington D.C. Six of the ten largest population centers in the U.S. are located within 750 miles of Hampton Roads. This region has a diverse, well-rounded economy supported by a solid manufacturing base. However, due to a substantial military presence, the U.S. government has a significant impact on the economy of HRB's region.

        The U.S. Navy's Atlantic Fleet is headquartered at the Norfolk Naval Base, which is the largest Navy base in the world. Additionally, Portsmouth is the home of the Norfolk Naval Shipyard, which is the U.S. Navy's largest ship repair yard, and the Portsmouth Naval Medical Center, the oldest continuously running hospital in the Navy medical system. In Newport News, Newport News Shipbuilding, a division of Huntington Ingalls Industries, is the nation's sole designer, builder, and refueler of nuclear-powered aircraft carriers and one of only two shipyards capable of designing and building nuclear-powered submarines. The area is also home to the National Aeronautics and Space Administration / Langley Research Center in Hampton, the Colonial Williamsburg Foundation (hotels and museums), three marine terminals owned by the Virginia Port Authority (shipping), and the Anheuser-Busch Williamsburg Brewery (beverage). Furthermore, the U.S. Army, Air Force, and Coast Guard each have a significant presence in the Greater Hampton Roads area with bases in the region.

        Leading employers in the private sector include Stihl, Inc. (chain saws), Sumitomo Machinery Corporation of America (industrial motor drives), Canon Virginia, Inc. (copiers, laser printers, and supplies), Dollar Tree Stores, Inc. (retail), Norfolk Southern Corporation (transportation), and Mitsubishi Corporation (various manufacturing operations).

The Fifth District of the Federal Reserve System

        According to the Federal Reserve Bank of Richmond's February 2016 update of the Fifth District economy (which includes HRB's major market areas of Virginia, North Carolina, and Maryland), general economic indicators show continued overall improvement. On a year-over-year basis, overall business conditions have stabilized; payroll employment has risen 1.9%, the unemployment rate has declined to 5.2%, real personal income has increased 4.4%, non-business bankruptcies have declined 5.4%, the house price index increased 3.4%, housing starts increased 9.6%, although residential building permits declined 1.2%.

Virginia Markets

        On a year-over-year basis, total employment in Virginia in December 2015 expanded 1.6%, led by growth in construction (4.4%), professional and business services (3.7%), financial activities (3.3%), and leisure and hospitality (2.2%). The Virginia Beach-Norfolk MSA grew by 1.0%, which was a much slower pace compared to other regions in Virginia. The unemployment rate in Virginia declined to 4.2% in December 2015, down from 4.8% in December 2014. The unemployment rate in the Richmond MSA was 4.4% in December 2015, down from 5.0% in December 2014, and in the Virginia Beach-Norfolk MSA it was 4.7% in December 2015, down from 5.2% in December 2014. Real personal income grew 4.4% on a year-over-year basis, non-business bankruptcies in Virginia were down 2.7% in 2015 compared to 2014, and the share of mortgages with payments 90 or more days past due declined slightly from 1.8% in 2014 to 1.4% in 2015. Residential building permits declined 0.8% and housing starts grew 10.0%, on a year-over-year basis. According to CoreLogic Information Solutions, home values in Virginia appreciated 1.6% in 2015, with home values in the Richmond MSA growing 4.6% and in the Virginia Beach-Norfolk MSA growing 1.1%.

        According to the Old Dominion University Economic Forecasting Project, the Hampton Roads economy is expected to grow at a slightly higher rate of 1.6% in 2016 compared to 1.1% in 2015, but will continue to be slower than the historical annual average of 3.1% and slower than that of the nation. The U.S. Gross Domestic Product grew by 8.0% from 2010 to 2014; however the Hampton Roads Real Gross Regional Product grew by only 1.6% during the same period. The primary reason for the sluggish economy in Hampton Roads is attributable to the decline in U.S. Department of Defense (which we refer to as "DOD") spending. Between 2000 and 2012 DOD spending increased annually at a rate of 5.7% in the region, whereas, DOD spending in 2016 is expected to be 2.8% lower than its peak in 2012. The challenge for regional leaders in coming years will be to ensure Hampton Roads reduces its dependence on DOD spending to spur economic activity, and to focus more attention on attracting higher paying jobs, in more varied industry segments.

North Carolina Markets

        North Carolina's economy has continued to improve, with solid employment growth, improving household conditions, and mostly positive housing market indicators. On a year-over-year basis, employment in North Carolina expanded 2.1% in 2015—faster than the national increase of 1.9%. Employment grew in the Durham MSA by 2.1%, in Greensboro-High Point MSA by 2.9%, and in Raleigh-Cary MSA by 1.8%. However, North Carolina's unemployment rate increased slightly to 5.6% in December 2015, up from 5.4% in December 2014. Real personal income grew 5.0% on a year-over-year basis, non-business bankruptcies in North Carolina were down 7.4% in 2015 compared to 2014, and the share of mortgages with payments 90 or more days past due declined from 2.2% in 2014 to 1.7% in 2015. Residential building permits grew 2.0% and housing starts grew 13.2%, on a year-over-year basis. According to CoreLogic Information Solutions, home values in North Carolina appreciated 4.9% in 2015.

Maryland Markets

        Maryland's economy has showed signs of improvement, with strong employment growth and improving household conditions, although housing market indicators were somewhat mixed. On a year-over-year basis, employment in Maryland expanded 2.1% in 2015. Employment grew in the Salisbury MSA by 4.5% and in Baltimore-Towson MSA by 2.3%. Maryland's unemployment rate decreased to 5.1% in December 2015, down from 5.5% in December 2014. Real personal income grew 4.1% on a year-over-year basis, non-business bankruptcies in Maryland were down 9.2% in 2015 compared to 2014, and the share of mortgages with payments 90 or more days past due declined from 3.1% in 2014 to 2.2% in 2015. Residential building permits grew 3.1% and housing starts grew 14.3%, on a year-over-year basis. According to CoreLogic Information Solutions, home values in Maryland appreciated a modest 1.1% in 2015.

Concentrations

        The majority of HRB's depositors are located and doing business in HRB's targeted market areas, and HRB lends a substantial portion of its capital and deposits to individual and business borrowers in these market areas. Any factors adversely affecting the economy of the Greater Hampton Roads area could, in turn, adversely affect HRB's performance. HRB has no significant concentrations to any one customer.

Government Supervision and Regulation

General

        As a bank holding company, HRB is subject to regulation under the Bank Holding Company Act of 1956, as amended (which we refer to as the "BHC Act"), and the examination and reporting requirements of the Federal Reserve.

        Other federal and state laws govern the activities of The Bank of Hampton Roads, including the activities in which it may engage, the investments it may make, the aggregate amount of loans it may grant to one borrower, and the dividends it may declare and pay to HRB. HRB's banking subsidiary is also subject to various consumer and compliance laws. As a Virginia state-chartered bank, The Bank of Hampton Roads is primarily subject to regulation, supervision, and examination by the Bureau of Financial Institutions.

        In addition, we are regulated and supervised by the Federal Reserve through the Federal Reserve Bank of Richmond (which we refer to as the "Richmond Fed"). HRB must furnish to the Federal Reserve quarterly and annual reports containing detailed financial statements and schedules. All aspects of HRB's operations, including reserves, loans, mortgages, capital, issuance of securities, payment of dividends, and establishment of branches are governed by these authorities. These authorities are able to impose penalties, initiate civil and administrative actions, and take further steps to prevent us from engaging in unsafe or unsound practices. In this regard, the Federal Reserve has adopted capital adequacy requirements.

        The following description summarizes the more significant federal and state laws applicable to us. To the extent that statutory or regulatory provisions are described, the description is qualified in its entirety by reference to that particular statutory or regulatory provision.

Bank Holding Company Act

        Under the BHC Act, HRB is subject to periodic examination by the Federal Reserve and required to file periodic reports regarding HRB's operations and any additional information that the Federal Reserve may require. HRB's activities at the bank holding company level are limited to:

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  banking, managing, or controlling banks;

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  furnishing services to or performing services for HRB's subsidiaries; and

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  engaging in other activities that the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities.

        Some of the activities that the Federal Reserve has determined by regulation to be closely related to the business of a bank holding company include making or servicing loans and specific types of leases, performing specific data processing services, and acting in some circumstances as a fiduciary, investment, or financial adviser.

        With some limited exceptions, the BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

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  acquiring substantially all the assets of any bank; and

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  acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares) or merging or consolidating with another bank holding company.

        In addition, and subject to some exceptions, the BHC Act and the Change in Bank Control Act (which we refer to together as the "Acts"), together with their regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company, which is generally deemed to occur if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Under the Acts, prior notice to the Federal Reserve is required if a person acquires 10% or more, but less than 25%, of any class of voting securities and if the institution has registered securities under Section 12 of the Exchange Act or no other person owns a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenging this rebuttable control presumption. CapGen has received Federal Reserve approval as a bank holding company to "control" HRB and currently owns 29.78% of the outstanding common stock. HRB's next two largest investors, Anchorage Carlyle each own 24.74% of the outstanding common stock, and are prohibited from owning 25% or more of the outstanding common stock of HRB. None of HRB's other investors currently owns 25% or more of the outstanding common stock of HRB.

Capital Requirements

        The Federal Reserve approved a final rule regarding capital requirements under the Basel III framework on July 2, 2013. The rule implemented in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. Basel III requires bank holding companies and their bank subsidiaries to maintain more capital, with a greater emphasis on common equity.

        The Basel III final capital framework, among other things, (i) introduced a new capital measure "Common Equity Tier 1" (which we refer to as "CET1"), (ii) specifies that Tier 1 capital consists of CET1 and "Additional Tier 1 capital" instruments meeting specified requirements, (iii) defines CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1 and not to the other components of capital, and (iv) expands the scope of the adjustments as compared to existing regulations.

        When fully phased-in, Basel III requires banks to maintain (i) as a newly adopted international standard, a minimum ratio of CET1 to risk-weighted assets of at least 4.5% plus a "capital conservation buffer" of 2.5%, (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0% plus the capital conservation buffer, (iii) a minimum ratio of Total (Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0% plus the capital conservation buffer, and (iv) as a newly adopted international standard, a minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter).

        Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) may face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

        The Basel III final framework provides for a number of new deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing assets, deferred tax assets related to temporary differences that could not be realized through net operating loss carrybacks, and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1. HRB does not have any recognized mortgage servicing assets or significant investments in non-consolidated entities; however it does have net deferred tax assets, net of valuation allowance, of approximately $92.4 million as of December 31, 2015.

        The Basel III Capital Rules prescribe a standardized approach for risk weightings that expand the risk-weighting categories from the current four Basel I-derived categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset categories. Specifics changes to current rules impacting HRB's determination of risk-weighted assets include, among other things:

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  Applying a 150% risk weight instead of a 100% risk weight for certain high volatility commercial real estate acquisition, development and construction loans.

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  Assigning a 150% risk weight to exposures (other than residential mortgage exposures) that are 90 days past due.

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  Providing for a 20% credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable (currently set at 0%).

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  Providing for a risk weight, generally not less than 20% with certain exceptions, for securities lending transactions based on the risk weight category of the underlying collateral securing the transaction.

        The new minimum capital requirements were effective January 1, 2015, whereas the capital conservation buffer and the deductions from CET1 capital phase in between 2015 and 2019.

        The Basel III framework also changes the prompt corrective action capital requirements effective in 2015. After the change, an institution would be deemed to be:

          (i)  "well capitalized" if it has a total risk based capital ratio of 10.0% or more, a Tier 1 risk based capital ratio of 8.0% or more, a CET1 risk based capital ratio of 6.5% or more, and a leverage capital ratio of 5.0% or more,

         (ii)  "adequately capitalized" if it has a total risk based capital ratio of 8.0% or more, a Tier 1 risk based capital ratio of 6.0% or more, a CET1 risk based capital ratio of 4.5% or more, and a leverage capital ratio of 4.0% or more,

        (iii)  "undercapitalized" if it has a total risk based capital ratio of less than 8.0%, a Tier 1 risk based capital ratio of less than 6.0%, a CET1 risk based capital ratio of less than 4.5%, and a leverage capital ratio of less than 4.0%,

        (iv)  "significantly undercapitalized" if it has a total risk based capital ratio of less than 6.0%, a Tier 1 risk based capital ratio of less than 4.0%, a CET1 risk based capital ratio of less than 3.0%, and a leverage capital ratio of less than 3.0%, and

         (v)  "critically undercapitalized" if it has a ratio of tangible equity to total assets that is less than or equal to 2.0%. Tangible equity would be defined for this purpose as Tier 1 capital (common equity Tier 1 capital plus any additional Tier 1 capital elements) plus any outstanding perpetual preferred stock that is not already included in Tier 1 capital.

        The Bank of Hampton Roads was "well capitalized" at December 31, 2015.

        The risk-based capital standards of the FDIC and the Richmond Fed explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a banking organization's capital adequacy.

Payment of Dividends

        HRB is a legal entity separate and distinct from The Bank of Hampton Roads and its subsidiaries. Substantially all of HRB's cash revenues will result from dividends paid to HRB by The Bank of Hampton Roads and interest earned on investments. The Bank of Hampton Roads is subject to laws and regulations that limit the amount of dividends that it can pay. Under Virginia law, a bank may declare a dividend out of the bank's net undivided profits, but not in excess of its accumulated retained earnings. Additionally, The Bank of Hampton Roads may not declare a dividend, unless the dividend is approved by the Federal Reserve, if the total amount of all dividends, including the proposed dividend, declared by the bank in any calendar year exceeds the total of the bank's retained net income of that year to date, combined with its retained net income of the two preceding years. Federal Reserve regulations also provide that a bank may not declare a dividend in excess of its undivided profits without Federal Reserve approval. The Bank of Hampton Roads may not declare or pay any dividend if, after making the dividend, the bank would be "undercapitalized," as defined in the banking regulations.

        The Federal Reserve and the Bureau of Financial Institutions have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice. Both the Federal Reserve and the Bureau of Financial Institutions have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice.

        In addition, HRB is subject to certain regulatory requirements to maintain capital at or above regulatory minimums. These regulatory requirements regarding capital affect HRB's dividend policies. Regulators have indicated that bank holding companies should generally pay dividends only if the organization's net income attributable to Hampton Roads Bankshares, Inc. over the past year has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition.

Insurance of Accounts, Assessments, and Regulation by the FDIC

        The deposits of HRB's bank subsidiary are insured by the FDIC up to the limits set forth under applicable law and are subject to the deposit insurance assessments of the DIF of the FDIC. Under the Dodd-Frank Act (refer to discussion below), a permanent increase in deposit insurance was authorized to $250,000. The coverage limit is per depositor, per insured depository institution for each ownership category.

        This system is intended to tie each bank's deposit insurance assessments to the risk it poses to the FDIC's DIF. Under the risk-based assessment system, the FDIC evaluates each bank's risk based on three primary factors: (1) its supervisory rating, (2) its financial ratios, and (3) its long-term debt issuer rating, if applicable. In addition to being influenced by the risk profile of the particular depository institution, FDIC premiums are also influenced by the size of the DIF in relation to total deposits in FDIC insured banks. Rates vary between 2.5 and 45 basis points, depending on the insured institution's Risk Category. Initial base assessment rates range from 5-9 basis points for Risk Category I institutions to 35 basis points for Risk Category IV institutions. In addition, premiums increase for institutions that rely on excessive amounts of brokered deposits to fund rapid growth, excluding Certificate of Deposit Account Registry Service, and decrease for institutions' unsecured debt. After applying all possible adjustments, minimum and maximum total base assessment rates range from 2.5-9 basis points for Risk Category I institutions to 30-45 basis points for Risk Category IV institutions. Either an increase in the Risk Category of HRB's bank subsidiaries or adjustments to the base assessment rates could have a material adverse effect on HRB's earnings. As the DIF reserve ratio is replenished to certain thresholds in the future, these assessment rates may decrease without further action by the FDIC being required. The FDIC also has authority to impose special assessments.

        Assessments generally are based upon a depository institution's average total consolidated assets minus the average tangible equity of the insured depository institution during the assessment period. Pursuant to the Dodd-Frank Act, the minimum deposit insurance fund ratio will increase from 1.15% to 1.35% by September 30, 2020, and the cost of the increase will be borne by depository institutions with assets of $10.0 billion or more.

        The Dodd-Frank Act also provides the FDIC with discretion to determine whether to pay rebates to insured depository institutions when its deposit insurance reserves exceed certain thresholds. Previously, the FDIC was required to give rebates to depository institutions equal to the excess once the reserve ratio exceeded 1.50%, and was required to rebate 50% of the excess over 1.35% but not more than 1.50% of insured deposits. The FDIC adopted a final rule on February 7, 2011 that implemented these provisions of the Dodd-Frank Act.

        Further, all FDIC insured institutions are required to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation (which we refer to as "FICO"), an agency of the Federal Government established to recapitalize the predecessor to the DIF. The FICO assessment rate, which is determined on a quarterly basis and computed on assets, was 0.0014% for the fourth quarter of 2015. These assessments will continue until the FICO bonds mature in 2019.

        The FDIC is authorized to prohibit any insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the DIF. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. HRB is unaware of any existing circumstances that could result in the termination of any of HRB's bank subsidiaries' deposit insurance.

Dodd-Frank Act

        On July 21, 2010, the Dodd-Frank Act, which significantly changes the regulation of financial institutions and the financial services industry, was signed into law. The Dodd-Frank Act, together with the regulations to be developed thereunder, includes provisions affecting large and small financial institutions alike, including several provisions that will affect how community banks, thrifts, and small bank and thrift holding companies will be regulated in the future. The Dodd-Frank Act requires a number of federal agencies to adopt a broad range of new rules and regulations and to prepare various studies and reports for Congress. The federal agencies are given significant discretion in drafting these rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for some time.

        The Dodd-Frank Act, among other things, limits interchange fees payable on debit card transactions, includes provisions that affect corporate governance and executive compensation at all publicly-traded companies, and allows financial institutions to pay interest on business checking accounts.

        On December 10, 2013, five financial regulatory agencies, including the Federal Reserve, Commodity Futures Trading Commission, FDIC, OCC, and the SEC, adopted final rules implementing a provision of the Dodd-Frank Act, commonly referred to as the Volcker Rule. The final rules generally would prohibit banking entities from:

  •
  engaging in short-term proprietary trading of securities, derivatives, commodity futures and options on these instruments for their own account; and

  •
  owning, sponsoring, or having certain relationships with hedge funds or private equity funds, referred to as "covered funds."

        On January 14, 2014, the five financial regulatory agencies approved an adjustment to the final rule by allowing banks to keep certain collateralized debt obligations (which we refer to as "CDOs") acquired by the bank before the Volcker Rule was finalized, if the CDO was established before May 2010 and is backed primarily by trust preferred securities issued by banks with less than $15 billion in assets established. The final rules are effective April 1, 2014; however, the Federal Reserve has extended the conformance period until July 21, 2017. As of December 31, 2015, HRB's investment portfolio did not contain any securities subject to the Volcker Rule.

Consumer Financial Protection Bureau

        The Dodd-Frank Act created a new, independent federal agency, the CFPB having broad rule-making, supervisory, and enforcement powers under various federal consumer financial protection laws, including the Equal Credit Opportunity Act, Truth in Lending Act, Real Estate Settlement Procedures Act, Fair Credit Reporting Act, Fair Debt Collection Act, the Consumer Financial Privacy provisions of the Gramm-Leach-Bliley Act of 1999 (which we refer to as the "GLBA"), and certain other statutes. The CFPB has examination and primary enforcement authority with respect to depository institutions with $10.0 billion or more in assets. Smaller institutions, including The Bank of Hampton Roads, are subject to rules promulgated by the CFPB but continue to be examined and supervised by federal banking regulators for consumer compliance purposes. The CFPB has authority to prevent unfair, deceptive, or abusive practices in connection with the offering of consumer financial products. The Dodd-Frank Act permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and, in certain circumstances, permits state attorneys general to enforce compliance with both the state and federal laws and regulations.

        In 2013, the CFPB adopted a rule, effective in January 2014, to implement certain sections of the Dodd-Frank Act requiring creditors to make a reasonable, good faith determination of a consumer's ability to repay any closed-end consumer credit transaction secured by a 1-4 family dwelling. The rule also establishes certain protections from liability under this requirement to ensure a borrower's ability to repay for loans that meet the definition of "qualified mortgage." Loans that satisfy this "qualified mortgage" safe harbor will be presumed to have complied with the new ability-to-repay standard. HRB has assessed its current lending practices and has determined that a large majority of mortgage loans that we originate are Government Sponsored Enterprise-eligible (which we refer to as "GSE-eligible") and are therefore qualified mortgages. HRB has also determined that its lending policies comply with the requirement to consider certain underwriting factors under the ability-to-repay standard.

        In November 2013, the CFPB issued a final rule amending the implementing regulation, Regulation Z (which we refer to as "Regulation Z") of Truth in Lending Act (which we refer to as the "TILA") and Regulation X (Real Estate Settlement Procedures Act or what we refer to as "RESPA") to integrate several mortgage loan disclosures. On July 21, 2015, the CFPB issued a final rule establishing October 3, 2015, as the new effective date for implementation of these new forms and the associated rules. The TILA-RESPA Integrated Disclosure Rule (which we refer to as "TRID" or the "TRID rule") consolidates four existing disclosures required under TILA and RESPA for closed-end credit transactions secured by real property, the appraisal notice required by the Equal Credit Opportunity Act, and the servicing notice required by RESPA into two forms: a Loan Estimate (which we refer to as an "LE") that must be delivered or placed in the mail no later than the third business day after receiving the consumer's application, and a "Closing Disclosure" that must be provided to the consumer at least three business days prior to loan consummation.

        The TRID rule applies to most closed-end consumer credit transactions secured by real property, but does not apply to: home equity lines of credit, reverse mortgages, or chattel-dwelling loans, such as loans secured by a mobile home or by a dwelling not attached to real property. The TRID rule applies to all lenders making mortgage loans, including community banks, unless the lender extended credit to a consumer 25 or fewer times including mortgage loans, or made five or fewer mortgage loans in the previous calendar year or current calendar year. Certain types of loans that are currently subject to TILA but not RESPA are subject to the TRID rule's integrated disclosure requirements, including: construction-only loans; and loans secured by vacant land or by 25 or more acres. The new integrated disclosures must be provided by a creditor or mortgage broker that receives an application from a consumer for a closed-end credit transaction secured by real property on or after October 3, 2015.

        On October 1, 2015, the CFPB and other financial regulators announced that during initial examinations for compliance with the TRID rule, examiners will evaluate an institution's compliance management system and overall efforts to comply with the new requirements. Lenders will be expected to make good faith efforts to comply with the TRID rule's requirements in a timely manner. Specifically, examiners will consider: the lender's implementation plan, including actions taken to update policies and procedures; its training of staff; and, its handling of early technical problems or other implementation challenges.

        The TRID rule includes some new restrictions on certain activity prior to a consumer's receipt of the LE. These restrictions took effect on October 3, 2015, regardless of whether an application has been received on that date. These activities include: imposing fees on a consumer before the consumer has received the loan estimate except for a bona fide and reasonable charge to obtain a consumer's credit report; providing written estimates of terms or costs specific to consumers before they receive the LE without a written statement informing the consumer the terms and costs may change; and requiring submission of documents verifying information related to the consumer's application before providing the LE.

Sarbanes-Oxley Act of 2002

        The Sarbanes-Oxley Act of 2002 comprehensively revised the laws affecting corporate governance, accounting obligations, and corporate reporting for companies with equity or debt securities registered under the Exchange Act. In particular, the Sarbanes-Oxley Act of 2002 established (1) requirements for audit committees, including independence, expertise, and responsibilities; (2) certification responsibilities for the chief executive officer and chief financial officer with respect to HRB's financial statements; (3) standards for auditors and regulation of audits; (4) increased disclosure and reporting obligations for reporting companies and their directors and executive officers; and (5) increased civil and criminal penalties for violation of the federal securities laws.

Bank Secrecy Act

        Under the Bank Secrecy Act (which we refer to as the "BSA"), a financial institution is required to have systems in place to detect certain transactions, based on the size and nature of the transaction. Financial institutions are generally required to report cash transactions involving $10,000 or more to the Treasury. In addition, financial institutions are required to file suspicious activity reports for transactions that involve $5,000 or more and which the financial institution knows, suspects, or has reason to suspect involves illegal funds, is designed to evade the requirements of the BSA, or has no lawful purpose.

USA Patriot Act of 2001

        In October 2001, the USA PATRIOT ACT of 2001 (which we refer to as the "Patriot Act") was enacted in response to the terrorist attacks in New York, Pennsylvania, and Washington, D.C. that occurred on September 11, 2001. The Patriot Act is intended to strengthen U.S. law enforcement and the intelligence communities' abilities to work cohesively to combat terrorism on a variety of fronts. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. The continuing and potential impact of the Patriot Act and related regulations and policies on financial institutions of all kinds is significant and wide-ranging.

Gramm-Leach-Bliley Act of 1999

        The GLBA covers a broad range of issues, including a repeal of most of the restrictions on affiliations among depository institutions, securities firms, and insurance companies. The following description summarizes some of its significant provisions.

        The GLBA contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, both at the inception of the customer relationship and on an annual basis, the institution's policies and procedures regarding the handling of customers' nonpublic personal financial information. The law provides that, except for specific limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. An institution may not disclose to a non-affiliated third party, other than to a consumer credit reporting agency, customer account numbers or other similar account identifiers for marketing purposes. The GLBA also provides that the states may adopt customer privacy protections that are stricter than those contained in the act.

        The GLBA repeals sections 20 and 32 of the Glass-Steagall Act, thus permitting unrestricted affiliations between banks and securities firms.

Community Reinvestment Act of 1977

        Under the CRA, depository institutions have an affirmative obligation to assist in meeting the credit needs of their market areas, including low- and moderate-income areas, consistent with safe and sound banking practice. The CRA requires the adoption by each institution of a CRA statement for each of its market areas describing the depository institution's efforts to assist in its community's credit needs. Depository institutions are periodically examined for compliance with the CRA and are periodically assigned ratings in this regard. Banking regulators consider a depository institution's CRA rating when reviewing applications to establish new branches, undertake new lines of business, and/or acquire part or all of another depository institution. An unsatisfactory rating can significantly delay or even prohibit regulatory approval of a proposed transaction by a bank holding company or its depository institution subsidiaries.

        The GLBA and federal bank regulators have made various changes to the CRA. Among other changes, CRA agreements with private parties must be disclosed and annual reports must be made to a bank's primary federal regulator. A bank holding company or any of its subsidiaries will not be permitted to engage in new activities authorized under the GLBA if any bank subsidiary received less than a "satisfactory" rating in its latest CRA examination. During HRB's last CRA exam, HRB's rating was "satisfactory."

Monetary Policy

        The commercial banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in United States government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against deposits held by federally insured banks, and quantitative easing. The Federal Reserve's monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national and international economies and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of HRB's bank subsidiaries, their subsidiaries, or any of HRB's other subsidiaries.

Transactions with Affiliates

        Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any bank or entity that controls, is controlled by, or is under common control with such bank. Generally, Sections 23A and 23B (i) limit the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus and maintain an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same as, or at least as favorable to those that, the bank has provided to a non-affiliate.

        The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee, and similar other types of transactions. Section 23B applies to "covered transactions" as well as sales of assets and payments of money to an affiliate. These transactions must also be conducted on terms substantially the same as, or at least as favorable, to those that the bank has provided to non-affiliates.

        The Dodd-Frank Act changed the definition of "covered transaction" in Sections 23A and 23B and limitations on asset purchases from insiders. With respect to the definition of "covered transaction," the Dodd-Frank Act defines that term to include the acceptance of debt obligations issued by an affiliate as collateral for a bank's loan or extension of credit to another person or Company. In addition, a "derivative transaction" with an affiliate is now deemed to be a "covered transaction" to the extent that such a transaction causes a bank or its subsidiary to have a credit exposure to the affiliate. A separate provision of the Dodd-Frank Act states that an insured depository institution may not "purchase an asset from or sell an asset to" a bank insider (or their related interests) unless (1) the transaction is conducted on market terms between the parties and (2) it has been approved in advance by the majority of the institution's non-interested directors if the proposed transaction represents more than 10 percent of the capital stock and surplus of the insured institution. HRB believes it is in compliance with all aspects of Section 23A and 23B of the Federal Reserve Act.

Loans to Insiders

        The Federal Reserve Act and related regulations impose specific restrictions on loans to directors, executive officers, and principal shareholders of banks. Under Section 22(h) of the Federal Reserve Act and Regulation O, loans to a director, an executive officer, and to a principal shareholder of a bank as well as to entities controlled by any of the foregoing may not exceed, together with all other outstanding loans to such person and entities controlled by such person, the bank's loan-to-one borrower limit. For this purpose, the bank's loan-to-one borrower limit is 15% of the bank's unimpaired capital and unimpaired surplus in the case of loans that are not fully secured and an additional 10% of the bank's unimpaired capital and unimpaired surplus in the case of loans that are fully secured by readily marketable collateral having a market value at least equal to the amount of the loan. Loans in the aggregate to insiders and their related interests as a class may not exceed the bank's unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and principal shareholders of a bank or bank holding company and to entities controlled by such persons, unless such loan is approved in advance by a majority of the board of directors of the bank with any "interested" director not participating in the voting. The Federal Reserve has prescribed the loan amount, which includes all other outstanding loans to such person as to which such prior board of director approval is required, as being the greater of $25 thousand or 5% of capital and surplus (up to $500 thousand). Section 22(h) requires that loans to directors, executive officers, and principal shareholders be made on terms and underwriting standards substantially the same as those offered in comparable transactions to other persons. Violations of Section 22(h) of the Federal Reserve Act and Regulation O could subject HRB to civil penalties. As of December 31, 2015, there were no loans to insiders and their related interests in the aggregate that exceeded the restrictions imposed by the Federal Reserve Act and related regulations.

Other Safety and Soundness Regulations

        There are significant obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event that the depository institution is insolvent or is in danger of becoming insolvent. These obligations and restrictions are not for the benefit of investors. Regulators may pursue an administrative action against any bank holding company or bank that violates the law, engages in an unsafe or unsound banking practice, or is about to engage in an unsafe or unsound banking practice. The administrative action could take the form of a "cease and desist" proceeding, a removal action against the responsible individuals or, in the case of a violation of law or unsafe and unsound banking practice, a civil monetary penalty action. A cease and desist order, in addition to prohibiting certain action, could also require that certain actions be undertaken. Under the Dodd-Frank Act and the policies of the Federal Reserve, HRB is required to serve as a source of financial strength to HRB's subsidiary depository institutions and to commit resources to support The Bank of Hampton Roads in circumstances where HRB might not do so otherwise.

        The federal banking agencies also have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institution in question is well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically undercapitalized, as defined by the law. As of December 31, 2015, The Bank of Hampton Roads was "well capitalized." State banking regulators also have broad enforcement powers over The Bank of Hampton Roads, including the power to impose fines and other civil and criminal penalties and to appoint a conservator.

Consumer Laws Regarding Fair Lending

        In addition to the CRA described above, other federal and state laws regulate various lending and consumer aspects of HRB's business. Governmental agencies, including the United States Department of Housing and Urban Development, the Federal Trade Commission, and the United States Department of Justice, have become concerned that prospective borrowers may experience discrimination in their efforts to obtain loans from depository and other lending institutions. These agencies have brought litigation against depository institutions alleging discrimination against borrowers. Many of these suits have been settled, in some cases for material sums of money, short of a full trial.

        These governmental agencies have clarified what they consider to be lending discrimination and have specified various factors that they will use to determine the existence of lending discrimination under the Equal Credit Opportunity Act and the Fair Housing Act, including evidence that a lender discriminated on a prohibited basis, evidence that a lender treated applicants differently based on prohibited factors in the absence of evidence that the treatment was the result of prejudice or a conscious intention to discriminate, and evidence that a lender applied an otherwise neutral non-discriminatory policy uniformly to all applicants but the practice had a discriminatory effect unless the practice could be justified as a business necessity.

        Banks and other depository institutions also are subject to numerous consumer-oriented laws and regulations. These laws, which include the Truth in Lending Act, the Truth in Savings Act, the Real Estate Settlement Procedures Act, the Electronic Funds Transfer Act, the Equal Credit Opportunity Act, and the Fair Housing Act, require compliance by depository institutions with various disclosure requirements and requirements regulating the availability of funds after deposit or the making of some loans to customers.

Future Regulatory Uncertainty

        Because federal and state regulation of financial institutions changes regularly and is the subject of constant legislative debate, HRB cannot forecast how federal and state regulation of financial institutions may change in the future and, as a result, impact HRB's operations. As a result of the financial crisis, additional regulatory burden has been created, and HRB fully expects that the financial institution industry will remain heavily regulated going forward.

Employees

        As of December 31, 2015, HRB had 533 employees, of whom 506 were full-time. None of HRB's employees are represented by any collective bargaining agreements.

Available Information

        HRB maintains the following internet websites: www.bankofhamptonroads.com, www.shorepremierfinance.com, and www.dnjmortgage.com. These websites contain a link to HRB's filings with SEC, including those on Form 10-K, Form 10-Q, and Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. The reports are made available on these websites as soon as practicable following the filing of the reports with the

SEC. The information is free of charge and may be reviewed, downloaded, and printed from each website at any time.

        Any material we file with the SEC may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these materials may be obtained at prescribed rates from the SEC at such address. These materials can also be inspected on the SEC's website at www.sec.gov.

Properties

        HRB owns its executive office, which is located at 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452. As of December 31, 2015, HRB operated from the locations listed below. All of HRB's properties are in good operating condition and are adequate for HRB's present and anticipated future needs.

City, State	Address	Lease/Own
California, MD	23076 Three Notch Road(3)	Lease
Cape Charles, VA	22468 Lankford Highway(1)	Own
Chesapeake, VA	201 Volvo Parkway(1)	Own
Chesapeake, VA	852 N George Washington Highway(1)	Own
Chesapeake, VA	712 Liberty Street(1)	Own
Chesapeake, VA	4108 Portsmouth Boulevard(1)	Own
Chesapeake, VA	239 Battlefield Boulevard S(1)	Own
Chesapeake, VA	1500 Mount Pleasant Road(1)	Lease Land/Own Building
Chesapeake, VA	204 Carmichael Way(2)	Own
Chincoteague, VA	6350 Maddox Boulevard(1)	Own
Clayton, NC	336 East Main Street(3)	Lease
Clayton, NC	132 East Main Street(3)	Lease
Edenton, NC	322 S Broad Street(4)	Own
Elizabeth City, NC	112 Corporate Drive(2)	Own
Elizabeth City, NC	1145 North Road Street(1)	Lease Land/Own Building
Elizabeth City, NC	1404 West Ehringhaus Street(1)	Own
Emporia, VA	100 Dominion Drive(1)	Own
Exmore, VA	4071 Lankford Highway(1)	Own
Fayetteville, NC	2818 Raeford Road(3)	Lease
Fuquay Varina, NC	604 North Main Street(3)	Lease
Glen Burnie, MD	6958 Aviation Boulevard, Suite A1(5)	Lease
Greenville, NC	605-A Lynndale Court(3)	Lease
Greenville, NC	3208 Charles Boulevard(3)	Lease
High Point, NC	4100 Mendenhall Oaks Parkway(3)	Lease
Kitty Hawk, NC	5406 North Croatan Highway(4)	Lease Land/Own Building
Moyock, NC	100 Moyock Commons Drive(1)	Own
New Bern, NC	134 Craven Street(3)	Lease
New Bern, NC	312 South Front Street, Suite 2(3)	Lease
Norfolk, VA	539 West 21st Street(1)	Lease
Norfolk, VA	4037 East Little Creek Road(1)	Lease
Norfolk, VA	999 Waterside Drive, Suite 101(1)	Lease
Ocean City, MD	9748 Steven Decatur Highway(1)(5)	Lease
Onley, VA	25253 Lankford Highway(4)	Lease Land/Own Building
Onley, VA	25020 Shore Parkway(2)	Own
Plymouth, NC	433 US Highway 64 East(1)	Own

City, State	Address	Lease/Own
Pocomoke City, MD	103 Pocomoke Marketplace(1)	Lease
Raleigh, NC	2235 Gateway Access Point(4)	Own
Raleigh, NC	3041 Berks Way, Units 203 & 204(3)	Lease
Rehoboth Beach, DE	19354B Coastal Highway(5)	Lease
Richmond, VA	5300 Patterson Avenue(1)	Own
Richmond, VA	8209 West Broad Street(1)	Own
Richmond, VA	12090 West Broad Street(1)	Own
Salisbury, MD	1503 South Salisbury Boulevard(1)	Own
Southport, NC	727 N Howe Street(3)	Lease
Suffolk, VA	2825 Godwin Boulevard(4)	Own
Virginia Beach, VA	5472 Indian River Road(1)	Own
Virginia Beach, VA	1580 Laskin Road(4)	Lease Land/Own Building
Virginia Beach, VA	641 Lynnhaven Parkway(1)(2)	Own
Virginia Beach, VA	2098 Princess Anne Road(4)	Lease Land/Own Building
Virginia Beach, VA	3001 Shore Drive(1)	Lease
Virginia Beach, VA	281 Independence Boulevard(1)	Lease
Virginia Beach, VA	440 Viking Drive(3)	Lease
Wake Forest, NC	2627 Leighton Ridge Dr., Suite 103-C(3)	Lease
Wilmington, NC	901 Military Cutoff Road(3)	Own
Wilson, NC	2801 Nash Street(3)	Lease

(1)
Banking services

(2)
Operations center

(3)
Mortgage services

(4)
Banking and mortgage services

(5)
LPO

HRB LEGAL PROCEEDINGS

        In the ordinary course of operations, HRB may become a party to legal proceedings. Based upon information currently available, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on HRB's business, financial condition, cash flows, or results of operations.

        In June 2013, Scott C. Harvard, the former President of Shore Bank, initiated a claim against HRB in the Circuit Court for the City of Norfolk, Virginia, captioned Scott C. Harvard v. Shore Bank et al (CL13-4525-000). Mr. Harvard alleged that HRB and Shore Bank were contractually obligated to make certain severance payments to him following the termination of his employment in 2009. HRB asserted that Mr. Harvard was not entitled to a "golden parachute" severance due to application of a regulation under the TARP program and furthermore, that based upon the legally distinct entity from which Harvard derived his compensation, Shore Bank did not owe Harvard severance compensation. On November 21, 2014, the Circuit Court ruled that Mr. Harvard was entitled to $655,495.43 in severance pay, plus interest from May 20, 2014, and $155,000 in attorney's fees, plus additional fees incurred since July 15, 2014. HRB appealed this decision and, on January 14, 2016, the Supreme Court of Virginia reversed and vacated the Circuit Court's award of damages.

HRB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Unless indicated otherwise, for purposes of this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section, the terms "we," "us," "our" or "the Company" refer to Hampton Roads Bankshares, Inc. and references to "BOHR" or "the Bank" or "our Bank" or "Bank" refer to The Bank of Hampton Roads.

        The following commentary provides information about the major components of our results of operations, financial condition, liquidity, and capital resources. This discussion and analysis should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus.

For the Year Ended December 31, 2015

Executive Overview

        The Company is a bank holding company headquartered in Virginia Beach, Virginia. The Company's primary subsidiary is The Bank of Hampton Roads. The Bank engages in general community and commercial banking business, targeting the needs of individuals and small- to medium-sized businesses in our primary service areas. Currently, BOHR operates 17 full-service offices in the Hampton Roads region of southeastern Virginia, 10 full-service offices throughout Richmond, Virginia and the Northeastern and Research Triangle regions of North Carolina that do business as Gateway Bank, and 7 full-service offices on the Eastern Shore of Virginia and Maryland and 3 loan production offices in Maryland and Delaware, all of which do business as Shore Bank. Through various divisions, BOHR also offers mortgage banking and marine financing. Our largest investor shareholders include Anchorage, CapGen and Carlyle. Anchorage, CapGen, and Carlyle own 24.78%, 29.82%, and 24.78%, respectively, of the outstanding shares of our Common Stock as of December 31, 2015.

        Our primary source of revenue is net interest income earned by our bank subsidiary. Net interest income represents interest and fees earned from lending and investment activities less the interest paid on deposits and borrowings. Net interest income may be impacted by variations in the volume and mix of interest-earning assets and interest-bearing liabilities, changes in the yields earned and the rates paid, level of non-performing assets, and the level of noninterest-bearing liabilities available to support earning assets. In addition to net interest income, noninterest income is another important source of revenue. Noninterest income is derived primarily from service charges on deposits and mortgage banking revenue. Other significant factors that impact net income attributable to Hampton Roads Bankshares, Inc. are the provision for loan losses, and noninterest expense.

        The direct lending activities in which the Company engages carry the risk that the borrowers will be unable to perform on their obligations. As such, interest rate policies of the Federal Reserve and general economic conditions, nationally and in the Company's primary market areas, have a significant impact on the Company's results of operations. To the extent that economic conditions deteriorate, business and individual borrowers may be less able to meet their obligations to the Company in full, in a timely manner, resulting in decreased earnings or losses to the Company. Regarding net interest margin, the Company makes fixed rate loans, whereby general increases in interest rates will tend to reduce the Company's spread as the interest rates the Company must pay for deposits may increase while interest income may be unchanged. Economic conditions may also adversely affect the value of property pledged as security for loans and the ability to liquidate that property to satisfy a loan if necessary.

        The Company's goal is to mitigate risks in the event of unforeseen threats to the loan portfolio as a result of economic downturn or other negative influences. Plans for mitigating inherent risks in managing loan assets include: carefully enforcing loan policies and procedures and modifying those policies on occasion to account for changing or emerging risks or changing market conditions, evaluating each borrower's business plan and financial condition during the underwriting process and throughout the loan term, identifying and monitoring primary and alternative sources for loan repayment, and maintaining sufficient collateral to mitigate economic loss in the event of liquidation. An allowance for loan losses has been established which consists of general, specific, and unallocated qualitative components.

        A risk rating system is employed to estimate loss exposure and provide a measuring system for setting general reserve allocations. The general component relates to groups of homogeneous loans not designated for specific impairment analysis and are collectively evaluated for potential loss. The specific component relates to loans that are determined to be impaired and, therefore, individually evaluated for impairment. The specific allowance for loan losses is based on a loan-by-loan analysis and varies between impaired loans largely due to the value of the loan's underlying collateral. An unallocated qualitative component is maintained to cover uncertainties that could affect management's estimate of probable losses and considers internal portfolio management effectiveness and external macroeconomic factors.

        The composition of the Company's loan portfolio is weighted toward commercial real estate and real estate construction. At December 31, 2015, commercial real estate and real estate construction represented 51.7% of the loan portfolio. These loans are underwritten to mitigate lending risks typical of this type of loan such as declines in real estate values, changes in borrower cash flow, and general economic conditions. The Company typically requires a maximum LTV of 80% or less and minimum cash flow debt service coverage at the time of origination of 1.25 to 1.0. Personal guarantees are required by policy, with a limited number of exceptions being granted due to mitigating factors.

        The general terms and underwriting standards for each type of loan is incorporated into the Company's lending policies. These policies are analyzed periodically by management, and the policies are reviewed and approved by a designated subcommittee of the Board on an annual basis. The Company's loan policies and practices described in this report are subject to periodic change, and each guideline or standard is subject to waiver or exception in the case of any particular loan, with approval by the appropriate officer or committee, in accordance with the Company's loan policies. Policy standards are often stated in mandatory terms, such as "shall" or "must," but these provisions are subject to exception where appropriately mitigated. Policy requires that loan value not exceed a percentage of "market value" or "fair value" based upon appraisals or evaluations obtained in the ordinary course of the Company's underwriting practices.

        Loans are secured primarily by duly recorded first deeds of trust. In some cases, the Company may accept a recorded second lien position. In general, borrowers will have a proven ability to build, lease, manage and/or sell a commercial or residential project and demonstrate satisfactory financial condition. Additionally, an equity contribution toward the project is required. Construction loans require that the financial condition and experience of the general contractor and major subcontractors be satisfactory to the Company. Guaranteed, fixed price construction contracts are required whenever appropriate, along with payment and performance bonds or completion bonds for larger scale projects.

        Commercial land acquisition and construction loans are secured by real property where loan proceeds will be used to acquire land and to construct or improve appropriately zoned real property for the creation of income producing or owner user commercial properties. Borrowers are required to contribute equity into each project at levels determined by Loan Policy. Commercial land acquisition and construction loans generally are underwritten with a maximum term of 24 months. LTV ratios, with few exceptions, are maintained consistent with or below supervisory guidelines.

        All construction draw requests must be presented in writing on American Institute of Architects documents and certified by the contractor, the borrower and the borrower's architect. Each draw request shall also include the borrower's soft cost breakdown certified by the borrower or its Chief

Financial Officer. Prior to an advance, the Company or its contractor inspects the project to determine that the work has been completed in order to justify the draw requisition.

        Commercial permanent loans are secured by improved real property which is generating income in the normal course of operation. Debt service coverage, assuming stabilized occupancy, must be satisfactory to support a permanent loan. At the time of origination, the debt service coverage ratio is ordinarily at least 1.25 to 1.0. As part of the underwriting process, debt service coverage ratios are stress tested assuming a 200 basis point increase in interest rates from their current levels.

        Personal guarantees are generally received from the principals on commercial real estate loans, and only in instances where the loan-to-value is sufficiently low and the debt service is sufficiently high is consideration given to either limiting or not requiring personal recourse. Updated appraisals for real estate secured loans are obtained as necessary and appropriate to borrower financial condition, project status, loan terms, and market conditions.

        The Company is also an active traditional commercial lender providing loans for a variety of purposes, including cash flow, equipment and accounts receivable financing. This loan category represents 15.1% of the Company's loan portfolio at December 31, 2015 and is generally priced at a variable or adjustable rate. Commercial loans must meet reasonable underwriting standards, including appropriate collateral, and cash flow necessary to support debt service. Residential home mortgage loans, including home equity lines and loans, make up 22.7% of the loan portfolio. These credits represent both first and second liens on residential property almost exclusively located in the Company's primary market areas. At December 31, 2015 the remaining 10.5% of the loan portfolio consists of retail consumer installment loans. At December 31, 2015, approximately 90.8% of the consumer installment loan portfolio is comprised of marine loans either originated or acquired by Shore Premier Finance, the Company's lending unit that specializes in marine financing for U.S. Coast Guard documented vessels to customers throughout the United States.

        The risk of nonpayment (or deferred payment) of loans is inherent in commercial lending. The Company's marketing focus on small to medium-sized businesses may result in the assumption by the Company of certain lending risks that are different from those inherent in loans to larger companies. The policies and procedures of the Company dictate that all loan applications are to be carefully evaluated and attempt to minimize credit risk exposure by use of extensive loan application data, due diligence, and approval and monitoring procedures; however, there can be no assurance that such procedures can eliminate such lending risks.

Material Trends and Uncertainties

        Since the beginning of the "Great Recession," many of our loan customers have operated in an economically challenging business environment; however, the markets in which we operate have begun to experience generally more stable business conditions. According to the Old Dominion University Economic Forecasting Project, the economy of the Company's largest market in which it does business, the Hampton Roads region of Virginia, is expected to grow at a slightly higher rate of 1.6% in 2016 compared to 1.1% in 2015, but will continue to be slower than the historical annual average of 3.1% and slower than that of the nation. The U.S. Gross Domestic Product grew by 8.0% from 2010 to 2014; however the Hampton Roads Real Gross Regional Product grew by only 1.6% during the same period. The primary reason for the sluggish economy in Hampton Roads is attributable to the decline in DOD spending. Between 2000 and 2012 DOD spending increased annually at a rate of 5.7% in the region, whereas, DOD spending in 2016 is expected to be 2.8% lower than its peak in 2012. The challenge for regional leaders in coming years will be to ensure Hampton Roads reduces its dependence on DOD spending to spur economic activity, and to focus more attention on attracting higher paying jobs, in more varied industry segments.

        During the last several years, our net interest income, before the provision for loan losses, has not grown primarily due to a historically low interest rate environment. Although we cannot predict with any level of accuracy where interest rates are headed, based on the fact that core inflation is forecasted to remain below the Federal Reserve's target levels, combined with downward pressure on growth prospects for the U.S. economy, our expectations are that for 2016, we will continue to experience a low interest rate environment. Generally, the levels of loan delinquencies and defaults have continued to decline over the last several years, although they continue to be higher than pre-"Great Recession" levels.

        The Company's management has concluded that, as of December 31, 2015, it is more likely than not that the Company will partially realize its net deferred tax asset (which we refer to as the "DTA"). At December 31, 2015, the Company's net DTA was $152.8 million predominantly comprised of $103.6 million, which is the tax effect of an estimated $295.9 million of tax NOLs to be carried forward, and $38.1 million, which is the tax effect of net future deductible amounts attributable to the allowance for loan losses. A schedule of estimated deferred taxes as of December 31, 2015, and a further discussion of the partial release of the valuation allowance against the deferred tax assets is included in Note 20 Income Taxes of the Company's Notes to Consolidated Financial Statements.

Overview

        The Company has reported net income for the last three consecutive fiscal years, compared to reporting net operating losses for 2010 to 2012, primarily resulting from improved general economic conditions and credit performance of the Company's loan portfolio. There is no guarantee that we will be able to maintain this improvement in our net income. In addition to the risk that the broader economic conditions will stagnate or reverse their improvements, our mortgage banking earnings are particularly volatile due to their dependence upon the direction and level of mortgage interest rates. As of December 31, 2015, the Company exceeded the regulatory capital minimums and BOHR was considered "well capitalized" under the Basel III risk-based capital framework.

        The following is a summary of our financial condition as of December 31, 2015 and our financial performance for the year then ended.

  •
  Assets were $2.1 billion at December 31, 2015. Total assets increased by $77.3 million or 3.9% from December 31, 2014. The increase in assets was primarily associated with a $92.1 million increase in net deferred tax assets, net of valuation allowance resulting from a partial release of the valuation allowance. Other significant changes in assets resulted from a shift out of overnight funds sold and due from FRB and investment securities available for sale in order to fund growth in loans held for sale and loans.

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  Loans held for sale increased $34.4 million or 155.7% due to a favorable interest rate environment driving significant growth in our mortgage subsidiary unit.

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  Gross loans increased by $118.6 million or 8.3% primarily driven by a $104.7 million marine loan portfolio purchase.

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  Impaired loans increased by $17.0 million, or 34.8% during 2015 to $65.9 million at December 31, 2015, compared to $48.9 million at December 31, 2014, primarily as a result of the Company moving its largest substandard relationship into nonaccrual commercial loans.

  •
  Allowance for loan losses at December 31, 2015 decreased 14.3% to $23.2 million from $27.1 million at December 31, 2014 as net charge-offs of previously identified impaired loans exceeded additional provisions for loan losses.

  •
  Premises and equipment, net declined $11.3 million or 17.7% as the Company identified underutilized assets, and transferred them to other real estate owned and repossessed assets, net of valuation allowance, incurring a $4.3 million impairment of premises and equipment charge included in noninterest expense.

  •
  Deposits at December 31, 2015 increased $123.8 million or 7.8% from December 31, 2014, as the Company has made a concerted effort throughout the year to attract deposits to fund loan growth and payoff maturing Federal Home Loan Bank borrowings.

  •
  Net income attributable to Hampton Roads Bankshares, Inc. for 2015 was $93.0 million, as compared with net income of $9.3 and $4.1 million for 2014 and 2013, respectively. The largest driver of this significant increase in net income was the recognition of $92.5 million in deferred tax benefit, resulting from the partial release of the valuation allowance against net deferred tax assets.

  •
  Net interest income increased $1.6 million in 2015 as compared to 2014, as the Company shifted its balance sheet asset mix away from lower yielding assets into loans.

  •
  Provision for loan losses increased to $600 thousand in 2015 compared to $218 thousand in 2014 mainly due to the overall growth in the loan portfolio.

  •
  Noninterest income for 2015 was $31.6 million, compared to $26.8 million and $31.3 million for 2014 and 2013, respectively. Mortgage banking revenue was the main driver for the increase in 2015 over 2014, due in part to a favorable mortgage interest rate environment. Offsetting these increases was a decline in income from bank-owned life insurance in 2015 compared to 2014 due to death benefits received in 2014.

  •
  Noninterest expense for 2015 was $90.3 million, compared to $76.8 million and $88.2 million for 2014 and 2013, respectively. Primary drivers of this increase in 2015 over 2014 was due to salaries and employee benefits resulting from subsidiary expansion, mortgage-related commissions, one-time separation costs, increased share-based compensation, impairment of premises and equipment related to underutilized assets, and impairment of other real estate owned and repossessed assets.

  •
  The Company's return on average assets ratio (which we refer to as "ROAA") was 4.64%, 0.47%, and 0.20% for the years ended December 31, 2015, 2014, and 2013, respectively, and its return on average equity ratio (which we refer to as "ROAE") was 45.42%, 4.81%, and 2.22% for the years ended December 31, 2015, 2014, and 2013, respectively.

  •
  Our effective current tax rate was 6.2% for 2015 compared to 0.06% and 1.6% for 2014 and 2013, respectively. These taxes related to state income taxes owed. The major driver of the increase in the effective tax rate from 2014 to 2015 was due to the increased earnings in our mortgage division. These rates differ from the statutory rate due primarily to the partial valuation allowance against the Company's deferred tax assets.

Critical Accounting Policies

        GAAP are complex and require management to apply significant judgment to various accounting, reporting, and disclosure matters. Management must use assumptions, judgments, and estimates when applying these principles where precise measurements are not possible or practical. These policies are critical because they are highly dependent upon subjective or complex assumptions, judgments, and estimates. Our assumptions, judgments, and estimates may be incorrect, and changes in such assumptions, judgments, and estimates may have a material impact on the consolidated financial statements. Actual results, in fact, could differ materially from those estimates. We consider our policies on allowance for loan losses, the valuation of deferred taxes, and the valuation of other real estate owned to be critical accounting policies.

Allowance for Loan Losses

        The purpose of the allowance for loan losses is to provide for potential losses inherent in our loan portfolio. Management considers numerous factors in determining the allowance for loan losses, including historical loan loss experience, the size and composition of the portfolio, directionality and velocity of periodic change, and the estimated value of collateral and guarantees securing the loans.

        Management regularly reviews the loan portfolio to determine whether adjustments are necessary to maintain an allowance for loan losses sufficient to absorb losses. Our review takes into consideration changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and review of current economic conditions that may affect the borrower's ability to repay. Some of the tools used in the credit review process to identify potential problem loans include past due reports, collateral valuations (primarily from third parties), cash flow analysis of borrowers, and risk ratings of loans. In addition to the review of credit quality through ongoing credit review processes, we perform a comprehensive allowance analysis for our loan portfolio at least quarterly.

        The allowance consists of specific, general, and unallocated qualitative components. The specific component relates to loans that are determined to be impaired and, therefore, individually evaluated for impairment. The specific allowance for loan losses necessary for these loans is based on a loan-by-loan analysis and varies between impaired loans largely due to the value of the loan's underlying collateral. The majority of the Company's impaired loans are considered collateral-dependent.

        The general component relates to groups of homogeneous loans collectively evaluated for the appropriate level of reserve. The general component is based on historical loss experience adjusted for qualitative factors where considered necessary and appropriate. To arrive at the general component, the loan portfolio is grouped by loan type. Each loan type is further subdivided by risk level as determined in our loan grading process. A weighted average historical loss rate is computed for each group of loans over the trailing forty-eight months with higher weightings assigned to the most recent months. In accordance with policy, management increased the lookback period for historical losses by one additional quarter in each of the four quarters of 2015. The loss reserve model now uses sixteen quarters of weighted net charge-off data, anchored from the fourth quarter of 2011, to arrive at a historical loss rate for each loan category in the general reserve pool. The lookback period will be extended by one quarter with each successive quarter until the lookback period equals sixty months. At that time, the loss history and economic cycle will be examined to determine the appropriateness of the lookback period.

        In addition, an adjustment factor may be applied. The adjustment factor, which may be favorable or unfavorable, represents management's judgment that inherent losses in a given group of loans are different from historical loss rates due to environmental factors unique to that specific group of loans. These factors may relate to growth rate factors within the particular loan group; whether the recent loss history for a particular group of loans differs from its historical loss rate; the amount of loans in a particular group that have recently been designated as impaired and that may be indicative of future trends for this group; reported or observed difficulties that other banks are having with loans in the particular group; changes in the experience, ability, and depth of lending personnel; changes in the nature and volume of the loan portfolio and in the terms of loans; and changes in the volume and severity of past due loans, nonaccrual loans, and adversely classified loans.

        The sum of the historical loss rate and the adjustment factor comprise the estimated annual loss rate. To adjust for risk levels, a loss allocation factor is estimated based on the segmented risk levels for the loan group and is keyed off of a pass credit rating. The loss allocation factor is applied to the estimated annual loss rate to determine the expected annual loss amount. Within the Company's loss reserve model, the concept of "years to impairment" is used; Years to impairment (also known as the "loss emergence period") is defined by the Company as the average period of time from the point at which a potential loss is incurred (marked by a downgrade from a pass risk grade, typically to Special Mention) to the point at which the loss is confirmed, through the identification of the loss (i.e., loan default, resulting in ASC 310 reserve). In addition to the calculated loss emergence period, it is acknowledged that some additional pre-emergence period likely exists but is unobservable. Because of the Company's strong internal loan and relationship review processes and regular collection of updated borrower financial information, a small pre-emergence period of one-quarter year is added to the calculated loss emergence period by loan type. The move out of a passing grade (risk rating 1-5) and into Special Mention (risk rating 6) is determined to be an indicator that a loss trigger event may have occurred or may occur in the foreseeable future and the loan is beginning to demonstrate initial signs of deterioration.

        Special Mention loans are not considered impaired (management believes the Company will collect all contractual principal and interest as it comes due) and are performing satisfactorily, but are showing signs of potential weaknesses that may, if not corrected by the borrower, weaken further and possibly inadequately protect the Company's position at some future date. The Company instituted in 2014 a new "pass/watch" risk grade for loans that do not provide acceptable credit metrics based upon analysis of financial statements but for which there is a strong mitigating factor such as satisfactory payment history. The "pass/watch" grade is considered a pass grade category and is now designated as Risk Grade 5. If the loan continues to deteriorate, it would be subsequently downgraded to substandard (risk rating 7), doubtful (risk rating 8), and then loss (risk rating 9). Such impaired loans are removed from the general reserve category and placed into the specific reserve category (although loans may be assigned a specific reserve of zero, depending on the fair value of the underlying collateral if determined to be collateral dependent); losses are then confirmed by the note's default, subsequent impairment, and charge-off.

        An unallocated qualitative component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated qualitative component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio and represents inherent losses that may not otherwise be captured in the specific or general components or attributable to specific types of loans within the portfolio. The unallocated qualitative reserve is comprised of internal and external components. The Company now employs an anchoring analysis tied to a defined proxy to determine the maximum allowable amount of unallocated qualitative internal and external reserves as a percentage of total loans. The maximum unallocated qualitative reserves are based upon the variance between the Company's quarterly general reserves to total loans and its peak peer bank quarterly charge-off rates over the past ten years, approximating a full credit cycle. As the Company's historical credit losses decline and general reserves move lower, the unallocated qualitative reserve will increase. As losses grow in a future weak economic cycle, unallocated qualitative reserves will come down as general reserves increase once more.

        As a part of the unallocated qualitative reserve, we apply an economic factor to recognize external forces over which management has no control and to estimate inherent losses that may otherwise be omitted from the allowance calculation. The factors used in this calculation include published data for the gross domestic product growth rate, interest rate levels as measured by the prime rate, changes in regional real estate indices, and regional unemployment statistics. The Company also performs a self-diagnostic assessment to evaluate internal controls over the management of the credit process to derive an internal component to the unallocated qualitative portion of the allowance which is added to the aforementioned macroeconomic factors. The factors used in this calculation include loan approval authority changes, the number of extensions and interest only loans within the portfolio, the ability to gather updated financial information from borrowers, loan type concentration, risk grade accuracy, and asset quality metrics.

        Credit losses are an inherent part of our business and, although we believe the methodologies for determining the allowance for loan losses and the current level of the allowance are adequate, it is possible that there may be unidentified losses in the portfolio at any particular time that may become evident at a future date pursuant to additional internal analysis or regulatory comment. Credit losses are also impacted by real estate values.

        To the extent possible, we use updated third party appraisals to assist us in determining the estimated fair value of our collateral dependent impaired loans. While we believe our appraisal practices are consistent with industry norms, there can be no assurance that the fair values we estimate in determining how much impairment (if any) to recognize on our collateral dependent impaired loan portfolio will be realized in an actual sale of the property to a third party. Additional provisions for such losses, if necessary, would negatively impact earnings. As a result, our earnings could be adversely affected if our estimate of an adequate allowance is inaccurate by even a small amount. Ultimately, the allowance for loan losses is an estimate based upon the data in hand at a particular time and that estimate involves some amount of judgment regarding that data.

Valuation of Deferred Taxes

        Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carryforwards, and deferred tax liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax expense (benefit) represents the change during the period in the deferred tax assets and deferred tax liabilities.

        Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2015, we have recorded a partial valuation allowance of $60.7 million on our net deferred tax assets of $152.8 million. Our determination of the amount of the partial valuation allowance on our net deferred tax assets was based on the portion of NOLs that we believe are not more likely than not of being realized due to the Company's inability to generate sufficient taxable income in future years.

        To determine the portion of NOLs that we believe will more likely than not be utilized and to reflect the fact that under current law NOLs can be carried forward for 20 years from the date reported, the Company constructed a set of financial analyses that extend through 2041. The analyses forecasted balance sheet growth to occur in line with expected rates of long term economic expansion. Additionally, the Company utilized forward rate curves to forecast its net interest margin. Due to the significant changes to personnel, underwriting standards, and credit related governance experienced by the Company in recent years, management's analysis assumed a continuation in the improvement of asset quality until the Company's metrics conform to long-term peer averages which take into account the impact of an economic cycle. Credit related expense over the past three years has contributed to reduced earnings. Management's analysis assumed a reduction in credit related expense.

        Excluding the impact of the Company's partial reversal of its valuation allowance for 2015, the three year average of the Company's ROAA during the three year period ended December 31, 2015 equals 0.23%. The range of ROAA forecasted in the Company's analysis is between 0.03% and 0.41%. This compares to 0.92% for peer bank holding companies with $1 billion to $3 billion in assets as of December 31, 2015. The Company assumed modest margin expansion in year one of its forecast followed by compression in forecast years two and three due to the rising cost of its liabilities outpacing that of asset reinvestment into higher yielding instruments. The combination of margin expansion and an interest earning asset base which is expected to grow commensurate with long term economic growth rates results in a forecast of increasing taxable income. The Company maintains significant differences between its book and tax basis for assets relating to its large historical credit losses. The reversal of these timing differences is forecasted to substantially occur through 2021, which has the effect of significantly reducing taxable income. Consistent taxable income is not expected to be attained until the year 2022 and is then expected to continue throughout the remaining forecast period.

        To the extent that the Company is not able to generate sufficient taxable income, certain NOLs may expire unutilized. For those attributes for which the Company believes it is not more likely than not that they will be utilized, a valuation allowance against those attributes will remain. Under the current forecast, predominantly in years 2033 through 2035, $60.7 million of NOLs are expected to expire unutilized.

        Based upon the extended period of time over which management's analysis of expected taxable income of the Company was based, there are certain risks and uncertainties that may impact the actual amount of taxable income generated and the Company's ability to utilize NOLs in accordance with the above-described forecast, many of which are outside of the Company's control. Expectations pertaining to loan growth may not materialize as expected, or may take longer to realize than expected. Assumptions regarding economic growth were based on national data; markets in which the Company operates may not experience comparable levels of expansion. Forward rate curve expectations may not accurately reflect the future path of rates, which may have negative implications for the Company's net interest margin. While assumptions regarding asset quality consider performance over the course of an economic cycle, actual results may trend less favorably due to unforeseen economic circumstances. For a discussion of these and other risks that could cause actual results to differ materially from the data on which management based its analysis, see "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

        Section 382 limitations related to the capital raised and resulting change in control for tax purposes during the third quarter of 2010 add further uncertainty as to the realizability of the deferred tax assets in future periods. In addition, the ability to utilize our pre-change NOLs is subject to the rules of Section 382. Section 382 generally restricts the use of NOLs after an "ownership change." An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation's common stock or are otherwise treated as 5% shareholders under Section 382 and Treasury regulations promulgated thereunder because of an increase of their aggregate percentage ownership of that corporation's stock by more than 50 percentage points over the lowest percentage of the stock owned by these shareholders over a rolling three-year period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. This annual limitation is generally equal to the product of the value of the corporation's stock on the date of the ownership change, multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards. We do not believe that the 2012 capital raise caused an "ownership change" at the Company within the meaning of Section 382. However, the capital raise, in conjunction with prior recapitalization efforts, resulted in Anchorage, CapGen and Carlyle owning a substantial portion of our stock, which reduces our ability to engage in future acquisition activity involving entities of similar or greater size than the Company without undergoing an "ownership change." We believe that the merger will not be subject to the limitations of Section 382, and should enhance our ability to generate additional future taxable income such that more of our NOLs will be realized. We do note that in accordance with GAAP, our valuation allowance as of December 31, 2015 does not consider the impact the merger will have on the Company.

        A schedule of estimated deferred taxes as of December 31, 2015, and a further discussion of the partial release of the valuation allowance against the deferred tax assets is included in Note 20 Income Taxes of the Company's Notes to Consolidated Financial Statements.

Valuation of Other Real Estate Owned

        Other real estate owned and repossessed assets include real estate acquired in the settlement of loans and other repossessed collateral and is initially recorded at the lower of the recorded loan balance or estimated fair value less estimated disposal costs. Although by policy, each property in other real estate owned is to receive an updated appraisal on an annual basis, we cannot be certain that the most recent appraisal represents current market conditions. Similar to the discussion above under Allowance for Loan Losses, there can be no assurance that the fair values we estimate in determining how much impairment (if any) to recognize on our foreclosed real estate portfolio will be realized in an actual sale of the property to a third party.

        At foreclosure, any excess of the loan balance over fair value is charged to the allowance for loan losses. Such carrying value is periodically reevaluated and written down if there is an indicated subsequent decline in fair value. Costs to bring a property to salable condition are capitalized up to the fair value of the property while costs to maintain a property in salable condition are expensed as incurred. Gains and losses on sales of other real estate owned upon disposition and write-downs of other real estate owned during the holding period are recognized in noninterest expense.

Analysis of Results of Operations

        Net income attributable to Hampton Roads Bankshares, Inc. for 2015 was $93.0 million, as compared with net income of $9.3 and $4.1 million for 2014 and 2013, respectively.

Net Interest Income and Net Interest Margin

        Net interest income, a major component of our earnings, is the difference between the income generated by interest-earning assets and the cost of interest-bearing liabilities. Net interest margin, which is calculated by expressing net interest income as a percentage of average interest-earning assets, is an indicator of effectiveness in generating income from earning assets.

        Interest-earning assets consist of loans, investment securities, overnight funds sold and due from FRB, and interest-bearing deposits in other banks. Interest-bearing liabilities consist of deposit accounts and borrowings. Net interest income and net interest margin may be significantly impacted by the market interest rates (rate); the mix, duration, and volume of interest-earning assets and interest-bearing liabilities (volume); changes in the yields earned and rates paid; and the level of noninterest-bearing liabilities available to support interest-earning assets.

        Our management team strives to maximize net interest income through prudent balance sheet administration and by maintaining appropriate risk levels as determined by our Asset / Liability Committee (which we refer to as the "HRB ALCO") and the Company's board of directors.

        Table 1 presents the average interest-earning assets and average interest-bearing liabilities, the average yields earned on such assets and rates paid on such liabilities, and the net interest margin for the indicated periods.

Table 1: Average Balance Sheet and Net Interest Margin Analysis

	2015			2014			2013
(in thousands, except average yield/ rate data)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets:
Loans	$1,565,821	$68,123	4.35%	$1,396,443	$63,132	4.52%	$1,437,967	$68,954	4.80%
Investment securities	233,259	6,267	2.69	342,996	9,018	2.63	308,161	7,710	2.50
Overnight funds sold and due from FRB	73,389	157	0.21	90,177	193	0.21	103,852	238	0.23
Interest-bearing deposits in other banks	1,230	1	0.06	845	—	—	712	1	0.14

Total interest-earning assets	1,873,699	74,548	3.98	1,830,461	72,343	3.95	1,850,692	76,903	4.16
Noninterest-earning assets	131,536			143,419			156,101

Total assets	$2,005,235			$1,973,880			$2,006,793

Liabilities and Shareholders' Equity:
Interest-bearing liabilities
Interest-bearing demand deposits	$640,048	$2,775	0.43%	$616,215	$2,667	0.43%	$570,390	$2,156	0.38%
Savings deposits	59,778	54	0.09	57,987	31	0.05	64,754	36	0.06
Time deposits	675,091	7,709	1.14	625,532	6,563	1.05	683,870	7,155	1.05

Total interest-bearing deposits	1,374,917	10,538	0.77	1,299,734	9,261	0.71	1,319,014	9,347	0.71
Borrowings	107,815	2,395	2.22	206,832	3,037	1.47	231,012	4,055	1.76

Total interest-bearing liabilities	1,482,732	12,933	0.87	1,506,566	12,298	0.82	1,550,026	13,402	0.86
Noninterest-bearing liabilities
Demand deposits	300,289			256,652			256,413
Other liabilities	17,568			16,526			16,368

Total noninterest-bearing liabilities	317,857			273,178			272,781

Total liabilities	1,800,589			1,779,744			1,822,807
Shareholders' equity	204,646			194,136			183,986

Total liabilities and shareholders' equity	$2,005,235			$1,973,880			$2,006,793

Net interest income		$61,615			$60,045			$63,501

Net interest spread			3.10%			3.13%			3.30%
Net interest margin			3.29%			3.28%			3.43%

Note:
Interest income from loans includes fees of $1,325 in 2015, $1,478 in 2014, and $1,917 in 2013.

        Table 2 below shows the variance in interest income and expense caused by differences in average balances and rates.

Table 2: Effect of Changes in Rate and Volume on Net Interest Income

	2015 Compared to 2014			2014 Compared to 2013
		Variance Attributable to			Variance Attributable to
	Interest Income/ Expense Variance			Interest Income/ Expense Variance
(in thousands)		Rate	Volume		Rate	Volume
Interest-Earning Assets:
Loans	$4,991	$(2,666)	$7,657	$(5,822)	$(3,831)	$(1,991)
Investment securities	(2,751)	134	(2,885)	1,308	436	872
Overnight funds sold and due from FRB	(36)	—	(36)	(45)	(14)	(31)
Interest-bearing deposits in other banks	1	1	—	(1)	(1)	—

Total interest-earning assets	2,205	(2,531)	4,736	(4,560)	(3,410)	(1,150)
Interest-Bearing Liabilities:
Deposits	1,277	653	624	(86)	51	(137)
Borrowings	(642)	812	(1,454)	(1,018)	(594)	(424)

Total interest-bearing liabilities	635	1,465	(830)	(1,104)	(543)	(561)

Net interest income	$1,570	$(3,996)	$5,566	$(3,456)	$(2,867)	$(589)

Note:
The change in interest due to both rate and volume has been allocated to variance attributable to rate and variance attributable to volume in proportion to the relationship for the absolute amount of change in each.

Interest income on interest-earning assets increased in 2015 compared to 2014 predominantly as a result of a shift into loans away from lower yielding investment securities and overnight funds sold and due from FRB.

Interest expense on interest-bearing liabilities increased in 2015 compared to 2014 mainly due to two factors: the Company strategically offered higher rates on certain deposit products in order to attract additional deposits; and as FHLB advances matured, the mix of borrowings was more heavily weighted towards trust preferred securities, which have a higher effective interest rate compared to the FHLB instruments.

Noninterest Income

        Noninterest income comprised 29.8% of total revenue in 2015, 27.0% in 2014 and 28.9% in 2013. We define total revenue as the sum of interest income and noninterest income. The primary cause of this increase in noninterest income as a percentage of total revenue was an increase in mortgage banking revenue, offset by a decline in income from bank-owned life insurance. Table 3 provides a summary of noninterest income for the years ended December 31, 2015, 2014, and 2013

Table 3: Noninterest Income

				2015 Compared to 2014		2014 Compared to 2013
(in thousands, except for percentages)	2015	2014	2013	$	%	$	%
Mortgage banking revenue	$19,969	$11,389	$15,832	$8,580	75.3%	$(4,443)	(28.1)%
Service charges on deposit accounts	4,989	4,703	5,014	286	6.1	(311)	(6.2)
Income from bank-owned life insurance	1,245	4,110	3,312	(2,865)	(69.7)	798	24.1
Gain on sale of investment securities available for sale	238	306	781	(68)	(22.2)	(475)	(60.8)
Visa check card income	2,652	2,635	2,556	17	0.6	79	3.1
Other	2,543	3,650	3,820	(1,107)	(30.3)	(170)	(4.5)

Total noninterest income	$31,636	$26,793	$31,315	$4,843	18.1%	$(4,522)	(14.4)%

        Mortgage banking revenue increased in 2015 compared to 2014 in part due to favorable market interest rates driving an increased demand for mortgage financing. The strong refinancing activity experienced earlier in 2015 was supplemented by an increased demand for purchase financing. Income from bank-owned life insurance declined due to death benefits received in excess of cash surrender value in 2014, which were nonrecurring in 2015. The decline in other noninterest income is mainly driven by one-time loan monitoring fees related to the marine financing portfolio that benefited 2014, a decline in rental income related to the decrease in other real estate owned and repossessed assets, and other nonrecurring miscellaneous income.

Noninterest Expense

        Noninterest expense represents our operating and overhead expenses. The efficiency ratio, calculated by dividing noninterest expense by the sum of net interest income and noninterest income excluding securities gains was 97.0% in 2015 compared to 88.8% in 2014 and 93.7% in 2013. Table 4 provides a summary of noninterest expense for the years ended December 31, 2015, 2014, and 2013.

Table 4: Noninterest Expense

				2015 Compared to 2014		2014 Compared to 2013
(in thousands, except for percentages)	2015	2014	2013	$	%	$	%
Salaries and employee benefits	$46,327	$38,930	$41,223	$7,397	19.0%	$(2,293)	(5.6)%
Professional and consultant fees	3,798	6,108	5,786	(2,310)	(37.8)	322	5.6
Occupancy	7,085	6,476	9,092	609	9.4	(2,616)	(28.8)
FDIC insurance	1,765	2,366	4,762	(601)	(25.4)	(2,396)	(50.3)
Data processing	5,548	4,610	4,198	938	20.3	412	9.8
Problem loan and repossessed asset costs	1,486	1,788	2,429	(302)	(16.9)	(641)	(26.4)
Impairments and gains and losses on sales of other real estate owned and repossessed assets, net	5,140	2,045	3,558	3,095	151.3	(1,513)	(42.5)
Impairments and gains and losses on sales of premises and equipment, net	4,348	112	2,245	4,236	3,782.1	(2,133)	(95.0)
Equipment	1,392	1,726	1,730	(334)	(19.4)	(4)	(0.2)
Directors' and regional board fees	1,183	1,591	1,493	(408)	(25.6)	98	6.6
Advertising and marketing	1,556	1,513	1,431	43	2.8	82	5.7
Other	10,639	9,549	10,204	1,090	11.4	(655)	(6.4)

Total noninterest expense	$90,267	$76,814	$88,151	$13,453	17.5%	$(11,337)	(12.9)%

        The increase in salaries and employee benefits in 2015 compared to 2014 was mainly driven by subsidiary expansions, growth in commission expense in the mortgage division, increased share-based compensation due to the TARP-related clawback that occurred in 2014, and one-time separation costs in 2015. As the Company's credit profile improves and legacy legal issues are resolved, professional and consultant fees have declined. FDIC insurance expense has declined, as our assessment rates have decreased due to the Company's improved risk profile. Data processing expenses increased primarily due to the Company outsourcing the processing and printing of customer statements, as well as fees incurred that were related to revenue enhancement initiatives.

        Problem loan and repossessed asset costs declined due to the overall decrease in other real estate owned and repossessed assets, and lower levels of classified loans. Impairments and gains and losses on sales of other real estate owned and repossessed assets, net increased in 2015 due to increased write-downs recorded as the fair value of certain properties declined. Impairment and gains and losses on sales of premises and equipment increased as the Company identified underutilized assets, wrote the assets down to fair value, and transferred them to other real estate owned and repossessed assets, net of valuation allowance. Management decided that these assets no longer fit its overall strategy and to ensure an efficient disposition of these assets, decided to write them down to fair value, less an estimated cost to sell the assets. Other noninterest expense increased due to higher bank franchise tax related to capital growth, higher online banking fees as more customers shift their banking online, and higher loan-related expenses due to loan portfolio growth.

Analysis of Financial Condition

        Assets were $2.1 billion at December 31, 2015. Total assets increased by $77.3 million or 3.9% from December 31, 2014. The increase in assets was primarily associated with a $92.1 million increase in net deferred tax assets, net of valuation allowance resulting from a partial release of the valuation allowance. Other significant changes in assets resulted from a shift out of overnight funds sold and due from FRB and investment securities available for sale in order to fund growth in loans held for sale and loans.

Cash and Cash Equivalents

        Cash and cash equivalents includes cash and due from banks, interest-bearing deposits in other banks, and overnight funds sold and due from FRB. Cash and cash equivalents are used for daily cash management purposes, management of short-term interest rate opportunities, and liquidity. Cash and cash equivalents as of December 31, 2015 were $63.7 million compared to $103.6 million at December 31, 2014.

Investment Securities

        Our investment portfolio at December 31, 2015 consisted primarily of U.S. agency, mortgage-backed securities (which we refer to as "MBS"), and asset-backed securities (which we refer to as "ABS").

        The Company performs due diligence of each security on a pre-and post-purchase basis to evaluate the underlying collateral and invests in the investment grade tranches of securitizations. However, should defaults or loss severities exceed the credit enhancement in the structure, payment of principal or interest may be impacted. The Company currently does not own any collateralized loan obligation securities that would require divestiture under the Volcker Rule of the Dodd-Frank Act. The Volcker Rule generally prohibits banking entities from engaging in short-term proprietary trading of securities, derivatives, commodity futures and options on these instruments for their own account; and from owning, sponsoring, or having certain relationships with hedge funds or private equity funds, referred to as "covered funds."

        Our available for sale securities are reported at fair value and are used primarily for liquidity, pledging, earnings, and asset / liability management purposes and are reviewed quarterly for possible impairment. Due to portfolio activity, the fair value of our available for sale investment securities at

December 31, 2015 decreased $104.0 million or 34.4% to $198.2 million compared to $302.2 million at December 31, 2014. The proceeds from investment security sales partially funded the loan portfolio growth.

        Table 5 displays the contractual maturities and weighted average yields of investment securities at December 31, 2015. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties. In addition, the effective life or duration of MBS and ABS is also less than the contractual maturity since these securities pay principal and interest monthly.

Table 5: Investment Maturities and Yields

(in thousands, except weighted average yield data)	Amortized Cost	Estimated Fair Value	Weighted Average Yield
U.S. agency securities:
After 1 year but within 5 years	1,259	1,313	4.11
After 5 years but within 10 years	1,518	1,586	4.24
Over 10 years	9,788	10,173	3.52

Total U.S. agency securities	12,565	13,072	3.67
Corporate bonds:
After 1 year but within 5 years	994	991	2.17
After 5 years but within 10 years	11,000	10,199	2.00

Total corporate debt securities	11,994	11,190	2.02
Mortgage-backed securities:
Agency	147,980	149,199	2.42

Total mortgage-backed securities	147,980	149,199	2.42
Asset-backed securities:
After 5 years but within 10 years	9,756	9,534	2.27
Over 10 years	14,031	13,758	2.86

Total asset-backed securities	23,787	23,292	2.62
Equity securities	970	1,421	—

Total investment securities available for sale	$197,296	$198,174	2.53%

        Table 6 provides information regarding the composition of our securities portfolio showing selected yields. For more information on investment securities, see "Hampton Roads Bankshares, Inc. Notes to Consolidated Financial Statements—Note 5, Investment Securities."

Table 6: Composition of Securities Portfolio

	December 31,
	2015			2014			2013
(in thousands, except weighted average yield data)	Amortized Cost	Estimated Fair Value	Weighted Average Yield	Amortized Cost	Estimated Fair Value	Weighted Average Yield	Amortized Cost	Estimated Fair Value	Weighted Average Yield
Securities available for sale:
U.S. agency	$12,565	$13,072	3.67%	$17,042	$17,653	3.85%	$21,500	$21,998	3.82%
State and municipal	—	—	—	—	—	—	525	537	4.95
Corporate	11,994	11,190	2.02	15,080	14,560	2.02	17,212	17,542	2.65
Mortgage-backed—Agency	147,980	149,199	2.42	212,650	215,428	2.40	227,662	225,845	2.68
Non-agency	—	—	—	—	—	—	8,150	8,180	2.10
Asset-backed	23,787	23,292	2.62	54,345	53,197	2.68	50,330	49,871	2.27
Equity	970	1,421	—	970	1,383	—	970	1,511	—

Total securities available for sale	$197,296	$198,174	2.53%	$300,087	$302,221	2.52%	$326,349	$325,484	2.68%

Loans

        As a holding company of a community bank, we have a primary objective of meeting the business and consumer credit needs within our markets where standards of profitability, client relationships, and credit quality intersect. Our loan portfolio is comprised of commercial and industrial, construction, real estate—commercial mortgage, real estate—residential mortgage, and installment loans. Lending decisions are based upon evaluation of the financial strength and credit history of the borrower and the quality and value of the collateral securing the loan. Personal guarantees are required on most loans; however, prudent exceptions are made on occasion based upon the financial viability of the borrowing entity or the underlying project that is being financed.

        As shown in Table 7, the overall loan portfolio increased $118.6 million or 8.3% to $1.5 billion at December 31, 2015.

Table 7: Loans by Classification

	December 31,
	2015		2014		2013		2012		2011
(in thousands, except for percentages)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Loan Classification:
Commercial & Industrial	$233,319	15.1%	$219,029	15.4%	$225,492	16.3%	$267,080	18.7%	$256,058	17.0%
Construction	141,208	9.2	136,955	9.6	158,473	11.4	206,391	14.4	284,984	18.9
Real Estate—
Commercial mortgage	655,895	42.5	639,163	44.9	590,475	42.6	530,042	37.0	522,052	34.7
Residential mortgage	349,758	22.7	354,017	24.9	354,035	25.6	372,591	26.0	414,957	27.6
Installment	161,918	10.5	74,821	5.3	57,623	4.2	56,302	3.9	26,525	1.8
Deferred loan fees and related costs	(596)	—	(1,050)	(0.1)	(1,567)	(0.1)	(131)	—	157	—

Total loans	$1,541,502	100.0%	$1,422,935	100.0%	$1,384,531	100.0%	$1,432,275	100.0%	$1,504,733	100.0%

        This growth in 2015 was primarily driven by a $104.7 million marine loan portfolio purchase, arranged by the Shore Premier Finance marine lending unit, of which $75.3 million were installment loans and $29.4 million were commercial and industrial loans. It is the intent of the Company to continue to grow the loan portfolio in all the markets we serve.

        Credit concentrations are measured against internal and prudential regulatory guidelines. Additionally, our business practices and internal guidelines and underwriting standards will continue to be followed in making lending decisions in order to manage exposure to credit-related losses.

        Table 8 indicates our loans by geographic area as of December 31, 2015. The Other geographic location represents both marine dealer floor plan loans and consumer marine loans located in multiple states outside our core markets.

Table 8: Loans by Geographic Location

			Real Estate
(in thousands)	Commercial & Industrial	Construction	Commercial Mortgage	Residential Mortgage	Installment	Total
Hampton Roads VA	$137,753	$75,863	$338,622	$86,222	$6,965	$645,425
Eastern Shore MD/VA	15,063	12,309	79,628	84,604	2,709	194,313
Delaware	1,838	5,885	28,798	10,745	—	47,266
Baltimore MD	1,769	—	44,040	2,565	12	48,386
Richmond VA	13,497	11,955	80,114	30,794	494	136,854
Northeast NC	25,287	14,452	42,583	42,428	4,430	129,180
Triangle NC	348	12,039	9,801	69,279	86	91,553
Outer Banks NC	3,360	8,408	26,979	23,013	249	62,009
Wilmington NC	—	297	5,330	108	—	5,735
Other	34,404	—	—	—	146,973	181,377

Total loans	$233,319	$141,208	$655,895	$349,758	$161,918	$1,542,098

Note: This table does not include deferred loan fees of $596 thousand.

        Table 9 sets forth the maturity periods of our loan portfolio as of December 31, 2015.

Table 9: Loan Maturities Schedule

			Real Estate
(in thousands)	Commercial & Industrial	Construction	Commercial Mortgage	Residential Mortgage	Installment	Total
Variable Rate:
Within 1 year	$85,862	$44,174	$10,492	$6,939	$935	$148,402
1 to 5 years	25,935	24,765	50,511	23,987	4,950	130,148
After 5 years	2,360	4,331	22,792	195,160	8,229	232,872

Total variable rate	114,157	73,270	83,795	226,086	14,114	511,422
Fixed Rate:
Within 1 year	8,493	15,653	55,905	10,406	1,232	91,689
1 to 5 years	93,820	50,930	428,278	76,601	10,363	659,992
After 5 years	16,849	1,355	87,917	36,665	136,209	278,995

Total fixed rate	119,162	67,938	572,100	123,672	147,804	1,030,676

Total maturities	$233,319	$141,208	$655,895	$349,758	$161,918	$1,542,098

Note: This table does not include deferred loan fees of $596 thousand.

Allowance for Loan Losses and Provision for Loan Losses

        The allowance for loan losses was $23.2 million or 1.50% of outstanding loans as of December 31, 2015 compared with $27.1 million or 1.90% of outstanding loans as of December 31, 2014.

        The allowance for loan losses decreased $3.9 million during 2015 as a result of net charge-offs exceeding additional provisions for loan losses. Net charge-offs were $4.5 million during 2015 compared with $8.2 million during 2014. Our provision for loan losses was $600 thousand during 2015 compared to $218 thousand recorded during 2014. We did not make any significant changes to our methodology or model for estimating the allowance for loan losses during any of the past three years. Additional information about the allowance for loan losses can be found in Note 1, Basis of Financial Statement Presentation and Summary of Significant Accounting Policies, and Note 6, Loans and Allowance for Loan Losses, of the Company's Notes to Consolidated Financial Statements.

        An analysis of the allowance for loans losses for the years ended December 31, 2015, 2014, 2013, 2012, and 2011 is shown in Table 10.

Table 10: Allowance for Loan Losses Analysis

(in thousands, except for percentages)	2015	2014	2013	2012	2011
Allowance for loan losses:
Balance at beginning of year	$27,050	$35,031	$48,382	$74,947	$157,253
Charge-offs:
Commercial and industrial	(4,121)	(1,713)	(6,187)	(18,489)	(19,005)
Construction	(2,046)	(7,270)	(5,140)	(10,965)	(97,036)
Real estate—commercial mortgage	(557)	(4,038)	(2,878)	(11,462)	(23,760)
Real estate—residential mortgage	(924)	(4,000)	(6,979)	(9,033)	(15,403)
Installment	(271)	(724)	(355)	(603)	(1,386)

Total charge-offs	(7,919)	(17,745)	(21,539)	(50,552)	(156,590)
Recoveries:
Commercial and industrial	1,052	3,427	1,603	1,140	1,834
Construction	1,032	2,765	2,200	4,387	2,229
Real estate—commercial mortgage	738	1,465	995	2,397	1,382
Real estate—residential mortgage	580	1,701	2,245	848	694
Installment	51	188	145	221	295

Total recoveries	3,453	9,546	7,188	8,993	6,434

Net charge-offs	(4,466)	(8,199)	(14,351)	(41,559)	(150,156)
Provision for loan losses	600	218	1,000	14,994	67,850

Balance at end of year	$23,184	$27,050	$35,031	$48,382	$74,947

Allowance for loan losses to year-end loans	1.50%	1.90%	2.53%	3.38%	4.98%
Ratio of net charge-offs to average loans	0.29	0.60	1.03	2.89	8.67

        The allowance consists of specific, general, and unallocated qualitative components. Table 11 provides an allocation of the allowance for loan losses and other related information at December 31, 2015 and 2014.

Table 11: Allowance for Loan Losses Components and Related Data

	December 31,
(in thousands, except for percentages)	2015	2014
Allowance for loan losses:
Specific component	$5,447	$3,542
Pooled component	16,110	20,380
Unallocated qualitative component	1,627	3,128

Total allowance for loan losses	$23,184	$27,050

Loans:
Impaired loans	$65,874	$48,859
Non-impaired loans	1,475,628	1,374,076

Total loans	$1,541,502	$1,422,935

Specific component as % of impaired loans	8.27%	7.25%
Pooled component as % of non-impaired loans	1.09	1.48
Allowance as % of loans	1.50	1.90
Allowance as % of nonaccrual loans	65.28	125.77

        The specific component of our allowance for loan losses relates to loans that are determined to be impaired and, therefore, are individually evaluated for impairment. The specific component increased during 2015, primarily due to the decision by management to move the Company's largest remaining substandard relationship into nonaccrual and to charge-off a portion of these loans. This decision drove nonaccrual loans and impaired loans to increase. Of the total impaired loans, $35.5 million were on nonaccrual status at December 31, 2015 as compared with $21.5 million at December 31, 2014, an increase of 65.1%.

        The general or pooled component relates to groups of homogeneous loans collectively evaluated for the appropriate level of reserve. The combination of lower historical loss rates and improved credit quality drove a decline in general reserves. An unallocated qualitative component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated qualitative portion of the allowance for loan losses decreased mainly due to improving credit quality and macroeconomic stability.

        Charge-offs exceeded recoveries which contributed to the overall decline in the allowance for loan losses. A provision for loan losses of $600 thousand was added to the total reserve during 2015. Table 12 displays certain ratios used by management in assessing the adequacy of the allowance for loan losses at December 31, 2015 and 2014.

Table 12: Adequacy of the Allowance for Loan Losses

	December 31, 2015	December 31, 2014
Non-performing loans with no allowance due to previous charge-offs as a percentage of total loans	1.21%	0.55%
Non-performing loans with no allowance due to previous charge-offs as a percentage of non-performing loans	52.52	52.52
Charge-off rate for non-performing loans with no allowance due to previous charge-offs	15.81	58.19
Coverage ratio net of non-performing loans with no allowance due to previous charge-offs	137.49	195.16
Total allowance divided by total loans less non-performing loans with no allowance due to previous charge-offs	1.52	1.95
Allowance for individually impaired loans divided by impaired loans for which an allowance has been provided	18.85	17.88

        At December 31, 2015, management believed the level of the allowance for loan losses to be commensurate with the risk existing in our portfolio. The allowance for loan losses is an estimate based upon the data in hand at a particular time and that estimate involves some amount of judgment regarding that data. However, the allowance is subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies. Such agencies may require us to recognize additions to the allowance for loan losses based on their judgments about information available at the time of the examinations.

        We allocated the allowance for loan losses to the loan categories as shown in Table 13 and their respective percentages to each related loan category. Notwithstanding these allocations, the entire allowance for loan losses is available to absorb charge-offs in any loan category.

Table 13: Allocation of Allowance for Loan Losses

(in thousands)	2015		2014		2013		2012		2011
Commercial and Industrial	$3,576	1.53%	$4,605	2.10%	$2,404	1.07%	$6,253	2.34%	$13,605	5.31%
Construction	3,339	2.36	4,342	3.17	9,807	6.19	15,728	7.62	24,826	8.71
Real estate—commercial mortgage	6,302	0.96	6,854	1.07	10,135	1.72	9,862	1.86	17,101	3.28
Real estate—residential mortgage	7,501	2.14	7,142	2.02	7,914	2.24	9,953	2.67	12,060	2.91
Installment	839	0.52	979	1.31	521	0.90	887	1.58	2,067	7.79
Unallocated qualitative	1,627	—	3,128	—	4,250	—	5,699	—	5,288	—

Total allowance for loan losses	$23,184	1.50%	$27,050	1.90%	$35,031	2.53%	$48,382	3.38%	$74,947	4.98%

Non-Performing Assets

        Management classifies non-performing assets as those loans on which payments have been delinquent 90 days and are still accruing interest, nonaccrual loans, and other real estate and repossessed assets. Total non-performing assets were $47.9 million or 2.3% of total assets at December 31, 2015 as compared to $43.2 million or 2.2% of total assets at December 31, 2014. At December 31, 2015 and 2014 there were no loans categorized as 90 days or more past due and still accruing interest. The growth in nonaccrual loans was primarily due to the Company's largest borrower, as measured by total exposure, being placed into nonaccrual status during 2015. This relationship had been downgraded to substandard in 2014.

        We had $12.4 million and $21.7 million of other real estate owned and repossessed assets at December 31, 2015 and 2014, respectively. This decline was mainly due to sales of real estate owned outpacing new foreclosures and transfers in. Our non-performing assets ratio, defined as the ratio of non-performing assets to gross loans plus loans held for sale plus other real estate owned and repossessed assets was 2.98% and 2.95% at December 31, 2015 and 2014, respectively.

        Non-performing assets by geographic location at December 31, 2015 is shown in Table 14.

Table 14: Non-performing Assets by Geographic Location

			Real Estate
(in thousands)	Commercial & Industrial	Construction	Commercial Mortgage	Residential Mortgage	Installment	Total
Hampton Roads VA	$2,683	$15,275	$6,905	$1,059	$10	$25,932
Eastern Shore MD/VA	—	889	2,091	1,975	—	4,955
Richmond VA	—	301	6	751	—	1,058
Northeast NC	1,148	1,080	3,540	2,012	—	7,780
Triangle NC	—	1,839	238	2,107	—	4,184
Outer Banks NC	270	90	134	765	—	1,259
Wilmington NC	—	870	1,795	—	—	2,665
Other	—	—	—	—	88	88

Total non-performing assets	$4,101	$20,344	$14,709	$8,669	$98	$47,921

        Non-performing assets as of December 31, 2015, 2014, 2013, 2012, and 2011 is shown in Table 15.

Table 15: Non-performing Assets

	December 31,
(in thousands)	2015	2014	2013	2012	2011
Loans 90 days past due and still accruing interest	$—	$—	$—	$1,024	$84
Nonaccrual loans, including nonaccrual impaired loans	35,512	21,507	39,854	97,411	133,161
Other real estate owned and repossessed assets	12,409	21,721	36,665	32,215	63,613

Non-performing assets	$47,921	$43,228	$76,519	$130,650	$196,858

        Loans are placed in nonaccrual status when the collection of principal or interest becomes uncertain, part of the balance has been charged off and no restructuring has occurred, or the loans reach 90 days past due, whichever occurs first, unless there are extenuating circumstances.

        As shown in Table 16, nonaccrual loans were $35.5 million at December 31, 2015 compared to $21.5 million at December 31, 2014. The growth in nonaccrual loans was primarily due to the Company's largest borrower, as measured by total exposure, being placed into nonaccrual status during 2015. This relationship had been downgraded to substandard in 2014. In the second quarter of 2015, management elected to force-place the relationship into nonaccrual when the guarantors advised of their inability to service the loans and the borrowers were unable to access sufficient liquidity to make payments on the loans. If income on nonaccrual loans had been recorded under original terms, $1.2 million and $1.7 million of additional interest income would have been recorded in 2015 and 2014, respectively.

Table 16: Nonaccrual Loans

	December 31,
(in thousands)	2015	2014
Commercial and Industrial	$4,101	$1,494
Construction	15,729	3,621
Real estate—commercial mortgage	9,325	8,190
Real estate—residential mortgage	6,259	8,191
Installment	98	11

Total nonaccrual loans	$35,512	$21,507

Deposits

        Total deposits at December 31, 2015 were $1.7 billion, an increase of $123.8 million or 7.8% from December 31, 2014. The Company has made a concerted effort throughout the year to attract deposits to fund loan growth and payoff maturing Federal Home Loan Bank borrowings. Table 17 shows deposits by classification and average rate paid at December 31, 2015, 2014, and 2013.

Table 17: Deposits by Classification

	December 31,
	2015			2014			2013
(in thousands, except for percentages)	Balance	%	Avg Rate Paid %	Balance	%	Avg Rate Paid %	Balance	%	Avg Rate Paid %
Deposit Classifications:
Noninterest-bearing demand	$298,351	17%	—%	$266,921	17%	—%	$245,409	16%	—%
Interest-bearing demand	693,413	41	0.43	621,066	39	0.43	600,315	40	0.38
Savings	61,023	4	0.09	56,221	3	0.05	62,283	4	0.06
Time deposits less than $100	343,031	20	1.10	342,794	22	1.00	324,635	21	1.02
Time deposits $100 or more	309,327	18	1.19	294,346	19	1.10	290,686	19	1.07

Total deposits	$1,705,145	100%	0.77%	$1,581,348	100%	0.71%	$1,523,328	100%	0.71%

        The Company continues to focus on core deposit growth as its primary source of funding. Core deposits are non-brokered and consist of noninterest-bearing demand accounts, interest-bearing checking accounts, money market accounts, savings accounts, and time deposits of less than $100 thousand. Core deposits totaled $1.3 billion or 79.0% of total deposits at December 31, 2015, compared to 78.3% of total deposits at December 31, 2014.

Borrowings

        We use short-term and long-term borrowings from various sources including the FRB discount window, FHLB, and trust preferred securities. We manage the level of our borrowings to ensure that we have adequate sources of liquidity. At December 31, 2015 and 2014, we had advances from the FHLB totaling $25.0 million and $165.8 million, respectively. Interest is payable on a monthly basis until maturity. All FHLB borrowings at December 31, 2015 are overnight borrowings.

        The Company has four placements of trust preferred securities. The carrying amount and par amount is shown in Table 18.

Table 18: Trust Preferred Securities

(in thousands except for interest rates)	Carrying Amount	Par Amount	Interest Rate	Redeemable On or After	Mandatory Redemption
Gateway Capital Statutory Trust I	$5,292	$8,248	LIBOR + 3.10%	September 17, 2008	September 17, 2033
Gateway Capital Statutory Trust II	4,325	7,217	LIBOR + 2.65%	July 17, 2009	June 17, 2034
Gateway Capital Statutory Trust III	7,551	15,464	LIBOR + 1.50%	May 30, 2011	May 30, 2036
Gateway Capital Statutory Trust IV	12,521	25,774	LIBOR + 1.55%	July 30, 2012	July 30, 2037

        LIBOR in the table above refers to three-month LIBOR. In all four trusts, the trust issuer has invested the total proceeds from the sale of the trust preferred securities in junior subordinated deferrable interest debentures issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes.

        The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company's obligation under the guarantee is unsecured and subordinate to our senior and subordinated indebtedness. The trust preferred securities are redeemable only at the Company's discretion, subject to regulatory approval. We are current on all interest payments due to the holders of the trust preferred securities. The aggregate carrying value of these debentures as of December 31, 2015 was $29.7 million. The difference between the par amounts and the carrying amounts of the debentures, due to purchase accounting adjustments from the acquisition of Gateway Financial Holdings, Inc. in 2008, is amortized using the interest method as an adjustment to interest expense each period. Effective interest rates used by the Company as of December 31, 2015 were between 5.45% and 6.60%.

Capital Resources and Liquidity

        Capital Resources.    Total shareholders' equity increased $93.1 million or 47.2% to $290.6 million at December 31, 2015, from $197.5 million at December 31, 2014.

        To preserve capital, on July 30, 2009 the Board of Directors voted to suspend the quarterly dividends on our Common Stock. Our ability to distribute cash dividends in the future may be limited by financial performance, regulatory restrictions, our desire or intent to reinvest our earnings, and the need to maintain sufficient consolidated capital.

        On September 27, 2012, the Company completed a capital raise, which resulted in $95.0 million in gross proceeds for which the Company issued, in the aggregate, 135,717,307 shares of Common Stock at a price of $0.70 per share.

        The Company and the Bank are subject to regulatory capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet financial instruments. Failure to meet minimum capital requirements can cause certain mandatory and discretionary actions by regulators that, if undertaken, could have a material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt correction action, the Bank must meet specific capital guidelines that involve quantitative and qualitative measures to ensure capital adequacy. Common Equity Tier 1 capital and Tier 1 capital is comprised of shareholders' equity, net of unrealized gains or losses on available for sale securities, less intangible assets, less deferred tax assets net of valuation allowance, subject to limits, other adjustments, plus certain debt instruments. Total risk-based capital adds qualifying allowances for loan losses.

        As of December 31, 2015, the Company exceeded the regulatory capital minimums. Our consolidated regulatory capital ratios were as follows:

• Common Equity Tier 1	14.73%
• Tier 1	14.73%
• Total Risk-Based Capital Ratio	16.01%
• Tier 1 Leverage	13.46%

        BOHR was considered "well capitalized" under the risk-based capital standards. The Bank's regulatory capital ratios were as follows:

• Common Equity Tier 1	14.47%
• Tier 1	14.47%
• Total Risk-Based Capital Ratio	15.75%
• Tier 1 Leverage	13.20%

        Liquidity.    Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. It is used by management to provide continuous access to sufficient, reasonably priced funds. Funding requirements are impacted by loan originations and refinancing, deposit growth, liability issuances and settlements, and off-balance sheet funding commitments. We consider and comply with various regulatory guidelines regarding required liquidity levels and routinely monitor our liquidity position in light of the changing economic environment and customer activity. Based on our liquidity assessments, we may alter our asset, liability, and off-balance sheet positions. The HRB ALCO monitors sources and uses of funds and modifies asset and liability positions as liquidity requirements change. This process, combined with our ability to raise funds in money and capital markets, provides flexibility in managing the exposure to liquidity risk. At December 31, 2015, cash and due from banks, interest-bearing deposits in other banks, overnight funds sold and due from FRB, and investment securities were $261.9 million or 12.7% of total assets.

        In an effort to satisfy our liquidity needs, we actively manage our assets and liabilities. We have immediate liquid resources in cash and due from banks, interest-bearing deposits in other banks, and overnight funds sold and due from FRB. The potential sources of short-term liquidity include interest-bearing deposits as well as the ability to pledge or sell certain assets including available for sale investment securities. Short-term liquidity is further enhanced by our ability to pledge or sell loans in the secondary market and to secure borrowings from the FRB and FHLB. Short-term liquidity is also generated from securities sold under agreements to repurchase, funds purchased, and short-term borrowings. Deposits have historically provided us with a long-term source of stable and relatively lower cost funding. Additional funding is available through the issuance of long-term debt.

        As a member of the FHLB, the Company may borrow funds based on criteria established by the FHLB. The FHLB may call these borrowings prior to maturity if the collateral balance falls below the borrowing level. The borrowing arrangements with the FHLB could be either short- or long-term depending on our related costs and needs.

        We use short-term and long-term borrowings from various sources including the FRB discount window, FHLB, and trust preferred securities. We manage the level of our borrowings to ensure that we have adequate sources of liquidity. At December 31, 2015 and 2014, we had advances from the FHLB totaling $25.0 million and $165.8 million, respectively. Interest is payable on a monthly basis until maturity. All FHLB borrowings at December 31, 2015 are overnight borrowings. The FHLB borrowings were collateralized with residential real estate loans, commercial real estate loans, and investment securities.

        We also possess additional sources of liquidity through a variety of borrowing arrangements. The Bank also maintains federal funds lines with two regional banking institutions and through the FRB discount window. These available lines totaled approximately $87.8 million and $63.7 million at December 31, 2015 and 2014, respectively. These lines were not utilized for borrowing purposes at December 31, 2015 or 2014. The Company has sufficient sources of liquidity at the holding company to meet the operating expenses and obligations under the trust preferred securities for the foreseeable future.

        Under normal conditions, our liquid assets and the ability to generate liquidity through normal operations and various liability funding mechanisms should be sufficient to satisfy our depositors' requirements, meet our customers' credit needs, and supply adequate funding for our other business needs. As demonstrated by some of the nation's largest financial institutions, liquidity may be adversely affected if the sources of liquidity suddenly become unavailable. Such a situation may occur when the financial condition of an institution deteriorates as the result of operating losses and rising levels of credit problems. In such circumstances, credit availability and other funding sources may diminish significantly.

Contractual Obligations

        We have contractual obligations to make future payments on debt and lease agreements. Additionally, in the normal course of business, we enter into contractual arrangements whereby we commit to future purchases of products or services from unaffiliated parties. Our contractual obligations consist of time deposits, borrowings, and operating lease obligations. Table 19 shows payment detail for these contractual obligations as of December 31, 2015.

Table 19: Contractual Obligations

(in thousands)	Less than 1 Year	1 - 3 Years	3 - 5 Years	Over 5 Years	Total
Time deposits	$407,093	$183,549	$61,133	$583	$652,358
FHLB borrowings	25,000	—	—	—	25,000
Other borrowings	—	—	—	29,689	29,689
Operating lease obligations	2,275	4,277	3,834	11,187	21,573

Total contractual obligations	$434,368	$187,826	$64,967	$41,459	$728,620

Off-Balance Sheet Arrangements

        We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet our customers' financing needs. For more information on our off-balance sheet arrangements, see "Hampton Roads Bankshares, Inc. Notes to Consolidated Financial Statements—Note 12, Financial Instruments with Off-Balance Sheet Risk."

Legal Contingencies

        Various legal actions arise from time to time in the normal course of our business. For more information, see "HRB Legal Proceedings." Based upon information currently available, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on our business, financial condition, cash flows, or results of operations. Management was not aware of any unasserted claims or assessments that may be probable of assertion at December 31, 2015.

Interest Rate Sensitivity

        Market risk is the potential of loss arising from adverse changes in interest rates and prices. We are exposed to market risk as a consequence of the normal course of conducting our business activities. Management considers interest rate risk to be a significant market risk for the Company. Fluctuations in interest rates will impact both the level of interest income and interest expense and the market value of the Company's interest-earning assets and interest-bearing liabilities.

        The primary goal of our asset/liability management strategy is to optimize net interest income while limiting exposure to fluctuations caused by changes in the interest rate environment. Our ability to manage our interest rate risk depends generally on our ability to match the maturities and re-pricing characteristics of our assets and liabilities while taking into account the separate goals of maintaining asset quality and liquidity and achieving the desired level of net interest income.

        Our management, guided by the HRB ALCO, determines the overall magnitude of interest sensitivity risk and then formulates policies governing asset generation and pricing, funding sources and pricing, and off-balance sheet commitments. These decisions are based on management's expectations regarding future interest rate movements, the state of the national and regional economy, and other financial and business risk factors.

        The primary method that we use to quantify and manage interest rate risk is simulation analysis, which is used to model net interest income from assets and liabilities over a specified time period under various interest rate scenarios and balance sheet structures. This analysis measures the sensitivity of net interest income over a relatively short time horizon. Key assumptions in the simulation analysis relate to the behavior of interest rates and spreads, the changes in product balances, and the behavior of loan and deposit customers in different rate environments.

        Table 20 illustrates the expected effect on net interest income for the year following each of the years ended 2015 and 2014 due to an immediate change in interest rates. Estimated changes set forth below are dependent on material assumptions, such as those previously discussed.

Table 20: Effect on Net Interest Income

	2015		2014
	Change in Net Interest Income		Change in Net Interest Income
(in thousands, except for percentages)	Amount	%	Amount	%
Change in Interest Rates:
+200 basis points	$2,101	3.32%	$3,811	6.08%
+100 basis points	1,023	1.62	1,940	3.09
–100 basis points	(2,129)	(3.37)	(2,552)	(4.07)
–200 basis points	N/A	N/A	N/A	N/A

        As of December 31, 2015, we project an increase in net interest income in an increasing rate environment and a decrease in net interest income in a decreasing interest rate environment. As of December 31, 2014, we projected an increase in net interest income in an increasing rate environment and a decrease in net interest income in a decreasing interest rate environment. The down 200 basis points scenario is not performed based on the currently low interest rate environment.

        It should be noted, however, that the simulation analysis is based upon equivalent changes in interest rates for all categories of assets and liabilities. In normal operating conditions, interest rate changes rarely occur in such a uniform manner. Many factors affect the timing and magnitude of interest rate changes on financial instruments. In addition, management may deploy strategies that offset some of the impact of changes in interest rates. Dependent upon timing and shifts in the interest rate term structure, certain rising rate scenarios are less favorable due to lower levels of assets with short-term re-pricing characteristics, as well as due to the variable rate structure on the majority of our borrowings and the floors on many loans that will cause a delay in any interest income improvement.

        Consequently, variations should be expected from the projections resulting from the controlled conditions of the simulation analysis. Management utilizes an earnings simulation model as the primary quantitative tool in measuring the amount of interest rate risk associated with changing market rates. The model quantifies the effects of various interest rate scenarios on projected net interest income over varying time horizons. The model measures the impact on net interest income relative to a flat-rate case scenario of hypothetical fluctuations in interest. These simulations incorporate assumptions regarding balance sheet mix, pricing and the repricing and maturity characteristics of the existing and projected balance sheet.

For the Three Months Ended March 31, 2016

Material Trends

        On February 10, 2016, the Company entered into the merger agreement, which provides that, upon the terms and subject to the conditions set forth therein, Xenith will merge with and into the Company, with the Company as the surviving corporation in the merger. Under the terms of the agreement, Xenith shareholders will receive 4.4 shares of Company common stock for each share of Xenith common stock. Based on the closing price of the Company's common stock on February 10, 2016, the transaction was valued at approximately $107.2 million. Upon closing, the Company's shareholders and Xenith shareholders will own approximately 74% and 26%, respectively, of the stock in the combined company. The transaction is expected to close in the third quarter of 2016.

        The Company's largest market in which it does business, the Hampton Roads region, is located in the southeast coastal area of Virginia, which includes the cities of Norfolk, Virginia Beach, and Chesapeake. This market continues to see slow but steady economic improvement.

        According to the U.S. Bureau of Labor Statistics, the unemployment rate for the Virginia Beach-Norfolk-Newport News, Va.-N.C. Metropolitan Statistical Area was 4.8% in March 2016, compared to 5.2% in March 2015, and total non-farm employment rose 1.4% from March 2015 to March 2016.

        Hampton Roads home sales and prices both rose in March compared with a year ago. The Real Estate Information Network said that for the first three months of the 2016, the number of homes sold in the area has grown 10 percent, with the median sales price rising 4.7 percent compared with the same time a year ago.

        The Federal Reserve Board announced on April 27, 2016 that the target range for the federal funds rate would remain unchanged at 1/4 to 1/2 percent, citing slowing economic activity and soft business investment. The Federal Open Market Committee (which we refer to as the "FOMC") continues to closely monitor inflation indicators and global economic and financial developments. In determining the timing and size of future adjustments to the target range for the federal funds rate, the FOMC stated that it will assess realized and expected economic conditions relative to its objectives of maximum employment and 2 percent inflation. Based on this recent announcement, we expect the low interest rate environment to continue through the remainder of 2016.

        Overall the loan portfolio declined $20.7 million or 1.3% during the first quarter of 2016. Although most loan categories experienced some level of decline due to loan originations lagging loan paydowns, installment loans grew $7.7 million or 4.8% as marine financing saw healthy growth in new loan originations. In spite of these overall recent trends, the Company's goal is to grow the overall loan portfolio in all the markets we serve.

        Classified loans (RG7-9) decreased to 3.47% of the consolidated portfolio in the first quarter of 2016 versus 3.54% in the fourth quarter of 2015 and down markedly from 4.09% one year ago. Loan charge-offs and reduced newly defaulted loans in the first quarter pushed impaired loans downward in the period. First quarter resolutions were primarily in the form of charge-off, though there continue to be modest payments as well.

        With mortgage loan market rates continuing to be favorable, mortgage banking revenue in the first quarter of 2016 was up 5.1% over the same period in 2015.

        For further discussion of the material trends and uncertainties that may affect our results and financial condition, refer to "Risk Factors."

Overview of Results of Operations and Financial Condition

        Since the beginning of the "Great Recession," many of our loan customers have operated in an economically challenging business environment; however, the markets in which we operate have begun to experience generally more stable business conditions. Generally, the levels of loan delinquencies and defaults have continued to decline over the last several years, although they continue to be higher than historical levels.

        The Company reported net income for the three months ended March 31, 2016, as it did for all of the last three years, compared to reporting net operating losses for 2010 to 2012, primarily resulting from improved general economic conditions and credit performance of the Company's loan portfolio. There is no guarantee that we will be able to maintain this improvement in our net income. In addition to the risk that the broader economic conditions will stagnate or reverse their improvements, our mortgage banking earnings, which have been a significant source of noninterest income, are particularly volatile due to their dependence upon the direction and level of mortgage interest rates. As of March 31, 2016, the Company exceeded the regulatory capital minimums and BOHR was considered "well capitalized" under the risk-based capital standards.

        The following is a summary of our financial condition as of March 31, 2016 and our financial performance for the three months then ended.

        Assets declined $25.6 million or 1.2% from December 31, 2015. A major contributor to this decline in assets was in loans as paydown activity exceeded new loan originations during the quarter.

        Loans have declined $20.7 million or 1.3% since December 31, 2015. Most loan categories experienced some level of decline, except for installment loans, which grew $7.7 million or 4.8% as marine financing saw healthy growth in new loan originations.

        Allowance for loan losses decreased $2.0 million, or 8.4% to $21.2 million at March 31, 2016; down from $23.2 million at December 31, 2015. Lower historical losses in the lookback period, combined with a contracted loan portfolio, and charge-offs moved the allowance lower. There was no additional loss provision expense recorded in the first quarter of 2016.

        Deposits declined $20.9 million or 1.2% from December 31, 2015. The majority of this decline was in time deposits, driven mainly by the maturing of a portion of our national certificates of deposit.

        Net interest income increased $225 thousand during the three months ended March 31, 2016 as compared to the same period in 2015. The growth in net interest income continues to be as a result from the shift away from lower yielding assets into loans for which the Company earns a higher yield.

        Net interest margin was 3.30% and 3.14% for the three months ended March 31, 2016 and March 31, 2015, respectively.

        Noninterest income for the three months ended March 31, 2016 declined $373 thousand compared to the same period in 2015. Mortgage banking revenue continues to be a positive driver increasing $216 thousand. Offsetting this growth in mortgage banking revenue is a year-over-year decline in gain on sale of investment securities available for sale, and other noninterest income.

        Noninterest expense for the three months ended March 31, 2016 increased $24 thousand compared to the same period in 2015. The overall increase in noninterest expense was primarily driven by merger-related expenses, offset by declines in impairment and gains and losses on sales of other real estate owned and repossessed assets.

        The Company's return on average assets ratio (ROAA) was 0.27%, and 0.26% for the three months ended March 31, 2016 and 2015, respectively, and its return on average equity ratio (ROAE) was 1.89% and 2.66% for the three months ended March 31, 2016 and 2015, respectively.

        Our effective tax rate was 32.05% for the three months ended March 31, 2016 compared to 2.08% for the same period in 2015. These taxes related to current state income taxes owed and the change in net deferred tax assets. These rates differ from the statutory rate due primarily due to the partial valuation allowance in 2016, and the full valuation allowance in 2015, against the Company's net deferred tax assets.

Analysis of Results Of Operations

        Net income attributable to Hampton Roads Bankshares, Inc. for the three months ended March 31, 2016 was $1.4 million as compared with net income for the three months ended March 31, 2015 of $1.3 million.

Net Interest Income and Net Interest Margin

        Net interest income, a major component of our earnings, is the difference between the income generated by interest-earning assets and the cost of interest-bearing liabilities. Net interest margin, which is calculated by expressing net interest income as a percentage of average interest-earning assets, is an indicator of effectiveness in generating income from earning assets. Interest-earning assets consist of loans, investment securities, overnight funds sold and due from FRB, and interest-bearing deposits in other banks. Interest-bearing liabilities consist of deposit accounts and borrowings.

        Net interest income and net interest margin may be significantly impacted by the market interest rates (rate); the mix, duration, and volume of interest-earning assets and interest-bearing liabilities (volume); changes in the yields earned and rates paid; and the level of noninterest-bearing liabilities available to support interest-earning assets. Our management team strives to maximize net interest income through prudent balance sheet administration and by maintaining appropriate risk levels as determined by our ALCO and the HRB board of directors.

        Table 1 presents the average interest-earning assets and liabilities, the average yields earned on such assets and rates paid on such liabilities, net interest margin, and income and expense variances caused by changes in average balances and rates for the indicated periods.

Table 1: Average Balance Sheet and Net Interest Margin Analysis

							2016 Compared to 2015
	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
								Variance Attributable to
							Interest Income/ Expense Variance
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
(in thousands, except average yield/rate data)								Rate	Volume
Assets:
Loans	$1,564,868	$16,732	4.30%	$1,519,205	$16,159	4.31%	$573	$(321)	$894
Investment securities	209,932	1,350	2.59	267,303	1,742	2.64	(392)	(28)	(364)
Overnight funds sold and due from FRB	45,066	44	0.39	110,226	59	0.22	(15)	96	(111)
Interest-bearing deposits in other banks	708	—	—	1,741	—	—	—	—	—

Total interest-earning assets	1,820,574	18,126	4.00	1,898,475	17,960	3.84	166	(253)	419
Noninterest-earning assets	214,374			135,972

Total assets	$2,034,948			$2,034,447

Liabilities and Shareholders' Equity:
Interest-bearing liabilities
Interest-bearing demand deposits	$689,306	$839	0.49%	$631,011	$674	0.43%	$165	$100	$65
Savings deposits	62,138	16	0.10	57,471	11	0.08	5	4	1
Time deposits	642,461	1,864	1.17	673,419	1,843	1.11	21	365	(344)

Total interest-bearing deposits	1,393,905	2,719	0.78	1,361,901	2,528	0.75	191	469	(278)
Borrowings	41,473	491	4.76	181,831	741	1.65	(250)	1,568	(1,818)

Total interest-bearing liabilities	1,435,378	3,210	0.90	1,543,732	3,269	0.86	(59)	2,037	(2,096)
Noninterest-bearing liabilities
Demand deposits	287,839			267,408
Other liabilities	17,025			22,455

Total noninterest-bearing liabilities	304,864			289,863

Total liabilities	1,740,242			1,833,595
Shareholders' equity	294,706			200,852

Total liabilities and shareholders' equity	$2,034,948			$2,034,447

Net interest income		$14,916			$14,691

Net interest spread			3.10%			2.98%
Net interest margin			3.30%			3.14%

Note: Interest income from loans includes fees of $201 thousand and $263 thousand for the three months ended March 31, 2016 and 2015, respectively.

        Interest income earned from average interest-earning assets increased in the quarter ended March 31, 2016, compared to the same period in 2015, predominantly as a result of the Company's decision in 2015 to shift its asset mix more towards loans and away from lower yielding investment securities and overnight funds. Although there was a decline in period-end loan balances between December 31, 2015 and March 31, 2016, the Company's overall strategy is to continue to maximize interest income generated by its various classes of interest earning assets.

        Interest expense on average interest-bearing liabilities declined overall mainly due to the Company replacing maturing long term FHLB advances with lower cost overnight FHLB funds, offset by strategically offered higher rates on certain deposit products in order to attract additional deposits.

Noninterest Income

        Noninterest income comprised 27.7% and 29.0% of total revenue during the three months ended March 31, 2016, and March 31, 2015, respectively. We define total revenue as the sum of interest income and noninterest income.

        Table 2 provides a summary of noninterest income for the three months ended March 31, 2016 and 2015.

Table 2: Noninterest Income

	Three Months Ended March 31,		2016 Compared to 2015
(in thousands, except for percentages)	2016	2015	$	%
Mortgage banking revenue	$4,439	$4,223	$216	5.1%
Service charges on deposit accounts	1,139	1,142	(3)	(0.3)
Income from bank-owned life insurance	349	349	—	—
Gain on sale of investment securities available for sale	—	112	(112)	(100.0)
Visa check card income	641	641	—	—
Other	384	858	(474)	(55.2)

Total noninterest income	$6,952	$7,325	$(373)	(5.1)%

        Mortgage banking revenue continued to see healthy growth during the first quarter of 2016, as favorable market interest rates continued to drive demand for mortgage financing. There were no sales of investment securities during the first quarter of 2016. The decline in other noninterest income is mainly driven by one-time loan monitoring fees related to the marine financing portfolio that benefited the first quarter of 2015, a decline in rental income related to the sale of other real estate owned and repossessed assets, and a decline in trading income.

Noninterest Expense

        Noninterest expense represents our operating and overhead expenses. The efficiency ratio, calculated by dividing noninterest expense by the sum of net interest income and noninterest income excluding securities gains was 89.3% during the three months ended March 31, 2016 compared to 89.1% for the same period in 2015. Table 3 provides a summary of noninterest expense for the three months ended March 31, 2016 and 2015.

Table 3: Noninterest Expense

	Three Months Ended March 31,		2016 Compared to 2015
(in thousands, except for percentages)	2016	2015	$	%
Salaries and employee benefits	$10,781	$10,667	$114	1.1%
Professional and consultant fees	634	808	(174)	(21.5)
Occupancy	1,623	1,629	(6)	(0.4)
FDIC insurance	414	624	(210)	(33.7)
Data processing	1,308	1,431	(123)	(8.6)
Problem loan and repossessed asset costs	101	120	(19)	(15.8)
Impairments and gains and losses on sales of other real estate owned and repossessed assets, net	(177)	858	(1,035)	(120.6)
Impairments and gains and losses on sales of premises and equipment, net	—	14	(14)	(100.0)
Equipment	305	350	(45)	(12.9)
Directors' and regional board fees	246	302	(56)	(18.5)
Advertising and marketing	270	260	10	3.8
Merger-related expenses	1,568	—	1,568	100.0
Other	2,458	2,444	14	0.6

Total noninterest expense	$19,531	$19,507	$24	0.1%

        As the Company's credit and risk profile improves, and legacy legal issues are resolved, professional and consultant fees and FDIC insurance expense have declined. The decline in impairment and gains and losses on sales of other real estate owned and repossessed assets was driven mainly by the year-over-year decline in the size of this asset portfolio and the timing of the Company recording impairments. Additionally, in 2016 the Company incurred expenses pertaining to the merger.

Analysis of Financial Condition

        Assets were $2.0 billion at March 31, 2016, declining $25.6 million from December 31, 2015.

Cash and Cash Equivalents

        Cash and cash equivalents includes cash and due from banks, interest-bearing deposits in other banks, and overnight funds sold and due from FRB. Cash and cash equivalents are used for daily cash management purposes, management of short-term interest rate opportunities, and liquidity. Cash and cash equivalents as of March 31, 2016 were $61.9 million compared to $63.7 million at December 31, 2015 and consisted mainly of deposits with the FRB.

Investment Securities

        Our investment portfolio at March 31, 2016 consisted primarily of MBS and ABS. The Company performs due diligence of each security on a pre- and post-purchase basis to evaluate the underlying collateral and invests in the investment grade tranches of securitizations. However, should defaults or loss severities exceed the credit enhancement in the structure, payment of principal or interest may be impacted. The Company currently does not own any collateralized loan obligation securities that would require divestiture under the Volcker Rule of the Dodd-Frank Act.

        Our available for sale securities are reported at fair value and are used primarily for liquidity, pledging, earnings, and asset / liability management purposes and are reviewed quarterly for possible impairment. Due to portfolio activity, the fair value of our available for sale investment securities at March 31, 2016 increased to $199.1 million compared to $198.2 million at December 31, 2015.

Loans

        As a holding company of a community bank, we have a primary objective of meeting the business and consumer credit needs within our markets where standards of profitability, client relationships, and credit quality intersect. Our loan portfolio is comprised of commercial and industrial, construction, real estate-commercial mortgage, real estate-residential mortgage, and installment loans. Lending decisions are based upon evaluation of the financial strength and credit history of the borrower and the quality and value of the collateral securing the loan. Personal guarantees are required on most loans; however, prudent exceptions are made on occasion based upon the financial viability of the borrowing entity or the underlying project that is being financed. Gross loans declined by $20.7 million or 1.3% during the three months ended March 31, 2016. Most loan categories experienced some level of decline, except for installment loans, which grew $7.7 million or 4.8% as marine financing saw healthy growth in loan originations. It is the intent of the Company to continue to grow the loan portfolio in all the markets we serve.

        Credit concentrations are measured against internal and prudential regulatory guidelines. Additionally, our business practices and internal guidelines and underwriting standards will continue to be followed in making lending decisions in order to manage exposure to credit-related losses.

Allowance for Loan Losses and Provision for Loan Losses

        The allowance for loan losses was $21.2 million or 1.40% of outstanding loans as of March 31, 2016 compared with $23.2 million or 1.50% of outstanding loans as of December 31, 2015.

        The allowance for loan losses declined $2.0 million, or 8.4%, during the three months ended March 31, 2016 as a result of charge-offs exceeding recoveries and no corresponding expense recorded attributable to provision for loan losses during the three months ended March 31, 2016. This compares to $600 thousand recorded for the same period in 2015. We did not make any significant changes to our methodology or model for estimating the allowance for loan losses during 2016. Management believes it is likely that it will experience a reduction in recoveries from previously charged off balances and that the Company will need to record a provision for loan losses in future quarters in order to maintain the allowance for loan losses at a prudent level depending upon future loan growth.

        The allowance consists of specific, general, and unallocated qualitative components. Table 4 provides an allocation of the allowance for loan losses and other related information at March 31, 2016 and December 31, 2015.

Table 4: Allowance for Loan Losses Components and Related Data

(in thousands, except for percentages)	March 31, 2016	December 31, 2015
Allowance for loan losses:
Specific component	$3,684	$5,447
Pooled component	15,200	16,110
Unallocated qualitative component	2,344	1,627

Total	$21,228	$23,184

Impaired loans	$62,948	$65,874
Non-impaired loans	1,457,896	1,475,628

Total loans	$1,520,844	$1,541,502

Specific component as % of impaired loans	5.85%	8.27%
Pooled component as % of non-impaired loans	1.04	1.09
Allowance as % of loans	1.40	1.50
Allowance as % of nonaccrual loans	61.97	65.28

        The specific component of our allowance for loan losses relates to loans that are determined to be impaired and, therefore, are individually evaluated for impairment. The specific component decreased during the three months ended March 31, 2016, primarily due to charge-off activity. This charge-off activity also drove impaired loans to decrease to $62.9 million at March 31, 2016 from $65.9 million at December 31, 2015. Of these loans, $34.3 million were on nonaccrual status at March 31, 2016 as compared with $35.5 million at December 31, 2015, a decrease of 3.5%. The general or pooled component relates to groups of homogeneous loans collectively evaluated for the appropriate level of reserve. The combination of lower historical loss rates and the recent decline in the overall loan portfolio drove a decline in general reserves. An unallocated qualitative component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated qualitative portion of the allowance for loan losses increased mainly due to the inverse relationship between the general reserve portion of the allowance and the unallocated qualitative portion. Under our model, when the general reserves decline due to lower historical loss rates, the unallocated qualitative reserve will generally rise.

        Table 5 displays certain asset quality ratios as of March 31, 2016 and December 31, 2015.

Table 5: Asset Quality Ratios

	March 31, 2016	December 31, 2015
Non-performing loans with no allowance due to previous charge-offs as a percentage of total loans	0.28%	1.21%
Non-performing loans with no allowance due to previous charge-offs as a percentage of non-performing loans	12.30	52.52
Charge-off rate for non-performing loans with no allowance due to previous charge-offs	50.99	15.81
Coverage ratio net of non-performing loans with no allowance due to previous charge-offs	70.67	137.49
Total allowance divided by total loans less non-performing loans with no allowance due to previous charge-offs	1.40	1.52
Allowance for individually impaired loans divided by impaired loans for which an allowance has been provided	8.88	18.85

        At March 31, 2016, management believed the level of the allowance for loan losses to be commensurate with the risk existing in our portfolio. The allowance for loan losses is an estimate based upon the data in hand at a particular time and that estimate involves some amount of judgment regarding that data. However, the allowance is subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies. Such agencies may require us to recognize additions to the allowance for loan losses based on their judgments about information available at the time of the examinations.

Non-Performing Assets

        Management classifies non-performing assets as those loans on which payments have been delinquent 90 days and are still accruing interest, nonaccrual loans, and other real estate owned and repossessed assets. Total non-performing assets were $42.9 million and $47.9 million at March 31, 2016 and December 31, 2015, respectively. Our non-performing assets ratio, defined as the ratio of non-performing assets to gross loans plus loans held for sale plus other real estate owned and repossessed assets was 2.71% and 2.98% at March 31, 2016 and December 31, 2015, respectively. At March 31, 2016 and December 31, 2015 there were no loans categorized as 90 days or more past due and still accruing interest. Loans in nonaccrual status totaled $34.3 million and $35.5 million at

March 31, 2016 and December 31, 2015, respectively. Loans are placed in nonaccrual status when the collection of principal or interest becomes uncertain, part of the balance has been charged off and no restructuring has occurred, or the loans reach 90 days past due, whichever occurs first, unless there are extenuating circumstances. We had $8.7 million and $12.4 million of other real estate owned and repossessed assets at March 31, 2016 and December 31, 2015, respectively. This decline was mainly due to sales of real estate owned outpacing foreclosure and repossession activity during the three months ended March 31, 2016.

Deposits

        Deposits declined $20.9 million or 1.2% from December 31, 2015, mainly due to the maturing of a portion of our national certificates of deposit.

Borrowings

        We use short-term and long-term borrowings from various sources including the FRB discount window, FHLB, and trust preferred securities. We manage the level of our borrowings to optimize our earning asset mix while maintaining sufficient liquidity to meet the daily needs of our customers. Borrowings with the FHLB declined during the three months ended March 31, 2016 due to a lower reserve requirement. Refer to our 2015 Form 10-K for further discussion about our borrowings.

Liquidity

        Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. It is used by management to provide continuous access to sufficient, reasonably priced funds. We continued to maintain a strong liquidity position during the three months ended March 31, 2016. At March 31, 2016, cash and cash equivalents were $61.9 million, and investment securities available for sale, at fair value were $199.1 million.

        Overnight federal funds purchased through the FHLB amounted to $11.0 million at March 31, 2016. We also possess additional sources of liquidity through a variety of borrowing arrangements. The Bank also maintains federal funds lines with three regional banking institutions and through the FRB Discount Window. These available lines totaled approximately $78.9 million at March 31, 2016, and none of these lines were utilized for borrowing purposes at March 31, 2016.

Capital Resources

        Total shareholders' equity increased $3.0 million or 1.0% to $293.6 million at March 31, 2016, from $290.6 million at December 31, 2015. The Company and the Bank are subject to regulatory capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet financial instruments. Failure to meet minimum capital requirements can cause certain mandatory and discretionary actions by regulators that, if undertaken, could have a material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt correction action, the Bank must meet specific capital guidelines that involve quantitative and qualitative measures to ensure capital adequacy. Common Equity Tier 1 capital and Tier 1 capital is comprised of shareholders' equity, net of unrealized gains or losses on available for sale securities, less intangible assets, less deferred tax assets net of valuation allowance, subject to limits, other adjustments, plus certain debt instruments. Total risk-based capital adds qualifying allowances for loan losses.

        As of March 31, 2016, our consolidated regulatory capital ratios were Common Equity Tier 1 Capital Ratio of 14.65%, Tier 1 Risk-Based Capital Ratio of 15.11%, Total Risk-Based Capital Ratio of 16.35%, and Tier 1 Leverage Ratio of 13.05%. As of March 31, 2016, the Company exceeded the regulatory capital minimums, and BOHR was considered "well capitalized" under the risk-based capital standards. The Bank's Common Equity Tier 1 Capital Ratio, Tier 1 Risk-Based Capital Ratio, Total Risk-Based Capital Ratio, and Tier 1 Leverage Ratio were as follows: 14.72%, 14.72%, 15.96%, and 12.69%, respectively.

Contractual Obligations

        We have contractual obligations to make future payments on debt and lease agreements. Additionally, in the normal course of business, we enter into contractual arrangements whereby we commit to future purchases of products or services from unaffiliated parties. Our contractual obligations consist of time deposits, borrowings, and operating lease obligations.

Off-Balance Sheet Arrangements

        We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet our customers' financing needs. For more information on our off-balance sheet arrangements, refer to Note 12, Financial Instruments with Off-Balance Sheet Risk, of the Notes to Consolidated Financial Statements for the year ended December 31, 2015.

Interest Rate Sensitivity

        Market risk is the potential of loss arising from adverse changes in interest rates and prices. We are exposed to market risk as a consequence of the normal course of conducting our business activities. Management considers interest rate risk to be a significant market risk for the Company. Fluctuations in interest rates will impact both the level of interest income and interest expense and the market value of the Company's interest-earning assets and interest-bearing liabilities.

        The primary goal of our asset/liability management strategy is to optimize net interest income while limiting exposure to fluctuations caused by changes in the interest rate environment. Our ability to manage our interest rate risk depends generally on our ability to match the maturities and re-pricing characteristics of our assets and liabilities while taking into account the separate goals of maintaining asset quality and liquidity and achieving the desired level of net interest income.

        Our management, guided by ALCO, determines the overall magnitude of interest sensitivity risk and then formulates policies governing asset generation and pricing, funding sources and pricing, and off-balance sheet commitments. These decisions are based on management's expectations regarding future interest rate movements, the state of the national and regional economy, and other financial and business risk factors.

        The primary method that we use to quantify and manage interest rate risk is simulation analysis, which is used to model net interest income from assets and liabilities over a specified time period under various interest rate scenarios and balance sheet structures. This analysis measures the sensitivity of net interest income over a relatively short time horizon. Key assumptions in the simulation analysis relate to the behavior of interest rates and spreads, the changes in product balances, and the behavior of loan and deposit customers in different rate environments.

        The table below illustrates the expected effect on net interest income for the twelve months following March 31, 2016 and December 31, 2015 due to an immediate change in interest rates. Estimated changes set forth below are dependent on material assumptions, such as those previously discussed.

Effect on Net Interest Income

	March 31, 2016		December 31, 2015
	Change in Net Interest Income		Change in Net Interest Income
(in thousands, except for percentages)	Amount	%	Amount	%
Change in Interest Rates:
+200 basis points	$1,910	3.07%	$2,101	3.32%
+100 basis points	944	1.52	1,023	1.62
–100 basis points	(2,129)	(3.42)	(2,129)	(3.37)
–200 basis points	N/A	N/A	N/A	N/A

        As of March 31, 2016, we project an increase in net interest income in an increasing rate environment and a decrease in net interest income in a decreasing interest rate environment. As of December 31, 2015, we projected an increase in net interest income in an increasing rate environment and a decrease in net interest income in a decreasing interest rate environment. The down 200 basis points scenario is not performed based on the currently low interest rate environment.

        It should be noted, however, that the simulation analysis is based upon equivalent changes in interest rates for all categories of assets and liabilities. In normal operating conditions, interest rate changes rarely occur in such a uniform manner. Many factors affect the timing and magnitude of interest rate changes on financial instruments. In addition, management may deploy strategies that offset some of the impact of changes in interest rates. Dependent upon timing and shifts in the interest rate term structure, certain rising rate scenarios are less favorable due to lower levels of assets with short-term re-pricing characteristics, as well as due to the variable rate structure on the majority of our borrowings and the floors on many loans that will cause a delay in any interest income improvement. Consequently, variations should be expected from the projections resulting from the controlled conditions of the simulation analysis. Management utilizes an earnings simulation model as the primary quantitative tool in measuring the amount of interest rate risk associated with changing market rates. The model quantifies the effects of various interest rate scenarios on projected net interest income over varying time horizons. The model measures the impact on net interest income relative to a flat-rate case scenario of hypothetical fluctuations in interest. These simulations incorporate assumptions regarding balance sheet mix, pricing and the re-pricing and maturity characteristics of the existing and projected balance sheet.

INFORMATION ABOUT XBKS

Overview

        XBKS is a Virginia corporation that is the bank holding company for Xenith Bank, a Virginia banking corporation and a member of the Federal Reserve. Xenith Bank is a full-service, locally-managed commercial bank specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients, which it refers to as its target customers. XBKS is focused geographically on the Richmond and Hampton Roads, Virginia and Greater Washington, D.C. MSAs, which it refers to as its target markets. Xenith Bank conducts its principal banking activities through its eight branches, with one branch located in Herndon, Virginia, two branches located in Richmond, Virginia, three branches located in Suffolk, Virginia, and two branches in Gloucester, Virginia. It also operates a loan production office in Newport News, Virginia.
        XBKS's services and products consist primarily of taking deposits from, and making loans to, its target customers within its target markets. It provides a broad selection of commercial and retail banking products, including commercial and industrial loans, commercial and residential real estate loans, and select consumer loans. It offers a wide range of checking, savings and treasury products, including remote deposit capture, automated clearing house transactions, debit cards, 24-hour ATM access, Internet and mobile banking, and bill pay service. XBKS does not engage in any activities other than banking activities.

        Unless the context requires otherwise or unless otherwise noted in "Information About XBKS" all references to "XBKS" are to XBKS and Xenith Bank, collectively.

Mergers and Acquisitions

        On December 22, 2009, First Bankshares, Inc. (which we refer to as "First Bankshares") and Xenith Corporation, a Virginia corporation, completed the merger of Xenith Corporation with and into First Bankshares, with First Bankshares being the surviving entity in the merger (which we refer to as the "First Bankshares Merger"). First Bankshares was incorporated in Virginia in 2008 and was the holding company for SuffolkFirst Bank, a community bank founded in the City of Suffolk, Virginia in 2002. At the effective time of the First Bankshares Merger, First Bankshares changed its name to XBKS, and SuffolkFirst Bank changed its name to Xenith Bank. Prior to the First Bankshares Merger, Xenith Corporation had no banking charter, did not engage in any banking business, and had no substantial operations.

        On June 30, 2014, XBKS completed the merger of Colonial Virginia Bank (which we refer to as "CVB") with and into Xenith Bank, with Xenith Bank being the surviving bank (which we refer to as the "CVB Acquisition"). In connection with the CVB Acquisition, XBKS issued an aggregate of 1,618,186 shares of its common stock and paid $658 in cash to the former shareholders of CVB in exchange for their shares of CVB common stock. Pursuant to the CVB Acquisition, XBKS acquired $114.4 million of assets, including $70.1 million in loans and assumed $103.9 million in liabilities, including $101.0 million of deposits.

        On July 29, 2011, Xenith Bank acquired select loans totaling $58.3 million and related assets associated with the Richmond, Virginia branch office of Paragon Commercial Bank, a North Carolina banking corporation (which we refer to as "Paragon"), and assumed select deposit accounts totaling $76.6 million and certain related liabilities associated with the Paragon branch (which we refer to as the "Paragon Transaction").

        Also effective on July 29, 2011, Xenith Bank acquired substantially all of the assets, including all loans, and assumed certain liabilities, including all deposits, of Virginia Business Bank (which we refer to as "VBB"), a Virginia banking corporation located in Richmond, Virginia, which was closed on

July 29, 2011 by the Virginia State Corporation Commission (which we refer to as the "VBB Acquisition"). The FDIC acted as court-appointed receiver of VBB. Xenith Bank acquired total assets of $92.9 million, including $70.9 million in loans. Xenith Bank also assumed liabilities of $86.9 million, including $77.5 million in deposits. Xenith Bank received a discount of $23.8 million on the net assets and did not pay a deposit premium. The VBB Acquisition was completed without any shared-loss agreement with the FDIC.

Issuances of Stock

        On September 25, 2014 and September 29, 2014, XBKS issued and sold in a private placement an aggregate of 880,000 shares of its common stock, $1.00 par value per share, at a price of $6.35 per share to third-party investors for an aggregate purchase price, net of stock issuance costs, of approximately $5.6 million.

        In April 2011, XBKS issued and sold 4.6 million shares of its common stock at a public offering price of $4.25 per share, pursuant to an effective registration statement filed with the SEC. Net proceeds, after the underwriters' discount and expenses, were $17.7 million.

        On September 21, 2011, as part of the Small Business Lending Fund of the U.S. Department of the Treasury (which we refer to as the "Treasury"), XBKS entered into a Small Business Lending Fund-Securities Purchase Agreement with the Secretary of the Treasury, pursuant to which it sold 8,381 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series A (which we refer to as "SBLF Preferred Stock") to the Secretary of the Treasury for a purchase price of $8.4 million. On June 30, 2015, it completed the redemption of all of the outstanding 8,381 shares of its SBLF Preferred Stock at an aggregate redemption price of $8.4 million, including accrued but unpaid dividends.

Competition

        The Virginia banking landscape is fragmented with many small banks having very little market share for deposits, while the large out-of-state national and super-regional banks control the majority of deposits.

        Competition among financial institutions is based on many factors. XBKS believes the most important factors that determine success are the quality and experience of bankers and their relationships with customers. Other factors include the quality of services and products offered, interest rates offered on deposit accounts, interest rates charged on loans, service charges and, in the case of loans to larger commercial borrowers, applicable lending capacity. There are banks with which it competes that have greater financial resources, access to capital and lending capacity, and offer a wider range of services than it does.

        XBKS believes its key competitive advantage lies in its ability to target, underwrite and manage commercial and industrial and commercial real estate loans. While these skills may exist within large banks, they generally do not exist at community banks. Its management team and bankers have spent substantially all of their careers working with middle market and small business management teams on their business and strategic plans and providing financing to these businesses in a broad array of industries. Its bankers are skilled salespeople and consultants, with well-honed credit skills, that allow them to work with customers and prospects to determine how and under what conditions it can provide financing and other banking services to meet their needs.

Products and Services

        XBKS offers a range of sophisticated and competitively-priced banking products and services, including commercial and consumer checking accounts, money market and savings accounts, and time deposits. XBKS offers secured and unsecured commercial and industrial loans, commercial real estate loans (including construction and land development loans), residential real estate loans and consumer loans. It also offers comprehensive Internet and mobile banking services. It is a member of multiple ATM networks, which provide customers with access to ATMs worldwide.

        XBKS provides a high level of personalized service to its customers through its relationship managers and branch personnel. It believes that a banking relationship that includes multiple services, such as loan and deposit services, is the key to profitable and long-lasting customer relationships and that its local focus and local decision-making provide XBKS with a competitive advantage over banks that do not have these attributes.

  Deposits and Treasury Management Services

        To maintain existing deposits and attract new deposits, XBKS offers a broad product line of deposit and treasury services at competitive rates. It expects to continue to obtain deposits through effectively leveraging its branch offices and solicitation by its relationship managers.

        XBKS views treasury management capabilities as key to its middle market business and other target customers and an important factor in building core deposits. It has dedicated treasury sales personnel who are exclusively focused on providing sophisticated cash management services and products to customers. Many of its customers use an account analysis system that allows them to pay for services by holding sufficient levels of deposits with XBKS. The results are that its customers can avoid hard dollar charges for services and its core deposit base is enhanced. XBKS's product offerings include retail and commercial on-line banking (its on-line capabilities include images, statements, stop payment, deposit reporting, account transfers, account reconciliation, and EDI (electronic data interchange) reporting), ACH (automated clearing house), wire transfers (both domestic and international), ZBA (zero balance accounts), sweeps, commercial charge card, commercial lock box and mobile banking services. It also offers fraud prevention tools, including Trusteer®, debit block, check positive pay, ACH positive pay and anomaly detection (identification of non-conforming expected patterns) capabilities. In addition to these services, XBKS offers remote deposit capture, direct deposit and merchant services. Its technology platform is designed and well-suited to support its existing suite of services and products on a greater scale, as well as capable of supporting an expanded product set. XBKS evaluates new products and may choose to offer additional products in the future, as it works to provide its customers an exceptional banking experience.

  Types of Lending Products

        XBKS offers a broad range of lending products to commercial and industrial, commercial real estate, private banking and select retail clients. Fundamental to its business is to have skilled bankers building full banking relationships with high-quality customers. It believes that there is no substitute for knowing and understanding its customers when seeking attractive risk-adjusted returns in the extension of credit. It continues to evaluate and adapt its product and services offerings as its customer base grows and evolves.

        XBKS's loan types include commercial and industrial loans, real estate loans, including commercial income-producing real estate loans, construction and development loans, residential real estate loans, and consumer loans. It believes its target customers often have credit needs that community banks cannot meet, and these customers seek a relationship-oriented banking experience that is increasingly difficult to find at large banks.

        Commercial and Industrial Loans.    XBKS's commercial borrowers are primarily small to middle market businesses engaged in a broad spectrum of businesses. Commercial and industrial C&I loans can be a source of working capital, or used to finance the purchase of equipment or to complete an acquisition for these businesses. The terms of these loans vary by purpose and by type of underlying collateral, if any, and it typically requires the principals of the business to guarantee the loans. Working capital loans are usually secured by accounts receivable and inventory, and structured as revolving lines of credit with terms not exceeding one year. In some cases, it uses an independent third party to assess collateral values and recommend appropriate advance rates (i.e., how much it will lend) based on the value of collateral. XBKS generally performs the on-going monitoring but may use third parties in some cases. For loans secured by accounts receivable or inventory, loan principal is typically repaid as the assets securing the loan are converted into cash. Typically, it makes equipment loans for a term of three to five years at fixed or variable interest rates with the loan amortized over the term. Equipment loans are generally secured by the financed equipment at advance rates, which it believes are appropriate given the equipment type and the financial strength of the borrower.

        XBKS also makes owner-occupied real estate (which we refer to as "OORE") loans. OORE loans are secured in part by the value of real estate that is generally the offices or production facilities of the borrower. In some cases, the real estate is not held by the commercial enterprise, rather it is owned by the principals of the business or an entity controlled by the principals. It classifies OORE loans as C&I loans, as the primary source of repayment of the loan is generally dependent on the financial performance of the commercial enterprise occupying the property, with the real estate being a secondary source of repayment.

        Real Estate Loans.    XBKS makes CRE loans, construction and land development loans, and residential real estate (which we refer to as "RRE") loans.

        It makes CRE loans on income-producing properties. The primary collateral for CRE loans is a first lien mortgage on multi-family, office, warehouse, hotel or retail property, plus assignments of all rents and leases related to the property. XBKS's CRE loans generally have maturity dates that do not exceed five years, with amortization schedules of 15 to 25 years, with both fixed and variable rates of interest. It seeks to reduce the risks associated with commercial mortgage lending by focusing its lending in its target markets, and it is generally its policy to obtain personal guarantees from the principals of the borrowers.

        When underwriting CRE loans, XBKS considers the liquidity, financial condition, operating performance and reputation of the borrower and any guarantors. It also considers the borrower's equity investment in the project or property, as well as evidence of market acceptance (pre-leasing for commercial construction, pre-sales for residential construction). For construction and land development loans, proceeds are disbursed periodically with funds advanced tied to the percentage of construction completed. It carefully monitors these loans through site inspections and title rundowns prior to making disbursements. Typically, its loan-to-value benchmark for CRE loans is at or below 80% at inception, with satisfactory debt-service coverage ratios as well.

        XBKS also makes construction and land development loans generally to builders and developers who are located in its target markets. Its construction and land development loans are intended to provide interim financing on the property and are originated with the general expectation that the borrower will repay the loan through permanent loan financing and/or the sale of the property securing the loan.

        XBKS's lending activities include the origination of first and second lien loans, including home equity line of credit loans, secured by RRE that is located primarily in its target markets offered to select customers. These customers would primarily include branch and private banking customers. Its underwriting guidelines include minimum debt coverage ratio and maximum loan to value requirements. Generally, its benchmarks include a maximum loan to value of 80%, at inception.

        Consumer Loans.    Consumer loans largely include loans to individuals in its target markets and to its branch customers and private banking clients for consumer or business purposes.

        XBKS's credit policy provides procedures for making loans to individuals along with the regulatory requirements to ensure that all loan applications are evaluated subject to fair lending requirements. Its credit policy addresses the common credit standards for making loans to individuals, which includes the credit analysis and financial statement requirements, as well as collateral requirements, including insurance coverage where appropriate. Its ability to analyze a borrower's current financial health and credit history, as well as the value of collateral as a secondary source of repayment, when applicable, are significant factors in determining the credit worthiness of loans to individuals.

        Guaranteed Student Loans.    During the third and fourth quarters of 2013, XBKS purchased guaranteed student loans, a significant portion of which are guaranteed by the federal government. These loans were originated under the Federal Family Education Loan Program (which we refer to as "FFELP"), authorized by the Higher Education Act of 1965, as amended. Pursuant to the FFELP, the student loans are substantially guaranteed by a guarantee agency and reinsured by the U.S. Department of Education. The purchased loans are also part of the Federal Rehabilitated Loan Program, under which borrowers on defaulted loans have the one-time opportunity to bring their loans current. These loans, which are then owned by an agency guarantor, are brought current and sold to approved lenders. Xenith Bank is an approved FFELP lender. XBKS does not intend to purchase additional student loans.

Credit Policies and Administration

        XBKS seeks to maintain a high-quality loan portfolio as an essential part of its business strategy. It follows general credit standards appropriate to each loan type in order to properly assess, price and manage credit risk. These standards are detailed in its credit policy. Material exceptions to these standards require approval of its senior credit staff, Management Credit Committee, or the Credit Policy Committee of its board of directors.

        The principal risk associated with each type of loan XBKS makes is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and/or the attributes of the borrower's business or industry segment or personal circumstances. Attributes of the relevant business or industry segment include the competitive environment, customer and supplier power, threat of substitutes, and barriers to entry and exit. It believes the quality of the commercial borrower's management is the most important factor driving creditworthiness. Management's ability to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to such changes, among other abilities, are significant factors that determine a commercial borrower's creditworthiness. Its credit policy requires that key risks be identified and measured, documented and mitigated, to the extent possible, to seek to ensure the soundness of its loan portfolio.

        XBKS holds a reserve for possible loan and lease losses. Information regarding its allowance for loan and lease losses can be found in "XBKS Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Allowance for Loan and Lease Losses."

Asset and Liability Management

        Its asset and liability management is governed by an asset and liability management (which we refer to as "ALM") policy. Its ALM policy addresses the following financial management functions: (1) overall asset/liability management and strategy; (2) interest rate risk management; and (3) liquidity risk management. The ALM committee, which is comprised of Xenith Bank's management, addresses the management of the assets and liabilities of Xenith Bank and is responsible for actively monitoring interest rate risk and liquidity risk. It also has an ALM committee of its board of directors (which we refer to as the "XBKS ALCO"), which approves its ALM policy and regularly reviews its results and analysis relative to the policy.

        XBKS evaluates the impact to its earnings and economic value of equity based on changes in interest rates in an immediate interest rate shock scenario. XBKS evaluates the effect of a change in interest rates of +/– 100 basis points (bps), +/– 200 bps, +/–300 bps and + 400 bps on both net interest income and its impact on the economic value of equity. These impacts are measured relative to policy limits as defined in its ALM policy. As of December 31, 2015, it was within all applicable ALM policy limits, with the exception of the –100 bps and –200 bps interest rate change scenarios, which it believes the occurrence of such to be remote. Additional information regarding its interest rate sensitivity analysis can be found in "XBKS Management's Discussion and Analysis of Financial Condition and Results of Operations—Interest Rate Sensitivity."

        The objective of its liquidity risk management is to ensure that XBKS maintains sufficient liquidity to efficiently address loan demand, deposit fluctuations, debt service requirements and other funding needs. In addition to the day-to-day management of liquidity, it has developed a contingency funding plan that outlines funding alternatives under various stress situations. The contingency funding plan details the conditions and potential causes of the liquidity stress, as well as key action plans for reducing the stress, including the assignment of responsibilities to key personnel.

        XBKS also has a capital policy that defines the approach it uses to establish, monitor and maintain appropriate capital levels. The capital policy details metrics and thresholds that it reviews, and it delineates various events and risks that may drive the needs for additional capital, along with its primary capital alternatives.

        XBKS also has an investment policy, which addresses permitted investments, investment credit analysis, permitted broker-dealers, safekeeping and accounting classifications. Its investment portfolio serves as both a primary and secondary source of liquidity, and it contributes to net interest margin.

        XBKS's contingency funding plan, capital policy and investment policy are also approved by the XBKS ALCO.

Supervision and Regulation

  General

        As a registered bank holding company, XBKS is subject to the supervision and regulation of the Federal Reserve and, acting under delegated authority, the Federal Reserve Bank of Richmond pursuant to the BHC Act. Xenith Bank is a Virginia banking corporation and a member bank regulated by the Federal Reserve and the Bureau of Financial Institutions. Xenith Bank operates as a wholly owned subsidiary under XBKS, a one bank holding company. XBKS and Xenith Bank are required by the Federal Reserve, the FDIC and the Bureau of Financial Institutions, as applicable, to file quarterly financial reports on their respective financial condition and performance. In addition, the Federal Reserve and the Bureau of Financial Institutions conduct periodic on-site examinations of Xenith Bank. XBKS must comply with a variety of reporting requirements and banking regulations. The laws and regulations governing XBKS generally have been promulgated to protect depositors, the deposit insurance funds and the banking system as a whole, and are not intended to protect its shareholders and other creditors. Additionally, it must bear the cost of compliance with reporting and other regulations, and this cost is significant.

        The Federal Reserve, Bureau of Financial Institutions and FDIC have the authority and responsibility to ensure that financial institutions are managed in a safe and sound manner and to prevent the continuation of unsafe and unsound practices. Additionally, they must generally approve significant business activities undertaken by financial institutions. Typical examples of such activities requiring approval include the establishment of branch locations, mergers and acquisitions, capital transactions and major organizational structure changes. Obtaining regulatory approval for these types of activities can be time consuming and expensive and ultimately may not be successful. These agencies regulate most aspects of Xenith Bank's business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends, and location and number of branch offices.

  Insurance of Accounts and Regulatory Assessments

        Xenith Bank's deposit accounts are insured by the DIF, up to the maximum legal limits of the FDIC, and are subject to regulation, supervision and regular examination by the Bureau of Financial Institutions and the Federal Reserve.

        Xenith Bank is subject to deposit insurance assessments to maintain the DIF. The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon an institution's average consolidated total assets minus average tangible equity. The FDIC may increase assessments to maintain a strong funding position and reserve ratios of the DIF.

        The assessment rates, range from approximately 2.5 bps to 45 bps (depending on applicable adjustments for unsecured debt and brokered deposits), until such time as the FDIC's reserve ratio equals 1.15%. Once the FDIC's reserve ratio exceeds 1.15%, the applicable assessment rates may range from 1.5 bps to 40 bps and will continue to decrease as the FDIC reserve ratio exceeds 2% and 2.5%. For the years ended December 31, 2015 and 2014, XBKS reported $719 thousand and $495 thousand, respectively, in expense for FDIC insurance.

        The current basic limit on federal deposit insurance coverage is $250,000 per depositor. Under the Federal Deposit Insurance Act (which we refer to as the "FDIA"), the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

  Capital Adequacy Guidelines

        In July 2013, the Federal Reserve, FDIC and the OCC approved a final rule establishing a regulatory capital framework that implements in the Basel III Rules. These rules implement higher minimum capital requirements for bank holding companies and banks, include a new CET1 capital requirement, and establish criteria that instruments must meet to be considered CET1 capital, additional Tier 1 capital or Tier 2 capital. These enhancements are designed to both improve the quality and increase the quantity of capital required to be held by banking organizations, better equipping the U.S. banking system to cope with adverse economic conditions. Among the most important changes are stricter eligibility criteria for regulatory capital instruments that would disallow the inclusion of instruments, such as trust preferred securities, in Tier 1 capital and new constraints on the inclusion of minority interests, mortgage-servicing assets, deferred tax assets and certain investments in the capital of unconsolidated financial institutions. In addition, the Basel III Rules require that most regulatory capital deductions be made from CET1 capital.

        The minimum capital level requirements applicable to XBKS, which began on January 1, 2015 under the Basel III Rules, are: (i) a CET1 risk-based capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a total risk-based capital ratio of 8% (unchanged from the rules effective for the year ended December 31, 2014); and (iv) a Tier 1 leverage ratio of 4% for all institutions. CET1 capital consists of retained earnings and common stock instruments, subject to certain adjustments.

        The Basel III Rules also establish a "capital conservation buffer" of 2.5% above the new regulatory minimum risk-based capital requirements. The conservation buffer, when added to the capital requirements, will result in the following minimum ratios: (i) a CET1 risk-based capital ratio of 7.0%; (ii) a Tier 1 risk-based capital ratio of 8.5%; and (iii) a total risk-based capital ratio of 10.5%. The capital conservation buffer requirement began to be phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on certain activities including payment of dividends, share repurchases and discretionary bonuses to executive officers, if its capital level is below the buffered ratio.

        The Federal Reserve may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. At this time, the bank regulatory agencies are more inclined to impose higher capital requirements to meet well-capitalized standards and future regulatory change could impose higher capital standards as a routine matter.

        The Basel III Rules also set forth certain changes in the methods of calculating certain risk-weighted assets, which in turn affect the calculation of risk-based ratios. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash and certain U.S. government and agency securities to 1,250% for certain high risk securities. For the bulk of assets that are typically held by a bank, including certain multi-family residential and CRE loans, C&I loans and consumer loans, the risk weighting falls between 50% and 150%. Residential first mortgage loans on one- to four-family and certain seasoned multi-family RRE loans, which are not 90 days or more past due or nonperforming and which have been made in accordance with prudent underwriting standards, are assigned a 50% level in the risk-weighting system, as are certain privately issued MBS representing indirect ownership of such loans. Under the Basel III Rules, higher or more sensitive risk weights are assigned to various categories of assets, including certain credit facilities that finance the acquisition, development or construction of real property, certain exposures or credits that are 90 days past due or on nonaccrual, foreign exposures and certain corporate exposures. In addition, the Basel III Rules include greater recognition of collateral and guarantees, and revised capital treatment for derivatives and repo-style transactions. The Basel III Rules regarding changes to risk weightings were effective beginning January 1, 2015.

        In addition, the Basel III Rules include certain exemptions to address concerns about the regulatory burden on community banks. For example, banking organizations with less than $15 billion in consolidated assets as of December 31, 2009 are permitted to include in Tier 1 capital trust preferred securities and cumulative perpetual preferred stock issued and included in Tier 1 capital prior to May 19, 2010 on a permanent basis, without any phase out. Community banks could also make a one-time election in their March 31, 2015 quarterly filing to permanently opt-out of the requirement to include most accumulated other comprehensive income (which we refer to as "AOCI") components in the calculation of a CET1 capital and, in effect, retain the previous AOCI treatment, which is to exclude AOCI from capital. If a company does not make this election, unrealized gains and losses would be included in the calculation of its regulatory capital. Xenith Bank made this one-time election to exclude AOCI in its March 31, 2015 filing. Overall, the Basel III Rules provide some important concessions for smaller, less complex financial institutions.

        In December 2009, BankCap Partners received approval from the Federal Reserve to acquire up to 65.02% of the common stock of First Bankshares (now XBKS), and indirectly, SuffolkFirst Bank (now Xenith Bank). The approval order contained a condition applicable to Xenith Bank that Xenith Bank must operate within the parameters of its business plan, which set forth minimum leverage and risk-based capital ratios of at least 10% and 12%, respectively, through 2012. Subsequent to meeting the requirements set forth in its business plan, it is required to maintain capital ratios categorizing XBKS as "well-capitalized." As of December 31, 2015, XBKS met all minimum capital adequacy requirements to which it was subject and was categorized as "well-capitalized." Since December 31, 2015, there are no conditions or events that management believes have changed its status as "well-capitalized." For additional information regarding its capital ratios, see "XBKS Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Adequacy—Capital Adequacy."

  Prompt Corrective Action

        The Basel III Rules also revise the prompt corrective action framework, which is designed to place restrictions on insured depository institutions, including Xenith Bank, if their capital levels do not meet certain thresholds. The prompt correction action rules now include a CET1 capital component and increase certain other capital requirements for the various thresholds.

        Under the Basel III Rules, once fully phased-in, a commercial bank is:

  •
  "well-capitalized" if it has a CET1 risk-based capital ratio of 6.5% or greater, Tier 1 risk-based capital ratio of 8% or greater, total risk-based capital ratio of 10% or greater, and a Tier 1 leverage ratio of 5% or greater, and is not subject to any written capital order or directive;

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  "adequately capitalized" if it has a CET1 risk-based capital ratio of 4.5% or greater, Tier 1 risk-based capital ratio of 6% or greater, total risk-based capital ratio of 8% or greater, and a Tier 1 leverage ratio of 4% or greater, and does not meet the definition of "well-capitalized";

  •
  "undercapitalized" if it has a CET1 risk-based capital ratio of less than 4.5%, Tier 1 risk-based capital ratio of less than 6%, total risk-based capital ratio of less than 8%, and a Tier 1 leverage ratio of less than 4%;

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  "significantly undercapitalized" if it has a CET1 risk-based capital ratio of less than 3%, Tier 1 risk-based capital ratio of less than 4%, total risk-based capital ratio of less than 6%, and a Tier 1 leverage ratio of less than 3%; or

  •
  "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

        The risk-based capital standards of the Federal Reserve explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a banking organization's capital adequacy.

        A bank having less than the minimum Tier 1 leverage ratio requirement is required, within 60 days of the date as of which it fails to comply with such requirement, to submit a reasonable plan describing the means and timing by which it will achieve its minimum Tier 1 leverage ratio requirements. A bank that fails to file such a plan is deemed to be operating in an unsafe and unsound manner and could be subject to a cease-and-desist order. Any insured depository institution with a Tier 1 leverage ratio that is less than 2% is deemed to be operating in an unsafe and unsound condition pursuant to Section 8(a) of the FDIA and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios, provided it has entered into and is in compliance with a written agreement to increase its Tier 1 leverage ratio and to take such other action as may be necessary to operate in a safe and sound manner. The capital regulations also provide, among other things, for the issuance of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

        Immediately upon becoming undercapitalized, a depository institution becomes subject to the provisions of Section 38 of the FDIA, which: (a) restrict payment of capital distributions and management fees; (b) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (c) require submission of a capital restoration plan; (d) restrict the growth of the institution's assets; and (e) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions, if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the DIF, subject in certain cases to specified procedures. These discretionary supervisory actions include: (a) requiring the institution to raise additional capital; (b) restricting transactions with affiliates; (c) requiring divestiture of the institution or the sale of the institution to a willing purchaser; and (d) any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

        Any bank holding company that controls a subsidiary bank that has been required to submit a capital restoration plan will be required to provide assurances of compliance by the bank with the capital restoration plan, subject to limitations on the bank holding company's aggregate liability in connection with providing such required assurances. Failure to restore capital under a capital restoration plan can result in the bank being placed into receivership, if it becomes critically undercapitalized. A bank subject to prompt corrective action also may affect its parent holding company in other ways. These include possible restrictions or prohibitions on dividends or subordinated debt payments to the parent holding company by the bank, as well as limitations on other transactions between the bank and the parent holding company. In addition, the Federal Reserve may impose restrictions on the ability of the bank holding company itself to pay dividends, or require divestiture of holding company affiliates that pose a significant risk to the subsidiary bank, or require divestiture of the undercapitalized subsidiary bank.

  Bank Holding Company Regulation

        Under the Federal Reserve guidelines, every bank holding company must serve as a "source of strength" for each of its bank subsidiaries. The bank holding company is expected to commit resources to support a subsidiary bank, including at times when the holding company may not be in a financial position to provide such support. A bank holding company's failure to meet its source of strength obligations may constitute an unsafe and unsound practice or a violation of the Federal Reserve's regulations, or both. The source-of-strength doctrine most directly affects bank holding companies in situations where the bank holding company's subsidiary bank fails to maintain adequate capital levels. This doctrine was codified by the Dodd-Frank Act and by the Federal Reserve.

        The BHC Act limits the investments and activities of bank holding companies. In general, a bank holding company is prohibited from acquiring direct or indirect ownership or control of more than 5% of the voting shares of a company that is not a bank or a bank holding company or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, providing services for its subsidiaries, and various non-bank activities that are deemed to be closely related to banking. The activities of XBKS are subject to these legal and regulatory limitations under the BHC Act and the implementing regulations of the Federal Reserve. Federal bank regulatory agencies have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary, if the agency determines that divestiture may aid the depository institution's financial condition.

        Currently, BankCap Partners is deemed a bank holding company for ACB and Xenith Bank. The position of BankCap Partners as a source of strength to ACB or any other financial institution for which BankCap Partners is deemed to be a bank holding company may limit its ability to serve as a source of strength for Xenith Bank and could adversely affect Xenith Bank's ability to access resources of BankCap Partners.

        A bank for which BankCap Partners is deemed to be a bank holding company may be required to indemnify, or cross-guarantee, the FDIC against losses the FDIC incurs with respect to any other bank controlled by BankCap Partners. In addition, the FDICIA requires that an insured depository institution shall be liable for the loss incurred or anticipated by the FDIC arising from the default of a commonly controlled insured depository institution or any assistance provided by the FDIC to any commonly controlled insured depository institution in danger of default. Accordingly, Xenith Bank may be obligated to provide financial assistance to ACB or any other financial institution for which BankCap Partners is deemed to be a bank holding company. ACB is a Georgia state non-member bank headquartered in Atlanta, Georgia, founded in 2007. ACB operates as a full-service, Atlanta, Georgia-based and locally-managed commercial bank. ACB's primary geographic market is Metropolitan Atlanta, the state of Georgia, Eastern and Middle Tennessee, and the southeastern United States.

        ACB's common stock is registered under the Exchange Act, and, as a result, ACB files annual, quarterly and current reports, proxy statements or other information with the SEC. Financial and regulatory information about ACB is also included in Reports of Condition and Income (also known as "call reports") filed by ACB with the FDIC. ACB's filings with the SEC and call reports, which are publicly available, are not incorporated by reference herein. It has not been, and in the future will not be, involved in the preparation and filing of ACB's filings with the SEC, its call reports, its other regulatory reports, or the conduct of its business.

  Dodd-Frank Act

        The Dodd-Frank Act was enacted in July 2010. The complete implementation of the Dodd-Frank Act will result in a major overhaul of the financial institution regulatory system. A summary of certain provisions of the Dodd-Frank Act is set forth below, along with information set forth in the applicable sections of this "Supervision and Regulation" section. Among other things, the Dodd-Frank Act established the CFPB tasked with protecting American consumers from unfair, deceptive and abusive financial products and practices. The Dodd-Frank Act also created the Financial Stability Oversight Council, which focuses on identifying, monitoring and addressing systemic risks in the financial system. The Financial Stability Oversight Council, among other tasks, makes recommendations for increasingly strict rules for capital, leverage and other requirements as a company's size and complexity increase. The Dodd-Frank Act also requires the implementation of the "Volcker Rule" for banks and bank holding companies, which prohibits, with certain limited exceptions, proprietary trading, investment in and sponsorship of hedge funds and private equity funds, and generally otherwise limits the relationships with such funds. The Dodd-Frank Act also includes provisions that, among other things, reorganize bank supervision and strengthen the Federal Reserve.

        The Dodd-Frank Act includes savings associations and industrial loan companies, as well as banks, in the nationwide deposit limitation. Thus, no acquisition of any financial institution, not just a commercial bank, can be approved if the effect of the acquisition would be to increase the acquiror's nationwide deposits to more than 10% of all deposits. The Dodd-Frank Act also requires fees charged for debit card transactions to be both "reasonable and proportional" to the cost incurred by the card issuer. In June 2011, the Federal Reserve set the interchange rate cap at $0.24 per transaction. While these restrictions do not apply to banks with less than $10 billion in assets, the rule could affect the competitiveness of debit cards issued by smaller banks.

        Although the majority of the Dodd-Frank Act's rulemaking requirements have been met with finalized rules, approximately one-third of the rulemaking requirements are either still in the proposal stage or have not yet been proposed. Accordingly, it is difficult to anticipate the continued impact this expansive legislation will have on XBKS and its prospects, its customers, its target markets and the financial industry in general.

  Incentive Compensation Guidance

        The federal banking agencies have issued comprehensive guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of those organizations by encouraging excessive risk-taking. The incentive compensation guidance sets expectations for banking organizations concerning their incentive compensation arrangements and related risk management, control and governance processes. The incentive compensation guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon three primary principles: (1) balanced risk-taking incentives, (2) compatibility with effective controls and risk management, and (3) strong corporate governance. Any deficiencies in compensation practices that are identified may be incorporated into the organization's supervisory ratings, which can affect its ability to make acquisitions or take other actions. In addition, under the incentive compensation guidance, a banking organization's federal supervisor may initiate enforcement action if the organization's incentive compensation arrangements pose a risk to the safety and soundness of the organization. Further, a provision of the Basel III Rules on capital standards, described above, would limit discretionary bonus payments to bank executives if the institution's regulatory capital ratios fail to exceed certain thresholds. The scope and content of the U.S. banking regulators' policies on executive compensation are continuing to develop and are likely to continue evolving in the near future.

  Consumer Financial Protection Bureau

        The CFPB was created under the Dodd-Frank Act to centralize responsibility for consumer financial protection with broad rulemaking, supervision and enforcement authority for a wide range of consumer protection laws that would apply to all banks and thrifts, including the Equal Credit Opportunity Act, TILA, RESPA, Fair Credit Reporting Act, Fair Debt Collection Act, the Consumer Financial Privacy provisions of the GLBA and certain other statutes. Banking institutions with total assets of $10 billion or less remain subject to the supervision and enforcement of their primary federal banking regulator with respect to the federal consumer financial protection laws and such additional regulations as may be adopted by the CFPB.

        The CFPB has promulgated rules relating to remittance transfers under the Electronic Fund Transfer Act, which require companies to provide consumers with certain disclosures before the consumer pays for a remittance transfer. The CFPB has also amended certain rules under Regulation C relating to home mortgage disclosure, to reflect a change in the asset size exemption threshold for depository institutions based on the annual percentage change in the Consumer Price Index for Urban Wage Earners and Clerical Workers. In addition, the CFPB promulgated its "Ability-to-Repay/Qualified Mortgage" rules, which amended Regulation Z. Regulation Z currently prohibits a creditor from making a higher priced mortgage loan without regard to the consumer's ability to repay the loan. The rule implements sections 1411 and 1412 of the Dodd-Frank Act, which generally requires creditors to make a reasonable, good faith determination of a consumer's ability to repay any consumer credit transaction secured by a dwelling (excluding an open-end credit plan, timeshare plan, reverse mortgage or temporary loan) and establishes certain protections from liability under this requirement for "qualified mortgages." The rule also implemented section 1414 of the Dodd-Frank Act, which limits prepayment penalties. Finally, the rule requires creditors to retain evidence of compliance with the rule for three years after a covered loan is consummated. The rule became effective January 10, 2014.

        On November 20, 2013, pursuant to section 1032(f) of the Dodd-Frank Act, the CFPB issued TRID, which combined the disclosures required under TILA and sections 4 and 5 of RESPA, into a single, integrated disclosure for mortgage loan transactions covered by those laws. TRID, which requires the use of a "Loan Estimate" that must be delivered or placed in the mail no later than the third business day after receiving the consumer's application and a "Closing Disclosure" that must be provided to the consumer at least three business days prior to consummation, became effective for applications received on or after October 3, 2015 for applicable closed-end consumer credit transactions secured by real property. Creditors must only use the Loan Estimate and Closing Disclosure forms for mortgage loan transactions subject to TRID. All other mortgage loan transactions continue to use the

"Good Faith Estimate" and the "Initial Truth-in-Lending Disclosure" at application and the "HUD-1 Settlement Statement" and the "Final Truth-in-Lending Disclosure" at closing. TRID also has new tolerance requirements and record retention requirements. Of note, the creditor must retain evidence of compliance with the Loan Estimate requirements, including providing the Loan Estimate, and the Closing Disclosure requirements for three years after the later of the date of consummation, the date disclosures are required to be made, or the date the action is required to be taken. Additionally, the creditor must retain copies of the Closing Disclosure, including all documents related to the Closing Disclosure, for five years after consummation.

  Small Business Lending Fund

        The Small Business Jobs and Credit Act of 2010 created the Small Business Lending Fund to invest capital into community banking organizations. Through the fund, the Treasury invested in financial institutions through the purchase of senior preferred stock or indebtedness. Financial institutions could "buy down" the rate paid on the senior preferred stock to as low as 1% by increasing the level of small business loans, which could be adjusted based on the level of small business loans against a "baseline level." However, after the four-and-a-half-year period from initial funding, the rate would increase to 9% until the senior preferred stock issued to the Treasury was redeemed.

        On September 21, 2011, XBKS sold 8,381 shares of SBLF Preferred Stock to the Secretary of the Treasury for a purchase price of $8.4 million. In connection with its participation in the fund, XBKS was required to develop a small business lending plan describing its business strategy and operating goals to address the needs of small businesses in the areas it serves, as well as a plan to provide linguistically and culturally appropriate outreach, where appropriate, to certain groups, as well as comply with certain reporting requirements. On June 30, 2015, XBKS completed the redemption of all of the outstanding 8,381 shares of its SBLF Preferred Stock, at an aggregate redemption price of $8.4 million, including accrued but unpaid dividends. Its effective dividend rate was 1% for the entire period in which the SBLF Preferred Stock was outstanding.

  Gramm-Leach-Bliley Act of 1999

        The GLBA implemented major changes to the statutory framework for providing banking and other financial services in the United States. The GLBA, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms and other financial service providers. A bank holding company that qualifies as a financial holding company will be permitted to engage in activities that are financial in nature or incident or complimentary to financial activities. The activities that the GLBA expressly lists as financial in nature include insurance activities, providing financial and investment advisory services, underwriting services and limited merchant banking activities.

        To be eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized and well-managed and have at least a satisfactory rating under the CRA (See "—Community Reinvestment Act" below). In addition, the bank holding company must file with the Federal Reserve a declaration of its intention to become a financial holding company. The Dodd-Frank Act amended this provision to require that financial holding companies also be well-capitalized and well-managed.

        To the extent that the GLBA allows banks, securities firms and insurance firms to affiliate, the financial services industry may experience further consolidation and greater competition.

  Payment of Cash Dividends

        XBKS is a legal entity separate and distinct from Xenith Bank. XBKS does not conduct stand-alone operations; therefore, its ability to pay dividends depends on the ability of Xenith Bank to pay dividends to it. There are various legal limitations applicable to the payment of dividends by Xenith Bank to XBKS and to the payment of dividends by XBKS to its shareholders, including requirements to maintain capital at or above regulatory minimums. XBKS is incorporated under the Virginia Stock Corporation Act, which has restrictions prohibiting the payment of dividends if, after giving effect to the dividend payment, XBKS would not be able to pay its debts as they become due in the usual course of business, or if XBKS' total assets would be less than the sum of its total liabilities plus the amount that would be required if XBKS were to be dissolved to satisfy the preferential rights upon dissolution of any preferred shareholders.

        Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudence, a bank holding company generally should not maintain a rate of distributions to shareholders unless its net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition. Further, the Federal Reserve issued Supervisory Letter SR 09-4 , which provides guidance on the declaration and payment of dividends, capital redemptions and capital repurchases by bank holding companies. Supervisory Letter SR 09-4 provides that, as a general matter, a bank holding company should eliminate, defer or significantly reduce its dividends if: (1) the bank holding company's net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (2) the bank holding company's prospective rate of earnings retention is not consistent with the bank holding company's capital needs, asset quality, and overall current and prospective financial condition; or (3) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. Failure to do so could result in a supervisory finding that the bank holding company is operating in an unsafe and unsound manner.

        Banking regulators have indicated that Virginia banking organizations should generally pay dividends only (1) from net undivided profits of the bank, after providing for all expenses, losses, interest and taxes accrued or due by the bank, and (2) if the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality and overall financial condition. In particular, under the current supervisory practices of the Federal Reserve, prior approval from the Federal Reserve and a supermajority of the bank's shareholders is required, if cash dividends declared in any given year exceed net income for that year plus retained earnings of the two preceding years. In addition, under the FDIA, insured depository institutions, such as Xenith Bank, are prohibited from making capital distributions, including the payment of dividends, if after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute).

        Under Virginia law, no dividend may be declared or paid out of a bank's paid-in capital. Xenith Bank may be prohibited under Virginia law from the payment of dividends if the Bureau of Financial Institutions determines that a limitation of dividends is in the public interest and is necessary to ensure its financial soundness, and the Bureau of Financial Institutions may also permit the payment of dividends not otherwise allowed by Virginia law. The terms of the Subordinated Notes (discussed in "XBKS Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Borrowings") and the terms of its senior unsecured term loan also impose limits on its ability to pay dividends on shares of its common stock.

  Loans to Insiders

        The Federal Reserve Act and related regulations (such as Regulation O) impose specific restrictions on loans to directors, executive officers and principal shareholders of banks. Under Section 22(h) of the Federal Reserve Act, any loan to a director, executive officer or principal shareholder of a bank, or to entities controlled by any of the foregoing, may not exceed, together with all outstanding loans to such persons or entities controlled by such person, the bank's loan to one borrower limit. Loans in the aggregate to insiders and their related interests as a class may not exceed two times the bank's unimpaired capital and unimpaired surplus until the bank's total deposits equal or exceed $100 million, at which time the aggregate is limited to the bank's unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and principal shareholders of a bank or bank holding company, and to entities controlled by such persons, unless such loans are approved in advance by a majority of the board of directors of the bank with any "interested" director not participating in the voting. XBKS's policy on loans to insiders establishes a maximum amount, which includes all other outstanding loans to such persons, as to which prior board of director's approval is required, of the greater of $25,000 or 5% of capital and surplus (up to $500,000). Section 22(h) requires that loans to directors, executive officers and principal shareholders be made in terms and underwriting standards substantially the same as offered in comparable transactions to other persons. The Dodd-Frank Act expanded coverage of transactions with insiders by including credit exposure arising from derivative transactions. In addition, the Dodd-Frank Act prohibits an insured depository institution from purchasing or selling an asset to an executive officer, director or principal shareholder (or any related interest of such a person) unless the transaction is on market terms, and if the transaction exceeds 10% of the institution's capital, it is approved in advance by a majority of the disinterested directors.

  Restrictions on Transactions with Affiliates

        Xenith Bank is subject to the provisions of Section 23A of the Federal Reserve Act with respect to affiliates, including XBKS. These provisions place limits on the amount of:

  •
  loans or extensions of credit to affiliates;

  •
  investment in affiliates;

  •
  assets that Xenith Bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

  •
  the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

  •
  Xenith Bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

        The total amount of the above transactions are limited in amount, as to any one affiliate, to 10% of capital and surplus and, as to all affiliates combined, to 20% of capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Xenith Bank must also comply with other provisions designed to avoid the taking of low-quality assets from an affiliate.

        The Dodd-Frank Act expanded the scope of Section 23A to include investment funds managed by an institution as an affiliate, as well as other procedural and substantive hurdles.

        Xenith Bank also is subject to the provisions of Section 23B of the Federal Reserve Act, which, among other things, prohibits banks from engaging in any transaction with an affiliate unless the transaction is on terms substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with non-affiliated companies.

  Certain Acquisitions

        The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (1) acquiring more than 5% of the voting stock of any bank or other bank holding company, (2) acquiring all or substantially all of the assets of any bank or bank holding company, or (3) merging or consolidating with any other bank holding company.

        Additionally, the BHC Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy. As a result of the Patriot Act, which is discussed below, the Federal Reserve is required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions. The Dodd-Frank Act also amended the BHC Act to require consideration of the extent to which a proposed acquisition, merger or consolidation would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

        Under the BHC Act, if well-capitalized and well-managed, any bank holding company located in Virginia may purchase a bank located outside of Virginia. Conversely, a well-capitalized and well-managed bank holding company located outside of Virginia may purchase a bank located inside Virginia. In each case, however, restrictions currently exist on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits.

  Change in Bank Control

        Subject to various exceptions, the BHC Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if a person or company acquires 25% or more of any class of voting securities of the bank holding company. Control is reputably presumed to exist if a person or entity acquires 10% or more, but less than 25%, of any class of voting securities and that person or entity, by such acquisition, becomes the single largest holder of that class of voting securities.

  Sound Banking Practices

        Bank holding companies are not permitted to engage in unsound banking practices. For example, the Federal Reserve's Regulation Y requires a bank holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the bank holding company's consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank's soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so.

        The Federal Reserve has the authority to prohibit activities of bank holding companies and their non-banking subsidiaries that represent unsafe and unsound banking practices or that constitute violations of laws or regulations. The Federal Reserve can assess civil money penalties for activities conducted on a knowing and reckless basis if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues.

  Anti-Tying Restrictions

        Xenith Bank is prohibited from tying the provision of services, such as extensions of credit, to certain other services offered by Xenith Bank, its holding company or its affiliates.

  Standards for Safety and Soundness

        The Federal Reserve has established safety and soundness standards applicable to Xenith Bank regarding such matters as internal controls, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other benefits, asset quality and earnings. If Xenith Bank were to fail to meet these standards, the Federal Reserve could require it to submit a written compliance plan describing the steps Xenith Bank will take to correct the situation and the time within which such steps will be taken. The Federal Reserve has authority to issue orders to secure adherence to the safety and soundness standards.

  Reserve Requirement

        Under a regulation promulgated by the Federal Reserve, depository institutions, including Xenith Bank, are required to maintain cash reserves against a stated percentage of their transaction accounts. Current reserve requirements for calendar year 2016 are as follows:

  •
  for transaction accounts totaling $15.2 million or less, a reserve of 0%;

  •
  for transaction accounts in excess of $15.2 million up to and including $110.2 million, a reserve of 3%; and

  •
  for transaction accounts in excess of $110.2 million, a reserve requirement of 10%.

        The dollar amounts and percentages reported here are all subject to adjustment by the Federal Reserve. As of December 31, 2015, Xenith Bank had a reserve requirement of $12.5 million.

  Privacy

        Financial institutions are required to disclose their policies for collecting and protecting confidential information. Under the GLBA, financial institutions may not disclose non-public personal information about a customer to unaffiliated third parties, unless the institution satisfies various disclosure requirements and the consumer has not elected to opt-out of the disclosure (with some exceptions). Additionally, financial institutions generally may not disclose consumer account numbers to any non-affiliated third party for use in telemarketing, direct-mail marketing or other marketing through electronic mail to consumers.

  Monetary Policy

        Banking is a business that depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute a major portion of earnings. Thus, XBKS's earnings and growth will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the U.S. and its agencies, particularly the Federal Reserve, which regulates the supply of money through various means including open market transactions in U.S. government securities. These transactions include the purchase and sale of securities to expand or contract the general liquidity in the financial system. Additionally, the Federal Reserve establishes a target Federal Fund Rate and the Discount Rate. Actions taken by the Federal Reserve influence the general condition of interest rates in the marketplace, which could affect its profitability.

        Depending on Xenith Bank's asset/liability strategy, actions taken by the Federal Reserve may have a positive or negative effect on profitability. XBKS cannot predict the actions of the Federal Reserve, nor can it guarantee that its asset/liability strategy is consistent with action taken by the Federal Reserve.

  Brokered Deposit Restrictions

        Insured depository institutions that are categorized as adequately capitalized institutions under the FDIA and corresponding federal regulations cannot accept, renew or roll over brokered deposits, without receiving a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on any deposits. Insured depository institutions that are categorized as undercapitalized institutions under the FDIA and corresponding federal regulations may not accept, renew or roll over brokered deposits. Xenith Bank is not currently subject to such restrictions.

  Community Reinvestment Act

        The CRA requires federal banking regulators to evaluate the record of financial institutions in meeting the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers and acquisitions, and applications to open a branch or facility. Federal regulators are required to provide and make public a written examination report of an institution's CRA performance. Xenith Bank continues to maintain a satisfactory CRA rating.

  Branch and Interstate Banking

        The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (which we refer to as the "Riegle-Neal Act") by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 that applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Such interstate bank mergers and branch acquisitions, described below, are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act.

        Under the Dodd-Frank Act, national banks and state banks are able to establish branches in any state, if that state would permit the establishment of the branch by a state bank chartered in that state. Virginia law permits a state bank to establish a branch of the bank anywhere in the state; therefore, a bank with its headquarters outside the Commonwealth of Virginia may establish branches anywhere within Virginia.

  Regulatory Enforcement Authority

        Federal and state banking law grants substantial enforcement powers to federal and state banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders, and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

  Concentrated Commercial Real Estate Lending Regulations

        The Federal Reserve, OCC and FDIC have promulgated guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that a bank has a concentration in commercial real estate lending, if (1) total reported loans for construction, land development and other land represent 100% or more of total capital, or (2) total reported loans secured by multi-family and non-farm residential properties and loans for construction, land development and other land represent 300% or more of total capital, and the bank's commercial real estate loan portfolio has increased 50% or more during the prior 36 months. If a concentration is present, management must employ heightened risk management practices, including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and increasing capital requirements. On December 18, 2015, the Federal banking agencies jointly issued a "Statement on Prudent Risk Management for Commercial Real Estate Lending" reminding banks of the need to engage in risk management practices for commercial real estate lending.

  Allowance for Loan and Lease Losses

        Federal bank regulatory agencies have released the Interagency Policy Statement on the allowance for loan and lease losses to ensure consistency with GAAP and more recent supervisory guidance, including, among other things, considerations for measuring impairment and estimating credit losses and illustrations of effective loss migration analysis. Additionally, the agencies issued 16 Frequently Asked Questions to assist institutions in complying with both GAAP and allowance for loan and lease losses supervisory guidance. Highlights of the statement include the following:

  •
  the statement emphasizes that the allowance for loan and lease losses represents one of the most significant estimates in an institution's financial statements and regulatory reports and that an assessment of the appropriateness of the allowance for loan and lease losses is critical to an institution's safety and soundness;

  •
  each institution has a responsibility to develop, maintain and document a comprehensive, systematic and consistently applied process for determining the amounts of the allowance for loan and lease losses. An institution must maintain an allowance for loan and lease losses that is sufficient to cover estimated credit losses on individual impaired loans as well as estimated credit losses inherent in the remainder of the portfolio; and

  •
  the statement updated the previous guidance on the following issues regarding allowance for loan and lease losses: (1) responsibilities of the board of directors, management and bank examiners; (2) factors to be considered in the estimation of allowance for loan and lease losses; and (3) objectives and elements of an effective loan review system.

  Monitoring and Reporting Suspicious Activity

        Under the BSA, financial institutions, including Xenith Bank, are required to monitor and report unusual or suspicious account activity that might signify money laundering, tax evasion or other criminal activities, as well as transactions involving the transfer or withdrawal of amounts in excess of prescribed limits. The BSA is sometimes referred to as an "anti-money laundering" law (which we refer to as "AML"). Several AML acts, including provisions in Title III of the Patriot Act, have been enacted to amend the BSA. The Patriot Act was enacted in response to the September 11, 2001 terrorist attacks and is intended to strengthen the ability of U.S. law enforcement agencies and the intelligence communities to work cohesively to combat terrorism on a variety of fronts. Under the Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships, as well as enhanced due diligence and "know your customer" standards in their dealings with financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

  •
  to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

  •
  to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

  •
  to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner; and

  •
  to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

        Under the Patriot Act, financial institutions are also required to establish anti-money laundering programs. The Patriot Act sets forth minimum standards for these programs, including:

  •
  the development of internal policies, procedures and controls;

  •
  the designation of a compliance officer;

  •
  an ongoing employee training program; and

  •
  an independent audit function to test the programs.

        In addition, under the Patriot Act, the Secretary of the Treasury has adopted rules addressing a number of related issues, including increasing the cooperation and information sharing between financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Any financial institution complying with these rules will not be deemed to violate the privacy provisions of the GLBA that are discussed under "—Gramm-Leach-Bliley Act of 1999" above. Finally, under the regulations of the Office of Foreign Asset Control (which we refer to as "OFAC"), banks are required to monitor and block transactions with certain "specially designated nationals" who OFAC has determined pose a risk to U.S. national security. The Financial Crimes Enforcement Network has proposed new regulations that would require financial institutions to obtain beneficial ownership information for certain accounts, however, it has yet to establish final regulations on this topic.

  Technology Risk Management and Consumer Privacy

        State and federal banking regulators have issued various policy statements emphasizing the importance of technology risk management and supervision in evaluating the safety and soundness of depository institutions with respect to banks that contract with outside vendors to provide data processing and core banking functions. The use of technology related products, services, delivery channels and processes exposes a bank to various risks, particularly operational, privacy, security, strategic, reputation and compliance risk. Banks are generally expected to prudently manage technology related risks as part of their comprehensive risk management policies by identifying, measuring, monitoring and controlling risks associated with the use of technology.

        Under Section 501 of the GLBA, federal banking agencies have established appropriate standards for financial institutions regarding the implementation of safeguards to ensure the security and confidentiality of customer records and information, protection against any anticipated threats or hazards to the security or integrity of such records, and protection against unauthorized access to or use of such records or information in a way that could result in substantial harm or inconvenience to a customer. Among other matters, the rules require each bank to implement a comprehensive written information security program that includes administrative, technical and physical safeguards relating to customer information.

        Under the GLBA, a financial institution must also provide its customers with a notice of privacy policies and practices. Section 502 prohibits a financial institution from disclosing non-public personal information about a customer to nonaffiliated third parties unless the institution satisfies various notice and opt-out requirements, and the customer has not elected to opt out of the disclosure. Under Section 504, the agencies are authorized to issue regulations as necessary to implement notice requirements and restrictions on a financial institution's ability to disclose non-public personal information about customers to nonaffiliated third parties. Under the final rule the regulators adopted, all banks must develop initial and annual privacy notices that describe in general terms the bank's information sharing practices. Banks that share non-public personal information about customers with nonaffiliated third parties must also provide customers with an opt-out notice and a reasonable period of time for the customer to opt out of any such disclosure (with certain exceptions). Limitations are placed on the extent to which a bank can disclose an account number or access code for credit card, deposit or transaction accounts to any nonaffiliated third party for use in marketing.

  UDAP and UDAAP

        Recently, banking regulatory agencies have increasingly used a general consumer protection statute to address "unethical" or otherwise "bad" business practices that may not necessarily fall directly under the purview of a specific banking or consumer finance law. The law of choice for enforcement against such business practices has been Section 5 of the Federal Trade Commission Act (which we refer to as the "FTC Act"), which is the primary federal law that prohibits unfair or deceptive acts or practices (which we refer to as "UDAP"), and unfair methods of competition in or affecting commerce. "Unjustified consumer injury" is the principal focus of the FTC Act. Prior to the Dodd-Frank Act, there was little formal guidance to provide insight to the parameters for compliance with UDAP laws and regulations. However, UDAP laws and regulations have been expanded under the Dodd-Frank Act to apply to "unfair, deceptive or abusive acts or practices" (which we refer to as "UDAAP"), which have been delegated to the CFPB for rule-making. The federal banking agencies have the authority to enforce such rules and regulations.

  Other Regulation

        Xenith Bank is subject to a variety of other regulations. State and federal laws restrict interest rates on loans. The TILA and the Home Mortgage Disclosure Act impose information requirements on banks in making loans. The Equal Credit Opportunity Act prohibits discrimination in lending on the basis of race, creed or other prohibited factors. The Fair Credit Reporting Act governs the use and release of information to credit reporting agencies. The Truth in Savings Act requires disclosure of yields and costs of deposits and deposit accounts. Other acts govern confidentiality of consumer financial records, automatic deposits and withdrawals, check settlement, endorsement and presentment, and reporting of cash transactions as required by the Internal Revenue Service.

  Future Regulatory Uncertainty

        Because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, XBKS cannot forecast how federal regulation of financial institutions may change in the future and impact its operations. It expects the industry will remain heavily regulated in the near future and that additional laws or regulations may be adopted, further regulating specific banking practices.

Employees

        At December 31, 2015, XBKS had 121 employees, including 118 full-time employees. All of its employees were employed by Xenith Bank. None of its employees are represented by a collective bargaining unit, and it believes that relations with its employees are good.

Available Information

        It is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Investors and other interested parties may read and copy any document that XBKS files, including the XBKS 2015 Form 10-K, at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Investors and other interested parties may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, from which investors and other interested parties can electronically access its SEC filings.

        XBKS makes available free of charge on or through its website (www.xenithbank.com), its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after it electronically files such material with, or furnish it to, the SEC.

        The information on, or that can be accessed through, XBKS's website is not, and shall not be deemed to be, a part of this joint proxy statement/prospectus or incorporated into any other filings XBKS makes with the SEC.

Properties

        The following table summarizes certain information about XBKS's headquarters and the locations of its branch and administrative offices as of December 31, 2015:

Office Location	Owned or Leased	Lease Terms	Square Feet
One James Center (Branch and Headquarters) 901 E. Cary Street, Suite 1700 Richmond, VA 23219	Leased	Term expires June 30, 2019, with one option to extend for a three-year period	16,131
Boulders Branch and Operations Center 1011 Boulder Spring Drive, Suite 410 Richmond, VA 23225	Leased	Term expires March 31, 2017, with one option to extend for a three-year period	10,592
Dulles Branch and Herndon Office 2325 Dulles Corner Boulevard Herndon, VA 20171	Leased	Term expires September 30, 2023, with one option to extend for a five-year period	10,863
North Suffolk Branch 3535 Bridge Road Suffolk, VA 23435	Owned		12,255
Plaza Branch 1000 N. Main Street Suffolk, VA 23434	Leased	Term expires January 31, 2019, with automatic five-year renewals	2,512
Bosley Branch 100 Bosley Avenue Suffolk, VA 23434	Owned		2,596
Courthouse Branch 6720 Sutton Road Gloucester, VA 23061	Owned		4,040
York River Branch 1553 George Washington Memorial Highway Gloucester Point, VA 23062	Owned		11,292
Loan Production Office 12350 Jefferson Avenue, Suite 150 Newport News, VA 23602	Leased	Term expires July 31, 2020, with one option to renew for a three-year period	2,146

        XBKS believes that all of its properties are maintained in good operating condition and are suitable and adequate for our operational needs. It also believes adequate properties are available for lease when its existing leases terminate.

 XBKS LEGAL PROCEEDINGS

        From time to time, XBKS and Xenith Bank are party, either as a defendant or plaintiff, to lawsuits in the normal course of its business. While any litigation involves an element of uncertainty, management is of the opinion that the liability, if any, resulting from pending legal proceedings will not have a material adverse effect on XBKS's financial condition, liquidity or results of operations. XBKS's management believes there is no pending or threatened legal proceedings as of December 31, 2015.

XBKS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is XBKS management's discussion and analysis of XBKS's consolidated financial condition, changes in financial condition, results of operations, liquidity, cash flows and capital resources. This discussion should be read in conjunction with XBKS's consolidated financial statements and the notes thereto included elsewhere in this joint proxy statement/prospectus.

        All dollar amounts included in the tables in this discussion and analysis are in thousands, except per share data. Columns and rows of amounts presented in tables may not total due to rounding. Unless the context requires otherwise or unless otherwise noted in "XBKS Management's Discussion and Analysis of Financial Condition and Results of Operations," all references to "XBKS," "we," "our" and "us" are to XBKS and Xenith Bank, collectively.

Overview

        XBKS is a Virginia corporation that is the bank holding company for Xenith Bank, which is a Virginia banking corporation organized and chartered pursuant to the laws of the Commonwealth of Virginia and a member of the Federal Reserve. Xenith Bank is a full-service, locally-managed commercial bank primarily targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients and select retail banking clients, which it refers to as its target customers. XBKS is focused geographically on the Richmond and Hampton Roads, Virginia and Greater Washington, D.C. MSAs, which it refers to as its target markets. Xenith Bank conducts its principal banking activities through its eight branches, with one branch located in Herndon, Virginia, two branches located in Richmond, Virginia, three branches located in Suffolk, Virginia, and two branches in Gloucester, Virginia. It also operates a loan production office in Newport News, Virginia. XBKS acquired the three branches located in Suffolk in the merger of Xenith Corporation with and into First Bankshares, the parent company of its wholly owned subsidiary SuffolkFirst Bank, which is further discussed below. XBKS acquired the two branches in Gloucester and the loan production office in the merger of CVB with and into Xenith Bank on June 30, 2014, which is also further discussed below.

        As of March 31, 2016, XBKS had total assets of $1.00 billion, total loans, net of its allowance for loan and lease losses, of $772.0 million, total deposits of $872.3 million and shareholders' equity of $105.5 million.

        XBKS's services and products consist primarily of taking deposits from, and making loans to, its target customers within its target markets. XBKS provides a broad selection of commercial and retail banking products, including commercial and industrial loans, commercial and residential real estate loans, and select consumer loans. XBKS also offers a wide range of checking, savings and treasury products, including remote deposit capture, automated clearing house transactions, debit cards, 24-hour ATM access, Internet and mobile banking, and bill pay service. It does not engage in any activities other than banking activities.

        On June 26, 2015, XBKS issued and sold $8.5 million in its Subordinated Notes. The Subordinated Notes qualify as Tier 2 capital for XBKS and are redeemable by XBKS no earlier than June 26, 2020, except upon the occurrence of certain events, including their disqualification as Tier 2 capital, as a result of a change in interpretation or application of law or regulation.

        On June 30, 2015, XBKS completed the redemption of all of the outstanding 8,381 shares of its SBLF Preferred Stock that it had issued and sold to the Treasury pursuant to the Small Business Lending Fund program, at an aggregate redemption price of $8.4 million, including accrued but unpaid dividends. Substantially all of the net proceeds from the issuance and sale of the Subordinated Notes were used to fund the redemption.

        The primary source of XBKS's revenue is net interest income, which represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities used to fund those assets. Interest-earning assets include loans, securities, federal funds sold and deposits held at other banks. Interest-bearing liabilities include deposits and borrowings. Sources of noninterest income include service charges on deposit accounts, fees on treasury services, earnings on investment in bank owned life insurance, gains on the sale of securities and other miscellaneous income. Deposits, FHLB borrowed funds, borrowed funds from other sources and federal funds purchased are its primary sources of funding. XBKS's largest expenses are interest on its funding sources and salaries and related employee benefits. Measures of its performance include net interest margin, ROAA, ROAE, average common equity to average assets and efficiency ratio. Such measures are common performance indicators in the banking industry.

        The following table presents selected financial performance measures, as of the dates stated:

	For the Three Months Ended March 31,
	2016	2015
Net interest margin(1)	3.15%	3.38%
Return on average assets(2)	0.14%	0.39%
Return on average common equity(3)	1.41%	3.73%
Average common equity to average assets(4)	9.79%	10.49%
Efficiency ratio(5)	87%	76%

(1)
Net interest margin is net interest income divided by average interest-earning assets. Average interest-earning assets are presented within the average balances, income and expenses, yields and rates table below.

(2)
ROAA is net income divided by average total assets. Average total assets are presented within the average balances, income and expenses, yields, and rates table below.

(3)
ROAE is net income divided by average shareholders' equity less average preferred stock. Average shareholders' equity is presented within the average balances, income and expenses, yields and rates table below.

(4)
Average common equity to average assets is average common shareholders' equity divided by average total assets. Average common shareholders' equity is average total shareholders' equity less preferred stock. Average total assets are presented within the average balances, income and expenses, yields and rates table below.

(5)
Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Mergers and Acquisitions

        On December 22, 2009, First Bankshares and Xenith Corporation, a Virginia corporation, completed the First Bankshares Merger in which Xenith Corporation was merged with and into First Bankshares, with First Bankshares being the surviving entity in the merger. First Bankshares was incorporated in Virginia on March 4, 2008, and was the holding company for SuffolkFirst Bank, a community bank founded in the City of Suffolk, Virginia in 2002. At the effective time of the First Bankshares Merger, First Bankshares changed its name to Xenith Bankshares, Inc., and SuffolkFirst Bank changed its name to Xenith Bank.

        Prior to the completion of the First Bankshares Merger on December 22, 2009, Xenith Corporation (formerly Xenith Bank [In Organization]) had no banking charter, did not engage in any banking business, and had no substantial operations. Although the First Bankshares Merger was structured as a merger of Xenith Corporation with and into First Bankshares with First Bankshares being the surviving entity for legal purposes, Xenith Corporation was treated as the acquiror for accounting purposes.

        On June 30, 2014, XBKS completed the CVB Acquisition in which CVB merged with and into Xenith Bank, with Xenith Bank being the surviving bank. At the effective time of the CVB Acquisition, each share of CVB common stock outstanding immediately prior to the effective time of the CVB Acquisition was converted into the right to receive 2.65 shares of XBKS common stock (which we refer to as the "CVB Exchange Ratio") without interest and less applicable amounts for taxes. Remaining fractional shares were exchanged for cash equal to $6.40 multiplied by the fraction of a share of XBKS common stock to which such holder would otherwise have been entitled. Based on the CVB Exchange Ratio, an aggregate of 1,618,186 shares of XBKS common stock was issued and $658 in cash was paid to the former shareholders of CVB in exchange for their shares of CVB common stock. Options to purchase shares of CVB common stock outstanding at the effective time of the CVB Acquisition were converted into options to purchase shares of XBKS common stock based on the CVB Exchange Ratio. Based on the CVB Exchange Ratio, an aggregate of 39,004 options to purchase shares of CVB common stock were converted into an aggregate of 103,355 options to purchase shares of XBKS common stock. Pursuant to the CVB Acquisition, XBKS acquired $114.4 million of assets, including $70.1 million in loans and assumed $103.9 million in liabilities, including $101.0 million of deposits.

        Effective on July 29, 2011, XBKS completed the Paragon Transaction, in which it acquired select loans totaling $58.3 million and related assets associated with the Richmond, Virginia branch office of Paragon and assumed select deposit accounts totaling $76.6 million and certain related liabilities associated with the branch office.

        Also effective on July 29, 2011, XBKS completed the VBB Acquisition, in which it acquired substantially all of the assets, including all loans, and assumed certain liabilities, including all deposits, of VBB located in Richmond, Virginia, which was closed on July 29, 2011 by the Virginia State Corporation Commission. The FDIC acted as receiver of VBB. Xenith Bank acquired total assets of $92.9 million, including $70.9 million in loans, and assumed liabilities of $86.9 million, including $77.5 million in deposits. Under the terms of the VBB Acquisition Agreement, Xenith Bank received a discount of $23.8 million on the net assets and did not pay a deposit premium. The VBB Acquisition was completed without any shared-loss agreement with the FDIC.

Issuances and Repurchases of Stock

        In June 2015, XBKS completed the redemption of all outstanding 8,381 shares ($8.4 million) of the SBLF Preferred Stock. Substantially all of the net proceeds from the issuance of its Subordinated Notes were used to fund the redemption. During 2015, its dividend on the SBLF Preferred Stock was $42 thousand.

        In September 2014, XBKS issued and sold in a private placement an aggregate of 880,000 shares of its common stock, $1.00 par value per share, at a price of $6.35 per share to third-party investors for an aggregate purchase price, net of stock issuance costs, of approximately $5.6 million. A significant portion of the proceeds of the sale of its common stock were contributed to Xenith Bank as equity.

        In July 2013, XBKS's board of directors authorized a share repurchase program under which XBKS may repurchase in the open market or otherwise up to 210,000 shares of outstanding common stock. There is no guarantee as to the number of shares that will be repurchased, and the program can be discontinued at any time. During 2015, XBKS purchased 11,200 shares of its common stock at an average price of $6.36.

        In April 2011, XBKS issued and sold 4.6 million shares of its common stock at a public offering price of $4.25 per share pursuant to an effective registration statement filed with the SEC. Net proceeds, after the underwriters' discount and expenses, were $17.7 million.

Industry Conditions

        The national unemployment rate, seasonally adjusted and as published by the Bureau of Labor Statistics, for March 2016 was reported at 5.0%, unchanged from December 2015. In the Fifth District of the Federal Reserve Bank (which we refer to as the "Fifth District"), which includes its target markets, the February 2016 (most recent) unemployment rate was 5.0%, an improvement from 5.2% at the end of 2015. More specifically, the unemployment rate in Virginia in February 2016 was 4.1%, an improvement from 4.1% from year-end 2015, based on data published by the Fifth District. Additionally, as published by the Fifth District, in the twelve months ended February 2016, all industry sectors in the Fifth District expanded, with the exception of information services, which declined 1.0% year-over-year.

        The FOMC stated in a March 2016 release that economic activity has expanded moderately in recent months despite global economic and financial developments. The FOMC stated household spending has been increasing at a moderate rate, and the housing sector has improved further; however, business fixed investment and net exports have remained soft, while a range of recent indicators, including strong job gains, points to additional strengthening of the labor market. The FOMC further stated that inflation has picked up in recent months; however, it continues to run below the FOMC's long-run objective of 2% inflation, in part because of earlier declines in energy prices.

        The FOMC reaffirmed its view that the current 1/4 to 1/2% target range for the federal funds rate remains appropriate given the current economic conditions. Further, the FOMC stated the stance of current monetary policy remains accommodative, thereby supporting further improvement in labor market conditions and a return to 2% inflation.

        Low interest rates and intense competition have put pressure on net interest margins of banks, including Xenith Bank. Banks with which XBKS competes are offering aggressive terms and may be loosening credit underwriting standards. It has seen a particularly sharp increase in competition in the Richmond, Virginia market over the last few years, as new banks have entered this market. Though its commercial real estate business continues to show strong growth in both the Greater Washington and Richmond markets, its commercial and industrial lending business has grown at a slower pace. It anticipates intense competition in its markets until demand and supply are more balanced.

Outlook

        In spite of industry and market conditions, XBKS believes it is well positioned to effectively compete in its target markets. XBKS will benefit from (1) its team of skilled bankers, (2) its advantageous market locations in its target markets, (3) its variety of banking services and products, and (4) its experienced management team. XBKS intends to continue to execute its business strategy by focusing on developing long-term relationships with its target customer base through a team of bankers with significant experience in its target markets, and by executing strategically advantageous combinations.

        Intense competition for quality loans, the prolonged low interest rate environment, and increased cost of regulation has put pressure on banks, including Xenith Bank. XBKS remains firm in applying its established credit underwriting practices, providing exceptional customer service, and offering competitive treasury services products, as well as continually monitoring its expenses.

        Following the completion of the merger, the combined company will have a pro forma capital base that will allow for lending limits that exceed XBKS's current lending limits. XBKS believes that this will allow the combined company to leverage the combined company's C&I and CRE loan focus in all of its target markets.

Critical Accounting Policies

  General

        XBKS's accounting policies are fundamental to an understanding of its consolidated financial position and consolidated results of operations. It believes that its accounting and reporting policies are in accordance GAAP and conform to general practices within the banking industry. Its financial position and results of operations are affected by management's application of accounting policies, including estimates, assumptions and judgments made to arrive at the carrying value of assets and liabilities and the amounts reported for revenues, expenses and related disclosures. Different assumptions in the application of these policies could result in material changes in XBKS's consolidated financial position or results of operations or both its consolidated financial position and results of operations. Its significant accounting policies are discussed further in the notes to its consolidated financial statements included in this joint proxy statement/prospectus.

        XBKS considers a policy critical if (1) the accounting estimate requires assumptions about matters that are highly uncertain at the time of the accounting estimate and (2) different estimates that could reasonably have been used in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on its financial statements. Using these criteria, it believes XBKS's most critical accounting policy relates to its allowance for loan and lease losses, including its measurement of probable cash flows with respect to purchased credit-impaired loans accounted for under Financial Accounting Standards Board (which we refer to as "FASB") Accounting Standards Codification (which we refer to as "ASC") Topic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality" (which we refer to as "ASC 310-30"), which reflects its estimate of losses in the event of borrower default.

        If the financial condition of XBKS's borrowers were to deteriorate, resulting in an impairment of their ability to make payments, adjustments to its estimates would be made and additional provisions for loan and lease losses could be required, which could have a material adverse impact on its results of operations and financial condition.

        The following is a summary of XBKS's critical accounting policies that are highly dependent on estimates, assumptions and judgments.

  Loans

        Loans that XBKS originates are carried at their principal amount outstanding plus or minus unamortized fees, origination costs and fair value adjustments for acquired loans. Interest income is recorded as earned on an accrual basis. It is its general policy that accrual of interest income is discontinued when a loan is 90 days or greater past due as to principal or interest or when the collection of principal and/or interest is in doubt, unless the estimated net realizable value of collateral is sufficient to assure collection of both principal and interest and the loan is in the process of collection. Subsequent cash receipts are applied to principal until the loan is in compliance with stated terms. Due to the guarantee of both principal and accrued interest on a significant portion of its guaranteed student loan balances, It does not discontinue the accrual of interest income on these loans when a loan is 90 days or more past due. XBKS uses the allowance for loan and lease losses method in providing for possible loan losses.

        Management considers loans to be impaired when, based on current information and events, it is probable that XBKS will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Factors that influence management's judgments include loan payment pattern, source of repayment and value of any collateral. A loan would not be considered impaired if an insignificant delay in loan payment occurs and XBKS expects to collect all amounts due. The major sources for identification of loans to be evaluated for impairment include past due and nonaccrual reports, internally generated lists of certain risk ratings and loan review. The value of impaired loans is measured using either the discounted expected cash flow method or the value of collateral method. XBKS considers all of its nonperforming loans to be impaired loans.

        Acquired loans are initially recorded at estimated fair value as of the date of acquisition; therefore, any related allowance for loan and lease losses is not carried over or established at acquisition. The difference between contractually required amounts receivable and the acquisition date fair value of loans that are not deemed credit-impaired at acquisition is accreted (recognized) into income over the life of the loan either on a level yield or effective interest yield basis on the underlying principal payments on the loan. Any change in credit quality subsequent to acquisition for these loans is reflected in its allowance for loan and lease losses.

        Loans acquired with evidence of credit deterioration since origination and for which it is probable at the date of acquisition that XBKS will not collect all contractually required principal and interest payments are accounted for under ASC 310-30. It concluded that a portion of the loans acquired in the CVB Acquisition and the VBB Acquisition are credit-impaired loans qualifying for accounting under ASC 310-30.

        In applying ASC 310-30 to acquired loans, XBKS must estimate the amount and timing of cash flows expected to be collected. The estimation of the amount and timing of expected cash flows to be collected requires significant judgment, including estimated default rates and the amount and timing of prepayments, in addition to other factors. ASC 310-30 allows the purchaser to estimate cash flows on credit-impaired loans on a loan-by-loan basis or aggregate credit-impaired loans into one or more pools if the loans have common risk characteristics. It has estimated cash flows expected to be collected on a loan-by-loan basis.

        The excess of cash flows expected to be collected over the estimated fair value of purchased credit-impaired loans is referred to as the accretable yield. This amount is accreted into interest income over the period of expected cash flows from the loan, using the effective interest method. The difference between contractually required payments due and the cash flows expected to be collected, on an undiscounted basis, is referred to as the nonaccretable difference.

        ASC 310-30 requires periodic re-evaluation of expected cash flows for purchased credit-impaired loans subsequent to acquisition date. Decreases in expected cash flows attributable to credit will generally result in an impairment charge to earnings such that the accretable yield remains unchanged. Increases in expected cash flows will result in an increase in the accretable yield, which is a reclassification from the nonaccretable difference. The increased accretable yield is recognized in income over the remaining period of expected cash flows from the loan. Any impairment charge recorded as a result of a re-evaluation is recorded as an increase in its allowance for loan and lease losses.

        Acquired loans for which XBKS cannot predict the amount or timing of cash flows are accounted for under the cost recovery method, whereby principal and interest payments received reduce the carrying value of the loan until such amount has been received. Amounts received in excess of the carrying value are reported in interest income.

  Allowance for Loan and Lease Losses

        XBKS's allowance for loan and lease losses consists of (1) a component for collective loan impairment recognized and measured pursuant to FASB ASC Topic 450, "Contingencies," and (2) a component for individual loan impairment recognized pursuant to FASB ASC Topic 310, "Receivables."

        XBKS determines the allowance for loan and lease losses based on a periodic evaluation of its loan portfolio. This evaluation is a combination of quantitative and qualitative analysis. Quantitative factors include loss history for similar types of loans that it originates in its portfolio. It also considers qualitative factors, such as general economic conditions, nationally and in its target markets, as well as threats of outlier events, such as the unexpected deterioration of a significant borrower. These quantitative and qualitative factors are estimates and may be subject to significant change. Increases to its allowance for loan and lease losses are made by charges to the provision for loan and lease losses, which is reflected in XBKS's consolidated statements of income. Loans deemed to be uncollectible, in full or in part, are charged against its allowance for loan and lease losses at the time of determination, and recoveries of previously charged-off amounts are credited to its allowance for loan and lease losses.

        In assessing the adequacy of its allowance for loan and lease losses as of the end of a reporting period, XBKS also evaluates its loan risk ratings. Each loan is assigned two "risk ratings" at origination. One risk rating is based on its assessment of its borrower's financial capacity, and the other is based on the type of collateral and estimated loan to value. XBKS's assigned risk ratings generally determine the quantitative factors used in the calculation of its allowance for loan and lease losses. In addition to its assessment of risk ratings, XBKS also considers internal observable data related to trends within the loan portfolio, such as concentrations, aging of the portfolio, changes to its policies and procedures, and external observable data, such as industry and general economic trends.

        In evaluating loans accounted for under ASC 310-30, XBKS periodically estimates the amount and timing of cash flows expected to be collected. Upon re-estimation, any deterioration in the timing and/or amount of cash flows results in an impairment charge, which is reported as a provision for loan and lease losses in net income and a component of its allowance for loan and lease losses. A subsequent improvement in the expected timing or amount of future cash flows for those loans could result in the reduction of the allowance for loan and lease losses and an increase in its net income.

        In evaluating its acquired guaranteed student loans, XBKS's allowance for loan and lease losses is based on historical and expected default rates for these and similar types of loans applied to the portion of carrying value in these loans that is not subject to federal guarantee. XBKS charges off that portion of its student loan carrying value that is not guaranteed, greater than 120 days past due, and is expected to ultimately default. Guaranteed student loans that are past due continue to accrue interest as to the guaranteed portion, as interest is paid under the guarantee to the time the claim, if any, is paid.

        Although it uses various data and information sources to establish its allowance for loan and lease losses, future adjustments to its allowance for loan and lease losses may be necessary, if conditions, circumstances or events are substantially different from the assumptions used in making the assessments. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

        In addition, various regulatory agencies, as an integral part of their examination process, periodically review its allowance for loan and lease losses. Such agencies may require XBKS to recognize additions or reductions to the allowance for loan and lease losses based on their judgments of information available to them at the time of their examination.

        Management believes that XBKS's allowance for loan and lease losses is adequate. While management uses the best information available to make evaluations, future adjustments may be necessary, if economic and other conditions differ substantially from the assumptions used.

  Other Real Estate Owned

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at estimated fair value less costs of disposal at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, management periodically performs valuations and, if required, a reserve is established to reflect the net carrying value of the asset at the lower of the then existing carrying value or the fair value less costs of disposal. Revenue and expenses from operations and changes in the valuation of OREO are included in XBKS's consolidated statements of income.

  Accounting for Acquisitions

        The First Bankshares Merger, the Paragon Transaction, the VBB Acquisition and the CVB Acquisition were determined to be acquisitions of businesses, and in accordance with FASB ASC Topic 805, "Business Combinations" (which we refer to as "ASC 805"), the assets acquired and liabilities assumed in each transaction were recorded at their estimated fair values as of the effective date of the respective transaction. The determination of fair values requires management to make estimates about future cash flows, market conditions and other events, which are highly subjective in nature. Actual results may differ materially from the estimates made.

        The following table presents the allocation of the consideration paid in the CVB Acquisition to the acquired assets and assumed liabilities of CVB as of the acquisition date, which was June 30, 2014. The allocation resulted in a bargain purchase gain of $42 thousand.

Fair value of assets acquired:
Cash and cash equivalents	$12,560
Securities available for sale	17,439
Loans	70,051
Premises and equipment	3,338
Other real estate owned	1,186
Core deposit intangible	930
Accrued interest receivable	318
Deferred tax asset	1,898
Bank owned life insurance	4,054
Other assets	2,658
Total assets	$114,432
Fair value of liabilities assumed:
Deposits	$100,985
Accrued interest payable	39
Supplemental executive retirement plan	2,277
Other liabilities	599
Total liabilities	$103,900
Net identifiable assets acquired	$10,532
Consideration paid:
Company's common shares issued	1,618,186
Purchase price per share(1)	$6.40
Value of common stock issued	10,356
Estimated fair value of stock options	133
Cash in lieu of fractional shares	1
Total consideration paid	$10,490
Bargain purchase gain	$42

(1)
The value of the shares of common stock exchanged for shares of CVB common stock was based upon the closing price of XBKS's common stock at June 27, 2014, the last trading day prior to the date of completion of the CVB Acquisition.

  Goodwill and Other Intangible Assets

        Goodwill represents the excess of the cost of an acquired entity over the fair value of the identifiable net assets acquired. Goodwill is tested at least annually for impairment, which requires as a first step the comparison of the fair value of each reporting unit to its carrying value. Fair value, for this purpose, is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." If the fair value of the reporting unit is determined to be less than the reporting unit's carrying value of its equity, a second step of the impairment test is required, which involves allocating the fair value of the reporting unit to all of the assets and liabilities of the unit, with the excess of fair value over allocated net assets representing the fair value of the unit's goodwill. Impairment is measured as the amount, if any, by which the carrying value of the reporting unit's goodwill exceeds the estimated fair value of that goodwill. XBKS's recorded goodwill as of December 31, 2015 was $13.0 million, all of which resulted from the First Bankshares Merger. Management has concluded that none of its recorded goodwill was impaired as of the most recent testing date, which was October 31, 2015. There have been no events since the testing date that would indicate XBKS's goodwill is impaired.

        Other intangible assets, which represent core deposit intangibles, are amortized over their estimated useful life. XBKS's core deposit intangibles were acquired in the First Bankshares Merger, the Paragon Transaction and the CVB Acquisition and are being amortized on a straight-line basis over 10 years. No events have occurred since December 31, 2015 that would indicate impairment in the carrying amounts of intangibles.

        XBKS periodically assesses whether events or changes in circumstances indicate that the carrying amounts of intangible assets may be impaired.

  Income Taxes

        XBKS computes its income taxes in accordance with the provisions of FASB ASC Topic 740, "Accounting for Income Taxes," under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements' carrying amount of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

        Deferred tax assets are evaluated for recoverability, and a valuation allowance is provided unless it is more likely than not that these tax benefits will be realized. This determination requires XBKS to evaluate both historical and future factors and to conclude as to the likelihood that its deferred tax assets will be utilized in the future. Management has concluded that, as of December 31, 2015, no valuation allowance is required on its deferred tax asset. Changes in factors in future periods could require it to record a valuation allowance on all or a portion of its deferred tax asset in these periods.

        In addition, it is required to establish a tax contingency reserve for any estimated tax exposure items identified based on XBKS's tax return filings or anticipated filings. Changes in any tax contingency reserve would be based on specific developments, events or transactions.

For the Year Ended December 31, 2015

Results of Operations

  Net Income

        For the year ended December 31, 2015, XBKS reported net income of $4.2 million compared to net income of $1.3 million for the year ended December 31, 2014. Income before income tax expense for 2015 was $5.6 million compared to income before income tax expense of $2.1 million for 2014. Income before income tax expense in 2014 included $1.3 million of expenses related to the CVB Acquisition.

        The following table presents net income and earnings per common share information for the periods stated:

	For the Years Ended December 31,
	2015	2014
Net income	$4,183	$1,282
Preferred stock dividend	(42)	(84)
Net income available to common shareholders	$4,141	$1,198
Earnings per common share, basic	$0.32	$0.10
Earnings per common share, diluted	$0.31	$0.10

  Net Interest Income

        For the year ended December 31, 2015, net interest income was $30.4 million compared to $26.6 million for the year ended December 31, 2014. Interest income in 2015 increased to $36.8 million in 2015, from $31.2 million in 2014, primarily due to higher average balances of loans held for investment and higher average balances and yields on securities, partially offset by lower yields on loans. Interest expense increased to $6.5 million in 2015, from $4.6 million in 2014, primarily due to higher average balances and costs of money market deposits and borrowed funds, partially offset by lower costs of time deposits. Costs of money market deposits increased due to promotions offered in select markets and higher costs of borrowings are due to the costs of its Subordinated Notes and senior term loan, which are further discussed below in "—Financial Condition—Borrowings."

        As presented in the table below, net interest margin decreased 21 basis points to 3.31% for the year ended December 31, 2015 from 3.52% for the year ended December 31, 2014. Average interest-earning assets increased $173.3 million, while related interest income increased $5.7 million, for the year ended December 31, 2015 compared to the year ended 2014. Average interest-bearing liabilities increased $141.6 million, while related interest expense increased $1.9 million, for the year ended December 31, 2015 compared to the year ended 2014. Yields on interest-earning assets declined 12 basis points to 4.01% for the year ended December 31, 2015 compared to the year ended 2014, and costs of interest-bearing liabilities increased 11 basis points to 0.88% for 2015. Average assets and liabilities in the 2015 period included a full year of those acquired and assumed in the CVB Acquisition, while in the 2014 period average balances included CVB assets and liabilities from the effective date of the merger, June 30, 2014. XBKS's asset yields and net interest margin were negatively impacted by the continued low interest rate environment and competitive pressures for attractive lending opportunities. Higher accretion from its purchased loans, further discussed below, in 2015 compared to 2014 partially offset these margin pressures. Average interest-earning assets as a percentage of total average assets were 93.1% and 93.0%, respectively, for the years ended December 31, 2015 and 2014.

        XBKS's loan portfolios acquired in the First Bankshares Merger, the Paragon Transaction, the VBB Acquisition and the CVB Acquisition were discounted to estimated fair values (for expected credit losses and for interest rates) immediately following the merger and the acquisitions, as applicable. A portion of the purchase accounting adjustments (discounts) to record the acquired loans at estimated fair values is being recognized (accreted) into interest income over the remaining life of the loans or the period of estimated cash flows. Amounts received in excess of the carrying value of loans accounted for on cost recovery are accreted into interest income at the time of recovery. Loan discount accretion for the years ended December 31, 2015 and 2014 was $2.2 million and $1.9 million, respectively.

        For the year ended December 31, 2014, net interest income was $26.6 million compared to $22.1 million for the year ended December 31, 2013. Interest income in 2014 increased to $31.2 million in 2014, from $25.6 million in 2013, primarily due to higher average balances of loans held for investment, partially reduced by lower yields on these loans. Interest expense increased to $4.6 million in 2014, from $3.5 million in 2013, primarily due to higher average balances of deposits and borrowed funds, partially reduced by lower costs of deposits. Average balances include the addition of CVB for the period from June 30, 2014.

        As presented in the table below, net interest margin decreased 37 basis points to 3.52% for the year ended December 31, 2014 from 3.89% for the year ended December 31, 2013. Loan discount accretion for the years ended December 31, 2014 and 2013 was $1.9 million and $2.6 million, respectively. Average interest-earning assets increased $186.7 million, while related interest income increased $5.6 million, for the year ended December 31, 2014 compared to the year ended 2013. Average interest-bearing liabilities increased $168.1 million, while related interest expense increased $1.1 million, for the year ended December 31, 2014 compared to the year ended 2013. Yields on interest-earning assets declined 37 basis points to 4.13% for the year ended December 31, 2014 compared to the year ended 2013, and costs of interest-bearing liabilities decreased 4 basis points to 0.77% for 2014. XBKS's asset yields and net interest margin were negatively impacted by the continued low interest rate environment and competitive pressures for attractive lending opportunities and lower loan discount accretion in the 2014 period compared to the 2013 period. Average interest-earning assets as a percentage of total average assets were 93.0% and 93.8%, respectively, for the years ended December 31, 2014 and 2013.

        The following table presents the impact of purchase accounting adjustments on XBKS's net interest margin for the periods stated:

	For the Years Ended December 31,
	2015	2014	2013
Net interest margin	3.31%	3.52%	3.89%
Purchase accounting adjustments impact(1)	0.24%	0.26%	0.47%
Net interest margin excluding the impact of purchase accounting adjustments	3.07%	3.26%	3.42%

(1)
Purchase accounting adjustments for the years ended December 31, 2015 and December 31, 2014, include both accretion of discounts on acquired loans and an adjustment for interest rates on acquired time deposits. For the year ended December 31, 2013, purchase accounting adjustments include only accretion of discounts on acquired loans.

        The following tables provide a detailed analysis of the average yields and rates on average interest-earning assets and average interest-bearing liabilities for the periods stated:

	Average Balances, Income and Expenses, Yields and Rates As of and For the Years Ended December 31,
							2015 vs. 2014
					Income / Expense(7)(8)(9)
	Average Balances(1)		Yield / Rate					Change due to(2)
							Increase (Decrease)
	2015	2014	2015	2014	2015	2014		Rate	Volume
Assets
Interest-earning assets:
Federal funds sold	$25,286	$14,702	0.30%	0.24%	$75	$36	$39	$9	$30
Interest-earning deposits	36,268	18,064	0.31%	0.28%	112	50	62	6	56
Investments	108,490	78,489	3.02%	2.30%	3,279	1,804	1,475	666	809
Guaranteed student loans, gross	64,848	89,934	3.40%	3.26%	2,207	2,929	(722)	127	(849)
Loans held for investment, gross(3)	695,246	555,621	4.55%	4.75%	31,610	26,409	5,201	(1,191)	6,392
Total interest-earning assets	930,138	756,810	4.01%	4.13%	37,283	31,228	6,055	(383)	6,438
Allowance for loan and lease losses	(6,828)	(5,806)
Noninterest-earning assets:
Cash and due from banks	16,200	15,029
Premises and fixed assets	7,820	6,579
Other assets	51,922	40,913
Total noninterest-earning assets	75,942	62,521
Total assets	$999,252	$813,525
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Demand deposits	$78,576	$40,240	0.51%	0.31%	$401	$126	$275	$109	$166
Savings and money market deposits	304,043	263,462	0.74%	0.64%	2,263	1,691	572	291	281
Time deposits	320,144	267,002	0.83%	0.86%	2,663	2,284	379	(65)	444
Federal funds purchased and borrowed funds	36,300	26,737	3.18%	1.89%	1,153	506	647	424	223
Total interest-bearing liabilities	739,063	597,441	0.88%	0.77%	6,480	4,607	1,873	759	1,114
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	148,640	114,796
Other liabilities	7,553	4,970
Total noninterest-bearing liabilities	156,193	119,766
Shareholders' equity	103,996	96,318
Total liabilities and shareholders' equity	$999,252	$813,525
Interest rate spread(4)			3.13%	3.36%
Net interest income(5)					$30,803	$26,621	$4,182	$(1,142)	$5,324

Net interest margin(6)			3.31%	3.52%

(1)
Average balances are computed on a daily basis.

(2)
Change in interest due to both volume and rates has been allocated in proportion to the absolute dollar amounts of the change in each.

(3)
Nonaccrual loans have been included in the average balances. Guaranteed student loans are excluded.

(4)
Interest rate spread is the yield on average interest-earning assets less the rate on average interest-bearing liabilities.

(5)
Net interest income is interest income less interest expense.

(6)
Net interest margin is net interest income divided by average interest-earning assets.

(7)
Tax-exempt interest income is stated on a taxable-equivalent basis.

(8)
Interest income from loans held for investment in 2015 and 2014 includes $2,222 thousand and $1,922 thousand, respectively, in accretion related to acquired loans.

(9)
Interest expense on time deposits in 2015 and 2014 includes a reduction of $58 thousand and $38 thousand, respectively, related to fair value adjustments recorded pursuant to the CVB Acquisition.

	Average Balances, Income and Expenses, Yields and Rates As of and For the Years Ended December 31,
							2014 vs. 2013
					Income / Expense(7)(8)(10)
	Average Balances(1)		Yield / Rate					Change due to(2)
							Increase (Decrease)
	2014	2013	2014	2013	2014	2013		Rate	Volume
Assets
Interest-earning assets:
Federal funds sold	$14,702	$5,624	0.24%	0.22%	$36	$12	$24	$1	$23
Interest-earning deposits	18,064	37,972	0.28%	0.26%	50	100	(50)	5	(55)
Investments	78,489	69,346	2.30%	2.10%	1,804	1,454	350	148	202
Guaranteed student loans, gross	89,934	17,039	3.26%	3.09%	2,929	527	2,402	30	2,372
Loans held for investment, gross(3)(9)	555,621	440,108	4.75%	5.35%	26,409	23,547	2,862	(2,835)	5,697
Total interest-earning assets	756,810	570,089	4.13%	4.50%	31,228	25,640	5,588	(2,651)	8,239
Allowance for loan and lease losses	(5,806)	(4,570)
Noninterest-earning assets:
Cash and due from banks	15,029	8,819
Premises and fixed assets	6,579	5,304
Other assets	40,913	28,428
Total noninterest-earning assets	62,521	42,551
Total assets	$813,525	$608,070
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Demand deposits	$40,240	$25,478	0.31%	0.20%	$126	$52	$74	$36	$38
Savings and money market deposits	263,462	230,167	0.64%	0.57%	1,691	1,316	375	172	203
Time deposits	267,002	152,864	0.86%	1.14%	2,284	1,744	540	(518)	1,058
Federal funds purchased and borrowed funds	26,737	20,861	1.89%	1.79%	506	374	132	22	110
Total interest-bearing liabilities	597,441	429,370	0.77%	0.81%	4,607	3,486	1,121	(288)	1,409
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	114,796	88,254
Other liabilities	4,970	2,451
Total noninterest-bearing liabilities	119,766	90,705
Shareholders' equity	96,318	87,995
Total liabilities and shareholders' equity	$813,525	$608,070
Interest rate spread(4)			3.36%	3.69%
Net interest income(5)					$26,621	$22,154	$4,467	$(2,363)	$6,830

Net interest margin(6)			3.52%	3.89%

(1)
Average balances are computed on a daily basis.

(2)
Change in interest due to both volume and rates has been allocated in proportion to the absolute dollar amounts of the change in each.

(3)
Nonaccrual loans have been included in the average balances. Guaranteed student loans are excluded.

(4)
Interest rate spread is the yield on average interest-earning assets less the rate on average interest-bearing liabilities.

(5)
Net interest income is interest income less interest expense.

(6)
Net interest margin is net interest income divided by average interest-earning assets.

(7)
Tax-exempt interest income is stated on a taxable-equivalent basis.

(8)
Interest income from loans held for investment in 2014 and 2013 includes $1,922 thousand and $2,644 thousand, respectively, in accretion related to acquired loans.

(9)
Balances previously reported as loans held for sale have been reclassified as loans held for investment, gross.

(10)
Interest expense on time deposits in 2014 includes a reduction of $38 thousand related to fair value adjustments recorded pursuant to the CVB Acquisition.

  Provision for Loan and Lease Losses

        The following table presents XBKS's provision for loan and lease losses and the dollar and percentage change for the periods stated:

	For the Years Ended December 31,
(in thousands)	2015	2014	$ Change	% Change
Provision for loan and lease losses	$2,599	$3,220	$621	19%

        Higher provision expense in 2014 was primarily due to amounts recorded for guaranteed student loans. Provision for loan and lease losses related to its guaranteed student loan portfolio was $861 thousand in 2015 compared to $1.8 million in 2014. In the second half of 2014, XBKS increased and accelerated anticipated provision expense due to higher expected losses and the requirement to charge-off that portion of unguaranteed balances greater than 120 days past due with a high probability of default.

  Noninterest Income

        The following table presents noninterest income and the dollar and percentage change for the periods stated:

	For the Years Ended December 31,
(in thousands)	2015	2014	$ Change	% Change
Noninterest income
Service charges on deposit accounts	$618	$603	$15	2%
Net loss on sale and write-down of other real estate owned and other collateral	(95)	(31)	(64)	–207%
Gain on sales of securities	58	428	(370)	–86%
Bargain purchase gain	—	42	(42)	–100%
Loss on the write-down of equipment and other assets	(19)	(23)	4	15%
Increase in cash surrender value of bank owned life insurance	497	363	134	37%
Other	330	297	33	11%
Total noninterest income	$1,389	$1,679	$(290)	–17%

        Lower noninterest income in the 2015 period was primarily due to lower gains on sales of securities and a write-down and loss on the sale of an OREO property, acquired as part of the CVB Acquisition. These items were partially offset by higher earnings from bank owned life insurance (which we refer to as "BOLI"), due to additional investment in the second quarter of 2015 and BOLI acquired in the CVB Acquisition.

  Noninterest Expense

        The following table presents noninterest expense and the dollar and percentage change for the periods stated:

	For the Years Ended December 31,
(in thousands)	2015	2014	$ Change	% Change
Noninterest expense
Compensation and benefits	$12,979	$12,497	$(482)	–4%
Occupancy	1,623	1,574	(49)	–3%
FDIC insurance	719	495	(224)	–45%
Bank franchise taxes	984	912	(72)	–8%
Technology	2,249	2,296	47	2%
Communications	388	356	(32)	–9%
Insurance	373	339	(34)	–10%
Professional fees	1,191	1,597	406	25%
Amortization of intangible assets	458	411	(47)	–11%
Guaranteed student loan servicing	446	595	149	25%
Other	2,104	1,898	(206)	–11%
Total noninterest expense	$23,514	$22,970	$(544)	–2%

        Higher noninterest expense in the 2015 period was primarily due to higher compensation and benefits, higher FDIC insurance and higher other expense, partially offset by lower professional fees. Higher compensation and benefits in the 2015 period is primarily the result of the addition of relationship managers (and supporting personnel) and the addition of regulatory compliance personnel. Higher FDIC insurance in 2015 was due to higher asset levels, and higher other expense was due to costs associated with the resolution of loans. Noninterest expense in the 2014 period included $1.3 million of costs related to the CVB Acquisition, of which $318 thousand were recorded in compensation and benefits for displaced employees, $533 thousand were recorded in professional fees, and $345 thousand were recorded in technology expenses. Noninterest expense in 2015 included professional fees and technology expenses related to the renegotiation of its core processor servicing agreement.

  Income Taxes

        The following table presents income tax expense and the dollar and percentage change for the periods stated:

	For the Years Ended December 31,
(in thousands)	2015	2014	$ Change	% Change
Income tax expense	$1,454	$786	$(668)	–85%

        Higher Income tax expense in the 2015 period is due to higher income before taxes, partially offset by a lower effective tax rate for the year ended December 31, 2015 (26%) compared to December 31, 2014 (38%). The effective tax rate in 2015 reflects the benefit of increased tax-exempt income from municipal securities and increased balances of BOLI, the earnings from which are tax-exempt, while the effective tax rate in the 2014 period reflects the non-deductibility of a portion of the transaction costs incurred in the CVB Acquisition.

Financial Condition

  Securities

        The following tables present information about its securities portfolio as of the dates stated. Weighted average life calculations and weighted average yields are based on the current level of contractual maturities and expected prepayments as of the dates stated. Yields on tax-exempt securities are calculated on a taxable-equivalent yield basis.

	December 31, 2015
	Amortized Cost	Fair Value	Weighted Average Life in Years	Weighted Average Yield
Securities available for sale:
Mortgage-backed securities
—Fixed rate	$8,026	$7,947	7.75	2.43%
Municipals—fixed rate
—Tax exempt	68,025	69,054	9.01	3.96%
—Taxable	10,071	10,002	6.48	2.90%
Collateralized mortgage obligations—fixed rate	7,872	7,830	4.13	2.32%
CMBS—fixed rate	36,712	36,030	6.65	2.27%
Total securities available for sale	130,706	130,863	7.80	3.22%
Securities held to maturity:
Municipals—fixed rate
—Taxable	9,270	9,769	6.85	3.39%
Total securities held to maturity	9,270	9,769	6.85	3.39%
Total securities	$139,976	$140,632	6.65	3.21%

	December 31, 2014
	Amortized Cost	Fair Value	Weighted Average Life in Years	Weighted Average Yield
Securities available for sale:
Mortgage-backed securities
—Fixed rate	$11,513	$11,543	5.31	2.19%
—Variable rate	4,136	4,239	6.91	1.68%
Municipals—fixed rate
—Taxable	847	848	4.34	1.83%
—Tax exempt	37,825	37,747	8.77	4.04%
Collateralized mortgage obligations—fixed rate	9,974	9,964	3.72	2.04%
Total securities available for sale	64,295	64,341	7.19	3.21%
Securities held to maturity:
Municipals—fixed rate
—Taxable	9,279	9,683	8.23	3.40%
Total securities held to maturity	9,279	9,683	8.23	3.40%
Total securities	$73,574	$74,024	7.24	3.24%

	December 31, 2013
	Amortized Cost	Fair Value	Weighted Average Life in Years	Weighted Average Yield
Securities available for sale:
Mortgage-backed securities
—Fixed rate	$45,693	$45,337	4.54	2.09%
—Variable rate	4,903	4,852	4.20	1.68%
Municipals—fixed rate
—Taxable	9,810	8,970	9.23	2.71%
—Tax exempt	1,634	1,573	8.12	2.95%
Collateralized mortgage obligations—fixed rate	8,940	8,453	4.01	2.18%
Total securities available for sale	$70,980	$69,185	5.16	2.17%

        Beginning in late 2014, XBKS transitioned its securities portfolio to include a higher level of municipal securities, increasing both the weighted average life and weighted average yield of the portfolio.

        The following table presents a maturity analysis of its securities portfolio as of the date stated. Weighted average yield calculations are based on the current level of contractual maturities and expected prepayments as of the dates stated. Yields on tax-exempt securities are calculated on a taxable-equivalent yield basis.

	December 31, 2015
	Within 1 Year	Weighted Average Yield	After 1 Year Through 5 Years	Weighted Average Yield	After 5 Years Through 10 Years	Weighted Average Yield	After 10 Years	Weighted Average Yield	Total	Weighted Average Yield
Securities available for sale:
Mortgage-backed securities—fixed rate	$—	—%	$992	2.44%	$5,282	2.22%	$1,673	3.06%	$7,947	2.43%
Commercial mortgage-backed securities—fixed rate	—	—	—	—	36,030	2.27%	—	—	36,030	2.27%
Municipals—fixed rate
Taxable	—	—	842	1.85%	9,160	2.99%	—	—	10,002	2.90%
Tax exempt	—	—	—	—	3,777	2.96%	65,277	3.96%	69,054	3.90%
Collateralized mortgage obligations—fixed rate	—	—	—	—	—	—	7,830	2.32%	7,830	2.32%
Total securities available for sale	—		1,834		54,249		74,780		130,863	3.19%
Securities held to maturity:
Municipals—fixed rate	—	—	—	—	9,769	3.39%	—	—	9,769	3.39%
Total securities held to maturity	—		—		9,769		—		9,769
Total securities	$—	—%	$1,834	2.17%	$64,018	2.58%	$74,780	3.77%	$140,632	3.21%

  Loans

        The following table presents XBKS's loan portfolio, by loan category and percentage to total loans for loans held for investment, as of the dates stated:

	December 31,
	2015		2014		2013		2012		2011
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$370,612	47.6%	$359,243	47.9%	$249,687	46.1%	$284,747	61.3%	$168,417	51.7%
Commercial real estate	302,814	38.8%	267,489	35.6%	172,711	31.9%	150,796	32.4%	126,525	38.8%
Residential real estate	36,190	4.6%	40,859	5.4%	22,004	4.1%	24,291	5.2%	25,847	7.9%
Consumer	12,577	1.6%	11,456	1.5%	3,191	0.6%	4,886	1.1%	5,285	1.6%
Guaranteed student loans	57,308	7.4%	71,780	9.6%	94,028	17.3%	—	0.0%	—	0.0%
Overdrafts	27	0.0%	46	0.0%	184	0.0%	28	0.0%	65	0.0%
Loans held for investment	779,528	100.0%	750,873	100.0%	541,805	100.0%	464,748	100.0%	326,139	100.0%
Allowance for loan and lease losses	(7,350)		(6,247)		(5,305)		(4,875)		(4,280)
Loans held for investment, net of allowance	$772,178		$744,626		$536,500		$459,873		$321,859

        The following tables provide the maturity analysis of XBKS's loan portfolio as of the dates presented based on whether loans are variable-rate or fixed-rate loans:

	December 31, 2015
		Variable Rate			Fixed Rate
	Within 1 year	1 to 5 years	After 5 years	Total variable > 1 year	1 to 5 years	After 5 years	Total fixed > 1 year	Total Maturities
Commercial and industrial(1)	$188,471	$96,239	$25,533	$121,772	$39,865	$18,346	$58,211	$368,454
Commercial real estate(2)	81,580	112,673	56,183	168,856	41,185	6,546	47,731	298,167
Residential real estate(3)	1,806	8,305	17,064	25,369	6,965	739	7,704	34,879
Consumer(4)	10,143	1,143	326	1,469	676	131	807	12,419
Guaranteed student loans	18	871	56,419	57,290	—	—	—	57,308
Overdrafts	27	—	—	—	—	—	—	27
Total loans	$282,045	$219,231	$155,525	$374,756	$88,691	$25,762	$114,453	$771,254

(1)
Excludes $1.5 million in nonaccrual fixed-rate loans and $685 thousand in nonaccrual variable-rate loans.

(2)
Excludes $1.3 million in nonaccrual fixed-rate loans and $3.3 million in nonaccrual variable-rate loans.

(3)
Excludes $168 thousand in nonaccrual fixed-rate loans and $1.1 million in nonaccrual variable-rate loans.

(4)
Excludes $140 thousand in nonaccrual fixed-rate loans and $17 thousand in nonaccrual variable-rate loans.

	December 31, 2014
		Variable Rate			Fixed Rate
	Within 1 year	1 to 5 years	After 5 years	Total variable > 1 year	1 to 5 years	After 5 years	Total fixed > 1 year	Total Maturities
Commercial and industrial(1)	$180,100	$104,694	$15,187	$119,881	$47,184	$9,302	$56,486	$356,467
Commercial real estate(2)	70,633	101,100	46,882	147,982	42,317	3,523	45,840	264,455
Residential real estate(3)	3,438	7,294	22,099	29,393	5,176	1,296	6,472	39,303
Consumer(4)	8,753	121	938	1,059	1,627	4	1,631	11,443
Guaranteed student loans	28	780	70,973	71,753	—	—	—	71,781
Overdrafts	46	—	—	—	—	—	—	46
Total loans	$262,998	$213,989	$156,079	$370,068	$96,304	$14,125	$110,429	$743,495

(1)
Excludes $1.4 million in nonaccrual fixed-rate loans and $1.4 million in nonaccrual variable-rate loans.

(2)
Excludes $1.8 million in nonaccrual fixed-rate loans and $1.3 million in nonaccrual variable-rate loans.

(3)
Excludes $167 thousand in nonaccrual fixed-rate loans and $1.4 million in nonaccrual variable-rate loans.

(4)
Excludes $4 thousand in nonaccrual fixed-rate loans and $8 thousand in nonaccrual variable-rate loans.

	December 31, 2013
		Variable Rate			Fixed Rate
	Within 1 year	1 to 5 years	After 5 years	Total variable > 1 year	1 to 5 years	After 5 years	Total fixed > 1 year	Total Maturities
Commercial and industrial(1)	$102,663	$79,277	$9,980	$89,257	$43,496	$8,522	$52,018	$243,938
Commercial real estate(2)	57,749	78,167	8,489	86,656	23,029	4,394	27,423	171,828
Residential real estate(3)	6,994	3,615	5,006	8,621	5,355	481	5,836	21,451
Consumer	2,242	319	69	388	559	2	561	3,191
Guaranteed student loans	30	1,247	92,751	93,998	—	—	—	94,028
Overdrafts	185	—	—	—	—	—	—	185
Total loans	$169,863	$162,625	$116,295	$278,920	$72,439	$13,399	$85,838	$534,621

(1)
Excludes $1.5 million in nonaccrual fixed-rate loans and $874 thousand in nonaccrual variable-rate loans.

(2)
Excludes $384 thousand in nonaccrual fixed-rate loans and $499 thousand in nonaccrual variable-rate loans.

(3)
Excludes $119 thousand in nonaccrual fixed-rate loans and $434 thousand in nonaccrual variable-rate loans.

        A certain degree of risk is inherent in the extension of credit. Management has established loan and credit policies and guidelines designed to control both the types and amounts of risks XBKS takes and to minimize losses. Such policies and guidelines include loan underwriting parameters, loan-to-value parameters, credit monitoring guidelines, adherence to regulations and other prudent credit practices. Loans secured by real estate comprised 58.0% and 57.5% of its loan portfolio as of December 31, 2015 and 2014, respectively. CRE loans are secured by commercial properties. Typically, its maximum loan-to-value ratio benchmark for these loans is at or below 80% at inception, with satisfactory debt-service coverage ratios as well. Residential real estate loans consist of first and second lien loans, including home equity lines and credit loans, secured by residential real estate that is located primarily in its target markets offered to select customers. These customers primarily include branch and private banking customers. Typically, its loan-to-value benchmark for these loans is 80% at inception, with satisfactory debt-to-income ratios as well. The repayment of both RRE and OORE loans depends primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary source of repayment. XBKS classifies OORE loans as C&I loans, as the primary source of repayment of the loan is generally dependent on the financial performance of the commercial enterprise occupying the property, with the real estate being a secondary source of repayment.

  Allowance for Loan and Lease Losses

        The following table presents XBKS's allowance for loan and lease losses by loan type and the percent of loans in each category to total loans held for investment, as of the dates stated:

	December 31,
	2015		2014		2013		2012		2011
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Balance at end of period applicable to:
Commercial and industrial	$2,095	47.5%	$2,208	47.9%	$2,148	46.1%	$1,523	61.3%	$748	51.7%
Commercial real estate	4,991	38.8%	3,759	35.6%	2,756	31.9%	3,086	32.4%	3,370	38.8%
Residential real estate	205	4.6%	175	5.4%	194	4.1%	245	5.2%	133	7.9%
Consumer	—	1.6%	—	1.5%	12	0.6%	21	1.1%	29	1.6%
Guaranteed student loans	59	7.5%	105	9.6%	195	17.3%	—	0.0%	—	0.0%
Total allowance for loan and lease losses	$7,350	100.0%	$6,247	100.0%	$5,305	100.0%	$4,875	100.0%	$4,280	100.0%

        The following table presents the activity in the allowance for loan and lease losses for the dates stated:

	December 31,
	2015	2014	2013	2012	2011
Balance at beginning of period	$6,247	$5,305	$4,875	$4,280	$1,766
Charge-offs:
Commercial and industrial	41	30	51	51	333
Commercial real estate	452	—	815	1,127	973
Residential real estate	72	161	52	—	93
Consumer	—	19	16	2	3
Guaranteed student loans	907	1,887	—	—	—
Overdrafts	10	23	9	9	13
Total charge-offs	1,482	2,120	943	1,189	1,415
Recoveries:
Commercial and industrial	—	2	—	—	72
Commercial real estate	81	5	—	20	12
Residential real estate	—	—	—	—	—
Consumer	2	1	—	3	—
Guaranteed student loans	—	—	—	—	—
Overdrafts	7	7	2	1	2
Total recoveries	90	15	2	24	86
Net charge-offs	1,392	2,105	941	1,165	1,329
Provision for loan and lease losses	2,599	3,220	1,486	1,819	4,005
Amount for unfunded commitments	(58)	(107)	(115)	(59)	(162)
Other(1)	(46)	(66)	—	—	—
Balance at end of period	$7,350	$6,247	$5,305	$4,875	$4,280

(1)
Represents the recovery of a purchased credit-impaired loan's prior period allowance through accretion income.

        XBKS's allowance for loan and lease losses excludes discounts recorded on its acquired loan portfolios, which as of December 31, 2015 and 2014 were $3.4 million and $5.6 million, respectively.

        XBKS's allowance for loan and lease losses on guaranteed student loans is based on historical and expected default rates for these and similar types of loans applied to the portion of its carrying value in these loans that is not subject to federal guarantee. XBKS charges off that portion of its guaranteed student loans that is (1) not subject to federal government guarantee and (2) greater than 120 days past due and has a high probability of loss. Probability of loss is determined by recent loss migration analysis. For a significant portion of loans for which it charged off the unguaranteed portion, a claim has been made against the guarantee, and it has recovered the guaranteed portion.

        XBKS's purchased credit-impaired loans accounted for under ASC 310-30 require it to periodically re-evaluate the timing and amount of expected future cash flows. Any deterioration in the timing and/or amount of cash flows results in an impairment charge, which is reported as a provision for loan and lease losses in net income and a component of its allowance for loan and lease losses. If upon re-measurement in a future period, a loan for which an impairment charge has been taken is expected to have cash flows that improve compared to those previously determined, some portion of the impairment could be reversed. For the period ended December 31, 2015, $253 thousand of expense was included in its provision for loan and lease losses related to the re-evaluation of purchased credit-impaired loans, and as of December 31, 2015, its allowance for loan and lease losses included $366 thousand for these loans.

        The following table presents the activity in its discounts recorded for acquired loans as of the dates stated:

	December 31, 2015	December 31, 2014
Balance at beginning of period	$5,580	$4,441
Additions	—	3,046
Accretion(1)	(2,222)	(1,922)
Disposals(2)	(42)	(51)
Other(3)	46	66
Balance at end of period	$3,362	$5,580

(1)
Accretion amounts are reported in interest income.

(2)
Disposals represent the reduction of purchase accounting discounts due to the resolution of acquired loans at amounts less than the contractually-owed receivable. Of the 2015 amount, $17 thousand relates to a loan reclassified as OREO.

(3)
Represents the recovery of a purchased credit-impaired loan's prior period allowance through accretion income.

  Nonperforming Assets

        It is XBKS's general policy to discontinue the accrual of interest income on its nonperforming loans. XBKS considers a loan as nonperforming when it is 90 days or greater past due as to principal or interest or when there is serious doubt as to collectability, unless the estimated net realizable value of collateral is sufficient to assure collection of both principal and interest and the loan is in the process of collection. It does not discontinue the accrual of interest income on guaranteed student loans when 90 days or greater past due, as nearly 98% of principal and accrued interest carries a federal guarantee, and interest receivable is guaranteed until a claim against the guarantee, if any, is satisfied. As of December 31, 2015, there were no loans other than guaranteed student loans 90 days or greater past due with respect to principal or interest for which interest was accruing.

        As of December 31, 2015 and 2014, XBKS had $533 thousand and $1.1 million, respectively, in OREO. It acquired approximately $1.2 million of OREO in the CVB Acquisition. OREO held at December 31, 2015 consisted of residential properties and undeveloped land.

        The following table summarizes XBKS's nonperforming assets as of the dates stated:

	December 31,
	2015	2014	2013	2012	2011
Nonaccrual loans	$8,274	$7,377	$3,822	$5,069	$5,862
Other real estate owned	533	1,140	199	276	808
Total nonperforming assets	$8,807	$8,517	$4,021	$5,345	$6,670
Nonperforming assets as a percentage of total loans	1.13%	1.13%	0.74%	1.15%	2.05%
Nonperforming assets as a percentage of total assets	0.85%	0.93%	0.59%	0.95%	1.40%
Net charge-offs as a percentage of average loans	0.18%	0.33%	0.20%	0.30%	0.58%
Allowance for loan and lease losses as a percentage of total loans	0.94%	0.83%	0.98%	1.05%	1.31%
Allowance for loan and lease losses to nonaccrual loans	88.83%	84.68%	138.78%	96.16%	73.01%

        Net charge-offs of $1.4 million in the calculation of net charge-offs as a percentage of average loans in 2015 included $907 thousand of charge-offs related to the unguaranteed portion of its student loans that were greater than 120 days past due and had a high probability of loss.

        XBKS's allowance for loan and lease losses as a percentage of total loans was 0.94% at December 31, 2015. Its allowance for loan and lease losses for guaranteed student loans is based on the relatively small portion of carrying values that is not covered by the federal government guarantee. It does not hold allowance for loan and lease losses on loans held pursuant to its participation in a mortgage warehouse lending program with a national bank. Loans pursuant to this program are made to mortgage originators that seek funding to facilitate the origination of residential mortgage loans for sale in the secondary market and are generally held for less than 30 days. The national bank with which XBKS participates in this program has experienced negligible losses from this lending activity. Additionally, its allowance for loan and lease losses does not include remaining discounts (credit-related fair value adjustments) on its acquired loans.

  Deposits

        Deposits represent its primary source of funds and are comprised of demand and money market deposits, savings deposits and time deposits. Deposits as of December 31, 2015 totaled $889.0 million, an increase of $116.1 million compared to deposits of $772.9 million as of December 31, 2014. Demand deposits, including money market accounts, increased $103.1 million, or 22%, over balances at December 31, 2014, while time deposits increased $12.6 million, or 4%. As of December 31, 2015, $114.4 million of XBKS's deposits were in Certificate of Deposit Account Registry Service, Insured Cash Sweep and Brokered CDs, which it refers to collectively as brokered deposits. As of December 31, 2014, XBKS held $86.8 million of brokered deposits.

        The following table presents the average balances and rates paid, by deposit category, as of the dates stated.

	December 31, 2015		December 31, 2014		December 31, 2013
	Amount	Rate	Amount	Rate	Amount	Rate
Noninterest-bearing demand deposits	$148,640	—	$114,796	—	$88,254	—
Interest-bearing deposits:
Demand and money market	372,203	0.71%	295,344	0.61%	251,110	0.54%
Savings accounts	10,416	0.29%	8,357	0.25%	4,535	0.29%
Time deposits $100,000 or greater	238,999	0.77%	196,137	0.75%	95,490	1.01%
Time deposits less than $100,000	81,145	1.02%	70,866	1.14%	57,374	1.36%
Total interest-bearing deposits	702,763	0.76%	570,704	0.72%	408,509	0.76%
Total average deposits	$851,403	0.63%	$685,500	0.60%	$496,763	0.63%

        Maturities of large denomination time deposits (equal or greater than $100,000) as of December 31, 2015 were as follows:

	Within 3 Months	3 - 6 Months	6 - 12 Months	Over 12 Months	Total	Percent of Total Deposits
Time deposits	$100,323	$29,514	$55,853	$45,913	$231,603	26.05%

  Borrowings

        It has one secured short-term borrowing with the FHLB in the amount of $17.5 million, which matures on March 28, 2016. For the quarter ended December 31, 2015, XBKS's effective interest rate on the $17.5 million borrowing, including the effect of a cash flow hedge (discussed below), was 2.44%. This borrowing partially replaced a $20.0 million long-term borrowing that matured on September 28, 2015. Through the nine month period ended September 30, 2015, the effective interest rate on this borrowing, including the effect of a cash flow hedge (discussed below) and the amortization of a prepayment fee from a previous modification, was 1.85%.

        In connection with the $20.0 million FHLB borrowing, XBKS had a cash flow hedge (interest rate swap) whereby it paid fixed amounts to a counterparty in exchange for receiving LIBOR-based variable payments over the life of the agreement without the exchange of the underlying notional amount. Upon the maturity of the $20.0 million FHLB borrowing, the associated interest rate swap expired. In connection with its $17.5 million borrowing, it has interest rate swaps whereby it pays fixed amounts to a counterparty and receive LIBOR-based variable payments on the full notional amount of this borrowing. Its objective in using interest rate swaps is to manage its exposure to interest rate movements. The interest rate swaps are designated as cash flow hedges, whereby the effective portion of the hedge is recorded in accumulated other comprehensive income (loss). The amount reported in accumulated other comprehensive income (loss) as of December 31, 2015 and 2014 related to these derivatives was an unrealized loss of $612 thousand (net of tax of $208 thousand) and $267 thousand (net of tax of $138 thousand), respectively. As of December 31, 2015, the ineffective portion of the interest rate swaps was insignificant.

        XBKS has an agreement with the counterparty to its cash flow hedges that contains a provision whereby if it fails to maintain its status as a well/an adequate capitalized institution, it could be required to terminate or fully collateralize the interest rate swaps. Additionally, if it defaults on any of its indebtedness, including default where repayment has not been accelerated by the lender, it could also be in default on its derivative obligations. It has minimum collateral requirements with its counterparty and, as of December 31, 2015, $886 thousand had been pledged as collateral under the agreement for its interest rate swaps, as the valuation of the interest rate swaps had surpassed the contractually specified minimum transfer amounts of $250 thousand. If it is not in compliance with the terms of the agreements, it could be required to settle obligations under the agreement at termination value. As of December 31, 2015, a hedge liability of $629 thousand was recorded in other liabilities on XBKS's consolidated balance sheet related to the cash flow hedges.

        On June 26, 2015, XBKS issued and sold $8.5 million in aggregate principal amount of its Subordinated Notes. The Subordinated Notes bear interest at an annual rate of 6.75%, which is payable quarterly in arrears on March 31, June 30, September 30 and December 31. The Subordinated Notes qualify as Tier 2 capital for XBKS. The Subordinated Notes may not be redeemed by XBKS prior to June 26, 2020, except in the event (i) the Subordinated Notes no longer qualify as Tier 2 capital as a result of a change in interpretation or application of law or regulation, or (ii) of a "Tax Event" (as defined under the Subordinated Note Purchase Agreement). The Subordinated Notes are unsecured and subordinate and junior in right of payments to its secured and general creditors. Additionally, it is not permitted to declare or pay any dividend or make any distribution on its capital stock or any other of its equity securities of any kind, except for dividends payable solely in shares of the XBKS common stock, if the total risk-based capital ratio, Tier 1 risk-based capital ratio, or leverage ratio of XBKS or Xenith Bank, becomes less than 10.0%, 6.0% or 5.0%, respectively. For the year ended December 31, 2015, the effective interest rate, which includes the amortization of loan origination costs, on the Subordinated Notes was 7.13%.

        On September 30, 2014, XBKS entered into an agreement with a national bank that provides for an unsecured senior term loan credit facility up to $15.0 million (which we refer to as the "Credit Agreement"). XBKS borrowed $12.0 million upon the closing of the Credit Agreement on September 30, 2014 and had the right to borrow up to an additional $3.0 million under a delayed-draw term loan commitment (which we refer to as the "Delayed Draw Loan"), subject to customary conditions, on or before September 30, 2015. On September 24, 2015, it entered into an amendment to the Credit Agreement (which we refer to as the "Amendment") that amends certain provisions of the Credit Agreement. Among other things, the Amendment modified the Credit Agreement by (i) increasing its right to borrow under the Delayed Draw Loan to up to an additional $5.0 million, subject to customary conditions, and (ii) extending the date by which XBKS may draw under the Delayed Draw Loan to September 30, 2016. Repayments under the term loans were monthly payments of accrued interest only for the first six months and then, beginning on March 31, 2015, the term loans are repayable in monthly installments of principal, based on a 10-year amortization schedule, plus accrued interest. Unless extended or earlier prepaid, the maturity date of all term loans made under the Credit Agreement is September 30, 2019, at which time all unpaid principal and interest will become due and payable in full. Borrowings under the Credit Agreement bear interest at the 30-day LIBOR in effect from time to time, plus 2.75.% per annum, which was reduced from 30-day LIBOR in effect from time to time, plus 3.5% pursuant to the Amendment. The Credit Agreement is unsecured, but the lender has the benefit of a negative pledge on all of its outstanding capital stock. For the years ended December 31, 2015 and December 31, 2014, the effective interest rate, which includes the amortization of loan origination costs, on the unsecured senior term loan was 3.87% and 3.90%, respectively.

        The Credit Agreement contains financial covenants that require: (1) XBKS to be, and to cause Xenith Bank to be "well-capitalized," as defined in federal banking regulations, at all times, (2) Xenith Bank's total risk-based capital ratio to be at least equal to 11.5% as of the last day of each fiscal quarter, (3) Xenith Bank's ratio of non-performing assets to tangible primary capital to be no more than 30% as of the last day of each fiscal quarter, (4) Xenith Bank's ratio of loan loss reserves, including loans discounts relating to acquired loans, to non-performing loans to be at least equal to 70% at all times, and (5) XBKS's fixed charge coverage ratio, determined on a consolidated basis, to be at least 1.25 to 1.0 at the end of each fiscal quarter for the trailing four fiscal quarters. As of December 31, 2015, it was in compliance with these financial covenants.

        It contributed a significant portion of the proceeds under the Credit Agreement to Xenith Bank as equity, and retained the remainder of the proceeds to fund holding company obligations, including obligations under the Credit Agreement for a period of time.

Liquidity and Capital Adequacy

        During the year ended December 31, 2015, cash and cash equivalents increased $22.7 million to $61.9 million from $39.2 million at December 31, 2014.

        Net cash provided by operating activities was $10.0 million for the year ended December 31, 2015 compared to net cash provided by operating activities of $1.3 million for the year ended December 31, 2014. The greater cash provided by operating activities in the 2015 period compared to the 2014 period was primarily attributable to higher net income and an increase in other liabilities, primarily due to an increase in amounts due to a participant bank.

        Net cash used in investing activities was $99.9 million for the year ended December 31, 2015 compared to net cash used in investing activities of $112.8 million for the year ended 2014. The use of cash in the 2015 reflected $28.1 million in increases in net loans held for investment, and $67.3 million of net cash outflows for purchases of available-for-sale securities net of proceeds from sales, while net cash used in the 2014 period was primarily due to an net increase of $139.3 million of loans held for investment, offset by proceeds from sales of securities net of purchases of $14.4 million, and $12.6 million of cash acquired in the CVB Acquisition. Of the $99.9 million of net cash used in investing activities in 2015, $67.3 million was used for purchases of securities, net of proceeds from sales, and $28.1 million was used to fund net loans.

        Net cash provided by financing activities in the years ended December 31, 2015 and 2014 was $112.6 million and $120.0 million, respectively. Cash provided by financing activities in 2015 was primarily from an increase in deposits of $116.2 million, while cash provided in 2014 included $102.8 million in deposit growth. In the 2015 period, net cash provided by financing activities included a net increase in borrowings of $4.9 million and the redemption of all of XBKS's outstanding shares of SBLF Preferred Stock. Cash provided in the 2014 period included borrowings under the Credit Agreement and net proceeds from issuances of its common stock.

  Liquidity

        Liquidity is the ability to generate or acquire sufficient amounts of cash when needed and at a reasonable cost to accommodate deposit withdrawals, payments of debt and operating expenses, fund loan demand, and to achieve stated objectives. These events may occur daily or in other short-term intervals in the normal operation of business. Historical trends may help management predict the amount of cash required. In assessing liquidity, management gives consideration to various factors, including stability of deposits, maturity of time deposits, quality, volume and maturity of assets, sources and costs of borrowings, concentrations of loans and deposits within certain businesses and industries, competition for loans and deposits, and XBKS's overall financial condition and cash flows.

        XBKS's primary sources of liquidity are cash, due from banks, federal funds sold and securities in its available-for-sale portfolio. It has access to a credit line from its primary correspondent bank in the amount of $30.0 million. This line is for short-term liquidity needs, is subject to the prevailing federal funds interest rate, and can be terminated at any time.

        It has six additional uncommitted lines of credit by national banks to borrow federal funds up to $88.0 million in total on an unsecured basis. One line for $10.0 million expires August 1, 2016, and one line for $15.0 million expires September 24, 2016. The remainder of the lines of credit can be cancelled at any time by the lender. As of December 31, 2015, no amounts were outstanding under these uncommitted lines of credit. Borrowings under these arrangements bear interest at the prevailing federal funds rate.

        It has secured borrowing facilities with the FHLB and the FRB. The total credit availability as of December 31, 2015 under the FHLB facility was $291.2 million, which is equal to 30% of XBKS's total assets as of the most recent prior quarter-end, and with a pledged lendable collateral value of $47.5 million. Under this facility, as of December 31, 2015, there was one short-term non-amortizing loan outstanding for $17.5 million, which matures on March 28, 2016. Credit availability under the FRB facility as of December 31, 2015 was $146.1 million, which is also based on pledged collateral. Borrowings under this facility bear the prevailing current rate for primary credit. There were no amounts outstanding under the FRB facility as of December 31, 2015. Total pledged collateral (loans held for investment) for both the FHLB and FRB facilities, was $279.0 million, as of December 31, 2015.

        Additionally, it has $5.0 million of capacity under the Credit Agreement, which may be borrowed on or before September 30, 2016, subject to customary conditions. In management's opinion, XBKS maintains the ability to generate sufficient amounts of cash to cover normal requirements and any additional needs that may arise, within realistic limitations, for the foreseeable future.

  Capital Adequacy

        Capital management in a regulated financial services industry must properly balance return on equity to shareholders, while maintaining sufficient capital levels and related risk-based capital ratios to satisfy regulatory requirements. XBKS's capital management strategies have been developed to maintain its "well-capitalized" position.

        It is subject to various regulatory capital requirements administered by federal and other bank regulators. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on XBKS. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, it must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        On December 7, 2009, BankCap Partners received approval from the Federal Reserve to acquire up to 65.02% of the common stock of First Bankshares (now Xenith Bankshares), and indirectly, SuffolkFirst Bank (now Xenith Bank). The approval order contained a condition applicable to Xenith Bank that provided that Xenith Bank must operate within the parameters of its business plan, which set forth minimum leverage and risk-based capital ratios through 2012. Subsequent to meeting the requirements set forth in this business plan, it is required to maintain capital ratios categorizing it as "well-capitalized." As of December 31, 2015, it met all minimum capital adequacy requirements to which it was subject and are categorized as "well-capitalized."

        In July 2013, the Federal Reserve approved a final rule establishing a regulatory capital framework for smaller, less complex financial institutions, implementing in the United States the Basel III regulatory capital reforms from the Basel Committee and certain changes required by the Dodd-Frank Act. Information regarding capital requirements to which it is subject can be found in "Information About XBKS—Supervision and Regulation—Capital Adequacy Guidelines."

        The following table presents its capital ratios, regulatory minimum capital ratios and "well-capitalized" ratios as defined by its regulators as of the dates stated. Since December 31, 2015, there are no conditions or events that management believes have changed its status as "well-capitalized."

	December 31, 2015		December 31, 2014
	Xenith Bank	XBKS	Xenith Bank	XBKS	Regulatory Minimum	Well Capitalized
Common equity Tier 1 capital ratio	11.87%	9.91%	N/A	N/A	4.50%	> 6.50%
Tier 1 leverage ratio	10.28%	8.58%	10.30%	9.34%	4.00%	> 5.00%
Tier 1 risk-based capital ratio	11.87%	9.91%	12.15%	11.00%	6.00%	> 8.00%
Total risk-based capital ratio	12.74%	11.71%	13.00%	11.85%	8.00%	> 10.00%

Interest Rate Sensitivity

        Interest rate risk management is a part of XBKS's overall asset-liability management process. A primary objective of interest rate risk management is to ensure the stability and quality of its primary earnings component, net interest income. This process involves monitoring XBKS's balance sheet in order to determine the potential impact that changes in the interest rate environment may have on net interest income. Interest rate-sensitive assets and liabilities have interest rates that are subject to change within a specific time period, due to either maturity or to contractual agreements that allow the instruments to reprice prior to maturity. Interest rate sensitivity management seeks to ensure that both assets and liabilities react to changes in interest rates within a similar time period, thereby minimizing the risk to net interest income. It uses interest rate risk measurement tools (simulation models) to help manage this risk.

Earnings Simulation Modeling

        Net interest income is affected by changes in the level of interest rates, the shape of the yield curve and the general market pressures affecting current market interest rates at the time of simulation. Many interest rate indices do not move uniformly, creating certain disunities between them. For example, the spread between a 30-day prime-based asset and a 30-day FHLB borrowing may not be uniform over time. The earnings simulation model projects changes in net interest income caused by the effect of changes in interest rates on interest-earning assets and interest-bearing liabilities. Simulation results are measured as a percentage change in net interest income compared to the static-rate or "base case" scenario. The model considers decreases in asset and liability volumes based on prepayment assumptions as well as rate changes. Rate changes are modeled instantaneously, referred to as a "rate shock." The model projects only "sensitivities" to interest income and expense and does not project changes in noninterest income, noninterest expense, provision for loan and lease losses or the impact of changing tax rates.

        The following table summarizes the results of XBKS's earnings "rate shock" simulation model as of the date stated:

Linear Change in Market Rate	Annualized Hypothetical Percentage Change in Net Interest Income December 31, 2015
Up 200 bps	14.84%
Up 100	9.75%
Base case—no change	0.00%
Down 100	–2.53%

Economic Value of Equity

        Economic Value of Equity (which we refer to as "EVE") represents the market value of equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This simulation assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained increase or decrease in interest rates, with no effect given to any actions management might take to counter the effect of that interest rate movement.

        The following table summarizes the results of XBKS's EVE simulation model as of the date stated:

Linear Change in Market Rate	Hypothetical Percentage Change in EVE December 31, 2015
Up 200 bps	39.30%
Up 100	23.60%
Base case—no change	0.00%
Down 100	34.80%

        XBKS's balance sheet consistently has been "asset sensitive," therefore should interest rates change, its assets will reprice faster than its liabilities. An asset-sensitive balance sheet would result in an increase to net interest income in an increasing rate environment and a decrease in net interest income in a declining rate environment.

Commitments and Contingencies

        In the normal course of business, it has commitments under credit agreements to lend to customers as long as there is no material violation of any condition established in the credit agreements. These commitments generally have fixed expiration dates or other termination clauses and may require payments of fees. Because many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

        Additionally, it issues letters of credit, which are conditional commitments to guarantee the performance of customers to third parties. The credit risk involved in issuing letters of credit is the same as that involved in extending loans to customers.

        These commitments represent outstanding off-balance sheet commitments. The following table presents unfunded loan commitments outstanding, including letters of credit, as of the date stated:

December 31, 2015
Commercial lines of credit	$177,846
Commercial real estate	60,380
Residential real estate	12,104
Consumer	2,982
Letters of credit	7,679
Total commitments	$260,991

        It has five non-cancelable agreements to lease four banking facilities and one loan production office with, as of December 31, 2015, remaining terms of approximately one to eight years. The following table presents the current minimum annual commitments under non-cancelable leases in effect at December 31, 2015 for the years stated:

Year	Commitment
2016	$839
2017	925
2018	897
2019	614
2020	375
Total lease commitments	$3,650

        It has a commitment to invest in a limited partnership that operates as a small business investment company. As of December 31, 2015, XBKS had invested $750 thousand in the limited partnership; an additional $250 thousand will be funded at the request of the general partner of the limited partnership. It also has a $1.0 million commitment to invest in a limited liability company, the purpose of which is to invest in low-income residential rental and/or historic properties.

        Additionally, it has commitments under service agreements to make minimum payments over a period of years or incur early termination penalties. The most significant of these agreements is its agreement with its core processor, which expires in December 2020, though is terminable with 180 days' notice and payment of financial penalties.

        The following table presents current minimum annual commitments under non-cancelable service agreements as of December 31, 2015 for the years stated:

Year	Commitment
2016	$1,177
2017	921
2018	905
2019	905
2020	887
Total contractual commitments	$4,795

Recent Accounting Pronouncements

        Recent accounting pronouncements affecting XBKS are described in the notes to the consolidated financial statements included in this joint proxy statement/prospectus.

The Three Months Ended March 31, 2016

Results of Operations

  Net Income

        For the three months ended March 31, 2016, net income was $367 thousand compared to net income of $921 thousand for the three months ended March 31, 2015. Income before income tax expense was $895 thousand for the three months ended March 31, 2016 compared to income before income tax expense of $1.3 million for the same period in 2015. Income before income tax expense in the 2016 period included $1.0 million of expenses related to the merger.

        The following table presents our net income and earnings per common share information for the periods stated:

	Three Months Ended March 31,
	2016	2015
Net income	$367	$921

Preferred stock dividend	—	(21)

Net income available to common shareholders	$367	$900

Earnings per common share, basic and diluted	$0.03	$0.07

  Net Interest Income

        For the three months ended March 31, 2016, net interest income was $7.7 million compared to $7.3 million for the three months ended March 31, 2015. Interest income from higher average balances of our investment securities and loans held for investment and higher yields on our loans were partially offset by both lower average balances of guaranteed student loans and higher average balances and costs of borrowed funds. Higher average balances and costs of borrowed funds were negatively affected by the issuance and sale of our Subordinated Notes, the funds from which were primarily used to redeem our SBLF Preferred Stock. Average balances of loans held for investment, excluding guaranteed student loans (which decreased $14.0 million), increased $19.2 million for the three months ended March 31, 2016 from the same period of 2015, and this amount also excluding average balances from our participation in a warehouse lending program (which decreased $22.1 million) increased $41.3 million.

        As presented in the table below, our net interest margin for the three months ended March 31, 2016 was 3.15%, a 23 basis point decrease from 3.38% for the three months ended March 31, 2015. Excluding the effect of purchase accounting adjustments, net interest margin declined 18 basis points for the three months ended March 31, 2016 compared to the same period of 2015.

        Average interest-earning assets increased $124.6 million, while related interest income increased $836 thousand, for the three months ended March 31, 2016 compared to the three months ended March 31, 2015. Average interest-bearing liabilities increased $98.3 million, while interest expense increased $378 thousand, for the three months ended March 31, 2016 compared to the same period of 2015. Yields on interest-earning assets decreased 16 basis points to 3.89%, and costs of interest-bearing liabilities increased 8 basis points to 0.93%, when comparing the three months ended March 31, 2016 to the same period of 2015. Average interest-earning assets as a percentage of total assets were 93.9% for the three months ended March 31, 2016, an increase from 93.1% for the same period of 2015.

        Our loan portfolios acquired in mergers and acquisitions were discounted to estimated fair value (for credit and interest rates) as of the acquisition dates. A portion of the discounts taken to record the acquired loans at estimated fair value is being recognized (accreted) into interest income over the estimated remaining life of the loans or the period of expected cash flows from the loans. Amounts received in excess of the carrying value of loans accounted for on cost recovery are also accreted into interest income at the time of recovery. Loan discount accretion was $445 thousand and $483 thousand for the three months ended March 31, 2016 and 2015, respectively.

        The following table presents the effect of purchase accounting adjustments on our net interest margin for the periods stated:

	Three Months Ended March 31,
	2016	2015
Net interest margin	3.15%	3.38%
Purchase accounting adjustments impact(1)	0.18%	0.23%
Net interest margin excluding the impact of purchase accounting adjustments	2.97%	3.15%

(1)
Purchase accounting adjustments for the three months ended March 31, 2016 and 2015 include accretion of discounts on acquired loans. Additionally, for the three months ended March 31, 2015, purchase accounting adjustments include an adjustment for interest rates on acquired time deposits.

        The following table provides an analysis of the effective yields and rates on average interest-earning assets and average interest-bearing liabilities as of and for the periods stated. The average balances and other statistical data used in this table were calculated using daily average balances. Tax-exempt income and yields are reported on a taxable-equivalent basis.

	Average Balances, Income and Expenses, Yields and Rates As of and For the Three Months Ended March 31,
							2016 vs. 2015
	Average Balances(1)		Yield / Rate		Income / Expense(7)(8)(9)		Increase	Change due to(2)
	2016	2015	2016	2015	2016	2015	(Decrease)	Rate	Volume
Assets
Interest-earning assets:
Federal funds sold	$42,526	$20,243	0.52%	0.24%	$55	$12	$43	$22	$21
Interest-earning deposits	56,480	24,685	0.55%	0.25%	77	16	61	30	31
Investments	146,582	81,167	3.05%	3.13%	1,117	636	481	(18)	499
Guaranteed student loans, gross	55,991	70,031	3.56%	3.28%	499	574	(75)	49	(124)
Loans held for investment, gross(3)	699,370	680,202	4.56%	4.49%	7,978	7,633	345	129	216

Total interest-earning assets	1,000,949	876,328	3.89%	4.05%	9,726	8,871	855	212	643

Allowance for loan and lease losses	(7,182)	(6,404)
Noninterest-earning assets:
Cash and due from banks	12,785	13,753
Premises and fixed assets	7,624	8,014
Other assets	52,230	49,201

Total noninterest-earning assets	72,639	70,968

Total assets	$1,066,406	$940,892

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Demand deposits	$96,802	$68,558	0.52%	0.54%	$127	$92	$35	$(3)	$38
Savings and money market deposits	361,293	284,367	0.77%	0.75%	691	530	161	12	149
Time deposits	300,408	311,815	0.92%	0.83%	687	644	43	65	(22)
Federal funds purchased and borrowed funds	36,683	32,181	3.81%	2.61%	349	210	139	107	32

Total interest-bearing liabilities	795,186	696,921	0.93%	0.85%	1,854	1,476	378	181	197

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	158,640	129,458
Other liabilities	8,183	7,469

Total noninterest-bearing liabilities	166,823	136,927

Shareholders' equity	104,397	107,044

Total liabilities and shareholders' equity	$1,066,406	$940,892

Interest rate spread(4)			2.96%	3.20%
Net interest income(5)					$7,872	$7,395	$477	$31	$446

Net interest margin(6)			3.15%	3.38%

(1)
Average balances are computed on a daily basis.

(2)
Change in interest due to both volume and rates has been allocated in proportion to the absolute dollar amounts of the change in each.

(3)
Nonaccrual loans have been included in the average balances. Guaranteed student loans are excluded.

(4)
Interest rate spread is the yield on average interest-earning assets less the rate on average interest-bearing liabilities.

(5)
Net interest income is interest income less interest expense.

(6)
Net interest margin is net interest income divided by average interest-earning assets.

(7)
Tax-exempt interest income is stated on a taxable-equivalent basis.

(8)
Interest income from loans held for investment in 2016 and 2015 includes $445 thousand and $483 thousand, respectively, in accretion related to acquired loans.

(9)
Interest expense on time deposits in 2015 includes a reduction of $19 thousand related to fair value adjustments recorded pursuant to an acquisition.

  Provision for Loan and Lease Losses

	For the Three Months Ended March 31,
(in thousands)	2016	2015	$ Change	% Change
Provision for loan and lease losses	$190	$565	$375	66%

        Lower provision for loan and lease losses in the three month period ended March 31, 2016 compared to the same period of 2015 is primarily due to lower growth in loans held for investment in the 2016 period and lower provision for loan losses for our guaranteed student loan portfolio in the 2016 period.

  Noninterest Income

	For the Three Months Ended March 31,
(in thousands)	2016	2015	$ Change	% Change
Noninterest income
Service charges on deposit accounts	$153	$163	$(10)	–6%
Gain on sales of securities	—	67	(67)	–100%
Increase in cash surrender value of bank owned life insurance	136	97	39	–40%
Other	76	85	(9)	–11%

Total noninterest income	$365	$412	$(47)	–11%

        Lower noninterest income in the three months ended March 31, 2016 compared to the same period of 2015 was primarily due to gains on sales of investment securities in the 2015 period, for which there were none in the 2016 period, and higher earnings from BOLI in the 2016 period, due to additional investment in the second quarter of 2015.

  Noninterest Expense

	For the Three Months Ended March 31,
(in thousands)	2016	2015	$ Change	% Change
Noninterest expense
Compensation and benefits	$3,517	$3,282	$(235)	–7%
Occupancy	402	418	16	4%
FDIC insurance	186	177	(9)	–5%
Bank franchise taxes	270	246	(24)	–10%
Technology	514	535	21	4%
Communications	99	102	3	3%
Insurance	82	93	11	12%
Professional fees	271	275	4	1%
Amortization of intangible assets	114	114	(0)	0%
Guaranteed student loan servicing	92	123	31	25%
Merger-related expenses	1,008	—	(1,008)	n/m
Other	445	447	2	1%

Total noninterest expense	$7,000	$5,812	$(1,188)	–20%

        Noninterest expense in the 2016 period included $1.0 million of expenses related to the merger. Higher compensation and benefits in the three months ended March 31, 2016 were primarily the result of the addition of relationship managers and supporting personnel, the addition of regulatory compliance personnel, and general increases in compensation and benefit costs.

  Income Taxes

	For the Three Months Ended March 31,
(in thousands)	2016	2015
Income tax expense	$528	$376

Effective income tax rate	59.00%	29.00%

        The higher effective tax rate in the 2016 period reflects the nondeductibility of certain merger-related transaction costs, while the effective rate in the 2015 period reflects the benefits of tax-exempt interest income from municipal securities and earnings on BOLI, which are tax-exempt. Net deferred tax assets as of March 31, 2016 and December 31, 2015 were $5.5 million and $6.3 million, respectively.

Financial Condition

  Securities

        The following tables present information about our securities portfolio as of the dates stated. Weighted average life calculations and weighted average yields are based on the current level of contractual maturities and expected prepayments as of the dates stated. Yields on tax-exempt securities are calculated on a taxable-equivalent yield basis.

	March 31, 2016
	Amortized Cost	Fair Value	Weighted Average Life in Years	Weighted Average Yield
Securities available for sale:
Mortgage-backed securities—fixed rate	$7,968	$8,065	7.38	2.43%
Municipals—fixed rate
Tax exempt	67,791	70,017	8.76	3.76%
Taxable	10,085	10,438	6.23	2.90%
Collateralized mortgage obligations—fixed rate	7,532	7,637	4.75	2.23%
CMBS—fixed rate	36,653	37,411	6.40	2.27%

Total securities available for sale	130,029	133,568	7.59	3.11%

Securities held to maturity:
Municipals—fixed rate	9,268	10,071	6.60	3.39%

Total securities held to maturity	9,268	10,071	6.60	3.39%

Total securities	$139,297	$143,639	7.45	3.13%

	December 31, 2015
	Amortized Cost	Fair Value	Weighted Average Life in Years	Weighted Average Yield
Securities available for sale:
Mortgage-backed securities
—Fixed rate	$8,026	$7,947	7.75	2.43%
Municipals—fixed rate
—Tax exempt	68,025	69,054	9.01	3.96%
—Taxable	10,071	10,002	6.48	2.90%
Collateralized mortgage obligations—fixed rate	7,872	7,830	4.13	2.32%
CMBS—fixed rate	36,712	36,030	6.65	2.27%

Total securities available for sale	130,706	130,863	7.80	3.22%

Securities held to maturity:
Municipals—fixed rate
—Taxable	9,270	9,769	6.85	3.39%

Total securities held to maturity	9,270	9,769	6.85	3.39%

Total securities	$139,976	$140,632	7.64	3.21%

        The following table presents a maturity analysis of our securities portfolio as of the date stated. Weighted average yield calculations are based on the current level of contractual maturities and expected prepayments as of the date stated. Yields on tax-exempt securities are calculated on a taxable-equivalent yield basis.

	March 31, 2016
	Within 1 Year	Weighted Average Yield	After 1 Year Through 5 Years	Weighted Average Yield	After 5 Years Through 10 Years	Weighted Average Yield	After 10 Years	Weighted Average Yield	Total	Weighted Average Yield
Securities available for sale:
Mortgage-backed securities—fixed rate	$—	—	$1,007	2.44%	$5,369	2.24%	$1,689	3.05%	$8,065	2.43%
Commercial mortgage-backed securities—fixed rate	—	—	4,925	2.03%	32,486	2.31%	—	—	37,411	2.27%
Municipals—fixed rate
Taxable	—	—	851	1.85%	9,587	2.99%	—	—	10,438	2.90%
Tax exempt	—	—	—	—	4,248	2.83%	65,769	3.82%	70,017	3.76%
Collateralized mortgage obligations—fixed rate	—	—	—	—	—	—	7,637	2.23%	7,637	2.23%

Total securities available for sale	$—		$6,783		$51,690		$75,095		$133,568	3.11%

Securities held to maturity:
Municipals—fixed rate	—	—	—	—	10,071	3.39%	—	—	10,071	3.39%

Total securities held to maturity	$—		$—		$10,071		$—		$10,071

Total securities	$—	—	$6,783	2.07%	$61,761	2.62%	$75,095	3.64%	$143,639	3.13%

  Loans

        The following table presents our composition of loans, net of capitalized origination costs and unearned income, in dollar amounts and as a percentage of total loans, as of the dates stated:

	March 31, 2016		December 31, 2015
	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$365,766	46.9%	$370,612	47.6%
Commercial real estate	311,588	40.0%	302,814	38.8%
Residential real estate	35,832	4.6%	36,190	4.6%
Consumer	12,225	1.6%	12,577	1.6%
Guaranteed student loans	53,674	6.9%	57,308	7.4%
Overdrafts	31	0.0%	27	0.0%

Total loans	779,116	100.0%	779,528	100.0%
Allowance for loan and lease losses	(7,072)		(7,350)

Total loans, net of allowance	$772,044		$772,178

        Total loans decreased $412 thousand to $779.1 million as of March 31, 2016 from $779.5 million as of December 31, 2015. As of March 31, 2016, loan balances from our participation in a mortgage warehouse lending program were $52.5 million compared to $51.9 million at December 31, 2015, while our portfolio of guaranteed student loans declined $3.6 million from December 31, 2015. We believe balances in our guaranteed student portfolio will continue to decline at this rate for the remainder of 2016.

        The following tables provide the maturity analysis of our loans as of the dates stated based on whether loans are variable-rate or fixed-rate loans:

	March 31, 2016
		Variable Rate			Fixed Rate
	Within 1 year	1 to 5 years	After 5 years	Total variable > 1 year	1 to 5 years	After 5 years	Total fixed > 1 year	Total Maturities
Commercial and industrial(1)	$164,111	$111,444	$24,907	$136,351	$42,453	$21,941	$64,394	$364,856
Commercial real estate(2)	84,495	117,229	55,568	172,797	40,667	8,320	48,987	306,279
Residential real estate(3)	2,307	7,771	17,159	24,930	6,271	987	7,258	34,495
Consumer(4)	9,867	880	326	1,206	571	131	702	11,775
Guaranteed student loans	21	980	52,673	53,653	—	—	—	53,674
Overdrafts	31	—	—	—	—	—	—	31

Total loans	$260,832	$238,304	$150,633	$388,937	$89,962	$31,379	$121,341	$771,110

(1)
Excludes $692 thousand in nonaccrual fixed-rate loans and $219 thousand in nonaccrual variable-rate loans.

(2)
Excludes $2.6 million in nonaccrual fixed-rate loans and $2.7 million in nonaccrual variable-rate loans.

(3)
Excludes $354 thousand in nonaccrual fixed-rate loans and $984 thousand in nonaccrual variable-rate loans.

(4)
Excludes $15 thousand in nonaccrual fixed-rate loans and $435 thousand in nonaccrual variable-rate loans.

	December 31, 2015
		Variable Rate			Fixed Rate
	Within 1 year	1 to 5 years	After 5 years	Total variable > 1 year	1 to 5 years	After 5 years	Total fixed > 1 year	Total Maturities
Commercial and industrial(1)	$188,471	$96,239	$25,533	$121,772	$39,865	$18,346	$58,211	$368,454
Commercial real estate(2)	81,580	112,673	56,183	168,856	41,185	6,546	47,731	298,167
Residential real estate(3)	1,806	8,305	17,064	25,369	6,965	739	7,704	34,879
Consumer(4)	10,143	1,143	326	1,469	676	131	807	12,419
Guaranteed student loans	18	871	56,419	57,290	—	—	—	57,308
Overdrafts	27	—	—	—	—	—	—	27

Total loans	$282,045	$219,231	$155,525	$374,756	$88,691	$25,762	$114,453	$771,254

(1)
Excludes $1.5 million in nonaccrual fixed-rate loans and $685 thousand in nonaccrual variable-rate loans.

(2)
Excludes $1.3 million in nonaccrual fixed-rate loans and $3.3 million in nonaccrual variable-rate loans.

(3)
Excludes $168 thousand in nonaccrual fixed-rate loans and $1.1 million in nonaccrual variable-rate loans.

(4)
Excludes $140 thousand in nonaccrual fixed-rate loans and $17 thousand in nonaccrual variable-rate loans.

        A certain degree of risk is inherent in the extension of credit. Management has established loan and credit policies and guidelines designed to control both the types and amounts of risks we take and to minimize losses. Such policies and guidelines include loan underwriting parameters, loan-to-value parameters, credit monitoring guidelines, adherence to regulations, and other prudent credit practices.

        Loans secured by real estate comprised 59.2% of our loan portfolio at March 31, 2016 and 58.0% at December 31, 2015. CRE loans are secured by commercial properties. Typically, our maximum loan-to-value benchmark for these loans is below 80% at inception, with satisfactory debt service coverage ratios as well. Residential real estate loans consist primarily of first and second lien loans, including home equity lines and credit loans, secured by residential real estate located primarily in our target markets, offered to select customers. These customers primarily include branch and private banking customers. Typically, our loan-to-value benchmark for these loans is below 80% at inception, with satisfactory debt-to-income ratios as well. The repayment of both residential and OORE loans depends primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary source of repayment. We classify OORE loans as C&I, as the primary source of repayment of the loan is generally dependent on the financial performance of the commercial enterprise occupying the property, with the real estate being a secondary source of repayment.

  Allowance for Loan and Lease Losses

        Our allowance for loan and lease losses consists of (1) a component for collective loan impairment recognized and measured pursuant to FASB ASC Topic 450, "Contingencies," and (2) a component for individual loan impairment recognized pursuant to FASB ASC Topic 310, "Receivables."

        We determine the allowance for loan and lease losses based on a periodic evaluation of the loan portfolio. This evaluation is a combination of quantitative and qualitative analysis. Quantitative factors include loss history for similar types of loans that we originate in our portfolio. Qualitative factors include, but are not limited to, general economic conditions, nationally and in our target markets, and threats of outlier events, such as the unexpected deterioration of a significant borrower. These quantitative and qualitative factors are estimates and may be subject to significant change. Increases to our allowance for loan and lease losses are made by charges to the provision for loan and lease losses, which is reflected in our consolidated statements of income. Loans deemed to be uncollectible, in full or in part, are charged against our allowance for loan and lease losses at the time of determination, and recoveries of previously charged-off amounts are credited to our allowance for loan and lease losses.

        In assessing the adequacy of our allowance for loan and lease losses as of the end of a reporting period, we also evaluate our loan risk ratings. Each loan is assigned two "risk ratings" at origination. One risk rating is based on our assessment of our borrower's financial capacity and the other is based on the type of collateral and estimated loan to value. Our assigned risk ratings generally determine the quantitative factors used in the calculation of our allowance for loan and lease losses. In addition to our assessment of risk ratings, we also consider internal observable data related to trends within the loan portfolio, such as concentrations, aging of the portfolio, changes to our policies and procedures, and external observable data such as industry and general economic trends.

        In evaluating loans accounted for under ASC 310-30, we periodically estimate the amount and timing of cash flows expected to be collected. Upon re-estimation, any deterioration in the timing and/or amount of cash flows results in an impairment charge, which is also reported in our provision for loan and lease losses and a component of our allowance for loan and lease losses. A subsequent improvement in the expected timing or amount of future cash flows for those loans could result in the reduction of the allowance for loan and lease losses and an increase in our net income.

        In evaluating our acquired guaranteed student loans, our allowance for loan and lease losses is based on historical and expected default rates for these loans applied to the portion of carrying value of these loans that is not subject to federal guarantee.

        Our allowance for loan and lease losses does not include amounts for loan losses on loans held pursuant to our participation in a mortgage warehouse lending program. Loans pursuant to this program are to mortgage originators that seek funding to facilitate the origination of residential mortgage loans for sale in the secondary market and are generally held for less than 30 days. We sub-participate in this lending program with a national bank (the participating bank), and the participating bank has experienced negligible losses and we have experienced no losses from this lending activity, since we began participating in this program.

        Although we use various data and information sources to establish our allowance for loan and lease losses, future adjustments to our allowance for loan and lease losses may be necessary if conditions, circumstances or events are substantially different from the assumptions used in making the assessments. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

        In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan and lease losses. Such agencies may require us to recognize additions or reductions to the allowance for loan and lease losses based on their judgments of information available to them at the time of their examination.

        The following table presents the allowance for loan and losses by loan type and the percent of loans in each category to total loans as of the dates stated:

	March 31, 2016		December 31, 2015
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Balance at end of period applicable to:
Commercial and industrial	$1,609	47.0%	$2,095	47.5%
Commercial real estate	5,183	40.0%	4,991	38.8%
Residential real estate	199	4.6%	205	4.6%
Consumer	—	1.6%	—	1.6%
Guaranteed student loans	81	6.8%	59	7.5%

Total allowance for loan and lease losses	$7,072	100.0%	$7,350	100.0%

        The following table presents the activity in the allowance for loan and lease losses for the periods stated:

	Three Months Ended March 31,
	2016	2015
Balance at beginning of period	$7,350	$6,247
Charge-offs:
Commercial and industrial	291	2
Commercial real estate	—	—
Residential real estate	—	—
Consumer	—	—
Guaranteed student loans	139	321
Overdrafts	3	4

Total charge-offs	433	327

Recoveries:
Commercial and industrial	—	—
Commercial real estate	—	1
Residential real estate	—	—
Consumer	—	1
Guaranteed student loans	—	—
Overdrafts	2	2

Total recoveries	2	4

Net charge-offs	431	323

Provision for loan and lease losses	190	565
Amount for unfunded commitments	(37)	—
Other(1)	—	(46)

Balance at end of period	$7,072	$6,443

(1)
Represents the recovery of a credit-impaired loan's prior period allowance through accretion income.

        We charge off that portion of our guaranteed student loans that is (1) not subject to federal government guarantee and (2) greater than 120 days past due and has a high probability of default.

Probability of default is determined by a loss migration analysis. Loans greater than 120 days past due continue to accrue interest as interest receivable is guaranteed until a claim against the guarantee, if any, is satisfied. A claim can be made when a loan is past due 270 days, or earlier in certain circumstances.

  Acquired Loans

        Acquired loans are initially recorded at estimated fair value as of the date of acquisition; therefore, any related allowance for loan and lease losses is not carried over or established at acquisition. The difference between contractually required amounts receivable and the acquisition date fair value of loans that are not deemed credit-impaired at acquisition is accreted (recognized) into income over the life of the loan either on a straight-line basis or based on the underlying principal payments on the loan. Any change in credit quality subsequent to acquisition for these loans is reflected in our allowance for loan and lease losses.

        Loans acquired with evidence of credit deterioration since origination and for which it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments are accounted for under ASC 310-30. In applying ASC 310-30 to acquired loans, we must estimate the amount and timing of cash flows expected to be collected. The estimation of the amount and timing of expected cash flows to be collected requires significant judgment, including estimated default rates and the amount and timing of prepayments, in addition to other factors. ASC 310-30 allows the purchaser to estimate cash flows on credit-impaired loans on a loan-by-loan basis or aggregate credit-impaired loans into one or more pools if the loans have common risk characteristics. We have estimated cash flows expected to be collected on a loan-by-loan basis.

        The excess of cash flows expected to be collected over the estimated fair value of purchased credit-impaired loans is referred to as the accretable yield. This amount is accreted into interest income over the period of expected cash flows from the loan, using the effective yield method.

        The following table presents our accretion activity for the periods presented.

	Three Months Ended March 31,
	2016	2015
Balance at beginning of period	$3,362	$5,580
Accretion(1)	(445)	(483)
Disposals(2)	(135)	—
Other(3)	—	46

Balance at end of period	$2,782	$5,143

(1)
Accretion amounts are reported in interest income.

(2)
Disposals represent the reduction of purchase accounting discounts due to the resolution of acquired loans at amounts less than the contractually-owed receivable.

(3)
Represents the recovery of a credit-impaired loan's prior period allowance through accretion income.

  Nonperforming Assets

        It is our policy to discontinue the accrual of interest income on nonperforming loans. We consider a loan as nonperforming when it is 90 days or greater past due as to interest and principal or when collectability is in doubt, unless the estimated net realized value of collateral is sufficient to assure collection of principal balance and accrued interest. As of March 31, 2016, there were no loans, other than guaranteed student loans, 90 days or greater past due with respect to principal and interest for which interest was accruing. The federal guarantee on our guaranteed student loans covers both principal and interest accrued to the date a claim, if any, is paid under the guarantee.

        As of March 31, 2016 and December 31, 2015, we had $632 thousand and $533 thousand, respectively, in OREO. OREO valuations are evaluated periodically, and any necessary valuation allowance to carry the asset at its fair value, less disposal costs, is recorded as a charge to net income.

        The following table presents our nonperforming assets and various performance ratios for the periods and as of the dates stated:

	March 31, 2016	December 31, 2015
Nonaccrual loans	$8,008	$8,274
Other real estate owned	632	533

Total nonperforming assets	$8,640	$8,807

Nonperforming assets as a percentage of total loans	1.11%	1.13%
Nonperforming assets as a percentage of total assets	0.85%	0.85%
Net charge-offs as a percentage of average loans	0.06%	0.18%
Allowance for loan and lease losses as a percentage of total loans	0.91%	0.94%
Allowance for loan and lease losses to nonaccrual loans	88.31%	88.83%

  Deposits

        Deposits represent our primary source of funds and are comprised of demand deposits, savings deposits and time deposits. Deposits as of March 31, 2016 totaled $872.3 million compared to deposits of $889.0 million at December 31, 2015. Demand deposits, including money market accounts, as of March 31, 2016 decreased slightly from balances at December 31, 2015, while time deposits decreased $17.3 million over this period. As of March 31, 2016, $110.7 million of our deposits were in ICS accounts, CDARS accounts and brokered time deposits, which we collectively refer to as brokered deposits. As of December 31, 2015, $114.4 million of our deposits were brokered deposits.

        The following table presents average balances and rates paid, by deposit category, as of the dates stated:

	March 31, 2016		December 31, 2015
	Amount	Rate	Amount	Rate
Noninterest-bearing demand deposits	$158,640	—	$148,640	—
Interest-bearing deposits:
Demand and money market	446,927	0.72%	372,203	0.71%
Savings accounts	11,167	0.29%	10,416	0.29%
Time deposits $100,000 or greater	225,254	0.87%	238,999	0.77%
Time deposits less than $100,000	75,156	1.04%	81,145	1.02%

Total interest-bearing deposits	758,504	0.79%	702,763	0.76%

Total average deposits	$917,144	0.66%	$851,403	0.63%

        The following table presents maturities of large denomination time deposits (equal to or greater than $100,000) as of March 31, 2016:

	Within 3 Months	3 - 6 Months	6 - 12 Months	Over 12 Months	Total	Percent of Total Deposits
Time deposits	$71,368	$30,599	$60,482	$57,889	$220,338	25.26%

  Borrowings

        We have one secured short-term borrowing with the FHLB in the amount of $17.5 million, which matures on June 28, 2016. For the three month period ended March 31, 2016, our effective interest rate on this borrowing, including the effect of cash flow hedge (interest rate swaps), was 2.30%. In connection with our $17.5 million borrowing, we have two interest rate swaps whereby we pay fixed amounts to a counterparty and receive LIBOR-based variable payments on the full notional amount of this borrowing. Our objective in using interest rate swaps is to manage our exposure to interest rate movements. The interest rate swaps are designated as cash flow hedges, whereby the effective portion of the hedge is recorded in accumulated other comprehensive income (loss). The amount reported in accumulated other comprehensive income (loss) as of March 31, 2016 and December 31, 2015 related to these derivatives was an unrealized loss of $948 thousand (net of a tax benefit of $322 thousand) and $612 thousand (net of a tax benefit of $208 thousand), respectively. As of March 31, 2016, the ineffective portion of the interest rate swaps was insignificant.

        We have an agreement with the counterparty to our cash flow hedges that contains a provision whereby if we fail to maintain our status as a well or an adequate capitalized institution, we could be required to terminate or fully collateralize the interest rate swaps. Additionally, if we default on any of our indebtedness, including default where repayment has not been accelerated by the lender, we could also be in default on our derivative obligations. We have minimum collateral requirements with our counterparty and, as of March 31, 2016, $1.0 million had been pledged as collateral under the agreement for our cash flow derivatives, as the valuation of the derivatives had surpassed the contractually specified minimum transfer amount. If we are not in compliance with the terms of the derivative agreements, we could be required to settle obligations under the agreement at termination value. As of March 31, 2016, a hedge liability of $965 thousand was recorded in other liabilities on our consolidated balance sheet related to the cash flow hedge derivatives.

        At March 31, 2016, $10.8 million was outstanding under the Credit Agreement. Term loans under the Credit Agreement were repayable in monthly payments of accrued interest only for the first six months and then, beginning on March 31, 2015, the term loans are repayable in monthly installments of $100 thousand principal, plus accrued interest, and unless extended or earlier prepaid, the maturity date of all term loans made under the Credit Agreement is September 30, 2019, at which time all unpaid principal and accrued interest will become due and payable in full. All borrowings under the Credit Agreement bear interest at the 30-day LIBOR in effect from time to time, plus 2.75% per annum. The Credit Agreement is unsecured; however, there is a negative pledge on all of the outstanding capital stock of the Bank. We have the right to borrow up to an additional $5.0 million under the Credit Agreement on or before September 30, 2016. For the three months ended March 31, 2016 and 2015, the effective interest rate, which includes the amortization of loan origination costs, on the borrowings under the senior term loan was 3.33% and 3.92%, respectively.

        On June 26, 2015, we issued and sold $8.5 million in aggregate principal amount of the Subordinated Notes. The Subordinated Notes bear interest at an annual rate of 6.75%, which is payable quarterly in arrears on March 31, June 30, September 30 and December 31. The Subordinated Notes qualify as Tier 2 capital for the company. The Subordinated Notes may not be redeemed by the company prior to June 26, 2020, except in the event (i) the Subordinated Notes no longer qualify as

Tier 2 Capital as a result of a change in interpretation or application of law or regulation, or (ii) of a "Tax Event" (as defined under the related note purchase agreement). The Subordinated Notes are unsecured and subordinate and junior in right of payments to the company's secured and general creditors. Interest on the Subordinated Notes is payable quarterly in arrears on March 31, June 30, September 30 and December 31. Additionally, the company is not permitted to declare or pay any dividend or make any distribution on its capital stock or any other of its equity securities of any kind, except for dividends payable solely in shares of the company's common stock, if the total risk-based capital ratio, Tier 1 risk-based capital ratio, or leverage ratio of the company or the Bank, becomes less than 10.0%, 6.0%, or 5.0%, respectively. As of March 31, 2016, the outstanding balance of the Subordinated Notes, net of capitalized loan origination costs, was $8.4 million. For the three months ended March 31, 2016, the effective interest rate, which includes the amortization of loan origination costs, on the Subordinated Notes was 7.40%.

        As of March 31, 2016, the company and the Bank, as applicable, were in compliance with all financial covenants under both the Credit Agreement and the Subordinated Notes.

Liquidity And Capital Resources

        In the three months ended March 31, 2016, cash and cash equivalents decreased $20.9 million compared to an increase of $58.1 million for the same period in 2015. Net cash used in operating activities was $4.4 million for the three months ended March 31, 2016 compared to net cash provided by operating activities of $3.2 million for the same period in 2015. The primary use of operating funds in the 2016 period was from a decrease in other liabilities. Net cash provided by investing activities was $372 thousand for the three months ended March 31, 2016 compared to net cash used in investing activities of $15.5 million for the same period in 2015. Cash provided by investing activities in the 2016 period reflected a decrease in loans held for investment and cash from the amortization of securities, partially offset by purchases of equipment. Net cash used in financing activities in the three months ended March 31, 2016 was $16.8 million compared to net cash provided by financing activities of $70.4 million for the same period of 2015. Cash used in financing activities in the 2016 period reflected a net decrease in time deposits.

  Liquidity

        Liquidity is the ability to generate or acquire sufficient amounts of cash when needed and at a reasonable cost to accommodate deposit withdrawals, payments of debt and operating expenses, fund increased loan demand, and to achieve stated objectives (including working capital requirements). These events may occur daily or in other short-term intervals in the normal operation of business. Historical trends may help management predict the amount of cash required. In assessing liquidity, management gives consideration to various factors, including stability of deposits, maturity of time deposits, quality, volume and maturity of assets, sources, repayments and costs of borrowings, concentrations of loans and deposits within certain businesses and industries, expected fundings of loans and collection of deposits, and our overall financial condition and cash flows.

        Our primary sources of liquidity are cash, due from banks, federal funds sold and securities in our available-for-sale portfolio. We have access to a credit line from our primary correspondent bank in the amount of $30.0 million. This line is for short-term liquidity needs, is subject to the prevailing federal funds interest rate, and can be terminated at any time.

        We have six additional uncommitted lines of credit by national banks to borrow federal funds up to $88.0 million in total on an unsecured basis, of which $70.0 million expire as varying dates through September 2016. The remainder of the lines of credit have no stated expiration date. All of the lines of credit can be cancelled at any time by the lender. As of March 31, 2016, there were no amounts outstanding under these uncommitted lines of credit. Borrowings under these arrangements bear interest at the prevailing federal funds rate.

        We have secured borrowing facilities with the FHLB and the FRB. The total credit availability under the FHLB facility is equal to 30% of our total assets, which as of March 31, 2016 was $294.1 million, based on the most recent prior quarter-end. In addition, based on pledged collateral with the FHLB, we have a $54.4 million secured borrowing facility as of March 31, 2016. Under this facility, we have one non-amortizing term loan outstanding for $17.5 million. Credit availability under the FRB facility was $156.8 million as of March 31, 2016, which is also based on lendable collateral. Borrowings under this facility bear the prevailing current rate for primary credit. There were no amounts outstanding under this facility as of March 31, 2016. Pledged collateral (loans) for both the FHLB and FRB facilities was $294.7 million, as of March 31, 2016.

        Additionally, we have $5.0 million of capacity under the Credit Agreement, which may be borrowed on or before September 30, 2016, subject to customary conditions. In management's opinion, we maintain the ability to generate sufficient amounts of cash to cover normal requirements and any additional needs that may arise, within realistic limitations, for the foreseeable future.

  Capital Adequacy

        Capital management in a regulated financial services industry must properly balance return on equity to shareholders, while maintaining sufficient capital levels and related risk-based capital ratios to satisfy regulatory requirements. Our capital management strategies have been developed to maintain our "well-capitalized" position.

        We are subject to various regulatory capital requirements administered by federal and other bank regulators. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on us. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        The rule establishing a new regulatory capital framework for smaller, less complex financial institutions became effective January 1, 2015 and will be phased in over the next five years. The rule implements in the United States the Basel III regulatory capital reforms from the Basel Committee and certain changes required by the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010, and increases the minimum requirements for both the quantity and quality of capital held by banking organizations. The rule includes a new minimum ratio of common equity Tier 1 capital to risk-weighted assets of 4.5% and a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets that will apply to all supervised financial institutions. The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking organizations. The Basel III rules also establish a "capital conservation buffer" of 2.5% above the new regulatory minimum risk-based capital requirements. The conservation buffer, when added to the capital requirements, will result in the following minimum ratios: (i) a common equity Tier 1 risk-based capital ratio of 7.0%; (ii) a Tier 1 risk-based capital ratio of 8.5%; and (iii) a total risk-based capital ratio of 10.5%. The capital conservation buffer require began to be phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on certain activities including payment of dividends, share repurchases and discretionary bonuses to executive officers, if its capital level is below the buffer ratio.

        The following table presents capital and risk-weighted assets for the Bank and Xenith Bankshares as of the dates stated, including the new common equity Tier 1 capital ratio.

	March 31, 2016		December 31, 2015
	Xenith Bank	Xenith Bankshares	Xenith Bank	Xenith Bankshares
Common equity Tier 1 capital	$107,571	89,763	$106,966	$89,372
Tier 1 capital	107,571	89,763	106,966	89,372
Total risk-based capital	115,180	105,764	114,816	105,607
Risk-weighted assets	914,103	914,139	900,956	901,660

        The following table presents capital ratios and minimum capital ratios required by our regulators for the Bank and Xenith Bankshares as of the dates stated, including the new common equity Tier 1 capital ratio. Additionally, we have included the 0.625% increase for 2016 in the "regulatory minimum capital with capital buffer" ratios in the table below.

	March 31, 2016		December 31, 2015
							Well Capitalized with Capital Buffer Fully Phased-in
	Xenith Bank	Xenith Bankshares	Xenith Bank	Xenith Bankshares	Regulatory Minimum	Regulatory Minimum with Capital Buffer
Common equity Tier 1 capital ratio	11.77%	9.82%	11.87%	9.91%	4.50%	5.125%	> 6.50%
Tier 1 leverage ratio	10.24%	8.55%	10.28%	8.58%	4.00%	N/A	> 5.00%
Tier 1 risk-based capital ratio	11.77%	9.82%	11.87%	9.91%	6.00%	6.625%	> 8.00%
Total risk-based capital ratio	12.60%	11.57%	12.74%	11.71%	8.00%	8.625%	> 10.00%

Interest Rate Sensitivity

        Interest rate risk management is a central part of our overall asset-liability management process. A primary objective of interest rate risk management is to ensure the stability and quality of our primary earnings component, net interest income. This process involves monitoring the company's balance sheet in order to determine the potential impact that changes in the interest rate environment may have on net interest income. Interest rate-sensitive assets and liabilities have interest rates that are subject to change within a specific time period, either due to maturity or to contractual agreement that allows the instrument to reprice prior to maturity. Interest rate sensitivity management seeks to ensure that both assets and liabilities react to changes in interest rates within a similar time period, thereby minimizing the risk to net interest income. We use interest rate risk measurement tools (simulation models) to simulate the effect of interest rate movements on our net interest income and the economic value of our equity.

Earnings Simulation Modeling

        Net interest income is affected by changes in the level of interest rates, the shape of the yield curve and the general market pressures affecting current market interest rates at the time of simulation. Many interest rate indices do not move uniformly, creating certain disunities between them. For example, the spread between a 30-day prime-based asset and a 30-day FHLB borrowing may not be uniform over time. Earnings simulation modeling projects changes in net interest income caused by the effect of changes in interest rates on interest-earning assets and interest-bearing liabilities. Simulation results are measured as a percentage change in our net interest income compared to the static-rate or "base case" scenario. The model considers decreases in asset and liability volumes based on prepayment assumptions as well as rate changes. Rate changes are modeled instantaneously, referred to as a "rate shock." The model projects only "sensitivities" to interest income and expense and does not project changes in noninterest income, noninterest expense, provision for loan and lease losses or the impact of changing tax rates.

        The following table summarizes the results of our earnings "rate shock" simulation model as of the date stated:

Linear Change in Market Rate	Annualized Hypothetical Percentage Change in Net Interest Income March 31, 2016
Up 200 bps	13.25%
Up 100	9.15%
Base case—no change	0.00%
Down 100	–3.14%

Economic Value of Equity Simulation

        EVE represents the economic value of equity and is equal to the economic value of assets minus the economic value of liabilities, with adjustments made for off-balance sheet items. This simulation assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained increase or decrease in interest rates with no effect given to any actions management might take to counter the effect of that interest rate movement.

        The following table summarizes the results of our EVE simulation model as of the date stated:

Linear Change in Market Rate	Hypothetical Percentage Change in EVE March 31, 2016
Up 200 bps	59.1%
Up 100	35.7%
Base case—no change	0.0%
Down 100	–54.0%

        Our balance sheet has been consistently "asset sensitive," therefore should interest rates change, we expect our assets will reprice faster than our liabilities. An asset-sensitive balance sheet will result in an increase to net interest income in an increasing rate environment and a decrease in net interest income in a declining rate environment.

Commitments and Contingencies

        In the normal course of business, we have commitments under credit agreements to lend to customers as long as there is no material violation of any condition established in the contracts. These commitments generally have fixed expiration dates or other termination clauses and may require payments of fees. Because many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

        Additionally, we issue letters of credit, which are conditional commitments to guarantee the performance of customers to third parties. The credit risk involved in issuing letters of credit is the same as that involved in extending loans to customers.

        These commitments represent outstanding off-balance sheet commitments. The following table presents unfunded loan commitments outstanding as of the dates stated:

	March 31, 2016	December 31, 2015
Commercial lines of credit	$202,472	$177,846
Commercial real estate	68,848	60,380
Residential real estate	11,135	12,104
Consumer	4,645	2,982
Letters of credit	7,548	7,679

Total commitments	$294,648	$260,991

        We have a commitment to invest in a limited partnership that operates as a small business investment company. As of March 31, 2016, we had invested $900 thousand; an additional $100 thousand will be funded at the request of the general partner of the partnership. Additionally, we have a $1.0 million commitment to invest in a Virginia limited liability company, the purpose of which is to invest in low-income residential rental and/or historic properties.

THE MERGER

        The following describes certain aspects of the merger. The following description of the merger is subject to, and qualified in its entirety by reference to, the merger agreement and the plan of merger, which are attached to this joint proxy statement/prospectus as Annex A and incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement and the plan of merger carefully and in their entirety, as they are the legal documents governing the merger.

Terms of the Merger

        Each of the HRB board of directors and the XBKS board of directors has approved the merger agreement and the plan of merger. The merger agreement provides for the merger of XBKS with and into HRB, with HRB continuing as the surviving corporation. Immediately following the completion of the merger, Xenith Bank, a wholly owned bank subsidiary of XBKS, will merge with and into HRB's wholly owned bank subsidiary, The Bank of Hampton Roads. The Bank of Hampton Roads will be the surviving entity in the bank merger. Subject to HRB shareholder approval of the name change proposal, the name of the surviving corporation will be changed to "Xenith Bankshares, Inc." The name of the surviving bank in the bank merger will be "Xenith Bank." Shares of the surviving corporation's common stock are expected to trade on NASDAQ under the symbol "XBKS."

        In the merger, each share of XBKS common stock, par value $1.00 per share, issued and outstanding immediately prior to the completion of the merger, except for certain shares of XBKS common stock owned by HRB, will be converted into the right to receive 4.4 shares of HRB common stock, par value $0.01 per share. No fractional shares of HRB common stock will be issued in connection with the merger, and holders of XBKS common stock will be entitled to receive cash in lieu thereof.

        XBKS shareholders and HRB shareholders are being asked to approve the respective merger proposals. See "The Merger Agreement" for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

        As part of their ongoing consideration and evaluation of their respective long-term prospects and strategies, each of XBKS's and HRB's board of directors and senior management have regularly reviewed and assessed their respective business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to them, all with the goal of enhancing value for their respective shareholders. The strategic discussions have focused on, among other things, the business and regulatory environment and competitive landscape facing financial institutions generally and XBKS and HRB, respectively, in particular, as well as conditions and ongoing consolidation in the financial services industry.

        In September 2015, HRB's former President and Chief Executive Officer resigned and Charles M. Johnston, Chairman of the HRB board of directors, was appointed interim Chief Executive Officer. The HRB board of directors at that time formed a committee (which we refer to as the "Search Committee") to identify and consider potential candidates for a permanent Chief Executive Officer position. The search process was expected to take approximately four to six months to find a suitable candidate.

        As part of an annual review and assessment of financial performance and strategic opportunities that began in 2010, the XBKS board of directors held a two-day strategic planning session on October 27-28, 2015. Consistent with prior practice, the XBKS board reviewed various strategic alternatives, including potential acquisition candidates as well as strategic business combination transactions with similarly sized or larger financial institutions. These strategic planning sessions generally took into account a variety of factors, including industry trends and conditions, opportunities for organic growth of loans and deposits, alternatives for raising capital as needed, the overall merger and acquisition environment affecting financial institutions (particularly in Virginia), XBKS's historical and projected earnings and prospects, its competitive position relative to other banks and financial services institutions in its target markets, the values that might be obtainable in a strategic business combination transaction with a similarly sized or larger financial institution, and the impact of a strategic business combination transaction on XBKS's shareholders, customers, employees and the communities served by XBKS.

        Over the last several years, the XBKS board of directors periodically considered a variety of potential acquisitions and other strategic transactions, including a potential business combination with HRB. Following the announcement in September 2015 of the resignation of the former President and CEO of HRB, in October 2015, T. Gaylon Layfield, III, President and Chief Executive Officer of XBKS, contacted Mr. Johnston and requested an informal meeting to discuss a potential strategic business combination between the two companies. After consultation and discussions with the HRB board of directors, Mr. Johnston agreed to meet with Mr. Layfield on November 13, 2015 at HRB's office in Virginia Beach. During the meeting, Mr. Johnston, along with Thom Dix III, HRB's Chief Financial Officer, and Donna W. Richards, President and Chief Operating Officer of HRB, and Mr. Layfield engaged in an informal discussion regarding general industry trends and business matters as well as their companies' respective business models, history, strategic direction and management backgrounds and the potential operational and cultural fit between the two companies. Mr. Johnston and Mr. Layfield also discussed at a high level the potential strategic and financial benefits of a potential strategic business combination transaction, including in view of HRB's ongoing efforts to find a permanent Chief Executive Officer and Mr. Layfield's significant and relevant experience as President and Chief Executive Officer of XBKS.

        On November 18, 2015, a regularly-scheduled meeting of the HRB board of directors was held. During the meeting, Mr. Johnston and the senior management team of HRB reviewed for the HRB board of directors their discussions with Mr. Layfield, and the directors discussed with HRB's senior management team XBKS and XBKS's potential interest in a strategic business combination with HRB. They also discussed the potential strategic fit and benefits of a business combination transaction with XBKS, including the potential synergies from such a transaction, the anticipated effect of a business combination on HRB's ability to generate sufficient earnings to utilize its deferred tax assets, and the potential benefits from a management perspective if Mr. Layfield were to become Chief Executive Officer of the surviving corporation in connection with a business combination transaction. At the meeting, representatives of Sandler O'Neill, HRB's financial advisor (which had previously been engaged by HRB on May 7, 2015, to act as financial advisor in connection with the consideration of strategic alternatives and potential business combination transactions), also discussed with members of the HRB board of directors the financial and strategic aspects of a potential transaction with XBKS, and provided an overview of each of HRB's and XBKS's business, performance, competitive positioning and valuation metrics. The representatives of Sandler O'Neill also discussed the banking industry more generally and HRB's potential strategic alternatives, including a limited number of other potential strategic partners. Following these discussions, the HRB board of directors authorized Mr. Johnston and HRB's senior management, along with Sandler O'Neill, to continue to engage in preliminary exploratory discussions with XBKS relating to a possible business combination transaction between the two companies, including to commence a mutual due diligence review. Management was instructed to update the HRB board of directors on the progress of continued discussions. The HRB board of directors also authorized the Search Committee to proceed with its work of identifying potential Chief Executive Officer candidates.

        On November 18, 2015, a regularly-scheduled meeting of the XBKS board of directors was held. During the meeting, as part of Mr. Layfield's regular update on the status of merger and acquisition activity, Mr. Layfield provided some background on HRB and reviewed past conversations and discussions with representatives of HRB regarding a possible strategic business combination. Mr. Layfield suggested that the next step would likely be to continue exploratory discussions with XBKS and the XBKS board authorized Mr. Layfield to continue the HRB discussions. Mr. Layfield said he would do so and would keep the XBKS board of directors informed of any significant developments.

        On November 24, 2015, the parties executed a mutual confidentiality agreement to facilitate the sharing of information, and the parties began conducting their due diligence review.

        Over the course of the next several weeks, Mr. Johnston and members of HRB's senior management team met several times with Mr. Layfield and members of XBKS's senior management team to continue their discussions regarding a potential strategic business combination between the two companies. These meetings were exploratory in nature and included discussions of business infrastructure and operational matters, potential synergies from a combination, possible deal structure and high level discussions of the pro forma management and governance of the surviving corporation.

        On December 16, 2015, a regularly-scheduled meeting of the HRB board of directors was held. At the meeting, Mr. Johnston updated the HRB board of directors on the status of discussions with XBKS and HRB's due diligence to date. Mr. Johnston and HRB's senior management discussed with members of the HRB board of directors their views of the significant strategic, financial and leadership value in a potential strategic combination with XBKS, which had been reinforced by their meetings and discussions with XBKS management over the prior weeks. Following these discussions, the HRB board of directors authorized Mr. Johnston and HRB's senior management to continue to pursue a potential business combination transaction with XBKS and to begin negotiating more definitive terms for a potential transaction, with the goal of reaching a preliminary agreement on substantive transaction terms by mid-January 2016. The HRB board of directors determined to continue its search for a new Chief Executive Officer, but to defer any final decision on hiring a replacement pending continued discussions with XBKS regarding a potential business combination.

        On December 16, 2015, a regularly-scheduled meeting of the XBKS board of directors was held. As part of his regular update on the status of merger and acquisition activity, Mr. Layfield reported on recent meetings with HRB's management, including a meeting in Williamsburg, Virginia to create financial models for a possible strategic business combination. Mr. Layfield reported that the meetings had gone well and said he believed that a strategic merger could be financially attractive. The XBKS board of directors authorized Mr. Layfield to continue the discussions with HRB. Mr. Osgood outlined the current status of discussions with Macquarie, regarding the possible engagement of Macquarie to act as financial advisor to XBKS in connection with a possible business combination, merger or similar transaction with HRB.

        On December 23, 2015, Mr. Johnston and Mr. Layfield met in Richmond to continue their previous discussions around a potential strategic business combination. During the meeting, they discussed certain social issues related to a potential transaction, including the surviving corporation's name, headquarters, and board and management composition.

        On January 6 and 7, 2016, Mr. Layfield met with Mr. Johnston and several members of the HRB board of directors to discuss XBKS's and HRB's respective business models, operations and strategic direction, as well as the strategic aspects of a potential business combination transaction, including Mr. Layfield's preliminary strategic vision and plans for the combined organization.

        On January 11, 2016, Mr. Johnston and Mr. Layfield had a telephone conversation in which Mr. Johnston conveyed to Mr. Layfield that HRB and its board of directors were prepared to pursue a potential strategic business combination with XBKS. Mr. Johnston outlined for Mr. Layfield the principal terms of HRB's proposal, under which XBKS would merge into HRB in an all-stock transaction, which would allow XBKS shareholders to share in the potential synergies and other benefits from the combination. The surviving corporation would adopt the XBKS name and move its headquarters to XBKS's current headquarters in Richmond. Mr. Johnston proposed an exchange ratio of 3.8 shares of HRB common stock for each share of XBKS common stock. Consistent with the strategic nature of the proposed combination, the proposal provided that the surviving corporation's board of directors would include a mix of XBKS directors and HRB directors, including eight HRB directors and four XBKS directors. The surviving corporation's management team would include members of senior management from each company, including with Mr. Layfield continuing as Chief Executive Officer, Ms. Richards as President and Chief Operating Officer, Thomas W. Osgood, XBKS's Chief Financial Officer, as Chief Financial Officer, Wellington W. Cottrell III, XBKS's Chief Credit Officer, as Chief Credit Officer, Mr. Dix, HRB's Chief Financial Officer, and Edward H. Phillips, Jr., XBKS's Chief Lending Officer, as co-heads of Commercial Lending, and John Marshall, HRB's Chief Risk Officer, would also serve as a member of senior management of the surviving corporation.

        Over the next several days, Mr. Johnston, with the assistance of representatives of Sandler O'Neill, and Mr. Layfield, with the assistance of representatives of Macquarie, XBKS's financial advisor, engaged in discussions around the terms of a potential business combination transaction as proposed by HRB. In the afternoon of January 11, 2016, Mr. Layfield informed Mr. Johnston that he was not prepared to recommend to the board that XBKS accept the 3.8 exchange ratio proposed by HRB, and also proposed that the twelve person board of directors be expanded to thirteen.

        On January 12, 2016, representatives of Sandler O'Neill conveyed to representatives of Macquarie a proposal from HRB providing for an enhanced exchange ratio of 4.25, with the composition of the surviving corporation's board of directors as described in HRB's original proposal. After continued negotiation throughout the day, later that evening XBKS responded with a proposed exchange ratio of 4.5 shares of HRB common stock per share of XBKS common stock, and reiterated XBKS's preference for a thirteen member board.

        On January 13, 2016, Mr. Johnston and Mr. Layfield reached tentative agreement, subject to board approvals, on an exchange ratio of 4.4, with the surviving corporation's board of directors to be comprised of eight HRB directors and four XBKS directors, with an HRB director to serve as Chairman.

        XBKS, with the assistance of Macquarie and XBKS's legal advisor, Hunton & Williams LLP (which we refer to as "Hunton & Williams"), and HRB, with the assistance of Sandler O'Neill and HRB's legal advisor, Wachtell, Lipton, Rosen & Katz (which we refer to as "Wachtell Lipton"), prepared a non-binding letter of intent setting forth the principal terms of a potential business combination transaction as discussed between Mr. Johnston and Mr. Layfield. The letter of intent provided for each company to complete its remaining due diligence in a timely manner and contained a customary thirty-day mutual exclusivity agreement on the part of both HRB and XBKS. The substantive transaction terms set forth in the letter of intent were not binding on either party, and the letter of intent expressly provided that any ultimate agreement that might be reached with respect to a transaction would be set forth in a definitive merger agreement.

        On January 14, 2016, a special meeting of the HRB board of directors was held to update the HRB board on the status of negotiations with XBKS and to consider the proposed letter of intent. At the meeting, Mr. Johnston reviewed for the HRB board of directors the proposed transaction and the results of HRB's due diligence to date. Representatives of Sandler O'Neill reviewed the financial aspects of the proposed transaction, including discussing the various financial and valuation methodologies used in its analysis. Representatives of Wachtell Lipton discussed the terms of the proposed letter of intent with the HRB board of directors and further advised the HRB board of directors on its fiduciary duties. Following discussion, the HRB board of directors unanimously approved the execution of the letter of intent and authorized HRB's management to continue to engage in discussions with XBKS concerning a potential business combination on the terms set forth in the letter of intent. The HRB board of directors also determined to suspend its search for a new Chief Executive Officer pending the outcome of continued negotiations with XBKS.

        On January 14, 2016, a special meeting of the XBKS board of directors was held to update the XBKS board on the status of negotiations with HRB and to consider the proposed letter of intent. Representatives of Hunton & Williams advised the XBKS board members of their fiduciary duties under Virginia law in the context of a merger or change in control transaction as well as the terms of the proposed letter of intent. Mr. Layfield then discussed with the XBKS board of directors the proposed exchange ratio and the proposed composition of the board of directors and senior management of the surviving entity. Representatives of Macquarie and Mr. Layfield discussed with the board the negotiations with HRB and Sandler O'Neill regarding the terms contained in the letter of intent, and, in particular, the exchange ratio and then outlined for the XBKS board of directors XBKS management's strategic rationale for the proposed transaction. At the request of the XBKS board of directors, representatives of Macquarie also reviewed with the board their preliminary financial analyses with respect to XBKS, HRB and the proposed merger. Following discussion, the XBKS board of directors approved the letter of intent and authorized management to continue to engage in discussions with HRB concerning a potential business combination on the terms set forth in the letter of intent.

        On January 15, 2016, HRB and XBKS entered into the letter of intent. Over the next several weeks, representatives of HRB and XBKS, with the assistance of their outside advisors, conducted detailed mutual due diligence involving the management teams from both companies, including an on-site due diligence review at each company's headquarters during the first week of February. On January 27, 2016, Mr. Johnston and senior management of HRB updated the HRB board of directors on the status of due diligence and negotiations at a regularly scheduled board of directors meeting.

        On January 26, 2016, Wachtell Lipton sent an initial draft of the merger agreement to Hunton & Williams. Between January 26, 2016 and February 2, 2016, Wachtell Lipton and Hunton & Williams exchanged several drafts of the merger agreement and related transaction documents to be entered into in connection with the merger agreement, including the HRB voting agreements and the XBKS voting agreements, and engaged in several telephonic negotiations regarding the terms of the transaction documents.

        On February 2, 2016, the XBKS board of directors held a special meeting to update the XBKS board on the status of negotiations with HRB. Mr. Layfield and Mr. Osgood provided an overview of the due diligence process and timeline and provided a report on the results of XBKS's preliminary due diligence. Representatives of Hunton & Williams then provided the XBKS board of directors with a summary of the principal terms and conditions of the merger agreement, the voting agreements and related transaction documents and identified several open issues that were subject to further negotiation with HRB. At the request of the XBKS board, representatives of Macquarie reviewed with the XBKS board their preliminary financial analyses with respect to XBKS, HRB and the proposed merger.

        Between February 2, 2016 and February 7, 2016, the parties and their respective counsel continued to exchange drafts of the transaction documents and continued to conduct negotiations by telephone. In connection with these negotiations, the parties reached substantially final agreement on the terms of the merger agreement and transaction documents, which were consistent with the high level terms set forth in the letter of intent except that HRB and XBKS agreed that the board of directors of the surviving corporation would consist of thirteen directors instead of twelve, five of whom would be XBKS directors and eight of whom would be HRB directors, with the Chairman to be an HRB director, unless otherwise agreed by the parties.

        On February 7, 2016, the XBKS board of directors held a special meeting to review the status of negotiations with HRB and of XBKS's due diligence investigation of HRB. Mr. Layfield began the meeting by discussing the strategic rationale for the proposed transaction. The executive management team of XBKS then provided a thorough review of its due diligence analysis. At the request of the XBKS board, representatives of Macquarie updated the XBKS board of directors regarding their preliminary financial analyses with respect to XBKS, HRB and the proposed merger previously provided at the February 2, 2016 meeting. Then Mr. Layfield provided a summary of the negotiations and representatives of Hunton &Williams reviewed the principal terms and conditions of the merger agreement, voting agreements and related transaction documents, noting in particular the open points from the previous meeting that had now been fully negotiated by the parties.

        Between February 7, 2016 and February 10, 2016, the parties and their respective counsel finalized the merger agreement, the voting agreements and the other transaction documents. During this period, HRB also negotiated the terms of the employment agreements to be entered into between HRB and each of Messrs. Layfield, Osgood, Cottrell, and Dix and Ms. Richards, each to be effective upon the consummation of the proposed merger. The XBKS executives were advised by separate independent counsel, not Hunton & Williams, in connection with the employment agreements.

        On February 10, 2016, the HRB board of directors held a special meeting to consider the terms of the proposed transaction with XBKS. At the meeting, Mr. Johnston and members of HRB's senior management team updated the HRB board of directors on the status of the proposed merger, and reviewed the strategic rationale and the anticipated benefits of the proposed merger. Representatives of management, Sandler O'Neill and Wachtell Lipton provided input on the results of the due diligence conducted on XBKS. Sandler O'Neill again reviewed the financial aspects of the proposed merger, including discussing the various financial and valuation methodologies used in its analysis, and rendered an opinion to the HRB board to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O'Neill as set forth in such opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to HRB. See "—Opinion of HRB's Financial Advisor" below for more information. Representatives of Wachtell Lipton discussed with the HRB board of directors the terms of the merger agreement and related transaction documents (including the voting agreements). HRB's outside employment counsel also reviewed for the HRB board of directors the proposed terms of the employment agreements to be entered into by HRB in connection with the proposed transaction, which earlier that day had been unanimously recommended by the compensation committee of the HRB board of directors. After considering the proposed terms of the merger agreement and related plan of merger and other transaction documents and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the HRB board, including the strategic alternatives discussed at those meetings and the factors described below under "—HRB's Reasons for the Merger; Recommendation of the HRB Board of Directors," the HRB board of directors unanimously determined that the merger agreement, plan of merger and the transactions contemplated thereby are advisable and in the best interests of HRB and its shareholders, and unanimously approved and adopted the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, the name change amendment and the issuance of HRB common stock in the merger pursuant to the merger agreement and the plan of merger, and determined to recommend that HRB shareholders approve the merger agreement, the plan of merger and the transactions contemplated thereby.

        On February 10, 2016, the XBKS board of directors held a special meeting to consider the terms of the proposed transaction with HRB. At the meeting, representatives of Macquarie reviewed and discussed with the XBKS board of directors its financial analyses with respect to XBKS, HRB and the proposed merger. Thereafter, at the request of the XBKS board of directors, Macquarie rendered its oral opinion to the XBKS board of directors (which was subsequently confirmed in writing by delivery of Macquarie's written opinion dated February 10, 2016) as to, as of February 10, 2016, the fairness, from a financial point of view, to the holders of XBKS common stock of the exchange ratio in the merger pursuant to the merger agreement. Representatives of Hunton & Williams summarized the final negotiated terms and conditions of the merger agreement, voting agreements and related transaction documents and highlighted the principal revisions from the drafts previously reviewed with the XBKS board of directors at the February 7, 2016 special meeting. After considering the proposed terms of the merger agreement and related plan of merger and other transaction documents and its discussions with XBKS's financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the XBKS board, including the strategic alternatives discussed at those meetings and the factors described below under "—XBKS's Reasons for the Merger; Recommendation of the XBKS Board of Directors," the XBKS board of directors unanimously approved and adopted the merger agreement and the plan of merger, determined that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, were advisable and in the best interests of XBKS and its shareholders, and recommended that XBKS shareholders approve the merger agreement, the plan of merger and the transactions contemplated thereby.

        Following completion of the February 10 board meetings, the merger agreement and related agreements were executed and delivered and the transaction was announced on the evening of February 10, 2016, in a press release issued jointly by HRB and XBKS.

XBKS's Reasons for the Merger; Recommendation of the XBKS Board of Directors

        After careful consideration, the XBKS board of directors, at a meeting held on February 10, 2016, unanimously determined that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are advisable and in the best interests of XBKS and its shareholders. Accordingly, the XBKS board of directors unanimously approved and adopted the merger agreement and the plan of merger and unanimously recommends that XBKS shareholders vote "FOR" the XBKS merger proposal and the other proposals to be presented at the XBKS special meeting.

        In reaching its decision to approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, and to recommend that its shareholders approve the XBKS merger proposal, the XBKS board of directors consulted with XBKS management, as well as its financial and legal advisors, and considered a number of positive factors, including the following material factors:

  •
  each of XBKS's and HRB's business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the XBKS board of directors considered its view that HRB's business and operations complement those of XBKS (including by enhancing its scale in the greater Hampton Roads metropolitan area) and that the merger would leverage XBKS's commercial lending expertise and organic loan growth capabilities with HRB's strong deposit franchise;

  •
  its understanding of the current and prospective environment in which XBKS operates, including national and local economic conditions, continued consolidation, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions and the likely effects of these factors on XBKS's potential growth, development, productivity, profitability and strategic options, and the likely effect of these factors on XBKS both with and without the merger;

  •
  its familiarity with and understanding of XBKS's business, results of operations, asset quality, financial and market position and expectations concerning XBKS's future earnings and prospects;

  •
  its review and discussions of information and analyses concerning HRB with the assistance of XBKS's management and its legal and financial advisors;

  •
  the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the merger;

  •
  management's expectation that the surviving corporation will be well-capitalized upon completion of the merger;

  •
  the potential expense savings and revenue-enhancing opportunities in connection with the merger, the related potential impact on the surviving corporation's earnings and the fact that the nature of the merger consideration would give former XBKS shareholders the opportunity to participate as shareholders in the benefits of such savings opportunities and the future performance of the surviving corporation;

  •
  its assessment of the likelihood that the merger would be completed in a timely manner and that the management team of the surviving corporation would be able to successfully integrate and operate the businesses of the surviving corporation after the merger;

  •
  HRB's significant deferred tax asset and the potential that the surviving corporation could utilize such deferred tax asset in the future and that such deferred tax asset would create substantial tangible book value accretion for the combined entity;

  •
  the structure of the merger as a combination in which XBKS can leverage the strengths of both management teams, including the demonstrated commercial lending and M&A execution expertise of XBKS management with the strong retail and consumer credit capabilities of HRB;

  •
  the opinion of Macquarie rendered to the XBKS board of directors on February 10, 2016 as to the fairness, from a financial point of view, to the holders of XBKS common stock as of February 10, 2016, of the exchange ratio in the merger pursuant to the merger agreement and the financial analyses reviewed and discussed with the XBKS board of directors by representatives of Macquarie in connection therewith;

  •
  the expectation that the merger will generally be a tax-free transaction to XBKS shareholders with respect to the HRB common stock received by virtue of the merger;

  •
  the potential for additional loan growth due to larger lending limits and strong existing underwriting capability;

  •
  the review undertaken by the XBKS board of directors and management, with the assistance of XBKS's legal and financial advisors, with respect to strategic alternatives available to XBKS; and

  •
  the financial and other terms of the merger agreement, including the fixed exchange ratio, the deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors.

        The XBKS board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations on the merger, including the following material factors:

  •
  the potential risk of diverting management attention and resources from the operation of XBKS's business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating HRB's business, operations and workforce with those of XBKS's, and the possibility that the combined entity may be unable to realize or utilize the HRB deferred tax asset within expected time frames or at all, or in the amounts currently anticipated following completion of the merger;

  •
  the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

  •
  the provisions of the merger agreement restricting XBKS's solicitation of third-party acquisition proposals, and providing for the payment of a termination fee in certain circumstances, which the XBKS board of directors understood would potentially limit the willingness of a third party to propose a competing business combination transaction with XBKS and the ability of XBKS to enter into such a transaction;

  •
  the fact that some of XBKS's directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as XBKS shareholders. See "—Interests of XBKS's Directors and Executive Officers in the Merger"; and

  •
  the other risks described under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

        The foregoing discussion of the factors considered by the XBKS board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the XBKS board of directors. In reaching its decision to approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, the XBKS board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The XBKS board of directors considered all these factors as a whole, including discussions with, and questioning of, XBKS's management and XBKS's financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the XBKS board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

Opinion of XBKS's Financial Advisor

        On February 10, 2016, Macquarie rendered its oral opinion to the board of directors of XBKS (which was subsequently confirmed in writing by delivery of Macquarie's written opinion addressed to the board of directors of XBKS dated the same date) to the effect that, as of the date of the opinion, and based upon and subject to certain assumptions, qualifications, limitations and other matters considered in connection with the preparation of the opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of XBKS common stock.

        Macquarie's opinion was directed to the board of directors of XBKS (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of XBKS common stock of the exchange ratio in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Macquarie's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this joint proxy statement/prospectus, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Macquarie in preparing its opinion. However, neither Macquarie's written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, a recommendation to any holder of XBKS common stock as to how such holder should vote or act on any matter relating to the merger. In connection with its opinion, Macquarie, among other things:

  •
  reviewed, an execution copy, received by Macquarie on February 9, 2016, of the merger agreement;

  •
  reviewed certain publicly available business and financial information regarding XBKS and HRB;

  •
  reviewed certain other financial and operating information relating to XBKS and HRB furnished by management of XBKS and HRB, including financial projections and adjustments thereto prepared by the management of XBKS relating to XBKS for the years ending December 31, 2016 through December 31, 2020 (which we refer to as the "XBKS Projections") and financial projections and adjustments thereto prepared by or discussed with the management of HRB relating to HRB for the years ending December 31, 2016 through December 31, 2020 (which we refer to as the "HRB Projections");

  •
  reviewed certain estimates of the cost savings, revenue synergies and associated merger related expenses expected to result from the merger prepared by the management of XBKS and HRB (which we refer to as the "Synergies");

  •
  reviewed certain estimates prepared by the management of HRB with respect to HRB's deferred tax asset (which we refer to as the "DTAs") and estimates by the management of HRB regarding HRB's ability to utilize such DTAs, both on a standalone basis and after giving effect to the merger, to achieve future U.S. federal income tax savings (which we refer to as the "Estimated DTA Tax Savings");

  •
  reviewed certain potential pro forma financial effects of the merger;

  •
  discussed with certain members of the managements of XBKS and HRB the merger and the business, operations, financial condition and prospects of XBKS, HRB and the pro forma combined entity resulting from the merger;

  •
  reviewed certain financial and stock market data with respect to XBKS and HRB and compared that data with similar data for other companies with publicly traded equity securities that Macquarie deemed relevant;

  •
  reviewed the publicly available financial terms of certain other business combinations and other transactions that Macquarie deemed relevant; and

  •
  performed such other financial analyses and considered such other information and factors that Macquarie deemed appropriate for purposes of this opinion.

        Macquarie did not undertake any responsibility for independently verifying, and did not independently verify, any of the foregoing information, and Macquarie assumed and relied upon the accuracy and completeness of all such information. Management of XBKS advised Macquarie, and Macquarie assumed, that the XBKS Projections were reasonably prepared in good faith on bases reflecting such management's best currently available estimates and judgments as to the future financial performance and condition of XBKS. In addition, management of HRB advised Macquarie, and Macquarie assumed, that the HRB Projections were reasonably prepared in good faith on bases reflecting such management's best currently available estimates and judgments as to the future financial performance and condition of HRB. With respect to the estimated Synergies, Macquarie was advised by XBKS and HRB, and Macquarie assumed that, they were reasonably prepared in good faith and reflected the best currently available estimates, judgments and assumptions of the managements of XBKS and HRB with respect to the potential cost savings, operating efficiencies, revenue effects, associated merger related expenses and other synergies expected to result from the merger and assumed that the Synergies would be realized in the amounts and the time periods indicated thereby. With respect to the DTAs, Macquarie was advised by HRB and assumed that they were reasonably prepared in good faith and reflected the best currently available estimates, judgments and assumptions of the management of HRB with respect to the DTAs. With respect to the estimated DTA Tax Savings, Macquarie was advised by HRB and assumed that they were reasonably prepared in good faith and reflected the best currently available estimates, judgments and assumptions of the management of HRB with respect to the Estimated DTA Tax Savings both on a standalone basis and after giving effect to the merger. Management of XBKS advised Macquarie and Macquarie assumed that the XBKS Projections, the HRB Projections, the Synergies and the Estimated DTA Tax Savings were a reasonable basis on which to evaluate XBKS, HRB and the merger and, at the direction of the board of directors of XBKS, Macquarie used and relied upon the XBKS Projections, the HRB Projections, the Synergies and the Estimated DTA Tax Savings for purposes of its analyses and opinion. Macquarie expressed no view or opinion as to, the XBKS Projections, the HRB Projections, the Synergies, the Estimated DTA Tax Savings or the assumptions upon which they were based. Further, Macquarie relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of XBKS or HRB since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Macquarie that would be material to its analysis or opinion, and that there was no information or any facts that would make any of the information reviewed by Macquarie incomplete or misleading. In connection with its opinion, Macquarie did not make, or assume any responsibility for making, any physical inspection, independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of XBKS or HRB, nor was it furnished with any such evaluations or appraisals. In addition, Macquarie did not receive or review any individual credit files or make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off balance-sheet assets and liabilities) of XBKS, HRB or any of their respective subsidiaries and was not furnished with any such evaluations or appraisals. Macquarie is not an expert in the evaluation of loan, lease, investment or trading portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, Macquarie assumed that XBKS's and HRB's allowances for losses were adequate to cover such losses.

        Macquarie relied upon and assumed that the representations and warranties of each party in the merger agreement were true and correct, each party would fully and timely perform all of the covenants and agreements required to be performed by it under the merger agreement, that all of the conditions to the completion of the merger would be satisfied, and that the merger would be consummated in a timely manner in accordance with the terms set forth in the merger agreement without waiver, modification or amendment of any terms or provisions thereof. Macquarie further assumed, with the consent of the board of directors of XBKS, that the merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations and that all governmental, regulatory, third-party and other consents, approvals or releases necessary for the completion of the merger would be obtained without any delay, limitation, restriction or condition (including the disposition of businesses or assets) that would have an adverse effect on XBKS, HRB or the contemplated benefits of the proposed merger. In addition, Macquarie relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ from the execution copy of the merger agreement received by Macquarie on February 9, 2016. The board of directors of XBKS advised Macquarie and for purposes of Macquarie's analyses and opinion Macquarie assumed that for federal income tax purposes, the merger would qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Macquarie was not requested to, and did not, initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of XBKS or any other party, or any alternatives to the merger. Macquarie's opinion did not address the underlying business decision of the board of directors of XBKS or XBKS to effect the merger, or the relative merits of the merger as compared to any alternative business strategies or transactions available to XBKS. Macquarie's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Macquarie as of, the date of its opinion. Although subsequent developments may affect Macquarie's opinion, Macquarie has no obligation to update, revise, reaffirm or withdraw its opinion. As XBKS was aware, at the time of Macquarie's opinion, the credit, financial and stock markets had been experiencing unusual volatility and Macquarie expressed no opinion or view as to any potential effects of such volatility on the merger, and Macquarie's opinion did not purport to address potential developments in any such markets. Macquarie did not express any opinion as to what the value of the shares of HRB's common stock actually would be when issued pursuant to the merger or the prices or range of prices at which shares of XBKS common stock or HRB's common stock may be purchased or sold at any time. Macquarie assumed that the shares of HRB's common stock to be issued in the merger would be listed on the Nasdaq Global Select Market.

        Macquarie's opinion only addressed the fairness, from a financial point of view, to the holders of XBKS common stock of the exchange ratio in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be paid or payable to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio or otherwise. Macquarie did not provide any advice or opinion as to matters that require legal, regulatory, accounting or tax advice. Macquarie is not a legal, regulatory, accounting or tax expert and assumed that XBKS had obtained or would obtain such advice or opinions from appropriate professional sources. Furthermore, Macquarie relied upon the accuracy and completeness of the assessments by XBKS, HRB and their respective advisors with respect to all legal, regulatory, accounting and tax matters. Macquarie did not express any opinion as to whether or not XBKS, HRB or any other party is receiving or paying reasonably equivalent value in the merger, the solvency, creditworthiness or fair value of XBKS, HRB or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

        The exchange ratio was determined through negotiation between XBKS and HRB, and the decision to enter into the merger agreement was solely that of the board of directors of XBKS. Macquarie's opinion was only one of many factors taken into consideration by the board of directors of XBKS in evaluating the proposed merger. Consequently, the analyses described below should not be viewed as determinative of the views of the board of directors of XBKS with respect to the exchange ratio or the merger.

  Summary of Financial Analyses

        The following is a summary of the material financial analyses reviewed by Macquarie with the board of directors of XBKS in connection with rendering of its opinion to the board of directors of XBKS on February 10, 2016. The following summary is not a complete description of the financial analyses performed by Macquarie in connection with its opinion or the presentation made by Macquarie to the board of directors of XBKS.

        The preparation of such an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, neither Macquarie's opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. The order of the analyses described below does not represent relative importance or weight given to any particular analysis by Macquarie. Rather, in arriving at its opinion, Macquarie considered the results of its entire analysis and Macquarie did not attribute any particular weight to any analysis or factor that it considered. The financial analyses summarized below include information presented in tabular format. The tables alone are not a complete description of the financial analyses performed by Macquarie. Macquarie believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

        Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 8, 2016, and the transaction values for the selected transactions described below were calculated based on the announced transaction price and other public information as of the time of the announcement. No company, transaction or business used in Macquarie's analyses for comparative purposes is identical to or directly comparable in all respects to XBKS, HRB or the proposed merger. Accordingly, an evaluation of the results of those analyses is not entirely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

  Selected Companies Analysis

        Macquarie reviewed certain financial data for selected companies with publicly traded equity securities that Macquarie deemed relevant.

        The selected companies were:

HomeTrust Bancshares Inc.	First Community Bancshares, Inc.
WashingtonFirst Bankshares	American National Bankshares Inc.
Old Line Bancshares Inc.	Middleburg Financial Corp.
Eastern Virginia Bankshares	Community Bankers Trust Corp
Access National Corp.	National Bankshares Inc.
Community Financial Corp.	Shore Bancshares Inc.
Live Oak Bancshares Inc.	Southern National Bancorp of Virginia
Howard Bancorp Inc.	Select Bancorp Inc.

        The selected companies analysis indicated the following:

	25% Percentile	75% Percentile	Median
Stock Price / 2016 Estimated Earnings Per Share	13.3x	16.3x	14.2x
Stock Price / Tangible Book Value Per Share	1.07x	1.46x	1.29x

        Taking into account the results of the selected companies analysis, Macquarie applied multiple ranges of 13.3x to 16.3x to XBKS's and HRB's 2016 estimated earnings per share and 1.07x to 1.46x to XBKS's and HRB's tangible book value per share, assuming full reversal of HRB's DTA allowance and including the estimated present value of HRB's NOLs based on the Estimated DTA Tax Savings on a standalone basis. The selected companies analysis indicated implied exchange ratio reference ranges of 6.54x to 9.75x of a share of HRB common stock for each share of XBKS common stock based on 2016 estimated earnings per share, 2.84x to 5.35x of a share of HRB common stock for each share of XBKS common stock based on tangible book value per share, 2.38x to 4.48x of a share of HRB common stock for each share of XBKS common stock based on tangible book value per share assuming full reversal of HRB's DTA allowance, and 2.67x to 5.01x of a share of HRB common stock for each share of XBKS common stock based on tangible book value per share including the estimated present value of HRB's NOLs, as compared to the exchange ratio in the merger of 4.40x of a share of HRB common stock for each share of XBKS common stock.

  Selected Transaction Analysis

        Macquarie considered certain financial terms of certain transactions involving target companies that Macquarie deemed relevant.

        The selected transactions were:

Acquiror	Target
OceanFirst Financial Corp.	Cape Bancorp, Inc.
Pacific Commerce Bancorp	ProAmérica Bank
Univest Corporation of Pennsylvania	Fox Chase Bancorp, Inc.
Nicolet Bankshares, Inc.	Baylake Corp.
American Riviera Bank	Bank of Santa Barbara
PBB Bancorp	First Mountain Bank
Green Bancorp, Inc.	Patriot Bancshares, Inc.
Camden National Corp.	SBM Financial, Inc.
Carolina Alliance Bank	PBSC Financial Corp.
Farmers National Banc Corp.	National Bancshares Corp.
Bridge Bancorp, Inc.	Community National Bank
MidWestOne Financial Group, Inc.	Central Bancshares, Inc.
Pacific Commerce Bank	Vibra Bank
HomeStreet, Inc.	Simplicity Bancorp, Inc.
TowneBank	Franklin Financial Corp.
CU Bancorp	1st Enterprise Bank
Simmons First National Corp.	Community First Bancshares, Inc.
Commerce Union Bancshares	Reliant Bank
CB Financial Services	FedFirst Financial Corp.
Salisbury Bancorp, Inc.	Riverside Bank
Yadkin Financial Corporation	VantageSouth Bancshares, Inc.
Center Bancorp, Inc.	ConnectOne Bancorp, Inc.
TriCo Bancshares	North Valley Bancorp.

        With respect to each of the selected transactions, the financial data reviewed included price per common share paid for the acquired company to:

  •
  one-year forward earnings-per-share (which we refer to as "Est. EPS") based on the latest publicly available financial statements of the acquired company prior to the announcement of the acquisition; and

  •
  tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

        The selected transactions analysis indicated the following:

	25% Percentile	75% Percentile	Median
Stock Price / Est. EPS	17.1x	23.5x	21.3x
Stock Price / Tangible Book Value Per Share	1.16x	1.66x	1.42x

        Taking into account the results of the selected transactions analysis, Macquarie applied multiple ranges of 17.1x to 23.5x to XBKS's and HRB's Est. EPS and 1.16x to 1.66x to XBKS's and HRB's tangible book value per share. The selected transactions analysis indicated implied exchange ratio reference ranges of 3.27x to 4.50x of a share of HRB common stock for each share of XBKS common stock based on Est. EPS and 4.13x to 5.88x of a share of HRB common stock for each share of XBKS common stock based on tangible book value per share, as compared to the exchange ratio in the merger of 4.40x of a share of HRB common stock for each share of XBKS common stock.

  Historical Stock Market Exchange Ratio Analysis

        Macquarie performed an implied exchange ratio analysis by comparing the historical relationship between the publicly reported trading prices of XBKS's and HRB's common stock. The following table lists what the implied exchange ratio would have been, based on average stock prices over the period shown, and compares the percentage difference to the merger exchange ratio of 4.40.

Historical Stock Market Exchange Ratio Analysis	Implied Exchange Ratio	Difference to Merger Exchange Ratio, 4.40
February 8, 2016	3.71x	18.6%
5 Trading Day Average	3.62x	21.4%
30 Trading Day Average	3.91x	12.5%
90 Trading Day Average	3.64x	20.9%
180 Trading Day Average	3.32x	32.5%
1 Calendar Year Average	3.41x	29.2%
2 Calendar Year Average	3.59x	22.7%

  Contribution Analysis

        Macquarie considered the relative contributions of XBKS and HRB to various pro forma balance sheet and income statement items on a standalone basis and the pro forma market capitalization of the combined entity, excluding purchase accounting adjustments. For purposes of this analysis, Macquarie used (i) unaudited balance sheet data for XBKS and HRB as of December 31, 2015, as provided by management of XBKS and HRB, (ii) net income estimates for XBKS for 2016, 2017 and 2018 based on the XBKS Projections and net income estimates for 2016, 2017 and 2018 based on the HRB Projections, (iii) average closing market price data for the five trading days ended February 8, 2016, and (iv) the implied equity valuations of XBKS and HRB indicated by the discounted cash flow analysis summarized below using a discount rate of 12.0% and a terminal value multiple of 13.0x. The results of the contribution analysis are set forth, and compared to illustrative pro forma ownership percentages of XBKS and HRB shareholders in the surviving corporation based on the exchange ratio, in the following table:

	XBKS	HRB
Assets	33.4%	66.6%
Gross Loans Held for Investment	33.6%	66.4%
Deposits	34.3%	65.7%
Tangible Common Equity (based on estimated December 31, 2015 tangible book value per share, per XBKS and HRB management)	22.8%	77.2%
Tangible Common Equity (Full DTA Allowance Reversal as per HRB management)	19.9%	80.1%
Tangible Common Equity (Based on Estimated Present Value of NOLs as per XBKS management)(1)	21.7%	78.3%
2015 Net Income (Including DTA Reversal & Asset Impairment)(2)	4.2%	95.8%
2015 Net Income (Excluding DTA Reversal & Asset Impairment)(2)	31.4%	68.6%
2016 Estimated Net Income	38.4%	61.6%
2017 Estimated Net Income	42.0%	58.0%
2018 Estimated Net Income	48.6%	51.4%
Market Capitalization	22.0%	78.0%
Implied Equity Value (Based on Discounted Cash Flow Analysis)	26.3%	73.7%
Illustrative Pro Forma Ownership based on the Exchange Ratio in the Merger	25.6%	74.4%

(1)
Initially includes full value of non-NOL DTAs and assumes present value of future standalone NOL DTA utilization discounted at 6%.

(2)
HRB estimated a $96 million DTA reversal and an $8.6 million asset impairment charge in the fourth quarter of 2015. Assumes HRB's 2015 estimated net income is not taxed on a GAAP basis.

  Discounted Cash Flow Analysis

        Macquarie performed a discounted cash flow analysis of XBKS and HRB based on the XBKS Projections and the HRB Projections, respectively. For purposes of this analysis, Macquarie applied a range of discount rates ranging from 11.0% to 14.0% and a range of terminal value multiples of 12.0x to 15.0x. For purposes of its analysis, Macquarie assumed, based on discussions with XBKS management, that XBKS and HRB would maintain a tangible common equity/tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In addition, Macquarie calculated the estimated present value of the utilizable NOLs for HRB on a standalone basis utilizing a discount rate of 6.0%. The present value of the utilizable NOLs was then added to the implied standalone equity value of HRB indicated by the discounted cash flow analysis.

        Taking into account the results of the discounted cash flow analysis, Macquarie calculated an implied exchange ratio reference range of 3.54x to 5.70x of a share of HRB common stock for each share of XBKS common stock, as compared to the exchange ratio in the merger of 4.40x of a share of HRB common stock for each share of XBKS common stock.

  Other Considerations—Merger Consequences Analysis

        Macquarie also considered certain pro forma consequences of the proposed merger. That analysis indicated that the proposed merger would be accretive to XBKS's tangible book value per share at June 30, 2016 and, assuming XBKS were to raise an additional $20 million of common equity, would be accretive to XBKS's estimated EPS for 2017.

  Other Matters

        XBKS retained Macquarie as an independent contractor to act as its financial advisor in connection with a potential transaction with HRB. XBKS selected Macquarie, because Macquarie is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and its familiarity with XBKS and its business. In addition, as part of its investment banking business, Macquarie is regularly engaged in the evaluation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. For Macquarie's services as financial advisor in connection with the merger, XBKS agreed to pay Macquarie a cash fee of 1.5% of the aggregate value of the consideration in the proposed merger as of the closing, of which $300,000 became payable upon the delivery of Macquarie's opinion and the remainder of which is contingent upon the completion of the merger. XBKS also agreed to reimburse Macquarie for certain of its out-of-pocket expenses and disbursements and to indemnify Macquarie and certain related parties against certain liabilities arising out of its engagement.

        In the ordinary course of business, Macquarie and its affiliates may acquire, hold, sell or trade debt, equity and other securities and financial instruments (including derivatives, loans and other obligations) of XBKS, HRB, any other party that may be involved in the merger and their respective affiliates, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities.

Certain XBKS Unaudited Prospective Financial Information

        XBKS does not as a matter of course make public projections as to future performance due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, XBKS is including in this joint proxy statement/prospectus certain limited unaudited financial information for XBKS on a stand-alone basis, without giving effect to the merger, which was discussed with Macquarie, HRB and Sandler O'Neill in connection with the merger.

        The following table summarizes certain unaudited prospective financial information of XBKS which was provided to Macquarie, XBKS's financial advisor, as well as to HRB and Sandler O' Neill, HRB's financial advisor. The summary consists of unaudited prospective earnings per share and tangible book value per share estimates for 2015, 2016, 2017, 2018, 2019 and 2020. These summary estimates assume XBKS does not issue new shares or raise additional new capital.

	Year Ended December 31,
	2015	2016	2017	2018	2019	2020
Earnings Per Share	$0.32	$0.36	$0.48	$0.72	$0.79	$0.85
Tangible Book Value Per Share	$6.69	$7.11	$7.65	$8.44	$9.31	$10.24

        The unaudited prospective financial information included above was prepared solely for internal use and is subjective in many respects. The inclusion of any unaudited prospective financial information for XBKS should not be regarded as an indication that any of XBKS, Macquarie, HRB, Sandler O'Neill, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to XBKS's business, all of which are difficult to predict and many of which are beyond XBKS's control.

        The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. XBKS can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include risks and uncertainties relating to XBKS's business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

        The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither XBKS's independent registered public accounting firm, HRB's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

        Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. XBKS can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. XBKS does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

        The unaudited prospective financial information does not take into account the possible financial and other effects on XBKS of the merger and does not attempt to predict or suggest future results of the surviving corporation. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the surviving corporation as a result of the merger, the effect on XBKS of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on XBKS of any possible failure of the merger to occur. None of XBKS, Macquarie, HRB, Sandler O'Neill or their respective representatives has made, makes or is authorized in the future to make any representation to any shareholder of XBKS or other person regarding XBKS's ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by XBKS, Macquarie, HRB, Sandler O'Neill, or any other person that it is viewed as material information of XBKS, particularly in light of the inherent risks and uncertainties associated with such forecasts. The unaudited prospective financial information included above is being provided because it was made available to XBKS's financial advisor in connection with the merger and to HRB in connection with its due diligence of XBKS.

        In light of the foregoing, and considering that the special meetings will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to place unwarranted reliance on such information, and XBKS urges all shareholders to review its most recent SEC filings for a description of its reported financial results and the financial statements of XBKS included in this joint proxy statement/prospectus. See "Where You Can Find More Information."

HRB's Reasons for the Merger; Recommendation of the HRB Board of Directors

        After careful consideration, the HRB board of directors, at a meeting held on February 10, 2016, unanimously determined that the merger agreement and the plan of merger are in the best interests of HRB and its shareholders. Accordingly, the HRB board of directors approved the merger agreement and the plan of merger and unanimously recommends that HRB shareholders vote "FOR" the approval of the HRB merger proposal and the other proposals to be presented at the HRB special meeting.

        In reaching its decision to approve the merger agreement, the plan of merger, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement and the plan of merger, the HRB board of directors consulted with HRB management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  each of HRB's and XBKS's business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the HRB board of directors considered its view that XBKS's business and operations complement those of HRB (including by enhancing its scale in the Richmond, Virginia and Washington, D.C. metropolitan areas) and that the merger would leverage HRB's strong deposit franchise with XBKS's commercial lending expertise and organic loan growth capabilities to diversify loan origination;

  •
  its understanding of the current and prospective environment in which HRB and XBKS operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on HRB both with and without the merger;

  •
  its familiarity with and understanding of HRB's business, results of operations, asset quality, financial and market position and expectations concerning HRB's future earnings and prospects;

  •
  its review and discussions with HRB's management and its legal and financial advisors concerning the due diligence investigation of XBKS;

  •
  the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the merger;

  •
  management's expectation that HRB will retain its strong capital position upon completion of the merger;

  •
  HRB's significant deferred tax asset and the potential that the surviving corporation could better utilize such deferred tax asset in the future than HRB could on a standalone basis;

  •
  the strategic benefits of the merger and the synergies and cost savings expected to be achieved by the surviving corporation upon completion of the merger, the anticipated pro forma impact of the merger, and the expectation that the merger will be accretive to HRB's earnings per share and tangible book value per share;

  •
  the structure of the merger as a combination in which HRB can leverage the strengths of both management teams, including the strong retail and credit capabilities of HRB management and the demonstrated commercial lending and M&A execution expertise of XBKS management;

  •
  the opinion of Sandler O'Neill, dated February 10, 2016, to the HRB board of directors as to the fairness to HRB, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger, as more fully described in "—Opinion of HRB's Financial Advisor";

  •
  the financial and other terms of the merger agreement, including the fixed exchange ratio, expected tax treatment and deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

  •
  the potential risk of diverting management attention and resources from the operation of HRB's business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating XBKS's business, operations and workforce with those of HRB, and the possibility that HRB may be unable to realize or utilize its deferred tax asset within expected time frames or at all, or in the amounts currently anticipated following completion of the merger;

  •
  the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

  •
  the fact that some of HRB's directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as HRB shareholders. See "—Interests of HRB's Directors and Executive Officers in the Merger"; and

  •
  the other risks described under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

        The foregoing discussion of the factors considered by the HRB board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the HRB board of directors. In reaching its decision to approve the merger agreement, the plan of merger and the other transactions contemplated by the merger agreement, including the merger and the issuance of HRB common stock in the merger pursuant to the merger agreement and the plan of merger, the HRB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The HRB board of directors considered all these factors as a whole, including discussions with, and questioning of, HRB's management and HRB's financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the HRB board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

Opinion of HRB's Financial Advisor

        By letter dated May 7, 2015, HRB retained Sandler O'Neill to act as financial advisor to the HRB board of directors in connection with HRB's consideration of a possible business combination. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions, and HRB selected Sandler O'Neill as its financial advisor on that basis. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill is acting as financial advisor to the HRB board of directors in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the February 10, 2016 meeting at which the HRB board of directors considered and approved the merger agreement, Sandler O'Neill delivered to the HRB board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the exchange ratio was fair to HRB from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex E to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of HRB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the HRB board of directors in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the exchange ratio to HRB. Sandler O'Neill's opinion does not constitute a recommendation to any holder of HRB common stock as to how such holder of HRB common stock should vote at any meeting of shareholders called to consider and vote upon the merger. It does not address the underlying business decision of HRB to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for HRB or the effect of any other transaction in which HRB might engage. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any HRB or XBKS officer, director, or employee, or class of such persons, if any, relative to the merger consideration to be received by any other shareholder. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

        In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  a draft of the merger agreement, dated February 10, 2016;

  •
  certain publicly available financial statements and other historical financial information of HRB that Sandler O'Neill deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of XBKS that Sandler O'Neill deemed relevant;

  •
  internal financial projections for HRB for the years ending December 31, 2015 through December 31, 2019, as provided by the senior management of HRB;

  •
  internal financial projections for XBKS for the years ending December 31, 2015 through December 31, 2019, as provided by the senior management of XBKS;

  •
  the relative contribution of assets, liabilities, equity and earnings of HRB and XBKS to the combined entity;

  •
  the pro forma financial impact of the merger on HRB based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, the repayment of all of XBKS's senior debt upon completion of the merger and the treatment of HRB's deferred tax asset, as provided by the senior management of HRB;

  •
  the publicly reported historical price and trading activity for HRB common stock and XBKS common stock, including a comparison of certain stock trading information for HRB common stock, XBKS common stock and certain stock indices as well as similar publicly available information for certain other companies the securities of which are publicly traded;

  •
  a comparison of certain financial information for HRB and XBKS with similar institutions for which publicly available information is available;

  •
  the financial terms of certain recent business combinations in the commercial banking industry (on a regional basis), to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria that Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of HRB the business, financial condition, results of operations and prospects of HRB and held similar discussions with certain members of the senior management of XBKS regarding the business, financial condition, results of operations and prospects of XBKS.

        In performing its review, Sandler O'Neill relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to Sandler O'Neill by HRB, XBKS or their respective representatives or that was otherwise reviewed by Sandler O'Neill and Sandler O'Neill assumed such accuracy and completeness for purposes of preparing its opinion. Sandler O'Neill relied, at the direction of HRB, without independent verification or investigation, on the assessments of the management of HRB as to its existing and future relationships with key employees and partners, clients, products and services and Sandler O'Neill assumed, with HRB's consent, that there would be no developments with respect to any such matters that would affect its analyses or opinion. Sandler O'Neill further relied on the assurances of the senior management of HRB and XBKS that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not make an independent verification of any such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HRB or XBKS, or any of their respective subsidiaries, nor did Sandler O'Neill review any individual credit files of HRB or XBKS. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of HRB or XBKS. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of HRB or XBKS, or the surviving corporation after the merger. Sandler O'Neill assumed, with HRB's consent, that the respective allowances for loan losses for both HRB and XBKS were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for HRB for the years ending December 31, 2015 through December 31, 2019, as provided by the senior management of HRB, and internal financial projections for XBKS for the years ending December 31, 2015 through December 31, 2019, as provided by the senior management of XBKS. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, the repayment of all of XBKS's senior debt upon completion of the merger and the treatment of HRB's deferred tax asset, as provided by the senior management of HRB. With respect to the foregoing information, the respective managements of HRB and XBKS confirmed to Sandler O'Neill that such information reflected the best currently available projections, estimates and judgments of those respective managements of the future financial performance of HRB and XBKS, respectively, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O'Neill also assumed that there had been no material change in HRB's or XBKS's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O'Neill assumed in all respects material to its analysis that HRB and XBKS would remain as going concerns for all periods relevant to its analyses.

        Sandler O'Neill also assumed, with HRB's consent, in all respects material to its analysis, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on HRB, XBKS or the merger or any related transaction, (iii) the merger and any related transaction will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Sandler O'Neill expressed no opinion as to any of the legal, accounting or tax matters relating to the merger or any other transactions contemplated in connection therewith.

        Sandler O'Neill's analyses and the views expressed therein were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O'Neill's views. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill expressed no opinion as to the trading values of HRB common stock or XBKS common stock at any time or what the value of HRB's common stock would be once it is actually received by the holders of XBKS common stock.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to the HRB board of directors, but is a summary of the material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to HRB or XBKS and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of HRB and XBKS and the companies to which they are being compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of HRB, XBKS, and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the HRB board of directors at its February 10, 2016, meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of HRB common stock or the prices at which HRB or XBKS common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by the HRB board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the HRB board of directors or senior management with respect to the fairness of the merger.

  Summary of Proposed Merger Consideration and Implied Transaction Metrics

        Sandler O'Neill reviewed the financial terms of the proposed transaction. Pursuant to the terms of the merger agreement, upon the effective time of the merger, all shares of XBKS common stock issued and outstanding immediately prior to the effective time of the merger, other than certain shares described in the merger agreement, will be converted into the right to receive 4.4 shares of HRB common stock. Based on the shares of XBKS common stock, restricted stock units, stock options and warrants to purchase shares of XBKS common stock outstanding as of January 13, 2016, Sandler O'Neill calculated an aggregate implied transaction value of approximately $111.5 million. Based upon financial information for XBKS as of or for the twelve months ended September 30, 2015, Sandler O'Neill calculated the following implied transaction metrics.

Transaction Price / LTM Earnings Per Share	34.1x
Transaction Price / 2015 Estimated Earnings Per Share(1)	25.8x
Transaction Price / 2016 Estimated Earnings Per Share(1)	21.8x
Transaction Price / Book Value	105%
Transaction Price / Tangible Book Value	125%
Tangible Book Premium / Core Deposits(2)	5.1%
Market Premium as of February 8, 2016	18.6%

(1)
XBKS earnings estimates based on management projections

(2)
Core deposits defined as total deposits less total time deposits

  Contribution Analysis

        Sandler O'Neill reviewed the relative contribution of assets, liabilities, equity and earnings to be made by HRB and XBKS to the combined entity based on financial information for both companies as of or for the period ended September 30, 2015 and market data as of February 8, 2016. This analysis indicated that the contributions to the combined entity were as follows:

	HRB	XBKS
Total Assets	67.1%	32.9%
Net Loans	67.4%	32.6%
Total Deposits	67.2%	32.8%
Tangible Common Equity	70.5%	29.5%
Tangible Common Equity Including Total DTA(1)	80.8%	19.2%
Market Capitalization	78.0%	22.0%
LTM Net Income	62.7%	37.3%
2016 Projected Net Income(2)	61.6%	38.4%
2017 Projected Net Income(2)	58.0%	42.0%
Proposed Transaction	74.4%	25.6%

(1)
Includes HRB DTA of $155 million which has a full valuation allowance against it; estimated as of 9/30/15.

(2)
Provided by HRB and XBKS management, respectively.

  Stock Trading History

        Sandler O'Neill reviewed the historical publicly reported trading prices of HRB common stock and XBKS common stock for the three-year period ended February 8, 2016. Sandler O'Neill then compared the relationship between the movements in the price of HRB and XBKS common stock, respectively, to movements in their respective peer groups (as described on pages 228 and 229) as well as certain stock indices.

HRB's Three-Year Stock Performance

	Beginning Value February 8, 2013	Ending Value February 8, 2016
HRB	100%	150.0%
HRB Peer Group	100%	122.3%
NASDAQ Bank Index	100%	122.4%
S&P 500 Index	100%	122.1%

XBKS's Three-Year Stock Performance

	Beginning Value February 8, 2013	Ending Value February 8, 2016
XBKS	100%	118.8%
XBKS Peer Group	100%	115.5%
NASDAQ Bank Index	100%	122.4%
S&P 500 Index	100%	122.1%

  Comparable Company Analyses

        Sandler O'Neill used publicly available information to compare selected financial information for HRB with a group of financial institutions selected by Sandler O'Neill. The group consisted of banks whose securities are publicly traded on a major United States exchange, headquartered in Maryland, North Carolina or Virginia with assets between $1.5 billion and $4.0 billion, excluding targets of announced merger transactions (which we refer to as the "HRB Peer Group"). The HRB Peer Group consisted of the following companies:

HRB Peer Group

Cardinal Financial Corporation	First Bancorp
HomeTrust Bancshares, Inc.	Park Sterling Corporation
First Community Bancshares, Inc.	WashingtonFirst Bankshares, Inc.
American National Bankshares Inc.

        The analysis compared publicly available financial information for HRB with corresponding data for the HRB Peer Group as of or for the twelve months ended September 30, 2015 (unless otherwise indicated), with pricing data as of February 8, 2016. The table below sets forth the data for HRB and the high, low, mean, and median data for the HRB Peer Group.

HRB Comparable Company Analysis (HRB Peer Group)

	HRB	HRB Peer Group High	HRB Peer Group Low	HRB Peer Group Mean	HRB Peer Group Median
Total Assets ($ millions)	$1,978	$4,030	$1,547	$2,618	$2,514
Tangible Common Equity / Tangible Assets	10.28%	12.56%	8.13%	10.02%	9.93%
Leverage Ratio	11.56%	12.03%	9.60%	10.95%	10.92%
Total Risk Based Capital Ratio	14.44%	16.65%	11.43%	14.59%	15.74%
Last Twelve Months Return on Average Assets	0.35%	1.29%	0.32%	0.84%	0.84%
Last Twelve Months Return on Average Equity	3.51%	11.76%	2.34%	7.18%	7.18%
Last Twelve Months Net Interest Margin	3.24%	4.13%	3.32%	3.69%	3.68%
Last Twelve Months Efficiency Ratio	88.8%	77.2%	56.9%	65.4%	63.0%
Loan Loss Reserves / Gross Loans	1.45%	1.25%	0.52%	1.03%	1.13%
Non-Performing Assets / Total Assets(1)	3.76%	2.30%	0.03%	1.10%	0.86%
Net Charge-Offs / Average Loans	1.24%	0.33%	0.02%	0.10%	0.08%
Price / Tangible Book Value	156%	161%	95%	134%	137%
Price / Last Twelve Months Earnings per Share	NM	18.3x	12.7x	15.0x	14.2x
Price / 2016 Estimated Earnings per Share(2)	NA	28.2x	12.5x	16.5x	14.2x
Price / 2017 Estimated Earnings per Share(2)	NA	25.0x	11.4x	14.1x	12.3x
Current Dividend Yield	0.0%	3.9%	0.0%	2.1%	1.9%
Market Capitalization ($ millions)	$318	$587	$210	$345	$325

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

(2)
Earnings estimates per FactSet.

Note:
Financial data for Cardinal Financial Corporation, First Bancorp, HomeTrust Bancshares, Inc., Park Sterling Corporation, First Community Bancshares, Inc., WashingtonFirst Bankshares, Inc. and American National Bankshares Inc. as of or for the period ending December 31, 2015.

        Sandler O'Neill used publicly available information to perform a similar analysis for XBKS and a group of financial institutions selected by Sandler O'Neill. The group consisted of banks whose securities are publicly traded on a major United States exchange, headquartered in Virginia with assets between $500 million and $1.5 billion, excluding targets of announced merger transactions (which we refer to as the "XBKS Peer Group"). The XBKS Peer Group consisted of the following companies:

XBKS Peer Group

C&F Financial Corporation	Middleburg Financial Corporation
Eastern Virginia Bankshares, Inc.	Access National Corporation
Community Bankers Trust Corporation	National Bankshares, Inc.
Southern National Bancorp of Virginia, Inc.	Old Point Financial Corporation
Fauquier Bankshares, Inc.	Bank of the James Financial Group, Inc.

        The analysis compared publicly available financial information for XBKS with corresponding data for the XBKS Peer Group as of or for the twelve months ended September 30, 2015 (unless otherwise indicated), with pricing data as of February 8, 2016. The table below sets forth the data for XBKS and the high, low, mean, and median data for the XBKS Peer Group.

XBKS Comparable Company Analysis (XBKS Peer Group)

	XBKS	XBKS Peer Group High	XBKS Peer Group Low	XBKS Peer Group Mean	XBKS Peer Group Median
Total Assets ($ millions)	$971	$1,405	$527	$1,048	$1,161
Tangible Common Equity / Tangible Assets	8.90%	14.76%	6.98%	9.67%	9.22%
Leverage Ratio	8.78%	15.44%	9.15%	10.38%	9.71%
Total Risk Based Capital Ratio	11.98%	25.50%	11.81%	15.43%	14.51%
Last Twelve Months Return on Average Assets	0.33%	1.43%	(0.22)%	0.76%	0.73%
Last Twelve Months Return on Average Equity	3.09%	14.83%	(2.31)%	7.34%	7.78%
Last Twelve Months Net Interest Margin	3.29%	6.35%	3.27%	3.99%	3.82%
Last Twelve Months Efficiency Ratio	76.7%	83.3%	45.9%	69.6%	72.8%
Loan Loss Reserves / Gross Loans	0.93%	3.76%	1.02%	1.49%	1.30%
Non-Performing Assets / Total Assets(1)	1.51%	1.95%	0.77%	1.43%	1.58%
Net Charge-Offs / Average Loans	0.08%	2.52%	(0.05)%	0.44%	0.07%
Price / Tangible Book Value	106%	164%	101%	120%	111%
Price / Last Twelve Months Earnings per Share	28.8x	23.1x	10.3x	15.5x	13.8x
Price / 2015 Estimated Earnings per Share(2)	25.1x	19.9x	11.6x	16.1x	17.0x
Price / 2016 Estimated Earnings per Share(2)	18.2x	17.0x	10.7x	14.0x	13.9x
Current Dividend Yield	0.0%	3.8%	0.0%	2.4%	2.5%
Market Capitalization ($ millions)	$90	$226	$51	$124	$120

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

(2)
Earnings estimates per FactSet.

Note:
Financial data for C&F Financial Corporation, Middleburg Financial Corporation, Access National Corporation, Community Bankers Trust Corporation, Southern National Bancorp of Virginia, Inc., and Bank of the James Financial Group, Inc. as of December 31, 2015.

  Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed a group of selected merger and acquisition transactions. The group consisted of twelve regional bank and thrift transactions announced between January 1, 2013 and February 8, 2016 with reported deal values between $25 million and $150 million and where the target was headquartered in North Carolina or Virginia (which we refer to as the "Precedent Transactions").

        The Precedent Transactions group was composed of the following transactions:

Acquiror	Target
BNC Bancorp	High Point Bank Corporation
Southern BancShares (N.C.), Inc.	Heritage Bankshares, Inc.
Park Sterling Corporation	First Capital Bancorp, Inc.
Bank of the Ozarks, Inc.	Bank of the Carolinas Corporation
BNC Bancorp	Valley Financial Corporation
First Horizon National Corporation	TrustAtlantic Financial Corporation
BNC Bancorp	Community First Financial Group, Inc.
BNC Bancorp	South Street Financial Corp.
NewBridge Bancorp	CapStone Bank
New Century Bancorp, Inc.	Select Bancorp, Inc.
Cardinal Financial Corporation	United Financial Banking Companies, Inc.
Bank of the Ozarks, Inc.	First National Bank of Shelby

        Using the latest publicly available information prior to the announcement of the relevant transactions, Sandler O'Neill reviewed the following quantitative transaction metrics: transaction price to last twelve months earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-month market premium. Sandler O'Neill compared the indicated transaction metrics for the merger to the high, low, mean and median metrics of the Precedent Transactions group.

	HRB / XBKS	Precedent Transactions High	Precedent Transactions Low	Precedent Transactions Mean	Precedent Transactions Median
Transaction Price / Last Twelve Months Earnings per Share	34.1x	50.3x	2.8x	22.5x	17.7x
Transaction Price / Tangible Book Value per Share	125%	196%	63%	139%	142%
Tangible Book Premium / Core Deposits	5.1%	11.8%	(8.0)%	5.9%	7.3%
1-Month Market Premium	18.6%	106.6%	0.0%	51.7%	59.3%

  Net Present Value Analyses

        Sandler O'Neill performed an analysis that estimated the net present value per share of HRB common stock, assuming that HRB performed in accordance with the internal projections provided by HRB management for the years ending December 31, 2015 through December 31, 2019. To approximate the terminal value of HRB common stock at December 31, 2019, Sandler O'Neill applied price to 2019 earnings multiples ranging from 10.0x to 20.0x and multiples of December 31, 2019 tangible book value ranging from 100% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of HRB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of HRB common stock of $0.41 to $0.96 when applying earnings multiples and $1.04 to $1.93 when applying multiples of tangible book value.

Earnings per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
12.0%	$0.48	$0.57	$0.67	$0.76	$0.86	$0.96
13.0%	$0.46	$0.55	$0.64	$0.74	$0.83	$0.92
14.0%	$0.44	$0.53	$0.62	$0.71	$0.80	$0.89
15.0%	$0.43	$0.51	$0.60	$0.68	$0.77	$0.85
16.0%	$0.41	$0.49	$0.58	$0.66	$0.74	$0.82

Tangible Book Value Multiples

Discount Rate	100%	112%	124%	136%	148%	160%
12.0%	$1.21	$1.35	$1.50	$1.64	$1.79	$1.93
13.0%	$1.16	$1.30	$1.44	$1.58	$1.72	$1.86
14.0%	$1.12	$1.26	$1.39	$1.52	$1.66	$1.79
15.0%	$1.08	$1.21	$1.34	$1.47	$1.60	$1.73
16.0%	$1.04	$1.17	$1.29	$1.42	$1.54	$1.67

        Sandler O'Neill also considered and discussed with the HRB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming HRB's net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for HRB common stock, applying the price to 2019 earnings multiples range of 10.0x to 20.0x referred to above and a discount rate of 14.00%, which was the midpoint of the 12% to 16% discount rate range referred to above.

Earnings per Share Multiples

Annual Estimate Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(20.0%)	$0.35	$0.43	$0.50	$0.57	$0.64	$0.71
(15.0%)	$0.38	$0.45	$0.53	$0.60	$0.68	$0.75
(5.0%)	$0.42	$0.51	$0.59	$0.67	$0.76	$0.84
0.0%	$0.44	$0.53	$0.62	$0.71	$0.80	$0.89
5.0%	$0.47	$0.56	$0.65	$0.74	$0.84	$0.93
15.0%	$0.51	$0.61	$0.71	$0.82	$0.92	$1.02
20.0%	$0.53	$0.64	$0.74	$0.85	$0.96	$1.06

        Sandler O'Neill also performed two analyses that estimated the net present value per share of XBKS common stock under various circumstances. The first analysis assumed XBKS performed in accordance with the internal projections for the years ending December 31, 2015 through December 31, 2019, as provided by XBKS senior management (which we refer to as the "XBKS Stand Alone NPV Analysis"). For the second analysis, Sandler O'Neill used the same assumptions as the XBKS Stand Alone NPV Analysis, but also included assumptions related to after-tax cost savings, as provided by the senior management of HRB (which we refer to as the "XBKS Adjusted NPV Analysis").

        For both the XBKS Stand Alone NPV Analysis and the XBKS Adjusted NPV Analysis, to approximate the terminal value of XBKS common stock at December 31, 2019, Sandler O'Neill applied price to 2019 earnings multiples ranging from 10.0x to 20.0x. For the XBKS Stand Alone NPV Analysis, to approximate the terminal value of XBKS common stock at December 31, 2019, Sandler O'Neill also applied multiples of tangible book value ranging from 100% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of XBKS common stock.

        As illustrated in the following tables, the XBKS Stand Alone NPV Analysis indicated an imputed range of values per share of XBKS common stock of $4.39 to $10.19 when applying multiples of earnings to the applicable amounts indicated in the XBKS projections and the XBKS Adjusted NPV Analysis indicated an imputed range of values per share of XBKS common stock of $7.18 to $16.66 when applying multiples of earnings to the applicable amounts indicated in the XBKS projections, taking into account the assumptions relating to the cost savings, as provided by HRB senior management. In addition, as illustrated in the following tables, the XBKS Stand Alone NPV Analysis indicated an imputed range of values per share of XBKS common stock of $4.97 to $9.23 when applying multiples of tangible book value to the applicable amounts indicated in the XBKS projections.

Earnings per Share Multiples (XBKS Stand Alone NPV Analysis)

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
12.0%	$5.10	$6.11	$7.13	$8.15	$9.17	$10.19
13.0%	$4.91	$5.89	$6.87	$7.85	$8.83	$9.81
14.0%	$4.73	$5.67	$6.62	$7.56	$8.51	$9.45
15.0%	$4.55	$5.46	$6.38	$7.29	$8.20	$9.11
16.0%	$4.39	$5.27	$6.15	$7.02	$7.90	$8.78

Earnings per Share Multiples (XBKS Adjusted NPV Analysis)

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
12.0%	$8.33	$10.00	$11.66	$13.33	$15.00	$16.66
13.0%	$8.02	$9.63	$11.23	$12.84	$14.44	$16.04
14.0%	$7.73	$9.27	$10.82	$12.36	$13.91	$15.45
15.0%	$7.45	$8.93	$10.42	$11.91	$13.40	$14.89
16.0%	$7.18	$8.61	$10.05	$11.48	$12.92	$14.35

Tangible Book Value Multiples (XBKS Stand Alone NPV Analysis)

Discount Rate	100%	112%	124%	136%	148%	160%
12.0%	$5.77	$6.46	$7.15	$7.84	$8.54	$9.23
13.0%	$5.55	$6.22	$6.89	$7.55	$8.22	$8.89
14.0%	$5.35	$5.99	$6.63	$7.28	$7.92	$8.56
15.0%	$5.16	$5.77	$6.39	$7.01	$7.63	$8.25
16.0%	$4.97	$5.57	$6.16	$6.76	$7.35	$7.95

        Sandler O'Neill also considered and discussed with the HRB board of directors how these analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis, assuming XBKS's net income varied from 20% above projections to 20% below projections for the XBKS Stand Alone NPV

Analysis and the XBKS Adjusted NPV Analysis. These analyses resulted in the following range of per share values for XBKS common stock, applying the price to 2019 earnings multiples range of 10.0x to 20.0x referred to above and a discount rate of 14.00%, which was the midpoint of the 12% to 16% discount rate range referred to above.

Earnings per Share Multiples (XBKS Stand Alone NPV Analysis)

Annual Estimate Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(20.0%)	$3.78	$4.54	$5.29	$6.05	$6.81	$7.56
(15.0%)	$4.02	$4.82	$5.62	$6.43	$7.23	$8.03
(5.0%)	$4.49	$5.39	$6.29	$7.18	$8.08	$8.98
0.0%	$4.73	$5.67	$6.62	$7.56	$8.51	$9.45
5.0%	$4.96	$5.95	$6.95	$7.94	$8.93	$9.92
15.0%	$5.43	$6.52	$7.61	$8.70	$9.78	$10.87
20.0%	$5.67	$6.81	$7.94	$9.07	$10.21	$11.34

Earnings per Share Multiples (XBKS Adjusted NPV Analysis)

Annual Estimate Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(20.0%)	$6.78	$8.14	$9.49	$10.85	$12.21	$13.56
(15.0%)	$7.02	$8.42	$9.83	$11.23	$12.63	$14.04
(5.0%)	$7.49	$8.99	$10.49	$11.99	$13.48	$14.98
0.0%	$7.73	$9.27	$10.82	$12.36	$13.91	$15.45
5.0%	$7.96	$9.56	$11.15	$12.74	$14.33	$15.93
15.0%	$8.44	$10.12	$11.81	$13.50	$15.19	$16.87
20.0%	$8.67	$10.41	$12.14	$13.88	$15.61	$17.35

        In connection with its analyses, Sandler O'Neill considered and discussed with the HRB board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

  Pro Forma Merger Analysis

        Sandler O'Neill analyzed certain potential pro forma effects of the merger, based on certain assumptions, including the following: (i) 100% of the outstanding shares of XBKS common stock are converted into the stock consideration at the 4.4 exchange ratio; (ii) all outstanding XBKS stock options are converted into HRB stock options in accordance with the merger agreement; and (iii) all outstanding XBKS warrants are converted into HRB warrants pursuant to their terms and in accordance with the merger agreement. Sandler O'Neill also utilized the following assumptions: (a) internal earnings projections for XBKS, as provided by the senior management of XBKS; (b) internal earnings projections for HRB, as provided by the senior management of HRB, (c) purchase accounting adjustments provided by the senior management of HRB consisting of (i) a credit mark on loans, (ii) an interest rate mark on loans and (iii) a core deposit intangible asset; (d) cost savings projections, as provided by HRB senior management; (e) estimated pre-tax one-time transaction costs and expenses, as provided by HRB senior management; (f) an annual pre-tax opportunity cost of cash, as provided by HRB senior management; and (g) the treatment of HRB's deferred tax asset, as provided by the senior management of HRB. The analysis indicated that the merger could be accretive to HRB's estimated earnings per share (excluding one-time transaction costs and expenses) in the years ended December 31, 2017 through 2019 and accretive to estimated tangible book value per share at close.

        In connection with this analysis, Sandler O'Neill considered and discussed with the HRB board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the completion of the merger, and noted that the actual results achieved by the surviving corporation may vary from projected results and the variations may be material.

  Sandler O'Neill's Relationship

        Sandler O'Neill is acting as the financial advisor to the HRB board of directors in connection with the merger and will receive a transaction fee in connection with the merger in an amount equal to approximately $3.8 million, a substantial portion of which is subject to and due upon completion of the merger. Sandler O'Neill also received a fee for rendering its fairness opinion, 50% of which will be credited towards the transaction fee becoming payable to Sandler O'Neill upon completion of the merger. HRB has also agreed to indemnify Sandler O'Neill against certain expenses and liabilities arising out of its engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with its engagement. In the two years preceding the date of Sandler O'Neill's opinion, Sandler O'Neill did not receive any investment banking fees from either HRB or XBKS.

        In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to HRB, XBKS and their respective affiliates. Sandler O'Neill may also actively trade the equity and debt securities of HRB, XBKS or their respective affiliates for its own account and for the accounts of its customers.

Certain HRB Unaudited Prospective Financial Information

        HRB does not as a matter of course make public projections as to future performance due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, HRB is including in this joint proxy statement/prospectus certain limited unaudited financial information for HRB on a stand-alone basis, without giving effect to the merger, which was discussed with Sandler O'Neill, XBKS, and Macquarie in connection with the merger.

        The following table summarizes certain unaudited prospective financial information of HRB which was provided to Sandler O'Neill, HRB's financial advisor as well as to XBKS and Macquarie, XBKS's financial advisor, and used in Sandler O'Neill's analysis. The summary consists of unaudited prospective earnings per share, total assets, and tangible book value per share estimates for 2015, 2016, 2017, 2018 and 2019, which assumed a $96 million reversal of HRB's deferred tax asset valuation reserve in the fourth quarter of 2015.

	Year Ended December 31,
	2015	2016	2017	2018	2019
Earnings Per Share	$0.56	$0.05	$0.05	$0.06	$0.08
Tangible Book Value Per Share	$1.72	$1.76	$1.82	$1.88	$1.96

        The unaudited prospective financial information included above was prepared solely for internal use and is subjective in many respects. The inclusion of any unaudited prospective financial information for HRB should not be regarded as an indication that any of HRB, Sandler O'Neill, XBKS, Macquarie, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to HRB's business, all of which are difficult to predict and many of which are beyond HRB's control.

        The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. HRB can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include risks and uncertainties relating to HRB's business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

        The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither HRB's independent registered public accounting firm, XBKS's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

        Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. HRB can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. HRB does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

        The unaudited prospective financial information does not take into account the possible financial and other effects on HRB of the merger and does not attempt to predict or suggest future results of the surviving corporation. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the surviving corporation as a result of the merger, the effect on HRB of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on HRB of any possible failure of the merger to occur. None of HRB, Sandler O'Neill, XBKS, Macquarie or their respective representatives has made, makes or is authorized in the future to make any representation to any shareholder of HRB or other person regarding HRB's ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by HRB, Sandler O'Neill, XBKS, Macquarie or any other person that it is viewed as material information of HRB, particularly in light of the inherent risks and uncertainties associated with such forecasts. The unaudited prospective financial information included above is being provided because it was made available to HRB's financial advisor in connection with the merger and to XBKS in connection with its due diligence of HRB.

        In light of the foregoing, and considering that the special meetings will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to place unwarranted reliance on such information, and HRB urges all shareholders to review its most recent SEC filings for a description of its reported financial results and the financial statements of HRB included in this joint proxy statement/prospectus. See "Where You Can Find More Information."

Interests of XBKS's Directors and Executive Officers in the Merger

        In considering the recommendation of the XBKS board of directors to vote for the XBKS merger proposal, XBKS shareholders should be aware that certain of XBKS's directors and executive officers have economic interests in the merger and have arrangements that are different from, or in addition to, those of XBKS stockholders generally. The XBKS board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement, the plan of merger and the merger. These interests are described below.

  Certain Assumptions

        Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

  •
  the relevant price per share of XBKS common stock is $6.86, which is the average closing price per share of XBKS's common stock as quoted on the NASDAQ over the first five business days following the first public announcement of the merger on February 10, 2016;

  •
  the effective time of the merger is April 1, 2016, which is the assumed date of the completion of the merger solely for purposes of the disclosure in this section; and

  •
  each applicable executive officer of XBKS is terminated by an "event of termination" or a "termination for good reason" (as such terms are defined in the relevant XBKS agreements in effect on the date) immediately following the assumed effective time of the merger of April 1, 2016.

  Employment Agreements

        New Employment Agreement with T. Gaylon Layfield, III.    Concurrently with the execution of the merger agreement, Mr. Layfield entered into an employment agreement with HRB (which we refer to as the "New Layfield Agreement"), which will become effective at the effective time of the merger.

        Under the terms of the New Layfield Agreement, Mr. Layfield will be employed as Chief Executive Officer of the surviving corporation and Chief Executive Officer of the surviving bank following the effective time of the merger. Mr. Layfield will receive an initial base salary of $500,000 and will be eligible for annual salary increases at the discretion of the compensation committee of the surviving corporation board. Mr. Layfield also will receive an award of restricted stock units for the number of stock units equal to the number of shares of the surviving corporation common stock that have a fair market value at the effective time of the merger equal to $240,000, one-third of which will vest on each of the first, second and third anniversaries of the effective time of the merger, with accelerated vesting of any unvested restricted stock units upon a change in control or his resignation with good reason. Mr. Layfield also will be granted a non-statutory stock option to purchase that number of shares of the surviving corporation common stock as would result in the option having a Black-Scholes value of $960,000. The exercise price per share of the option will equal the fair market value of one share of the surviving corporation common stock on the date of grant and the option will become exercisable with respect to one-third of the shares on each of the first, second and third anniversaries of the effective time of the merger, with accelerated vesting and exercisability upon a change in control or his resignation with good reason. Mr. Layfield also will be eligible to participate in long-term or short-term incentive plans and cash and non-cash employee benefit plans and will receive reimbursement for certain expenses.

        The term of the New Layfield Agreement will commence at the effective time of the merger and will expire on the third anniversary thereof, unless sooner terminated in accordance with the New Layfield Agreement. On the third anniversary and each anniversary thereafter, the term will be extended for an additional year, unless the surviving corporation or the surviving bank gives 90 days' prior notice to the contrary. The New Layfield Agreement may be terminated at any time by the surviving corporation or the surviving bank for cause and by Mr. Layfield upon 30 days' prior written notice, or upon Mr. Layfield's death or disability.

        The New Layfield Agreement also provides for the termination of Mr. Layfield's employment at any time by the surviving corporation or the surviving bank for other than cause and by Mr. Layfield for good reason. Upon termination under either of these circumstances and provided that Mr. Layfield releases and waives his claims against the surviving corporation and the surviving bank as provided in the New Layfield Agreement, Mr. Layfield will be entitled to receive (A) a lump sum cash payment in an amount equal to 200% of the sum of his then-current rate of annual base salary and the average of his last two years' annual bonuses earned; provided, however, that if the termination occurs before 2018, then for any calendar year in which an annual bonus was not earned, the annual bonus amount used to calculate the average will equal 40% of Mr. Layfield's annual base salary and (B) continued participation for Mr. Layfield and his covered dependents in the surviving bank's group health plan for a period of up to twenty-four months following the date of termination of employment and payment by the surviving bank of his premiums during such period or, if coverage is not available for Mr. Layfield and his covered dependents under the plan during such period, then monthly payments to Mr. Layfield in the amount of such monthly premiums for the duration of such period.

        If within twelve months following or within six months preceding a change in control, Mr. Layfield's employment is terminated without cause or if he resigns for good reason, and provided that Mr. Layfield releases and waives his claims against the surviving corporation and the surviving bank as provided in the New Layfield Agreement, Mr. Layfield will be entitled to receive (A) a lump sum cash payment equal to 299% of the sum of his then-current rate of annual base salary and the average of his last two years' annual bonuses earned; provided, however, that if the termination occurs before 2018, then for any calendar year in which an annual bonus was not earned, the annual bonus amount used to calculate the average will equal 40% of Mr. Layfield's annual base salary; (B) continued participation for Mr. Layfield and his covered dependents in the surviving bank's group health plan as described above but for a period of 36 months and (C) immediate vesting of unvested outstanding equity-based awards.

        The New Layfield Agreement indemnifies Mr. Layfield to the fullest extent of applicable law for any matter relating to his affiliation with the surviving corporation and the surviving bank unless Mr. Layfield is terminated for cause and the relevant claim arises out of the matter for which he was terminated. During the term of his employment and for a period of one year thereafter, Mr. Layfield is restricted from soliciting clients or employees of the surviving corporation and the surviving bank and from competing with the surviving bank within a specified geographic area.

        New Employment Agreement with Thomas W. Osgood.    Concurrently with the execution of the merger agreement, Mr. Osgood entered into an employment agreement with HRB (which we refer to as the "New Osgood Agreement"), which will become effective at the effective time of the merger.

        Under the terms of the New Osgood Agreement, Mr. Osgood will be employed as Executive Vice President and Chief Financial Officer of the surviving corporation and Executive Vice President and Chief Financial Officer of the surviving bank following the effective time of the merger. Mr. Osgood will receive an initial base salary of $275,000 and will be eligible for annual salary increases at the discretion of the compensation committee of the surviving corporation board. Mr. Osgood also will receive an award of restricted stock units, for the number of stock units equal to the number of shares of the surviving corporation common stock that have a fair market value at the effective time of the merger equal to $90,000, one-third of which will vest on each of the first, second and third anniversaries of the effective time of the merger, with accelerated vesting of any unvested restricted stock units upon a change in control or his resignation with good reason. Mr. Osgood also will be granted a non-statutory stock option to purchase that number of shares of the surviving corporation common stock as would result in the option having a Black-Scholes value of $360,000. The exercise price per share of the option will equal the fair market value of one share of the surviving corporation common stock on the date of grant and the option will become exercisable with respect to one-third of the shares on each of the first, second, and third anniversaries of the effective time of the merger, with accelerated vesting and exercisability upon a change in control or his resignation with good reason. Mr. Osgood also will be eligible to participate in long-term or short-term incentive plans and cash and non-cash employee benefit plans and will receive reimbursement for certain expenses.

        The term of the New Osgood Agreement will commence at the effective time of the merger and will expire on the third anniversary thereof, unless sooner terminated in accordance with the New Osgood Agreement. On the third anniversary and each anniversary thereafter, the term will be extended for an additional year, unless the surviving corporation or the surviving bank gives 90 days' prior notice to the contrary. The New Osgood Agreement may be terminated at any time by the surviving corporation or the surviving bank for cause and by Mr. Osgood upon 30 days' prior written notice, or upon Mr. Osgood's death or disability.

        The New Osgood Agreement also provides for the termination of Mr. Osgood's employment at any time by the surviving corporation or the surviving bank for other than cause and by Mr. Osgood for good reason. Upon termination under either of these circumstances and provided that Mr. Osgood releases and waives his claims against the surviving corporation and the surviving bank as provided in the New Osgood Agreement, Mr. Osgood will be entitled to receive (A) a lump sum cash payment in an amount equal to the sum of his then-current rate of annual base salary and the average of his last two years' annual bonuses earned; provided, however, that if the termination occurs before 2018, then for any calendar year in which an annual bonus was not earned, the annual bonus amount used to calculate the average will equal 30% of Mr. Osgood's annual base salary and (B) continued participation for Mr. Osgood and his covered dependents in the surviving bank's group health plan for a period of up to twelve months following the date of termination of employment and payment by the surviving bank of his premiums during such period.

        If within twelve months following or within six months preceding a change in control, Mr. Osgood's employment is terminated without cause or if he resigns for good reason, and provided that Mr. Osgood releases and waives his claims against the surviving corporation and the surviving bank as provided in the New Osgood Agreement, Mr. Osgood will be entitled to receive (A) a lump sum cash payment in an amount equal to 200% of the sum of his then-current rate of annual base salary and the average of his last two years' annual bonuses earned; provided, however, that if the termination occurs before 2018, then for any calendar year in which an annual bonus was not earned, the annual bonus amount used to calculate the average will equal 30% of Mr. Osgood's annual base salary; (B) continued participation for Mr. Osgood and his covered dependents in the surviving bank's group health plan as described above but for a period of up to twenty-four months, and (C) immediate vesting of unvested outstanding equity-based awards.

        The New Osgood Agreement indemnifies Mr. Osgood to the fullest extent of applicable law for any matter relating to his affiliation with the surviving corporation and the surviving bank unless Mr. Osgood is terminated for cause and the relevant claim arises out of the matter for which he was terminated. During the term of his employment and for a period of one year thereafter, Mr. Osgood is restricted from soliciting clients or employees of the surviving corporation and the surviving bank and from competing with the surviving corporation and the surviving bank within a specified geographic area.

        New Employment Agreement with Wellington W. Cottrell, III.    Concurrently with the execution of the merger agreement, Mr. Cottrell entered into an employment agreement with HRB (which we refer to as the "New Cottrell Agreement"), which will become effective at the effective time of the merger.

        Under the terms of the New Cottrell Agreement, Mr. Cottrell will be employed as Executive Vice President and Chief Credit Officer of the surviving corporation and Executive Vice President and Chief Credit Officer of the surviving bank following the effective time of the merger. Mr. Cottrell will receive an initial base salary of $275,000 and will be eligible for annual salary increases at the discretion of the compensation committee of the surviving corporation board. Mr. Cottrell also will receive an award of restricted stock units, for the number of stock units equal to the number of shares of the surviving corporation common stock that have a fair market value at the effective time of the merger equal to $90,000, one-third of which will vest on each of the first, second and third anniversaries of the effective time of the merger, with accelerated vesting of any unvested restricted stock units upon a change in control or his resignation with good reason. Mr. Cottrell also will be granted a non-statutory stock option to purchase that number of shares of the surviving corporation common stock as would result in the option having a Black-Scholes value of $360,000. The exercise price per share of the option will equal the fair market value of one share of the surviving corporation common stock on the date of grant and the option will become exercisable with respect to one-third of the shares on each of the first, second, and third anniversaries of the effective time of the merger, with accelerated vesting and exercisability upon a change in control or his resignation with good reason. Mr. Cottrell also will be eligible to participate in long-term or short-term incentive plans and cash and non-cash employee benefit plans and will receive reimbursement for certain expenses.

        The term of the New Cottrell Agreement will commence at the effective time of the merger and will expire on the third anniversary thereof, unless sooner terminated in accordance with the New Cottrell Agreement. On the third anniversary and each anniversary thereafter, the term will be extended for an additional year, unless the surviving corporation or the surviving bank gives 90 days' prior notice to the contrary. The New Cottrell Agreement may be terminated at any time by the surviving corporation or the surviving bank for cause and by Mr. Cottrell upon 30 days' prior written notice, or upon Mr. Cottrell's death or disability.

        The New Cottrell Agreement also provides for the termination of Mr. Cottrell's employment at any time by the surviving corporation or the surviving bank for other than cause and by Mr. Cottrell for good reason. Upon termination under either of these circumstances and provided that Mr. Cottrell releases and waives his claims against the surviving corporation and the surviving bank as provided in the New Cottrell Agreement, Mr. Cottrell will be entitled to receive (A) a lump sum cash payment in an amount equal to the sum of his then-current rate of annual base salary and the average of his last two years' annual bonuses earned; provided, however, that if the termination occurs before 2018, then for any calendar year in which an annual bonus was not earned, the annual bonus amount used to calculate the average will equal 30% of Mr. Cottrell's annual base salary and (B) continued participation for Mr. Cottrell and his covered dependents in the surviving bank's group health plan for a period of up to twelve months following the date of termination of employment and payment by the surviving bank of his premiums during such period.

        If within twelve months following or within six months preceding a change in control, Mr. Cottrell's employment is terminated without cause or if he resigns for good reason, and provided that Mr. Cottrell releases and waives his claims against the surviving corporation and the surviving bank as provided in the New Cottrell Agreement, Mr. Cottrell will be entitled to receive (A) a lump sum cash payment in an amount equal to 200% of the sum of his then-current rate of annual base salary and the average of his last two years' annual bonuses earned; provided, however, that if the termination occurs before 2018, then for any calendar year in which an annual bonus was not earned, the annual bonus amount used to calculate the average will equal 30% of Mr. Cottrell's annual base salary; (B) continued participation for Mr. Cottrell and his covered dependents in the surviving bank's group health plan as described above but for a period of up to twenty-four months, and (C) immediate vesting of unvested outstanding equity-based awards.

        The New Cottrell Agreement indemnifies Mr. Cottrell to the fullest extent of applicable law for any matter relating to his affiliation with the surviving corporation and the surviving bank unless Mr. Cottrell is terminated for cause and the relevant claim arises out of the matter for which he was terminated. During the term of his employment and for a period of one year thereafter, Mr. Cottrell is restricted from soliciting clients or employees of the surviving corporation and the surviving bank and from competing with the surviving corporation and the surviving bank within a specified geographic area.

        Superseded XBKS Agreements.    Each of Messrs. Layfield, Osgood, Davis and Cottrell is party to an employment agreement with XBKS, described under "Directors and Executive Officers of XBKS and Related Matters—XBKS Executive Compensation—Employment Agreements." These agreements with respect to each of Messrs. Layfield, Osgood and Cottrell (which we refer to collectively as the "Superseded XBKS Agreements") will be superseded by the applicable new employment agreement as described above, effective at the effective time of the merger. The agreement with respect to Mr. Davis will be assumed by the surviving corporation, effective at the effective time of the merger.

        Other Executive Officers.    Under the terms of the employment agreement with Mr. O'Flaherty, upon termination of his employment by an "event of termination" or a "termination for good reason" he is entitled to receive an amount equal to two times his "total compensation" (as defined in his XBKS agreement), with the "base salary" (as defined in his agreement) component of such severance payment to be paid in 12 equal monthly installments beginning 30 days following termination, and any "incentive compensation" (as defined in his XBKS agreement) component of such severance payment to be paid in a lump sum on the first day of the seventh month following termination. He is also entitled to reimbursement of premiums for continued participation for himself and his covered dependents in XBKS's health plans for 24 months following the "event of termination" (as defined in his XBKS agreement).

        Under the terms of the employment agreement with Mr. Phillips, upon termination of his employment by an "event of termination" or a "termination for good reason" he is entitled to receive an amount equal to one times his "base salary" (as defined in his agreement) to be paid in 12 equal monthly installments beginning 30 days following termination. He is also entitled to reimbursement of premiums for continued participation for himself and his covered dependents in XBKS's health plans for 24 months following termination (as defined in his XBKS agreement).

        See "—Quantification of Payments and Benefits to XBKS's Named Executive Officers" for an estimate of the value of the severance benefits payable to XBKS's named executive officers upon a qualifying termination under their existing employment agreements. Based on the assumptions described above under "—Certain Assumptions," upon a qualifying termination, the estimated aggregate cash severance payable to Messrs. O'Flaherty and Phillips, who are not named executive officers, is $678,060 and reimbursement of health plan premiums are $65,636.

  Treatment of Outstanding XBKS Equity Awards and Warrants

  Stock Options

        Each stock option granted by XBKS that is outstanding and unexercised as of immediately prior to the effective time of the merger, whether or not vested, will be converted into an option to acquire, on the same terms and conditions, including vesting and any applicable accelerated vesting, as were applicable under such option immediately prior to the effective time of the merger, the number of shares of HRB common stock equal to the number of shares of XBKS common stock subject to such option immediately prior to the effective time of the merger multiplied by the exchange ratio (rounding any resultant fractional share down to the nearest whole number of shares), at a price per share of HRB common stock equal to the price per share under such option divided by the exchange ratio (rounding any resultant fractional cent up to the nearest whole cent).

  Restricted Stock Units

        Each restricted stock unit award granted by XBKS that is outstanding immediately prior to the effective time of the merger and becomes vested and/or payable by its terms as of the effective time of the merger or by reason of the completion of the merger will be cancelled and converted automatically into the right to receive 4.4 shares of HRB common stock for each share of XBKS common stock underlying such award, less any applicable tax withholdings unless the holder makes a cash payment to XBKS for such withholdings. Each XBKS restricted stock unit award that does not become vested and/or payable by its terms as of the effective time of the merger or by reason of the completion of merger will be converted automatically into an HRB restricted stock unit award, with the same terms and conditions, including vesting and payment provisions, applicable to such award immediately prior to the effective time of the merger, relating to the number of shares of HRB common stock equal to the product of (1) the exchange ratio multiplied by (2) the number of shares of XBKS common stock subject to such award as of immediately prior to the effective time of the merger (rounding any resultant fractional share to the nearest whole number of shares).

  Restricted Stock

        Each restricted stock award granted by XBKS that is outstanding immediately prior to the effective time of the merger and becomes vested by its terms as of the effective time of the merger or by reason of the completion of the merger will be cancelled and converted automatically into the right to receive 4.4 shares of HRB common stock for each share of XBKS common stock underlying such award, less any applicable tax withholdings unless the holder makes a cash payment to XBKS for such withholdings. Each XBKS restricted stock award that does not become vested by its terms as of the effective time of the merger or by reason of the completion of merger will be converted automatically into an HRB restricted stock award, with the same terms and conditions, including vesting provisions, applicable to such award immediately prior to the effective time of the merger, relating to the number of shares of HRB common stock equal to the product of (1) the exchange ratio multiplied by (2) the number of shares of XBKS common stock subject to such award as of immediately prior to the effective time of the merger (rounding any resultant fractional share to the nearest whole number of shares).

  Warrants

        Each warrant issued by XBKS that is outstanding and unexercised as of immediately prior to the effective time of the merger will be converted in accordance with its terms into a warrant to acquire, on the same terms and conditions as were applicable under such warrant immediately prior to the effective time of the merger, the number of shares of HRB common stock equal to the number of shares of XBKS common stock subject to such warrant immediately prior to the effective time of the merger multiplied by the exchange ratio (rounding any resultant fractional share down to the nearest whole number of shares), at a price per share of HRB common stock equal to the price per share under such warrant divided by the exchange ratio (rounding any resultant fractional cent up to the nearest whole cent).

        See "—Quantification of Payments and Benefits to XBKS's Named Executive Officers" for an estimate of the value of the unvested XBKS restricted stock unit awards and XBKS restricted stock awards held by each of XBKS's named executive officers that will become vested at the effective time. Based on the assumptions described above under "—Certain Assumptions," the estimated aggregate value of (i) the unvested XBKS restricted stock awards held by the three XBKS executive officers who are not named executive officers, that would become vested at the effective time is $111,489 and (ii) the unvested XBKS restricted stock units held by the nine XBKS non-employee directors is $611,027. For more information on equity holdings of XBKS directors and executive officers, see "Beneficial Ownership of Principal Shareholders, Directors and Officers of XBKS."

  Appointment of XBKS Directors to the Board of Directors of HRB

        Unless otherwise agreed by the parties, the surviving corporation will appoint five current directors of XBKS to the board of directors of the surviving corporation and one current director of XBKS to each committee of the board as of the effective time of the merger. Such directors shall be entitled to the compensation that the surviving corporation pays to its directors.

  Indemnification

        Pursuant to the terms of the merger agreement, the XBKS non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies following the merger. Such indemnification and insurance coverage is further described in "The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance."

  Quantification of Payments and Benefits to XBKS's Named Executive Officers

        The information set forth in the table below is intended to comply with Item 402(t) of the SEC's Regulation S-K, which requires disclosure of information about certain compensation for each "named executive officer" of XBKS that is based on, or otherwise relates to, the merger (which we refer to as the "XBKS merger-related compensation"). As described under "Interests of XBKS's Directors and Executive Officers in the Merger" above, Messrs. Layfield, Osgood and Cottrell have entered into new employment agreements with HRB that will become effective upon the completion of the merger (referred to as the New Layfield Agreement, the New Osgood Agreement and the New Cottrell Agreement, respectively). The XBKS merger-related compensation described below is based on each named executive officer's existing employment arrangements, including the Superseded XBKS Agreements and accelerated vesting and settlement, as applicable, under outstanding equity award agreements, and does not include amounts payable under the New Layfield Agreement, the New Osgood Agreement and the New Cottrell Agreement following the completion of the merger. For additional details regarding the terms of the payments and benefits that Messrs. Layfield, Osgood and Cottrell will be entitled to receive under the New Layfield Agreement, the New Osgood Agreement and the New Cottrell Agreement, respectively, see the discussion under "Interests of XBKS's Directors and Executive Officers in the Merger" above.

        The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. For purposes of calculating such amounts, the following assumptions and estimates were used:

  •
  the relevant price per share of XBKS common stock is $6.86, which is the average closing price per share of XBKS's common stock as quoted on the NASDAQ over the first five business days following the first public announcement of the merger on February 10, 2016;

  •
  the effective time of the merger is April 1, 2016, which is the assumed date of the completion of the merger solely for purposes of the disclosure in this section; and

  •
  each named executive officer of XBKS is terminated by an "event of termination" or a "termination for good reason" (as such terms are defined in the relevant Superseded XBKS

    Agreements in effect on the date hereof and described under "Directors and Executive Officers of XBKS and Related Matters—XBKS Executive Compensation—Employment Agreements") immediately following the assumed effective time of the merger of April 1, 2016 as if such Superseded XBKS Agreement remained in effect.

Named Executive Officer	Cash ($)(1)	Equity ($)		Perquisites/ Benefits ($)(2)	Total ($)
T. Gaylon Layfield, III	944,062	403,169	(3)	—	1,347,231
Thomas W. Osgood	685,358	117,855	(4)	33,270	836,483
Ronald E. Davis	662,338	69,416	(5)	33,930	765,684
Wellington W. Cottrell, III	662,338	86,367	(6)	24,630	773,335

(1)
Consists of an amount equal to two times each named executive officer's "total compensation" (as defined in the relevant XBKS agreement), with the "base salary" (as defined in the relevant XBKS agreement) component of such severance payment to be paid in 12 equal monthly installments beginning 30 days following termination, and any "incentive compensation" (as defined in the relevant XBKS agreement) component of such severance payment to be paid in a lump sum on the first day of the seventh month following termination.

(2)
Consists of the estimated aggregate premiums for continued participation of the named executive officer and his covered dependents in XBKS's health plans for 24 months following the "event of termination" (as defined in the relevant XBKS agreement). Mr. Layfield is not covered under XBKS's health plans.

(3)
Consists of (a) XBKS restricted stock unit awards that become settled at the effective time of the merger under the 2015 Annual Incentive Plan pursuant to Mr. Layfield's election to receive his award in XBKS restricted stock units; (b) XBKS restricted stock unit awards that become settled at the effective time of the merger under the 2014 Annual Incentive Plan pursuant to Mr. Layfield's election to receive his award in XBKS restricted stock units; and (c) unvested XBKS restricted stock awards granted on each of January 21, 2014, January 29, 2015 and January 28, 2016, in each case granted as a long-term incentive based on Mr. Layfield's performance in each respective prior fiscal year, that become vested and settled at the effective time of the merger.

(4)
Consists of (a) XBKS restricted stock unit awards that become vested and settled at the effective time of the merger under the 2014 Annual Incentive Plan pursuant to Mr. Osgood's election to receive his award in XBKS restricted stock units; and (b) unvested XBKS restricted stock awards granted on each of January 21, 2014, January 29, 2015 and January 28, 2016, in each case granted as a long-term incentive based on Mr. Osgood's performance in each respective prior fiscal year, that become vested and settled at the effective time of the merger.

(5)
Consists of (a) XBKS restricted stock unit awards that become vested and settled at the effective time of the merger under the 2014 Annual Incentive Plan pursuant to Mr. Davis's election to receive a portion of his award in XBKS restricted stock units; and (b) unvested XBKS restricted stock awards granted on each of January 21, 2014, January 29, 2015 and January 28, 2016, in each case granted as a long-term incentive based on Mr. Davis's performance in each respective prior fiscal year, that become vested and settled at the effective time of the merger.

(6)
Consists of (a) XBKS restricted stock unit awards that become settled at the effective time of the merger under the 2014 Annual Incentive Plan pursuant to Mr. Cottrell's election to receive a portion of his award in XBKS restricted stock units and (b) unvested XBKS restricted stock awards granted on each of January 21, 2014, January 29, 2015 and January 28, 2016, in each case granted as a long-term incentive based on Mr. Cottrell's performance in each respective prior fiscal year, that become vested and settled at the effective time of the merger.

Interests of HRB's Directors and Executive Officers in the Merger

        In considering the recommendation of the HRB board of directors that you vote in favor of approving the plan of merger, you should be aware that some of HRB's directors and executive officers have economic interests in the merger and have arrangements that are different from, or in addition to, those of HRB stockholders generally. The HRB board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that HRB shareholders vote in favor of approving the plan of merger. The transactions contemplated by the merger agreement will not constitute a "change in control" for purposes of the HRB compensation and benefit arrangements described below.

  Certain Assumptions

        Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

  •
  the relevant price per share of HRB common stock is $1.63, which is the average closing price per share of HRB's common stock as quoted on the NASDAQ over the first five business days following the first public announcement of the merger on February 10, 2016;

  •
  the effective time is April 1, 2016, which is the assumed date of the completion of the merger solely for purposes of the disclosure in this section; and

  •
  each executive officer of HRB is terminated by HRB without "cause" or resigns for "good reason" (as such terms are defined in the relevant HRB agreements as in effect on the date hereof), in either case immediately following the assumed effective time of April 1, 2016.

  Vesting of HRB Restricted Stock Unit Awards

        The outstanding and unvested HRB restricted stock unit awards held by Thomas B. Dix, III, Denise D. Hinkle and John F. Marshall, and the outstanding and unvested HRB restricted stock unit awards granted to Donna W. Richards on June 26, 2013 and August 22, 2014, would vest in full upon the applicable executive officer's termination of employment by HRB without cause or the executive officer's resignation for good reason at any time. In addition, the HRB restricted stock unit awards granted to Charles M. Johnston and Ms. Richards on September 16, 2015 would vest in full upon the appointment of a new Chief Executive Officer of HRB prior to September 16, 2016.

        See "—Quantification of Payments and Benefits to HRB's Named Executive Officers" for an estimate of the value of the unvested HRB restricted stock unit awards held by each of HRB's named executive officers that would become vested as described above. Based on the assumptions described above under "—Certain Assumptions," the estimated aggregate value of the unvested HRB restricted stock unit awards held by Ms. Hinkle and Mr. Marshall, who are not named executive officers, that would become vested as described above (and, in the case of Mr. Marshall, as described below under "—Employment Agreements—Other Executive Officers") is $275,265. For more information on equity holdings of HRB directors and executive officers, see "Beneficial Ownership of Principal Shareholders, Directors and Officers of HRB."

  Employment Agreements

        Donna W. Richards.    Concurrently with the execution of the merger agreement, Ms. Richards entered into a new employment agreement with HRB (which we refer to as the "New Richards Agreement"), which will become effective, and supersede her existing employment agreement with HRB, at the effective time of the merger.

        New Employment Agreement with Donna W. Richards.    Under the terms of the New Richards Agreement, Ms. Richards will be employed as President and Chief Operating Officer of the surviving corporation and the surviving bank following the effective time of the merger. Ms. Richards will receive an initial base salary of $400,000 and will be eligible for annual salary increases at the discretion of the compensation committee of the surviving bank board. Ms. Richards also will receive an award of 200,000 restricted stock units, 50% of which will vest upon the integration of the companies' core processing systems following the merger and 50% of which will vest on the second anniversary of the effective time of the merger, with accelerated vesting of any unvested restricted stock units upon a change in control or her resignation for good reason. Ms. Richards also will receive a retention bonus, payable within 30 days of the completion of the merger, of 2.99 times the sum of her current base salary and the average of her last two years' annual bonuses, and immediate vesting and cash settlement of the unvested restricted stock units granted to Ms. Richards on June 26, 2013, August 22, 2014 and September 26, 2015. Ms. Richards also will be eligible to participate in long-term or short-term incentive plans and cash and non-cash employee benefit plans and will receive reimbursement for certain expenses.

        The term of the New Richards Agreement will commence at the effective time of the merger and will expire on the second anniversary thereof, unless sooner terminated in accordance with the New Richards Agreement. On the second anniversary and each anniversary thereafter, the term will be extended for an additional year, unless the surviving corporation or the surviving bank gives 90 days' prior notice to the contrary. The New Richards Agreement may be terminated at any time by the surviving bank for cause and by Ms. Richards upon 30 days' prior written notice, or upon Ms. Richards' death or disability.

        The New Richards Agreement also provides for the termination of Ms. Richards' employment at any time by the surviving corporation or the surviving bank for other than cause and by Ms. Richards for good reason. Upon termination under either of these circumstances and provided that Ms. Richards releases and waives her claims against the surviving corporation and the surviving bank as provided in the New Richards Agreement, Ms. Richards will be entitled to receive (A) a lump sum cash payment in an amount equal to 200% of the sum of her then-current rate of annual base salary and the average of her last two years' annual bonuses earned; and (B) continued participation for Ms. Richards and her covered dependents in the surviving bank's group health plan for a period of up to twenty-four months following the date of termination of employment and payment by the surviving bank of her premiums during such period or, if coverage is not available for Ms. Richards and her covered dependents under the plan during such period, then monthly payments to Ms. Richards in the amount of such monthly premiums for the duration of such period.

        If within twelve months following or within six months preceding a change in control, Ms. Richards' employment is terminated without cause or if she resigns for good reason, and provided that Ms. Richards releases and waives her claims against the surviving corporation and the surviving bank as provided in the New Richards Agreement, Ms. Richards will be entitled to receive the severance payment and continued participation in benefit plans as described above, and immediate vesting of unvested outstanding equity-based awards.

        The New Richards Agreement indemnifies Ms. Richards to the fullest extent of applicable law for any matter relating to her affiliation with the surviving corporation and the surviving bank unless Ms. Richards is terminated for cause and the relevant claim arises out of the matter for which she was terminated. During the term of her employment and for a period of one year thereafter, Ms. Richards is restricted from soliciting clients or employees of the surviving corporation and the surviving bank and from competing with the surviving bank within a specified geographic area.

        Superseded Employment Agreement with Donna W. Richards.    Ms. Richards is party to an employment agreement with HRB dated May 22, 2013 (which we refer to as the "Existing Richards

Agreement"), which, as described above, will be superseded by the New Richards Agreement when it becomes effective at the effective time.

        Under the Existing Richards Agreement, upon a termination of Ms. Richards' employment without cause or for good reason, provided that Ms. Richards releases and waives her claims against HRB as provided in the Existing Richards Agreement, Ms. Richards would be entitled to receive: (i) a lump sum payment in an amount equal to three times the sum of (A) her then-current rate of annual salary and (B) the average of her last two years' annual bonuses earned; (ii) a prorated bonus payment for the year of termination based on actual performance; and (iii) continued participation for Ms. Richards and her covered dependents in HRB's group health plan for a period of up to two years following the date of termination of employment and payment by HRB of the employer portion of her premiums during such period or, if coverage is not available for Ms. Richards and her covered dependents under the plan during such period, then monthly payments to Ms. Richards in the amount of such portion of the monthly premiums for the duration of such period.

        Pursuant to the Existing Richards Agreement, during Ms. Richards' employment and for a period of two years thereafter, Ms. Richards is restricted from soliciting clients of HRB, recruiting or hiring employees of HRB and from competing with HRB within a specified geographic area.

        Thomas B. Dix III.    Concurrently with the execution of the merger agreement, Mr. Dix entered into a new employment agreement with HRB (which we refer to as the "New Dix Agreement"), which will become effective, and supersede his existing employment agreement with HRB, at the effective time of the merger.

        New Employment Agreement with Thomas B. Dix.    Under the terms of the New Dix Agreement, Mr. Dix will be employed as Executive Vice President, Commercial Lending for Hampton Roads, Maryland and North Carolina, of the surviving bank following the effective time of the merger. Mr. Dix will receive an initial base salary of $275,000 and will be eligible for annual salary increases at the discretion of the compensation committee of the surviving bank board. Mr. Dix also will receive an award of 150,000 restricted stock units, 50% of which will vest upon the first anniversary of the effective time of the merger and 50% of which will vest on the second anniversary of the effective time of the merger, with accelerated vesting of any unvested restricted stock units upon a change in control or his resignation for good reason. Mr. Dix also will receive a retention bonus, payable within 30 days of the completion of the merger, of two times the sum of his current base salary and the average of his last two years' annual bonuses, and immediate vesting and cash settlement of the unvested restricted stock units granted to Mr. Dix on August 22, 2014. Mr. Dix also will be eligible to participate in long-term or short-term incentive plans and cash and non-cash employee benefit plans and will receive reimbursement for certain expenses.

        The term of the New Dix Agreement will commence at the effective time of the merger and will expire on the second anniversary thereof, unless sooner terminated in accordance with the New Dix Agreement. On the second anniversary and each anniversary thereafter, the term will be extended for an additional year, unless the surviving bank gives 90 days' prior notice to the contrary. The New Dix Agreement may be terminated at any time by the surviving bank for cause and by Mr. Dix upon 30 days' prior written notice, or upon Mr. Dix's death or disability.

        The New Dix Agreement also provides for the termination of Mr. Dix's employment at any time by the surviving corporation or the surviving bank for other than cause and by Mr. Dix for good reason. Upon termination under either of these circumstances and provided that Mr. Dix releases and waives his claims against the surviving corporation and the surviving bank as provided in the New Dix Agreement, Mr. Dix will be entitled to receive (A) a lump sum cash payment in an amount equal to the sum of his then-current rate of annual base salary and the average of his last two years' annual bonuses earned; and (B) continued participation for Mr. Dix and his covered dependents in the surviving bank's group health plan for a period of up to twenty-four months following the date of termination of employment and payment by the surviving bank of his premiums during such period or, if coverage is not available for Mr. Dix and his covered dependents under the plan during such period, then monthly payments to Mr. Dix in the amount of such monthly premiums for the duration of such period.

        If within twelve months following or within six months preceding a change in control, Mr. Dix's employment is terminated without cause or if he resigns for good reason, and provided that Mr. Dix releases and waives his claims against the surviving corporation and the surviving bank as provided in the New Dix Agreement, Mr. Dix will be entitled to receive the severance payment and continued participation in benefit plans as described above, and immediate vesting of unvested outstanding equity-based awards.

        The New Dix Agreement indemnifies Mr. Dix to the fullest extent of applicable law for any matter relating to his affiliation with the surviving corporation and the surviving bank unless Mr. Dix is terminated for cause and the relevant claim arises out of the matter for which he was terminated. During the term of his employment and for a period of one year thereafter, Mr. Dix is restricted from soliciting clients or employees of the surviving corporation and the surviving bank and from competing with the surviving bank within a specified geographic area.

        Superseded Employment Agreement with Thomas B. Dix.    Mr. Dix is party to an employment agreement with HRB dated August 19, 2014 (which we refer to as the "Existing Dix Agreement"), which, as described above, will be superseded by the New Dix Agreement when it becomes effective at the effective time.

        Under the Existing Dix Agreement, upon a termination of Mr. Dix's employment without cause or for good reason, provided that Ms. Dix releases and waives his claims against HRB as provided in the Existing Dix Agreement, Mr. Dix would be entitled to receive: (i) a lump sum payment in an amount equal to two times the sum of (A) his then-current rate of annual salary and (B) the average of his last two years' annual bonuses earned; (ii) a prorated bonus payment for the year of termination based on actual performance; and (iii) continued participation for Mr. Dix and his covered dependents in HRB's group health plan for a period of up to one year following the date of termination of employment and payment by HRB of the employer portion of his premiums during such period or, if coverage is not available for Mr. Dix and his covered dependents under the plan during such period, then monthly payments to Mr. Dix in the amount of such portion of the monthly premiums for the duration of such period.

        Pursuant to the Existing Dix Agreement, during Mr. Dix's employment and for a period of one year thereafter, Mr. Dix is restricted from recruiting or hiring employees of HRB and from competing with HRB within a specified geographic area.

        Other Executive Officers.    Under the terms of the employment agreements with Ms. Hinkle and Messrs. Marshall and Mears, upon a termination of the executive officer's employment without cause or for good reason, provided that the executive officer releases and waives the executive officer's claims against HRB as provided in the applicable employment agreement, the executive officer would be entitled to receive: (i) a lump sum payment in an amount equal to the sum of (A) two times the executive officer's then-current rate of annual salary (one times, in the case of Mr. Mears) and (B) the average of the executive officer's last two years' annual bonuses earned; (ii) a prorated bonus payment for the year of termination based on actual performance; and (iii) continued participation for the executive officer and the executive officer's covered dependents in HRB's group health plan for a period of up to one year following the date of termination of employment and payment by HRB of the employer portion of the executive officer's premiums during such period or, if coverage is not available for the executive officer and the executive officer's covered dependents under the plan during such period, then monthly payments to the executive officer in the amount of such portion of the monthly premiums for the duration of such period.

        Pursuant to the employment agreements with Ms. Hinkle and Messrs. Marshall and Mears, during employment and for a period of one year thereafter, the executive officer is restricted from soliciting clients of HRB, recruiting or hiring employees of HRB and from competing with HRB within a specified geographic area.

        In connection with Mr. Marshall's transition to the role of Executive Vice President, Marine Lending, it is expected that Mr. Marshall's employment agreement will be terminated at the effective time and Mr. Marshall will receive, at or shortly following the effective time, (i) a lump sum cash payment equal to the amount of the cash severance to which he would have been entitled under his employment agreement upon a qualifying termination, (ii) accelerated vesting of his outstanding restricted stock unit awards, and (iii) a new award of 100,000 restricted stock units which vest based on his continued service over a two-year vesting period.

        See "—Quantification of Payments and Benefits to HRB's Named Executive Officers" for an estimate of the value of the severance benefits payable to HRB's named executive officers upon a qualifying termination under their existing employment agreements. Based on the assumptions described above under "—Certain Assumptions," the estimated aggregate cash severance payable to Ms. Hinkle and Messrs. Marshall and Mears, who are not named executive officers, upon a qualifying termination (or, in the case of Mr. Marshall, in connection with the termination of his employment agreement at the effective time, as described above) is $1,498,216 and the estimated aggregate amount of the employer portion of health plan premiums payable by HRB for such individuals following a qualifying termination is $23,257.

  Quantification of Payments and Benefits to HRB's Named Executive Officers

        The information set forth in the table below is intended to comply with Item 402(t) of the SEC's Regulation S-K, which requires disclosure of information about certain compensation for each "named executive officer" of HRB that is based on, or otherwise relates to, the merger (which we refer to as "HRB merger-related compensation"). As described under the caption "Interests of HRB's Directors and Executive Officers in the Merger" above, Ms. Richards and Mr. Dix have entered into new employment agreements with HRB that will become effective upon completion of the merger (referred to as the New Richards Agreement and the New Dix Agreement, respectively). The HRB merger-related compensation described below is based on each named executive officer's existing employment arrangements with HRB and does not include amounts payable under the New Richards Agreement and the New Dix Agreement following the completion of the merger (including (i) post-closing salary, annual incentive compensation, retention awards and other compensation and benefits to be provided under the New Richards Agreement and the New Dix Agreement, and (ii) severance payable to Ms. Richards and Mr. Dix upon a qualifying termination after the effective time pursuant to the New Richards Agreement and the New Dix Agreement, respectively). For additional details regarding the terms of the payments and benefits that Ms. Richards and Mr. Dix will be entitled to receive under the New Richards Agreement and the New Dix Agreement, respectively, as well as terms of the payments and benefits described below, see the discussion under "Interests of HRB's Directors and Executive Officers in the Merger" above.

        The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. For purposes of calculating such amounts, the following assumptions were used:

  •
  the relevant price per share of HRB common stock is $1.63, which is the average closing price per share of HRB's common stock as quoted on the NASDAQ over the first five business days following the first public announcement of the merger on February 10, 2016;

  •
  the effective time is April 1, 2016, which is the assumed date of the completion of the merger solely for purposes of the disclosure in this section; and

  •
  each named executive officer of HRB is terminated by HRB without "cause" or resigns for "good reason" (as such terms are defined in the relevant HRB agreements as in effect on the date hereof), in either case immediately following the assumed effective time of April 1, 2016.

Named Executive Officer(1)	Cash ($)(2)	Equity ($)(3)	Perquisites / Benefits ($)(4)	Total ($)
Charles M. Johnston	N/A	326,000	N/A	326,000
Donna W. Richards	1,370,368	308,515	12,378	1,691,261
Thomas B. Dix III	722,346	190,441	10,260	923,047

(1)
Douglas J. Glenn resigned as President and Chief Executive Officer of HRB on September 16, 2015 and is not entitled to receive any compensation payments or benefits by reason of the merger.

(2)
Consists of (a) with respect to the Ms. Richards, (i) a lump sum severance payment in an amount equal to three times the sum of (A) her current rate of annual salary and (B) the average of her last two years' annual bonuses earned, and (ii) a prorated bonus payment for the year of termination based on actual performance; and (b) with respect to Mr. Dix, a lump sum severance payment in an amount equal to two times the sum of (i) his current rate of annual salary and (ii) the average of his last two years' annual bonuses earned and a prorated bonus payment for the year of termination based on actual performance. Such amounts are payable only upon a qualifying termination of employment. The estimated amounts of such payments (which, in the case of prorated bonuses, are estimated based on the current target bonus of the executive officer) are shown in the following table:

Named Executive Officer	Severance ($)	Prorated Bonus ($)	Total ($)
Charles M. Johnston	N/A	N/A	N/A
Donna W. Richards	1,344,118	26,250	1,370,368
Thomas B. Dix III	701,721	20,625	722,346
(3)
Consists of unvested restricted stock unit awards that become vested (a) in the case of the award held by Mr. Dix, and the awards granted to Ms. Richards on June 26, 2013 and August 22, 2014, upon a qualifying termination of employment and (b) in the case of the award held by Mr. Johnston, and the award granted to Ms. Richards on September 26, 2015, upon the appointment of Mr. Layfield as the Chief Executive Officer of the surviving corporation at the effective time.

(4)
Consists of (a) with respect to Ms. Richards, the estimated aggregate amount of the employer portion of the premiums payable by HRB for continued participation of Ms. Richards and her covered dependents in HRB's group health plan for two years following the date of termination of employment and (b) with respect to Mr. Dix, the estimated aggregate amount of the employer portion of the premiums payable by HRB for continued participation of Mr. Dix and his covered dependents in HRB's group health plan for one year following the date of termination of employment. This benefit is provided only upon a qualifying termination of employment.

Public Trading Markets

        HRB common stock is listed for trading on NASDAQ under the symbol "HMPR" and XBKS common stock is listed on NASDAQ under the symbol "XBKS." Upon completion of the merger, XBKS common stock will no longer be listed on NASDAQ. Following the completion of the merger, and subject to HRB shareholder approval of the name change proposal, the name of the surviving corporation will be changed to "Xenith Bankshares, Inc." and shares of the surviving corporation's common stock are expected to trade on NASDAQ under the symbol "XBKS."

        Under the merger agreement, HRB will cause the shares of HRB common stock to be issued in the merger to be approved for listing on NASDAQ, subject to official notice of issuance.

Ownership of HRB Common Stock Following the Merger

        It is currently expected that former shareholders of XBKS as a group will receive shares in the merger constituting approximately 26% of the outstanding shares of HRB common stock immediately after completion of the merger. As a result, current shareholders of HRB as a group will own approximately 74% of the outstanding shares of HRB common stock immediately after the completion of the merger.

HRB's Dividend Policy

        On July 30, 2009, the HRB board of directors voted to suspend the quarterly dividend on HRB common stock in order to preserve capital and liquidity. HRB's ability to distribute cash dividends in the future may be limited by negative regulatory restrictions and the need to maintain sufficient consolidated capital. In addition, the retained deficit of The Bank of Hampton Roads was $362.3 million as of December 31, 2015. Absent permission from the Virginia State Corporation Commission (which we refer to as the "VSCC"), The Bank of Hampton Roads may pay dividends to HRB only to the extent of positive accumulated retained earnings. It is unlikely in the foreseeable future that HRB would be able to pay dividends if The Bank of Hampton Roads cannot pay dividends to HRB. Although HRB can seek to obtain a waiver of this prohibition, HRB's regulators may choose not to grant such a waiver, and HRB would not expect to be granted a waiver or to be released from this obligation until its financial performance and retained earnings improve significantly. As a result, there is no assurance if or when HRB will be able to resume paying cash dividends, even following completion of the merger. For further information, see "Comparative Market Prices and Dividends."

Appraisal Rights in the Merger

        Under the VSCA, appraisal rights are not available for the holders of a class of shares that is a "covered security" under § 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended, as of the record date fixed to determine the shareholders entitled to vote upon the plan of merger. A security that is listed on The NASDAQ Capital Market is a "covered security."

        Because XBKS common stock is listed on The NASDAQ Capital Market, holders of XBKS common stock are not entitled to dissenters' or appraisal rights in the merger with respect to their shares of XBKS common stock.

Regulatory Approvals Required for the Merger

        Completion of the merger is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities, without certain conditions being imposed by any governmental authority as part of a regulatory approval that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole. Subject to the terms and conditions of the merger agreement, both HRB and XBKS have agreed to cooperate with each other and to use their reasonable best efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain promptly all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Federal Reserve and the Bureau of Financial Institutions. HRB and XBKS have filed applications and notifications to obtain regulatory approvals for the merger and the bank merger from the Federal Reserve and the Bureau of Financial Institutions.

  Federal Reserve

        The transactions contemplated by the merger agreement are subject to approval by the Federal Reserve pursuant to the BHC Act (12 U.S.C. § 1842) and the Bank Merger Act (12 U.S.C. § 1828(c)). On March 23, 2016, HRB submitted an application pursuant to section 3(a)(5) of the BHC Act and section 225.15 of Regulation Y (12 C.F.R. § 225.15), seeking the prior approval of the Federal Reserve for HRB to acquire XBKS and thereby also indirectly acquire Xenith Bank. As bank holding companies of HRB, CapGen and its related entities have joined in HRB's application filed pursuant to the BHC Act. Separately, on March 24, 2016, BankCap Partners submitted an application pursuant to section 3(a)(5) of the BHC Act to acquire more than 5% of the voting shares of HRB in connection with the merger. On March 23, 2016, The Bank of Hampton Roads also submitted an application pursuant to the Bank Merger Act seeking the prior approval of the Federal Reserve to merge Xenith Bank with and into it.

        The Federal Reserve takes into consideration a number of factors when acting on applications under section 3 of the BHC Act and Regulation Y. The Federal Reserve takes similar factors into consideration when acting on applications pursuant to the Bank Merger Act. These factors include the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders, as well as the pro forma capital ratios), competitive impacts of the merger, and future prospects of the combined organization. The Federal Reserve also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

        Under the CRA the Federal Reserve must take into account the record of performance of each party to a merger in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by the companies and their subsidiaries. As of their last respective examinations, each of The Bank of Hampton Roads and Xenith Bank was rated "satisfactory" with respect to CRA compliance.

        As a state member bank, The Bank of Hampton Roads also is required to seek the prior approval of the Federal Reserve before issuing dividends or making distributions in excess of certain amounts and under certain circumstances. In connection with the applications noted above, The Bank of Hampton Roads has requested prior approval from the Federal Reserve to make a distribution of cash from The Bank of Hampton Roads to HRB of not less than $20 million, immediately prior to completion of the merger. HRB anticipates using the proceeds from the distributions in order to pay off existing debt of XBKS, reduce leverage at the holding company level upon completion of the merger and provide liquidity to the surviving corporation.

  Bureau of Financial Institutions

        The transactions contemplated by the merger agreement also are subject to approval of the Bureau of Financial Institutions in Virginia. On March 23, 2016, HRB submitted an application to the Bureau of Financial Institutions for permission to acquire voting shares of a Virginia financial institution pursuant to Title 6.2 of the Code of Virginia. As bank holding companies of HRB, CapGen and its related entities have joined in HRB's application filed pursuant to the BHC Act. BankCap Partners submitted an application for prior approval to acquire shares of HRB pursuant to the same statutory requirement on March 24, 2016. Title 6.2 of the Code of Virginia also requires The Bank of Hampton

Roads to submit an application to the Bureau of Financial Institutions for approval to merge with Xenith Bank. The Bank of Hampton Roads submitted this application on March 23, 2016. On June 2, 2016, the Bureau of Financial Institutions issued an order granting approval of the transactions contemplated by the merger agreement.

  Additional Regulatory Approvals and Notices

        Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        Each of HRB and XBKS believes that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither HRB nor XBKS can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the surviving corporation following completion of the merger. In addition, the contemplated distribution of cash from The Bank of Hampton Roads to HRB immediately prior to the completion of the merger may not be approved by the required regulatory authorities, or may be approved only in part and not in the full contemplated amount of $20 million.

        Neither HRB nor XBKS is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

THE MERGER AGREEMENT

        The following describes certain aspects of the merger, including certain material provisions of the merger agreement and the plan of merger. The following description of the merger agreement and the plan of merger is subject to, and qualified in its entirety by reference to, the merger agreement and the plan of merger, which are attached to this joint proxy statement/prospectus as Annex A and incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement and the plan of merger carefully and in their entirety, as they are the legal documents governing the merger.

Structure of the Merger

        Each of HRB's and XBKS's respective boards of directors has approved the merger agreement and the plan of merger. The merger agreement and the plan of merger provide for the merger of XBKS with and into HRB, with HRB continuing as the surviving corporation. Immediately following the completion of the merger, Xenith Bank, a wholly owned bank subsidiary of XBKS, will merge with and into The Bank of Hampton Roads, a wholly owned bank subsidiary of HRB, with The Bank of Hampton Roads continuing as the surviving entity in the bank merger.

  Merger Consideration

        Each share of XBKS common stock issued and outstanding immediately prior to the completion of the merger, except for certain shares of XBKS common stock owned by HRB, will be converted into the right to receive 4.4 shares of HRB common stock.

        If the outstanding shares of HRB common stock or XBKS common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio and the merger consideration.

  Fractional Shares

        HRB will not issue any fractional shares of HRB common stock in the merger. Instead, an XBKS shareholder who otherwise would have received a fraction of a share of HRB common stock will receive an amount in cash, rounded to the nearest whole cent, determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of HRB common stock to which the holder would otherwise be entitled by the average of the closing-sale prices of HRB common stock on the NASDAQ Global Select Market for the five trading days ending on the day preceding the date on which the completion of the merger occurs (which we refer to as the "closing date").

  Governing Documents; Directors and Officers; Governance Matters; Headquarters

        At the effective time of the merger, the HRB's Articles of Incorporation in effect immediately prior to the effective time of the merger, will, subject to the approval by shareholders of HRB of the name change proposal, be amended as set forth in Annex F, and HRB's Bylaws will be amended accordingly, solely so that, as of the effective time of the merger the name of the surviving corporation will be "Xenith Bankshares, Inc.," and as so amended will be the articles of incorporation and bylaws of the surviving corporation after completion of the merger, until thereafter amended in accordance with applicable law. Immediately after the effective time of the merger, the surviving corporation, as the sole shareholder of the surviving entity in the bank merger, will approve an amendment to the articles of incorporation of the surviving entity of the bank merger to change the name of such surviving entity of the bank merger to "Xenith Bank." The surviving corporation's headquarters will be XBKS's current headquarters in Richmond, Virginia.

        Pursuant to the merger agreement and unless otherwise agreed by HRB and XBKS, effective as of the effective time of the merger, the board of directors of the surviving corporation (which we refer to as the "surviving corporation board") will consist of 13 members, eight of whom will be designated by HRB, and five of whom will be designated by XBKS, each of whom will be mutually agreeable to HRB and XBKS. In addition, the Chairman of the surviving corporation board will be chosen from among the directors designated by HRB, unless otherwise agreed by the parties, and each committee of the surviving corporation board as of the effective time of the merger will include at least one director of XBKS as of immediately prior to the effective time of the merger.

        Also as of the effective time of the merger, T. Gaylon Layfield, III, currently President and Chief Executive Officer of XBKS, will serve as Chief Executive Officer of the surviving corporation; Donna W. Richards, currently President of The Bank of Hampton Roads, will serve as President and Chief Operating Officer of the surviving corporation; Thomas W. Osgood, currently Chief Financial Officer of XBKS, will serve as Chief Financial Officer of the surviving corporation; Wellington W. (Chris) Cottrell, III, currently Chief Credit Officer of XBKS, will serve as Chief Credit Officer of the surviving corporation; John Marshall, currently Chief Risk Officer of HRB, will serve as Executive Vice President of Marine Lending of the surviving corporation, Thomas B. Dix III, currently Chief Financial Officer of HRB, will serve as Executive Vice President of Commercial Lending for Hampton Roads, Maryland and North Carolina of the surviving corporation; Edward H. Phillips, Jr., currently Chief Lending Officer of XBKS, will serve as Executive Vice President of Commercial Lending for Richmond and Greater Washington of the surviving corporation; and Ronald E. Davis, currently Executive Vice President and Corporate Secretary of XBKS, will serve as Chief Risk Officer of the surviving corporation.

Treatment of XBKS Equity-Based Awards and Warrants

  Stock Options

        Each stock option granted by XBKS that is outstanding and unexercised as of immediately prior to the effective time of the merger, whether or not vested, will be converted into an option to acquire, on the same terms and conditions, including vesting and any applicable accelerated vesting, as were applicable under such option immediately prior to the effective time of the merger, the number of shares of HRB common stock equal to the number of shares of XBKS common stock subject to such option immediately prior to the effective time of the merger multiplied by the exchange ratio (rounding any resultant fractional share down to the nearest whole number of shares), at a price per share of HRB common stock equal to the price per share under such option divided by the exchange ratio (rounding any resultant fractional cent up to the nearest whole cent).

  Restricted Stock Units

        Each restricted stock unit award granted by XBKS that is outstanding immediately prior to the effective time of the merger and becomes vested and/or payable by its terms as of the effective time of the merger, or by reason of the completion of the merger, will be cancelled and converted automatically into the right to receive 4.4 shares of HRB common stock for each share of XBKS common stock underlying such award, less any applicable tax withholdings, unless the holder makes a cash payment to XBKS for such withholdings. Each XBKS restricted stock unit award that does not become vested and/or payable by its terms as of the effective time of the merger or by reason of the completion of the merger will be converted automatically into an HRB restricted stock unit award, with the same terms and conditions, including vesting and payment provisions, applicable to such award immediately prior to the effective time of the merger, relating to the number of shares of HRB common stock equal to the product of (1) the exchange ratio multiplied by (2) the number of shares of XBKS common stock subject to such award as of immediately prior to the effective time of the merger (rounding any resultant fractional share to the nearest whole number of shares).

  Restricted Stock

        Each restricted stock award granted by XBKS that is outstanding immediately prior to the effective time of the merger and becomes vested by its terms as of the effective time of the merger, or by reason of the completion of the merger, will be cancelled and converted automatically into the right to receive 4.4 shares of HRB common stock for each share of XBKS common stock underlying such award, less any applicable tax withholdings, unless the holder makes a cash payment to XBKS for such withholdings. Each XBKS restricted stock award that does not become vested by its terms as of the effective time of the merger or by reason of the completion of the merger will be converted automatically into an HRB restricted stock award, with the same terms and conditions, including vesting provisions, applicable to such award immediately prior to the effective time of the merger, relating to the number of shares of HRB common stock equal to the product of (1) the exchange ratio multiplied by (2) the number of shares of XBKS common stock subject to such award as of immediately prior to the effective time of the merger (rounding any resultant fractional share to the nearest whole number of shares).

  Warrants

        Each warrant issued by XBKS that is outstanding and unexercised as of immediately prior to the effective time of the merger will be converted in accordance with its terms into a warrant to acquire, on the same terms and conditions as were applicable under such warrant immediately prior to the effective time of the merger, the number of shares of HRB common stock equal to the number of shares of XBKS common stock subject to such warrant immediately prior to the effective time of the merger multiplied by the exchange ratio (rounding any resultant fractional share down to the nearest whole number of shares), at a price per share of HRB common stock equal to the price per share under such warrant divided by the exchange ratio (rounding any resultant fractional cent up to the nearest whole cent).

Closing and Effective Time of the Merger

        The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See "—Conditions to Complete the Merger."

        The merger will become effective at the time the certificate of merger is issued by the VSCC, or at such later time as may be specified in the articles of merger to be filed with the VSCC. The closing of the transactions contemplated by the merger agreement will occur at 10:00 a.m., New York City time, on a date no later than three business days after the satisfaction or waiver of the last to occur of the conditions set forth in the merger agreement, unless accelerated or extended by mutual agreement of the parties. It currently is anticipated that the completion of the merger will occur in the third calendar quarter of 2016, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither XBKS nor HRB can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

        The conversion of XBKS common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of XBKS common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

  Letter of Transmittal

        As promptly as practicable after the completion of the merger, and in any event within 10 days thereafter, the exchange agent will mail to each holder of record of XBKS common stock immediately prior to the effective time of the merger a letter of transmittal and instructions on how to surrender shares of XBKS common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

        If a certificate for XBKS common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by HRB, the posting of a bond in an amount as HRB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

        After completion of the merger, there will be no further transfers on the stock transfer books of XBKS of shares of XBKS common stock that were issued and outstanding immediately prior to the effective time of the merger.

  Withholding

        HRB and the exchange agent will be entitled to deduct and withhold from any merger consideration, cash in lieu of fractional shares, cash dividends or distributions payable or any other amount payable under the merger agreement to any holder of XBKS common stock or XBKS equity awards the amounts they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders or equity award holders from whom they were withheld.

  Dividends and Distributions

        No dividends or other distributions declared with respect to HRB common stock will be paid to the holder of any unsurrendered certificates of XBKS common stock until such holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of HRB common stock that the shares of XBKS common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

        The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of HRB and XBKS, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between HRB and XBKS rather than establishing matters as facts and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of HRB, XBKS or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by HRB or XBKS. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the other documents filed by HRB and XBKS with the SEC. See "Where You Can Find More Information."

        The merger agreement contains customary representations and warranties of each of HRB and XBKS relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

        The merger agreement contains substantially similar representations and warranties made by XBKS and HRB relating to a number of matters, including the following:

  •
  corporate matters, including due organization and qualification and subsidiaries;

  •
  capitalization;

  •
  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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  required governmental and other regulatory filings and consents and approvals in connection with the merger;

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  reports to regulatory authorities;

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  financial statements, internal controls, books and records and absence of undisclosed liabilities;

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  broker's fees payable in connection with the merger;

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  the absence of certain changes or events;

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  legal proceedings;

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  tax matters;

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  employee benefit matters;

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  SEC reports;

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  compliance with applicable laws;

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  certain material contracts;

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  absence of agreements with regulatory authorities;

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  derivative instruments and transactions;

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  environmental matters;

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  investment securities;

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  real property;

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  intellectual property;

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  related party transactions;

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  inapplicability of takeover statutes;

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  absence of action or circumstance that could reasonably be expected to prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

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  opinions from financial advisors;

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  the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

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  loan matters; and

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  insurance matters.

        Certain representations and warranties of HRB and XBKS are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect," when used in reference to either XBKS, HRB or the surviving corporation, means a material adverse effect on (1) the business, properties, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole (provided that in the case of clause (1), a material adverse effect will not be deemed to include the impact of (A) changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, (D) changes proximately caused by the public disclosure or completion of the transactions contemplated by the merger agreement (provided that the exception in subclause (D) does not apply for purposes of the representations and warranties of either party related to the absence of conflicts with, or violations of organizational documents or other obligations as a result of the execution of the merger agreement or completion of the merger) or actions expressly required by the merger agreement or that are taken with the express prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are disproportionately adverse to such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (2) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

  Conduct of Businesses Prior to the Completion of the Merger

        Each of HRB and XBKS has agreed that, prior to the effective time of the merger (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects, use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and take no action that would reasonably be expected to adversely affect or delay its ability to obtain any necessary approvals of any governmental entity or regulatory agency required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

        Additionally, prior to the effective time of the merger (or earlier termination of the merger agreement), subject to specified exceptions, each of HRB and XBKS may not, and may not permit any of its subsidiaries to, without the prior written consent of the other party (such consent not to be unreasonably withheld), undertake the following actions:

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  other than (i) federal funds borrowings and borrowings from the FHLB by The Bank of Hampton Roads and the Federal Reserve Bank of Richmond discount window by their respective subsidiary banks, in each case with a maturity not in excess of 30 days, (ii) with respect to HRB, in connection with its outstanding trust preferred securities, and (iii) deposits, in the case of each (i), (ii) and (iii) in the ordinary course of business consistent with past practice, incur any indebtedness or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

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  adjust, split, combine or reclassify any of its capital stock;

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  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the subsidiaries of HRB or XBKS to HRB or XBKS respectively or any of their respective wholly owned subsidiaries, or (B) the acceptance of shares of HRB or XBKS common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity awards, in each case in accordance with past practice and the terms of the applicable award agreements);

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  grant any HRB or XBKS equity awards or any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

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  issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise, vesting or settlement of warrants or HRB or XBKS equity awards outstanding as of the date of the merger agreement in accordance with their terms as in effect on the date of the merger agreement or with respect to HRB, granted after the date of the merger agreement as permitted therein;

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  sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business for an amount not in excess of $100,000 individually or $200,000 in the aggregate with respect to HRB, and $50,000 individually or $100,000 in the aggregate with respect to XBKS, but excluding any disposition of real property classified as "other real estate owned" for no less than HRB's or XBKS's carrying value of such real property, as applicable;

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  except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, and except for transactions in the ordinary course of business, for an amount not in excess of $100,000 individually or $200,000 in the aggregate with respect to HRB or $50,000 individually or $100,000 in the aggregate with respect to XBKS, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of HRB or XBKS, as applicable;

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  terminate, materially amend, or waive any material provision of, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to HRB or XBKS, as applicable, or enter into certain material contracts;

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  subject to certain exceptions, including as required under applicable law or the terms of any HRB or XBKS benefit plans existing as of the date of the merger agreement, (i) enter into, adopt or terminate certain HRB or XBKS benefit plans or certain employee benefit or compensation plans, programs, policies or arrangements for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) amend certain HRB or XBKS benefit plans, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant other than in the ordinary course consistent with past practice, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course consistent with past practice, (v) grant or accelerate the vesting of any equity-based awards other than pursuant to the terms of such awards as in effect on the date of the merger agreement, (vi) grant any rights with respect to severance, change in control, retention, or similar compensation, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base salary is greater than $150,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant whose annual base salary would be greater than $150,000;

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  settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or $200,000 in the aggregate with respect to HRB or $50,000 individually or $100,000 in the aggregate with respect to XBKS and that would not impose any material restriction on the business of it or its subsidiaries or the surviving corporation;

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  take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

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  amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries;

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  merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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  materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

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  implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP;

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  enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any governmental entity;

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  make any loans or extensions of credit outside of the ordinary course of business consistent with past practice or that exceed HRB's or XBKS's internal lending limits such that the loan or extension of credit would require approval by HRB's or XBKS's credit policy committee; provided that any consent sought from XBKS or HRB will be given within two business days after the relevant loan package is provided to XBKS or HRB, as applicable;

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  make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a regulatory agency;

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  make, or commit to make, any capital expenditures that exceed by more than 10% in the aggregate the capital expenditures budget of HRB or XBKS in effect as of the date of the merger agreement;

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  make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

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  make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries;

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  materially reduce the amount of its insurance coverage;

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  amend in any manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits; or

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  agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

  Regulatory Matters

        HRB and XBKS have agreed to use their reasonable best efforts and cooperate to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain promptly all regulatory approvals necessary or advisable to consummate the transactions contemplated by the merger agreement, including the approval of the Federal Reserve and the Bureau of Financial Institutions, including with respect to a distribution of cash from The Bank of Hampton Roads to HRB of not less than $20 million, immediately prior to the completion of the merger. In addition, approval must be obtained from any regulatory authority required to issue the merger consideration to the shareholders of XBKS as contemplated by the merger agreement. However, in no event will HRB or XBKS be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. HRB and XBKS have also agreed, upon request, to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to consider in good faith the views of the other party in connection with any proposed written or material oral communication with any governmental entity in connection with the merger and to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

  Employee Benefit Matters

        HRB has agreed that, for the period commencing on the effective time of the merger and ending on the first anniversary of the effective time of the merger, employees of XBKS and its subsidiaries who continue to be employed by the surviving corporation or its subsidiaries (whom we refer to as the "continuing employees"), while employed by the surviving corporation and its subsidiaries, will be provided with (1) a base salary that is no less favorable than the base salary provided by XBKS or any such subsidiary, as applicable, to such continuing employee immediately prior to the effective time of the merger, (2) an annual cash incentive compensation opportunity that is no less favorable than that provided to similarly situated employees of HRB and its subsidiaries, and (3) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of HRB and its subsidiaries. HRB may satisfy the obligation described in clause (3) above by providing such continuing employees with employee benefits that are substantially similar in the aggregate to the employee benefits provided by XBKS or its subsidiaries to such continuing employees immediately prior to the effective time of the merger until the time such continuing employees begin participation in the applicable employee benefit plans of HRB and its subsidiaries.

        Pursuant to the merger agreement, any employee benefit plans sponsored or maintained by the surviving corporation or its subsidiaries in which the continuing employees are eligible to participate following the effective time of the merger (each of which we refer to as a "new plan") will recognize the service of each continuing employee with XBKS or its subsidiaries prior to the effective time of the merger for purposes of eligibility, vesting and level of benefits under the new plans, except that such recognition of service will not (i) apply for purposes of any new plan that is a defined benefit retirement plan or that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a continuing employee with respect to the same period of service or (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of HRB and its subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen with respect to level of benefits or participation.

        With respect to any new plan that provides medical, dental or vision insurance or benefits, for the plan year in which such continuing employee is first eligible to participate, HRB will (A) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such continuing employee to the extent such limitation would have been waived or satisfied under the XBKS benefit plan in which such continuing employee participated immediately prior to the effective time of the merger and (B) credit each continuing employee for any co-payments or deductibles incurred by such continuing employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such new plan. Such credited expenses will also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

  Director and Officer Indemnification and Insurance

        The merger agreement provides that after the completion of the merger, HRB and the surviving corporation will indemnify and hold harmless all present and former directors and officers of XBKS and its subsidiaries against all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of XBKS or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the merger, to the same extent as such persons are indemnified as of the date of the merger agreement by XBKS pursuant to XBKS's Articles of Incorporation or XBKS's Bylaws or the governing or organizational documents of any subsidiary of XBKS and any indemnification agreements in existence as of the date of the merger agreement, and will also advance expenses to such persons to the same extent as they are entitled to advancement of expenses by XBKS or its subsidiaries as of the date of the merger agreement, provided that, if required, such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

        The merger agreement requires the surviving corporation to maintain for a period of six years after completion of the merger XBKS's existing directors' and officers' liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the merger. However, the surviving corporation is not required to spend annually more than 250% of the current annual premium paid as of the date of the merger agreement by XBKS for such insurance (which we refer to as the "premium cap"), and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, XBKS, in consultation with, but only upon the consent of HRB, may (and at the request of HRB, XBKS will use its reasonable best efforts to) obtain at or prior to the effective time of the merger a six-year "tail" policy under XBKS's existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

  XBKS Indebtedness

        The merger agreement requires XBKS to deliver all notices and take all other actions (subject to obtaining the required regulatory approvals under the merger agreement) to facilitate the termination at the closing of all commitments in respect of XBKS's Credit Agreement, dated October 28, 2015 among XBKS and Raymond James Bank, N.A., as lender, as amended, supplemented or otherwise modified from time to time and the repayment in full on the closing date of all obligations in respect of the indebtedness thereunder, including delivering a customary payoff letter with respect thereto.

        The merger agreement also requires XBKS to take all actions required by the documentation governing the Subordinated Notes. Prior to the closing date, XBKS and HRB will cooperate to prepare any instrument required by the documentation governing the Subordinated Notes pursuant to which the surviving corporation will assume the obligations of XBKS with respect to the Subordinated Notes as of the closing and any related certificates and other documents required by the documentation governing the Subordinated Notes, to be executed on the closing date.

  Certain Additional Covenants

        The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of HRB common stock to be issued in the merger, access to information of the other company, exemption from takeover laws, and public announcements with respect to the transactions contemplated by the merger agreement.

Shareholder Meetings and Recommendation of XBKS's and HRB's Boards of Directors

        Each of XBKS and HRB has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the respective merger proposal, and in the case of HRB, the name change proposal, as promptly as reasonably practicable. The board of directors of each of XBKS and HRB has agreed to use its reasonable best efforts to obtain from its shareholders the vote required to approve the respective merger proposal, including by communicating to its shareholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they approve the respective merger proposal, and may not fail to make, withdraw or qualify in any manner adverse to the other party or make any public statement inconsistent with such recommendation. However, if the board of directors of XBKS or HRB, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in its good faith business judgment that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to make such recommendation to its shareholders (and in the event such determination is made by the XBKS board of directors in response to an acquisition proposal, the XBKS board of directors has taken into account the expected timing of regulatory considerations related to and the form of consideration offered in such acquisition proposal), then it may submit the respective merger proposal to its shareholders without recommendation and will communicate the basis for its recommendation change to its shareholders to the extent required by law, provided that (1) it gives the other party at least five business days' prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the XBKS board of directors in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (2) at the end of such notice period, the board of directors takes into account any amendment or modification to the merger agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in its good faith business judgment that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the respective merger proposal. Any material amendment to any XBKS acquisition proposal will require a new notice period, except that such notice period will be three business days.

        Notwithstanding any change in recommendation by the board of directors of XBKS or HRB, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders and to submit the respective merger proposal to a vote of such shareholders. HRB and XBKS may adjourn or postpone such meeting if there are insufficient shares of HRB common stock or XBKS common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting XBKS or HRB, as applicable, has not received proxies representing a sufficient number of shares necessary for approval of respective merger proposal.

Agreement Not To Solicit Other Offers

        Each of XBKS and HRB has agreed that it will not, and will cause its subsidiaries and its and their officers and directors, and will instruct and use reasonable best efforts to cause its and their agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with or otherwise cooperate in any way with any person in connection with or (iv) unless the merger agreement has been terminated in accordance with its terms, enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement, as described below) relating to any XBKS or HRB acquisition proposal, as applicable. For purposes of the merger agreement, a "XBKS acquisition proposal" or "HRB acquisition proposal" means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of XBKS or HRB, as applicable, and its subsidiaries or 15% or more of any class of equity or voting securities of XBKS or HRB, as applicable, or its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of XBKS or HRB, as applicable, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning 15% or more of any class of equity or voting securities of XBKS or HRB, as applicable, or its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of XBKS or HRB, as applicable, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving XBKS or HRB, as applicable, or its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of XBKS or HRB, as applicable. However, with respect to HRB (but not XBKS), an acquisition proposal only constitutes an HRB acquisition proposal for purposes of the merger agreement if it would reasonably be expected to (x) materially interfere with, adversely affect or delay the completion of the merger or the receipt of HRB shareholder approval of the plan of merger or (y) result in an HRB change in recommendation.

        However, in the event that either XBKS or HRB receives an unsolicited bona fide written XBKS acquisition proposal or HRB acquisition proposal, as applicable, prior to the approval of the respective merger proposal by its shareholders, it may, and may permit its subsidiaries and its and its subsidiaries' representatives to, provide or cause to be provided confidential or nonpublic information or data to and engage or participate in negotiations or discussions with the person making such XBKS or HRB acquisition proposal and such person's representatives if the XBKS or HRB board of directors, as applicable, concludes in its good faith business judgment (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to providing any confidential or nonpublic information, XBKS or HRB enters into a confidentiality agreement with such third party on terms no less favorable to it in the aggregate than the confidentiality agreement between HRB and XBKS, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with XBKS or HRB, as applicable.

        Each of XBKS and HRB has also agreed to use its reasonable best efforts to cause its representatives to immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than HRB or XBKS, as applicable, regarding any XBKS or HRB acquisition proposal, as applicable. In addition, each of XBKS and HRB has agreed to (1) promptly (within twenty-four hours) advise the other following receipt of any XBKS or HRB acquisition proposal, as applicable, or any inquiry which could reasonably be expected to lead to an XBKS or HRB acquisition proposal, as applicable, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or XBKS or HRB acquisition proposal), and to keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or XBKS or HRB acquisition proposal, and (2) enforce any existing confidentiality agreements to which XBKS or HRB, as applicable, or any of its subsidiaries is a party in accordance with the terms thereof.

Conditions To Complete the Merger

        HRB's and XBKS's respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

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  the approval of the merger agreement and the plan of merger by HRB's shareholders and by XBKS's shareholders;

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  the authorization for listing on NASDAQ, subject to official notice of issuance, of the HRB common stock to be issued pursuant to the merger agreement;

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  the receipt of necessary regulatory approvals from the Federal Reserve and the Bureau of Financial Institutions required to consummate the transactions contemplated by the merger agreement, including with respect to a distribution of cash from The Bank of Hampton Roads to HRB of not less than $20 million, immediately prior to the completion of the merger, and from any regulatory authority required to issue the merger consideration to XBKS's shareholders as contemplated by the merger agreement, and the receipt of certain other approvals the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the surviving corporation, and the expiration of all statutory waiting periods in respect thereof, without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger;

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  the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the HRB common stock to be issued upon the completion of the merger, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

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  the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal completion of the merger;

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  an opinion from KPMG or another nationally recognized accounting firm, dated as of the closing date, reasonably satisfactory to HRB and XBKS to the effect that an "ownership change" (within the meaning of Section 382) with respect to HRB has not occurred in the three years prior to the completion of the merger and that the merger will not result in such an "ownership change";

  •
  the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers' certificate from the other party to such effect);

  •
  the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the completion of the merger (and the receipt by each party of an officers' certificate from the other party to such effect);

  •
  in the case of XBKS's obligation to complete the merger, HRB's adjusted shareholders' equity as of the date of the most recent HRB consolidated balance sheet (which we refer to as the "HRB balance sheet") at the last day of the reporting period closest to the closing date and included in the registration statement of which this joint proxy statement/prospectus forms a part (if amended, the final amendment thereto) prior to its effectiveness (which we refer to as the "HRB balance sheet date") not being less than $265,000,000. For purposes of the merger agreement, "HRB adjusted shareholders' equity" means total shareholders' equity as reflected in the HRB balance sheet (i) plus all third party expenses incurred or accrued by HRB in connection with the merger, including all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for HRB for services rendered in connection with the transactions contemplated by the merger agreement and all fees and expenses in connection with the registration statement of which this joint proxy statement/prospectus forms a part, this joint proxy statement/prospectus (including printing costs), or the HRB special meeting, including the solicitation of proxies in connection therewith, and incurred or accrued on or prior to the HRB balance sheet date and (ii) plus all expenses incurred or accrued on or prior to the HRB balance sheet date in connection with HRB benefit plans solely as a result of the merger and the transactions contemplated by the merger agreement and outside the ordinary course of business, including any costs associated with the termination of employee benefit plans or programs, and any severance or other compensation paid or to be paid in connection with the transactions contemplated by the merger agreement or any retention or similar bonuses paid or to be paid in accordance with the merger agreement; provided that for purposes of this calculation accumulated other comprehensive income (loss) is determined as of December 31, 2015 rather than the HRB balance sheet date;

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  in the case of HRB's obligation to complete the merger, XBKS's adjusted shareholders' equity as of the date of the most recent XBKS consolidated balance sheet (which we refer to as the "XBKS balance sheet") at the last day of the reporting period closest to the closing date and included in the registration statement of which this joint proxy statement/prospectus forms a part (if amended, the final amendment thereto) prior to its effectiveness (which we refer to as the "XBKS balance sheet date") not being less than $90,000,000. For purposes of the merger agreement, "XBKS's adjusted shareholders' equity" means total shareholders' equity as reflected in the XBKS balance sheet (i) plus all third party expenses incurred or accrued by XBKS in connection with the merger, including all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for XBKS for services rendered in connection with the transactions contemplated by the merger agreement and all fees and expenses in connection with the registration statement of which this joint proxy statement/prospectus forms a part, this joint proxy statement/prospectus (including printing costs), or the XBKS special meeting, including the solicitation of proxies in connection therewith, and incurred or accrued on or prior to the XBKS balance sheet date and (ii) plus all expenses incurred or accrued in connection with the XBKS benefit plans on or prior to the XBKS balance sheet date solely as a result of the merger and the transactions contemplated thereby and outside the ordinary course of business, including any costs associated with the termination of employee benefit plans or programs, and any severance or other compensation paid or to be paid in connection with the transactions contemplated by the merger agreement or any retention or similar bonuses paid or to be paid in accordance with the merger agreement; provided that for purposes of this calculation accumulated other comprehensive income (loss) is determined as of December 31, 2015 rather than the XBKS balance sheet date; and

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  receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Neither XBKS nor HRB can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

        The merger agreement can be terminated and the merger abandoned at any time prior to completion of the merger in the following circumstances:

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  by mutual written consent of HRB and XBKS, if the board of directors of each so determines by a vote of a majority of the members of its entire board;

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  by the HRB board of directors or the XBKS board of directors, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to or materially contributed to by the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

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  by the HRB board of directors or the XBKS board of directors if the merger has not been completed on or before the termination date, unless the failure of the merger to be completed by such date is due to, or materially contributed to by, the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

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  by HRB or XBKS (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and which is not cured within 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

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  by XBKS, if the HRB board of directors (1) makes an HRB change in recommendation or resolves to do so, or fails to reaffirm such recommendation within four business days after XBKS requests in writing that such action be taken, (2) recommends or endorses an HRB acquisition proposal or fails to issue a press release announcing its opposition to an HRB acquisition proposal within 10 business days after such HRB acquisition proposal is publicly announced, or (3) breaches certain obligations, including with respect to non-solicitation of HRB acquisition proposals or calling a meeting of its shareholders and recommending that they approve the plan of merger, in any material respect;

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  by HRB, if the XBKS board of directors (1) makes an XBKS change in recommendation or resolves to do so, or fails to reaffirm such recommendation within four business days after HRB requests in writing that such action be taken, (2) recommends or endorses an XBKS acquisition proposal or fails to issue a press release announcing its opposition to an XBKS acquisition proposal within 10 business days after such XBKS acquisition proposal is publicly announced, or (3) breaches certain obligations, including with respect to the non-solicitation of XBKS acquisition proposals or calling a meeting of its shareholders and recommending that they approve the plan of merger, in any material respect; or

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  by either HRB or XBKS if HRB shareholders or XBKS shareholders do not approve the respective merger proposal at their respective special meetings called for such purpose or any adjournments or postponements thereof at which a vote on the approval of the plan of merger is taken.

Effect of Termination

        If the merger agreement is terminated, it will become void and have no effect, except that (1) both HRB and XBKS will remain liable for any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

        XBKS will pay HRB a termination fee of $4 million (which we refer to as the "termination fee") if the merger agreement is terminated in the following circumstances:

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  In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide XBKS acquisition proposal has been made known to the XBKS board of directors or to XBKS senior management or has been made directly to its shareholders generally or any person has publicly announced an XBKS acquisition proposal and (1) thereafter the merger agreement is terminated by (x) HRB because XBKS has failed to obtain the required vote of its shareholders at a duly convened XBKS shareholder meeting or any postponement or adjournment thereof at which a vote on the approval of the merger agreement and the plan of merger is taken or (y) either HRB or XBKS because the merger has not been completed prior to the termination date and XBKS shareholders have not approved the plan of merger or (2) thereafter the merger agreement is terminated by HRB based on a breach of the merger agreement by XBKS that would constitute the failure of a closing condition and that has not been cured during the permitted time period or by its nature cannot be cured during such period, and (3) within twelve months after the date of such termination, XBKS enters into a definitive agreement or consummates a transaction with respect to an XBKS acquisition proposal (whether or not the same XBKS acquisition proposal as that referred to above), then XBKS will, on the earlier of the date it enters into such definitive agreement and the date of completion of such transaction, pay HRB, by wire transfer of same day funds, the termination fee (provided that for purposes of the foregoing, all references in the definition of XBKS acquisition proposal to "15%" will instead refer to "50%");

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  In the event that the merger agreement is terminated by HRB because the XBKS board of directors (1) makes an XBKS change in recommendation or resolves to do so, or fails to reaffirm such recommendation within four business days after HRB requests in writing that such action be taken, (2) recommends or endorses an XBKS acquisition proposal or fails to issue a press release announcing its opposition to an XBKS acquisition proposal within 10 business days after such XBKS acquisition proposal is publicly announced, or (3) breaches certain obligations, including with respect to the non-solicitation of XBKS acquisition proposals or calling a meeting of its shareholders and recommending that they approve the plan of merger, in any material respect, then XBKS will pay HRB, by wire transfer of same day funds, the termination fee on the date of termination; or

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  In the event the merger agreement is terminated by XBKS because XBKS has failed to obtain the required vote of its shareholders at a duly convened XBKS shareholder meeting or any postponement or adjournment thereof at which a vote on the approval of the merger agreement and the plan of merger has been taken, then XBKS will pay HRB, by wire transfer of same day funds, the termination fee on the date of termination.

        HRB will pay XBKS, by wire transfer of same day funds on the date of termination, the termination fee:

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  In the event the merger agreement is terminated by XBKS because the HRB board of directors (1) makes an HRB change in recommendation or resolves to do so, or fails to reaffirm such recommendation within four business days after XBKS requests in writing that such action be taken, (2) recommends or endorses an HRB acquisition proposal or fails to issue a press release announcing its opposition to an HRB acquisition proposal within 10 business days after such HRB acquisition proposal is publicly announced, or (3) breaches certain obligations, including with respect to non-solicitation of HRB acquisition proposals or calling a meeting of its shareholders and recommending that they approve the plan of merger, in any material respect; or

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  In the event the merger agreement is terminated by HRB because HRB has failed to obtain the required vote of its shareholders at a duly convened HRB shareholder meeting or any postponement or adjournment thereof at which a vote on the approval of the merger agreement and the plan of merger has been taken.

Expenses and Fees

        All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be borne equally by HRB and XBKS.

Amendment, Waiver and Extension of the Merger Agreement

        Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with merger by the shareholders of HRB and XBKS, except that after approval of the merger agreement and the plan of merger by the respective shareholders of HRB or XBKS, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval under applicable law.

        At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after adoption of the merger agreement and the plan of merger by the respective shareholders of HRB or

XBKS, there may not be, without further approval of such shareholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Voting Agreements

  XBKS Voting Agreements

        Simultaneously with the execution of the merger agreement, Mark B. Sisisky, Thomas W. Osgood, Michael A. Mancusi, Palmer P. Garson, T. Gaylon Layfield, III, Robert J. Merrick, Larry L. Felton, Patrick D. Hanley, Peter C. Jackson, Thomas G. Snead, Jr., Scott A. Reed and Wellington W. Cottrell, III, and BankCap Partners, solely in their capacities as shareholders of XBKS, separately entered into voting agreements with HRB (which we refer to as the "XBKS voting agreements") in which they agreed, among other things, to vote all shares of XBKS common stock that they own beneficially or of record and have voting power over (including shares that they subsequently acquire), in favor of the approval and adoption of the merger agreement, merger and plan of merger, all agreements related to the merger and any actions related thereto (including the proposals to be presented at the XBKS special meeting) at any meeting of the XBKS shareholders and any adjournment thereof at which the merger agreement, plan or merger and other related agreements or such other actions are submitted to a vote of XBKS shareholders. These shareholders also agreed to vote against (1) any XBKS acquisition proposal, (2) any corporate action the completion of which would reasonably be expected to frustrate the purposes or prevent or materially delay the completion of the transactions contemplated in the merger agreement and (3) any other matter relating to or in connection with subclauses (1) or (2) above. As of the record date, these shareholders beneficially owned and were entitled to vote, in the aggregate, 4,006,452 shares of XBKS common stock, allowing them to exercise approximately 30.4% of the voting power of XBKS common stock outstanding as of the record date.

        Each XBKS shareholder who executed an XBKS voting agreement agreed, in their capacity as a shareholder of XBKS, that such shareholder will not, and will cause its officers and directors, and will instruct and use reasonable best efforts to cause its agents, advisors and representatives and partners (if an entity) not to, directly or indirectly, (1) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to an XBKS acquisition proposal, (2) engage or participate in any negotiations with any person concerning any XBKS acquisition proposal, (3) provide any confidential or nonpublic information or data to, have or participate in any discussions with or otherwise cooperate in any way with, any person in connection with any XBKS acquisition proposal or (4) unless such voting agreement has been terminated in accordance with its terms, enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any XBKS acquisition proposal, in each case except to the extent that XBKS is permitted to take such action pursuant to the merger agreement. Each shareholder also agreed that such shareholder will, and will cause its officers and directors and will use its reasonable best efforts to cause its agents, advisors and representatives and partners (if an entity) to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than HRB with respect to any XBKS acquisition proposal and that the shareholder will promptly (within twenty-four hours) advise HRB following such shareholder's receipt of any XBKS acquisition proposal or any inquiry which could reasonably be expected to lead to an XBKS acquisition proposal, and the substance thereof (including the material terms and conditions of the XBKS acquisition proposal), and keep HRB apprised of any related material developments, discussions and negotiations on a reasonably current basis, including any amendments or revisions of the terms of such inquiry or XBKS acquisition proposal, in each case to the extent XBKS has not previously notified HRB.

        The XBKS voting agreements, and the rights and obligations of the shareholders and HRB thereunder, terminate automatically upon the earlier of (1) the effective time of the merger, (2) the termination of the merger agreement in accordance with its terms and (3) the delivery by the XBKS board of directors of an XBKS change in recommendation in accordance with the merger agreement.

        The foregoing description of the XBKS voting agreements is subject to, and qualified in its entirety by reference to, the XBKS voting agreements, a form of which is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference into this joint proxy statement/prospectus.

  HRB Voting Agreements

        Simultaneously with the execution of the merger agreement, William A. Paulette, Robert B. Goldstein, W. Lewis Witt, Donna W. Richards, Patrick E. Corbin, Thomas B. Dix III, John S. Poelker, Charles M. Johnston, James F. Burr and Henry P. Custis, Jr., and CapGen, Carlyle Financial Services Harbor, L.P. and ACMO-HR, L.L.C., solely in their capacities as shareholders of HRB, separately entered into voting agreements with XBKS (which we refer to as the "HRB voting agreements") in which they agreed, among other things, to vote all shares of HRB common stock that they own beneficially or of record and have voting power over (including shares that they subsequently acquire), in favor of the approval and adoption of the merger agreement, merger and plan of merger, all agreements related to the merger, and any actions related thereto at any meeting of the HRB shareholders and any adjournment thereof at which the merger agreement, plan or merger and other related agreements or such other actions are submitted to a vote of HRB shareholders (including the proposals to be presented at the HRB special meeting). These shareholders also agreed to vote against (1) any HRB acquisition proposal, (2) any corporate action the consummation of which would reasonably be expected to frustrate the purposes or prevent or materially delay the completion of, the transactions contemplated in the merger agreement and (3) any other matter relating to, or in connection with subclauses (1) or (2) above. As of the record date, these shareholders beneficially owned and were entitled to vote, in the aggregate, 136,523,395 shares of HRB common stock, allowing them to exercise approximately 79.7% of the voting power of HRB common stock outstanding as of the record date.

        Each HRB shareholder who executed an HRB voting agreement agreed, in their capacity as a shareholder of HRB, that such shareholder will not, and will cause its officers and directors, and will instruct and use reasonable best efforts to cause its agents, advisors and representatives and partners (if an entity) not to, directly or indirectly, (1) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to an HRB acquisition proposal, (2) engage or participate in any negotiations with any person concerning any HRB acquisition proposal, (3) provide any confidential or nonpublic information or data to, have or participate in any discussions with or otherwise cooperate in any way with, any person in connection with any HRB acquisition proposal or (4) unless such voting agreement has been terminated in accordance with its terms, enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any HRB acquisition proposal, in each case except to the extent that HRB is permitted to take such action pursuant to the merger agreement. Each shareholder also agreed that such shareholder will, and will cause its officers and directors and will use its reasonable best efforts to cause its agents, advisors and representatives and partners (if an entity) to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than XBKS with respect to any HRB acquisition proposal and that the shareholder will promptly (within twenty-four hours) advise HRB following such shareholder's receipt of any HRB acquisition proposal or any inquiry which could reasonably be expected to lead to an HRB acquisition proposal, and the substance thereof (including the material terms and conditions of the HRB acquisition proposal), and keep XBKS apprised of any related material developments, discussions and negotiations on a reasonably current basis, including any amendments or revisions of the terms of such inquiry or HRB acquisition proposal, in each case to the extent HRB has not previously notified XBKS.

        The HRB voting agreements, and the rights and obligations of the shareholders and XBKS thereunder, terminate automatically upon the earlier of (1) the effective time of the merger, (2) the termination of the merger agreement in accordance with its terms and (3) the delivery by the HRB board of directors of an HRB change in recommendation in accordance with the merger agreement.

        The foregoing description of the HRB voting agreements is subject to, and qualified in its entirety by reference to, the HRB voting agreements, a form of which is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference into this joint proxy statement/prospectus.

Second Amended and Restated Investor Rights Agreement of XBKS

        Simultaneous with the execution of the merger agreement, XBKS entered into the Second Amended and Restated Investor Rights Agreement with BankCap Partners and those shareholders who purchased shares of Xenith Corporation in its June 2009 private offering (which agreement we refer to as the "Second Amended and Restated Investor Rights Agreement" and such holders we refer to as the "holders"). XBKS has agreed to take such actions as are necessary to nominate for election, and BankCap Partners and the holders have agreed to take such actions as are necessary to elect and to vote their shares of the surviving corporation's common stock in favor of one individual designated by BankCap at the 2016 annual meeting of shareholders of the surviving corporation, at the 2017 annual meeting of shareholders of the surviving corporation and at any other meeting of the shareholders of the surviving corporation prior to the 2018 annual meeting of shareholders of the surviving corporation at which the shareholders will be voting on the election of directors. If at any time, however, BankCap Partners, together with its affiliates, are no longer the beneficial owners of shares of the surviving corporation's common stock representing at least 5% of the outstanding capital stock of the surviving corporation, such BankCap Partners director will promptly offer his resignation to the then-current chairman of the surviving corporation board.

        For so long as BankCap Partners is entitled to designate and maintains a BankCap Partners director as described above, each of BankCap Partners and the holders agrees to vote their respective shares of the surviving corporation's common stock (1) for the removal of the BankCap Partners director upon the request of BankCap Partners and for the election to the surviving corporation board of a substitute designated by BankCap Partners as described in the previous paragraph and (2) to ensure that any vacancy on the surviving corporation board caused by the resignation, removal or death of the BankCap Partners director will be filled only as described in the previous paragraph.

        The provisions relating to the election, removal and designation of BankCap Partners directors become effective and binding upon the surviving corporation only upon the completion of the merger.

        BankCap Partners has agreed that no later than thirty days after entering into the Second Amended and Restated Investor Rights Agreement, it will file with the appropriate regulatory agencies all applications, notices, petitions and filings required for it to receive the merger consideration. XBKS and HRB have customary rights to review and comment on such regulatory filings. BankCap Partners has further agreed that it will use its reasonable best efforts to obtain such required approvals as promptly as practicable. BankCap Partners has made all such required filings as of the date of this document. XBKS has agreed to enforce the closing condition to the merger concerning required regulatory approvals and to not waive that condition without BankCap Partners' prior written consent.

 ACCOUNTING TREATMENT

        The accounting principles applicable to this transaction as described in FASB ASC 805-10-05-01 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquiror; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

        The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, HRB (the acquiror) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the surviving corporation will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a general discussion of certain material U.S. federal income tax consequences of the merger to "U.S. holders" (as defined below) of XBKS common stock that exchange their shares of XBKS common stock for shares of HRB common stock in the merger. The following discussion is based upon the Code, the Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

        The following discussion applies only to U.S. holders of shares of XBKS common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of XBKS common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired XBKS common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation or holders who actually or constructively own more than 5% of XBKS common stock).

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of XBKS common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust was in existence as of August 20, 1996 and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds XBKS common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds XBKS common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.

        Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

        The parties intend for the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of HRB to complete the merger that HRB receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to the obligation of XBKS to complete the merger that XBKS receive an opinion from Hunton & Williams LLP, dated the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will be based on facts and representations contained in representation letters provided by HRB and XBKS and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service (which we refer to as the "IRS") or any court. HRB and XBKS have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

        Accordingly, and on the basis of the foregoing opinions, as a result of the merger qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, upon exchanging your XBKS common stock for HRB common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of HRB common stock (as discussed below). The aggregate tax basis of the HRB common stock that you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal your aggregate adjusted tax basis in the shares of XBKS common stock you surrender in the merger. Your holding period for the shares of HRB common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period of the shares of XBKS common stock that you surrender in the merger. If you acquired different blocks of XBKS common stock at different times or at different prices, the HRB common stock you receive will be allocated pro rata to each block of XBKS common stock, and the basis and holding period of each block of HRB common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of XBKS common stock exchanged for such block of HRB common stock.

  Cash Instead of Fractional Shares

        If you receive cash instead of a fractional share of HRB common stock, you will be treated as having received such fractional share of HRB common stock pursuant to the merger and then as having sold such fractional share of HRB common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of HRB common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of XBKS common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain Tax Reporting Rules

        Under applicable Treasury regulations, "significant holders" of XBKS common stock will be required to comply with certain reporting requirements. An XBKS shareholder should be viewed as a "significant holder" if, immediately before the merger, such holder held 5% or more, by vote or value, of the total outstanding XBKS common stock. Significant holders generally will be required to file a statement with the holder's U.S. federal income tax return for the taxable year that includes the completion of the merger. That statement must set forth the holder's tax basis in, and the fair market value of, the shares of XBKS common stock surrendered pursuant to the merger (both as determined immediately before the surrender of shares), the date of the merger, and the name and employer identification number of HRB and XBKS, and the holder will be required to retain permanent records of these facts. You should consult your tax advisor as to whether you may be treated as a "significant holder."

Information Reporting and Backup Withholding

        If you are a non-corporate holder of XBKS common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

        This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Holders of XBKS common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

 DESCRIPTION OF CAPITAL STOCK OF HRB

        As a result of the merger, XBKS shareholders who receive shares of HRB common stock in the merger will become shareholders of HRB. Your rights as a shareholder of HRB will be governed by Virginia law and the HRB's Articles of Incorporation and the HRB's Bylaws. The following briefly summarizes the material terms of HRB capital stock, including the amended warrant that HRB issued to the Treasury on September 30, 2010 (which we refer to as the "amended TARP warrant") under the terms of an exchange agreement between HRB and the Treasury. We urge you to read the applicable provisions of the VSCA and HRB's Articles of Incorporation, HRB's Bylaws and the amended TARP warrant. Copies of HRB's and XBKS's governing documents and the amended TARP warrant have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

General

        HRB's authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share (which we refer to as "HRB common stock") and 1,000,000 shares of preferred stock, no par value (which we refer to as "HRB preferred stock"). As of June 23, 2016, there were 171,330,585 shares of HRB common stock issued and outstanding held by 2,856 shareholders of record. The issued shares of HRB common stock represent non-withdrawable capital, are not accounts of an insurable type, and are not federally insured.

        Also, as of June 23, 2016, the Treasury held a warrant to purchase 757,633 shares of HRB common stock. HRB does not have any shares of HRB preferred stock issued or outstanding.

Common Stock

  Voting Rights

        Each holder of shares of HRB common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

  Dividends

        Holders of shares of HRB common stock are entitled to receive dividends when and as declared by the HRB board of directors out of funds legally available therefor. On July 30, 2009, the HRB board of directors voted to suspend the quarterly dividend on HRB common stock in order to preserve capital and liquidity. HRB's ability to distribute cash dividends in the future may be limited by regulatory restrictions and the need to maintain sufficient consolidated capital. In addition, the retained deficit of The Bank of Hampton Roads was $362.3 million as of December 31, 2015. Absent permission from the VSCC, The Bank of Hampton Roads may pay dividends to HRB only to the extent of positive accumulated retained earnings. It is unlikely in the foreseeable future that HRB would be able to pay dividends if The Bank of Hampton Roads cannot pay dividends to HRB. Although HRB can seek to obtain a waiver of this prohibition, HRB's regulators may choose not to grant such a waiver, and HRB would not expect to be granted a waiver or to be released from this obligation until its financial performance and retained earnings improve significantly. As a result, there is no assurance if or when HRB will be able to resume paying cash dividends, even following completion of the merger.

  No Preemptive or Conversion Rights

        Holders of shares of HRB common stock do not have any preemptive rights to purchase additional shares of HRB common stock, and have no conversion or redemption rights.

  Calls and Assessments

        All of the issued and outstanding shares of HRB common stock are non-assessable and non-callable.

  Liquidation Rights

        In the event of HRB's liquidation, dissolution or winding up, the holders of shares of HRB common stock will be entitled to receive, in cash or in kind, HRB's assets available for distribution remaining after payment or provision for payment of HRB's debts and liabilities.

        For more information regarding the rights of holders of HRB common stock, see "Comparison of Shareholders' Rights."

Preferred Stock

        The HRB board of directors, by adoption of articles of amendment, may determine the preferences, limitations and relative rights, to the extent permitted by the VSCA, of any class of shares of preferred stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series will be appropriately designated by a distinguishing designation prior to the issuance of any share thereof. The preferred stock of all series will have the preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series in the same class. If upon any voluntary or involuntary liquidation, dissolution or winding up of HRB, the assets available for distribution to holders of shares of preferred stock of all series is insufficient to pay such holders the full preferential amount to which they are entitled, then such assets will be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

        Any preferred stock HRB may issue may rank senior to HRB common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of HRB, or both. In addition, any shares of HRB preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of HRB preferred stock, or merely the existing authorization of the HRB board of directors to issue shares of HRB preferred stock, may tend to discourage or impede an acquisition proposal, merger or other change in control of HRB.

        The HRB board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of HRB common stock and, under certain circumstances, discourage an attempt by others to gain control of HRB.

        The creation and issuance of any series of HRB preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, HRB's future capital needs, then existing market conditions and other factors that, in the judgment of the HRB board of directors, might warrant the issuance of HRB preferred stock.

Amended TARP Warrant

  Shares of Common Stock Subject to the Amended TARP Warrant

        The amended TARP warrant is currently exercisable for 757,633 shares of HRB common stock.

  Exercise of the Amended TARP Warrant

        The current exercise price applicable to the amended TARP warrant is $0.70 per share of common stock for which the amended TARP warrant may be exercised. The amended TARP warrant may be exercised at any time on or before September 30, 2020 by surrender of the amended TARP warrant and a completed notice of exercise attached as an annex to the amended TARP warrant and the payment of the exercise price for the shares of common stock for which the amended TARP warrant is being exercised. The exercise price may be paid either by the withholding by HRB of such number of shares of common stock issuable upon exercise of the amended TARP warrant equal to the value of the aggregate exercise price of the amended TARP warrant determined by reference to the five day volume-weighted average trading price of HRB common stock on the trading day immediately preceding the day on which the amended TARP warrant is exercised or, if agreed to by HRB and the amended TARP warrant holder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the amended TARP warrant is subject to the further adjustments described below under the heading "—Adjustments to the Amended TARP Warrant."

        Upon exercise of the amended TARP warrant, certificates for the shares of common stock issuable upon exercise will be issued to the amended TARP warrant holder. HRB will not issue fractional shares upon any exercise of the amended TARP warrant. Instead, the amended TARP warrant holder will be entitled to a cash payment equal to the market price of HRB common stock on the last day preceding the exercise of the amended TARP warrant (less the pro-rated exercise price of the amended TARP warrant) for any fractional shares that would have otherwise been issuable upon exercise of the amended TARP warrant. HRB will at all times reserve the aggregate number of shares of common stock for which the amended TARP warrant may be exercised. HRB will have listed the shares of common stock issuable upon exercise of the amended TARP warrant with NASDAQ.

  Rights as a Shareholder

        The amended TARP warrant holder does not have the rights or privileges of the holders of HRB common stock, including any voting rights, until (and then only to the extent) the amended TARP warrant has been exercised.

  Transferability and Assignability

        The amended TARP warrant, and all rights under the amended TARP warrant, are transferable and assignable.

  Adjustments to the Amended TARP Warrant

        Adjustments in connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the amended TARP warrant may be exercised and the exercise price applicable to the amended TARP warrant will be proportionately adjusted in the event HRB pays stock dividends or makes distributions of its common stock, or subdivides, combines or reclassifies outstanding shares of HRB common stock.

        Other Distributions.    If HRB declares any dividends or distributions other than historical, ordinary cash dividends, both the number of shares issuable upon exercise of the amended TARP warrant and the exercise price will be adjusted to reflect such distribution.

        Certain Repurchases.    If HRB affects a pro rata repurchase of common stock both the number of shares issuable upon exercise of the amended TARP warrant and the exercise price will be adjusted.

        Business Combinations.    In the event of certain mergers, consolidations or similar transactions involving HRB and requiring shareholder approval, the amended TARP warrant holder's right to receive shares of HRB common stock upon exercise of the amended TARP warrant will be converted into the right to exercise the amended TARP warrant for the consideration that would have been payable to the amended TARP warrant holder with respect to the shares of common stock for which the amended TARP warrant may be exercised, as if the amended TARP warrant had been exercised immediately prior to such merger, consolidation or similar transaction.

 BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND
OFFICERS OF HRB

        The following table sets forth for (1) each director and named executive officer, (2) all directors and executive officers as a group, and (3) each beneficial owner of 5% or more of HRB common Stock: (i) the number of shares of HRB common stock beneficially owned on March 17, 2016, and (ii) such person's or group's percentage ownership of outstanding shares of HRB common stock on such date. All of HRB's directors and executive officers receive mail at HRB's principal executive office at Attn: Charles M. Johnston, Interim Chief Executive Officer, Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452.

        This table is based upon information supplied by officers, directors, and principal shareholders. Unless indicated in the footnotes to this table and subject to community property laws where applicable, HRB believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name	Number of Shares Beneficially Owned		Percent of Outstanding Shares(1)
Directors:
Charles M. Johnston	10,000	(2)	*
James F. Burr	0	(11)	*
Patrick E. Corbin	175,769	(3)	*
Henry P. Custis, Jr.	50,935	(4)	*
Douglas J. Glenn	161,008	(13)	*
Robert B. Goldstein	51,060,695	(10)	29.80%
William A. Paulette	52,459	(5)	*
John S. Poelker	0	(6)	*
Jon F. Weber	0	(12)	*
W. Lewis Witt	86,782	(7)	*
Non-Director Named Executive Officers (not included in above):			*
Thomas B. Dix III	130,914	(8)	*
Donna W. Richards	158,675	(9)	*
All Directors and Executive Officers, as a group (15 persons)	52,071,269		30.39%
Certain Beneficial Owners:
CapGen Capital Group VI LP	51,024,981	(10)	29.78
280 Park Avenue
40th Floor West, Suite 401
New York, NY 10017
Carlyle Financial Services Harbor, L.P.	42,398,583	(11)	24.75
c/o The Carlyle Group
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004-2505
ACMO-HR, L.L.C.	42,398,583	(12)	24.75
c/o Anchorage Capital Group, L.L.C.
610 Broadway
6th Floor
New York, NY 10012

(1)
Applicable percentages are based on 171,325,712 shares outstanding on March 17, 2016. Shares of common stock subject to warrants, options, or rights exercisable within 60 days of March 17, 2016 are deemed outstanding (without regard for limitations on exercise) for computing the percentage of the person holding such warrants, options, or rights but are not deemed outstanding for computing the percentage held by any other person. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock, and other forms of ownership over which shares the persons named in the table may possess voting and/or investment power. Percent of outstanding shares marked with an asterisk (*) represents less than 1% of total outstanding shares.

(2)
The table does not include 452,280 restricted stock units awarded to Mr. Johnston.

(3)
Includes 8 shares owned by Brenda C. Corbin (wife), and 139,741 shares held in a revocable trust for Patrick E. Corbin. The table does not include 52,280 restricted stock units awarded to Mr. Corbin.

(4)
Includes 31,078 shares held in a revocable trust for Henry P. Custis, Jr., and 2,000 shares owned by Linda Custis (wife). The table does not include 52,280 restricted stock units awarded to Mr. Custis.

(5)
Includes 1,194 shares owned jointly with Carolyn E. Paulette (wife). The table does not include 52,280 restricted stock units awarded to Mr. Paulette.

(6)
The table does not include 38,783 restricted stock units awarded to Mr. Poelker.

(7)
Includes 253 shares held in an IRA for W. Lewis Witt, 908 shares held in an IRA for Judith W. Witt (wife), 3,171 shares owned by Inner-View, Ltd., a company owned by W. Lewis Witt, 6,037 shares held in an IRA for W. Lewis Witt, 4,926 shares for TOD Registration Account for W. Lewis Witt, 305 shares for TOD Registration Account for Judith W. Witt, and 2,317 shares owned jointly with Judith W. Witt. The table does not include 52,280 restricted stock units awarded to Mr. Witt.

(8)
The table does not include 116,835 restricted stock units and 623,120 stock options awarded to Mr. Dix.

(9)
The table does not include 189,273 restricted stock units and 623,120 stock options awarded to Ms. Richards.

(10)
Mr. Eugene A. Ludwig is the managing member of CapGen Capital Group VI, LLC, which is the general partner of CapGen Capital Group VI LP. Robert B. Goldstein is a director of HRB and a founding Principal in CapGen Capital Group VI, LLC. As a principal member and member of the investment committee of CapGen Capital Group VI, LLC, the general partner of CapGen Capital Group VI LP, Mr. Goldstein may be deemed to be the indirect beneficial owner of such shares or shares underlying the warrants under Rule 16a-1(a)(2) promulgated under the Exchange Act. Pursuant to Rule 16a-1(a)(4) promulgated under the Exchange Act, Mr. Goldstein disclaims that he is the beneficial owner of such shares, to the extent of his pecuniary interest. Mr. Goldstein owns 35,714 shares personally, and the remainder of shares reflected in this table is the same shares attributable to CapGen Capital Group VI LP. The table does not include 52,280 restricted stock units awarded to Mr. Goldstein.

(11)
Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the sole member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services, L.P., which is the general partner of Carlyle Financial Services Harbor, L.P. By virtue of these relationships, the aforementioned entities may be deemed to share beneficial ownership of the shares of common stock owned by Carlyle Financial Services Harbor, L.P. Each such entity expressly disclaims beneficial ownership of the shares of common stock owned by Carlyle Financial Services Harbor, L.P. except to the extent of its pecuniary interest herein. James F. Burr is a director of HRB and is a Managing Director of The Carlyle Group Financial Services Group, and does not beneficially own any shares of HRB.

(12)
All investment and voting decisions with respect to the shares of common stock held by ACMO-HR, L.L.C. are made by Anchorage Capital Group, L.L.C. (formerly named Anchorage Advisors, L.L.C.). Because of their respective relationships with ACMO-HR, L.L.C. and each other, each of Anchorage Advisors Management, L.L.C., Anchorage Capital Group, L.L.C., Anchorage Capital Master Offshore, Ltd., ACMO-HR, L.L.C and Messrs. Anthony L. Davis and Kevin M. Ulrich may be deemed to share voting and disposition power with respect to the shares of common stock beneficially owned by ACMO-HR, L.L.C. None of these persons or entities may be deemed to have sole voting and disposition power with respect to any shares of common stock beneficially owned by ACMO-HR, L.L.C. Jon F. Weber is a director of HRB and is a Managing Director and Head of the Global Portfolio Group at Anchorage, and does not beneficially own any shares of HRB.

(13)
Mr. Glenn is the former President and Chief Executive Officer of HRB; he resigned from HRB in September 2015. The number of shares that Mr. Glenn beneficially owns includes 1,000 shares owned jointly with Tiffany K. Glenn (wife), 71 shares held by Tiffany K. Glenn, 303 shares held in a Rabbi Trust for Tiffany K. Glenn, 18 shares held by Tiffany K. Glenn as custodian for Grayson Glenn (son), and 18 shares held by Tiffany K. Glenn as custodian for Bayler Glenn (daughter). The table does not include 573,381 vested and unexercised stock options awarded to Mr. Glenn, the majority of which expire in August 2021.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND
OFFICERS OF XBKS

        Below is information on the beneficial ownership of XBKS common stock as of January 31, 2016 by each director, each named executive officer and each person or group of affiliated persons who beneficially owns 5% or more than of XBKS's common stock. The table also shows the beneficial ownership of all of the XBKS directors and executive officers as a group as of January 31, 2016. Unless otherwise noted below, each person named in the table has sole voting and sole investment power with respect to each of the shares reported as owned by such person.

Amount and Nature of Beneficial Ownership(1)

Name	Shares of Xenith Bankshares Common Stock		Exercisable Options and Warrants		Total	Percent of Class(2)
Directors and Named Executive Officers:
Wellington W. Cottrell, III	54,557	(3)	61,220		115,777	*
Ronald E. Davis	25,254	(4)	61,220		86,474	*
Larry L. Felton	36,358	(5)	13,000		49,358	*
Palmer P. Garson	43,232	(6)	19,960		63,192	*
Patrick D. Hanley	20,250	(7)	18,000		38,250	*
Peter C. Jackson	83,001	(8)	13,000		96,001	*
T. Gaylon Layfield, III	189,216	(9)	230,800		420,016	3.2%
Michael A. Mancusi	15,250	(10)	10,000		25,250	*
Robert J. Merrick	42,650	(11)	19,090		61,740	*
Thomas W. Osgood	72,434	(12)	116,900		189,334	1.4%
Scott A. Reed	3,310,150	(13)	408,850	(14)	3,719,000	27.6%
Mark B. Sisisky	9,750	(15)	20,830	(16)	30,580	*
Thomas G. Snead, Jr.	70,516	(17)	—		70,516	*
All of our directors and executive officers as a group (16 individuals)	4,052,090		1,076,030		5,128,120	36.2%
Principal Shareholders:
BankCap Partners(18)	3,280,000		391,500	(14)	3,671,500	27.3%
Wellington Management Company, LLP(19)	1,038,358		—		1,038,358	7.9%
Maltese Capital Management LLC(20)	653,900		—		653,900	5.0%
Voting Group:
Former Xenith Corporation Shareholder Voting Group(21)	3,773,143		987,630		4,760,773	33.8%

*
Represents less than 1% of total outstanding shares, including exercisable options and warrants.

(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if (a) he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security or (b) he or she has the right to acquire beneficial ownership of the security within 60 days; provided, however, that beneficial ownership of securities that may be acquired within 60 days is not taken into account in calculating the beneficial ownership of any other shareholder. This includes shares that may be deemed beneficially owned by virtue of family relationships, joint ownership, voting power or investment power.

(2)
Based on 13,067,356 shares outstanding as of January 31, 2016.

(3)
Includes 2,673 shares that have vested, but were held by XBKS until settlement on March 3, 2016; excludes 4,589 shares that have vested, but are held by XBKS until settlement on February 27, 2017.

(4)
Includes 14,037 shares held jointly with his spouse. Excludes 2,118 shares that have vested, but are held by XBKS until settlement on February 27, 2017.

(5)
Includes 8,330 shares held jointly with his spouse. Excludes 4,801 shares that have vested, but were held by XBKS until settlement on May 2, 2016 and 4,338 shares that have vested, but are held by XBKS until settlement on May 8, 2017.

(6)
Excludes 4,801 shares that have vested, but were held by XBKS until settlement on May 2, 2016 and 4,338 shares that have vested, but are held by XBKS until settlement on May 8, 2017.

(7)
Includes 13,000 shares held jointly with his spouse. Excludes 4,801 shares that have vested, but were held by XBKS until settlement on May 2, 2016 and 4,338 shares that have vested, but are held by XBKS until settlement on May 8, 2017.

(8)
Includes 46,768 shares held by Jackson Investments, LLC and 29,230 shares held by Jackson Family Investments, L.L.C., with respect to which Mr. Jackson shares investment and voting power. Excludes 4,139 shares that have vested, but were held by XBKS until settlement on May 2, 2016 and 3,718 shares that have vested, but are held by XBKS until settlement on May 8, 2017.

(9)
Includes 30,755 shares held in trust for the benefit of Mr. Layfield's children, for which Mr. Layfield serves as the trustee. Also includes 15,383 shares that have vested, but were held by XBKS until settlement on March 3, 2016; excludes 13,203 shares that have vested, but are held by XBKS until settlement on February 27, 2017.

(10)
Includes 6,694 shares held jointly with his spouse. Excludes 4,139 shares that have vested, but were held by XBKS until settlement on May 2, 2016 and 3,718 shares that have vested, but are held by XBKS until settlement on May 8, 2017.

(11)
Excludes 4,801 shares that have vested, but were held by XBKS until settlement on May 2, 2016 and 4,338 shares that have vested, but are held by XBKS until settlement on May 8, 2017.

(12)
Excludes 9,179 shares that have vested, but are held by XBKS until settlement on February 27, 2017.

(13)
Includes 3,280,000 shares held by BCP Fund LLC. Mr. Reed shares voting and investment power over the shares held by BCP Fund LLC. BankCap Partners Fund is the sole member of BCP Fund LLC. The general partner of BankCap Partners Fund is BankCap Partners GP. The general partner of BankCap Partners GP is BankCap LLC. Scott A. Reed, who serves on our board of directors, is a manager of BankCap LLC. Excludes 4,139 shares that have vested, but were held by XBKS until settlement on May 2, 2016 and 3,718 shares that have vested, but are held by XBKS until settlement on May 8, 2017.

(14)
Includes options to purchase 15,683 shares held by Mr. Reed and warrants to purchase 391,500 shares held by BCP Fund LLC. See Note (13) above.

(15)
Excludes 4,139 shares that have vested, but were held by XBKS until settlement on May 2, 2016 and 1,859 shares that have vested, but are held by XBKS until settlement on May 8, 2017.

(16)
Includes 2,175 warrants held by New Dominion of Virginia, LC. Mr. Sisisky has sole voting and investment power over the shares held by New Dominion of Virginia, LC.

(17)
Includes 65,250 shares held in a trust for which Mr. Snead serves as investment manager. Excludes 5,794 shares that have vested, but were held by XBKS until settlement on May 2, 2016 and 5,268 shares that have vested, but are held by XBKS until settlement on May 8, 2017.

(18)
The business address of BCP Fund LLC is 2100 McKinney Avenue, Suite 1225, Dallas, Texas 75201.

(19)
Based solely on the information contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2016. The business address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.

(20)
Based solely on the information contained in Schedule 13G jointly filed with the SEC on February 24, 2016 by Maltese Capital Management LLC, a New York limited liability company (which we refer to as "MCM"), and Terry Maltese, Managing Member of MCM. Mr. Maltese, by reason of his position as managing member of MCM, may be deemed to beneficially own the shares. The business address of MCM and Mr. Maltese is 150 East 52nd Street, 30th Floor, New York, New York 10022.

(21)
Under the terms of the investor rights agreement that each purchaser of shares of Xenith Corporation common stock in its June 2009 private offering was required to execute, BankCap Partners and all of the former directors and executive officers of Xenith Corporation who became directors and executive officers of Xenith Bankshares and who purchased shares of Xenith Corporation in its private offering agreed to vote their shares of the our common stock in favor of (a) one designee of BankCap Partners for election to our Board of Directors for so long as BankCap Partners is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act") with respect to XBKS and (b) one additional designee of BankCap Partners for election to the our board of directors for so long as BankCap Partners and its affiliates own 25% or more of the outstanding voting capital stock of Xenith Bankshares. They have also agreed to vote their shares of our common stock in favor of (i) removing the designee of BankCap Partners on the our board of directors at the request of BankCap Partners and the election to the our board of directors of a substitute designee of BankCap Partners, and (ii) ensuring that any vacancy on the our board of directors caused by resignation, removal or death of a BankCap Partners designated director is filled in accordance with the agreement above. The members of the former Xenith Corporation shareholder voting group include BankCap Partners, Messrs. Layfield, McDonald, Merrick, Reed, Sisisky, Cottrell, Davis, W. Jefferson O'Flaherty and Osgood and Ms. Garson. The address for the former Xenith Corporation shareholder voting group is One James Center, 901 East Cary Street, Suite 1700, Richmond, Virginia 23219.

 DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION FOLLOWING THE MERGER

        Pursuant to the terms of the merger agreement and unless otherwise agreed by HRB and XBKS, upon the completion of the merger, the board of directors of the surviving corporation will consist of 13 members, eight of whom will be designated by HRB and five or whom will be designated by XBKS. The chairman of the board of directors of the surviving corporation will be chosen from among the directors designated by HRB, unless otherwise agreed by HRB and XBKS. Each committee of the board of directors of the surviving corporation will include at least one director designated by XBKS and one director designated by HRB.

        Upon completion of the merger, T. Gaylon Layfield, III will be the Chief Executive Officer, Donna W. Richards will be the President and Chief Operating Officer, Thomas W. Osgood will be the Chief Financial Officer, Wellington W. Cottrell, III will be Chief Credit Officer, John Marshall, currently Chief Risk Officer of HRB, will serve as Executive Vice President of Marine Lending, Thomas B. Dix, III will be Executive Vice President of Commercial Lending for Hampton Roads, Maryland and North Carolina, Edward H. Phillips, Jr. will be Executive Vice President of Commercial Lending for Richmond and Greater Washington, and Ronald E. Davis, currently Executive Vice President and Corporate Secretary of XBKS, will serve as Chief Risk Officer, in each case, of the surviving corporation.

 DIRECTORS AND EXECUTIVE OFFICERS OF HRB AND RELATED MATTERS

Directors and Executive Officers of HRB

  Board of Directors

        The following sets forth the names, ages, business experience, and other directorships held during the past five years for each of HRB's directors, along with their respective terms of office. It also includes the experiences, attributes, and skills that led to the conclusion that each of HRB's directors should serve as a director.

        Each of the 9 persons named below currently serves as a director with a term of office expiring at the 2016 annual meeting and until the election and qualification of their respective successors.

        James F. Burr.    Mr. Burr, 50, has served as a director since 2013. He has been a managing director in the Global Financial Services Group of Carlyle since July 2008. Mr. Burr was designated to HRB's Board of Directors by an affiliate of Carlyle pursuant to the terms of the investment agreement between HRB and Carlyle and is being nominated to continue as a director in accordance with the requirements of that investment agreement. He currently serves on HRB's Risk Oversight board committee. From 2006 to 2008, Mr. Burr served as Corporate Treasurer of Wachovia Bank, where he was responsible for activities relating to funding, investing, risk transference, balance sheet management, liquidity, and capital usage. Previously Mr. Burr had served in various other roles, including Assistant Treasurer, Controller of the Corporate and Investment Bank, Product Controller of Treasury/Balance Sheet Management and Structured Products, and Management Analyst, at Wachovia since he began there in 1992. Mr. Burr began his career at Ernst & Young, where he was a CPA focused on banking and computer audit issues. Mr. Burr formerly served on the Board of Directors of Central Pacific Financial Corp. Mr. Burr has more than 20 years of banking and accounting experience, which gives him unique insight into the various regulatory and financial issues facing banking organizations. His experiences at Carlyle and Wachovia have earned him a respected reputation in the banking industry and HRB believes he is an invaluable asset to HRB's board of directors.

        Patrick E. Corbin.    Mr. Corbin, 62, has served as a director since 2009. He is the Managing Shareholder of Corbin & Company, P.C. He has been a Certified Public Accountant since 1979. He currently serves as Committee Chairman of HRB's Audit board committee and also serves on the Compensation board committee. He is a member of professional organizations including the American Institute of Certified Public Accountants, the Virginia Society of Certified Public Accountants, and the Tidewater Chapter of the Virginia Society of Certified Public Accountants, and has served as an adjunct member of the City of Chesapeake, Virginia audit committee since 2010, and is qualified as an expert witness in business valuations and accounting matters in a number of jurisdictions in Virginia, Maryland, and Texas. He was designated as "Super CPA" by Virginia Business magazine in the fields of litigation support and business valuation for the years 2002-2013. Mr. Corbin brings significant experience to the board of directors in the fields of accounting and small business.

        Henry P. Custis, Jr.    Mr. Custis, 70, has served as a director since 2008. He currently serves as Chairman Emeritus of HRB's board of directors, a position he has held since May 2013. From 2010 until May 2013, Mr. Custis served as Chairman of HRB's board of directors. He currently serves as Committee Chairman of HRB's Corporate Governance board committee and also serves on the Compensation board committee. Mr. Custis is a Partner at Custis, Dix, Lewis and Custis, a law firm in Accomac, Virginia. He has practiced law since 1970. He was Chairman of the Board of Shore Bank from 1997 until its merger with HRB on June 1, 2008. He has served on bank boards for over 40 years, and has been an investor for over 35 years. Mr. Custis' familiarity with HRB, and his extensive experience in bank governance, make him highly qualified to serve on HRB's board of directors.

        Robert B. Goldstein.    Mr. Goldstein, 75, has served as a director since 2010. He is a Founding Principal in CapGen Capital Advisers LLC, a private equity fund that invests in banks and financial service companies. Mr. Goldstein was designated to HRB's board of directors by CapGen pursuant to the terms of the investment agreement between HRB and CapGen and has been nominated as a director in accordance with the requirements of that investment agreement. He currently serves on HRB's Corporate Governance, Compensation, and Risk Oversight board committees. His experience includes many years in commercial banks, savings and loan associations, and other financial institutions. Over the years, he has been CEO of numerous banks and thrift banks, ranging in size from small to large cap and located in various geographic areas, and on the boards of directors as both a management member as well as serving as an independent director. In addition to his role as a Founding Principal of CapGen Capital Advisers LLC, Mr. Goldstein serves on the board of Jacksonville Bancorp, Jacksonville, FL. Additionally, he is a member of the Executive Network of Glencoe Capital LLC, Chicago, IL. Mr. Goldstein draws from a team of highly experienced bankers who bring skills in diverse areas such as risk management, asset quality administration, audit, finance, and marketing. Mr. Goldstein's many years of experience in the banking industry makes him an invaluable member of HRB's board of directors.

        Charles M. Johnston.    Mr. Johnston, 60, has served as a director since 2012. He is Chairman of HRB's board of directors, a position he has held since May 2013, and also has served as Interim Chief Executive Officer of HRB since September 2015. He currently serves on HRB's Risk Oversight board committee. Mr. Johnston served as Chief Financial Officer of Eastern Bank Corporation, a bank holding company headquartered in Boston, from 2003 until his retirement in March 2012. From 1996 until its sale to Citizens Financial Group in 2003, he was Chief Financial Officer of Commonwealth Bancorp, a bank holding company headquartered in Philadelphia. From 1994 to 1996, he was Chief Financial Officer of TFC Enterprises, an auto finance company headquartered in Norfolk, Virginia. Previously he served in Treasury, Financial Planning, and Investor Relations roles at Mellon Bank Corporation and Treasury, Accounting, and Internal Audit roles at United States Steel Corporation. As a former executive of numerous financial institutions, Mr. Johnston brings extensive experience and knowledge of the banking and financial services industry to HRB's board of directors. His experience and qualifications in financial and risk management makes him highly qualified to serve on HRB's board of directors.

        William A. Paulette.    Mr. Paulette, 68, has served as a director since 2009. He was a director of Gateway Financial Holdings, Inc. at the time of its merger with HRB on December 31, 2008 and was a director of Bank of Richmond from 1998 to 2007. He currently serves as Committee Chairman of HRB's Risk Oversight board committee and also serves on the Corporate Governance and Audit board committees. He has served on the board of Virginia Military Institute since 2003. He is founder, President, and CEO of KBS, Inc., a construction firm based in Richmond, Virginia. He is responsible for the general management of KBS including its financial success. Mr. Paulette brings to the board of directors substantial knowledge of the construction business and the Richmond market.

        John S. Poelker.    Mr. Poelker, 73, has served as a director since 2013. He had been the President of The Poelker Consultancy, Inc. since 2005. The Poelker Consultancy, Inc. provides a wide range of strategic and financial management advisory and consulting services to banks and financial services companies. He currently serves on HRB's Risk Oversight and Audit board committees. Through his consultancy, Mr. Poelker has served in a number of senior executive officer roles on a temporary basis at various financial institutions, including: Chairman, President, and CEO of CertusBank, N.A. from August 2014 to May 2015; Interim President and CEO of CertusBank, N.A. from April 2014 to August 2014; Chief Financial Officer of State Bank Financial Corporation from August 2010 to October 2011; Chief Executive Officer of Beach First National Bank from February 2010 to April 2010; President and Chief Executive Officer of State Bank of Georgia from December 2009 to February 2010; and President and Chief Executive Officer of Georgian Bancorporation Inc. and Georgian Bank from July

2009 through September 2009. Previously, he had served as Executive Vice President and Chief Financial Officer of Old National Bancorp from 1998 to 2005. Mr. Poelker currently serves on the Board of Directors of First Banks, Inc. He previously served on the Board of Directors of First Charter Corporation from 2006 until it was acquired by Fifth Third Bank in 2008, and Capmark Financial Group, Inc. from September 2011 to October 2014. Mr. Poelker brings experience and knowledge of the banking and financial services industry through his consultancy and executive officer roles that bring significant attributes to HRB's board of directors.

        Jon F. Weber.    Mr. Weber, 57, has served as a director since 2015. He was designated to HRB's board of directors by Anchorage pursuant to the terms of the investment agreement between HRB and Anchorage. Mr. Weber is Managing Director and Head of the Global Portfolio Group at Anchorage, a position he has held since 2010. He currently serves on HRB's Compensation and Risk Oversight board committees. Previously, he served as a Managing Director and Head of Portfolio Company Operations in the Global Special Situations Group at Goldman Sachs & Co. and Head of Portfolio Company Operations at Icahn Associates.

        W. Lewis Witt.    Mr. Witt, 72, has served as a director since 2001. Mr. Witt was Chairman of the Board of Coastal Virginia Bank from 1987 until it was merged with Bank of Hampton Roads in 1992. In addition to being a director of HRB since 2001, Mr. Witt was also a director of Bank of Hampton Roads from 1991 to 2010. He currently serves as Committee Chairman of HRB's Compensation board committee and also serves on the Audit board committee. He has been the Owner and President of Inner-view, Ltd., a utility contractor, since September 1976. Mr. Witt's involvement with utility contracting acquaints him with a wide network of community officials and other contractors. He is knowledgeable regarding the South Hampton Roads real estate and development market and many of its participants.

Executive Officers

        The following sets forth the names, ages, and business experience for the past five years of HRB's executive officers.

        Charles M. Johnston.    See "—Board of Directors" above.

        Thomas B. Dix III.    Mr. Dix, 37, is Executive Vice President, Chief Financial Officer, and Treasurer of HRB, and The Bank of Hampton Roads, positions he assumed in March 2013. Mr. Dix had served as Senior Vice President and Treasurer of HRB, The Bank of Hampton Roads, and Shore Bank, from May 2011 to March 2013. Mr. Dix served as Corporate Secretary of HRB and The Bank of Hampton Roads from October 2011 to March 2013. Previously, Mr. Dix served as Senior Vice President and Credit Risk Manager of HRB from January 2010 through April 2011, Senior Vice President and Chief Lending Officer of Shore Bank from September 2009 through December 2009, and Vice President, Commercial Banking for Bank of Hampton Roads from April 2009 to August 2009. Before joining The Bank of Hampton Roads in April 2009, Mr. Dix held positions in credit, asset-based lending, branch management and commercial lending with Mercantile Peninsula Bank/PNC Bank and its predecessor institutions from 2001 to 2009.

        Denise D. Hinkle.    Ms. Hinkle, 48, is Executive Vice President, and Chief Human Resources Officer of HRB, positions she has held since April 2014. In her current role, she is responsible for providing leadership in the development and execution of human resource strategies such as talent management, succession planning, employee engagement and satisfaction, and organizational performance and development. Previously, she served as Director of Human Resources for HRB from June 2012 until March 2014, and Employee Services Manager from November 2010 to June 2012. Prior to joining HRB, she held various human resource management positions with Amerigroup Corporation from October 2002 to May 2006.

        Myra Maglalang-Langston.    Ms. Langston, 39, is Senior Vice President, Controller, and Chief Accounting Officer of HRB; positions she has held since September 2013. Ms. Langston had previously served as Senior Vice President and Director of Internal Audit of HRB from December 2009 to September 2013. She also served as Vice President and Internal Audit Manager of HRB from September 2002 to December 2009.

        John F. Marshall, Jr.    Mr. Marshall, 53, is Executive Vice President, and Chief Risk Officer of HRB, positions he has held since November 2014. He has over 27 years of banking experience, the majority of which has been in risk and credit management. Prior to joining HRB, Mr. Marshall was Chief Credit Officer of Evans Bank in Buffalo, NY, but spent his career primarily in North Carolina holding credit and risk management positions at Bank of America, First Charter Bank, and Wachovia Bank.

        W. Thomas Mears.    Mr. Mears, 50, was President of Commercial Banking of The Bank of Hampton Roads, a position he assumed in 2012. From 2011 to 2015, he was President & CEO of Shore Bank, before it was merged with The Bank of Hampton Roads. Prior to joining HRB, Mr. Mears was Market President for Wilmington Trust Company from April 2010 to December 2010 and Regional President / Market Executive for PNC Bank and its predecessor institutions from 1989 to 2010. Mr. Mears ceased to be employed by the Company on April 15, 2016.

        Donna W. Richards.    Ms. Richards, 52, is President and Chief Operating Officer of HRB, positions she has held since September 2015. She has also served as President of The Bank of Hampton Roads since August 2012. Ms. Richards previously served as HRB's Retail Banking Executive from October 2010 until August 2012 and as Market President from May 2006 to October 2010.

HRB Corporate Governance

  Director Independence

        HRB's board of directors is comprised of a majority of independent directors as defined by the NASDAQ listing standards. The board of directors in its business judgment has determined that the following of its members are independent as defined under the NASDAQ Stock Market's listing standards: James F. Burr, Patrick E. Corbin, Henry P. Custis, Jr., Robert B. Goldstein, William A. Paulette, John S. Poelker, Jon F. Weber, and W. Lewis Witt. In reaching this conclusion, the board of directors considered that HRB and its subsidiaries provide services to, and otherwise conduct business with, certain members of the board of directors or members of their immediate families or companies with which members of the board of directors are affiliated. These transactions are discussed in greater detail in "—Certain HRB Relationships and Related Transactions." None of HRB's non-employee directors, their immediate family members, or employees, are engaged in such relationships with HRB.

        HRB's board of directors considered the following transactions between HRB and certain of its directors or their affiliates and determined that such transactions did not impair the director's independence under the above standard:

  •
  Loans made by us and our subsidiaries to certain directors and their associates in the ordinary course of business.

Certain HRB Relationships and Related Transactions

        During 2015 certain directors and executive officers of HRB, their affiliates, and members of their immediate families were customers of and had loan transactions with HRB in the normal course of business and are expected to continue to have customer relationships with HRB in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than a normal risk of collectability or present other unfavorable features.

        At December 31, 2015, loans to executive officers, directors, and principal shareholders of HRB, as well as to entities controlled by any of the foregoing (which we refer to as "related parties" or the "related party group"), amounted to $18.0 million. During 2015, additional loans made to related parties amounted to $3.5 million. Due to changes in the composition of the related party group, loans to related parties declined by $16.8 million in 2015 compared to 2014.

HRB Executive Compensation

Compensation Philosophy

        Particularly within this challenging environment for banking services and the depressed market for bank stocks, HRB's Compensation Committee and management believe that shareholder value must drive executive compensation decisions. While HRB's compensation philosophy has been to maintain a competitive compensation package to attract qualified executive officers, it has historically had a pay-for-performance program that bases compensation decisions on the financial performance of HRB. HRB's intent is to offer compensation packages that will attract and retain high quality personnel for the organization. HRB wants to provide its employees with incentives that will align their interests with the long-term and short-term goals of the organization as a whole. Several components of HRB's compensation packages include vesting periods and stock ownership that are designed to promote loyalty and longevity among employees. HRB wishes to reward those employees who are excelling in their respective positions and, by so doing, enhance the future profitability of HRB.

        On October 4, 2011, HRB's shareholders approved the 2011 Omnibus Incentive Plan, which succeeds HRB's 2006 Stock Incentive Plan and provides for the grant of up to 13,675,000 shares of HRB's common stock as awards to employees of HRB and its related entities, members of the HRB board of directors, and members of the board of directors of any of HRB's related entities.

        In 2012, HRB resumed its equity incentive program by granting restricted stock units to certain directors and employees. In 2013, HRB resumed its non-equity incentive arrangement, which provides cash bonuses based on the achievement of certain company performance goals. In 2014, HRB also granted stock options to certain executive managers.

        During 2015, HRB's Compensation Committee focused on retaining and attracting key executives. The Compensation Committee reviews the compensation, including salaries, bonuses, employee benefits, executive incentive plans, policies, practices, and programs, for HRB's executive officers. It evaluates the performance of HRB's Chief Executive Officer and, with the assistance of the Chief Executive Officer, the performance of the other executive officers.

Changing Regulatory Environment

        On June 21, 2010, the Federal Reserve, the OCC, the FDIC, and the Office of Thrift Supervision issued guidance on sound incentive compensation policies. The guidance includes three broad principles, which HRB has integrated into its overall compensation philosophy:

  •
  Incentive compensation arrangements should balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risks.

  •
  A banking organization's risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements.

  •
  Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices, including active and effective oversight by the board of directors.

Elements of Compensation

        The challenge for management and the Compensation Committee has been to motivate, retain, and reward key performers for working harder and smarter than ever in a very difficult banking environment. With the exception of Charles M. Johnston, Interim Chief Executive Officer, and Douglas J. Glenn, Former President and Chief Executive Officer, the executive officers did not play a role in the compensation process during 2015. Mr. Johnston presented information regarding the other executive officers to the Compensation Committee for their consideration. Mr. Johnston was never present while the Compensation Committee deliberated on his compensation package.

Employment Agreements:

        The key elements of the employment agreements between HRB and the named executives Donna W. Richards, President and Chief Operating Officer of HRB and President of The Bank of Hampton Roads, Thomas B. Dix III, Executive Vice President, Chief Financial Officer, and Treasurer of HRB, and The Bank of Hampton Roads, and Douglas J. Glenn, Former President and Chief Executive Officer are summarized below. There is no employment agreement between HRB and Mr. Johnston, who currently serves as Interim Chief Executive Officer. However, beginning September 16, 2015, Mr. Johnston will receive, in addition to his compensation as Chairman of the Board, cash compensation of $50,000 per month while serving as Interim Chief Executive Officer, plus reimbursement of certain living expenses in Virginia Beach, and he was awarded 200,000 restricted stock units, with a grant date value of $394,000 and which vest the earlier of one year from the grant date or upon HRB's appointment of a successor Chief Executive Officer.

        Donna W. Richards.    Ms. Richards entered into a three-year employment agreement on May 22, 2013, which was later amended on September 23, 2015 to expire on September 23, 2017. Under the terms of the employment agreement, she will receive an initial base salary of $350,000 and will be eligible for annual salary increases at the discretion of the compensation committee of the board of directors of HRB. Additionally, in September 2015, Ms. Richards was paid a one-time retention bonus totaling $100,000 paid in cash and an award of 60,000 restricted stock units, with a value of $118,200 at the time of the grant, which vest the earlier of one year from the date of the grant or upon HRB's appointment of a successor Chief Executive Officer. Ms. Richards is also eligible to participate in any of HRB's long-term or short-term incentive plans, participate in all cash and non-cash employee benefit plans maintained by HRB for senior executive officers or employees generally, and will receive reimbursement for certain expenses.

        The employment agreement may be terminated at any time by HRB for "Cause" as (defined in the employment agreement) and by Ms. Richards upon 30 days prior written notice, or upon Ms. Richards' death. Ms. Richards will receive her base salary earned through the date of termination, and any accrued by unused paid time off. The employment agreement also provides for the termination of Ms. Richards' employment at any time by HRB for other than Cause and by Ms. Richards for "Good Reason" (as defined in the employment agreement). Upon termination at any time by HRB for other than Cause and by Ms. Richards for Good Reason, and provided that Ms. Richards releases and waives her claims against HRB, as provided in the employment agreement, Ms. Richards will be entitled to receive the following:

            (i)  an amount equal to three times the sum of (A) her then current rate of annual base salary and (B) the average of her last two years annual bonuses earned, paid in a single lump sum payment,

           (ii)  payment of any bonus or short term compensation earned but not yet paid for any year preceding the year of termination of employment,

          (iii)  payment of a pro-rated bonus or short term compensation earned but not yet paid for the year of termination of employment, and

          (iv)  the opportunity to continue to participate in HRB's health and dental plans for the longer of one year or the remainder of the terms of the agreement, following the termination of her employment, with HRB continuing to pay its portion of such health and dental insurance premiums, provided, that Ms. Richard's will be entitled to receive the benefit in clause (iv) even if she does not deliver a release and waiver of claims to HRB.

        Thomas B. Dix III.    On August 19, 2014, Mr. Dix entered into a one-year employment agreement with HRB, which was later amended on September 23, 2015 to expire on September 23, 2017. Under the terms of the employment agreement, Mr. Dix will receive an initial base salary of $250,000 and will be eligible for annual salary increases at the discretion of the compensation committee of the board of directors of HRB. He is also eligible to participate in the long-term or short-term incentive plans of HRB, will be eligible to participate in all cash and non-cash employee benefit plans maintained by HRB, and will receive reimbursement for certain expenses.

        The employment agreement may be terminated at any time by HRB for "Cause" as (defined in the employment agreement), by Mr. Dix upon 30 days prior written notice, or upon Mr. Dix's death or Disability (as defined in the employment agreement). Mr. Dix will receive his base salary earned through the date of termination, any bonus or other short term incentive compensation earned, but not yet paid, for any prior year, any bonus or short term incentive compensation earned, but not yet paid, prorated based on the number of days in the year that proceed the date of termination, and any accrued by unused paid time off. The employment agreement also provides for the termination of Mr. Dix's employment at any time by HRB for other than Cause and by Mr. Dix for "Good Reason" (as defined in the employment agreement). Upon termination at any time by HRB for other than Cause and by Mr. Dix for Good Reason, and provided that Mr. Dix releases and waives his claims against HRB as provided in the employment agreement, Mr. Dix will also be entitled to the following:

            (i)  an amount equal to two times the sum of (A) his then current rate of annual base salary and (B) the average of his last two years annual bonuses earned, paid in a single lump sum payment,

           (ii)  payment of any bonus or short term compensation earned but not yet paid for any year preceding the year of termination of employment,

          (iii)  payment of a pro-rated bonus or short term compensation earned but not yet paid for the year of termination of employment, and

          (iv)  continued participation for Mr. Dix and his covered dependents in HRB's group health plan for a certain period of time following the date of termination of employment and payment by HRB of a portion of his COBRA premiums during such period.

        Douglas J. Glenn.    On August 19, 2014, Mr. Glenn entered into a three-year employment agreement with HRB, which replaced and superseded the terms of that certain employment agreement, dated February 13, 2012, between Mr. Glenn and HRB. Under the terms of the employment agreement, Mr. Glenn received an initial base salary of $550,000 and was eligible for annual salary increases at the discretion of the compensation committee of the board of directors of HRB, and was eligible to participate in the long-term or short-term incentive plans of HRB, was eligible to participate in all cash and non-cash employee benefit plans maintained by HRB, and received reimbursement for certain expenses. The employment agreement also provided for the termination of Mr. Glenn's employment at any time by HRB for other than Cause and by Mr. Glenn for "Good Reason" (as defined in the employment agreement). Mr. Glenn would receive his base salary earned through the date of termination, any bonus or other short term incentive compensation earned, but not yet paid, for any prior year, any bonus or short term incentive compensation earned, but not yet paid, prorated based on the number of days in the year that proceed the date of termination, and any accrued but unused paid time off. Upon termination at any time by HRB for other than Cause and by Mr. Glenn for Good Reason, and provided that Mr. Glenn released and waived his claims against HRB as provided in the employment agreement, Mr. Glenn would be entitled to the following: if Mr. Glenn's employment is terminated on or prior to May 31, 2016, a lump sum cash payment equal to 300% of the sum of (i) his current rate of annual base salary immediately preceding such termination, and (ii) the average of his last two year's annual bonus (the sum of (i) and (ii), the "Severance Base Amount"). On September 16, 2015, Mr. Glenn and HRB entered into a Release and Separation Agreement, severing his employment relationship with HRB. Mr. Glenn received all the compensation owed to him under the terms of the employment agreement, amounting to $2,273,553.

HRB's compensation packages currently consist of the following elements:

        Salary:    HRB considers many factors in determining the salary component for each of the executive officers. Because one of HRB's objectives is to attract and retain high quality personnel, HRB, historically, has conducted surveys of other financial institutions and reviewed data from a peer group within HRB's region taking into account asset size and revenue base to ensure that HRB is comparing itself to similar organizations.

        Salary for each executive officer is determined based on his or her individual and group responsibilities and achievements during the preceding year and such determination includes judgments based on performance evaluations, regulatory examination results, efficiency in performance of duties, and demonstrated leadership skills. Normally, decisions to increase or decrease compensation materially from the prior period are influenced by the amount of new responsibilities taken on by the executive officers and their contributions to the profitability of HRB.

        Incentive Arrangement:    In order to focus HRB's executive officers' attention on the profitability of the organization as a whole, HRB has historically paid cash incentives based upon HRB's annual financial performance. The 2015 awards earned by the named executives were based on HRB's achievement of threshold and target amounts of consolidated net income for the 2015 fiscal year. If the maximum goals for these performance metrics were achieved, the maximum payout to Mr. Glenn, Mr. Dix, and Ms. Richards would have been 35%, 30%, and 30%, respectively, of their base salaries. For 2015, based on actual performance, Mr. Dix, and Ms. Richards will be awarded 100% of the possible payout under the incentive arrangements, which will be paid out in 2016. Mr. Glenn received a prorated payout of 75% of the possible payout under the incentive arrangement for 2015, due to his resignation on September 16, 2015, and is included in the $2,273,553 of separation compensation noted in the Summary Compensation Table that follows. Mr. Johnston was not eligible to participate in the 2015 incentive arrangement.

        2011 Omnibus Stock Incentive Plan:    HRB strongly encourages its employees to own stock in the company. HRB feels that stock ownership among employees fosters loyalty and longevity and is an excellent method for aligning employee interests with the long-term goals of the organization and HRB's shareholders. To facilitate stock ownership, the compensation committee of the HRB board of directors adopted the 2011 Omnibus Stock Incentive Plan (which we refer to as the "2011 Plan"), which was approved by HRB's shareholders on October 4, 2011, and HRB's shareholders approved an amendment to the 2011 Plan on June 25, 2012. The 2011 Plan provides for the grant of up to 13,675,000 shares of HRB's common stock as awards to employees of HRB and its related entities, members of the HRB board of directors, and members of the board of directors of any of HRB's related entities. Awards may be made in the form of options, stock appreciation rights, stock awards, stock units, and incentive awards. Each type of award under the 2011 Plan, as amended, is subject to different requirements and the awards may be conditioned by the performance of the officers and their contribution to the performance of HRB. The 2011 Plan, as amended, provides that no person shall be granted stock options, or stock appreciation rights, for more than 7,750,000 shares of Common Stock or stock awards, or stock units of more than 3,875,000 shares of Common Stock during any calendar year. The 2011 Plan also provides that no person may be granted cash-denominated incentive awards in any calendar year with a maximum possible payout of more than $1.5 million.

        In September 2015 HRB issued restricted stock units under the 2011 Plan to its named executive officers in the following amounts: 200,000 units to Mr. Johnston, and 60,000 units to Ms. Richards. These restricted stock units were issued subject to a vesting period that was the earlier of: a) one year from the grant date or b) when a successor Chief Executive Officer was named by HRB. Within thirty days of vesting, HRB will settle the restricted stock units by issuing one share of its common stock for each vested restricted stock unit. During 2015, Mr. Glenn and Mr. Johnston also received $44,000 each in cash in lieu of restricted stock units in their capacity as directors of HRB. HRB did not issue any stock options to its named executive officers during 2015.

        Defined Contribution Plan:    Any employee of HRB or The Bank of Hampton Roads, who is at least 21 years of age, and has at least three months of service, is eligible to participate in the VBA Defined Contribution Plan for Hampton Roads Bankshares, Inc. (which we refer to as the "Plan"). Participants may contribute up to 96% of their covered compensation, subject to statutory limitations, and HRB will make matching contributions of 100% of the first 3% of pay and 50% for the next 2% of pay that a participant contributes to the Plan. HRB may also make additional discretionary contributions to the Plan. Participants are fully vested in their contributions and HRB's match immediately and become fully vested in HRB's discretionary contributions after three years of service.

Risk Assessment

        HRB reviewed its compensation programs and policies for all employees and determined that they do not encourage employees to expose HRB to imprudent risks and are not reasonably likely to have a material adverse effect on HRB. HRB believes its compensation programs are designed with the appropriate balance of risk and reward in relation to HRB's overall business strategy.

Compensation Committee

        The Compensation Committee consisted of Patrick E. Corbin, Henry P. Custis, Jr., Robert B. Goldstein, Jon F. Weber, and W. Lewis Witt, all of whom the HRB board of directors determined were independent in 2015 under standards set by the NASDAQ Stock Market. The charter of the Compensation Committee appears on HRB's website at: www.bankofhamptonroads.com under Investor Relations/Committee Charting.

        The Compensation Committee reviews the compensation of all executive officers, determines the compensation package for the Chief Executive Officer, and administers HRB's compensation programs. This Compensation Committee held five meetings in 2015.

Summary Compensation Table

        The following table shows the compensation of HRB's named executive officers during 2015 and 2014.

Name and Principal Position	Year	Salary		Bonus	(a)Stock Awards		(b)Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Charles M. Johnston	2015	175,000	(c)	—	394,000	(c)	—	—	274,384	(c)	843,384
Interim CEO	2014	—		—	—		—	—	—		—
Douglas J. Glenn	2015	391,667		35,000	—	(d)	—	—	2,310,120	(e)	2,736,787
Former President and CEO	2014	550,000		100,000	3,155,880		86,492	—	53,989		3,946,361
Donna W. Richards	2015	350,000		121,000	118,200		105,000	—	10,600	(f)	704,800
President & COO	2014	350,000		—	847,132		53,231	—	10,400		1,260,763
Thomas B. Dix III	2015	265,625		16,500	—		82,500	—	10,600	(f)	375,225
EVP, CFO, & Treasurer	2014	250,000		—	847,130		38,022	—	9,896		1,145,048

(a)
The amounts in this column reflect the grant date fair value of restricted stock unit and stock option awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The valuation assumptions used in determining these amounts are described in Note 14 Share-Based Compensation Plans of the Notes to Consolidated Financial Statements filed with this Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(b)
The amounts in this column reflect amounts earned under HRB's incentive arrangements.

(c)
The amounts in the "Salary" and "Stock Awards" columns represent compensation earned by Mr. Johnston in his capacity as Interim Chief Executive Officer. The amount in the "All Other Compensation" column represents compensation Mr. Johnston earned in his capacity as an HRB director, including $200,000 annual retainer earned as Chairman of the HRB board of directors.

(d)
In connection with his separation from HRB in 2015, Mr. Glenn forfeited unvested restricted stock units and stock option awards granted during 2014 with a combined grant date fair value of $2,333,908.

(e)
This amount includes $25,967 in Company board fees, $10,600 in Company 401(k) matching funds, and $2,273,553 in separation compensation resulting from the execution of the Release and Separation Agreement dated September 16, 2015, entered into by and between Mr. Glenn and HRB.

(f)
These amounts represent Company 401(k) matching funds.

Outstanding Equity Awards at Year-End Table

        The following table presents outstanding stock options and restricted stock units held by HRB's named executive officers as of December 31, 2015. Each equity grant is shown separately for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Charles M. Johnston						200,000	(f)	$368,000
Interim CEO
Douglas J. Glenn	80			$300.00	12/31/16
Former President	400			$300.00	12/31/16
and CEO	653	147	(a)	$306.25	11/01/17
	572,248			$1.61	08/20/21
Donna W. Richards						12,438	(e)	22,886
President & COO						38,945	(b)	71,659
						38,945	(c)	71,659
						38,945	(d)	71,659
						60,000	(f)	110,400
	155,780			$1.61	08/20/21
		155,780	(b)	$1.61	08/20/21
		155,780	(c)	$1.61	08/20/21
		155,780	(d)	$1.61	08/20/21
Thomas B. Dix III						38.945	(b)	71,659
EVP, CFO, &						38.945	(c)	71,659
Treasurer						38.945	(d)	71,659
	155,780			$1.61	08/20/21
		155,780	(b)	$1.61	08/20/21
		155,780	(c)	$1.61	08/20/21
		155,780	(d)	$1.61	08/20/21

(a)
80 options vest annually each November 1.

(b)
The restricted stock units and stock options will vest on August 22, 2016.

(c)
The restricted stock units and stock options will vest on August 22, 2017.

(d)
The restricted stock units and stock options will vest on August 22, 2018.

(e)
The restricted stock units will vest on June 26, 2016

(f)
The restricted stock units will vest on the earlier of September 16, 2016 or when HRB names a successor Chief Executive Officer.

Director Compensation Table

        The following table shows compensation paid to non-employee directors of HRB during 2015. Mr. Johnston became an employee of HRB effective September 16, 2015, when he was appointed to serve as HRB's Interim Chief Executive Officer, as well as Chairman of the HRB board of directors.

Compensation to Mr. Johnston is reflected in the "—Summary Compensation Table" above. During 2015, the Board of Directors adopted a director compensation program pursuant to which each director receives an annual cash retainer of $22,000, $1,300 cash award for each board committee meeting attended, and a $44,000 cash award in lieu of an annual grant of restricted stock units.

Name	(1)Fees Earned or Paid in Cash ($)		(2)Stock Awards ($)	Total ($)
James F. Burr	$—	(3)	$—	$—
Patrick E. Corbin	70,250		—	70,250
Henry P. Custis, Jr.	81,700	(4)	—	81,700
Robert B. Goldstein	14,605	(5)	—	14,605
William A. Paulette	72,025		—	72,025
John S. Poelker	71,050		—	71,050
Jon F. Weber	—	(6)	—	—
W. Lewis Witt	70,250		—	70,250

(1)
This column represents fees earned or paid in cash from HRB for serving on the HRB board of directors, including amounts paid in cash in lieu of restricted stock unit awards.

(2)
The amounts in this column reflect the grant date fair value of restricted stock unit and stock option awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The valuation assumptions used in determining these amounts are described in "Hampton Roads Bankshares, Inc. Notes to Consolidated Financial Statements—Note 14, Share-Based Compensation Plans."

(3)
Mr. Burr does not receive fees or any stock awards in his capacity as a director of HRB, pursuant to The Carlyle Group's policies. All director fees earned by Mr. Burr were paid to The Carlyle Group.

(4)
Chairman Emeritus of the HRB board of directors. Mr. Custis also received $12,500 in fees for his service on the former Shore Bank board of directors.

(5)
Mr. Goldstein receives 20% of fees and 100% of restricted stock unit awards earned in his capacity as director of HRB, and the remaining 80% of cash fees were paid to CapGen Capital Advisers LLC.

(6)
Mr. Weber does not receive fees or any stock awards in his capacity as a director of HRB, pursuant to Anchorage Capital Group LLC's policies. Anchorage does not receive any director fees earned by Mr. Weber.

DIRECTORS AND EXECUTIVE OFFICERS OF XBKS AND RELATED MATTERS

Directors and Executive Officers of XBKS

  Board of Directors

        The XBKS Bylaws provide that the XBKS board of directors consists of a minimum of eight directors and a maximum of 20 directors. The XBKS board of directors currently consists of 10 directors.

        Each of the 10 persons named below currently serves as a director with a term of office expiring at the 2016 annual meeting and until the election and qualification of their respective successors.

        Set forth below is certain information about the current members of the XBKS board of directors, including the experiences, qualifications, attributes or skills that caused the Governance and Compensation Committee and the XBKS board of directors to determine that the individual should serve as a director.

        Larry L. Felton.    Mr. Felton, age 70, has served on the XBKS board of directors since December 2001. He also serves on the board of directors of Xenith Bank. Mr. Felton is retired. From 1970 until retirement in 2004, Mr. Felton was employed by Angus I. Hines, Inc., a petroleum distributor and convenience store chain in Virginia where Mr. Felton served as Chief Operating Officer, Vice-President-Finance and Administration, and Treasurer. Mr. Felton was one of the founding directors of SuffolkFirst Bank (now known as Xenith Bank) and its parent bank holding company, First Bankshares (now Xenith Bankshares, Inc.). He was a former director of James River Bank/Colonial (formerly Bank of Suffolk), and served on the audit committee of that bank's holding company, James River Bankshares, Inc., which was purchased by First Virginia Bank in June 2001. Mr. Felton has been a director of Western Branch Metals, LC, a distributor of steel boat shafts, since 1995.

        Mr. Felton has experience operating and managing businesses similar to the types of businesses XBKS targets for its banking business and corporate governance experience from his past board service.

        Palmer P. Garson.    Ms. Garson, age 59, has served on the XBKS board of directors since December 22, 2009, having previously served as a director of Xenith Corporation from June 2008 until December 22, 2009, which was the effective date of the merger of Xenith Corporation with and into First Bankshares (now Xenith Bankshares) (which we refer to as the "FBS merger"). She also serves on the board of directors of Xenith Bank. Ms. Garson has been a Managing Director of Silvercrest Asset Management Group, LLC, a wealth and management firm, since March 2014. Previously, she was a Managing Director of Cary Street Partners, LLC, a wealth management and investment banking company, from 2007 to 2014. Prior to joining Cary Street Partners, LLC, Ms. Garson was a co-founder and Managing Partner of Jefferson Capital Partners, a private equity firm focused on providing growth financing to well-managed, late stage, rapidly growing companies, primarily in the consumer, business services, education, health care and selected information technology industries, from 1989 to 2007. Prior to co-founding Jefferson Capital Group, Ltd. in 1989, Ms. Garson developed extensive corporate finance and investment banking experience while working for A.G. Edwards from 1987 to 1989, for Morgan Stanley & Co. from 1983 to 1986, and for Mellon Bank from 1979 to 1981. Ms. Garson's primary focus as an investment banker was in the field of mergers and acquisitions. Ms. Garson currently serves on the board of directors of First Street, a Jefferson Capital Partners portfolio company.

        Ms. Garson has extensive corporate finance experience with several industries and extensive board experience from her past board service.

        Patrick D. Hanley.    Mr. Hanley, age 71, has served on the XBKS board of directors since January 20, 2010. He also serves on the board of directors of Xenith Bank. Mr. Hanley serves as non-executive chairman of the board of Gallium Technologies, LLC, a company that designs accounts receivable collection software, since January 2012 and served as its Chief Executive Officer from August 2009 to January 2012. Prior to his work with Gallium Technologies, LLC, Mr. Hanley served as Senior Vice President-Finance and Accounting of UPS Ground Freight, Inc., formerly Overnite Corporation, a truckload and less-than-truckload carrier and wholly owned subsidiary of United Parcel Service, Inc., from August 2005 to October 2007, also having previously served as Director, Senior Vice President and Chief Financial Officer of Overnite Corporation from October 2003 through July 2005. Mr. Hanley serves on the board of directors of NewMarket Corporation (NYSE: NEU), where he serves on the nominating and corporate governance committee and as chairman of the audit committee.

        Mr. Hanley has extensive knowledge on the management of public companies and significant accounting, finance and SEC reporting experience.

        Peter C. Jackson.    Mr. Jackson, age 54, has served on the XBKS board of directors since December 2001. He also serves on the board of directors of Xenith Bank. Mr. Jackson has been President of Jackson Real Estate, a family owned and operated real estate business, and a director of Western Branch Metals, LC since 1999. From 1992 to 1999, Mr. Jackson was a Vice President at James River Bank/Colonial (formerly Bank of Suffolk), a subsidiary of James River Bankshares, Inc., which was purchased by First Virginia Bank in June 2001. Mr. Jackson was one of the founding directors of SuffolkFirst Bank (now known as Xenith Bank). Mr. Jackson is a 1996 graduate of the University of Virginia's McIntire School of Commerce. Mr. Jackson serves on the board of directors of the Community Action Coalition of Virginia. In 2012, Mr. Jackson was appointed to the Board of Zoning Appeals for the City of Suffolk, Virginia.

        Mr. Jackson has significant experience in the management of banks and public bank holding companies, including through his past board service, and knowledge of the Hampton Roads real estate markets, especially the Suffolk real estate market.

        T. Gaylon Layfield, III.    Mr. Layfield, age 64, has served on the XBKS board of directors since December 22, 2009, having previously served as a director of Xenith Corporation from June 2008 until December 22, 2009. He also serves on the board of directors of Xenith Bank. Mr. Layfield has been President and Chief Executive Officer of both Xenith Bankshares and Xenith Bank since December 22, 2009, having previously served as President and Chief Executive Officer of Xenith Corporation from February 18, 2008 until December 22, 2009. He is the former President of Timber Resource Management, L.L.C., a privately held timber investment management organization, having previously served in various increasing roles of responsibility with Signet Banking Corporation (Signet), a $12 billion bank holding company that was acquired by First Union Corporation (now Wells Fargo & Company) from 1975 until Signet's acquisition in November 1997. From December 1996 to November 1997, Mr. Layfield was President and Chief Operating Officer of Signet and served on Signet's board of directors, its management committee, its asset and liability committee and its credit policy committee. Mr. Layfield served as Senior Executive Vice President and on Signet's management and senior credit committees from 1988 to 1996. From 1991 until 1996, Mr. Layfield was responsible for Signet's Consumer Banking, which included the branch delivery system, Signet Financial Services, Signet Mortgage Company, Educational Funding, Telephone Banking Center, Trust/Affluent and Small Business banking, having previously been head of Signet's commercial line of business from 1987 to 1991. Mr. Layfield served as Signet's Executive Vice President from 1986 to 1988, Regional Executive Officer of Signet's Hampton Roads Region from 1983 to 1986, officer-in-charge of Signet's National/International division from 1982 to 1983 and officer-in-charge of Commercial Lending for Signet's Capital Division from 1980 to 1982. He joined Signet in 1975 as an international credit analyst and for the next five years, he held various positions in the International Division, including officer-in-charge of Business Development.

        Mr. Layfield has extensive executive bank management and public bank holding company experience, as well as significant knowledge about the mid-Atlantic region business and banking environment.

        Michael A. Mancusi.    Mr. Mancusi, age 72, has served on the XBKS board of directors since February 2, 2012. He also serves on the board of directors of Xenith Bank. Mr. Mancusi is currently a Managing Director in the Forensic and Litigation Consulting practice of FTI Consulting LLC, a global business advisory firm that provides consulting solutions to a wide range of industries, including banking and financial services companies. In 1986, Mr. Mancusi co-founded The Secura Group where he served as Managing Director and Chief Executive Officer from 1993 to 2007, when the firm was acquired by LECG, LLC, which later sold the firm to FTI Consulting LLC in March 2011. Mr. Mancusi consulted on a wide variety of issues, including risk management, the credit management process, regulatory compliance, and management and organizational issues. Prior to co-founding The Secura Group, Mr. Mancusi spent 18 years with the OCC as an examiner and senior policy maker. He was a member of the Comptroller's policy group, the OCC's Senior Management Committee.

        Mr. Mancusi has significant experience advising businesses, specifically, financial services businesses, and extensive experience as a bank regulator.

        Robert J. Merrick.    Mr. Merrick, age 71, has served on the XBKS board of directors since December 22, 2009, having previously served as a director of Xenith Corporation from June 2008 until December 22, 2009. He also serves on the board of directors of Xenith Bank. Mr. Merrick is retired, having formerly served as the Chief Investment Officer of MCG Capital Corporation (which we refer to as "MCG"), a business development company (NASDAQ: MCGC), from 1998 until June 2009. Mr. Merrick was also on MCG's board of directors where he served as chairman of the investment committee, a member of the enterprise risk committee and a member of the credit committee until his resignation on June 17, 2009.

        Mr. Merrick started his banking career in 1967 with Chemical Bank, served in the United States Army from 1968 through 1971 and worked for American Security Bank from 1971 to 1976. Mr. Merrick joined Bank of Virginia, a predecessor to Signet, in 1976 and rose to the office of Executive Vice President and Chief Credit Officer for Signet from 1985 to 1997. In that role, he was responsible for all credit extensions within the bank and bank holding company. He was the chairman of Signet's credit policy committee and a member of the asset and liability, management, safety and soundness, and administrative committees. Mr. Merrick was a director of CRIIMI MAE from 1998 to 2004 and a director of the Bank of Richmond from 2004 to 2007, serving as chairman of its credit committee and a member of its asset and liability and executive committees.

        Mr. Merrick has extensive banking, corporate finance, senior executive, credit and risk management experience.

        Scott A. Reed.    Mr. Reed, age 45, has served on the XBKS board of directors since December 22, 2009, having previously served as a director of Xenith Corporation from June 2008 until December 22, 2009. He also serves on the board of directors of Xenith Bank. Mr. Reed is a principal and founding partner of BankCap Partners. Before founding BankCap Partners in 2005, Mr. Reed had a diverse career that included derivatives trading, consulting, investment banking, and corporate strategy and planning. Most recently, Mr. Reed served in a number of roles culminating as Senior Vice President at Carreker Corporation from 2002 to 2004. From 2000 to 2002, Mr. Reed worked in the Financial Institutions Group at Bear, Stearns & Co. Inc., where he focused on mergers and acquisitions and capital market transactions. Prior to joining Bear, Stearns & Co. Inc., Mr. Reed worked from 1998 to 2000 for Bain & Company, a management consulting company, where he focused on corporate strategy formation and implementation for numerous Fortune 100 companies. Mr. Reed started his career as an options trader for Swiss Bank Corporation, where he managed a diverse portfolio while working on the Pacific Stock Exchange in San Francisco. Mr. Reed also serves as a director of Silvergate Bank in La Jolla, California and is a member of the advisory board of the Commerce School at the University of Virginia.

        Mr. Reed has a strong corporate business background and significant experience in financial institutions, investment banking and strategic transactions.

        Mark B. Sisisky.    Mr. Sisisky, age 65, has served on the XBKS board of directors since December 22, 2009, having previously served as a director of Xenith Corporation from June 2008 until December 22, 2009. He also serves on the board of directors of Xenith Bank. Mr. Sisisky is a Managing Director of Heritage Wealth Advisors, a registered investment advisor. Prior to joining Heritage Wealth Advisors, Mr. Sisisky was a partner at Caprin Asset Management for 11 years. Mr. Sisisky previously served for 14 years as President and Chief Executive Officer of Lee Distributing Co., Inc., an Anheuser-Busch wholesaler, serving Southside Virginia. Mr. Sisisky sold Lee Distributing in April 2001. Mr. Sisisky also serves as Managing Partner and Chief Investment Officer of New Dominion of Virginia LC, an active investment partnership.

        In August 2002, former Virginia Governor Mark Warner appointed Mr. Sisisky to the steering committee of the Economic Development Strategic Planning Task Force—One Virginia / One Future. Mr. Sisisky has also been appointed by four Virginia governors to the Virginia-Israel Partnership and Advisory Board. In January 2008, Mr. Sisisky was elected to serve on The Board of Governors for The Community Foundation Serving Richmond and Central Virginia.

        Mr. Sisisky has extensive experience operating and managing businesses and investment portfolio and risk management, as well as substantial corporate governance experience from his past board service.

        Thomas G. Snead, Jr.    Mr. Snead, age 62, has served on the XBKS board of directors since May 1, 2013 and currently serves as Chairman of the XBKS board of directors. He also serves on the board of directors of Xenith Bank. Mr. Snead is retired, having previously served as President and Chief Executive Officer of Wellpoint Inc., Southeast Region, a managed care and health insurance company from December 2004 through January 2006. From July 2002 to December 2004, he served as President of Anthem Southeast, a subsidiary of Anthem, Inc. From April 2000 through July 2002, he was the Chairman and Chief Executive Officer of Trigon Healthcare, Inc. (which we refer to as "Trigon"), a managed healthcare company. Prior to that, he served in other various positions for Trigon, including President and Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, and he was also a director of Trigon. Mr. Snead previously served on the board of LandAmerica Financial Group Inc., having also served on its executive, executive compensation, corporate governance and audit committees, the last of which he served as chairman.

        Mr. Snead currently serves on the board of directors of Tredegar Corporation (NYSE: TG), where he serves on the audit and executive compensation committees, and CSA Medical, Inc., a privately-held medical device company, as well as several community organizations, including the Community Foundation, Virginia Home for Boys and Girls Foundation, the Virginia Historical Society and the Virginia Commonwealth University School of Business Foundation.

        Mr. Snead has extensive executive management and corporate finance experience from his past executive and board service.

  Executive Officers

        T. Gaylon Layfield, III.    See "—Board of Directors" above.

        Thomas W. Osgood.    Mr. Osgood, age 60, has been Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer of Xenith Bankshares and Xenith Bank, since December 22, 2009, having previously served as Chief Financial Officer and Chief Administrative Officer of Xenith Corporation from February 19, 2008 until December 22, 2009. He served as a director of Xenith Bank from December 22, 2009 until January 2, 2012.

        Ronald E. Davis.    Mr. Davis, age 64, has been Executive Vice President and Corporate Secretary of XBKS since December 22, 2009, having previously served as Executive Vice President of Xenith Corporation from June 2008 until December 22, 2009. He currently serves Xenith Bank as Executive Vice President and Chief Operations and Technology Officer, having previously served as Chief Lending Officer from December 22, 2009 until October 2011. He also served as a director of Xenith Bank from December 22, 2009 until January 2, 2012.

        Wellington W. Cottrell, III.    Mr. Cottrell, age 61, has been Executive Vice President and Chief Credit Officer of Xenith Bank since December 22, 2009, having previously served as Executive Vice President of Xenith Corporation from May 2008 until December 22, 2009. He served as a director of Xenith Bank from December 22, 2009 until January 2, 2012.

        W. Jefferson O'Flaherty.    Mr. O'Flaherty, age 63, has been Executive Vice President of Xenith Bank responsible for its private banking business since December 22, 2009, having previously served as Executive Vice President of Xenith Corporation from May 2008 until December 22, 2009. He served as a director of Xenith Bank from December 22, 2009 until January 2, 2012.

        Edward H. Phillips, Jr.    Mr. Phillips, age 48, has been Executive Vice President and Chief Lending Officer of Xenith Bank since October 2011. Mr. Phillips joined Xenith Bank in September 2008 as Senior Vice President—Commercial Lending.

        Judy C. Gavant.    Ms. Gavant, age 56, has been the Senior Vice President and Controller of Xenith Bank since August 2010. From September 2005 until the end of July 2010, she held the positions of Director, Finance—Corporate and Business Development, as well as Director and Assistant Controller overseeing financial reporting for Owens & Minor, Inc., a leading national distributor of name brand medical and surgical supplies and a healthcare supply chain management company.

XBKS Corporate Governance

        The XBKS board of directors has affirmatively determined that Ms. Garson and Messrs. Felton, Hanley, Jackson, Mancusi, Merrick, Sisisky and Snead are "independent" directors within the NASDAQ Stock Market listing standards and the independence standards of its Corporate Governance Guidelines, which are attached as Exhibit A to its Corporate Governance Guidelines and are available at www.xenithbank.com under "Corporate Governance" under "Investor Relations" under "About Us." For a director to be considered independent, the XBKS board of directors must determine that the director does not have a relationship with XBKS that would interfere with the exercise of judgment in carrying out the responsibilities of a director. The XBKS board of directors has established guidelines to assist it in determining director independence, which are included in its Corporate Governance Guidelines and conform to the independence requirements in the NASDAQ listing standards.

        As set forth in the XBKS Corporate Governance Guidelines, in order for a director to be considered "independent" by the XBKS board of directors, he or she must not (1) be employed by XBKS or any of its subsidiaries in the past three years, (2) have accepted payments from XBKS or any parent or subsidiary thereof in excess of $120,000 during any period in the past 12 consecutive months, with certain exceptions, or have a family member who accepted the same, (3) be a family member of an individual who is employed by XBKS or any of its subsidiaries as an executive officer in the past three years, (4) be, or have a family member who is, a partner in, a controlling shareholder of or an executive officer of any organization to which XBKS made, or from which XBKS received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, with certain exceptions, (5) be one of XBKS's directors who is, or have a family member who is, employed as an executive officer of another entity where at any time during the past three years any of XBKS's executive officers served on the compensation committee of the other entity, or (6) be, or have a family member who is, a current partner of XBKS's outside auditor, or was a partner or employee of its outside auditor who worked on its audit at any time during any of the past three years. As used above, "family member" refers to a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in any these persons' homes.

        The XBKS board of directors has affirmatively determined that each of the members of the Governance and Compensation Committee and the Audit and Compliance Committee are "independent" directors with the NASDAQ listing standards and the independence standards of its Corporate Governance Guidelines and that each of the members of the Audit and Compliance Committee are also "independent" within the meaning of the enhanced independence standards for audit committee members in the Exchange Act and the rules, as incorporated into the NASDAQ listing standards.

Certain XBKS Relationships and Related Transactions

  Policy

        The Audit and Compliance Committee of XBKS is responsible for reviewing and overseeing related person transactions. The Audit and Compliance Committee operates under a written charter, the relevant provisions of which require the Audit and Compliance Committee to review any proposed related person transactions for potential conflict of interest situations. The Audit and Compliance Committee reviews each related person transaction on a case by case basis and approves only those related person transactions that it determines in good faith to be in the best interest of Xenith Bankshares.

        For purposes of this policy, a "related person transaction" means any transaction in which XBKS or Xenith Bank is to be a participant and the amount involved exceeds $120,000 and in which any related person will have a direct or indirect material interest. For purposes of this policy, a "related person" means any person who is a director, a nominee for director or an executive officer of Xenith Bankshares or Xenith Bank (or an immediate family member of such director, nominee for director or executive officer) or a beneficial owner of more than 5% of the outstanding shares of XBKS common stock (or an immediate family member of such owner).

  Lending Relationships with Insiders

        Xenith Bank has ordinary lending relationships with certain directors and executive officers of Xenith Bankshares and Xenith Bank and persons with whom they are associated. In the opinion of management, all loans and commitments for loans that have been made to these individuals were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with persons not related to Xenith Bankshares or Xenith Bank. These loans and commitments were made in the ordinary course of business and do not involve more than a normal risk of collection or present other unfavorable features. Xenith Bank expects to have similar lending relationships in the future.

        Both the directors and executive officers of Xenith Bankshares and Xenith Bank, and their related interests, have various types of lending relationships with Xenith Bank. As of December 31, 2015 and 2014, the total amount of loans outstanding to these individuals was $897 thousand and $706 thousand, respectively. New loans to directors and executive officers during the years ended December 31, 2015 and 2014 totaled $0 and $10 thousand, respectively.

        Deposits of directors and executive officers of Xenith Bankshares and Xenith Bank as of December 31, 2015 and 2014 amounted to $2.3 million and $3.1 million, respectively.

  Relationship with BankCap Partners

  General

        BankCap Partners is a private equity fund that focuses on early stage banks across the United States. BankCap Partners, through its wholly owned subsidiary, BCP Fund LLC, purchased $35.0 million of shares of Xenith Corporation common stock, constituting 73.6% of the shares sold in Xenith Corporation's private offering of shares of its common stock on June 26, 2009. Following the completion of the FBS merger in which each share of Xenith Corporation common stock was converted into .8700 shares of Xenith Bankshares common stock, as of January 31, 2016, BankCap Partners was the beneficial owner of 3,671,500 shares of XBKS common stock (including warrants to purchase 391,500 shares of XBKS common stock at an exercise price of $11.49 per share, all of which warrants are currently exercisable), or 27.3% of the outstanding shares of XBKS common stock.

  Investor Rights Agreement

        Upon completion of the merger, the Second Amended and Restated Investor Rights Agreement will go into effect. Until that time, the amended and restated investor rights agreement, dated as of December 23, 2010 (which we refer to as the "investor rights agreement") will continue to be in effect.

        Voting Agreement.    Under the terms of the investor rights agreement, BankCap Partners and all of the former directors and executive officers of Xenith Corporation who became directors and executive officers of Xenith Bankshares and who purchased shares of Xenith Corporation in its June 2009 private offering have agreed to vote their shares of Xenith Bankshares common stock in favor of (1) one designee of BankCap Partners for election to the XBKS board of directors for so long as BankCap Partners is a registered bank holding company under the BHC Act with respect to Xenith Bankshares, and (2) one additional designee of BankCap Partners for election to the XBKS board of directors for so long as BankCap Partners and its affiliates own 25% or more of the outstanding shares of XBKS voting capital stock. They have also agreed to vote their shares of XBKS common stock in favor of (1) removing the designee of BankCap Partners on the XBKS board of directors at the request of BankCap Partners and the election to the XBKS board of directors of a substitute designee of BankCap Partners, and (2) ensuring that any vacancy on the XBKS board of directors caused by resignation, removal or death of a BankCap Partners designated director is filled in accordance with the agreement above.

        Registration Rights.    In addition, under the investor rights agreement, each shareholder who purchased shares of Xenith Corporation common stock in its June 2009 private offering has certain registration rights with respect to such shares. At any time after June 26, 2011, holders of XBKS common stock who purchased 20% or more of the shares of Xenith Corporation common stock sold by Xenith Corporation in its June 2009 private offering, which were converted into shares of XBKS common stock in the FBS merger (institutional investors), and their permitted transferees have the right to demand that XBKS register for resale under the Securities Act of 1933, as amended, all or part of the shares of XBKS common stock held by such institutional investor, subject to certain exceptions and conditions. If a demand for registration is made, XBKS is obligated to notify all other holders of shares of XBKS common stock who purchased shares of Xenith Corporation common stock in its

June 2009 private offering of the demand for registration, and such holders will have the right, subject to certain exceptions and conditions, to join the proposed registration and resale. XBKS is not obligated to effect more than three such registrations or more than one such registration in any consecutive nine-month period. As between the institutional investors, BankCap Partners has the sole and exclusive right to demand two such registrations and each other institutional investor has the sole and exclusive right to demand one such registration. BankCap Partners is XBKS's only institutional investor and the only shareholder to receive such right.

        In addition, under the investor rights agreement, at any time after June 26, 2011, the holders of XBKS common stock that are a party to the investor rights agreement have the right to participate, subject to certain exceptions and conditions, in any underwritten public offerings of XBKS common stock that XBKS undertakes (piggy-back offering rights). These piggy-back offering rights may be limited if the managing underwriters advise us that in their opinion due to marketing factors the number of shares requested to be included in such registration exceeds the number which can reasonably be expected to be sold in the particular offering.

        Other than the payment of all expenses incident to the registration of shares under the investor rights agreement and the reimbursement of travel expenses incurred by Mr. Reed who serves on the XBKS board of directors, which XBKS provides to all of its non-employee directors, it has no other reimbursement obligations to BankCap Partners.

        Upon the completion of the merger, the Second Amended and Restated Investor Rights Agreement will go into effect. See "The Merger Agreement—Second Amended and Restated Investor Rights Agreement of XBKS."

XBKS Executive Compensation

        Compensation decisions with respect to the President and Chief Executive Officer of XBKS are made by XBKS board of directors based upon the recommendation of the Governance and Compensation Committee. Compensation decisions with respect to its other executive officers are made by the Governance and Compensation Committee of XBKS based upon the recommendation of the President and Chief Executive Officer. Under its charter, the Governance and Compensation Committee's responsibilities include recommending to the XBKS board of directors the compensation of its President and Chief Executive Officer, approving the compensation of its other executive officers and reviewing XBKS's compensation, incentive compensation and equity-based plans, and administering and making awards under such plans. In connection with the FBS merger, XBKS assumed from Xenith Corporation individual employment agreements with certain executive officers, including Messrs. Layfield, Osgood, Davis and Cottrell, the material terms of which are described under "—Employment Agreements" below. With respect to these individuals, compensation decisions are based on compliance with the elements within the individual contracts. The XBKS board of directors, with respect to its President and Chief Executive Officer, and the Governance and Compensation Committee, with respect to its other executive officers, however, retain the discretion to award compensation to these individuals that is in addition to the compensation provided under the terms of the individual employment agreements. The Chief Executive Officer and the three most highly compensated executive officers, other than the Chief Executive Officer, serving as executive officers of XBKS as of December 31, 2015 are collectively referred to herein as its named executive officers.

  2015 Compensation Decisions for Named Executive Officers

        For 2015, the Governance and Compensation Committee of XBKS approved the following:

  •
  awards under the annual incentive plan for 2015 for its named executive officers and certain other key employees (the 2015 Annual Incentive Plan); and

  •
  awards of shares of restricted stock to its named executive officers.

        2015 Annual Incentive Plan Awards.    The 2015 Annual Incentive Plan was a pay-for-performance plan intended to reward each participant based on the attainment of financial performance goals based on 2015 pre-tax net income, which was weighted at 75% of any potential incentive award. In addition, individual performance ratings, which were based on annual management objectives set forth by the Chief Executive Officer in the case of all participants other than the Chief Executive Officer and by the Governance and Compensation Committee in the case of the Chief Executive Officer, were weighted at 25% of any potential incentive award. Before any incentive awards could be earned, however, the pre-tax net income goal had to be achieved at the threshold level and Xenith Bank must have received an acceptable rating, as determined by the Governance and Compensation Committee, from the Federal Reserve Bank of Richmond.

        The following annual incentive opportunities were available under the 2015 Annual Incentive Plan for the named executive officers:

		Opportunity as % of 2015 Base Salary
	2015 Base Salary
Name		Threshold	Target	Superior
T. Gaylon Layfield, III	$275,000	25%	50%	75%
Thomas W. Osgood	$247,025	17.5%	35%	52.5%
Ronald E. Davis	$247,025	15%	30%	45%
Wellington W. Cottrell, III	$247,025	15%	30%	45%

        For 2015, the Governance and Compensation Committee approved the following financial performance goals based on pre-tax net income:

2015 Financial Performance Goals
Threshold	Target	Superior
$4.350 million	$6.215 million	$8.080 million

        In addition to the financial performance goals, the Governance and Compensation Committee approved individual performance objectives in determining the Chief Executive Officer's incentive payment under the 2015 Annual Incentive Plan and the Chief Executive Officer approved individual performance objectives in determining the other named executive officers' incentive payments under the 2015 Annual Incentive Plan. Individual performance categories for the named executive officers included: (1) providing overall leadership to the XBKS board of directors, management and associates that ensures the continuation of a corporate culture consistent with its vision, mission and values; (2) implementing a 2015 strategic plan for XBKS; (3) maintaining and streamlining, where appropriate, its infrastructure to support its business strategy; (4) ensuring an acceptable regulatory exam, regulatory relationship and audit results; and (5) refining and institutionalizing its enterprise risk management program. The Governance and Compensation Committee or the Chief Executive Officer, as applicable, did not apply a precise formula in linking individual results to incentive payment amounts, but rather used the overall accomplishment, or lack of accomplishment, of the management objectives to determine the rating.

        Incentive awards earned at the threshold or target levels were paid in cash unless a participant elected to take all or a portion of his or her incentive award in shares of XBKS common stock or restricted stock units; however, to promote greater long-term alignment with shareholder interests and to meet stock ownership guidelines, any incentive awards earned above the target level were to be paid in the form of shares of XBKS common stock or restricted stock units. Restricted stock units will be deferred for two years and will be non-forfeitable from the date of grant.

        Xenith Bank received a rating from the Federal Reserve Bank of Richmond that the Governance and Compensation Committee determined to be acceptable. With respect to the annual management objective component of the formula, each named executive officer achieved the target goal. For 2015, XBKS's pre-tax net income was approximately $5.6268 million, or approximately 85% of the financial performance target.

        With respect to the annual management objective component of the formula, each named executive officer achieved the target goal. In addition, as permitted under the 2015 Annual Incentive Plan, Mr. Osgood was granted an additional cash award in recognition of his extraordinary achievements during 2015, including his work relating to the bond portfolio.

        As a result of the foregoing, the named executive officers received the following annual incentive awards:

Total Award ($)
T. Gaylon Layfield, III	122,031
Thomas W. Osgood	88,242
Ronald E. Davis	76,732
Wellington W. Cottrell, III	76,732

        As permitted under the plan, Mr. Layfield elected to take his annual incentive award in the form of restricted stock units, Mr. Osgood elected to take his annual incentive award in the form of common stock and Mr. Cottrell elected to take his annual incentive award in the form of a combination of cash and common stock.

        Restricted Stock Awards.    For 2015, the Governance and Compensation Committee recommended and the Board approved in the case of Mr. Layfield and the Governance and Compensation Committee approved with respect to the other named executive officers awards of 20,000 shares of restricted stock to Mr. Layfield and 4,000 shares restricted stock to each of Messrs. Osgood, Davis and Cottrell under the 2012 Incentive Plan. The restricted stock awards were not made pursuant to a formal plan or formula, but were based on a general evaluation of overall performance of Xenith Bankshares and Xenith Bank and the performance of the individual executive officers during the year. In particular, in making its determination, the Governance and Compensation Committee approved employee performance restricted stock grants as a long term incentive to be awarded in lieu of a long term incentive plan and were based on the individual's performance in 2015, the individual's overall contribution to the success of XBKS or a need for retention of such key individuals. The named executive officers are not guaranteed to receive grants of restricted stock each year.

2015 Summary Compensation Table

        The following table shows the total compensation for the years ended December 31, 2015 and 2014 paid to or earned by the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Nonequity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
T. Gaylon Layfield, III	2015	275,000	—	260,025	(3)	—	—	12,214	547,239
President and Chief Executive Officer	2014	260,000	—	148,499	(4)	—	—	11,460	419,959
							—
Thomas W. Osgood	2015	247,025	—	115,836	(5)	—	—	20,897	383,758
Executive Vice President, Chief	2014	241,020	—	84,346	(6)	—	—	21,485	346,851
Financial Officer, Chief Administrative Officer and Treasurer
Ronald E. Davis	2015	247,025	—	27,600	(7)	—	76,732	21,421	372,778
Executive Vice President, Chief	2014	241,020	—	39,155	(8)	—	40,672	21,603	342,450
Operations and Technology Officer and Corporate Secretary
Wellington W. Cottrell, III	2015	247,025	—	65,960	(9)	—	38,366	19,213	370,564
Executive Vice President and	2014	241,020	—	54,970	(10)	—	29,374	18,027	343,391
Chief Credit Officer

(1)
These amounts were computed in accordance with ASC Topic 718. For purposes of calculating these amounts, XBKS has used the same assumptions used for financial reporting purposes under generally accepted accounting principles. For a description of the assumptions XBKS used, see Note 25 in the notes to its consolidated financial statements for the year ended December 31, 2015 included in this joint proxy statement/prospectus.

(2)
Reflects the cash component of the Annual Incentive Plan awards for 2014 and 2015.

(3)
Includes 16,901 restricted stock units awarded on February 29, 2016 under the 2015 Annual Incentive Plan, pursuant to Mr. Layfield's election, at a grant date fair value of $122,025, and 20,000 shares of restricted stock granted on January 28, 2016 at a grant date fair value of $138,000.

(4)
Includes 13,203 restricted stock units awarded on February 27, 2015 under the 2014 Annual Incentive Plan, pursuant to Mr. Layfield's election, at a grant date fair value of $84,499, and 10,000 shares of restricted stock granted on January 29, 2015 at a grant date fair value of $64,000.

(5)
Includes 12,221 shares of common stock awarded on February 29, 2016 under the 2015 Annual Incentive Plan, pursuant to Mr. Osgood's election, at a grant date fair value of $88,236, and 4,000 shares of restricted stock granted on January 28, 2016 at a grant date fair value of $27,600.

(6)
Includes 9,179 restricted stock units awarded on February 27, 2015 under the 2014 Annual Incentive Plan, pursuant to Mr. Osgood's election, at a grant date fair value of $58,746, and 4,000 shares of restricted stock granted on January 29, 2015 at a grant date fair value of $25,600.

(7)
Includes 4,000 shares of restricted stock granted on January 28, 2016 at a grant date fair value of $27,600.

(8)
Includes 2,118 restricted stock units awarded on February 27, 2015 under the 2014 Annual Incentive Plan, pursuant to Mr. Davis's election, at a grant date fair value of $13,555, and 4,000 shares of restricted stock granted on January 29, 2015 at a grant date fair value of $25,600.

(9)
Includes 5,313 shares of common stock awarded on February 29, 2016 under the 2015 Annual Incentive Plan, pursuant to Mr. Cottrell's election, at a grant date fair value of $38,360, and 4,000 shares of restricted stock granted on January 28, 2016 at a grant date fair value of $27,600.

(10)
Includes 4,589 restricted stock units awarded on February 27, 2015 under the 2014 Annual Incentive Plan, pursuant to Mr. Cottrell's election, at a grant date fair value of $29,370, and 4,000 shares of restricted stock granted on January 29, 2015 at a grant date fair value of $25,600.

2015 Outstanding Equity Awards as of Fiscal Year-End

        The following table includes certain information with respect to the value of all unexercised options and stock awards that have not vested held by the named executive officers as of December 31, 2015.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
T. Gaylon Layfield, III	69,600	(2)	—	—	4.15	8/14/2022	20,000	(6)	149,600	(7)
	12,000	(3)	—	—	3.61	2/22/2022
	10,000	(4)	—	—	4.01	8/1/2021
	69,600	(5)	—	—	11.49	12/22/2019
Thomas W. Osgood	34,800	(2)	—	—	4.15	8/14/2022	8,001	(6)	59,847	(7)
	7,500	(3)	—	—	3.61	2/22/2022
	5,000	(4)	—	—	4.50	4/3/2021
	34,800	(5)	—	—	11.49	12/22/2019
Ronald E. Davis	17,400	(2)	—	—	4.15	8/14/2022	8,001	(6)	59,847	(7)
	7,500	(3)	—	—	3.61	2/22/2022
	5,000	(4)	—	—	4.50	4/3/2021
	24,360	(5)	—	—	11.49	12/22/2019
Wellington W. Cottrell, III	17,400	(2)	—	—	4.15	8/14/2022	8,001	(6)	59,847	(7)
	7,500	(3)	—	—	3.61	2/22/2022
	5,000	(4)	—	—	4.50	4/3/2021
	17,400	(5)	—	—	11.49	12/22/2019

(1)
None of the named executive officers exercised any stock options during 2015.

(2)
On August 14, 2012, XBKS granted to each of Messrs. Layfield, Osgood, Davis and Cottrell options to purchase shares of XBKS common stock, respectively, because, pursuant to the terms of each of their employment agreements, annual profitability was obtained prior to December 22, 2012. The options have a 10-year term and vest in three equal installments on each anniversary of the date of grant. See "—Employment Agreements" below for more information on these option grants.

(3)
On February 23, 2012, XBKS granted to each of Messrs. Layfield, Osgood, Davis and Cottrell options to purchase shares of XBKS common stock.

(4)
In 2011, XBKS granted to each of Messrs. Layfield, Osgood, Davis and Cottrell options to purchase shares of XBKS common stock. The options were granted to (a) Mr. Layfield on August 2, 2011 and (b) Messrs. Osgood, Davis and Cottrell on April 4, 2011.

(5)
Prior to the FBS merger, pursuant to their respective employment agreements, Messrs. Layfield, Osgood, Davis and Cottrell were granted options to purchase 80,000, 40,000, 28,000 and 20,000 shares of common stock of Xenith Corporation, respectively, at an exercise price of $10.00 per share. See "—Employment Agreements" below. In the FBS merger, these options were automatically converted into options to purchase 69,600, 34,800, 24,360 and 17,400 shares of Xenith Bankshares common stock, respectively, based on the exchange ratio at an exercise price of $11.49 per share.

(6)
The Governance and Compensation Committee awarded 18,000 shares of restricted stock to Mr. Layfield on February 7, 2013 and 4,000 shares of restricted stock to each of Messrs. Osgood, Davis and Cottrell on January 24, 2013. The restricted stock vests in the number of whole shares that most nearly equals (but does not exceed) one-third of the shares on each of the first and second anniversaries of the date of grant. The remaining restricted stock vests on the third anniversary of the date of grant. For purposes of vesting, Mr. Layfield's grant date is January 24, 2013. The Governance and Compensation Committee awarded 6,000 shares of restricted stock to Mr. Layfield and 4,000 shares of restricted stock to each of Messrs. Osgood, Davis and Cottrell on January 21, 2014. The restricted stock vests in the number of whole shares that most nearly equals (but does not exceed) one-third of the shares on each of the first and second anniversaries of the date of grant. The remaining restricted stock vests on the third anniversary of the date of grant. The Governance and Compensation Committee awarded 10,000 shares of restricted stock to Mr. Layfield and 4,000 shares of restricted stock to each of Messrs. Osgood, Davis and Cottrell on January 29, 2015. The restricted stock vests in the number of whole shares that most nearly equals (but does not exceed) one-third of the shares on each of the first and second anniversaries of the date of grant. The remaining restricted stock vests on the third anniversary of the date of grant.

(7)
The market value of the shares that have not vested is based on the closing price of XBKS common stock of $7.48, as reported on the NASDAQ on December 31, 2015.

Employment Agreements

        On May 8, 2009, Xenith Corporation entered into employment agreements with Messrs. Layfield, Osgood, Davis and Cottrell. Xenith Bankshares assumed the rights and obligations of Xenith Corporation under these employment agreements by operation of law at the effective time of the FBS merger and immediately transferred them to Xenith Bank under an assignment and assumption agreement.

Mr. Layfield's Employment Agreement

        The initial term of Mr. Layfield's employment was for 24 months and began December 22, 2009. In accordance with the terms of his employment agreement, the term of Mr. Layfield's employment automatically extends for additional 12-month periods unless proper notice of termination of the employment agreement is given by either Xenith Bank or Mr. Layfield. In order to retain his service as a member of its talented executive team, Mr. Layfield's employment agreement has been extended in accordance with its original term.

        Under his employment agreement, Mr. Layfield receives a salary of $275,000 per year. In addition, he may receive incentive compensation awarded from time to time by the Governance and Compensation Committee and subject to any approval required by the XBKS board of directors, applicable laws and governing regulatory agencies or authorities, based on Xenith Bank's attainment of performance goals established by the XBKS board of directors in consultation with the Governance and Compensation Committee.

        Mr. Layfield was awarded under his employment agreement options to purchase an aggregate of 80,000 shares of Xenith Corporation common stock, with the grant of the option to purchase the first 50,000 shares, at an exercise price of $10.00 per share, effective on May 8, 2009, and the grant of the remaining 30,000 shares, at an exercise price of $10.00 per share, was effective on June 26, 2009. In the FBS merger, these options were converted into options to purchase an aggregate of 69,600 shares of Xenith Bankshares common stock based on the exchange ratio at an exercise price of $11.49 per share.

        Additionally, on August 14, 2012, Mr. Layfield was granted options to purchase 69,600 shares of XBKS common stock because, pursuant to the terms of his employment agreement, annual profitability was obtained prior to December 22, 2012 (the third anniversary of the completion of the FBS merger). For the purposes of Mr. Layfield's employment agreement, "annual profitability" shall have been attained in the month in which Xenith Bankshares shall have achieved pre-tax profitability in accordance with GAAP after giving effect to the costs of all options granted during the trailing 12 months, as determined by the XBKS board of directors. These options were (1) granted at a price determined by the Governance and Compensation Committee in accordance with the 2012 Incentive Plan, (2) vest in three equal installments on each anniversary of the date of grant and (3) following their grant, become 100% vested if Mr. Layfield's employment is terminated other than for cause either before or after a change of control.

        Mr. Layfield also receives other customary benefits such as participation in incentive, savings and retirement plans and benefits in the event of disability. If Mr. Layfield's employment is terminated with cause, he will have no right to compensation or other benefits, with the exception of vested benefits under any employee benefit plan, after the termination for cause. If Mr. Layfield's employment is terminated other than for cause and no change of control event has occurred, he (or his beneficiaries or estate in the case of his subsequent death) will receive a severance payment equal to the sum of

(1) any incentive compensation paid to him during the 12 months preceding the termination of his employment under his employment agreement plus (2) the greater of (a) one year of his then-current base salary and (b) his then-current base salary that would have been paid over the remaining balance of the initial 24-month term (total compensation). Total compensation will be paid in 12 equal monthly installments beginning 30 days following the termination, and incentive compensation will be paid in a lump sum on the first day of the seventh month following the termination. Mr. Layfield will receive two times his total compensation if his employment is terminated other than for cause following a change of control to be paid in the same manner described above. Additionally, all options granted to Mr. Layfield to purchase shares of Xenith Bankshares common stock will become 100% vested following his termination other than for cause either before or after a change of control. During the period when Mr. Layfield and his eligible dependents will be entitled to continued health plan coverage pursuant to applicable law (COBRA) coverage, XBKS will reimburse Mr. Layfield on a monthly basis for any amounts he pays for his and his eligible dependents' COBRA coverage. If Mr. Layfield's right to COBRA coverage ends before the second anniversary of the event of Mr. Layfield's termination, XBKS will make cash payments to him on a monthly basis, beginning the month following the end of such coverage and ending 24 months after the termination of his employment, equal to the COBRA coverage monthly premium for the type and level of coverage provided to Mr. Layfield and his eligible dependents immediately prior to the cessation of the COBRA coverage. As a precondition to payment of severance, COBRA coverage and other payments, in all cases, Mr. Layfield will execute a full release and waiver of all known or unknown claims and causes of action he might have, have had or may have against XBKS or Xenith Bank. The employment agreement also provides that, during his employment and for a period of 12 months following the termination of his employment, Mr. Layfield will be restricted from soliciting XBKS's customers or employees or otherwise competing with XBKS or Xenith Bank.

Other Employment Agreements

        The employment agreements with Messrs. Osgood, Davis and Cottrell contain terms substantially similar to those in Mr. Layfield's employment agreement except as described below. Messrs. Osgood, Davis and Cottrell each receives a base salary of $247,025. Under the terms of their employment agreements, they were granted options to purchase 40,000, 28,000 and 20,000 shares of common stock of Xenith Corporation, respectively, at an exercise price of $10.00 per share, effective May 8, 2009. In the FBS merger, these options were converted into options to purchase 34,800, 24,360 and 17,400 shares of XBKS common stock, respectively, based on the exchange ratio at an exercise price of $11.49 per share.

        Additionally, Messrs. Osgood, Davis and Cottrell were granted options to purchase 34,800, 17,400 and 17,400 shares of XBKS common stock, respectively, as annual profitability was obtained prior to December 22, 2012 (the third anniversary of the completion of the FBS merger). For the definition of "annual profitability," see "—Mr. Layfield's Employment Agreement" above.

COMPARISON OF SHAREHOLDERS' RIGHTS

        If the merger is completed, holders of XBKS common stock will receive shares of HRB common stock in exchange for their shares of XBKS common stock. Both HRB and XBKS are incorporated under the laws of the Commonwealth of Virginia. The following is a summary of the material differences between (1) the current rights of XBKS shareholders under XBKS's Articles of Incorporation and XBKS's Bylaws and (2) the current rights of HRB shareholders under HRB's Articles of Incorporation and HRB's Bylaws.

        HRB and XBKS believe that this summary describes the material differences between the rights of holders of HRB common stock as of the date of this joint proxy statement/prospectus and the rights of holders of XBKS common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of HRB's and XBKS's governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

HRB	XBKS
AUTHORIZED CAPITAL STOCK
HRB's articles of incorporation authorize HRB to issue up to 1,000,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, no par value. As of June 23, 2016, there were 171,330,585 shares of HRB common stock outstanding, and no shares of HRB preferred stock outstanding.	XBKS's articles of incorporation authorize XBKS to issue 100,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. As of June 23, 2016, there were 13,170,806 shares of XBKS common stock outstanding and no shares of XBKS preferred stock outstanding.
VOTING LIMITATIONS
HRB's bylaws provide that each shareholder is entitled to one vote for each share of common stock held by such shareholder. HRB's articles of incorporation do not provide for cumulative voting by shareholders in the election of directors.	XBKS's bylaws provide that each shareholder is entitled to one vote for each share of common stock held by such shareholder. XBKS's articles of incorporation do not provide for cumulative voting by shareholders in the election of directors.
SIZE OF BOARD OF DIRECTORS
HRB's articles of incorporation provide that the number of directors comprising the board of directors will be at least eight and not more than 24, with the exact number of directors to be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the directors then in office. There are currently nine members on the board of directors of HRB.	XBKS's bylaws state that the number of directors comprising the board of directors will be at least eight and not more than 20, with the exact number to be fixed from time to time by resolution of the board of directors of XBKS. There are currently 10 members on the board of directors of XBKS.
CLASSES OF DIRECTORS
HRB's articles of incorporation and bylaws do not provide for a classified board of directors. Each director serves until the next annual meeting of shareholders and his or her successor is elected and qualified.	XBKS's articles of incorporation and bylaws do not provide for a classified board of directors. Each director serves until the next annual meeting of shareholders and his or her successor is elected and qualified.

HRB	XBKS
ELECTION OF DIRECTORS
HRB's bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote in such election, at a meeting in which a quorum is present.	XBKS's articles of incorporation provide that directors are elected by a plurality of the votes cast by shares entitled to vote in such election, at a meeting in which a quorum is present.
REMOVAL OF DIRECTORS
HRB's articles of incorporation provide that any director elected by the holders of HRB's common stock may only be removed by shareholders for cause. The term "cause" means engaging in willful misconduct or knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.	Under XBKS's bylaws, any director may be removed, with or without cause, by a majority vote of the shareholders at a special meeting of shareholders called for that purpose.
FILLING VACANCIES ON THE BOARD OF DIRECTORS
Section 13.1-682 of the VSCA provides that a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors may be filled by the shareholders, the board of directors, or if the directors remaining in office constitute fewer than a quorum of the board, the affirmative vote of a majority of the directors remaining in office.	XBKS's bylaws provide that vacancies on the board may be filled by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director elected or appointed to fill a vacancy will hold office until the next shareholders meeting at which directors are elected.
SPECIAL MEETINGS OF SHAREHOLDERS
Under HRB's bylaws, only the board of directors on its own motion or on the motion of the Chairman of the Board, the President, or Chief Executive Officer, may call a special meeting. At a special meeting no business may be transacted other than that stated in the notice of meeting.	Under XBKS's bylaws, only the Chairman of the Board, the President or a majority of the board of directors may call special meetings of shareholders. No business may be transacted at a special meeting other than that stated in the notice of the meeting.
QUORUM
Under HRB's bylaws, at any meeting of HRB shareholders, the holders of at least a majority of the outstanding shares of capital stock entitled to vote with respect to the business to be transacted, who are present in person or represented by proxy shall constitute a quorum.	Under XBKS's bylaws, at any meeting of XBKS shareholders, the holders of at least a majority of the outstanding shares of capital stock entitled to vote with respect to the business to be transacted, who are present in person or represented by proxy shall constitute a quorum.

HRB	XBKS
NOTICE OF SHAREHOLDER MEETINGS
HRB's bylaws provide that written notice of the place, day and hour of every shareholders meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, must be given, not less than 10 and not more than 60 days before the date on which the meeting is to be held, to each shareholder of record entitled to vote at such meeting, except when the meeting is to act on an amendment of the articles of incorporation, a plan of merger or share exchange, a proposed sale of substantially all of the assets of HRB or a dissolution of HRB, in which case notice must be given not less than 25 and not more than 60 days prior to the meeting.	XBKS's bylaws provide that written notice of the place, day and hour of every shareholders meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, must be given, not less than 10 and not more than 60 days before the date on which the meeting is to be held, to each shareholder of record entitled to vote at such meeting, and such further notice shall be given as may be required by law.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

HRB's bylaws provide than an HRB shareholder entitled to vote in the election of directors may nominate directors at an annual or special meeting at which directors are to be elected by delivering written notice to the Secretary of HRB in a timely manner and must contain specified information, as set forth in HRB's bylaws.

For a notice to be timely with respect to an annual meeting, it must be delivered not later than 45 days before the date on which HRB first mailed its proxy materials for the prior year's annual meeting, or, if the date of the annual meeting is more than 30 days before or after the anniversary of the prior year's annual meeting, a reasonable time before HRB mails its proxy statement for the current year. For a notice to be timely with respect to a special meeting, it must be delivered no later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

XBKS's bylaws provide that an XBKS shareholder can submit proposals and nominate directors at an annual meeting by delivering written notice to the Secretary of XBKS not later than the close of business on the 120th day prior to the anniversary of the immediately preceding year's annual meeting, which notice must contain specified information, as set forth in XBKS's bylaws.
DIVIDENDS
Subject to any preferential rights of holders of any of HRB preferred stock outstanding, holders of shares of HRB common stock are entitled to receive dividends on their shares of common stock out of assets legally available for distribution when, as and if authorized by the HRB board of directors.	Subject to any preferential rights of holders of any of XBKS preferred stock outstanding, holders of shares of XBKS common stock are entitled to receive dividends on their shares of common stock out of assets legally available for distribution as declared by the XBKS board of directors.

HRB	XBKS
LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS
HRB's articles of incorporation provide that to the fullest extent that the VSCA, as it exists or may be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of HRB shall not be liable to HRB or its shareholders for monetary damages.	XBKS's articles of incorporation provide that no director or officer shall be liable to XBKS or its shareholders for monetary damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws.
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE
HRB's articles of incorporation require HRB to indemnify a director or officer of HRB who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of HRB as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by the VSCA.	XBKS's articles of incorporation require it to indemnify any director or officer who was or is a party to a proceeding due to his or her status as a director or officer of XBKS or who was or is serving at its request as a director, member, trustee, partner, manager, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, unless he or she engaged in willful misconduct or a knowing violation of the criminal law. This indemnification covers all reasonable expenses incurred by any such director or officer.
AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

Under HRB's articles of incorporation, the vote requirement to constitute approval of an amendment to the articles of incorporation is a majority of all votes entitled to be cast by each voting group entitled to vote on such action.

HRB's bylaws may be amended or altered at any meeting of the board of directors by affirmative vote of a majority of the directors. Shareholders entitled to vote in respect of the election of directors also have the power to rescind, alter, amend or repeal any bylaws and to enact bylaws which, if so expressly provided, may not be amended, altered or repealed by the board of directors.

Under XBKS's articles of incorporation, the vote requirement to constitute approval of an amendment or restatement of the articles of incorporation is a majority of all votes entitled to be cast by each voting group entitled to vote on such action.

XBKS's bylaws may be amended or altered at any meeting of the board of directors by affirmative vote of a majority of directors. The shareholders entitled to vote in respect of the election of directors also have the power to rescind, amend, alter or repeal any bylaws and to enact amended and restated bylaws which, if expressly so provided, may not be amended, altered or repealed by the board of directors.

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS
Under HRB's bylaws, any action which could be taken at a meeting of the shareholders may be taken without a meeting if one or more consents, in writing, setting for the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.	Under the VSCA, any action which could be taken at a meeting of the shareholders of XBKS may be taken without a meeting if the action is adopted or taken by all the shareholders entitled to vote on the action by one or more written consents signed by all shareholders entitled to vote on the action.

HRB	XBKS
VOTE ON MERGERS AND SIMILAR TRANSACTIONS
Under HRB's articles of incorporation, the vote required to constitute approval of a plan of merger, share exchange, sale of all or substantially all of the assets other than in the regular course of business or the dissolution of HRB is a majority of all votes entitled to be cast on such transaction by each voting group entitled to vote on such transaction, and shall not require any greater or other shareholder vote that would otherwise apply under the VSCA.	Under XBKS's articles of incorporation, the vote required to constitute approval of a merger, a share exchange, a sale or other disposition of all or substantially all of XBKS's property otherwise than in the usual and regular course of business or the dissolution of XBKS is a majority of all votes entitled to be cast by each voting group entitled to vote on such matter.

ANTI-TAKEOVER PROVISIONS AND OTHER SHAREHOLDER PROTECTIONS

        Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.

        The Affiliated Transaction Statute of the VSCA contains provisions governing "affiliated transactions." These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an interested shareholder. An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation's outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the "disinterested directors" (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation's voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder's acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

  •
  the transaction is approved by the holders of two-thirds of the corporation's voting shares, other than shares beneficially owned by the interested shareholder;

  •
  the affiliated transaction has been approved by a majority of the disinterested directors; or

  •
  subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements.

        Under the VSCA's Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

  •
  unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

  •
  among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person's acquisition thereof.

        Corporations may opt out of the Affiliated Transactions Statute and/or the Control Share Acquisitions Statute in their articles of incorporation or bylaws. Each of HRB and XBKS has opted out of the Control Share Acquisition Statute in its bylaws. Neither HRB nor XBKS has opted out of the Affiliated Transaction Statute.

        For a description of provisions of the articles of incorporation and bylaws of HRB and XBKS that could have the effect of delaying, deferring or preventing a change of control, see "Comparison of Shareholders' Rights—Removal of Directors;—Filling Vacancies on the Board of Directors;—Special Meetings of Shareholders;—Shareholder Proposals and Director Nominations;—Amendments to Articles of Incorporation and Bylaws" and "Description of Capital Stock of HRB—Preferred Stock."

SHAREHOLDER RIGHTS PLAN

        Neither HRB nor XBKS currently has a shareholder rights plan in effect.

COMPARATIVE MARKET PRICES AND DIVIDENDS

        HRB common stock is listed on NASDAQ under the symbol "HMPR" and XBKS common stock is listed on NASDAQ under the symbol "XBKS." The following table sets forth the high and low prices per share of HRB common stock and XBKS common stock, and the cash dividends declared per share for the periods indicated.

	HRB Common Stock			XBKS Common Stock
	High	Low	Dividend	High	Low	Dividend
Quarter Ended:
March 31, 2014	$1.92	$1.43	—	$6.20	$5.61	—
June 30, 2014	1.76	1.57	—	6.45	5.90	—
September 30, 2014	1.85	1.48	—	6.76	6.11	—
December 31, 2014	1.80	1.48	—	6.66	6.09	—
March 31, 2015	1.98	1.58	—	6.94	5.98	—
June 30, 2015	2.10	1.75	—	6.24	5.84	—
September 30, 2015	2.54	1.71	—	7.00	5.98	—
December 31, 2015	2.05	1.78	—	7.49	5.90	—
March 31, 2016	1.97	1.55	—	8.02	6.20	—
June 30, 2016 (through June 24, 2016)	1.86	1.67	—	7.93	7.02	—

        On February 9, 2016, the date preceding the public announcement of the merger agreement, the closing sale price of shares of HRB common stock as reported on NASDAQ was $1.78. On June 24, 2016, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing sale price of shares of HRB common stock as reported on NASDAQ was $1.70.

        On February 9, 2016, the date preceding the public announcement of the merger agreement, the closing sale price of shares of XBKS common stock as reported on NASDAQ was $6.70. On June 24, 2016, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing sale price of shares of XBKS common stock as reported on NASDAQ was $7.75.

        HRB and XBKS shareholders are advised to obtain current market quotations for HRB common stock and XBKS common stock. The market price of HRB common stock and XBKS common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of HRB common stock or XBKS common stock before or after the effective date of the merger. Changes in the market price of HRB common stock prior to the completion of the merger will affect the market value of the merger consideration that XBKS shareholders will receive upon completion of the merger.

LEGAL MATTERS

        The validity of the HRB common stock to be issued in connection with the merger will be passed upon for HRB by Paul A. Driscoll, Senior Vice President, Secretary and General Counsel of HRB. As of March 31, 2016, Mr. Driscoll beneficially owned shares of HRB common stock, restricted stock units and options representing less than 1% of the total outstanding shares of HRB common stock. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for HRB by Wachtell, Lipton, Rosen & Katz (New York, New York) and for XBKS by Hunton & Williams LLP (Richmond, Virginia).

 EXPERTS

HRB

        The consolidated balance sheets of HRB as of December 31, 2014 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years ended December 31, 2013, 2014 and 2015, included herein have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in its report thereon, included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

XBKS

        The consolidated balance sheets of XBKS as of December 31, 2014 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years ended December 31, 2014 and 2015, included herein have been audited by BDO USA, LLP, an independent registered public accounting firm, as set forth in its report thereon, included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

HRB

        For shareholders of HRB to submit a proposal for consideration at the 2016 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act, any such proposal had to be received at HRB's principal executive offices not later than January 2, 2016, provided that if next year's annual meeting is held on a date more than 30 calendar days from June 11, 2016, a shareholder proposal must be received by a reasonable time before HRB begins to print and mail its proxy solicitation for such annual meeting. Shareholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

        In addition, HRB's Bylaws also prescribe the procedure that a shareholder must follow to nominate directors for election. Such nominations require written notice delivered to the Secretary of HRB at HRB's principal executive office not later than (i) 45 days before the date on which HRB first mailed proxy materials for the prior year's annual meeting of shareholders or (ii) in the case of special meetings, at the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. However, under HRB's Bylaws, if the date for the annual meeting has changed more than 30 days from the prior year, then the notice must be received at a reasonable time before HRB mails its proxy materials. The written notice must provide certain information and representations regarding both the nominee and the shareholder making the nomination and a written consent of the nominee to be named in a Proxy Statement as a nominee and to serve as a director if elected. Any shareholder may obtain a copy of HRB's Bylaws, without charge, upon written request to HRB.

XBKS

        If the merger occurs in the expected time frame, there will be no annual meeting of XBKS shareholders in 2016. If the merger is not completed, XBKS must have received proposals that shareholders seek to include in the proxy statement for XBKS's next annual meeting no later than November 20, 2015; provided that if next year's annual meeting is held on a date more than 30 calendar days from May 7, 2016, a shareholder proposal must be received by a reasonable time before XBKS begins to print and mail its proxy solicitation for such annual meeting. Shareholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

        XBKS' Bylaws provide that a shareholder of XBKS entitled to vote for the election of directors may nominate persons for election to its board of directors by delivering written notice to its Corporate Secretary. With respect to an election to be held at an annual meeting of shareholders, XBKS' Bylaws require that such notice generally must be delivered not later than the close of business on the 120th day prior to the anniversary of the immediately preceding year's annual meeting.

        The shareholder's notice is required to include:

  •
  the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

  •
  a representation that the shareholder is a holder of record of shares of XBKS entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

  •
  a description of all arrangements, understandings or relationships between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

  •
  such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the board of directors and must include a consent signed by each such nominee to serve as a director of XBKS if so elected;

  •
  a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the shareholder's notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of XBKS;

  •
  a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing; and

  •
  a representation that the shareholder will notify XBKS in writing of any changes to the information provided pursuant to the items above that are in effect as of the record date for the relevant meeting.

        In order for a shareholder to bring other business before an annual meeting of shareholders, timely notice will have to be delivered to XBKS's Corporate Secretary within the time limits described in the immediately preceding paragraph. The shareholder's notice is required to contain as to each matter of business:

  •
  a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, with respect to such business, and the reasons for conducting such business at the meeting;

  •
  the name and address of record of the shareholder proposing such business;

  •
  the class and number of shares of XBKS common stock that are beneficially owned by the shareholder;

  •
  any material interest of the shareholder in such business;

  •
  a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the shareholder's notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of XBKS;

  •
  a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing; and

  •
  a representation that the shareholder will notify us in writing of any changes to the information provided pursuant to the items above that are in effect as of the record date for the relevant meeting.

WHERE YOU CAN FIND MORE INFORMATION

        HRB has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of HRB common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of HRB in addition to being a proxy statement for HRB and XBKS shareholders. The registration statement, including this joint proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about HRB and HRB common stock.

        HRB and XBKS also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as HRB and XBKS, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by HRB with the SEC are also available at HRB's website at www.bankofhamptonroads.com under the tab "Investor Relations," and then under the heading "SEC Filings." The reports and other information filed by XBKS with the SEC are available at XBKS's website at investors.xenithbank.com under the heading "SEC & Other Filings." The web addresses of the SEC, HRB and XBKS are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

        Except where the context otherwise indicates, HRB has supplied all information contained in this joint proxy statement/prospectus relating to HRB, and XBKS has supplied all information contained in this joint proxy statement/prospectus relating to XBKS.

        If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of HRB or XBKS common stock, please contact the applicable company at:

Hampton Roads Bankshares, Inc. 641 Lynnhaven Parkway Virginia Beach, VA 23452 Attention: Investor Relations Telephone: (757) 217-1000	Xenith Bankshares, Inc. One James Center 901 E. Cary Street, Suite 1700 Richmond, VA 23219 Attention: Thomas W. Osgood Telephone: (804) 433-2200

        HRB shareholders and XBKS shareholders requesting documents must do so by July 21, 2016 to receive them before their respective meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from HRB or XBKS, HRB and XBKS, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

        Neither HRB nor XBKS has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO HRB CONSOLIDATED FINANCIAL STATEMENTS

        The following report of independent registered public accounting firm, audited consolidated financial statements of HRB for the years ended December 31, 2015, 2014 and 2013, notes to consolidated financial statements of HRB for the year ended December 31, 2015, unaudited consolidated financial statements of HRB for the three months ended March 31, 2016 and 2015 and notes to unaudited consolidated financial statements for the three months ended March 31, 2016 are included as a part of this joint proxy statement/prospectus.

        Notwithstanding the meanings attributed to them in any other section of this joint proxy statement/prospectus, capitalized terms in the HRB Consolidated Financial Statements and the Notes to Consolidated Financial Statements shall have the meanings set forth therein.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Hampton Roads Bankshares, Inc.:

        We have audited the accompanying consolidated balance sheets of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Norfolk, Virginia
March 25, 2016

Hampton Roads Bankshares, Inc.

Consolidated Balance Sheets

December 31, 2015 and 2014

(in thousands, except share data)	December 31, 2015	December 31, 2014
Assets:
Cash and due from banks	$17,031	$16,684
Interest-bearing deposits in other banks	691	1,349
Overnight funds sold and due from Federal Reserve Bank	46,024	85,586
Investment securities available for sale, at fair value	198,174	302,221
Restricted equity securities, at cost	9,830	15,827
Loans held for sale	56,486	22,092
Loans	1,541,502	1,422,935
Allowance for loan losses	(23,184)	(27,050)

Net loans	1,518,318	1,395,885
Premises and equipment, net	52,245	63,519
Interest receivable	4,116	4,503
Other real estate owned and repossessed assets, net of valuation allowance	12,409	21,721
Bank-owned life insurance	50,695	49,536
Net deferred tax assets, net of valuation allowance	92,142	—
Other assets	7,779	9,683

Totals assets	$2,065,940	$1,988,606

Liabilities and Shareholders' Equity:
Deposits:
Noninterest-bearing demand	$298,351	$266,921
Interest-bearing:
Demand	693,413	621,066
Savings	61,023	56,221
Time deposits:
Less than $100	343,031	342,794
$100 or more	309,327	294,346

Total deposits	1,705,145	1,581,348
Federal Home Loan Bank borrowings	25,000	165,847
Other borrowings	29,689	29,224
Interest payable	463	560
Other liabilities	15,022	14,130

Total liabilities	1,775,319	1,791,109

Commitments and contingencies
Shareholders' equity:
Preferred stock, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 171,128,266 and 170,572,217 shares issued and outstanding on December 31, 2015 and 2014, respectively	1,711	1,706
Capital surplus	590,417	588,692
Accumulated deficit	(302,580)	(395,535)
Accumulated other comprehensive income, net of tax	560	2,134

Total shareholders' equity before non-controlling interest	290,108	196,997
Non-controlling interest	513	500

Total shareholders' equity	290,621	197,497

Total liabilities and shareholders' equity	$2,065,940	$1,988,606

See accompanying notes to consolidated financial statements.

Hampton Roads Bankshares, Inc.

Consolidated Statements of Operations

Years ended December 31, 2015, 2014, and 2013

(in thousands, except share and per share data)	2015	2014	2013
Interest Income:
Loans, including fees	$68,123	$63,132	$68,954
Investment securities	6,267	9,018	7,710
Overnight funds sold and due from FRB	157	193	238
Interest-bearing deposits in other banks	1	—	1

Total interest income	74,548	72,343	76,903

Interest Expense:
Deposits:
Demand	2,775	2,667	2,156
Savings	54	31	36
Time deposits:
Less than $100	3,808	3,351	3,592
$100 or more	3,901	3,212	3,563

Interest on deposits	10,538	9,261	9,347
Federal Home Loan Bank borrowings	680	1,531	1,910
Other borrowings	1,715	1,506	2,145

Total interest expense	12,933	12,298	13,402

Net interest income	61,615	60,045	63,501
Provision for loan losses	600	218	1,000

Net interest income after provision for loan losses	61,015	59,827	62,501

Noninterest Income:
Mortgage banking revenue	19,969	11,389	15,832
Service charges on deposit accounts	4,989	4,703	5,014
Income from bank-owned life insurance	1,245	4,110	3,312
Gain on sale of investment securities available for sale(1)	238	306	781
Visa check card income	2,652	2,635	2,556
Other	2,543	3,650	3,820

Total noninterest income	31,636	26,793	31,315

Noninterest Expense:
Salaries and employee benefits	46,327	38,930	41,223
Professional and consultant fees	3,798	6,108	5,786
Occupancy	7,085	6,476	9,092
FDIC insurance	1,765	2,366	4,762
Data processing	5,548	4,610	4,198
Problem loan and repossessed asset costs	1,486	1,788	2,429
Impairments and gains and losses on sales of other real estate owned and repossessed assets, net	5,140	2,045	3,558
Impairments and gains and losses on sales of premises and equipment, net	4,348	112	2,245
Equipment	1,392	1,726	1,730
Directors' and regional board fees	1,183	1,591	1,493
Advertising and marketing	1,556	1,513	1,431
Other	10,639	9,549	10,204

Total noninterest expense	90,267	76,814	88,151

Income before provision for income taxes	2,384	9,806	5,665

Provision for income taxes (benefit)—current	147	6	(90)
Provision for income taxes (benefit)—deferred	(92,459)	—	—

Net income	94,696	9,800	5,755
Net income attributable to non-controlling interest	1,741	471	1,679

Net income attributable to Hampton Roads Bankshares, Inc.	$92,955	$9,329	$4,076

Per Share:
Cash dividends declared	$—	$—	$—

Basic and diluted income per share	$0.54	$0.05	$0.02

(1)
Includes $238, $306, and $781 accumulated other comprehensive income reclassifications for unrealized net gains on available for sale securities for the years ended December 31, 2015, 2014, and 2013, respectively.

See accompanying notes to consolidated financial statements.

Hampton Roads Bankshares, Inc.

Consolidated Statements of Comprehensive Income (Loss)

Years ended December 31, 2015, 2014, and 2013

	For the Years Ended
(in thousands)	December 31, 2015		December 31, 2014		December 31, 2013
Net income		$94,696		$9,800		$5,755
Other comprehensive income (loss), net of tax:
Deferred tax benefit from release of valuation allowance(*)	$(773)		$—		$—
Change in unrealized gain (loss) on securities available for sale	(1,018)		3,305		(6,921)
Tax effect(*)	369		—		—
Reclassification adjustment for securities gain included in net income	(238)		(306)		(781)
Tax effect(*)	86		—		—
Other comprehensive income (loss), net of tax		(1,574)		2,999		(7,702)

Comprehensive income (loss)		93,122		12,799		(1,947)
Comprehensive income attributable to non-controlling interest		1,741		471		1,679

Comprehensive income (loss) attributable to Hampton Roads Bankshares, Inc.		$91,381		$12,328		$(3,626)

(*)
At December 31, 2015, the Company determined that it was more likely than not that a portion of the valuation allowance on net deferred tax assets could be released, therefore, in 2015 the tax effect on other comprehensive income (loss) is presented. In years prior to 2015, there was a full valuation allowance against its net deferred tax assets, therefore there was no stated tax effect in those years.

See accompanying notes to consolidated financial statements.

Hampton Roads Bankshares, Inc.

Consolidated Statements of Changes in Shareholders' Equity

Years ended December 31, 2015, 2014, and 2013

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Capital Surplus	Retained Deficit		Non- controlling Interest	Total Shareholders' Equity
(in thousands, except share data)	Shares	Amount
Balance at December 31, 2012	170,265,150	$1,703	$586,347	$(408,940)	$6,837	$1,222	$187,169
Net income	—	—	—	4,076	—	1,679	5,755
Other comprehensive loss, net of tax	—	—	—	—	(7,702)	—	(7,702)
Share-based compensation expense	—	—	1,080	—	—	—	1,080
Common stock surrendered	(1,886)	—	(3)	—	—	—	(3)
Distributed non-controlling interest	—	—	—	—	—	(2,453)	(2,453)

Balance at December 31, 2013	170,263,264	$1,703	$587,424	$(404,864)	$(865)	$448	$183,846
Net income	—	—	—	9,329	—	471	9,800
Other comprehensive income, net of tax	—	—	—	—	2,999	—	2,999
Share-based compensation expense	—	—	1,530	—	—	—	1,530
Net settlement of restricted stock units	308,953	3	(262)	—	—	—	(259)
Distributed non-controlling interest	—	—	—	—	—	(419)	(419)

Balance at December 31, 2014	170,572,217	1,706	588,692	(395,535)	2,134	500	197,497
Net income	—	—	—	92,955	—	1,741	94,696
Other comprehensive loss, net of tax	—	—	—	—	(1,574)	—	(1,574)
Share-based compensation expense	—	—	2,138	—	—	—	2,138
Net settlement of restricted stock units	556,049	5	(413)	—	—	—	(408)
Distributed non-controlling interest	—	—	—	—	—	(1,728)	(1,728)

Balance at December 31, 2015	171,128,266	$1,711	$590,417	$(302,580)	$560	$513	$290,621

See accompanying notes to consolidated financial statements.

Hampton Roads Bankshares, Inc.

Consolidated Statements of Cash Flows

December 31, 2015, 2014, and 2013

(in thousands)	2015	2014	2013
Operating Activities:
Net income	$94,696	$9,800	$5,755
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,185	3,371	4,384
Deferred income tax benefit	(92,459)	—	—
Fair value adjustments	711	21	1,178
Provision for loan losses	600	218	1,000
Proceeds from mortgage loans held for sale	693,354	458,771	646,294
Originations of mortgage loans held for sale	(727,748)	(455,776)	(587,313)
Share-based compensation expense	2,138	1,530	1,080
Net amortization of premiums and accretion of discounts on investment securities available for sale	2,114	1,741	2,838
Income from bank-owned life insurance	(1,245)	(4,110)	(3,312)
Gain on sale of investment securities available for sale	(238)	(306)	(781)
Impairments and gains and losses on sales of other real estate owned and repossessed assets, net	5,140	2,045	3,558
Impairments and gains and losses on sales of premises and equipment, net	4,348	112	2,245
Changes in:
Interest receivable	387	308	266
Other assets	1,316	887	9,152
Interest payable	(97)	(5,465)	1,143
Other liabilities	892	218	3,261

Net cash provided by (used in) operating activities	(12,906)	13,365	90,748

Investing Activities:
Proceeds from maturities and calls of investment securities available for sale	35,824	39,644	56,808
Proceeds from sale of investment securities available for sale	82,695	175,780	39,121
Purchase of investment securities available for sale	(17,604)	(190,597)	(154,717)
Proceeds from sale of restricted equity securities	11,338	1,975	928
Purchase of restricted equity securities	(5,341)	(456)	(218)
Proceeds from sale of premises and equipment	9	1,603	3,850
Purchase of premises and equipment	(675)	(1,459)	(2,433)
Net (increase) decrease in loans	(127,022)	(51,780)	13,395
Proceeds from bank-owned life insurance death benefit	80	5,341	5,709
Proceeds from sale of other real estate owned and repossessed assets, net	12,568	18,076	14,856

Net cash (used in) investing activities	(8,128)	(1,873)	(22,701)

Financing Activities:
Net increase (decrease) in deposits	123,797	58,020	(94,440)
Proceeds from short term Federal Home Loan Bank borrowings, net	25,000	—	—
Repayments of long term Federal Home Loan Bank borrowings	(165,500)	(27,516)	(67)
Repayments of other borrowings	—	—	(10,000)
Repurchase of common stock in the settlement of restricted stock units	(408)	(259)	—
Distributed non-controlling interest	(1,728)	(419)	(2,453)
Common stock surrendered	—	—	(3)

Net cash provided by (used in) financing activities	(18,839)	29,826	(106,963)

Increase (decrease) in cash and cash equivalents	(39,873)	41,318	(38,916)
Cash and cash equivalents at beginning of period	103,619	62,301	101,217

Cash and cash equivalents at end of period	$63,746	$103,619	$62,301

Supplemental cash flow information:
Cash paid for interest	$12,306	$16,903	$12,259
Cash paid for / (refunded) from income taxes	8	86	(5,553)
Supplemental non-cash information:
Change in unrealized gain (loss) on securities available for sale	$(1,575)	$2,999	$(7,702)
Transfer from other real estate owned and repossessed assets to loans	543	1,621	6,016
Transfer from loans to other real estate owned and repossessed assets	4,532	6,798	25,528
Transfers from premises and equipment to other real estate owned and repossessed assets	4,407	—	3,352

See accompanying notes to consolidated financial statements.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements

(1) Basis of Financial Statement Presentation and Summary of Significant Accounting Policies

        Basis of Presentation.    Hampton Roads Bankshares, Inc. (the "Company") is a bank holding company incorporated in 2001 under the laws of the Commonwealth of Virginia. The consolidated financial statements of Hampton Roads Bankshares, Inc. include the accounts of the Company and its wholly owned bank subsidiary, Bank of Hampton Roads ("BOHR" or "the Bank" or "our Bank" or "Bank") as well as its wholly owned subsidiary Gateway Bank Mortgage, Inc. ("GBMI"). GBMI is a 51% owner in DNJ Gateway Bank Mortgage, LLC ("DGBM") and the undistributed earnings of DGBM is represented by non-controlling interest on our consolidated balance sheets. Prior to April 1, 2015, GBMI earned 51% of the income before provision for income taxes of DGBM. Effective April 1, 2015, GBMI earns 60% of the income before provision for income taxes of DGBM. Upon receiving federal and state regulatory approval, the Company merged its separately held bank subsidiary, Shore Bank ("Shore Bank"), into BOHR on October 13, 2015. Through its specialty finance unit, Shore Premier Finance ("SPF"), BOHR provides marine financing for U.S. Coast Guard documented vessels to customers throughout the United States. BOHR also has an investment in a Virginia title insurance agency that enables it to offer title insurance policies to its real estate loan customers, and also has several inactive wholly owned operating subsidiaries: Harbour Asset Servicing, Inc., and Gateway Investment Services, Inc. As a part of our consolidation process, intercompany transactions are recorded at cost and eliminated as part of the consolidation process.

        The Company also owns all of the common stock of Gateway Capital Statutory Trust I, Gateway Capital Statutory Trust II, Gateway Capital Statutory Trust III, and Gateway Capital Statutory Trust IV (collectively, the "Gateway Capital Trusts"). The Gateway Capital Trusts are not consolidated as part of the Company's consolidated financial statements. However, the junior subordinated debentures issued by the Company to the Gateway Capital Trusts are included in other borrowings, and the Company's equity interest in the Gateway Capital Trusts is included in other assets.

        The Company primarily engages in the general community and commercial banking business, targeting the banking needs of individuals and small- to medium-sized businesses in its primary service areas, which include the Hampton Roads region of southeastern Virginia, the Northeastern and Research Triangle regions of North Carolina, the Eastern Shore of Virginia, Maryland, and Delaware, the Baltimore region of Maryland, and Richmond, Virginia. The Company's primary products are traditional loan and deposit banking services. In addition, the Company offers mortgage banking services with loans that are sold in the secondary market.

        Use of Estimates.    The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make assumptions, judgments, and estimates that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term are the determination of the allowance for loan losses, the valuation of other real estate owned, determination of fair value for financial instruments, and tax assets, liabilities, and expenses.

        Summary of Significant Accounting Policies.    The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

        Fair Value.    The Company classifies assets and liabilities measured at fair value into three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(1) Basis of Financial Statement Presentation and Summary of Significant Accounting Policies (Continued)

used to determine fair value. Valuation methodologies for the fair value hierarchy are as follows: obtaining fair value via quoted prices in active markets for identical assets or liabilities (Level 1), having observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities (Level 2), and using unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities (Level 3).

        Cash and Due from Bank Accounts.    Cash and cash equivalents includes cash and due from banks, interest-bearing deposits in other banks, and overnight funds sold and due from the Federal Reserve Bank of Richmond ("FRB"). Cash and cash equivalents are used for daily cash management purposes, management of short-term interest rate opportunities, and liquidity. The Company is required to maintain average reserve balances in cash with the FRB. The amounts of daily average required reserves for the final weekly reporting period were $32.0 million and $19.9 million at December 31, 2015 and 2014, respectively.

        Investment Securities.    Except for the restricted equity securities, all investment securities are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of tax. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

        Securities are evaluated for possible impairment when the fair value of the security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in the consolidated statements of operations if either we intend to sell the security or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If, however, we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery, we must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost basis of the security exceeds the present value of the cash flows expected to be collected from the security. If there is credit loss, the loss must be recognized in the consolidated statements of operations and the remaining portion of impairment must be recognized in other comprehensive income (loss). For equity securities, impairment is considered to be other-than-temporary based on our ability and intent to hold the investment until a recovery of fair value. Other-than-temporary impairment of an equity security results in a write-down that must be included in the consolidated statements of operations. We regularly review each investment security for other-than-temporary impairment based on criteria that include the extent to which cost exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer, our best estimate of the present value of cash flows expected to be collected from debt securities, our intention with regard to holding the security to maturity, and the likelihood that we would plan to sell or be required to sell the security before recovery. All identified impairments on investment securities are taken in the periods identified.

        Restricted Equity Securities.    The Company invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"), FRB, and two regional banking institutions. These investments are carried at cost due to the redemption provisions of these entities and the restricted nature of the securities.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(1) Basis of Financial Statement Presentation and Summary of Significant Accounting Policies (Continued)

Management reviews for impairment based on the ultimate recoverability of the cost basis of these stocks.

        Loans Held for Sale.    Mortgage loans held for sale are carried at the lower of cost or fair value in the aggregate. The fair value of mortgage loans held for sale is determined using current secondary market prices for loans with similar coupons, maturities, and credit quality. The fair value of mortgage loans held for sale is impacted by changes in market interest rates. Net unrealized losses, if any, are recognized through a valuation allowance.

        The Company originates single family, residential, first lien mortgage loans that are sold to secondary market investors on a best efforts basis; the Company classifies these loans as held for sale. In connection with the underwriting process, the Company enters into commitments to originate or purchase residential mortgage loans whereby the interest rate of the loan is agreed to prior to funding ("interest rate lock commitments"). Generally, such interest rate lock commitments are for periods less than 60 days. Interest rate lock commitments on residential mortgage loans that the Company intends to sell in the secondary market are considered derivatives. These derivatives are carried at fair value with changes in fair value reported as a component of gain on sale of the loans. The Company manages its exposure to changes in fair value associated with these interest rate lock commitments by entering into simultaneous agreements to sell the residential loans to third party investors shortly after their origination and funding.

        Under the best efforts method, loans originated for sale are primarily sold in the secondary market as whole loans. Whole loan sales are executed with the servicing rights being released to the buyer upon the sale, with the gain or loss on the sale equal to the difference between the proceeds received and the carrying value of the loans sold. The Company is obligated to sell the loans only if the loans close. As a result of the terms of the contractual relationships, the Company is not exposed to losses nor will it realize gains related to its rate-lock commitments due to subsequent changes in interest rates.

        Loans.    The Company grants commercial and industrial, real estate, and installment loans to customers through its lending areas. A substantial portion of the loan portfolio is represented by both commercial and residential mortgage loans throughout Virginia, Maryland, and North Carolina. The ability of the Company's debtors to honor their contracts is dependent upon several factors, including the value of the real estate and general economic conditions in this area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs and any deferred fees or costs on originated or purchased loans. Interest income is accrued on the unpaid principal balance unless the loan is in nonaccrual. Loan origination fees, net of certain direct origination costs, are deferred over the life of the loan and recognized as an adjustment of the related loan yield using the interest method except for lines of credit and loans with terms of 12 months or less where the straight-line method is used. Net fees related to standby letters of credit are recognized over the commitment period. In those instances when a loan prepays, the remaining deferred fee is recognized in the consolidated statements of operations.

        In an effort to minimize the interest risk exposure to both the Company and the borrower, the Company uses back-to-back plain vanilla LIBOR-based interest rate swaps. Pay-floating, receive-fixed

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(1) Basis of Financial Statement Presentation and Summary of Significant Accounting Policies (Continued)

interest rate swaps are executed between the Company and certain commercial loan customers (whose underlying loan with the Bank is a floating rate) with an equal and offsetting pay-fixed, receive-floating interest rate swap executed with a dealer under a back-to-back swap program. This program enables the commercial loan customer to effectively exchange variable-rate interest payments under their existing obligations for payments based upon a fixed-rate interest, while simultaneously transferring the risk of a fixed rate from the Company to another third party.

        Allowance for Loan Losses.    The allowance for loan losses is a valuation allowance consisting of the cumulative effect of the provision for loan losses, less loans charged off, plus any amounts recovered on loans previously charged off. The provision for loan losses is the amount necessary, in management's judgment, to maintain the allowance for loan losses at a level it believes sufficient to cover incurred losses in the collection of the Company's loans. Loans are charged against the allowance when, in management's opinion, they are deemed wholly or partially uncollectible. Recoveries of loans previously charged off are credited to the allowance when realized.

        The allowance consists of specific, general, and unallocated qualitative components. The specific component relates to loans that are determined to be impaired, and therefore, are individually evaluated for impairment. For those loans, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. The general component relates to groups of homogeneous loans collectively evaluated for the appropriate level of reserve. The unallocated qualitative component covers uncertainties that could affect management's estimate of probable losses.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in light of historical loss experience, risk characteristics of the various categories of loans, adverse situations affecting individual loans, loan risk grades, estimated value of any underlying collateral, input by regulators, and prevailing economic conditions. Further adjustments to the allowance for loan losses may be necessary based on changes in economic and real estate market conditions, further information regarding known problem loans, results of regulatory examinations, the identification of additional problem loans, and other factors. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as the borrower's financial condition changes.

        Impaired Loans.    A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Certain loans are individually evaluated for impairment in accordance with the Company's ongoing loan review procedures. Impaired loans are measured at the present value of their expected future cash flows by discounting those cash flows at the loan's effective interest rate or at the loan's observable market price. The difference between this discounted amount and the loan balance is recorded as an allowance for loan losses. For collateral dependent impaired loans, impairment is measured based upon the estimated fair value of the underlying collateral. The majority of the Company's impaired loans are collateral-dependent. The Company will reduce the carrying value of the loan to the estimated fair value of the collateral less estimated selling costs through a charge off to the allowance for loan losses. The Company's policy is to charge off impaired loans at the time of foreclosure, repossession, or liquidation or at such time any portion of the loan is deemed to be uncollectible and in no case later than 90 days in nonaccrual status. Once a loan is considered impaired, it continues to be considered

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(1) Basis of Financial Statement Presentation and Summary of Significant Accounting Policies (Continued)

impaired until the collection of all contractual interest and principal is considered probable or the balance is charged off. Real estate values are affected by various factors in addition to local economic conditions, including, among other things, changes in general or regional economic conditions, government rules or policies, and natural disasters. While our policy is to obtain updated appraisals on a periodic basis, there are no assurances that we may be able to realize the amount indicated in the appraisal upon disposition of the underlying property.

        Nonaccrual and Past Due Loans.    Loans are placed in nonaccrual status when the collection of principal or interest becomes uncertain, part of the balance has been charged off and no restructuring has occurred, or the loans reach 90 days past due, whichever occurs first. When loans are placed in nonaccrual status, interest receivable is reversed against interest income recognized in the current year. Interest payments received thereafter are applied as a reduction of the remaining principal balance so long as doubt exists as to the ultimate collection of some portion or the entire contractual principal amount. Loans are removed from nonaccrual status when they become current as to both principal and interest and when the collection of principal and interest is no longer considered doubtful.

        Modifications.    A restructured or modified loan results in a troubled debt restructuring ("TDR") when a borrower is experiencing financial difficulty and the creditor grants a concession. TDRs are included in impaired loans and can be in accrual or nonaccrual status. Those in nonaccrual status are returned to accrual status after a period (generally at least six months) of performance under which the borrower demonstrates the ability and willingness to repay the loan.

        Premises and Equipment.    Land is reported at cost, while premises and equipment are reported at cost less accumulated depreciation and amortization. Depreciation is calculated using the method that is most appropriate for the particular class but we generally use the straight-line method over the estimated useful lives of the related assets, which range from three years for equipment to fifty years for buildings. Leasehold improvements are capitalized and depreciated on a straight-line basis over the life of the initial lease or the life of the asset, whichever is shorter. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized. See also Note 7 Premises, Equipment and Leases, of the Notes to Consolidated Financial Statements, for discussion on transfers of underutilized premised and equipment to other real estate owned and repossessed assets, net of valuation allowance, during 2015.

        Long-Lived Assets.    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

        Other Real Estate Owned and Repossessed Assets.    Other real estate owned and repossessed assets include real estate acquired in the settlement of loans and other repossessed collateral and is initially recorded at the lower of the recorded loan balance or estimated fair value less estimated disposal costs. At foreclosure, any excess of the loan balance over fair value is charged to the allowance for loan losses. Subsequently, if there is an indicated decline in the estimated fair value of the property, impairment is recognized through a loss on other real estate owned and repossessed assets with an offsetting allowance for losses on foreclosed assets which reduces the carrying value of individual properties. The allowance is only reduced for charge-offs once the property is sold. Costs to bring a property to salable condition are capitalized up to the fair value of the property less selling costs while costs to maintain a property in salable condition are expensed as incurred. Losses on subsequent

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(1) Basis of Financial Statement Presentation and Summary of Significant Accounting Policies (Continued)

impairments recognized and gains and losses upon disposition of other real estate owned are recognized in noninterest expense. As indicated above, real estate values are affected by various factors in addition to local economic conditions, including, among other things, changes in general or regional economic conditions, government rules or policies, and natural disasters. While our policy is to obtain updated appraisals on a periodic basis, there are no assurances that we may be able to realize the amount indicated in the appraisal upon disposition of the underlying property.

        Bank-Owned Life Insurance.    The Company purchased split-dollar life insurance policies on the lives of a limited number of officers, some of whom are no longer employees. The policies are recorded as an asset at the cash surrender value of the policies. Increases or decreases in the cash surrender value, other than proceeds from death benefits, are recorded as income from bank-owned life insurance in noninterest income. Proceeds from death benefits first reduce the cash surrender value attributable to the individual policy and then any additional proceeds are recorded as noninterest income. The Company has accrued the present value of the expected cost of maintaining these policies over the expected life of the officers/employees.

        Off-Balance Sheet Credit Exposures.    The Company, in the normal course of business to meet the financing needs of its customers, is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk that have not been fully recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of the Company's involvement or "credit risk." The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

        Revenue Recognition.    Revenue earned on interest-earning assets is recognized based on the effective yield of the financial instrument; refer to the discussion above under the caption "Nonaccrual and Past Due Loans" for the Company's accounting policy for the suspension of interest revenue recognition. Service charges on deposit accounts are recognized as charged. Credit-related fees, including letter of credit fees, are recognized in interest income when earned.

        Advertising Costs.    Advertising costs are expensed as incurred.

        Share-Based Compensation.    The fair value of stock options is estimated at the date of grant using the Black-Scholes model. Grants of restricted stock awards and/or units are valued based on closing market price of the Company's stock on the day of grant. Stock options and restricted stock granted with pro-rata vesting schedules are expensed over the vesting period on a straight-line basis. The Company's policy is to use authorized and unissued common shares to satisfy all share-based awards when the terms of the award provide that it will be equity settled at the Company's election. All of the Company's share-based awards are equity-classified.

        Income Taxes.    Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

        A deferred tax liability is recognized for all temporary differences that will result in future taxable income; a deferred tax asset is recognized for all temporary differences that will result in future tax

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(1) Basis of Financial Statement Presentation and Summary of Significant Accounting Policies (Continued)

deductions, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. In making this assessment, all sources of taxable income available to realize the deferred tax asset are considered including taxable income in prior carryback years, future reversals of existing temporary differences, tax planning strategies, and future taxable income exclusive of reversing temporary differences and carryforwards. The predictability that future taxable income, exclusive of reversing temporary differences, will occur is the most subjective of these four sources. Additionally, cumulative losses in recent years is considered negative evidence, that may be difficult to overcome, to support a conclusion that future taxable income, exclusive of reversing temporary differences and carryforwards, is sufficient to realize a deferred tax asset. Judgment is a critical element in making this assessment. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

        The impact of a tax position is recognized in the financial statements if it is probable that position is more likely than not to be sustained by the taxing authority. Benefits from tax positions are measured at the highest tax benefit that is greater than 50% likely of being realized upon settlement. To the extent that the final tax outcome of these matters is different from the amounts recorded, the differences (both favorably and unfavorably) impact income tax expense in the period in which the determination is made. The Company recognizes interest and/or penalties related to income tax matters in other expense.

        Per Share Data.    Basic earnings per share is computed by dividing net income attributable to Hampton Roads Bankshares, Inc. by the number of weighted average common shares outstanding for the period. The diluted earnings per share reflects the dilutive effect of warrants, stock options, and unvested restricted stock units using the treasury stock method.

        Comprehensive Income (Loss).    Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income or loss. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet. Such items, along with the operating net income, are components of comprehensive income or loss.

        Reclassification.    Certain 2014 and 2013 amounts have been reclassified to conform to the 2015 presentation. In 2015, the Company reclassified Impairments and gains and losses on sales of other real estate owned and repossessed assets, net and Impairments and gain and losses on sales of premises and equipment, net, from noninterest income to noninterest expense.

        Recent Accounting Pronouncements.    In January 2014, the FASB issued ASU 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon a Foreclosure, which clarifies when banks and similar institutions (creditors) should reclassify mortgage loans collateralized by residential real estate properties from the loan portfolio to other real estate owned (OREO). The ASU defines when an in-substance repossession or foreclosure has occurred and when a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. This ASU allows for prospective or modified retrospective application. The

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(1) Basis of Financial Statement Presentation and Summary of Significant Accounting Policies (Continued)

effective date for public business entities is for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. The adoption of the new guidance did not have a material impact on the Company's consolidated financial statements.

        During the second quarter of 2014, ASU 2014-09, Revenue from Contracts with Customers ("new revenue standard"), was issued. ASU 2014-09 represents a comprehensive reform of many of the revenue recognition requirements in GAAP. The ASU creates a new topic within the Accounting Standards Codification ("ASC"), Topic 606, Revenue from Contracts with Customers. The new revenue standard will supersede the current revenue recognition requirements in Topic 605, Revenue Recognition, and supersedes or amends much of the industry-specific revenue recognition guidance found throughout the ASC. The core principle of the new revenue standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The ASU creates a five-step process for achieving that core principle: (1) identifying the contract with the customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price to the performance obligations, and (5) recognizing revenue when an entity has completed the performance obligations. The ASU also requires additional disclosures that allow users of the financial statements to understand the nature, timing, and uncertainty of revenue and cash flows resulting from contracts with customers. During the third quarter of 2015, ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date amends the effective date for ASU 2014-09 for the Company to January 1, 2018. The new revenue standard permits the use of retrospective or cumulative effect transition methods. It appears that a majority of the Company's contracts with customers (i.e., financial instruments) do not fall within the scope of the new revenue standard. Therefore, the Company does not expect the ASU to have a material impact on the Company's reported financial results.

        In February 2016, the FASB issued ASU 2016-02 Leases, ASC Topic 842, which replaces ASC Topic 840 Leases; the core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee are as follows:

        For finance leases, a lessee is required to do the following:

  1.
  Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position;

  2.
  Recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of comprehensive income;

  3.
  Classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(1) Basis of Financial Statement Presentation and Summary of Significant Accounting Policies (Continued)

        For operating leases, a lessee is required to do the following:

  1.
  Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position;

  2.
  Recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis;

  3.
  Classify all cash payments within operating activities in the statement of cash flows.

        The effective date for public business entities is for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted. The Company will evaluate whether adoption of this new standard will have a material impact on the Company's consolidated financial statements.

(2) Regulatory Matters

  Termination of a Material Definitive Agreement

        On February 9, 2015, the Company received notice of the termination of the memorandum of understanding, dated effective March 27, 2014 (the "MOU"), by and among the Company, BOHR, FRB and the Bureau of Financial Institutions of the Virginia State Corporation Commission ("Bureau of Financial Institutions"). The termination of the MOU was effective February 5, 2015. Under the MOU, the Company and BOHR had agreed that they would obtain prior written approval of the FRB and the Bureau of Financial Institutions before, (i) either the Company or BOHR declared or paid dividends of any kind; (ii) the Company made any payments on its trust preferred securities; (iii) the Company incurred or guaranteed any debt; or (iv) the Company purchased or redeemed any shares of its stock. In addition, the MOU instituted certain reporting requirements and addressed ongoing regulatory requirements.

  TARP

        On April 14, 2014, the United States Department of the Treasury ("Treasury") sold its Common Stock, which it acquired through the Company's participation in the Capital Purchase Program of the Treasury's Troubled Asset Relief Program ("TARP CPP"). As a result of participation in TARP, our executives and certain of our employees were subject to compensation related limitations and restrictions, which applied so long as the Treasury held the Common Stock it received in return for the financial assistance it provided us (disregarding any warrants to purchase our Common Stock that the Treasury may hold). Therefore, the compensation related limitations and restrictions will not apply to compensation earned after the Treasury's sale. In connection with the Treasury's sale, the Company agreed to cancel certain restricted stock units that became non-payable under the Treasury's TARP regulations at the time of sale.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(3) Earnings Per Share

        The following table shows the basic and diluted earnings per share calculations for the years ended December 31, 2015, 2014, and 2013.

(in thousands, except share and per share data)	December 31, 2015	December 31, 2014	December 31, 2013
Net income attributable to Hampton Roads Bankshares, Inc.	$92,955	$9,329	$4,076
Shares:
Weighted average shares outstanding	170,783,159	170,348,486	170,264,194
Weighted average vested restricted stock units	623,917	492,934	107,142

Weighted average number of common shares outstanding	171,407,076	170,841,420	170,371,336

Dilutive effect of TARP-related warrants	475,261	436,012	386,764
Dilutive effect of restricted stock units	620,706	650,435	312,637
Dilutive effect of stock options	—	—	—

Total dilutive effect	1,095,967	1,086,447	699,401

Diluted weighted average number of common shares outstanding	172,503,043	171,927,867	171,070,737

Basic and diluted income per share	$0.54	$0.05	$0.02

        The Company issued a ten-year warrant to purchase 757,633 common shares at an exercise price of $0.70 per share (see Note 11, The Amended TARP Warrant of the Notes to Consolidated Financial Statements). For the years ended December 31, 2015, 2014, and 2013, the weighted-average number of anti-dilutive stock option awards excluded from the diluted earnings per share calculation was 4.5 million, 5.5 million, and 24 thousand shares, respectively, consisting of out-of-the-money stock options.

(4) Capital Raise

        During 2012 the Company closed on a capital raise (the "Capital Raise"), which resulted in $95.0 million in gross proceeds for which the Company issued, in the aggregate, 135,717,307 shares of Common Stock at a price of $0.70 per share. The Capital Raise was comprised of three components (i) a private placement, (ii) a rights offering, and (iii) a standby purchase of shares not purchased in the rights offering.

        In connection with the first component of the Capital Raise, on May 21, 2012, the Company entered into a standby purchase agreement (the "Standby Purchase Agreement") with the following entities or their affiliates or managed funds: Anchorage Capital Group, L.L.C. ("Anchorage"), CapGen Capital Group VI LP ("CapGen"), and The Carlyle Group, L.P. ("Carlyle") (Anchorage, CapGen, and Carlyle together, the "Investors"). The Standby Purchase Agreement provided for, among other things, the sale of an aggregate of $50.0 million of the Company's Common Stock at a price of $0.70 per share to the Investors. On June 27, 2012 the Company closed on the first component of the Capital Raise, the $50.0 million Private Placement (the "Private Placement"), selling a total of 71,429,459 shares of the Company's Common Stock at a price of $0.70 per share pursuant to the Investors. In the Private Placement, Anchorage purchased 19,197,431 shares, CapGen purchased 33,710,394 shares, and Carlyle purchased 18,520,757 shares.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(4) Capital Raise (Continued)

        In connection with the Private Placement, and as required by the Standby Purchase Agreement, affiliates of the Investors terminated warrants they held to purchase 1,836,302 shares of the Company's Common Stock at $10.00 per share. The Investors each received a fee of $1.0 million in cash, for a total payment of $3.0 million, as compensation for performing their respective obligations under the Standby Purchase Agreement in connection with the Private Placement. Each of the Investors was reimbursed for its fees and expenses.

        On September 27, 2012, the Company closed on the second component of the Capital Raise, a public Common Stock rights offering (the "Rights Offering"). The Company issued 21,000,687 shares of Common Stock, at a price of $0.70 per share, to holders of its Common Stock who elected to participate in the Rights Offering. Total proceeds from the Rights Offering were $14.7 million.

        In connection with the Rights Offering, the Standby Purchase Agreement provided that the Investors would purchase from the Company, at the subscription price, a portion of the shares, if any, up to an aggregate of 53,518,176 shares, not subscribed for in the Rights Offering (the "Standby Purchase"). On September 27, 2012, pursuant to the terms of the Standby Purchase Agreement, the Company closed on the third component of the Capital Raise where the Investors purchased a total of 43,287,161 shares of the Company's Common Stock at $0.70 per share. Anchorage purchased 16,007,143 shares, CapGen purchased 11,272,875 shares, and Carlyle purchased 16,007,143 shares. Total proceeds from the Standby Purchase were $30.3 million.

        The Capital Raise resulted in an adjustment to the warrant to purchase Common Stock currently held by the United States Department of the Treasury (the "Treasury"). The Treasury holds a warrant (the "Treasury Warrant") that, before the Capital Raise, entitled it to purchase 53,035 shares of Common Stock at an exercise price of $10.00 per share. As a result of the anti-dilution provisions of the Treasury Warrant, the Capital Raise caused the number of shares purchasable under the Treasury Warrant to be adjusted to 757,633 shares of our Common Stock and the exercise price to purchase such shares to be adjusted to $0.70 per share.

(5) Investment Securities

        The amortized cost, gross unrealized gains and losses, and fair values of investment securities available for sale at December 31, 2015 and 2014 were as follows.

	2015
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. agency securities	$12,565	$507	$—	$13,072
Corporate bonds	11,994	—	804	11,190
Mortgage-backed securities—Agency	147,980	1,498	279	149,199
Asset-backed securities	23,787	—	495	23,292
Equity securities	970	451	—	1,421

Total investment securities available for sale	$197,296	$2,456	$1,578	$198,174

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(5) Investment Securities (Continued)

	2014
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. agency securities	$17,042	$611	$—	$17,653
Corporate bonds	15,080	23	543	14,560
Mortgage-backed securities—Agency	212,650	2,991	213	215,428
Asset-backed securities	54,345	—	1,148	53,197
Equity securities	970	422	9	1,383

Total investment securities available for sale	$300,087	$4,047	$1,913	$302,221

        For the year ended December 31, 2015, proceeds from sales of investment securities available for sale were $82.7 million and resulted in net realized gains of $238 thousand. Proceeds from sales of available for sale securities totaled $175.8 million and resulted in net realized gains of $306 thousand for the year ended December 31, 2014. Proceeds from sales of investment securities available for sale were $39.1 million and resulted in net realized gains of $781 thousand for the year ended December 31, 2013.

  Unrealized losses

        The following tables reflect the fair values and gross unrealized losses aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2015 and 2014.

	2015
	Less than 12 Months		12 Months or More		Total
(in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Description of Securities
Corporate bonds	$—	$—	$11,190	$804	$11,190	$804
Mortgage-backed securities—Agency	56,787	244	1,517	35	58,304	279
Asset-backed securities	17,554	291	5,738	204	23,292	495

	$74,341	$535	$18,445	$1,043	$92,786	$1,578

	2014
	Less than 12 Months		12 Months or More		Total
(in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Description of Securities
Corporate bonds	11,462	542	2,517	1	13,979	543
Mortgage-backed securities—Agency	17,881	77	7,895	136	25,776	213
Asset-backed securities	34,896	570	15,379	578	50,275	1,148
Equity securities	$181	$9	$—	$—	$181	$9

	$64,420	$1,198	$25,791	$715	$90,211	$1,913

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(5) Investment Securities (Continued)

        Debt securities with unrealized losses totaling $1.6 million at December 31, 2015 included four corporate securities, twenty-three mortgage-backed agency securities, and nine asset-backed securities, compared with unrealized losses totaling $1.9 million at December 31, 2014, which included five corporate securities, twelve mortgage-backed agency securities, and eighteen asset-backed securities. The severity and duration of this unrealized loss is expected to fluctuate with market interest rates.

  Other-than-temporary impairment ("OTTI")

        During 2015, none of the investment securities available for sale were determined to be other-than-temporarily impaired; therefore, no losses were recognized through noninterest income.

        Management evaluates securities for OTTI at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. In determining OTTI, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the Company has the intent to sell the security or it is more likely than not that it will be required to sell the security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

        When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current period credit loss. If an entity intends to sell or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis, less any current period credit loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment's amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current period loss, the OTTI shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(5) Investment Securities (Continued)

        A rollforward of the cumulative OTTI losses recognized in earnings for available for sale equity securities for years ended December 31, 2015 and 2014 is as follows.

(in thousands)	Cumulative OTTI Losses
Balance, December 31, 2013	$818
Less: Realized OTTI on securities sold	—
Add: Loss where impairment was not previously recognized	—
Add: Loss where impairment was previously recognized	—

Balance, December 31, 2014	818
Less: Realized OTTI on securities sold	—
Add: Loss where impairment was not previously recognized	—
Add: Loss where impairment was previously recognized	—

Balance, December 31, 2015	$818

  Maturities of investment securities

        The amortized cost and fair value by contractual maturity of investment securities available for sale that are not determined to be other-than-temporarily impaired at December 31, 2015 and 2014 are shown below.

        Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed and asset-backed securities, which are not due at a single maturity date, and equity securities, which do not have contractual maturities, are shown separately.

	2015		2014
(in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$—	$—	$970	$982
Due after one year but less than five years	2,253	2,304	5,670	5,726
Due after five years but less than ten years	12,518	11,785	13,228	12,806
Due after ten years	9,788	10,173	12,254	12,699
Mortgage-backed securities—Agency	147,980	149,199	212,650	215,428
Asset-backed securities	23,787	23,292	54,345	53,197
Equity securities	970	1,421	970	1,383

Total available for sale securities	$197,296	$198,174	$300,087	$302,221

  Federal Home Loan Bank ("FHLB")

        The Company's investment in FHLB stock totaled $2.9 million at December 31, 2015. FHLB stock is generally viewed as a long-term investment and as a restricted investment security because it is required to be held in order to access FHLB advances (i.e. borrowings). It is carried at cost as there is no active market or exchange for the stock other than the FHLB or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on ultimate recoverability of the par

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(5) Investment Securities (Continued)

value rather than by recognizing temporary declines in value. The Company does not consider this investment to be other-than-temporarily impaired at December 31, 2015, and no impairment has been recognized.

  Federal Reserve Bank ("FRB") and Other Restricted Stock

        The Company's investment in FRB and other restricted stock totaled $7.0 million at December 31, 2015. FRB stock comprises the majority of this amount and is generally viewed as a long-term investment and as a restricted investment security as it is required to be held to effect membership in the Federal Reserve System. It is carried at cost as there is not an active market or exchange for the stock other than the FRB or member institutions. The Company does not consider these investments to be other-than-temporarily impaired at December 31, 2015. No impairment has been recognized for any of the other restricted equity securities, including the investment in FRB.

  Pledged securities

        Investment securities at fair value that were pledged to secure deposits or outstanding borrowings or were pledged to secure potential future borrowings at December 31, 2015 and 2014 were as follows.

(in thousands)	2015	2014
Public deposits	$53,741	$38,718
Federal Home Loan Bank borrowings	—	22,647
Other	12,988	11,668

	$66,729	$73,033

(6) Loans and Allowance for Loan Losses

        The Company offers a full range of commercial, real estate, and consumer loans described in further detail below. Our loan portfolio is comprised of the following categories: commercial and industrial, construction, real estate—commercial mortgage, real estate—residential mortgage, and installment. Our primary lending objective is to meet business and consumer needs in our market areas while maintaining our standards of profitability and credit quality and enhancing client relationships. All lending decisions are based upon a thorough evaluation of the financial strength and credit history of the borrower and the quality and value of the collateral securing the loan. With few exceptions, personal guarantees are required on all loans.

        Commercial and industrial loans.    We make commercial and industrial loans to qualified businesses in our market areas. Commercial and industrial loans are loans to businesses that are typically not collateralized by real estate. Generally, the purpose of commercial and industrial loans is for the financing of accounts receivable, inventory, or equipment and machinery. Repayment of commercial and industrial loans may be more substantially dependent upon the success of the business itself, and therefore, must be monitored more frequently. In order to reduce our risk, the Bank requires regular updates of the business' financial condition, as well as that of the guarantors, and regularly monitors accounts receivable and payable of such businesses when deemed necessary.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

        Construction loans.    We currently make new loans to finance construction and land development only on a limited basis, however, a large portion of our portfolio contains such loans. We historically made construction loans to individuals and businesses for the purpose of construction of single family residential properties, multi-family properties, and commercial projects as well as the development of residential neighborhoods and commercial office parks. The Company has managed construction loan exposure to align with regulatory supervisory guidance.

        Real estate—commercial mortgage loans.    We make commercial mortgage loans for the purchase and re-financing of owner-occupied commercial properties as well as non-owner occupied income producing properties. These loans are secured by various types of commercial real estate including office, retail, warehouse, industrial, storage facilities, and other non-residential types of properties. Commercial mortgage loans typically have maturities or are callable from one to five years. Underwriting for commercial mortgages involves an examination of debt service coverage ratios, the borrower's creditworthiness and past credit history, and the guarantor's personal financial condition. Underwriting for non-owner occupied commercial mortgages also involves evaluation of the terms of current leases and financial strength of the tenants.

        Real estate—residential mortgage loans.    We offer a wide range of residential mortgage loans through our Bank and our subsidiary, GBMI. Our residential mortgage loans originated and held by the Bank includes first and junior lien mortgage loans, home equity lines of credit, and other term loans secured by first and junior lien mortgages. Residential mortgage loans have historically been lower risk loans in the Bank's portfolio due to the ease in which the value of the collateral is ascertained, although the risks involved with these loans has been higher than historical averages due to falling home prices and high unemployment in our markets.

        First mortgage loans are generally made for the purchase of permanent residences, second homes, or residential investment property. Second mortgages and home equity loans are generally for personal, family, and household purposes such as home improvements, major purchases, education, and other personal needs. Mortgages that are secured by a borrower's primary residence are made on the basis of the borrower's ability to repay the loan from his or her regular income as well as the general creditworthiness of the borrower. Mortgages secured by residential investment property are made based upon the same guidelines as well as the borrower's ability to cover any cash flow shortages during the marketing of such property for rent.

        Installment loans.    Installment loans are made on a regular basis for personal, family, and general household purposes. More specifically, we make automobile loans, marine loans, home improvement loans, loans for vacations, and debt consolidation loans. While consumer financing may entail greater collateral risk than real estate financing on a per loan basis, the relatively small principal balance of each loan mitigates the risk associated with this segment of the portfolio.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

        The total of our loans by segment at December 31, 2015 and 2014 are as follows.

(in thousands)	2015	2014
Commercial and Industrial	$233,319	$219,029
Construction	141,208	136,955
Real estate—commercial mortgage	655,895	639,163
Real estate—residential mortgage	349,758	354,017
Installment	161,918	74,821
Deferred loan fees and related costs	(596)	(1,050)

Total loans	$1,541,502	$1,422,935

        The growth in loans in 2015 was primarily driven by a $104.7 million marine loan portfolio purchase, arranged by the Shore Premier Finance marine lending unit, of which $75.3 million were installment loans and $29.4 million were commercial and industrial loans. It is the intent of the Company to continue to grow the loan portfolio in all the markets we serve.

Allowance for Loan Losses

        The purpose of the allowance for loan losses is to provide for probable losses inherent in our loan portfolio. Management regularly reviews the loan portfolio to determine whether adjustments are necessary to maintain an allowance for loan losses sufficient to absorb losses. The allowance consists of specific, general, and unallocated qualitative components. The specific component of our allowance for loan losses relates to loans that are determined to be impaired and, therefore, are individually evaluated for impairment. The general or pooled component relates to groups of homogeneous loans collectively evaluated for the appropriate level of reserve. An unallocated qualitative component is maintained to cover uncertainties that could affect management's estimate of probable losses.

        Loss factors are calculated using quantitative and qualitative data and then are applied to each of the loan segments to determine a reserve level for various subsets of each of the five segments of loans. While portions of the allowance are attributable to specific portfolio segments, the entire allowance is available to absorb credit losses inherent in the total loan portfolio.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

        A rollforward of the activity within the allowance for loan losses by loan type and recorded investment in loans for the years ended December 31, 2015, 2014, and 2013 is as follows.

	2015
			Real Estate
(in thousands)	Commercial and Industrial	Construction	Commercial Mortgage	Residential Mortgage	Installment	Unallocated Qualitative	Total
Allowance for loan losses:
Beginning balance	$4,605	$4,342	$6,854	$7,142	$979	$3,128	$27,050
Charge-offs	(4,121)	(2,046)	(557)	(924)	(271)		(7,919)
Recoveries	1,052	1,032	738	580	51		3,453
Provision	2,040	11	(733)	703	80	(1,501)	600

Ending balance	$3,576	$3,339	$6,302	$7,501	$839	$1,627	$23,184

Ending balance: attributable to loans individually evaluated for impairment	$318	$951	$1,916	$2,174	$88		$5,447

Recorded investment: loans individually evaluated for impairment	$4,204	$21,092	$27,948	$12,532	$98

Ending balance: attributable to loans collectively evaluated for impairment	$3,258	$2,388	$4,386	$5,327	$751	$1,627	$17,737

Recorded investment: loans collectively evaluated for impairment	$229,115	$120,116	$627,947	$337,226	$161,820

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

	2014
			Real Estate
(in thousands)	Commercial and Industrial	Construction	Commercial Mortgage	Residential Mortgage	Installment	Unallocated Qualitative	Total
Allowance for loan losses:
Beginning balance	$2,404	$9,807	$10,135	$7,914	$521	$4,250	$35,031
Charge-offs	(1,713)	(7,270)	(4,038)	(4,000)	(724)		(17,745)
Recoveries	3,427	2,765	1,465	1,701	188		9,546
Provision	487	(960)	(708)	1,527	994	(1,122)	218

Ending balance	$4,605	$4,342	$6,854	$7,142	$979	$3,128	$27,050

Ending balance: attributable to loans individually evaluated for impairment	$412	$887	$479	$1,717	$47		$3,542

Recorded investment: loans individually evaluated for impairment	$1,647	$10,652	$21,669	$14,776	$115

Ending balance: attributable to loans collectively evaluated for impairment	$4,193	$3,455	$6,375	$5,425	$932	$3,128	$23,508

Recorded investment: loans collectively evaluated for impairment	$217,382	$126,303	$617,494	$339,241	$74,706

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

	2013
			Real Estate
(in thousands)	Commercial and Industrial	Construction	Commercial Mortgage	Residential Mortgage	Installment	Unallocated Qualitative	Total
Allowance for loan losses:
Beginning balance	$6,253	$15,728	$9,862	$9,953	$887	$5,699	$48,382
Charge-offs	(6,187)	(5,140)	(2,878)	(6,979)	(355)		(21,539)
Recoveries	1,603	2,200	995	2,245	145		7,188
Provision	735	(2,981)	2,156	2,695	(156)	(1,449)	1,000

Ending balance	$2,404	$9,807	$10,135	$7,914	$521	$4,250	$35,031

Ending balance: attributable to loans individually evaluated for impairment	$505	$5,108	$4,080	$3,399	$49		$13,141

Recorded investment: loans individually evaluated for impairment	$2,981	$13,743	$29,040	$21,556	$238

Ending balance: attributable to loans collectively evaluated for impairment	$1,899	$4,699	$6,055	$4,515	$472	$4,250	$21,890

Recorded investment: loans collectively evaluated for impairment	$222,511	$144,730	$561,435	$332,479	$57,385

        Management believes the allowance for loan losses as of December 31, 2015 is adequate to absorb losses inherent in the portfolio and is directionally consistent with the change in the quality of our loan portfolio. However, the allowance is subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies. Such agencies may require us to recognize additions to the allowance for loan losses based on their judgments about information available at the time of the examinations.

Impaired Loans

        A loan is considered impaired when it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of payments expected to be received using the historical effective loan rate as the discount rate. For collateral dependent impaired loans, impairment is measured based upon the fair value of the underlying collateral. Management considers a loan to be collateral dependent when repayment of the loan is expected solely by the underlying collateral. The Company's policy is to charge

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

off collateral dependent impaired loans at the earlier of foreclosure, repossession, or liquidation or at such time any portion of the loan is deemed to be uncollectible. Charge-offs are taken within 90 days of a loan moving to nonaccrual unless a resolution is in process at that time that would reduce or eliminate the identified loss. The Company will reduce the carrying value of the loan to the estimated fair value of the collateral less estimated selling costs through a charge off to the allowance for loan losses. For loans that are not collateral dependent, impairment is measured using discounted cash flows. Total impaired loans were $65.9 million and $48.9 million at December 31, 2015 and 2014, respectively. Collateral dependent impaired loans were $60.5 million and $43.3 million at December 31, 2015 and 2014, respectively, and therefore, measured based upon the estimated fair value of the underlying collateral.

        Impaired loans for which no allowance is provided totaled $37.0 million and $29.1 million at December 31, 2015 and 2014, respectively. Loans written down to their estimated fair value of collateral less the costs to sell account for $18.6 million and $7.6 million of the impaired loans for which no allowance has been provided as of December 31, 2015 and 2014, respectively. The remaining impaired loans for which no allowance is provided are expected to be fully covered by the fair value of the collateral, and therefore, no loss is expected on these loans.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

        The following charts show recorded investment, unpaid balance, and related allowance for December 31, 2015 and 2014 and average investment and interest recognized for impaired loans by major segment and class for each of the years ended December 31, 2015, 2014, and 2013.

	2015
(in thousands)	Recorded Investment	Unpaid Balance	Related Allowance	Average Investment	Interest Recognized
With no related allowance recorded:
Commercial & Industrial	$3,735	$4,317	$—	$3,841	$8
Construction
1 - 4 family residential construction	—	—	—	—	—
Commercial construction	14,913	16,485	—	15,072	—
Real estate
Commercial Mortgage
Owner occupied	10,309	10,607	—	10,647	340
Non-owner occupied	2,879	3,048	—	3,973	63
Residential Mortgage
Secured by 1 - 4 family
1st lien	4,253	4,649	—	4,861	51
Junior lien	872	1,336	—	1,126	1
Installment	10	31	—	15	—

	$36,971	$40,473	$—	$39,535	$463

With an allowance recorded:
Commercial & Industrial	$469	$469	$318	$510	$—
Construction
1 - 4 family residential construction	—	—	—	—	—
Commercial construction	6,179	6,179	951	6,282	194
Real estate
Commercial Mortgage
Owner occupied	9,230	9,230	1,287	9,543	195
Non-owner occupied	5,530	7,030	629	5,710	199
Residential Mortgage
Secured by 1 - 4 family
1st lien	5,721	5,877	1,445	5,962	153
Junior lien	1,686	1,686	729	1,745	45
Installment	88	88	88	60	—

	$28,903	$30,559	$5,447	$29,812	$786

Total:
Commercial & Industrial	$4,204	$4,786	$318	$4,351	$8
Construction	21,092	22,664	951	21,354	194
Real estate
Commercial mortgage	27,948	29,915	1,916	29,873	797
Residential mortgage	12,532	13,548	2,174	13,694	250
Installment	98	119	88	75	—

Total	$65,874	$71,032	$5,447	$69,347	$1,249

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

	2014					2013
(in thousands)	Recorded Investment	Unpaid Balance	Related Allowance	Average Investment	Interest Recognized	Average Investment	Interest Recognized
With no related allowance recorded:
Commercial & Industrial	$1,082	$2,245	$—	$1,255	$11	$2,334	$20
Construction
1 - 4 family residential construction	—	—	—	—	—	—	—
Commercial construction	4,273	6,765	—	4,853	55	9,301	132
Real estate
Commercial Mortgage
Owner occupied	12,319	12,692	—	12,803	330	14,087	274
Non-owner occupied	3,550	8,130	—	4,850	16	3,152	63
Residential Mortgage
Secured by 1 - 4 family
1st lien	6,447	7,104	—	7,206	63	8,953	106
Junior lien	1,372	2,729	—	1,602	6	1,824	12
Installment	11	32	—	15	—	62	—

	$29,054	$39,697	$—	$32,584	$481	$39,713	$607

With an allowance recorded:
Commercial & Industrial	$565	$564	$412	$599	$—	$1,689	$—
Construction
1 - 4 family residential construction	—	—	—	—	—	—	—
Commercial construction	6,379	6,380	887	7,137	240	7,417	71
Real estate
Commercial Mortgage
Owner occupied	5,313	5,313	379	5,408	188	7,001	239
Non-owner occupied	487	487	100	514	—	5,672	—
Residential Mortgage
Secured by 1 - 4 family
1st lien	4,970	4,981	1,009	5,022	176	9,872	166
Junior lien	1,987	2,013	708	2,028	20	2,352	22
Installment	104	104	47	104	6	165	6

	$19,805	$19,842	$3,542	$20,812	$630	$34,168	$504

Total:
Commercial & Industrial	$1,647	$2,809	$412	$1,854	$11	$4,023	$20
Construction	10,652	13,145	887	11,990	295	16,718	203
Real estate
Commercial mortgage	21,669	26,622	479	23,575	534	29,912	576
Residential mortgage	14,776	16,827	1,717	15,858	265	23,001	306
Installment	115	136	47	119	6	227	6

Total	$48,859	$59,539	$3,542	$53,396	$1,111	$73,881	$1,111

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

Non-performing Assets

        Non-performing assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, and other real estate owned and repossessed assets. Our non-performing assets ratio, defined as the ratio of non-performing assets to gross loans plus loans held for sale plus other real estate owned and repossessed assets was 2.98% and 2.95% at December 31, 2015 and 2014, respectively. The growth in nonaccrual loans was primarily due to the Company's largest borrower, as measured by total exposure, which was downgraded to substandard in 2014, was placed into nonaccrual status during 2015. In the second quarter of 2015, management elected to force-place the relationship into nonaccrual when the guarantors advised of their inability to service the loans and the borrowers were unable to access sufficient liquidity to make payments on the loans.

        Non-performing assets as of December 31, 2015 and 2014 were as follows.

(in thousands)	2015	2014
Loans 90 days past due and still accruing interest	$—	$—
Nonaccrual loans, including nonaccrual impaired loans	35,512	21,507
Other real estate owned and repossessed assets	12,409	21,721

Non-performing assets	$47,921	$43,228

Nonaccrual and Past Due Loans

        The Company generally places loans on nonaccrual status when the collection of contractually owed principal or interest becomes uncertain, part of the balance has been charged off and no restructuring has occurred, or the loans reach 90 days past due, whichever comes first. When loans are placed on nonaccrual status, interest receivable is reversed against interest income recognized in the current year, and any prior year unpaid interest is charged off against the allowance for loan losses. Interest payments received thereafter are applied as a reduction of the remaining principal balance so long as doubt exists as to the ultimate collection of the principal. Loans are removed from nonaccrual status when they become current as to both principal and interest and when the collection of principal or interest is no longer doubtful. A reconciliation of non-performing loans to impaired loans for the years ended December 31, 2015 and 2014 is as follows.

(in thousands)	2015	2014
Loans 90 days past due and still accruing interest	$—	$—
Nonaccrual loans	35,512	21,507

Total non-performing loans	35,512	21,507
TDRs on accrual	28,939	25,028
Impaired loans on accrual	1,423	2,324

Total impaired loans	$65,874	$48,859

        Nonaccrual loans were $35.5 million at December 31, 2015 compared to $21.5 million at December 31, 2014. If income on nonaccrual loans had been recorded under original terms, $1.2 million, $1.7 million, and $2.0 million of additional interest income would have been recorded in 2015, 2014, and 2013, respectively.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

        The following table provides a rollforward of nonaccrual loans for the years ended December 31, 2015 and 2014.

			Real Estate
(in thousands)	Commercial & Industrial	Construction	Commercial Mortgage	Residential Mortgage	Installment	Total
Balance at December 31, 2013	$2,794	$10,614	$12,633	$13,679	$134	$39,854
Transfers in	2,194	1,923	6,193	7,408	1,231	18,949
Transfers to OREO	—	(388)	(982)	(4,515)	—	(5,885)
Charge-offs	(1,713)	(7,270)	(4,038)	(4,000)	(724)	(17,745)
Payments	(771)	(756)	(4,631)	(3,296)	(630)	(10,084)
Return to accrual	(451)	(502)	(1,355)	(1,274)	—	(3,582)
Loan type reclassification	(559)	—	370	189	—	—

Balance at December 31, 2014	$1,494	$3,621	$8,190	$8,191	$11	$21,507
Transfers in	7,474	17,005	6,027	4,171	360	35,037
Transfers to OREO	—	(15)	(1,642)	(2,589)	—	(4,246)
Charge-offs	(4,121)	(2,046)	(557)	(924)	(271)	(7,919)
Payments	(746)	(2,360)	(2,021)	(2,125)	(2)	(7,254)
Return to accrual	—	(476)	(672)	(465)	—	(1,613)
Loan type reclassification	—	—	—	—	—	—

Balance at December 31, 2015	$4,101	$15,729	$9,325	$6,259	$98	$35,512

Age Analysis of Past Due Loans

        An age analysis of past due loans as of December 31, 2015 and 2014 is as follows.

	2015
(in thousands)	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Loans	90 Days or More Past Due and Accruing
Commercial & Industrial	$1,073	$85	$4,101	$5,259	$228,060	$233,319	$—
Construction
1 - 4 family residential construction	—	—	—	—	23,364	23,364	—
Commercial construction	208	—	15,729	15,937	101,907	117,844	—
Real estate
Commercial Mortgage
Owner occupied	1,489	—	6,255	7,744	232,043	239,787	—
Non-owner occupied	282	—	3,070	3,352	412,756	416,108	—
Residential Mortgage
Secured by 1 - 4 family
1st lien	1,455	175	4,704	6,334	217,689	224,023	—
Junior lien	74	240	1,555	1,869	123,866	125,735	—
Installment	6	—	98	104	161,814	161,918	—
Deferred loan fees and related costs	—	—	—	—	(596)	(596)	—

Total	$4,587	$500	$35,512	$40,599	$1,500,903	$1,541,502	$—

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

	2014
(in thousands)	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Loans	90 Days or More Past Due and Accruing
Commercial & Industrial	$648	$—	$1,494	$2,142	$216,887	$219,029	$—
Construction
1 - 4 family residential construction	—	—	—	—	17,989	17,989	—
Commercial construction	66	395	3,621	4,082	114,884	118,966	—
Real estate
Commercial Mortgage
Owner occupied	4,567	364	4,417	9,348	241,426	250,774	—
Non-owner occupied	504	63	3,773	4,340	384,049	388,389	—
Residential Mortgage
Secured by 1 - 4 family
1st lien	1,905	266	5,940	8,111	217,656	225,767	—
Junior lien	264	—	2,251	2,515	125,735	128,250	—
Installment	—	—	11	11	74,810	74,821	—
Deferred loan fees and related costs	—	—	—	—	(1,050)	(1,050)	—

Total	$7,954	$1,088	$21,507	$30,549	$1,392,386	$1,422,935	$—

Credit Quality

        As a result of the deteriorating economy during the "Great Recession," problem loans and non-performing loans rose and led to significant increases to the allowance for loan losses and related provision expense. During the past several years, the Company had a significant reduction in problem loans and as the credit quality of the loan portfolio has improved the provision for loan losses has decreased significantly.

        Management regularly reviews the loan portfolio to determine whether adjustments to the allowance are necessary. The review takes into consideration changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and review of current economic conditions that may affect the borrower's ability to repay. In addition to the review of credit quality through ongoing credit review processes, management performs a comprehensive allowance analysis at least quarterly. This analysis includes specific allowances for individual loans; general allowance for loan pools that factor in our historical loan loss experience, loan portfolio growth and trends, and economic conditions; and unallocated qualitative allowances predicated upon both internal and external factors.

        The internal rating system is a series of grades reflecting management's risk assessment, based on its analysis of the borrower's financial condition. The "pass" category consists of a range of loan grades that reflect increasing, though still acceptable, risk. Movement of risk through the various grade levels in the "pass" category is monitored for early identification of credit deterioration. The "special mention" rating is attached to loans where the borrower exhibits material negative financial trends due

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

to company specific or systematic conditions that, if left uncorrected, threaten its capacity to meet its debt obligations and the borrower is believed to have sufficient financial flexibility to react to and resolve its negative financial situation. It is a transitional grade that is closely monitored for improvement or deterioration. The "substandard" rating is applied to loans where the borrower exhibits well-defined weaknesses that jeopardize its continued performance and are of a severity that the distinct possibility of default exists. Loans are placed in "nonaccrual" status when management does not expect to collect payments consistent with acceptable and agreed upon terms of repayment. In the first quarter of 2014, the Company instituted a new "pass/watch" risk grade for loans that do not provide acceptable credit metrics based upon analysis of financial statements but for which there is a strong mitigating factor such as satisfactory payment history. The "pass/watch" grade is considered a pass grade category.

        The following tables provide information on December 31, 2015 and 2014 about the credit quality of the loan portfolio using the Company's internal rating system as an indicator.

	2015
(in thousands)	Pass	Special Mention	Substandard	Nonaccrual Loans	Total
Commercial & Industrial	$220,225	$7,407	$1,586	$4,101	$233,319
Construction
1 - 4 family residential construction	23,364	—	—	—	23,364
Commercial construction	94,855	7,260	—	15,729	117,844
Real estate
Commercial Mortgage
Owner occupied	228,273	3,792	1,467	6,255	239,787
Non-owner occupied	396,970	7,632	8,436	3,070	416,108
Residential Mortgage
Secured by 1 - 4 family
1st lien	200,992	12,576	5,751	4,704	224,023
Junior lien	116,630	5,762	1,788	1,555	125,735
Installment	160,708	1,055	57	98	161,918
Deferred loan fees and related costs	(596)	—	—	—	(596)

Total	$1,441,421	$45,484	$19,085	$35,512	$1,541,502

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

	2014
(in thousands)	Pass	Special Mention	Substandard	Nonaccrual Loans	Total
Commercial & Industrial	$195,564	$14,455	$7,516	$1,494	$219,029
Construction
1 - 4 family residential construction	17,623	366	—	—	17,989
Commercial construction	88,970	9,077	17,298	3,621	118,966
Real estate
Commercial Mortgage
Owner occupied	218,436	22,289	5,632	4,417	250,774
Non-owner occupied	369,745	9,778	5,093	3,773	388,389
Residential Mortgage
Secured by 1 - 4 family
1st lien	194,104	20,191	5,532	5,940	225,767
Junior lien	118,061	5,686	2,252	2,251	128,250
Installment	73,700	1,002	108	11	74,821
Deferred loan fees and related costs	(1,050)	—	—	—	(1,050)

Total	$1,275,153	$82,844	$43,431	$21,507	$1,422,935

Modifications

        All restructured loans are not necessarily considered TDRs. A restructured loan results in a TDR when two conditions are present 1) a borrower is experiencing financial difficulty and 2) a creditor grants a concession, such as offering an interest rate less than the current market interest rate for the remaining original life of the debt, extension of maturity date and/or dates at a stated interest rate lower than the current market rate for new debt with similar risk, reduction of face amount or maturity amount of the debt as stated in the instrument or other agreement, or reduction of accrued interest. A concession may also include a transfer from the debtor to the creditor of receivables from third parties, real estate, or other assets to satisfy fully or partially a debt or an issuance or other granting of an equity interest to the creditor by the debtor to satisfy fully or partially a debt unless the equity interest is granted pursuant to existing terms for converting the debt into an equity interest. Additionally, it is necessary for the Company to expect to collect all amounts due.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

        As of December 31, 2015 and 2014, loans classified as TDRs were $30.8 million and $28.4 million, respectively. All of these were included in the impaired loan disclosure. The following table shows the loans classified as TDRs by management at December 31, 2015 and 2014.

	December 31, 2015		December 31, 2014
(in thousands except number of contracts) Troubled Debt Restructurings	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Commercial & Industrial	2	$103	2	$153
Construction
1 - 4 family residential construction	—	—	—	—
Commercial construction	4	5,440	13	8,905
Real estate
Commercial Mortgage
Owner occupied	13	14,388	11	13,619
Non-owner occupied	6	5,339	1	264
Residential Mortgage
Secured by 1 - 4 family, 1st lien	10	4,396	10	4,156
Secured by 1 - 4 family, junior lien	5	1,087	7	1,292
Installment	—	—	1	4

Total	40	$30,753	45	$28,393

        Of total TDRs, $28.9 million was accruing and $1.8 million was nonaccruing at December 31, 2015 and $25.0 million was accruing and $3.4 million was nonaccruing at December 31, 2014. Loans that are on nonaccrual status at the time of the restructuring generally remain on nonaccrual status for approximately six months before management considers whether such loans may return to accrual status. TDRs in nonaccrual status are returned to accrual status after a period of performance under which the borrower demonstrates the ability and willingness to repay the loan in accordance with the modified terms. For the year ended December 31, 2015, $901 thousand of the accruing TDRs were transferred to nonaccrual status; $576 thousand of the nonaccrual TDRs were returned to accrual status during the year ended December 31, 2014.

        The following table shows a rollforward of accruing and nonaccruing TDRs for the year ended December 31, 2015.

(in thousands)	Accruing	Nonaccruing	Total
Balance at December 31, 2014	$25,028	$3,365	$28,393
Charge-offs	—	(158)	(158)
Payments	(2,345)	(2,524)	(4,869)
New TDR designation	7,034	353	7,387
Release TDR designation	—	—	—
Transfer	(778)	778	—

Balance at December 31, 2015	$28,939	$1,814	$30,753

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

        The allowance for loan losses allocated to TDRs was $1.6 million and $1.9 million at December 31, 2015 and 2014, respectively. The total of TDRs charged off and the allocated portion of allowance for loan losses associated with TDRs charged off were $158 thousand and $135 thousand, respectively, during the year ended December 31, 2015 and $3.2 million and $2.9 million, respectively, during the year ended December 31, 2014.

        At a minimum, TDRs are reported as such during the calendar year in which the restructuring or modification takes place. In subsequent years, troubled debt restructured loans may be removed from this disclosure classification if the loan did not involve a below market rate concession and the loan is not deemed to be impaired based on the terms specified in the restructuring agreement.

        The following table shows a summary of the primary reason and pre- and post-modification outstanding recorded investment for loan modifications that were classified as TDRs during the years ended December 31, 2015, 2014, and 2013. These tables include modifications made to existing TDRs as well as new modifications that are considered TDRs for the periods presented. TDRs made with a below market rate that also include a modification of loan structure are included under rate change.

	2015
	Rate			Structure
(in thousands except number of contracts)	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial & Industrial	—	$—	$—	—	$—	$—
Construction
1 - 4 family residential construction	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Real estate
Commercial Mortgage
Owner occupied	2	391	391	1	353	353
Non-owner occupied	—	—	—	5	5,719	5,144
Residential Mortgage
Secured by 1 - 4 family, 1st lien	—	—	—	2	1,499	1,499
Secured by 1 - 4 family, junior lien	—	—	—	—	—	—
Installment	—	—	—	—	—	—

Total	2	$391	$391	8	$7,571	$6,996

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

	2014
	Rate			Structure
(in thousands except number of contracts)	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial & Industrial	—	$—	$—	2	$165	$165
Construction
1 - 4 family residential construction	—	—	—	—	—	—
Commercial construction	—	—	—	1	5,185	5,185
Real estate
Commercial Mortgage
Owner occupied	1	451	451	1	241	241
Non-owner occupied	—	—	—	—	—	—
Residential Mortgage
Secured by 1 - 4 family, 1st lien	—	—	—	4	311	311
Secured by 1 - 4 family, junior lien	—	—	—	4	867	867
Installment	—	—	—	—	—	—

Total	1	$451	$451	12	$6,769	$6,769

	2013
	Rate			Structure
(in thousands except number of contracts)	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial & Industrial	2	$223	$180	—	$—	$—
Construction
1 - 4 family residential construction	—	—	—	—	—	—
Commercial construction	—	—	—	5	6,098	5,855
Real estate
Commercial Mortgage
Owner occupied	—	—	—	4	6,771	6,572
Non-owner occupied	1	2,010	1,992	—	—	—
Residential Mortgage
Secured by 1 - 4 family, 1st lien	—	—	—	4	2,130	1,813
Secured by 1 - 4 family, junior lien	—	—	—	5	369	360
Installment	—	—	—	1	4	4

Total	3	$2,233	$2,172	19	$15,372	$14,604

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

        For the years ended December 31, 2015, 2014, and 2013, the Company had no loans modified as TDRs within the previous year and for which there was a payment default during the period. The Company defines payment default as movement of the TDR to nonaccrual status.

        Loans that are considered TDRs are considered specifically impaired and the primary consideration for measurement of impairment is the present value of the expected cash flows. However, given the prevalence of real estate secured loans in the Company's portfolio of troubled assets, the majority of the Company's TDR loans are ultimately considered collateral-dependent. As a practical expedient, impairments are, therefore, calculated based upon the estimated fair value of the underlying collateral and observable market prices for the sale of the respective notes are not considered as a basis for impairment for any of the Company's loans.

        In determining the estimated fair value of collateral dependent impaired loans, the Company uses third party appraisals and, if necessary, utilizes a proprietary database of its own historical property appraisals in conjunction with external data and applies a relevant discount derived from analysis of appraisals of similar property type, vintage, and geographic location (for example, in situations where the most recent available appraisal is aged and an updated appraisal has not yet been received).

        The Company does not participate in any government or company sponsored TDR programs and holds no corresponding assets. Rather, loans are individually modified in situations where the Company believes it will minimize the probability of losses to the Company. Additionally, the Company had no commitments to lend additional funds to debtors owing receivables whose terms have been modified in TDRs at December 31, 2015, 2014, and 2013.

(7) Premises and Equipment and Lease Commitments

        Premises and equipment, net declined $11.3 million or 17.7% from December 31, 2014, as the Company identified underutilized assets, and transferred them to other real estate owned and repossessed assets, net of valuation allowance, incurring a $4.3 million impairment of premises and equipment charge included in noninterest expense.

        Premises and equipment at December 31, 2015 and 2014 are summarized as follows.***

(in thousands)	2015	2014
Land	$16,392	$21,992
Buildings and improvements	45,018	49,452
Leasehold improvements	1,379	1,361
Equipment, furniture, and fixtures	16,229	21,462
Construction in progress	18	219

	79,036	94,486
Less accumulated depreciation and amortization	(26,791)	(30,967)

Premises and equipment, net	$52,245	$63,519

        Depreciation and amortization of leasehold improvements expense for the years ended December 31, 2015, 2014, and 2013 was $3.2 million, $3.4 million, and $4.4 million, respectively.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(7) Premises and Equipment and Lease Commitments (Continued)

        The Company leases land and buildings upon which certain of its operating facilities and financial center facilities are located. These leases expire at various dates through August 31, 2049.

        Various facilities and equipment are leased under non-cancellable operating leases with initial remaining terms in excess of one year with options for renewal. In addition to minimum rents, certain leases have escalation clauses and include provisions for additional payments to cover taxes, insurance, and maintenance. The effects of the scheduled rent increases, which are included in the minimum lease payments, are recognized on a straight-line basis over the lease term. Rental expense was $2.8 million for 2015 compared to $2.1 million for 2014 and $3.4 million for 2013.

        Future minimum lease payments, by year and in the aggregate, under non-cancellable operating leases at December 31, 2015 were as follows.

(in thousands)	Amount
2016	$2,275
2017	2,242
2018	2,035
2019	1,956
2020	1,878
Thereafter	11,187

$21,573

        The Company has entered into contracts as lessor for excess office space. Future minimum lease payments receivable under non-cancellable leasing arrangements at December 31, 2015 were not material.

(8) Other Real Estate Owned and Repossessed Assets

        The following table shows a rollforward of other real estate owned and repossessed assets for the year ended December 31, 2015.

(in thousands)	Amount
Balance at December 31, 2014	$21,721
Transfers in (via foreclosure)	4,532
Transfer in from premises and equipment, net	4,407
Sales	(13,111)
Gain on sales	123
Impairments	(5,263)

Balance at December 31, 2015	$12,409

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(8) Other Real Estate Owned and Repossessed Assets (Continued)

        Other real estate owned and repossessed assets are presented net of an allowance for losses. An analysis of the allowance for losses on these assets as of and for the years ended December 31, 2015, 2014, and 2013 is as follows.

(in thousands)	2015	2014	2013
Balance at beginning of year	$7,553	$12,776	$19,100
Impairments	5,263	2,405	3,914
Charge-offs	(2,941)	(7,628)	(10,238)

Balance at end of year	$9,875	$7,553	$12,776

        Expenses applicable to other real estate owned and repossessed assets for the years ended December 31, 2015, 2014, and 2013 include the following.

(in thousands)	2015	2014	2013
(Gains) losses on sale of other real estate owned	$(123)	$360	$(356)
Impairments	5,263	2,405	3,914
Operating expenses	1,117	1,330	1,906

Total	$6,257	$4,095	$5,464

(9) Deposits

        Deposits are the primary source of funds for use in lending and general business purposes. Our balance sheet growth is largely determined by the availability of deposits in our markets and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. Total deposits at December 31, 2015 were $1.7 billion, an increase of $123.8 million or 7.8% from December 31, 2014.

        The scheduled maturities of time deposits at December 31, 2015 and 2014 were as follows.

	2015		2014
(in thousands)	Time Deposits Less than $100	Time Deposits $100 or More	Time Deposits Less than $100	Time Deposits $100 or More
Maturity of:
3 months or less	$47,188	$47,607	$45,072	$39,112
3 months - 6 months	80,000	57,418	55,263	42,553
6 months - 12 months	98,889	75,991	59,226	64,662
1 year - 2 years	63,783	56,582	120,247	86,229
2 years - 3 years	18,616	44,568	33,529	26,923
3 years - 4 years	27,196	21,903	12,471	22,199
4 years - 5 years	7,168	4,866	15,813	11,948
Over 5 years	191	392	1,173	720

	$343,031	$309,327	$342,794	$294,346

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(9) Deposits (Continued)

        The Company continues to focus on core deposit growth as its primary source of funding. Core deposits are non-brokered and consist of noninterest-bearing demand accounts, interest-bearing checking accounts, money market accounts, savings accounts, and time deposits of less than $100 thousand. Core deposits totaled $1.3 billion or 79.0% of total deposits at December 31, 2015, compared to 78.3% of total deposits at December 31, 2014.

        Total brokered deposits were $49.3 million and $49.9 million at December 31, 2015 and 2014, respectively. Of these brokered funds $6.8 million and $7.3 million were interest-bearing demand deposits and the remaining $42.5 million and $42.6 million were time deposits at December 31, 2015 and 2014, respectively.

(10) Borrowings

        As a member of the FHLB, the Company may borrow funds based on criteria established by the FHLB. The FHLB may call these borrowings prior to maturity if the collateral balance falls below the borrowing level. The borrowing arrangements with the FHLB could be either short- or long-term depending on our related costs and needs.

        We use short-term and long-term borrowings from various sources including the FRB discount window, FHLB, and trust preferred securities. We manage the level of our borrowings to ensure that we have adequate sources of liquidity. At December 31, 2015 and 2014, we had advances from the FHLB totaling $25.0 million and $165.8 million, respectively. Interest is payable on a monthly basis until maturity. All FHLB borrowings at December 31, 2015 are overnight borrowings. The FHLB borrowings were collateralized with residential real estate loans, commercial real estate loans, and investment securities.

        We also possess additional sources of liquidity through a variety of borrowing arrangements. The Bank also maintains federal funds lines with two regional banking institutions and through the FRB Discount Window. These available lines totaled approximately $87.8 million and $63.7 million at December 31, 2015 and 2014, respectively. These lines were not utilized for borrowing purposes at December 31, 2015 or 2014.

  Trust Preferred Securities

        The Company has four placements of trust preferred securities. The carrying and par amounts at December 31, 2015 are as follows:

(in thousands except for interest rates)	Carrying Amount	Par Amount	Interest Rate	Redeemable On or After	Mandatory Redemption
Gateway Capital Statutory Trust I	$5,292	$8,248	LIBOR + 3.10%	September 17, 2008	September 17, 2033
Gateway Capital Statutory Trust II	4,325	7,217	LIBOR + 2.65%	July 17, 2009	June 17, 2034
Gateway Capital Statutory Trust III	7,551	15,464	LIBOR + 1.50%	May 30, 2011	May 30, 2036
Gateway Capital Statutory Trust IV	12,521	25,774	LIBOR + 1.55%	July 30, 2012	July 30, 2037

        LIBOR in the table above refers to three-month LIBOR. In all four trusts, the trust issuer has invested the total proceeds from the sale of the trust preferred securities in junior subordinated deferrable interest debentures issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(10) Borrowings (Continued)

        The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company's obligation under the guarantee is unsecured and subordinate to our senior and subordinated indebtedness. The trust preferred securities are redeemable only at the Company's discretion, subject to regulatory approval. The aggregate carrying value of these debentures as of December 31, 2015 was $29.7 million. The difference between the par amounts and the carrying amounts of the debentures is amortized using the interest method as an adjustment to interest expense each period. Effective interest rates used by the Company as of December 31, 2015 were between 5.45% and 6.60%.

(11) The Amended TARP Warrant

        On December 31, 2008, as part of the Treasury's Troubled Asset Relief Program Capital Purchase Program ("TARP CPP"), the Company entered into a Letter Agreement and Securities Purchase Agreement with the Treasury, pursuant to which the Company sold 80,347 shares of our Fixed-Rate Cumulative Perpetual Preferred Stock, Series C, no par value per share, having a liquidation preference of $1,000 per share (the "Series C Preferred") and a warrant (the "Warrant") to purchase 53,035 shares of our Common Stock at an initial exercise price of $227.25 per share, subject to certain anti-dilution and other adjustments, for an aggregate purchase price of $80.3 million in cash.

        On August 12, 2010, the Company and Treasury executed the Exchange Agreement, which provided for (i) the exchange of 80,347 shares of Series C Preferred for 80,347 shares of a newly-created Series C-1 preferred stock ("Series C-1 Preferred"), (ii) the conversion of the Series C-1 Preferred at a discounted conversion value of $6,500 per share into 2,089,022 shares of Common Stock at a conversion price of $10.00 per share, and (iii) the amendment of the terms of the Warrant to provide for the purchase of up to 53,035 shares of Common Stock at an exercise price of $10.00 per share for a ten-year term following the issuance of the amended warrant to the Treasury (the "Amended TARP Warrant"). The transactions were consummated on September 30, 2010.

        As a result of the Capital Raise, which closed on September 27, 2012, and the Amended TARP Warrant's anti-dilution provisions, the number of shares underlying the Amended TARP Warrant was adjusted to 757,633 shares of our Common Stock and the exercise price to purchase such shares was adjusted to $0.70 per share.

        The Amended TARP Warrant may be exercised at any time on or before September 30, 2020 by surrender of the Amended TARP Warrant and a completed notice of exercise attached as an annex to the Amended TARP Warrant and the payment of the exercise price for the shares of Common Stock for which the Amended TARP Warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of Common Stock issuable upon exercise of the Amended TARP Warrant equal to the value of the aggregate exercise price of the Amended TARP Warrant determined by reference to the market price of our Common Stock on the trading day on which the Amended TARP Warrant is exercised or, if agreed to by us and the Amended TARP Warrant holder, by the payment of cash equal to the aggregate exercise price. The Amended TARP Warrant and all rights under the Amended TARP Warrant are transferable and assignable.

(12) Financial Instruments with Off-Balance Sheet Risk

        In the normal course of business to meet the financing needs of its customers, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(12) Financial Instruments with Off-Balance Sheet Risk (Continued)

commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, and real estate. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of the contractual obligation by a customer to a third party. The majority of these guarantees extend until satisfactory completion of the customer's contractual obligation. Management does not anticipate any material losses will arise from additional funding of the aforementioned commitments or letters of credit.

        These instruments involve, to varying degrees, elements of credit risk which have not been recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of the Company's involvement or credit risk. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Contractual amounts at December 31, 2015 and 2014 were as follows.

(in thousands)	2015	2014
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$305,505	$239,346
Standby letters of credit	15,555	15,760

	$321,060	$255,106

(13) Retirement Plans

  Defined Contribution Plan

        Any employee of the Company or BOHR, who is at least 21 years of age, and has at least three months of service, is eligible to participate in the VBA Defined Contribution Plan for Hampton Roads Bankshares, Inc. (the "Plan"). Participants may contribute up to 96% of their covered compensation, subject to statutory limitations, and the Company will make matching contributions of 100% of the first 3% of pay and 50% for the next 2% of pay that a participant contributes to the Plan. The Company may also make additional discretionary contributions to the Plan. Participants are fully vested in their contributions and the Company's match immediately and become fully vested in the Company's discretionary contributions after three years of service. The Company offers its stock as an investment option under the Plan.

        The Company made matching contributions of $838 thousand, $733 thousand, and $790 thousand for the years ended December 31, 2015, 2014, and 2013, respectively. The Company made no discretionary contributions in 2015, 2014, or 2013.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(13) Retirement Plans (Continued)

  Supplemental Executive Retirement Plans ("SERP")

        The Company has entered into SERPs with several key employees. Under these agreements, two employees are eligible to receive an annual benefit payable in fifteen installments each equal to $50 thousand following the attainment of their plan retirement date. A former employee is eligible to receive a one-time lump sum payment of $600 thousand. The amount of the funded status is the accrued benefit cost included in other liabilities on the balance sheet which was $849 thousand and $796 thousand as of December 31, 2015, and 2014, respectively.

        The Company recognizes expense each year related to the SERPs based on the present value of the benefits expected to be provided to the employees and any beneficiaries. The Company did not make contributions to fund the supplemental retirement agreements in 2015, 2014, or 2013. The plans are unfunded and there are no plan assets. As of December 31, 2015, other than a lump sum payout of approximately $600,000 to a former employee expected to be paid out in 2016, there are no benefit payments expected to be paid over the next ten years.

  Board of Directors Retirement Agreement

        The Company has entered into retirement agreements with certain members of the Board of Directors. Participants are eligible for compensation under the plan upon the sixth anniversary of the participant's first board meeting. Benefits are to be paid in monthly installments commencing at retirement and ending upon the death, disability, or mutual consent of both parties to the agreement. Under the plan, the participants continue to serve the Company after retirement by performing certain duties as outlined in the plan document. During 2015, 2014, and 2013, the Company expensed $39 thousand, $118 thousand, and $21 thousand, respectively, related to this plan.

(14) Share-Based Compensation Plans

        On October 4, 2011, the Company's shareholders approved the 2011 Omnibus Incentive Plan (the "Plan"), which succeeds the Company's 2006 Stock Incentive Plan and provided for the grant of up to 2,750,000 shares of our Common Stock as awards to employees of the Company and its related entities, members of the Board of Directors of the Company, and members of the board of directors of any of the Company's related entities. On June 25, 2012, the Company's shareholders approved an amendment to the Plan that increased the number of shares reserved for issuance under the Plan to 13,675,000 of which 3,783,797 remain to be granted as of December 31, 2015.

  Stock Options

        Outstanding stock options consist of grants made to the Company's directors and employees under share-based compensation plans that have been approved by the Company's shareholders. All outstanding options issued prior to 2014 have original terms that range from five to ten years and are either, a) fully vested and exercisable at the date of grant or b) vest ratably over three to ten years. During 2014, there were 5,510,035 stock options granted to certain Company executive managers. The options granted during 2014 ratably vest over a four year period between 2015 and 2018, and expire in

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(14) Share-Based Compensation Plans (Continued)

August 2021. A summary of the Company's stock option activity and related information for the years ended December 31, 2015, 2014, and 2013 is as follows.

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted-Average Contractual Term in Years
Balance at December 31, 2013	24,183	392.44	—	0.00
Granted	5,510,035	1.62
Expired	(12,677)	436.48	—	—

Balance at December 31, 2014	5,521,541	2.33	344	6.67
Granted	—	—	—	—
Forfeited and canceled	(1,950,411)	1.61
Expired	(4,236)	357.23	—	—

Balance at December 31, 2015	3,566,894	$2.31	$760	5.68

Options exercisable at December 31, 2015	1,384,633	$3.35	$302	5.67

        The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. The weighted average assumptions for the 2014 grants are provided in the following table. There were no options granted in 2015. The expected dividend yield is zero based on the fact that we suspended dividend distributions in the third quarter of 2009. The expected volatility for options granted in 2014 was based on HMPR's historical stock price volatility. The expected life of the options granted in 2014 was calculated using the "simplified" method as prescribed by SAB 110. The risk-free rate for the expected term of the option awards is based on the U.S. Treasury yield curve at the date of grant.

2014
Weighted-average valuation assumptions:
Expected dividend yield	—%
Expected volatility	73.77%
Expected term (years)	4.75
Risk-free interest rate	1.56%
Grant-date fair value	$1.62

        As of December 31, 2015, there was $1.9 million of total unrecognized compensation cost related to stock options. That cost is expected to be recognized over a weighted-average period of 1.83 years.

  Restricted Stock Units

        The Company granted restricted stock units to non-employee directors and certain employees as part of incentive programs. The restricted stock units are settled in Common Stock of the Company and will generally vest over a range of one to four years. Grants of these awards were valued based on the closing price on the day of grant. Compensation expense for outstanding restricted stock units is recognized ratably over the vesting periods of the awards. The restricted stock units are not eligible to receive dividends or dividend equivalence until the RSUs are settled in Common Stock of the Company. At that time, the participant will be entitled to all the same rights as a shareholder of the Company.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(14) Share-Based Compensation Plans (Continued)

        A summary of the Company's unvested restricted stock unit activity and related information for the years ended December 31, 2015, 2014, and 2013 is as follows.

	Number of Unvested Awards	Weighted-Average Grant Date Fair Value
Balance at December 31, 2013	1,860,930	1.32
Granted	1,721,612	1.64
Vested	(672,782)	1.37
Forfeited and canceled	(787,199)	1.27

Balance at December 31, 2014	2,122,561	1.57
Granted	326,429	1.97
Vested	(1,007,354)	1.59
Forfeited and canceled	(487,602)	1.61

Balance at December 31, 2015	954,034	$1.66

        At December 31, 2015, there were 1,962,601 of restricted stock units that were fully vested, of which 774,907 and 462,313 were settled in Common Stock of the Company during 2015 and 2014, respectively.

        As of December 31, 2015, there was $1.2 million of total unrecognized compensation cost related to restricted stock units. That cost is expected to be recognized over a weighted-average period of 1.43 years. During the twelve months ended December 31, 2015, the Company had 1,007,354 restricted stock units vest at a weighted average price of $1.59 per share.

        Compensation cost relating to share-based awards is accounted for in the consolidated financial statements based on the fair value of the share-based award. Share-based compensation expense recognized in the consolidated statements of operations for the years ended December 31, 2015, 2014, and 2013 was as follows.

(in thousands)	2015	2014	2013
Expense recognized:
Related to stock options	$1,067	$515	$24
Related to restricted stock units	1,071	1,015	1,056
Related tax benefit	(87)	—	—

(15) Business Segment Reporting

        The Company has identified its operating segments by product and subsidiary bank. The Company's community bank subsidiary, BOHR, provides loan and deposit services through full-service branches and loan production offices located in Virginia, North Carolina, Delaware, and Maryland. In addition to its banking operations, the Company has two additional reportable segments: Mortgage and Corporate. GBMI comprises our Mortgage segment and provides mortgage banking services such as originating and processing mortgage loans for sale to the secondary market. Our Corporate segment includes the holding company, and immaterial passive operating results from inactive subsidiary units. The accounting policies of the reportable segments are the same as those described in the summary of

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(15) Business Segment Reporting (Continued)

significant accounting policies. Segment profit and loss is measured by net income prior to corporate overhead allocation. Intersegment transactions are recorded at cost and eliminated as part of the consolidation process. Because of the interrelationships between the segments, the information is not indicative of how the segments would perform if they operated as independent entities.

        The following tables show certain financial information as of and for the years ended December 31, 2015, 2014, and 2013 for each segment and in total.

(in thousands)	Total	Elimination	BOHR	Mortgage	Corporate
Year Ended December 31, 2015
Net interest income (loss)	$61,615	$—	$62,495	$704	$(1,584)
Provision for loan losses	(600)	—	(626)	26	—

Net interest income (loss) after provision for loan losses	61,015	—	61,869	730	(1,584)
Noninterest income	31,636	(335)	14,222	20,014	(2,265)
Noninterest expense	90,267	(335)	72,232	16,638	1,732

Income (loss) before provision for income taxes (benefit)	2,384	—	3,859	4,106	(5,581)
Provision for income taxes (benefit)	(92,312)	—	(92,417)	103	2

Net income (loss)	94,696	—	96,276	4,003	(5,583)
Net income attributable to non-controlling interest	1,741	—	—	1,741	—

Net income (loss) attributable to Hampton Roads Bankshares, Inc.	$92,955	$—	$96,276	$2,262	$(5,583)

Total assets at December 31, 2015	$2,065,940	$(103,437)	$2,086,367	$73,901	$9,109

(in thousands)	Total	Elimination	BOHR	Mortgage	Corporate
Year Ended December 31, 2014
Net interest income (loss)	$60,045	$—	$61,015	$517	$(1,487)
Provision for loan losses	(218)	—	(140)	(78)	—

Net interest income (loss) after provision for loan losses	59,827	—	60,875	439	(1,487)
Noninterest income	26,793	(285)	15,958	11,542	(422)
Noninterest expense	76,814	(285)	61,812	11,020	4,267

Income (loss) before provision for income taxes (benefit)	9,806	—	15,021	961	(6,176)
Provision for income taxes (benefit)	6	—	(8)	31	(17)

Net income (loss)	9,800	—	15,029	930	(6,159)
Net income attributable to non-controlling interest	471	—	—	471	—

Net income (loss) attributable to Hampton Roads Bankshares, Inc.	$9,329	$—	$15,029	$459	$(6,159)

Total assets at December 31, 2014	$1,988,606	$(65,634)	$2,009,567	$34,644	$10,029

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(15) Business Segment Reporting (Continued)

(in thousands)	Total	Elimination	BOHR	Mortgage	Corporate
Year Ended December 31, 2013
Net interest income (loss)	$63,501	$—	$64,637	$720	$(1,856)
Provision for loan losses	(1,000)	—	(1,000)	—	—

Net interest income (loss) after provision for loan losses	62,501	—	63,637	720	(1,856)
Noninterest income	31,315	(229)	16,677	15,832	(965)
Noninterest expense	88,151	(229)	72,021	13,144	3,215

Income (loss) before provision for income taxes (benefit)	5,665	—	8,293	3,408	(6,036)
Provision for income taxes (benefit)	(90)	—	(438)	344	4

Net income (loss)	5,755	—	8,731	3,064	(6,040)
Net income attributable to non-controlling interest	1,679	—	—	1,679	—

Net income (loss) attributable to Hampton Roads Bankshares, Inc.	$4,076	$—	$8,731	$1,385	$(6,040)

Total assets at December 31, 2013	$1,950,272	$(71,828)	$1,966,875	$37,003	$18,222

(16) Derivative Instruments

        Derivatives are a financial instrument whose value is based on one or more underlying assets. The Company originated residential mortgage loans for sale into the secondary market on the best efforts basis. In connection with the underwriting process, the Company enters into commitments to lock-in the interest rate of the loan with the borrower prior to funding ("interest rate lock commitments"). Generally, such interest rate lock commitments are for periods less than 60 days. These interest rate lock commitments are considered derivatives. The Company manages its exposure to changes in fair value associated with these interest rate lock commitments by entering into simultaneous agreements to sell the residential loans to third party investors shortly after their origination and funding. At December 31, 2015 and 2014, the Company had loans held for sale of $56.5 million and $22.1 million, respectively.

        Under the contractual relationship in the best efforts method, the Company is obligated to sell the loans only if the loans close. As a result of the terms of these contractual relationships, the Company is not exposed to changes in fair value nor will it realize gains related to its rate-lock commitments due to subsequent changes in interest rates. At December 31, 2015 and 2014, the Company had rate-lock commitments to originate residential mortgage loans (unfunded par amount of loans) on a best efforts basis in the amounts of $50.6 million and $35.6 million, respectively. Additionally, to meet the needs of its commercial customers, the Company uses interest rate swaps to manage its interest rate risk. Derivative contracts are executed between the Company and certain commercial loan customers with offsetting positions to dealers under a back-to-back swap program enabling the commercial loan customers to effectively exchange variable-rate interest payments under their existing obligations for fixed-rate interest payments. For the period ended December 31, 2015 and 2014, the Company recorded gains totaling $204 thousand and $227 thousand, respectively, related to trading income on

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(16) Derivative Instruments (Continued)

the interest rate swaps included in the back-to-back swap program that was included within other noninterest income on the Consolidated Statement of Operations.

        Certain financial instruments, including derivatives, may be eligible for offset in the consolidated balance sheet and/or subject to master netting arrangements. The Company's derivative transactions with financial institution counterparties are generally executed under International Swaps and Derivative Association (ISDA) master agreements which include right of setoff provisions. In such cases there is generally a legally enforceable right to offset recognized amounts and there may be an intention to settle such amounts on a net basis. Nonetheless, the Company does not generally offset financial instruments for financial reporting purposes. Information about financial instruments that are eligible for offset in the consolidated balance sheet as of December 31, 2015 and December 31, 2014 is presented in the following tables:

				Gross Amounts Not Offset in the Consolidated Balance Sheets
		Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Assets Presented in the Consolidated Balance Sheets
	Gross Amounts of Recognized Assets
(in thousands)				Financial Instruments	Cash Collateral Received	Net Amount
Derivative assets:
December 31, 2015	$1,219	$—	$1,219	$—	$—	$1,219
Interest rate swap agreements
December 31, 2014
Interest rate swap agreements	913	—	913	197	—	716

				Gross Amounts Not Offset in the Consolidated Balance Sheets
		Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Liabilities Presented in the Consolidated Balance Sheets
	Gross Amounts of Recognized Liabilities
(in thousands)				Financial Instruments	Cash Collateral Pledged	Net Amount
Derivative liabilities:
December 31, 2015	$1,219	$—	$1,219	$—	$1,219	$—
Interest rate swap agreements
December 31, 2014
Interest rate swap agreements	913	—	913	197	566	150

(17) Restrictions on Loans and Dividends from Subsidiaries

        Regulatory agencies place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The amount of dividends the Bank may pay to the Company, without prior approval, is limited to current year earnings plus retained net profits for the two preceding years. Under these restrictions, at December 31, 2015, the Bank had no ability to pay dividends without prior approval. Loans and advances from the Bank to the Company are limited based on regulatory capital. As of December 31, 2015, there were no loans from the Bank to the Company.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(18) Regulatory Capital Requirements

        The Company and the Bank are subject to regulatory capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet financial instruments. Failure to meet minimum capital requirements can cause certain mandatory and discretionary actions by regulators that, if undertaken, could have a material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt correction action, the Bank must meet specific capital guidelines that involve quantitative and qualitative measures to ensure capital adequacy. Common Equity Tier 1 capital and Tier 1 capital is comprised of shareholders' equity, net of unrealized gains or losses on available for sale securities, less intangible assets, less deferred tax assets net of valuation allowance subject to certain limits, other adjustments, plus certain debt instruments. Total risk-based capital adds qualifying allowances for loan losses. As of December 31, 2015, the Company exceeded the regulatory capital minimums, and BOHR is considered "well capitalized" under the risk-based capital standards.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(18) Regulatory Capital Requirements (Continued)

        A summary of the Company's and the Bank's required and actual capital components as of December 31, 2015 and 2014 is as follows.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Action Provisions
(in thousands except for ratios)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015
Common Equity Tier 1 Capital:
Consolidated Company	$262,370	14.73%	$80,131	4.50%	N/A	N/A
Bank of Hampton Roads	254,169	14.47%	79,021	4.50%	114,142	6.50%
Tier 1 Capital:
Consolidated Company	$262,370	14.73%	$106,841	6.00%	N/A	N/A
Bank of Hampton Roads	254,169	14.47%	105,362	6.00%	140,482	8.00%
Total Risk-Based Capital:
Consolidated Company	$285,079	16.01%	$142,455	8.00%	N/A	N/A
Bank of Hampton Roads	276,612	15.75%	140,482	8.00%	175,603	10.00%
Leverage Ratio:
Consolidated Company	$262,370	13.46%	$77,961	4.00%	N/A	N/A
Bank of Hampton Roads	254,169	13.20%	76,992	4.00%	96,241	5.00%

As of December 31, 2014
Common Equity Tier 1 Capital:	N/A	N/A	N/A	N/A	N/A	N/A
Consolidated Company	N/A	N/A	N/A	N/A	N/A	N/A
Bank of Hampton Roads	N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 Capital:
Consolidated Company	$221,533	13.90%	$63,759	4.00%	N/A	N/A
Bank of Hampton Roads	205,122	12.89%	63,669	4.00%	95,503	6.00%
Total Risk-Based Capital:
Consolidated Company	$241,546	15.15%	$127,518	8.00%	N/A	N/A
Bank of Hampton Roads	224,761	14.12%	127,339	8.00%	159,173	10.00%
Leverage Ratio:
Consolidated Company	$221,533	11.08%	$79,991	4.00%	N/A	N/A
Bank of Hampton Roads	205,122	10.25%	80,022	4.00%	100,028	5.00%

During 2015, the Company's bank subsidiaries, Bank of Hampton Roads and Shore Bank, were merged. For comparability, the 2014 capital data for the two separate banks was combined and shown as Bank of Hampton Roads.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(19) Fair Value Measurements

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company classifies financial assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Valuation methodologies for the fair value hierarchy are as follows.

        Level 1—Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain Treasury securities that are highly liquid and are actively traded in over-the-counter markets.

        Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

        Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include values that are determined using pricing models, discounted cash flow methodologies, or similar techniques as well as assets and liabilities for which the determination of fair value requires significant management judgment or estimation.

        The categorization of an asset or liability within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Recurring Basis

        The Company measures or monitors certain of its assets on a fair value basis. Fair value is used on a recurring basis for those assets and liabilities for which an election was made as well as for certain assets and liabilities in which fair value is the primary basis of accounting. The following tables reflect

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(19) Fair Value Measurements (Continued)

the fair value of assets measured and recognized at fair value on a recurring basis in the consolidated balance sheets at December 31, 2015 and 2014.

		Fair Value Measurements at Reporting Date Using
	December 31, 2015
(in thousands)		Level 1	Level 2	Level 3
Assets
Investment securities available for sale
U.S. agency securities	$13,072	$—	$13,072	$—
Corporate bonds	11,190	—	11,190	—
Mortgage-backed securities—Agency	149,199	—	149,199	—
Asset-backed securities	23,292	—	23,292	—
Equity securities	1,421	1,322	—	99

Total investment securities available for sale	198,174	1,322	196,753	99
Derivative loan commitments
Interest rate lock commitments	1,020	—	—	1,020
Total derivative loan commitments	1,020	—	—	1,020

Interest rate swaps	1,219	—	1,219	—

Total assets	$200,413	$1,322	$197,972	$1,119

Liabilities
Interest rate swaps	$1,219	$—	$1,219	$—

Total liabilities	$1,219	$—	$1,219	$—

		Fair Value Measurements at Reporting Date Using
	December 31, 2014
(in thousands)		Level 1	Level 2	Level 3
Assets
Investment securities available for sale
U.S. agency securities	$17,653	$—	$17,653	$—
Corporate bonds	14,560	—	14,560	—
Mortgage-backed securities—Agency	215,428	—	215,428	—
Asset-backed securities	53,197	—	53,197	—
Equity securities	1,383	1,103	—	280

Total investment securities available for sale	302,221	1,103	300,838	280
Derivative loan commitments
Interest rate lock commitments	472	—	—	472

Total derivative loan commitments	472	—	—	472
Interest rate swaps	913	—	913	—

Total assets	$303,606	$1,103	$301,751	$752

Liabilities
Interest rate swaps	$913	$—	$913	$—

Total liabilities	$913	$—	$913	$—

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(19) Fair Value Measurements (Continued)

        The following table shows a rollforward of recurring fair value measurements categorized with Level 3 of the fair value hierarchy for the years ended December 31, 2015 and 2014.

	Activity in Level 3 Fair Value Measurements Year Ended December 31, 2015		Activity in Level 3 Fair Value Measurements Year Ended December 31, 2014
(in thousands)	Investment Securities Available for Sale	Derivative Loan Commitments	Investment Securities Available for Sale	Derivative Loan Commitments
Description
Beginning of period balance	$280	$472	$289	$844
Unrealized gains included in:
Earnings	—	—	—	—
Other comprehensive income	—	—	(9)	—
Purchases	—	—	—	—
Sales	—	—	—	—
Reclassification from level 3 to level 1	(181)	—	—	—
Issuances	—	799	—	—
Settlements	—	(251)	—	(372)

End of period balance	$99	$1,020	$280	$472

        The Company's policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer.

        The following describes the valuation techniques used to estimate fair value for our assets and liabilities that are measured on a recurring basis.

        Investment Securities Available for Sale.    Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products, and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities would include U.S. agency securities, mortgage-backed securities, obligations of states and political subdivisions, and certain corporate, asset-backed, and other securities valued using third party quoted prices in markets that are not active. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.

        Derivative Loan Commitments.    The Company originates mortgage loans for sale into the secondary market on the best efforts basis. Under the best efforts basis, the Company enters into commitments to originate mortgage loans whereby the interest rate is fixed prior to funding. These commitments, in which the Company intends to sell in the secondary market, are considered freestanding derivatives. The fair values of interest rate lock commitments, which are related to mortgage loan commitments and are categorized as Level 3, are based on quoted prices adjusted for commitments that the Company does not expect to fund.

        Interest Rate Swaps.    The Company uses observable inputs to determine fair value of its interest rate swaps. The valuation of these instruments is determined using widely accepted valuation

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(19) Fair Value Measurements (Continued)

techniques that are based on discounted cash flow analysis using the expected cash flows of each derivative over the contractual terms of the derivatives, including the period to maturity and market-based interest rate curves. As of and for the year ended December 31, 2015, the fair values of the interest rate swaps were determined using a market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments. The variable cash payments were based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. Accordingly, the Company categorizes these financial instruments within Level 2 of the fair value hierarchy.

Nonrecurring Basis

        Certain assets, specifically collateral dependent impaired loans and other real estate owned and repossessed assets, are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment and an allowance is established to adjust the asset to its estimated fair value). The adjustments are based on appraisals of underlying collateral or other observable market prices when current appraisals or observable market prices are available. Where we do not have an appraisal that is less than 12 months old, an existing appraisal or other valuation would be utilized after discounting it to reflect current market conditions, and, as such, may include significant management assumptions and input with respect to the determination of fair value.

        To assist in the discounting process, a valuation matrix was developed to provide valuation guidance for collateral dependent loans and other real estate owned where it was deemed that an existing appraisal was outdated as to current market conditions. The matrix applies discounts to external appraisals depending on the type of real estate and age of the appraisal. The discounts are generally specific point estimates; however in some cases, the matrix allows for a small range of values. The discounts were based in part upon externally derived statistical data. The discounts were also based upon management's knowledge of market conditions and prices of sales of other real estate owned. In addition, matrix value adjustments may be made by our independent appraisal group to reflect property value trends within specific markets as well as actual sales data from market transactions and/or foreclosed real estate sales. It is the Company's policy to classify these as Level 3 assets within the fair value hierarchy. Management periodically reviews the discounts in the matrix as compared to valuations from updated appraisals and modifies the discounts accordingly should updated appraisals reflect valuations significantly different than those derived utilizing the matrix. To date, management believes the appraisal discount matrix has resulted in appropriate adjustments to existing appraisals thereby providing management with reasonable valuations for the collateral underlying the loan portfolio; however, while appraisals are indicators of fair value, the amount realized upon sale of these assets could be significantly different.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(19) Fair Value Measurements (Continued)

        The following tables reflect the fair value of assets measured and recognized at fair value on a nonrecurring basis in the consolidated balance sheets at December 31, 2015 and 2014.

		Fair Value Measurements at December 31, 2015 Using
	Assets Measured at Fair Value
(in thousands)		Level 1	Level 2	Level 3
Impaired loans	$55,279	$—	$—	$55,279
Other real estate owned and repossessed assets	12,409	—	—	12,409

		Fair Value Measurements at December 31, 2014 Using
	Assets Measured at Fair Value
(in thousands)		Level 1	Level 2	Level 3
Impaired loans	$40,107	$—	$—	$40,107
Other real estate owned and repossessed assets	21,721	—	—	21,721

        The following describes the valuation techniques used to estimate fair value for our assets that are required to be measured on a nonrecurring basis.

        Impaired Loans.    The majority of the Company's impaired loans are considered collateral dependent. For collateral dependent impaired loans, impairment is measured based upon the estimated fair value of the underlying collateral.

        Other Real Estate Owned and Repossessed Assets.    The adjustments to other real estate owned and repossessed assets are based primarily on appraisals of the real estate or other observable market prices. Our policy is that fair values for these assets are based on current appraisals. In most cases, we maintain current appraisals for these items. Where we do not have a current appraisal, an existing appraisal would be utilized after discounting it to reflect changes in market conditions from the date of the existing appraisal, and, as such, may include significant management assumptions and input with respect to the determination of fair value.

        Underutilized Assets.    During 2015, the Company identified a number of underutilized assets that were transferred to other real estate owned and repossessed assets. The related carrying amounts of these underutilized assets were reduced to their fair value and the Company recorded an impairment totaling $4.3 million during the quarter ended December 31, 2015. Management estimated the fair value of the assets by utilizing various market-based valuation techniques, including estimates from unrelated brokers, existing purchase offers from unrelated parties, and appraisals available as of the measurement date. Approximately $4.4 million of assets were transferred into other real estate owned in accordance with relevant accounting guidance and are measured at fair value on a nonrecurring basis.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(19) Fair Value Measurements (Continued)

Significant Unobservable Inputs

        The following table presents the significant unobservable inputs used to value the Company's material Level 3 assets; these factors represent the significant unobservable inputs that were used in measurement of fair value.

(in thousands except for percentages) Type	Fair Value at December 31, 2015	Significant Unobservable Inputs by Valuation technique	Significant Unobservable Inputs as of December 31, 2015
Derivative loan commitments	$1,020	Pull through rate Percentage of loans that will ultimately close	85%
Impaired loans	55,279	Appraised value Average discounts to reflect current market conditions, ultimate collectability, and estimated costs to sell	11%
Other real estate owned	12,409	Appraised value Weighted average discounts to reflect current market conditions, abbreviated holding period, and estimated costs to sell	10%

Other Fair Value Measurements

        Additionally, accounting standards require the disclosure of the estimated fair value of financial instruments that are not recorded at fair value. For the financial instruments that the Company does not record at fair value, estimates of fair value are made at a point in time based on relevant market data and information about the financial instrument. No readily available market exists for a significant portion of the Company's financial instruments. Fair value estimates for these instruments are based on current economic conditions, interest rate risk characteristics, and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the calculated fair value estimates in many instances cannot be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. In addition, changes in assumptions could significantly affect these fair value estimates. The following methods and assumptions were used by the Company in estimating fair value of these financial instruments.

  (a)    Cash and Cash Equivalents

        Cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, and overnight funds sold and due from FRB. The carrying amount approximates fair value.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(19) Fair Value Measurements (Continued)

  (b)    Investment Securities Available for Sale

        Fair values are based on published market prices where available. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Investment securities available for sale are carried at their aggregate fair value.

  (c)    Restricted Equity Securities

        These investments are carried at cost. The carrying amount approximates fair value.

  (d)    Loans Held For Sale

        The carrying value of loans held for sale is a reasonable estimate of fair value since loans held for sale are expected to be sold within a short period.

  (e)    Loans

        To determine the fair values of loans other than those listed as nonaccrual, we use discounted cash flow analyses. In these analyses, we use discount rates that are similar to the interest rates and terms currently being offered to borrowers of similar terms and credit quality. For nonaccrual loans, we use a variety of techniques to measure fair value, such as using the current appraised value of the collateral, discounting the contractual cash flows, and analyzing market data that we may adjust due to the specific characteristics of the loan or collateral.

  (f)    Interest Receivable and Interest Payable

        The carrying amount approximates fair value.

  (g)    Bank-Owned Life Insurance

        The carrying amount approximates fair value.

  (h)    Deposits

        The fair values disclosed for transaction deposits such as demand and savings accounts are equal to the amount payable on demand at the reporting date (this is, their carrying values). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

  (i)    Borrowings

        The fair value of borrowings is estimated using discounted cash flow analyses based on the rates currently offered for borrowings of similar remaining maturities and collateral requirements. These include FHLB borrowings and other borrowings.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(19) Fair Value Measurements (Continued)

  (j)    Commitments to Extend Credit and Standby Letters of Credit

        The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2015 and 2014, and as such, the related fair values have not been estimated.

        The following table presents the carrying amounts and fair values of those financial instruments that are not recorded at fair value, or have carrying amounts that approximate fair value, at December 31, 2015 and 2014.

	2015
			Fair Value Measurements at Reporting Date Using
	Carrying Amount
(in thousands)		Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Loans, net(1)	$1,518,318	$1,525,606	$—	$—	$1,525,606
Financial Liabilities:
Deposits	1,705,145	1,678,886	—	1,678,886	—
FHLB borrowings	25,000	25,000	—	25,000	—
Other borrowings	29,689	56,703	—	56,703	—

	2014
			Fair Value Measurements at Reporting Date Using
	Carrying Amount
(in thousands)		Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Loans, net(1)	$1,395,885	$1,406,608	$—	$—	$1,406,608
Financial Liabilities:
Deposits	1,581,348	1,565,278	—	1,565,278	—
FHLB borrowings	165,847	165,963	—	165,963	—
Other borrowings	29,224	56,703	—	56,703	—

(1)
Carrying amount and fair value includes impaired loans. Carrying amount is net of the allowance for loan losses.

(20) Income Taxes

  Open Tax Years

        The Company files federal income tax returns in the United States and in the states of Virginia, Delaware, Maryland, North Carolina, Louisiana, and Florida. The Company is no longer subject to United States federal and state income tax examinations by tax authorities for years prior to 2010, except for the 2009 North Carolina state income tax return which included NOLs that are yet to be utilized. Additionally, NOLs that were generated in 2010 and later years have not been utilized and cause those to be considered open years from a tax examination perspective.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(20) Income Taxes (Continued)

  Correction of Immaterial Error

        During the second quarter of 2015, we corrected an immaterial error in footnote (21) Income Taxes as reported in the 2014 Form 10-K. We determined that the gross deferred tax assets, the gross deferred tax liabilities, and the related valuation allowance were overstated by $13.8 million, $48 thousand, and $13.7 million, respectively, as of December 31, 2014. The Company maintained a full valuation allowance on its net deferred tax assets at December 31, 2014, therefore there was no impact to the consolidated balance sheets, consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity, or consolidated statements of cash flows, as presented in the 2014 Form 10-K. The error was not considered material in relation to the consolidated financial statements at December 31, 2014.

  Provision for Income Taxes

        The current and deferred components of income tax expense for the years ended December 31, 2015, 2014, and 2013 were as follows.

(in thousands)	2015	2014		2013
Current	$147	$6		$(90)
Deferred	2,652	5,620	(a)	567	(a)
Deferred tax asset valuation allowance	(95,111)	(5,620)	(a)	(567)	(a)

Income tax expense (benefit)	$(92,312)	$6		$(90)

(a)
Denotes amounts changed from reported amounts in the 2014 Form 10-K, footnote (21) Income Taxes.

        The Company recognizes interest and penalties related to unrecognized tax benefits as part of the tax provision. The Company recognized minimal amounts in penalties and fees for the years ended December 31, 2015, 2014, and 2013. The Company has no uncertain tax positions at December 31, 2015. The provisions for income taxes for the years ended December 31, 2015, 2014, and 2013 differ

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(20) Income Taxes (Continued)

from the amount computed by applying the statutory federal income tax rate to income before taxes due to the following.

(in thousands)	2015	2014		2013
Federal income tax expense (benefit), at statutory rate	$834	$3,432		$1,983
Change resulting from:
Change in statutory rates	2,653	—		—
Loss of deferred tax assets due to Section 382 limitation	756	1,413	(a)	653 (a)
State income tax, net of federal benefit	95	4		(59)
Minority Interest	(609)	(165)		(588)
Valuation allowance of deferred tax assets	(95,111)	(5,620)	(a)	(567) (a)
Officers' life insurance	(470)	(1,374)		(1,151)
True-up of deferred tax assets and liabilities	(314)	2,128		(603)
Return to provision adjustments	(117)	36		178
Other	(29)	152		64

Income tax expense (benefit)	$(92,312)	$6		$(90)

(a)
Denotes amounts changed from reported amounts in the 2014 Form 10-K, footnote (21) Income Taxes.

  Deferred Income Tax Assets and Liabilities

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(20) Income Taxes (Continued)

purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 2015 and 2014 were as follows.

(in thousands)	2015	2014
Deferred tax assets:
Allowance for loan losses	$38,137	$44,935	(a)
Federal net operating loss carryforward	103,578	100,428	(a)
State net operating loss carryforward	4,431	5,895	(a)
AMT carryforward	502	502
Impairment of other real estate owned, securities and other assets	10,812	7,845	(a)
Nonaccrual loan interest	6,024	6,282	(a)
Accrued expenses	1,232	1,761
Nonqualified deferred compensation	2,546	1,316
Other	160	—

Total deferred tax assets before valuation allowance	167,422	168,964	(a)
Valuation allowance	(60,695)	(155,018	)(a)

Total deferred tax assets	106,727	13,946	(a)

Deferred tax liabilities:
Prepaid expenses	631	648	(a)
Deferred loan costs	1,040	936
Fair value adjustment to net assets acquired in business combinations	10,255	10,143	(a)
Unrealized gain on securities available for sale	318	789
Depreciation	2,302	1,390	(a)
Other	39	40

Total deferred tax liabilities	14,585	13,946	(a)

Net deferred tax asset	$92,142	$—

(a)
Denotes amounts changed from reported amounts in the 2014 Form 10-K, footnote (21) Income Taxes.

        At December 31, 2015, the Company had net operating loss carryforwards of $295.9 million, that are factored into the federal net operating loss carryforward deferred tax asset, and which are available to offset future federal and state taxable income, if any, through 2036, however due to the 20-year carryforward period limitation, they will start to expire in 2029. In addition, the Company has alternative minimum tax ("AMT") credit carryforwards of $502 thousand, which are available to reduce federal regular income taxes, if any, over an indefinite period.

        In addition to a net operating loss and AMT carryforwards, our net deferred tax asset consisted primarily of three asset components offset by one liability component: (1) At December 31, 2015, the timing difference related to the allowance for loan losses was $105.3 million, resulting in a deferred tax asset of $38.1 million. (2) The timing difference related to impairment of other real estate owned, securities, and other assets was $29.9 million, resulting in a deferred tax asset of $10.8 million.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(20) Income Taxes (Continued)

(3) Interest income related to non-performing loans (referred to as "lost interest") is recognized as taxable income for tax purposes, but is not recorded as income for book purposes. Lost interest was $16.6 million at December 31, 2015, resulting in a deferred tax asset of $6.0 million. The aggregate deferred tax effect of all purchase accounting entries related to the acquisitions of GFH and Shore Financial Corporation resulted in a net deferred tax liability of $10.3 million at December 31, 2015.

  Valuation Allowance

        A valuation allowance related to all components of net deferred tax assets was established in 2009 and adjusted, as necessary, each reporting period. The valuation allowance was established based upon a determination that it was not more likely than not that the deferred tax assets would be fully realized primarily as a result of the significant operating losses experienced by the Company during year-end 2009 and thereafter. Accounting Standards Codification ("ASC") 740-10-30-18 states that four possible sources of taxable income may be available under the tax law to realize a tax benefit for deductible temporary differences. In accordance with ASC 740-10-30-17, management evaluated all available evidence, both positive and negative, assessing the objectivity of the evidence and giving more weight to that evidence which is more objective than evidence which is subjective. Positive and negative evidence refers to factors affecting the predictability of one or more of the four sources of taxable income. The four sources of taxable income include:

  •
  Taxable income in prior carryback years;

  •
  Future reversals of existing taxable temporary differences;

  •
  Tax planning strategies; and

  •
  Future taxable income exclusive of reversing temporary differences and carryforwards.

        Net operating losses incurred in years prior to 2015 have been carried back to the fullest extent of the law; therefore, no additional carryback claims are available to the Company. ASC 740-10-30-18 states that if a company has future taxable temporary differences greater than its deductible temporary differences and NOL carryforwards, there is no need to consider other sources of taxable income in concluding that a valuation allowance is not necessary. In analyzing the need for a valuation allowance, the Company projected and scheduled the reversals of temporary differences, including utilization of our NOL carryforwards, as of December 31, 2015. Even though the Company has future taxable temporary differences, the timing and amount of these is insufficient to offset future deductible temporary differences and NOL carryforwards. The Company has not considered any qualified tax planning strategies as a source of taxable income.

        The positive evidence at December 31, 2015 identified by the Company included the fact that it has been in a positive cumulative pre-tax income position for the previous three years; the Company expects to generate taxable income in future years, sufficient to absorb a portion of net deferred tax assets; and a significant portion of the deferred tax assets relates to federal net operating losses of $295.9 million, which under current law can be carried forward 20 years.

        Management's estimate of future taxable income is based on internal projections which consider historical performance, various internal estimates and assumptions, as well as certain external data, all of which, while inherently subject to judgment, management believes to be reasonable. If actual results differ significantly from the current estimates of future taxable income, even if caused by adverse

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(20) Income Taxes (Continued)

macro-economic conditions, the valuation allowance may need to be increased for some or all of the Company's net deferred tax assets. Such an increase to the deferred tax asset valuation allowance could have a material adverse effect on the Company's financial condition and results of operations.

        Based on our projections, the Company does not believe it will have sufficient future income to absorb all NOL's totaling $108.0 million, net, resulting in a valuation allowance of $60.7 million as of December 31, 2015, and $47.3 million of NOL's that are more likely than not expected to be realized. Based on the projections performed, portions of the federal and state NOLs generated in 2012, 2013, and 2014 will expire without being fully utilized in 2032, 2033, and 2034, respectively. In addition, the NOL generated in the state of Virginia is expected to expire without being fully utilized. At December 31, 2015, the remaining $44.8 million of existing net deferred tax assets are not related to net operating losses and therefore have no expiration date, and are expected to be fully utilized. The table below summarizes Federal and State NOL carryforwards as of December 31, 2015:

(in thousands) Type of NOL	Expiration Dates	NOL Balance in DTA	Valuation Allowance	Net DTA for NOLs
Federal	2029 - 2035	$103,578	$(57,858)	$45,720
State	2029 - 2035	4,431	(2,837)	1,594

Total		$108,009	$(60,695)	$47,314

        Based upon the Company's projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more likely than not that as of December 31, 2015, a portion of the Company's existing deductible temporary differences, $92.1 million, will reverse during periods in which the Company generates net taxable income.

(21) Condensed Parent Company Only Financial Statements

        The condensed financial position as of December 31, 2015 and 2014 and the condensed results of operations and cash flows for each of the years in the three-year period ended December 31, 2015 of Hampton Roads Bankshares, Inc., parent company only, are presented below.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(21) Condensed Parent Company Only Financial Statements (Continued)

Condensed Balance Sheets

(in thousands)	2015	2014
Assets:
Cash on deposit with subsidiaries	$14,385	$15,887
Equity securities available for sale	1,421	1,383
Investment in subsidiaries	312,548	217,931
Other assets	1,545	2,348

Total assets	$329,899	$237,549

Liabilities:
Borrowings	$29,689	$29,224
Deferred tax liability	9,779	10,217
Other liabilities	323	1,111

Total liabilities	39,791	40,552
Shareholders' equity:
Common stock	1,711	1,706
Capital surplus	590,417	588,692
Retained deficit	(302,580)	(395,535)
Accumulated other comprehensive income, net of tax	560	2,134

Total shareholders' equity	290,108	196,997

Total liabilities and shareholders' equity	$329,899	$237,549

Condensed Statements of Operations

(in thousands)	2015	2014	2013
Income:
Interest income	$131	$19	$6
Gain on sale of investment securities available for sale	—	—	33
Other income	41	205	403

Total income	172	224	442

Expenses:
Interest expense	1,715	1,506	1,861
Other expense	1,732	4,265	3,214

Total expense	3,447	5,771	5,075

Loss before income taxes and equity in undistributed earnings (loss) of subsidiaries	(3,275)	(5,547)	(4,633)
Income tax expense (benefit)	—	—	—
Equity in undistributed earnings (loss) of subsidiaries	96,230	14,876	8,709

Net income (loss) attributable to Hampton Roads Bankshares, Inc.	$92,955	$9,329	$4,076

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(21) Condensed Parent Company Only Financial Statements (Continued)

Condensed Statements of Cash Flows

(in thousands)	2015	2014	2013
Operating Activities:
Net income (loss)	$92,955	$9,329	$4,076
Adjustments:
Equity in undistributed (earnings) loss of subsidiaries	(96,230)	(14,876)	(8,709)
Amortization of intangibles	465	241	490
Share-based compensation expense	1,725	1,530	1,080
Change in other assets	366	(118)	5,850
Change in other liabilities	(788)	(4,510)	1,112

Net cash provided by (used in) operating activities	(1,507)	(8,404)	3,899

Investing Activities:
Investment in subsidiaries	—	—	—
Purchase of investment securities	—	(830)	—

Net cash used in investing activities	—	(830)	—
Financing Activities:
Net issuance (repurchase) of common stock in the settlement of restricted stock units	5	(259)	—
Common stock surrendered	—	—	(3)

Net cash provided by (used in) financing activities	5	(259)	(3)

Increase (decrease) in cash and cash equivalents	(1,502)	(9,493)	3,896
Cash and cash equivalents at beginning of year	15,887	25,380	21,484

Cash and cash equivalents at end of year	$14,385	$15,887	$25,380

(22) Related Party Transactions

        Loans are made to the Company's executive officers, directors, and principal shareholders, as well as to entities controlled by any of the foregoing, during the ordinary course of business. In management's opinion, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons and do not involve more than normal risk of collectability or present other unfavorable features. At December 31, 2015 and 2014, loans to executive officers, directors, and principal shareholders of the Company, as well as to entities controlled by any of the foregoing, amounted to $18.0 million and $31.3 million, respectively. During 2015, additional loans made to related parties amounted to $3.5 million. Due to changes in the members of the Board of Directors in 2015, related party loans declined by $16.8 million in 2015.

        Deposits are taken from the Company's executive officers, directors, and principal shareholders, as well as to entities controlled by any of the foregoing, during the ordinary course of business. In management's opinion, these deposits are taken on substantially the same terms, including interest rates, as those prevailing at the time for comparable deposits from other persons. At December 31, 2015 and 2014, deposits from executive officers, directors, and principal shareholders of the Company, as well as to entities controlled by any of the foregoing, amounted to $41.3 million and $36.6 million, respectively.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(22) Related Party Transactions (Continued)

        The Company leases from a Bank director the land on which one of its Eastern Shore branches is located for monthly payments of $2,280. The terms of this lease were renewed for two years commencing June 5, 2014 and will expire June 5, 2016. At that time, there is an option to renew the lease for another five-year term.

(23) Quarterly Financial Data (Unaudited)

        Summarized unaudited quarterly financial data for the years ended December 31, 2015, 2014, and 2013 is as follows.

	2015
(in thousands)	Fourth	Third	Second	First
Interest income	$18,781	$18,759	$19,048	$17,960
Interest expense	3,187	3,169	3,308	3,269

Net interest income	15,594	15,590	15,740	14,691
Provision for loan losses	—	—	—	600
Noninterest income	7,259	8,641	8,411	7,325
Noninterest expense	26,522	23,376	20,862	19,507

Income before provision for income taxes	(3,669)	855	3,289	1,909
Provision for income taxes	(92,438)	51	35	40

Net income	88,769	804	3,254	1,869
Net income attributable to non-controlling interest	178	501	528	534

Net income attributable to Hampton Roads Bankshares, Inc.	$88,591	$303	$2,726	$1,335

Basic and diluted income per share	$0.52	$—	$0.02	$0.01

	2014
(in thousands)	Fourth	Third	Second	First
Interest income	$18,108	$18,343	$17,934	$17,958
Interest expense	3,227	3,171	2,897	3,003

Net interest income	14,881	15,172	15,037	14,955
Provision for loan losses	102	16	—	100
Noninterest income	6,188	6,469	6,706	7,430
Noninterest expense	19,788	19,484	18,897	18,645

Income before provision for income taxes	1,179	2,141	2,846	3,640
Provision for income taxes	7	(45)	37	7

Net income	1,172	2,186	2,809	3,633
Net income attributable to non-controlling interest	174	190	333	(226)

Net income attributable to Hampton Roads Bankshares, Inc.	$998	$1,996	$2,476	$3,859

Basic and diluted income per share	$0.01	$0.01	$0.01	$0.02

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(23) Quarterly Financial Data (Unaudited) (Continued)

	2013
(in thousands)	Fourth	Third	Second	First
Interest income	$18,760	$19,024	$19,589	$19,530
Interest expense	3,084	3,224	3,494	3,600

Net interest income	15,676	15,800	16,095	15,930
Provision for loan losses	—	—	1,000	—
Noninterest income	5,770	8,037	8,351	9,157
Noninterest expense	21,105	20,925	22,960	23,161

Income before provision for income taxes	341	2,912	486	1,926
Provision for income taxes	(247)	22	135	—

Net income	588	2,890	351	1,926
Net income attributable to non-controlling interest	37	86	262	1,294

Net income attributable to Hampton Roads Bankshares, Inc.	$551	$2,804	$89	$632

Basic and diluted income per share	$0.01	$0.02	$—	$—

(24) Contingencies

        In the ordinary course of operations, the Company may become a party to legal proceedings. Based upon information currently available, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on our business, financial condition, results of operations, or cash flows.

(25) Subsequent Events

        The Company has evaluated subsequent events for potential recognition and/or disclosure through the date these consolidated financial statements were issued.

Xenith Merger

        On February 10, 2016, the Company entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Xenith Bankshares, Inc. ("Xenith"), a Virginia corporation, the holding company for Xenith Bank. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Xenith will merge with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger. Under the terms of the agreement, Xenith shareholders will receive 4.4 shares of Company common stock for each share of Xenith common stock. Based on the closing price of the Company's common stock on February 10, 2016, the transaction was valued at approximately $107.2 million. Upon closing, the Company's shareholders and Xenith shareholders will own approximately 74% and 26%, respectively, of the stock in the combined company. The transaction is expected to close in the third quarter of 2016.

        Immediately following the Merger, Xenith's wholly owned subsidiary, Xenith Bank, a Virginia banking corporation, will merge with and into BOHR, pursuant to a separate merger agreement and related plan of merger in form and substance customary for similar Virginia bank mergers (the "Bank Merger"), with BOHR as the surviving entity in the Bank Merger.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

(25) Subsequent Events (Continued)

        Pursuant to the Merger Agreement, subject to the prior approval of the Company's shareholders, the Company will amend its Amended and Restated Articles of Incorporation to change its name to "Xenith Bankshares, Inc." and will make conforming amendments to its bylaws. Immediately upon consummation of the Bank Merger, the Company, as the surviving corporation in the Merger and the sole shareholder of the surviving entity in the Bank Merger, will change the name of such surviving entity of the Bank Merger to "Xenith Bank." The surviving corporation's headquarters will be Xenith's current headquarters in Richmond, Virginia.

        The Merger Agreement provides that the Board of Directors of the surviving corporation (the "Surviving Corporation Board") will consist of 13 members, eight of whom will be designated by the Company, and five of whom will be designated by Xenith, each of whom will be mutually agreeable to the Company and Xenith. In addition, the Chairman of the Surviving Corporation Board will be chosen from the directors designated by the Company, and each committee of the Surviving Corporation Board will include at least one director designated by Xenith.

        The completion of the Merger is subject to customary conditions, including (1) approval of the Plan of Merger by Xenith's shareholders and by the Company's shareholders, (2) authorization for listing on the NASDAQ of the shares of HMPR Common Stock to be issued in the Merger, (3) the receipt of required regulatory approvals, including the approval of the Federal Reserve and the Bureau of Financial Institutions, including with respect to a contemplated distribution of cash to the surviving corporation from Bank of Hampton Roads and Xenith Bank immediately prior to closing of the Merger, (4) effectiveness of the registration statement on Form S-4 for the HMPR Common Stock to be issued in the Merger, (5) the absence of any order, injunction or other legal restraint preventing the completion of the Merger or making the completion of the Merger illegal and (6) the receipt of an accountant's opinion to the effect that an "ownership change" as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), has not occurred with respect to the Company in the three years prior to and including closing of the Merger. Each party's obligation to complete the Merger is also subject to certain additional customary conditions, including (1) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (2) performance in all material respects by the other party of its obligations under the Merger Agreement, (3) receipt by such party of an opinion from its counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (4) the other party's adjusted shareholders' equity meeting certain minimum thresholds. The Merger Agreement provides certain termination rights for both the Company and Xenith and further provides that a termination fee of $4,000,000 will be payable by either the Company or Xenith, as applicable, upon termination of the Merger Agreement under certain circumstances.

        The Merger Agreement was unanimously approved and adopted by the Board of Directors of each of the Company and Xenith.

Hampton Roads Bankshares, Inc., et al. v. Scott C. Harvard

        On January 14, 2016, in the case of Hampton Roads Bankshares, Inc., et al. v. Scott C. Harvard (docket number: 150323), the Supreme Court of Virginia reversed and vacated the award of damages in favor of Harvard, in the matter of Scott C. Harvard v. Shore Bank et al (CL13-4525-00), the Circuit Court for the City of Norfolk, Virginia.

Hampton Roads Bankshares, Inc.

Consolidated Balance Sheets

March 31, 2016 and December 31, 2015

(in thousands, except share data) (unaudited)	March 31, 2016	December 31, 2015
Assets:
Cash and due from banks	$17,356	$17,031
Interest-bearing deposits in other banks	721	691
Overnight funds sold and due from Federal Reserve Bank	43,855	46,024
Investment securities available for sale, at fair value	199,116	198,174
Restricted equity securities, at cost	12,007	9,830
Loans held for sale	51,306	56,486
Loans	1,520,844	1,541,502
Allowance for loan losses	(21,228)	(23,184)

Net loans	1,499,616	1,518,318
Premises and equipment, net	50,885	52,245
Interest receivable	4,305	4,116
Other real estate owned and repossessed assets, net of valuation allowance	8,661	12,409
Net deferred tax assets, net of valuation allowance	90,723	92,142
Bank-owned life insurance	51,044	50,695
Other assets	10,778	7,779

Totals assets	$2,040,373	$2,065,940

Liabilities and Shareholders' Equity:
Deposits:
Noninterest-bearing demand	$291,770	$298,351
Interest-bearing:
Demand	696,751	693,413
Savings	63,971	61,023
Time deposits:
Less than $100	337,804	343,031
$100 or more	293,962	309,327

Total deposits	1,684,258	1,705,145
Federal Home Loan Bank borrowings	11,000	25,000
Other borrowings	29,811	29,689
Interest payable	481	463
Other liabilities	21,204	15,022

Total liabilities	1,746,754	1,775,319

Commitments and contingencies
Shareholders' equity:
Preferred stock, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 171,330,585 and 171,128,266 shares issued and outstanding on March 31, 2016 and December 31, 2015, respectively	1,713	1,711
Capital surplus	590,790	590,417
Accumulated deficit	(301,198)	(302,580)
Accumulated other comprehensive income, net of tax	1,768	560

Total shareholders' equity before non-controlling interest	293,073	290,108
Non-controlling interest	546	513

Total shareholders' equity	293,619	290,621

Total liabilities and shareholders' equity	$2,040,373	$2,065,940

See accompanying notes to consolidated financial statements.

Hampton Roads Bankshares, Inc.

Consolidated Statements of Operations

Three Months Ended March 31, 2016 and March 31, 2015

	Three Months Ended
(in thousands, except share and per share data) (unaudited)	March 31, 2016	March 31, 2015
Interest Income:
Loans, including fees	$16,732	$16,159
Investment securities	1,350	1,742
Overnight funds sold and due from FRB	44	59

Total interest income	18,126	17,960

Interest Expense:
Deposits:
Demand	839	674
Savings	16	10
Time deposits:
Less than $100	953	909
$100 or more	911	934

Interest on deposits	2,719	2,527
Federal Home Loan Bank borrowings	18	324
Other borrowings	473	418

Total interest expense	3,210	3,269

Net interest income	14,916	14,691
Provision for loan losses	—	600

Net interest income after provision for loan losses	14,916	14,091

Noninterest Income:
Mortgage banking revenue	4,439	4,223
Service charges on deposit accounts	1,139	1,142
Income from bank-owned life insurance	349	349
Gain on sale of investment securities available for sale(1)	—	112
Visa check card income	641	641
Other	384	858

Total noninterest income	6,952	7,325

Noninterest Expense:
Salaries and employee benefits	10,781	10,667
Professional and consultant fees	634	808
Occupancy	1,623	1,629
FDIC insurance	414	624
Data processing	1,308	1,431
Problem loan and repossessed asset costs	101	120
Impairments and gains and losses on sales of other real estate owned and repossessed assets, net	(177)	858
Impairments and gains and losses on sale of premises and equipment, net	—	14
Equipment	305	350
Directors' and regional board fees	246	302
Advertising and marketing	270	260
Merger-related expenses	1,568	—
Other	2,458	2,444

Total noninterest expense	19,531	19,507

Income before provision for income taxes	2,337	1,909
Provision for income taxes—current	15	40
Provision for income taxes—deferred	734	—

Net income	1,588	1,869
Net income attributable to non-controlling interest	206	534

Net income attributable to Hampton Roads Bankshares, Inc.	$1,382	$1,335

Per Share:
Basic and diluted income per share	$0.01	$0.01

(1)
Includes $0 and $112 accumulated other comprehensive income reclassifications for unrealized net gains on available for sale securities during the three months ended March 31, 2016 and 2015, respectively.

See accompanying notes to consolidated financial statements.

Hampton Roads Bankshares, Inc.

Consolidated Statements of Comprehensive Income

Three Months Ended March 31, 2016 and 2015

	Three Months Ended
(in thousands) (unaudited)	March 31, 2016		March 31, 2015
Net income		1,588		1,869
Other comprehensive income, net of tax:
Change in unrealized gain (loss) on securities available for sale	1,893		1,916
Tax effect(*)	(685)		—
Reclassification adjustment for securities gains included in net income	—		(112)
Tax effect(*)	—		—
Other comprehensive income, net of tax		1,208		1,804

Comprehensive income		2,796		3,673
Comprehensive income attributable to non-controlling interest		206		534
Comprehensive income attributable to Hampton Roads Bankshares, Inc.		$2,590		$3,139

(*)
At December 31, 2015, the Company determined that it was more likely than not that a portion of the valuation allowance on net deferred tax assets could be released, therefore, beginning in the fourth quarter of 2015, the tax effect on other comprehensive income (loss) is presented. In quarters prior to the fourth quarter of 2015, there was a full valuation allowance against its net deferred tax assets; therefore, there was no stated tax effect in those prior quarters.

See accompanying notes to consolidated financial statements.

Hampton Roads Bankshares, Inc.

Consolidated Statements of Changes in Shareholders' Equity

March 31, 2016 and December 31, 2015

					Accumulated Other Comprehensive Income, Net of Tax
	Common Stock
			Capital Surplus	Accumulated Deficit		Non- controlling Interest	Total Shareholders' Equity
(in thousands, except share data) (unaudited)	Shares	Amount
Balance at December 31, 2015	171,128,266	$1,711	$590,417	$(302,580)	$560	$513	$290,621
Net income	—	—	—	1,382	—	206	1,588
Other comprehensive income	—	—	—	—	1,208	—	1,208
Share-based compensation expense	—	—	420	—	—	—	420
Net settlement of restricted stock units	202,319	2	(47)	—	—	—	(45)
Distributed non-controlling interest	—	—	—	—	—	(173)	(173)

Balance at March 31, 2016	171,330,585	$1,713	$590,790	$(301,198)	$1,768	$546	$293,619

See accompanying notes to consolidated financial statements.

Hampton Roads Bankshares, Inc.

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2016 and 2015

	Three Months Ended
(in thousands) (unaudited)	March 31, 2016	March 31, 2015
Operating Activities:
Net income	$1,588	$1,869
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	734	801
Deferred income tax expense	734	—
Amortization of fair value adjustments	272	79
Provision for loan losses	—	600
Proceeds from mortgage loans held for sale	153,876	130,729
Originations of mortgage loans held for sale	(148,696)	(164,156)
Share-based compensation expense	420	572
Net amortization of premiums and accretion of discounts on investment securities available for sale	59	355
Income from bank-owned life insurance	(349)	(349)
Gain on sale of investment securities available for sale	—	(112)
Impairments and gains and losses on sales of other real estate owned and repossessed assets	(177)	858
Impairments and gains and losses on sales of premises and equipment	—	14
Changes in:
Interest receivable	(189)	294
Other assets	(3,149)	(1,336)
Interest payable	18	22
Other liabilities	6,182	1,040

Net cash provided by (used in) operating activities	11,323	(28,720)

Investing Activities:
Proceeds from maturities and calls of investment securities available for sale	8,892	8,069
Proceeds from sale of investment securities available for sale	—	61,178
Purchase of investment securities available for sale	(8,000)	—
Proceeds from sale of restricted equity securities	4,122	2,121
Purchase of restricted equity securities	(6,299)	(196)
Proceeds from sale of premises and equipment	—	5
Purchase of premises and equipment	(108)	(140)
Net (increase) decrease in loans	18,254	(111,623)
Proceeds from sale of other real estate owned and repossessed assets, net	5,107	3,183

Net cash provided by (used in) investing activities	21,968	(37,403)

Financing Activities:
Net increase (decrease) in deposits	(20,887)	102,070
Repayments of short term Federal Home Loan Bank borrowings	(14,000)	—
Repayments of long term Federal Home Loan Bank borrowings	—	(40,000)
Repurchase of common stock in the settlement of restricted stock units	(45)	1
Distributed non-controlling interest	(173)	(173)

Net cash provided by (used in) financing activities	(35,105)	61,898

Decrease in cash and cash equivalents	(1,814)	(4,225)
Cash and cash equivalents at beginning of period	63,746	103,619

Cash and cash equivalents at end of period	$61,932	$99,394

Supplemental cash flow information:
Cash paid for interest	$3,070	$3,001
Cash paid for income taxes	—	3
Supplemental non-cash information:
Change in unrealized gain on securities available for sale	$1,208	$1,804
Transfer from other real estate owned and repossessed assets to loans	545	594
Transfer from loans to other real estate owned and repossessed assets	993	798
Transfer from premises and equipment to other real estate owned and repossessed assets	734	—

See accompanying notes to consolidated financial statements.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements

NOTE A—Basis of Presentation

        The accompanying unaudited consolidated financial statements of Hampton Roads Bankshares, Inc., (the "Company," "we," "us," or "our"), have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial reporting and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the financial statements reflect all adjustments (consisting of a normal recurring nature) considered necessary for a fair presentation. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results to be expected for the full year. The Company has one banking subsidiary, The Bank of Hampton Roads ("BOHR" or "the Bank"), which constitutes substantially all of the Company's assets and operations.

        For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 ("2015 Form 10-K").

Use of Estimates in the Preparation of Financial Statements

        The preparation of consolidated financial statements in conformity with GAAP requires management to make assumptions, judgments, and estimates that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term are the determination of the allowance for loan losses, the valuation of other real estate owned, determination of fair value for financial instruments, and tax assets, liabilities and expenses.

Recent Accounting Pronouncements

        During the second quarter of 2014, ASU 2014-09, Revenue from Contracts with Customers ("new revenue standard"), was issued. ASU 2014-09 represents a comprehensive reform of many of the revenue recognition requirements in GAAP. The ASU creates a new topic within the Accounting Standards Codification ("ASC"), Topic 606, Revenue from Contracts with Customers. The new revenue standard will supersede the current revenue recognition requirements in Topic 605, Revenue Recognition, and supersedes or amends much of the industry-specific revenue recognition guidance found throughout the ASC. The core principle of the new revenue standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The ASU creates a five-step process for achieving that core principle: (1) identifying the contract with the customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price to the performance obligations, and (5) recognizing revenue when an entity has completed the performance obligations. The ASU also requires additional disclosures that allow users of the financial statements to understand the nature, timing, and uncertainty of revenue and cash flows resulting from contracts with customers. During the third quarter of 2015, ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date amends the effective date for ASU 2014-09 for the Company to January 1, 2018. The new revenue standard permits the use of retrospective or cumulative effect transition methods. It appears that a majority of the Company's contracts with customers (i.e., financial instruments) do not

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE A—Basis of Presentation (Continued)

fall within the scope of the new revenue standard. Therefore, the Company does not expect the ASU to have a material impact on the Company's reported financial results.

        In February 2016, the FASB issued ASU 2016-02 Leases, ASC Topic 842, which replaces ASC Topic 840 Leases; the core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee are as follows:

        For finance leases, a lessee is required to do the following

  1.
  Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position;

  2.
  Recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of comprehensive income;

  3.
  Classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows.

        For operating leases, a lessee is required to do the following:

  1.
  Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position;

  2.
  Recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis;

  3.
  Classify all cash payments within operating activities in the statement of cash flows.

        The effective date for public business entities is for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted. The Company will evaluate whether adoption of this new standard will have a material impact on the Company's consolidated financial statements.

        On March 30, 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which is intended to improve the accounting for share-based payment transactions as part of the FASB's simplification initiative. The ASU changes seven aspects of the accounting for share-based payment award transactions, including: (1) accounting for income taxes; (2) classification of excess tax benefits on the statement of cash flows; (3) forfeitures; (4) minimum statutory tax withholding requirements; (5) classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes; (6) practical expedient—expected term (nonpublic only); and (7) intrinsic value (nonpublic only). The ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those years for public business entities. Early adoption is permitted in any interim or annual period provided that the entire ASU is adopted.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE A—Basis of Presentation (Continued)

The Company will evaluate whether adoption of this new standard will have a material impact on the Company's consolidated financial statements.

Xenith Merger

        On February 10, 2016, the Company entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Xenith Bankshares, Inc. ("Xenith"), a Virginia corporation, the holding company for Xenith Bank. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Xenith will merge with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger. Under the terms of the agreement, Xenith shareholders will receive 4.4 shares of Company common stock for each share of Xenith common stock. Based on the closing price of the Company's common stock on February 10, 2016, the transaction was valued at approximately $107.2 million. Upon closing, the Company's shareholders and Xenith shareholders will own approximately 74% and 26%, respectively, of the stock in the combined company. The transaction is subject to shareholder and regulatory approval and is expected to close in the third quarter of 2016.

NOTE B—Earnings Per Share

        The following table shows the basic and diluted earnings per share calculations for the three months ended March 31, 2016 and 2015. There were 3,428,783 and 5,510,035 stock options not included in the diluted earnings per share calculations for the three months ended March 31, 2016 and March 31, 2015, respectively, because to do so would be antidilutive.

	Three Months Ended
(in thousands, except share and per share data) (unaudited)	March 31, 2016	March 31, 2015
Net income attributable to Hampton Roads Bankshares, Inc.	$1,382	$1,335

Shares:
Weighted average shares outstanding	171,270,219	170,580,502
Weighted average vested restricted stock units	645,670	367,935

Weighted average number of common shares outstanding	171,915,889	170,948,437

Dilutive effect of TARP-related warrants	452,924	441,829
Dilutive effect of restricted stock units	275,020	821,518
Dilutive effect of stock options	91,896	—

Total dilutive effect	819,840	1,263,347

Diluted weighted average number of common shares outstanding	172,735,729	172,211,784

Basic and diluted income per share	$0.01	$0.01

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE C—Investment Securities

        The amortized cost, gross unrealized gains and losses, and fair values of investment securities available for sale at March 31, 2016 and December 31, 2015 were as follows.

	March 31, 2016
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. agency securities	$11,913	$666	$—	$12,579
Corporate bonds	11,991	—	664	11,327
Mortgage-backed securities—Agency	147,675	3,129	35	150,769
Asset-backed securities	23,796	6	774	23,028
Equity securities	970	443	—	1,413

Total investment securities available for sale	$196,345	$4,244	$1,473	$199,116

	December 31, 2015
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. agency securities	$12,565	$507	$—	$13,072
Corporate bonds	11,994	—	804	11,190
Mortgage-backed securities—Agency	147,980	1,498	279	149,199
Asset-backed securities	23,787	—	495	23,292
Equity securities	970	451	—	1,421

Total investment securities available for sale	$197,296	$2,456	$1,578	$198,174

Unrealized losses

        The following tables reflect the fair values and gross unrealized losses aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at March 31, 2016 and December 31, 2015.

	March 31, 2016
	Less than 12 Months		12 Months or More		Total
(in thousands) Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Corporate bonds	$—	$—	$11,327	$664	$11,327	$664
Mortgage-backed securities—Agency	1,966	3	2,416	32	4,382	35
Asset-backed securities	13,543	493	5,664	281	19,207	774

	$15,509	$496	$19,407	$977	$34,916	$1,473

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE C—Investment Securities (Continued)

	December 31, 2015
	Less than 12 Months		12 Months or More		Total
(in thousands) Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Corporate bonds	—	—	11,190	804	11,190	804
Mortgage-backed securities—Agency	56,787	244	1,517	35	58,304	279
Asset-backed securities	17,554	291	5,738	204	23,292	495

	$74,341	$535	$18,445	$1,043	$92,786	$1,578

        Debt securities with unrealized losses totaling $1.5 million at March 31, 2016 included four corporate securities, six mortgage-backed agency securities, and seven asset-backed securities, compared with unrealized losses totaling $1.6 million at December 31, 2015, which included four corporate securities, twenty-three mortgage-backed agency securities, and nine asset-backed securities. In instances where an unrealized loss did occur, there was no indication of an adverse change in credit on any of the underlying securities in the tables above. Management believes no individual unrealized loss represented an other-than-temporary impairment as of those dates. The Company does not intend to sell, and it is not more likely than not that the Company will be required to sell, the securities before the recovery of their amortized cost basis, which may be at maturity.

Other-than-temporary impairment ("OTTI")

        During the three months ended March 31, 2016 and 2015, none of the investment securities available for sale were determined to be other-than-temporarily impaired; therefore, no losses were recognized through noninterest income.

        Management evaluates securities for OTTI at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. In determining OTTI, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the Company has the intent to sell the security or it is more likely than not that it will be required to sell the security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

        When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current period credit loss. If an entity intends to sell or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis, less any current period credit loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment's amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current period loss, the OTTI shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE C—Investment Securities (Continued)

total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.

Maturities of investment securities

        The amortized cost and fair value by contractual maturity of investment securities available for sale that are not determined to be other-than-temporarily impaired at March 31, 2016 and December 31, 2015 are shown below.

        Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed and asset-backed securities, which are not due at a single maturity date, and equity securities, which do not have contractual maturities, are shown separately.

	March 31, 2016		December 31, 2015
(in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due after one year but less than five years	2,128	2,182	2,253	2,304
Due after five years but less than ten years	12,434	11,854	12,518	11,785
Due after ten years	9,342	9,870	9,788	10,173
Mortgage-backed securities—Agency	147,675	150,769	147,980	149,199
Asset-backed securities	23,796	23,028	23,787	23,292
Equity securities	970	1,413	970	1,421

Total available for sale securities	$196,345	$199,116	$197,296	$198,174

Federal Home Loan Bank ("FHLB")

        The Company's investment in FHLB stock totaled $2.3 million at March 31, 2016 and $2.9 million at December 31, 2015. FHLB stock is generally viewed as a long-term investment and as a restricted investment security because it is required to be held in order to access FHLB advances (i.e. borrowings). It is carried at cost as there is no active market or exchange for the stock other than the FHLB or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on ultimate recoverability of the par value rather than by recognizing temporary declines in value. The Company does not consider this investment to be other-than-temporarily impaired at March 31, 2016 and December 31, 2015, and no impairment has been recognized.

Federal Reserve Bank ("FRB") and Other Restricted Stock

        The Company's investment in FRB and other restricted stock totaled $9.7 million at March 31, 2016 and $7.0 million at December 31, 2015. FRB stock comprises the majority of this amount and is generally viewed as a long-term investment and as a restricted investment security as it is required to be held to effect membership in the Federal Reserve System. It is carried at cost as there is not an active market or exchange for the stock other than the FRB or member institutions. The Company does not consider these investments to be other-than-temporarily impaired at March 31, 2016 and December 31, 2015. No impairment has been recognized for any of the other restricted equity securities, including the investment in FRB.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE D—Loans and Allowance for Loan Losses

        The Company offers a full range of commercial, real estate, and consumer loans described in further detail below. Our loan portfolio is comprised of the following categories: commercial and industrial, construction, real estate-commercial mortgage, real estate-residential mortgage, and installment. Our primary lending objective is to meet business and consumer needs in our market areas while maintaining our standards of profitability and credit quality and enhancing client relationships. All lending decisions are based upon a thorough evaluation of the financial strength and credit history of the borrower and the quality and value of the collateral securing the loan. With few exceptions, personal guarantees are required on all loans.

        The total of our loans by segment at March 31, 2016 and December 31, 2015 are as follows.

(in thousands)	March 31, 2016	December 31, 2015
Commercial and Industrial	$224,011	$233,319
Construction	139,593	141,208
Real estate—commercial mortgage	642,345	655,895
Real estate—residential mortgage	345,632	349,758
Installment	169,643	161,918
Deferred loan fees and related costs	(380)	(596)

Total loans	$1,520,844	$1,541,502

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE D—Loans and Allowance for Loan Losses (Continued)

Allowance for Loan Losses

        A rollforward of the activity within the allowance for loan losses by loan type and recorded investment in loans for the three months ended March 31, 2016 and 2015 is as follows.

	Three Months Ended March 31, 2016
			Real Estate
(in thousands)	Commercial and Industrial	Construction	Commercial Mortgage	Residential Mortgage	Installment	Unallocated Qualitative	Total
Allowance for loan losses:
Beginning balance	$3,576	$3,339	$6,302	$7,501	$839	$1,627	$23,184
Charge-offs	(46)	(312)	(751)	(1,603)	(53)	—	(2,765)
Recoveries	63	268	248	220	10	—	809
Provision	(529)	176	(727)	210	153	717	—

Ending balance	$3,064	$3,471	$5,072	$6,328	$949	$2,344	$21,228

Ending balance: attributable to loans individually evaluated for impairment	$205	$961	$1,126	$1,304	$88		$3,684

Recorded investment: loans individually evaluated for impairment	$3,700	$20,798	$27,225	$11,127	$98

Ending balance: attributable to loans collectively evaluated for impairment	$2,859	$2,510	$3,946	$5,024	$861	$2,344	$17,544

Recorded investment: loans collectively evaluated for impairment	$220,311	$118,795	$615,120	$334,505	$169,545

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE D—Loans and Allowance for Loan Losses (Continued)

	Three Months Ended March 31, 2015
			Real Estate
(in thousands)	Commercial and Industrial	Construction	Commercial Mortgage	Residential Mortgage	Installment	Unallocated Qualitative	Total
Allowance for loan losses:
Beginning balance	$4,605	$4,342	$6,854	$7,142	$979	$3,128	$27,050
Charge-offs	(185)	(31)	(100)	(96)	(38)	—	(450)
Recoveries	363	430	57	97	30	—	977
Provision	(293)	487	796	(454)	93	(29)	600

Ending balance	$4,490	$5,228	$7,607	$6,689	$1,064	$3,099	$28,177

Ending balance: attributable to loans individually evaluated for impairment	$227	$1,318	$551	$1,984	$47		$4,127

Recorded investment: loans individually evaluated for impairment	$1,535	$10,795	$22,029	$15,174	$114

Ending balance: attributable to loans collectively evaluated for impairment	$4,263	$3,910	$7,056	$4,705	$1,017	$3,099	$24,050

Recorded investment: loans collectively evaluated for impairment	$250,709	$131,694	$613,732	$336,543	$153,060

        Management believes the allowance for loan losses as of March 31, 2016 is adequate to absorb losses inherent in the portfolio. However, the allowance is subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies. Such agencies may require us to recognize additions to the allowance for loan losses based on their judgments about information available at the time of the examinations.

Impaired Loans

        Total impaired loans were $62.9 million and $65.9 million at March 31, 2016, and December 31, 2015, respectively. The Company continues to resolve its troubled loans through charge-offs, curtailments, pay offs, and returns of loans to performing status. Collateral dependent impaired loans were $57.6 million and $60.5 million at March 31, 2016, and December 31, 2015, respectively, and are measured at the fair value of the underlying collateral less costs to sell. Impaired loans for which no allowance is provided totaled $21.5 million and $37.0 million at March 31, 2016, and December 31, 2015, respectively. Loans written down to their estimated fair value of collateral less the costs to sell account for $4.2 million and $18.6 million of the impaired loans for which no allowance has been provided as of March 31, 2016, and December 31, 2015, respectively. The remaining impaired loans for which no allowance is provided are expected to be fully covered by the fair value of the collateral, and therefore, no loss is expected on these loans.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE D—Loans and Allowance for Loan Losses (Continued)

        The following charts show recorded investment, unpaid balance, and related allowance, as of March 31, 2016 and December 31, 2015, as well as average investment and interest recognized for the three months ended March 31, 2016 and 2015, for impaired loans by major segment and class.

	March 31, 2016			Three Months Ended March 31, 2016
(in thousands)	Recorded Investment	Unpaid Balance	Related Allowance	Average Investment	Interest Recognized
With no related allowance recorded:
Commercial & Industrial	$1,247	$1,594	$—	$1,476	$2
Construction
1 - 4 family residential construction	—	—	—	—	—
Commercial construction	746	1,080	—	840	1
Real estate
Commercial Mortgage
Owner occupied	10,484	10,893	—	10,830	86
Non-owner occupied	4,255	6,338	—	4,541	17
Residential Mortgage
Secured by 1 - 4 family
1st lien	4,093	4,939	—	4,583	1
Junior lien	633	978	—	836	—
Installment	10	31	—	15	—

	$21,468	$25,853	$—	$23,121	$107

With an allowance recorded:
Commercial & Industrial	$2,453	$2,650	$205	$2,479	$—
Construction
1 - 4 family residential construction	—	—	—	—	—
Commercial construction	20,052	21,374	961	20,075	49
Real estate
Commercial Mortgage
Owner occupied	8,516	8,616	1,035	8,657	49
Non-owner occupied	3,970	4,097	91	4,887	49
Residential Mortgage
Secured by 1 - 4 family
1st lien	4,830	4,830	703	4,856	32
Junior lien	1,571	1,571	601	1,624	11
Installment	88	88	88	88	—

	$41,480	$43,226	$3,684	$42,666	$190

Total:
Commercial & Industrial	$3,700	$4,244	$205	$3,955	$2
Construction	20,798	22,454	961	20,915	50
Real estate
Commercial mortgage	27,225	29,944	1,126	28,915	201
Residential mortgage	11,127	12,318	1,304	11,899	44
Installment	98	119	88	103	—

Total	$62,948	$69,079	$3,684	$65,787	$297

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE D—Loans and Allowance for Loan Losses (Continued)

	December 31, 2015			Three Months Ended March 31, 2015
(in thousands)	Recorded Investment	Unpaid Balance	Related Allowance	Average Investment	Interest Recognized
With no related allowance recorded:
Commercial & Industrial	$3,735	$4,317	$—	$1,344	$2
Construction
1 - 4 family residential construction	—	—	—	—	—
Commercial construction	14,913	16,485	—	4,630	16
Real estate
Commercial Mortgage
Owner occupied	10,309	10,607	—	12,737	74
Non-owner occupied	2,879	3,048	—	5,208	4
Residential Mortgage
Secured by 1 - 4 family
1st lien	4,253	4,649	—	6,866	15
Junior lien	872	1,336	—	1,495	1
Installment	10	31	—	14	—

	$36,971	$40,473	$—	$32,294	$112

With an allowance recorded:
Commercial & Industrial	$469	$469	$318	$311	$—
Construction
1 - 4 family residential construction	—	—	—	—	—
Commercial construction	6,179	6,179	951	6,598	50
Real estate
Commercial Mortgage
Owner occupied	9,230	9,230	1,287	5,774	47
Non-owner occupied	5,530	7,030	629	—	—
Residential Mortgage
Secured by 1 - 4 family
1st lien	5,721	5,877	1,445	5,813	43
Junior lien	1,686	1,686	729	1,853	11
Installment	88	88	88	104	—

	$28,903	$30,559	$5,447	$20,453	$151

Total:
Commercial & Industrial	$4,204	$4,786	$318	$1,655	$2
Construction	21,092	22,664	951	11,228	66
Real estate
Commercial mortgage	27,948	29,915	1,916	23,719	125
Residential mortgage	12,532	13,548	2,174	16,027	70
Installment	98	119	88	118	—

Total	$65,874	$71,032	$5,447	$52,747	$263

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE D—Loans and Allowance for Loan Losses (Continued)

Non-performing Assets

        Non-performing assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, and other real estate owned and repossessed assets. Our non-performing assets ratio, defined as the ratio of non-performing assets to gross loans plus loans held for sale plus other real estate owned and repossessed assets was 2.71% and 2.98% at March 31, 2016 and December 31, 2015, respectively. Non-performing assets as of March 31, 2016 and December 31, 2015, were as follows.

(in thousands)	March 31, 2016	December 31, 2015
Loans 90 days past due and still accruing interest	$—	$—
Nonaccrual loans, including nonaccrual impaired loans	34,253	35,512
Other real estate owned and repossessed assets	8,661	12,409

Non-performing assets	$42,914	$47,921

        A reconciliation of nonaccrual loans to impaired loans as of March 31, 2016 and December 31, 2015 is as follows.

(in thousands)	March 31, 2016	December 31, 2015
Nonaccrual loans, including nonaccrual impaired loans	34,253	35,512
TDRs on accrual	28,695	28,939
Impaired loans on accrual	—	1,423

Total impaired loans	$62,948	$65,874

        Nonaccrual loans were $34.3 million at March 31, 2016 compared to $35.5 million at December 31, 2015. If income on nonaccrual loans had been recorded under original terms, $298 thousand and $428 thousand of additional interest income would have been recorded for the three months ended March 31, 2016 and 2015 respectively.

        The following table provides a rollforward of nonaccrual loans for the three months ended March 31, 2016.

			Real Estate
(in thousands)	Commercial & Industrial	Construction	Commercial Mortgage	Residential Mortgage	Installment	Total
Balance at December 31, 2015	$4,101	$15,729	$9,325	$6,259	$98	$35,512
Transfers in	—	60	629	2,239	72	3,000
Transfers to OREO	(388)	—	(234)	(371)	—	(993)
Charge-offs	(46)	(312)	(751)	(1,603)	(53)	(2,765)
Payments	(46)	11	(262)	(147)	(19)	(463)
Return to accrual	—	—	—	(38)	—	(38)

Balance at March 31, 2016	$3,621	$15,488	$8,707	$6,339	$98	$34,253

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE D—Loans and Allowance for Loan Losses (Continued)

Age Analysis of Past Due Loans

        An age analysis of past due loans as of March 31, 2016 and December 31, 2015 is as follows.

	March 31, 2016
(in thousands)	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Loans	90 Days or More Past Due and Accruing
Commercial & Industrial	$118	$74	$3,621	$3,813	$220,198	$224,011	$—
Construction
1 - 4 family residential construction	153	—	—	153	24,916	25,069	—
Commercial construction	290	—	15,488	15,778	98,746	114,524	—
Real estate
Commercial Mortgage
Owner occupied	383	1,384	5,782	7,549	225,665	233,214	—
Non-owner occupied	230	—	2,925	3,155	405,976	409,131	—
Residential Mortgage
Secured by 1 - 4 family
1st lien	1,980	—	5,089	7,069	216,382	223,451	—
Junior lien	17	174	1,250	1,441	120,740	122,181	—
Installment	—	—	98	98	169,545	169,643	—
Deferred loan fees and related costs	—	—	—	—	(380)	(380)	—

Total	$3,171	$1,632	$34,253	$39,056	$1,481,788	$1,520,844	$—

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE D—Loans and Allowance for Loan Losses (Continued)

	December 31, 2015
(in thousands)	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Loans	90 Days or More Past Due and Accruing
Commercial & Industrial	$1,073	$85	$4,101	$5,259	$228,060	$233,319	$—
Construction
1 - 4 family residential construction	—	—	—	—	23,364	23,364	—
Commercial construction	208	—	15,729	15,937	101,907	117,844	—
Real estate
Commercial Mortgage
Owner occupied	1,489	—	6,255	7,744	232,043	239,787	—
Non-owner occupied	282	—	3,070	3,352	412,756	416,108	—
Residential Mortgage
Secured by 1 - 4 family
1st lien	1,455	175	4,704	6,334	217,689	224,023	—
Junior lien	74	240	1,555	1,869	123,866	125,735	—
Installment	6	—	98	104	161,814	161,918	—
Deferred loan fees and related costs	—	—	—	—	(596)	(596)	—

Total	$4,587	$500	$35,512	$40,599	$1,500,903	$1,541,502	$—

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE D—Loans and Allowance for Loan Losses (Continued)

Credit Quality

        The following tables provide information on March 31, 2016 and December 31, 2015 about the credit quality of the loan portfolio using the Company's internal rating system as an indicator.

	March 31, 2016
(in thousands)	Pass	Special Mention	Substandard	Nonaccrual Loans	Total
Commercial & Industrial	$212,198	$6,781	$1,411	$3,621	$224,011
Construction
1 - 4 family residential construction	25,069	—	—	—	25,069
Commercial construction	91,831	7,169	36	15,488	114,524
Real estate
Commercial Mortgage
Owner occupied	222,217	3,757	1,458	5,782	233,214
Non-owner occupied	391,858	5,963	8,385	2,925	409,131
Residential Mortgage
Secured by 1 - 4 family
1st lien	199,922	12,548	5,892	5,089	223,451
Junior lien	113,828	5,809	1,294	1,250	122,181
Installment	168,432	1,061	52	98	169,643
Deferred loan fees and related costs	(380)	—	—	—	(380)

Total	$1,424,975	$43,088	$18,528	$34,253	$1,520,844

	December 31, 2015
(in thousands)	Pass	Special Mention	Substandard	Nonaccrual Loans	Total
Commercial & Industrial	$220,225	$7,407	$1,586	$4,101	$233,319
Construction
1 - 4 family residential construction	23,364	—	—	—	23,364
Commercial construction	94,855	7,260	—	15,729	117,844
Real estate
Commercial Mortgage
Owner occupied	228,273	3,792	1,467	6,255	239,787
Non-owner occupied	396,970	7,632	8,436	3,070	416,108
Residential Mortgage
Secured by 1 - 4 family
1st lien	200,992	12,576	5,751	4,704	224,023
Junior lien	116,630	5,762	1,788	1,555	125,735
Installment	160,708	1,055	57	98	161,918
Deferred loan fees and related costs	(596)	—	—	—	(596)

Total	$1,441,421	$45,484	$19,085	$35,512	$1,541,502

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE D—Loans and Allowance for Loan Losses (Continued)

Modifications

        Loans meeting the criteria to be classified as Troubled Debt Restructurings ("TDRs") are included in impaired loans. As of March 31, 2016 and December 31, 2015, loans classified as TDRs were $30.5 million and $30.8 million, respectively. The following table shows the loans classified as TDRs by management at March 31, 2016 and December 31, 2015.

	March 31, 2016		December 31, 2015
(in thousands except number of contracts) Troubled Debt Restructurings	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Commercial & Industrial	2	$79	2	$103
Construction
1 - 4 family residential construction	—	—	—	—
Commercial construction	4	5,386	4	5,440
Real estate
Commercial Mortgage
Owner occupied	13	14,307	13	14,388
Non-owner occupied	6	5,300	6	5,339
Residential Mortgage
Secured by 1 - 4 family, 1st lien	10	4,373	10	4,396
Secured by 1 - 4 family, junior lien	4	1,034	5	1,087
Installment	—	—	—	—

Total	39	$30,479	40	$30,753

        Of total TDRs, $28.7 million was accruing and $1.8 million was nonaccruing at March 31, 2016 and $28.9 million was accruing and $1.8 million was nonaccruing at December 31, 2015. Loans that are on nonaccrual status at the time of the restructuring generally remain on nonaccrual status for approximately six months before management considers whether such loans may return to accrual status. TDRs in nonaccrual status may be returned to accrual status after a period of performance under which the borrower demonstrates the ability and willingness to repay the loan in accordance with the modified terms. For the three months ended March 31, 2016, none of the nonaccrual TDRs were returned to accrual status.

        The following table shows a rollforward of accruing and nonaccruing TDRs for the three months ended March 31, 2016.

(in thousands)	Accruing	Nonaccruing	Total
Balance at December 31, 2015	$28,939	$1,814	$30,753
Charge-offs	—	—	—
Payments	(244)	(30)	(274)
New TDR designation	—	—	—
Release TDR designation	—	—	—
Transfer	—	—	—

Balance at March 31, 2016	$28,695	$1,784	$30,479

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE D—Loans and Allowance for Loan Losses (Continued)

        The allowance for loan losses allocated to TDRs was $1.5 million and $1.6 million at March 31, 2016 and December 31, 2015, respectively. There were no TDRs charged off and there was no allocated portion of allowance for loan losses associated with TDRs charged off, during the three months ended March 31, 2016. The total of TDRs charged off and the allocated portion of allowance for loan losses associated with TDRs charged off were $158 thousand and $135 thousand, respectively, during the year ended December 31, 2015.

        The following table shows a summary of the primary reason and pre- and post-modification outstanding recorded investment for loan modifications that were classified as TDRs during the three months ended March 31, 2015. There were no loan modifications that were classified as TDRs during the three months ended March 31, 2016. This table includes modifications made to existing TDRs as well as new modifications that are considered TDRs for the periods presented. TDRs made with a below market rate that also include a modification of loan structure are included under rate change.

Three Months Ended March 31, 2015
	Rate			Structure
(in thousands except number of contracts) Troubled Debt Restructurings	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial & Industrial	—	$—	$—	—	$—	$—
Construction
1 - 4 family residential construction	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Real estate
Commercial Mortgage
Owner occupied	2	391	391	—	—	—
Non-owner occupied	—	—	—	—	—	—
Residential Mortgage
Secured by 1 - 4 family, 1st lien	—	—	—	—	—	—
Secured by 1 - 4 family, junior lien	—	—	—	—	—	—
Installment	—	—	—	—	—	—

Total	2	$391	$391	—	$—	$—

        For the three months ended March 31, 2016 and 2015, the Company had no loans for which there was a payment default and subsequent movement to nonaccrual status, that were modified as TDR's within the previous twelve months.

        Loans that are considered TDRs are considered specifically impaired and the primary consideration for measurement of impairment is the present value of the expected cash flows. However, given the prevalence of real estate secured loans in the Company's portfolio of troubled assets, the majority of the Company's TDR loans are ultimately considered collateral-dependent. As a practical expedient, impairments are, therefore, calculated based upon the estimated fair value of the underlying collateral and observable market prices for the sale of the respective notes are not considered as a basis for impairment for any of the Company's loans as of March 31, 2016 and December 31, 2015.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE D—Loans and Allowance for Loan Losses (Continued)

        In determining the estimated fair value of collateral dependent impaired loans, the Company uses third party appraisals and, if necessary, utilizes a proprietary database of its own historical property appraisals in conjunction with external data and applies a relevant discount derived from analysis of appraisals of similar property type, vintage, and geographic location (for example, in situations where the most recent available appraisal is aged and an updated appraisal has not yet been received).

        The Company does not participate in any government or company sponsored TDR programs and holds no corresponding assets. Rather, loans are individually modified in situations where the Company believes it will minimize the probability of losses to the Company. Additionally, the Company had no commitments to lend additional funds to debtors owing receivables whose terms have been modified in TDRs at March 31, 2016 and December 31, 2015.

NOTE E—Other Real Estate Owned and Repossessed Assets

        The following table shows a rollforward of other real estate owned and repossessed assets for the three months ended March 31, 2016.

(in thousands)	Amount
Balance at December 31, 2015	$12,409
Transfers in (via foreclosure)	1,727
Sales	(5,652)
Gain on sales	249
Impairments	(72)

Balance at March 31, 2016	$8,661

        As of March 31, 2016, there were $1.9 million of residential real estate properties included in the balance of other real estate owned and repossessed assets. Also at March 31, 2016, the Company held $1.2 million of real estate—residential mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process.

        Other real estate owned and repossessed assets are presented net of an allowance for losses. An analysis of the allowance for losses on these assets as of and for the three months ended March 31, 2016 and 2015 is as follows:

(in thousands)	March 31, 2016	March 31, 2015
Balance at beginning of year	$9,875	$7,553
Impairments	72	934
Charge-offs	(2,991)	(953)

Balance at end of period	$6,956	$7,534

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE E—Other Real Estate Owned and Repossessed Assets (Continued)

        Items applicable to other real estate owned and repossessed assets for the three months ended March 31, 2016 and 2015 include the following:

(in thousands)	March 31, 2016	March 31, 2015
Gain on sales	$(249)	$(76)
Impairments	72	934
Operating expenses	52	131

Total	$(125)	$989

NOTE F—Share-Based Compensation Plans

        On October 4, 2011, the Company's shareholders approved the 2011 Omnibus Incentive Plan (the "Plan"), which succeeds the Company's 2006 Stock Incentive Plan and provided for the grant of up to 2,750,000 shares of our Common Stock as awards to employees of the Company and its related entities, members of the Board of Directors of the Company, and members of the board of directors of any of the Company's related entities. On June 25, 2012, the Company's shareholders approved an amendment to the Plan that increased the number of shares reserved for issuance under the Plan to 13,675,000 of which 3,783,797 remain available for future grant as of March 31, 2016.

Stock Options

        Outstanding stock options consist of grants made to the Company's directors and employees under share-based compensation plans that have been approved by the Company's shareholders. All outstanding options issued prior to 2014 have original terms that range from five to ten years and are either fully vested and exercisable at the date of grant or vest ratably over three to ten years. During 2014, there were 5,510,035 stock options granted to certain Company executive managers. The options granted during 2014 ratably vest over a four year period between 2015 and 2018, and expire in August 2021. There were no stock options granted during the three months ended March 31, 2016. A summary of the Company's stock option activity and related information for the three months ended March 31, 2016 is as follows:

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted-Average Contractual Term in Years
Balance at December 31, 2015	3,566,894	$2.31	$760	5.68
Granted	—	—
Forfeited and canceled	—	—
Expired	(78,165)	2.54

Balance at March 31, 2016	3,488,729	$2.30	$498	5.44

Options exercisable at March 31, 2016	1,306,488	$3.40	$193	5.42

        As of March 31, 2016, there was $1.7 million of total unrecognized compensation cost related to stock options. That cost is expected to be recognized over a weighted-average period of 1.70 years.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE F—Share-Based Compensation Plans (Continued)

Restricted Stock Units

        The Company granted restricted stock units ("RSUs") to non-employee directors and certain employees as part of incentive programs. The restricted stock units are settled in Common Stock of the Company and will generally vest over a range of one to four years. Grants of these awards were valued based on the closing price on the day of grant. Compensation expense for outstanding restricted stock units is recognized ratably over the vesting periods of the awards. The restricted stock units are not eligible to receive dividends or dividend equivalence until the RSUs are settled in Common Stock of the Company. At that time, the participant will be entitled to all the same rights as a shareholder of the Company.

        A summary of the Company's unvested restricted stock unit activity and related information for the three months ended March 31, 2016 is as follows.

	Number of Unvested Awards	Weighted-Average Grant Date Fair Value
Balance at December 31, 2015	954,034	1.66
Granted	—	—
Vested	(69,639)	1.69
Forfeited and canceled	—	—

Balance at March 31, 2016	884,395	$1.66

        Since the establishment of the Plan, there are 2,032,240 restricted stock units that have fully vested, of which 1,466,281 have settled in Common Stock of the Company as of March 31, 2016.

        As of March 31, 2016, there was $972 thousand of total unrecognized compensation cost related to restricted stock units. That cost is expected to be recognized over a weighted-average period of 1.36 years.

        Compensation cost relating to share-based awards is accounted for in the consolidated financial statements based on the fair value of the share-based award. Share-based compensation expense recognized in the consolidated statements of operations for the three months ended March 31, 2016 and 2015 was as follows.

(in thousands)	March 31, 2016	March 31, 2015
Expense recognized:
Related to stock options	$176	$332
Related to restricted stock units	244	243

NOTE G—Business Segment Reporting

        The Company has identified its operating segments by product and subsidiary bank. The Company's community bank subsidiary BOHR provides loan and deposit services through full-service branches and loan production offices located in Virginia, North Carolina, Delaware, and Maryland. In addition to its banking operations, the Company has two additional reportable segments: Mortgage and Corporate. Gateway Bank Mortgage, Inc. comprises our Mortgage segment and provides mortgage

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE G—Business Segment Reporting (Continued)

banking services such as originating and processing mortgage loans for sale to the secondary market. Our Corporate segment includes the holding company, and immaterial passive operating results from inactive subsidiary units.

        The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in the 2015 Form 10-K. Segment profit and loss is measured by net income. Intersegment transactions are recorded at cost and eliminated as part of the consolidation process. Because of the interrelationships between the segments, the information is not indicative of how the segments would perform if they operated as independent entities.

        The following tables show certain financial information as of and for the three months ended March 31, 2016 and 2015 for each segment and in total.

(in thousands)	Total	Elimination	BOHR	Mortgage	Corporate
Three Months Ended March 31, 2016
Net interest income (loss)	$14,916	$—	$15,207	$154	$(445)
Provision for loan losses	—	—	(26)	26	—

Net interest income (loss) after provision for loan losses	14,916	—	15,233	128	(445)
Noninterest income	6,952	(85)	2,972	4,476	(411)
Noninterest expense	19,531	(85)	15,253	3,997	366

Income (loss) before provision for income taxes	2,337	—	2,952	607	(1,222)
Provision for income taxes	749	—	734	15	—

Net income (loss)	1,588	—	2,218	592	(1,222)
Net income attributable to non-controlling interest	206	—	—	206	—

Net income (loss) attributable to Hampton Roads Bankshares, Inc.	$1,382	$—	$2,218	$386	$(1,222)

Total assets at March 31, 2016	$2,040,373	$(93,033)	$2,055,168	$71,134	$7,104

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE G—Business Segment Reporting (Continued)

(in thousands)	Total	Elimination	BOHR	Mortgage	Corporate
Three Months Ended March 31, 2015
Net interest income (loss)	$14,691	$—	$15,020	$60	$(389)
Provision for loan losses	600	—	642	(42)	—

Net interest income (loss) after provision for loan losses	14,091	—	14,378	102	(389)
Noninterest income	7,325	(102)	3,163	4,248	16
Noninterest expense	19,507	(76)	15,794	3,267	522

Income (loss) before provision for income taxes	1,909	(26)	1,747	1,083	(895)
Provision for income taxes	40	—	8	32	—

Net income (loss)	1,869	(26)	1,739	1,051	(895)
Net income attributable to non-controlling interest	534	—	—	534	—

Net income (loss) attributable to Hampton Roads Bankshares, Inc.	$1,335	$(26)	$1,739	$517	$(895)

Total assets at March 31, 2015	$2,055,741	$(97,158)	$2,073,203	$69,746	$9,950

NOTE H—Derivative Instruments

        Derivatives are a financial instrument whose value is based on one or more underlying assets. The Company originates residential mortgage loans for sale into the secondary market on a best efforts basis. In connection with the underwriting process, the Company enters into commitments to lock-in the interest rate of the loan with the borrower prior to funding ("interest rate lock commitments"). Generally, such interest rate lock commitments are for periods less than 60 days. These interest rate lock commitments are considered derivatives. The Company manages its exposure to changes in fair value associated with these interest rate lock commitments by entering into simultaneous agreements to sell the residential loans to third party investors shortly after their origination and funding. At March 31, 2016 and December 31, 2015, the Company had loans held for sale of $51.3 million and $56.5 million, respectively.

        Under the contractual relationship in the best efforts method, the Company is obligated to sell the loans only if the loans close. As a result of the terms of these contractual relationships, the Company is not exposed to changes in fair value nor will it realize gains related to its rate-lock commitments due to subsequent changes in interest rates. At March 31, 2016 and December 31, 2015, the Company had rate-lock commitments to originate residential mortgage loans (unfunded par amount of loans) on a best efforts basis in the amounts of $76.9 million and $50.6 million, respectively.

        As of March 31, 2016 and December 31, 2015, the Company has derivative financial instruments not included in hedge relationships. To meet the needs of its commercial customers, the Company uses interest rate swaps to manage its interest rate risk. Derivative contracts are executed between the Company and certain commercial loan customers with offsetting positions to dealers under a back-to-back swap program enabling the commercial loan customers to effectively exchange variable-rate interest payments under their existing obligations for fixed-rate interest payments. For the

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE H—Derivative Instruments (Continued)

three months ended March 31, 2016 and 2015, the Company recorded no gains and $173 thousand, respectively, related to trading income on the interest rate swaps included in the back-to-back swap program that was included within other noninterest income on the Consolidated Statements of Operations.

        Certain financial instruments, including derivatives, may be eligible for offset in the consolidated balance sheet and/or subject to master netting arrangements. The Company's derivative transactions with financial institution counterparties are generally executed under International Swaps and Derivative Association (ISDA) master agreements which include right of setoff provisions. In such cases there is generally a legally enforceable right to offset recognized amounts and there may be an intention to settle such amounts on a net basis. Nonetheless, the Company does not generally offset financial instruments for financial reporting purposes.

        Information about financial instruments that are eligible for offset in the consolidated balance sheet as of March 31, 2016 and December 31, 2015 is presented in the following tables:

				Gross Amounts Not Offset in the Consolidated Balance Sheets
		Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Assets Presented in the Consolidated Balance Sheets
	Gross Amounts of Recognized Assets
(in thousands)				Financial Instruments	Cash Collateral Received	Net Amount
Derivative assets:
March 31, 2016
Interest rate swap agreements	$2,604	$—	$2,604	$—	$—	$2,604
December 31, 2015
Interest rate swap agreements	1,219	—	1,219	—	—	1,219

				Gross Amounts Not Offset in the Consolidated Balance Sheets
		Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Liabilities Presented in the Consolidated Balance Sheets
	Gross Amounts of Recognized Liabilities
(in thousands)				Financial Instruments	Cash Collateral Pledged	Net Amount
Derivative liabilities:
March 31, 2016
Interest rate swap agreements	$2,604	$—	$2,604	$—	$2,604	$—
December 31, 2015
Interest rate swap agreements	1,219	—	1,219	—	1,219	—

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE I—Fair Value Measurements

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company classifies financial assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Valuation methodologies for the fair value hierarchy are as follows.

          Level 1—Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain Treasury securities that are highly liquid and are actively traded in over-the-counter markets.

          Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

          Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include values that are determined using pricing models, discounted cash flow methodologies, or similar techniques as well as assets and liabilities for which the determination of fair value requires significant management judgment or estimation.

        The categorization of an asset or liability within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Recurring Basis

        The Company measures or monitors certain of its assets on a fair value basis. Fair value is used on a recurring basis for those assets and liabilities for which an election was made as well as for certain assets and liabilities in which fair value is the primary basis of accounting. The following tables reflect

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE I—Fair Value Measurements (Continued)

the fair value of assets measured and recognized at fair value on a recurring basis in the consolidated balance sheets at March 31, 2016 and December 31, 2015.

		Fair Value Measurements at Reporting Date Using
	March 31, 2016
(in thousands)		Level 1	Level 2	Level 3
Assets
Investment securities available for sale
U.S. agency securities	$12,579	$—	$12,579	$—
Corporate bonds	11,327	—	11,327	—
Mortgage-backed securities—Agency	150,769	—	150,769	—
Asset-backed securities	23,028	—	23,028	—
Equity securities	1,413	1,314	—	99

Total investment securities available for sale	199,116	1,314	197,703	99
Derivative loan commitments	1,151	—	—	1,151
Interest rate swaps	2,604	—	2,604	—

Total assets	$202,871	$1,314	$200,307	$1,250

Liabilities
Interest rate swaps	$2,604	$—	$2,604	$—

Total liabilities	$2,604	$—	$2,604	$—

		Fair Value Measurements at Reporting Date Using
	December 31, 2015
(in thousands)		Level 1	Level 2	Level 3
Assets
Investment securities available for sale
U.S. agency securities	$13,072	$—	$13,072	$—
Corporate bonds	11,190	—	11,190	—
Mortgage-backed securities—Agency	149,199	—	149,199	—
Asset-backed securities	23,292	—	23,292	—
Equity securities	1,421	1,322	—	99

Total investment securities available for sale	198,174	1,322	196,753	99
Derivative loan commitments	1,020	—	—	1,020
Interest rate swaps	1,219	—	1,219	—

Total assets	$200,413	$1,322	$197,972	$1,119

Liabilities
Interest rate swaps	$1,219	$—	$1,219	$—

Total liabilities	$1,219	$—	$1,219	$—

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE I—Fair Value Measurements (Continued)

        The following table shows a rollforward of recurring fair value measurements categorized within Level 3 of the fair value hierarchy for the three months ended March 31, 2016 and 2015.

	Activity in Level 3 Fair Value Measurements Three Months Ended March 31, 2016		Activity in Level 3 Fair Value Measurements Three Months Ended March 31, 2015
(in thousands) Description	Investment Securities Available for Sale	Derivative Loan Commitments	Investment Securities Available for Sale	Derivative Loan Commitments
Beginning of period balance	$99	$1,020	$280	$472
Unrealized gains included in:
Earnings	—	—	—	—
Other comprehensive income	—	—	—	—
Purchases	—	—	9	—
Sales	—	—	—	—
Issuances	—	131	—	743
Settlements	—	—	—	—

End of period balance	$99	$1,151	$289	$1,215

        The Company's policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer.

        The following describes the valuation techniques used to estimate fair value for our assets and liabilities that are measured on a recurring basis.

        Investment Securities Available for Sale.    Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products, and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities would include U.S. agency securities, mortgage-backed securities, obligations of states and political subdivisions, and certain corporate, asset-backed, and other securities valued using third party quoted prices in markets that are not active. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.

        Derivative Loan Commitments.    The Company originates mortgage loans for sale into the secondary market on a best efforts basis. Under the best efforts basis, the Company enters into commitments to originate mortgage loans whereby the interest rate is fixed prior to funding. These commitments, in which the Company intends to sell in the secondary market, are considered freestanding derivatives. The fair values of interest rate lock commitments, which are related to mortgage loan commitments and are categorized as Level 3, are based on quoted prices adjusted for commitments that the Company does not expect to fund.

        Interest Rate Swaps.    The Company uses observable inputs to determine fair value of its interest rate swaps. The valuation of these instruments is determined using widely accepted valuation techniques that are based on discounted cash flow analysis using the expected cash flows of each derivative over the contractual terms of the derivatives, including the period to maturity and

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE I—Fair Value Measurements (Continued)

market-based interest rate curves. The fair value of the interest rate swaps is determined using a market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments. The variable cash payments were based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. Accordingly, the Company categorizes these financial instruments within Level 2 of the fair value hierarchy.

Nonrecurring Basis

        Certain assets, specifically collateral dependent impaired loans and other real estate owned and repossessed assets, are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment and an allowance is established to adjust the asset to its estimated fair value). The adjustments are based on appraisals of underlying collateral or other observable market prices when current appraisals or observable market prices are available. Where we do not have an appraisal that is less than 12 months old, an existing appraisal or other valuation would be utilized after discounting it to reflect current market conditions, and, as such, may include significant management assumptions and input with respect to the determination of fair value.

        To assist in the discounting process, a valuation matrix was developed to provide valuation guidance for collateral dependent loans and other real estate owned where it was deemed that an existing appraisal was outdated as to current market conditions. The matrix applies discounts to external appraisals depending on the type of real estate and age of the appraisal. The discounts are generally specific point estimates; however in some cases, the matrix allows for a small range of values. The discounts were based in part upon externally derived statistical data. The discounts were also based upon management's knowledge of market conditions and prices of sales of other real estate owned. In addition, matrix value adjustments may be made by our independent appraisal group to reflect property value trends within specific markets as well as actual sales data from market transactions and/or foreclosed real estate sales. It is the Company's policy to classify these as Level 3 assets within the fair value hierarchy. Management periodically reviews the discounts in the matrix as compared to valuations from updated appraisals and modifies the discounts accordingly should updated appraisals reflect valuations significantly different than those derived utilizing the matrix. To date, management believes the appraisal discount matrix has resulted in appropriate adjustments to existing appraisals thereby providing management with reasonable valuations for the collateral underlying the loan portfolio; however, while appraisals are indicators of fair value, the amount realized upon sale of these assets could be significantly different.

        The following tables reflect the fair value of assets measured and recognized at fair value on a nonrecurring basis in the consolidated balance sheets at March 31, 2016 and December 31, 2015.

		Fair Value Measurements at March 31, 2016 Using
	Assets Measured at Fair Value
(in thousands)		Level 1	Level 2	Level 3
Impaired loans	$54,146	$—	$—	$54,146
Other real estate owned and repossessed assets	8,661	—	—	8,661

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE I—Fair Value Measurements (Continued)

		Fair Value Measurements at December 31, 2015 Using
	Assets Measured at Fair Value
(in thousands)		Level 1	Level 2	Level 3
Impaired loans	$55,279	$—	$—	$55,279
Other real estate owned and repossessed assets	12,409	—	—	12,409

        The following describes the valuation techniques used to estimate fair value for our assets that are required to be measured on a nonrecurring basis.

        Impaired Loans.    The majority of the Company's impaired loans are considered collateral dependent. For collateral dependent impaired loans, impairment is measured based upon the estimated fair value of the underlying collateral.

        Other Real Estate Owned and Repossessed Assets.    The adjustments to other real estate owned and repossessed assets are based primarily on appraisals of the real estate or other observable market prices. Our policy is that fair values for these assets are based on current appraisals. In most cases, we maintain current appraisals for these items. Where we do not have a current appraisal, an existing appraisal would be utilized after discounting it to reflect changes in market conditions from the date of the existing appraisal, and, as such, may include significant management assumptions and input with respect to the determination of fair value.

Significant Unobservable Inputs

        The following table presents the significant unobservable inputs used to value the Company's material Level 3 assets; these factors represent the significant unobservable inputs that were used in measurement of fair value.

(in thousands except for percentages) Type	Fair Value at March 31, 2016	Significant Unobservable Inputs by Valuation Technique	Significant Unobservable Inputs as of March 31, 2016
Derivative loan commitments	$1,151	Pull through rate Percentage of loans that will ultimately close	83%
Impaired loans	54,146	Appraised value Average discounts to reflect current market conditions, ultimate collectability, and estimated costs to sell	11%
Other real estate owned	8,661	Appraised value Weighted average discounts to reflect current market conditions, abbreviated holding period, and estimated costs to sell	11%

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE I—Fair Value Measurements (Continued)

Other Fair Value Measurements

        Additionally, accounting standards require the disclosure of the estimated fair value of financial instruments that are not recorded at fair value. For the financial instruments that the Company does not record at fair value, estimates of fair value are made at a point in time based on relevant market data and information about the financial instrument. No readily available market exists for a significant portion of the Company's financial instruments. Fair value estimates for these instruments are based on current economic conditions, interest rate risk characteristics, and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the calculated fair value estimates in many instances cannot be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. In addition, changes in assumptions could significantly affect these fair value estimates. The following methods and assumptions were used by the Company in estimating fair value of these financial instruments.

(a)   Cash and Cash Equivalents

        Cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, and overnight funds sold and due from FRB. The carrying amount approximates fair value.

(b)   Investment Securities Available for Sale

        Fair values are based on published market prices where available. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Investment securities available for sale are carried at their aggregate fair value.

(c)   Restricted Equity Securities

        These investments are carried at cost. The carrying amount approximates fair value.

(d)   Loans Held For Sale

        The carrying value of loans held for sale is a reasonable estimate of fair value since loans held for sale are expected to be sold within a short period.

(e)   Loans

        To determine the fair values of loans other than those listed as nonaccrual, we use discounted cash flow analyses. In these analyses, we use discount rates that are similar to the interest rates and terms currently being offered to borrowers of similar terms and credit quality. For nonaccrual loans, we use a variety of techniques to measure fair value, such as using the current appraised value of the collateral, discounting the contractual cash flows, and analyzing market data that we may adjust due to the specific characteristics of the loan or collateral.

(f)    Interest Receivable and Interest Payable

        The carrying amount approximates fair value.

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE I—Fair Value Measurements (Continued)

(g)   Bank-Owned Life Insurance

        The carrying amount approximates fair value.

(h)   Deposits

        The fair values disclosed for transaction deposits such as demand and savings accounts are equal to the amount payable on demand at the reporting date (this is, their carrying values). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

(i)    Borrowings

        The fair value of borrowings is estimated using discounted cash flow analyses based on the rates currently offered for borrowings of similar remaining maturities and collateral requirements. These include FHLB borrowings and other borrowings.

(j)    Commitments to Extend Credit and Standby Letters of Credit

        The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at March 31, 2016 and December 31, 2015, and as such, the related fair values have not been estimated.

        The carrying amounts and fair values of those financial instruments that are not recorded at fair value, or have carrying amounts that approximate fair value, at March 31, 2016 and December 31, 2015 were as follows.

	March 31, 2016
			Fair Value Measurements at Reporting Date Using
	Carrying Amount	Fair Value
(in thousands)			Level 1	Level 2	Level 3
Financial Assets:
Loans, net(1)	$1,499,616	$1,514,312	$—	$—	$1,514,312
Financial Liabilities:
Deposits	1,684,258	1,674,489	—	1,674,489	—
FHLB borrowings	11,000	10,959	—	10,959	—
Other borrowings	29,811	56,703	—	56,703	—

Hampton Roads Bankshares, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE I—Fair Value Measurements (Continued)

	December 31, 2015
			Fair Value Measurements at Reporting Date Using
	Carrying Amount	Fair Value
(in thousands)			Level 1	Level 2	Level 3
Financial Assets:
Loans, net(1)	$1,518,318	$1,525,606	$—	$—	$1,525,606
Financial Liabilities:
Deposits	1,705,145	1,678,886	—	1,678,886	—
FHLB borrowings	25,000	25,000	—	25,000	—
Other borrowings	29,689	56,703	—	56,703	—

(1)
Carrying amount and fair value includes impaired loans. Carrying amount and fair value are net of the allowance for loan losses.

NOTE J—Contingencies

        In the ordinary course of operations, the Company may become a party to legal proceedings. Based upon information currently available, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on our business, financial condition, results of operations, or cash flows.

INDEX TO XBKS CONSOLIDATED FINANCIAL STATEMENTS

        The following report of independent registered public accounting firm, audited consolidated financial statements of XBKS for the years ended December 31, 2015 and 2014, notes to consolidated financial statements of XBKS for the year ended December 31, 2015, unaudited consolidated financial statements of XBKS for the three months ended March 31, 2016 and 2015 and notes to unaudited consolidated financial statements of XBKS for the three months ended March 31, 2016 are included as a part of this joint proxy statement/prospectus.

        Notwithstanding the meanings attributed to them in any other section of this joint proxy statement/prospectus, capitalized terms in the XBKS Consolidated Financial Statements and the Notes to Consolidated Financial Statements shall have the meanings set forth therein.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Xenith Bankshares, Inc.
Richmond, Virginia

        We have audited the accompanying consolidated balance sheet of Xenith Bankshares, Inc. and Subsidiary ("the Company") as of December 31, 2015 and 2014 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years then ended. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xenith Bankshares, Inc. and Subsidiary at December 31, 2015, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
Richmond, Virginia
March 9, 2016

Consolidated Balance Sheets as of December 31, 2015 and December 31, 2014

(in thousands, except share data)	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents
Cash and due from banks	$40,242	$34,666
Federal funds sold	21,703	4,533
Total cash and cash equivalents	61,945	39,199
Securities available for sale, at fair value	130,863	64,341
Securities held to maturity, at cost (fair value—2015—$9,769; 2014—$9,683)	9,270	9,279
Loans, net of allowance for loan and lease losses, 2015—$7,350; 2014—$6,247	772,178	744,626
Premises and equipment, net	7,544	8,010
Other real estate owned, net	533	1,140
Goodwill and other intangible assets, net	15,686	16,143
Accrued interest receivable	4,430	3,498
Deferred tax asset	6,260	6,343
Bank owned life insurance	19,603	14,106
Other assets	11,184	11,367
Total assets	$1,039,496	$918,052
Liabilities and Shareholders' Equity
Deposits
Demand and money market	$568,366	$465,253
Savings	10,564	10,108
Time	310,100	297,550
Total deposits	889,030	772,911
Accrued interest payable	426	276
Borrowings	36,861	32,000
Supplemental executive retirement plan	2,217	2,295
Other liabilities	8,273	4,349
Total liabilities	936,807	811,831
Shareholders' equity
Preferred stock, $1.00 par value, 25,000,000 shares authorized as of December 31, 2015and 2014; 0 shares issued and outstanding as of December 31, 2015 and 8,381 shares ($1,000 liquidation value) issued and outstanding as of December 31, 2014	—	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of December 31, 2015 and 2014; 12,996,622 shares issued and outstanding as of December 31, 2015and 12,929,834 shares issued and outstanding as of December 31, 2014	12,997	12,930
Additional paid-in capital	86,684	86,016
Retained earnings (accumulated deficit)	3,581	(560)
Accumulated other comprehensive loss, net of tax	(573)	(546)
Total shareholders' equity	102,689	106,221
Total liabilities and shareholders' equity	$1,039,496	$918,052

See notes to consolidated financial statements.

Consolidated Statements of Income for the years ended December 31, 2015 and 2014

(in thousands, except per share data)	December 31, 2015	December 31, 2014
Interest income
Interest and fees on loans	$33,817	$29,338
Interest on securities	2,556	1,532
Interest on federal funds sold and deposits in other banks	468	316
Total interest income	36,841	31,186
Interest expense
Interest on deposits	5,327	4,101
Interest on federal funds purchased and borrowed funds	1,153	506
Total interest expense	6,480	4,607
Net interest income	30,361	26,579
Provision for loan and lease losses	2,599	3,220
Net interest income after provision for loan and lease losses	27,762	23,359
Noninterest income
Service charges on deposit accounts	618	603
Net loss on sale and write-down of other real estate owned	(95)	(31)
Gain on sales of securities	58	428
Bargain purchase gain	—	42
Loss on the write-down of equipment and other assets	(19)	(23)
Increase in cash surrender value of bank owned life insurance	497	363
Other	330	297
Total noninterest income	1,389	1,679
Noninterest expense
Compensation and benefits	12,979	12,497
Occupancy	1,623	1,574
FDIC insurance	719	495
Bank franchise taxes	984	912
Technology and data processing	2,249	2,296
Communications	388	356
Insurance	373	339
Professional fees	1,191	1,597
Amortization of intangible assets	458	411
Guaranteed student loan servicing	446	595
Other	2,104	1,898
Total noninterest expense	23,514	22,970
Income before income tax expense	5,637	2,068
Income tax expense	1,454	786
Net income	4,183	1,282
Preferred stock dividend	(42)	(84)
Net income available to common shareholders	$4,141	$1,198
Earnings per common share (basic):	$0.32	$0.10
Earnings per common share (diluted):	$0.31	$0.10

See notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income for the years ended December 31, 2015 and 2014

(in thousands)	December 31, 2015	December 31, 2014
Net income	$4,183	$1,282
Other comprehensive (loss) income, before taxes:
Securities available for sale:
Unrealized gain arising during the year	169	2,269
Reclassification adjustment for gains included in net income	(58)	(428)
Unrealized gain on available-for-sale securities	111	1,841
Securities held to maturity:
Unrealized loss transferred to held to maturity	—	(518)
Amortization of unrealized loss transferred from available for sale	55	50
Unrealized loss on held-to-maturity securities	55	(468)
Unrealized loss on derivative:
Unrealized loss arising during the year	(406)	(571)
Reclassification adjustment for losses included in net income	199	146
Unrealized loss on derivative	(207)	(425)
Other comprehensive (loss) income, before taxes	(41)	948
Income tax benefit (expense) related to other comprehensive (loss) income	14	(322)
Comprehensive income	$4,156	$1,908

See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2015 and 2014

(in thousands)	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance—January 1, 2014	$8,381	$10,438	$71,797	$(1,758)	$(1,172)	$87,686
Net income	—	—	—	1,282	—	1,282
Share-based compensation expense	—	—	872	—	—	872
Issuance of common stock, net	—	918	4,692	—	—	5,610
Issuance of common stock for acquisition	—	1,618	8,871	—	—	10,489
Cash in lieu of fractional shares for acquisition	—	—	1	—	—	1
Repurchase of common stock	—	(44)	(221)	—	—	(265)
Dividend on preferred stock	—	—	—	(84)	—	(84)
Excess tax benefits on stock awards	—	—	4	—	—	4
Change in net unrealized gain on available-for-sale securities, net of tax of $626	—	—	—	—	1,215	1,215
Change in net unrealized loss on held-to-maturity securities, net of tax of $159	—	—	—	—	(309)	(309)
Change in net unrealized loss on derivative, net of tax of $145	—	—	—	—	(280)	(280)
Balance—December 31, 2014	$8,381	$12,930	$86,016	$(560)	$(546)	$106,221
Net income	—	—	—	4,183	—	4,183
Share-based compensation expense	—	—	729	—	—	729
Issuance of common stock	—	78	(4)	—	—	74
Repurchase of common stock	—	(11)	(60)	—	—	(71)
Repurchase of preferred stock	(8,381)	—	—	—	—	(8,381)
Dividend on preferred stock	—	—	—	(42)	—	(42)
Excess tax benefits on stock awards	—	—	3	—	—	3
Change in net unrealized gain on available-for-sale securities, net of tax of $38	—	—	—	—	73	73
Change in net unrealized loss on held-to-maturity securities, net of tax of $19	—	—	—	—	36	36
Change in net unrealized loss on derivative, net of tax of $71	—	—	—	—	(136)	(136)
Balance—December 31, 2015	$—	$12,997	$86,684	$3,581	$(573)	$102,689

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows for the years ended December 31, 2015 and 2014

(in thousands)	December 31, 2015	December 31, 2014
Cash flows from operating activities
Net income	$4,183	$1,282
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	2,599	3,220
Depreciation and amortization	1,154	1,142
Net amortization of securities	964	416
Accretion of acquisition accounting adjustments	(2,279)	(1,960)
Deferred tax expense (benefit)	(11)	(422)
Gain on sales of securities	(58)	(428)
Share-based compensation expense	729	872
Bargain purchase gain	—	(42)
Net loss on sale and write-down of other real estate owned	95	31
Loss on write-down of equipment and other assets	19	23
Increase in cash surrender value of bank owned life insurance	(497)	(363)
Change in operating assets and liabilities:
Accrued interest receivable	(932)	(776)
Other assets	292	(2,384)
Accrued interest payable	150	22
Other liabilities	3,581	631
Net cash provided by operating activities	9,989	1,264
Cash flows from investing activities
Cash and cash equivalents acquired in bank acquisition	—	12,560
Proceeds from sales, maturities and calls of available-for-sale securities	20,346	52,591
Purchases of available-for-sale securities	(87,599)	(38,201)
Net increase in loans	(28,121)	(139,264)
Net proceeds from sale of other real estate owned	762	214
Purchases of bank owned life insurance	(5,000)	—
Net purchase of premises and equipment	(250)	(356)
Purchases of FRB and FHLB stock	(2)	(335)
Net cash used in investing activities	(99,864)	(112,791)
Cash flows from financing activities
Net increase in demand, money market and savings deposits	103,569	53,717
Net increase in time deposits	12,607	49,050
Net increase in borrowed funds	4,861	12,000
Issuance of common stock, net of issuance costs	78	5,615
Repurchase of common stock	(71)	(265)
Redemption of preferred stock	(8,381)	—
Preferred stock dividend	(42)	(84)
Net cash provided by financing activities	112,621	120,033
Net increase in cash and cash equivalents	22,746	8,506
Cash and cash equivalents
Beginning of year	39,199	30,693
End of year	$61,945	$39,199
Supplementary disclosure of cash flow information
Cash payments for:
Interest	$6,272	$4,623

Income taxes	$1,775	$1,350
Non-cash transfer of loans to foreclosed assets	$252	$65
Non-cash transactions related to bank acquisition
Assets acquired	$—	$101,872

Liabilities assumed	$—	$103,900
Issuance of common stock for acquisition	$—	$10,489

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014

Note 1—Organization

  General

        Xenith Bankshares, Inc. ("Xenith Bankshares" or the "company") is the bank holding company for Xenith Bank (the "Bank"), a Virginia-based institution headquartered in Richmond, Virginia. As of December 31, 2015, the company, through the Bank, operates eight full-service branches: one branch in Herndon, Virginia, two branches in Richmond, Virginia, three branches in Suffolk, Virginia, and two branches in Gloucester, Virginia. Additionally, the Bank operates one loan production office in Newport News, Virginia.

  Background

        In December 2009, First Bankshares, Inc. ("First Bankshares"), the bank holding company for SuffolkFirst Bank, and Xenith Corporation completed the merger of Xenith Corporation with and into First Bankshares (the "First Bankshares Merger"), with First Bankshares being the surviving entity in the merger. At the effective time of the First Bankshares Merger, First Bankshares amended its amended and restated articles of incorporation to, among other things, change its name to Xenith Bankshares, Inc. In addition, following the completion of the First Bankshares Merger, SuffolkFirst Bank changed its name to Xenith Bank. Although the First Bankshares Merger was structured as a merger of Xenith Corporation with and into First Bankshares, with First Bankshares being the surviving entity for legal purposes, Xenith Corporation was treated as the acquiror for accounting purposes.

        Effective on July 29, 2011, the Bank completed the acquisition of select loans totaling $58.3 million and related assets associated with the Richmond, Virginia branch office of Paragon Commercial Bank, a North Carolina banking corporation, and assumed select deposit accounts totaling $76.6 million and certain related liabilities associated with the branch office (the "Paragon Transaction").

        Also effective on July 29, 2011, the Bank acquired substantially all of the assets, including all loans, and assumed certain liabilities, including all deposits, of Virginia Business Bank ("VBB"), a Virginia banking corporation located in Richmond, Virginia, which was closed on July 29, 2011 by the Virginia State Corporation Commission (the "VBB Acquisition"). The Federal Deposit Insurance Corporation (the "FDIC") acted as receiver of VBB. The Bank acquired total assets of $92.9 million, including $70.9 million in loans, and assumed liabilities of $86.9 million, including $77.5 million in deposits. Under the terms of the VBB Acquisition Agreement, the Bank received a discount of $23.8 million on the net assets and did not pay a deposit premium. The VBB Acquisition was completed without any shared-loss agreement with the FDIC.

        On June 30, 2014, the company completed the merger of Colonial Virginia Bank ("CVB") with and into the Bank, with the Bank being the surviving bank (the "CVB Acquisition"). In the CVB Acquisition, each share of CVB common stock outstanding immediately prior to the effective time of the CVB Acquisition was converted into the right to receive 2.65 shares of Xenith Bankshares common stock (the "Exchange Ratio") without interest and less applicable amounts for taxes. All fractional shares of Xenith Bankshares common stock that a CVB shareholder would otherwise have been entitled to receive as a result of the CVB Acquisition was aggregated and, if a fractional share resulted from such aggregation, such holder received, instead of the fractional share, an amount in cash equal to $6.40 multiplied by the fraction of a share of Xenith Bankshares common stock to which such holder would otherwise have been entitled. Based on the Exchange Ratio, an aggregate of 1,618,186 shares of Xenith Bankshares common stock was issued and $658 in cash was paid to the former shareholders of CVB in exchange for their shares of CVB common stock. Additionally, based on the Exchange Ratio,

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 1—Organization (Continued)

an aggregate of 39,004 options to purchase shares of CVB common stock were converted into an aggregate of 103,355 options to purchase shares of Xenith Bankshares common stock.

        Pursuant to the CVB Acquisition, the company acquired approximately $114.4 million of assets, including $70.1 million in loans and assumed $103.9 million in liabilities, including $101.0 million of deposits.

        In September 2014, the company issued and sold an aggregate of 880,000 shares of its common stock, $1.00 par value per share, at a price of $6.35 per share to third-party investors for an aggregate purchase price, net of stock issuance costs, of approximately $5.6 million.

        On June 30, 2015, the company completed the redemption of all of the outstanding 8,381 shares of its senior non-cumulative perpetual preferred stock, Series A, that the company had issued and sold to the U.S. Treasury pursuant to the Small Business Lending Fund program (the "SBLF Preferred Stock"), at an aggregate redemption price of $8.4 million, including accrued but unpaid dividends.

Note 2—Summary of Significant Accounting Policies

  Basis of Presentation

        The consolidated financial statements include the accounts of Xenith Bankshares and its wholly-owned subsidiary, Xenith Bank. All significant intercompany accounts have been eliminated.

        All dollar amounts included in the tables in these notes are in thousands, except per share data, unless otherwise stated.

  Use of Estimates

        The preparation of the financial statements in conformity with United States generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, as well as the amounts of income and expenses during the reporting period. Actual results could differ from those estimates. Management considers its most critical estimates susceptible to significant change to include the determination of the allowance for lease and loan losses and its related provision, the yield and impairment for purchased-credit impaired loans, and the determination of estimated fair values of acquired assets and assumed liabilities in connection with business combinations.

  Accounting for Acquisitions

        The First Bankshares Merger, the Paragon Transaction, the VBB Acquisition and the CVB Acquisition were determined to be acquisitions of businesses and were accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 805, "Business Combinations" ("ASC 805"), with the assets acquired and liabilities assumed pursuant to the business combinations recorded at estimated fair values as of the effective date of the respective acquisitions. The determination of fair values requires management to make estimates about future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to actual results that may differ materially from the estimates made.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

        In accordance with the framework established by FASB ASC Topic 820, "Fair Value Measurements and Disclosure" ("ASC 820"), the company used a fair value hierarchy to prioritize the information used to form assumptions and estimates in determining fair values. These fair value hierarchies are further discussed below.

  Cash and Cash Equivalents

        The company considers all highly-liquid debt instruments with original maturities, or maturities when purchased, of three months or less to be cash equivalents. Cash and cash equivalents include cash on hand, due from banks and federal funds sold.

  Securities

        Marketable securities are classified into three categories:

  1.
  debt securities that the company has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost;

  2.
  debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in net income; and

  3.
  debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from net income. Such unrealized gains and losses are reported in other comprehensive income ("OCI"), net of tax, and as a separate component of shareholders' equity, net of tax.

        Purchased premiums and discounts are recognized in interest income using the effective interest method over the terms of the securities. Gains or losses on disposition of securities are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method.

        Available-for-sale securities, for which the market value is below amortized cost, are reviewed periodically for credit-related other-than-temporary impairment ("OTTI"). If a security is deemed OTTI, the amount of the impairment is charged to net income, and a new cost basis for the security is established.

        Securities transferred into the held-to-maturity category from the available-for-sale category are recorded at fair value at the date of transfer. Unrealized gains or losses included in the security's carrying value at the date of transfer are accreted over the remaining life of the security. A like amount of unrealized gain or loss recognized in OCI is amortized over the remaining life of the security. The result is no effect on future net income. As of December 31, 2015, the company held no trading securities.

  Loans Held for Investment

        Loans held for investment are carried at their principal amount outstanding net of unamortized fees, origination costs and, in the case of acquired loans, unaccreted fair value or "purchase accounting" adjustments. Interest income is recorded as earned on an accrual basis. Generally, the

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

accrual of interest income is discontinued when a loan is 90 days or greater past due as to principal or interest or when the collection of principal and/or interest is in doubt, which may occur in advance of the loan being past due 90 days. Subsequent cash receipts are applied to principal until the loan is in compliance with stated terms. The accrual of interest is not discontinued on loans past due 90 days or greater if the estimated net realizable value of collateral is sufficient to assure collection of both principal and interest and the loan is in the process of collection. Loan origination fees, net of origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans. The company uses the allowance method in providing for possible loan losses.

        Management considers loans to be impaired when, based on current information and events, it is probable that the company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Factors that influence management's judgments include payment history, source of repayment and value of any collateral. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources for identification of loans to be evaluated for impairment include past due and nonaccrual reports, internally generated lists of certain risk ratings and loan review. Impaired loans are measured using either the discounted expected cash flows or the value of collateral (less costs of disposal). All nonperforming loans are considered to be impaired loans.

        Acquired loans pursuant to a business combination are initially recorded at estimated fair value as of the date of acquisition; therefore, any related allowance for loan and lease losses is not carried over or established at acquisition. The difference between contractually required amounts receivable and the acquisition date fair value of loans that are not deemed credit-impaired at acquisition is accreted (recognized) into income over the life of the loan either on a level yield or effective interest method. Any change in credit quality subsequent to acquisition for these loans is reflected in the allowance for loan and lease losses.

        Loans acquired with evidence of credit deterioration since origination and for which it is probable at the date of acquisition that all contractually required principal and interest payments will not be collected are accounted for under FASB ASC Topic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality" ("ASC 310-30"). A portion of the loans acquired in the VBB Acquisition and CVB Acquisition were deemed by management to be credit-impaired loans qualifying for accounting under ASC 310-30.

        In applying ASC 310-30 to acquired loans, the company must estimate the amount and timing of cash flows expected to be collected. The estimation of the amount and timing of expected cash flows to be collected requires significant judgment, including default rates, the amount and timing of prepayments and the liquidation value and timing of underlying collateral, in addition to other factors. ASC 310-30 allows the purchaser to estimate cash flows on credit-impaired loans on a loan-by-loan basis or aggregate credit-impaired loans into one or more pools, if the loans have common risk characteristics. The company has estimated cash flows expected to be collected on a loan-by-loan basis.

        For purchased credit-impaired loans, the excess of cash flows expected to be collected over the estimated acquisition-date fair value is referred to as the accretable yield and is accreted into interest income over the period of expected cash flows from the loan, using the effective yield method. The difference between contractually required payments due and the cash flows expected to be collected at acquisition, on an undiscounted basis, is referred to as the nonaccretable difference.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

        ASC 310-30 requires periodic re-evaluation of expected cash flows for purchased credit-impaired loans subsequent to acquisition date. Decreases in the amount or timing of expected cash flows attributable to credit will generally result in an impairment charge to earnings such that the accretable yield remains unchanged. Increases in expected cash flows will result in an increase in the accretable yield, which is a reclassification from the nonaccretable difference. The new accretable yield is recognized in income over the remaining period of expected cash flows from the loan. The company re-evaluates expected cash flows no less frequent than annually and generally on a quarterly basis.

        Acquired loans for which the company cannot predict the amount or timing of cash flows are accounted for under the cost recovery method, whereby principal and interest payments received reduce the carrying value of the loan until such amount has been received. Amounts received in excess of the carrying value are reported in interest income.

  Allowance for Loan and Lease Losses

        The company's allowance for loan and lease losses consists of (1) a component for collective loan impairment recognized and measured pursuant to FASB ASC Topic 450, "Contingencies," and (2) a component for individual loan impairment recognized and measured pursuant to FASB ASC Topic 310, "Receivables."

        The allowance for loan and lease losses is based on management's periodic evaluation of the loan portfolio. This evaluation is a combination of quantitative and qualitative analysis. Quantitative factors include loss history for similar types of loans, as well as loss history from banks in Virginia and across the country. In evaluating the loan portfolio, management considers qualitative factors, including general economic conditions, nationally and in the company's target markets, as well as threats of outlier events, such as the unexpected deterioration of a significant borrower. These quantitative and qualitative factors are estimates and may be subject to significant change. Increases to the allowance for loan and lease losses are made by charges to the provision for loan and lease losses, which is reflected in the consolidated statements of income. Loans deemed to be uncollectible are charged against the allowance for loan and lease losses at the time of determination, and recoveries of previously charged-off amounts are credited to the allowance for loan and lease losses.

        In assessing the adequacy of the allowance for loan and lease losses, the company evaluates loan risk ratings. Each loan is assigned two "risk ratings" at origination. One risk rating is based on management's assessment of the borrower's financial capacity and the other is based on the type of collateral and estimated loan to value. In addition to risk ratings, management considers internal observable data related to trends within the loan portfolio, such as concentrations, aging of the portfolio, changes to policies, and external observable data such as industry and general economic trends.

        In evaluating loans accounted for under ASC 310-30, management periodically re-estimates the amount and timing of cash flows expected to be collected. The estimation of the amount and timing of expected cash flows to be collected requires significant judgment, including management's knowledge of the borrower's financial condition at the time of measurement, historical payment activity, and the estimated liquidation value of underlying collateral, in addition to other factors. Upon re-estimation, any deterioration in the timing and/or amount of cash flows results in an impairment charge, which is reported as a provision for loan and lease losses in net income and a component of the company's allowance for loan and lease losses. A subsequent improvement in the expected timing or amount of

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

future cash flows for those loans could result in the reduction of the allowance for loan and lease losses and an increase in net income.

        In evaluating the company's acquired guaranteed student loans, the allowance for loan and lease losses is based on historical and expected default rates for these and similar types of loans applied to the portion of carrying value in these loans that is not subject to federal guarantee.

        Although various data and information sources are used to establish the allowance for loan and lease losses, future adjustments to the allowance for loan and lease losses may be necessary, if conditions, circumstances or events are substantially different from the assumptions used in making the assessments. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

        In addition, various regulatory agencies, as an integral part of their examination process, periodically review the company's allowance for loan and lease losses. Such agencies may require the company to recognize additions or reductions to the allowance for loan and lease losses based on their judgments of information available to them at the time of their examination.

  Premises, Equipment and Depreciation

        Premises and equipment, including leasehold improvements, are recorded at cost less accumulated depreciation or amortization. Premises and equipment acquired pursuant to a business combination are recorded at estimated fair values as of the acquisition date. Depreciation is calculated over the estimated useful lives of the respective assets on a straight-line basis. Leasehold improvements are amortized over a term that includes the remaining lease term and probable renewal periods. Land is not subject to depreciation. Maintenance and repairs are charged to expense as incurred. The costs of major additions and improvements are capitalized and depreciated over their estimated useful lives. Depreciable lives for major categories of assets are as follows:

Building and improvements	15 to 40 years
Equipment, furniture and fixtures	3 to 20 years
Information technology equipment	3 to 5 years

  Other Real Estate Owned ("OREO")

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at estimated fair value less costs of disposal at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, management periodically performs valuations, and, if required, a reserve is established to reflect the net carrying amount of the assets at the lower of carrying value or fair value less costs of disposal. Revenue and expenses from operations and changes in the valuation of OREO are included in net income.

  Goodwill and Other Intangible Assets

        Goodwill represents the excess of the cost of an acquired entity over the fair value of the identifiable net assets acquired. Goodwill is tested at least annually for impairment, which requires as a first step the comparison of the fair value of each reporting unit to its carrying value. For purposes of

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

determining fair value of the reporting unit, fair value is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." If the fair value of the reporting unit is determined to be less than the reporting unit's carrying value of its equity, a second step of the impairment test is required, which involves allocating the fair value of the reporting unit to all of the assets and liabilities of the unit, with the excess of fair value over allocated net assets representing the fair value of the unit's goodwill. Impairment is measured as the amount, if any, by which the carrying value of the reporting unit's goodwill exceeds the estimated fair value of that goodwill. The company's recorded goodwill results from the First Bankshares Merger. Management has concluded that none of its recorded goodwill was impaired as of the testing date, which was October 31, 2015. There have been no events since the testing date that would indicate the company's goodwill is impaired.

        Other intangible assets, which represent acquired core deposit intangibles, are amortized over their estimated useful life of ten years on a straight-line basis. The company has not identified any events or circumstances that would indicate impairment in the carrying amounts of other intangibles.

        The company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of intangible assets may be impaired.

  Operating Leases

        The company has operating leases for five of its locations. The lease agreements for certain locations contain rent escalation clauses, rent holidays and leasehold improvement allowances. Scheduled rent escalations during the lease terms, rental payments commencing at a date other than the date of initial occupancy, and leasehold improvement allowances received are recognized on a straight-line basis over the terms of the leases in occupancy expense in the consolidated statements of income. Liabilities related to the difference between actual payments and the straight-lining of rent are recorded in other liabilities on the consolidated balance sheets.

  Income Taxes

        The company computes its income taxes under the asset and liability method in accordance with FASB ASC Topic 740, "Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements' carrying amount of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets are evaluated for recoverability, and a valuation allowance is provided until it is more likely than not that these tax benefits will be realized. The evaluation of the recoverability of deferred tax assets requires management to make significant judgments regarding the reversals of temporary differences and future profitability, among other items. Management has concluded that, as of December 31, 2015, no valuation allowance is required on the company's deferred tax asset.

        Any estimated tax exposure items identified are required to be considered in a tax contingency reserve. Changes in any tax contingency reserve would be based on specific developments, events or transactions.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

  Share-based Compensation

        The company accounts for share-based compensation awards at the estimated fair value at the grant date of the award, and compensation expense for the grant-date fair value of the award is recognized over the requisite service period in which the awards are expected to vest.

  Derivatives

        The company uses interest rate derivatives to manage its exposure to interest rate movements. To accomplish this objective, the company is a party to interest rate swaps whereby the company pays fixed amounts to a counterparty in exchange for receiving variable payments over the life of an underlying agreement or commitment without the exchange of underlying notional amounts.

        Derivatives designated as cash flow hedges, in accordance with FASB ASC Topic 815, "Derivatives and Hedging" ("ASC 815"), are used primarily to minimize the variability in cash flows of assets or liabilities caused by interest rates. Cash flow hedges are periodically tested for effectiveness, which measures the correlation of the cash flows of the hedged item with the cash flows from the derivative. The effective portion of changes in the fair value of derivatives designated as cash flow hedges is recorded in accumulated other comprehensive income ("AOCI") and is subsequently reclassified into net income in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivative is recognized directly in earnings.

        The company has derivatives that are not designated as hedges and are not speculative and result from a service the company provides to certain customers. The company executes interest rate derivatives with commercial banking customers to facilitate their respective risk management strategies. Those interest rate derivatives are simultaneously hedged by offsetting derivatives that the company executes with a third party, thus minimizing its net exposure from such transactions. These derivatives do not meet the hedge accounting requirements; therefore, changes in the fair value of both the customer derivative and the offsetting derivative are recognized in noninterest income on the consolidated statements of income.

  Bank Owned Life Insurance

        The Bank invests in bank owned life insurance ("BOLI"), which is life insurance purchased by the Bank on a selected group of employees. The Bank is the owner and primary beneficiary of the policies. BOLI is recorded in the company's balance sheet at the cash surrender value of the underlying policies. Earnings from the increase in cash surrender value of the policies are included in noninterest income on the statements of income. The Bank has rights under the insurance contracts to redeem them for book value at any time.

  Fair Value

        The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

        ASC 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

        Under the guidance in ASC 820, the company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Quoted prices in active markets for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2
Significant observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3
Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value to such assets or liabilities.

Note 3—Business Combination

        The company has accounted for the CVB Acquisition under the acquisition method of accounting whereby the acquired assets and assumed liabilities are recorded by the company at their estimated fair values as of the acquisition date, which was June 30, 2014.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 3—Business Combination (Continued)

        The following table presents the allocation of the consideration paid to the acquired assets and assumed liabilities in the CVB Acquisition as of the acquisition date. The allocation resulted in a bargain purchase gain of $42 thousand.

Fair value of assets acquired:
Cash and cash equivalents	$12,560
Securities available for sale	17,439
Loans	70,051
Premises and equipment	3,338
Other real estate owned	1,186
Core deposit intangible	930
Accrued interest receivable	318
Deferred tax asset	1,898
Bank owned life insurance	4,054
Other assets	2,658
Total assets	$114,432
Fair value of liabilities assumed:
Deposits	$100,985
Accrued interest payable	39
Supplemental executive retirement plan	2,277
Other liabilities	599
Total liabilities	$103,900
Net identifiable assets acquired	$10,532
Consideration paid:
Company's common shares issued	1,618,186
Purchase price per share(1)	$6.40
Value of common stock issued	10,356
Estimated fair value of stock options	133
Cash in lieu of fractional shares	1
Total consideration paid	$10,490
Bargain purchase gain	$42

(1)
The value of the shares of common stock exchanged for shares of CVB common stock was based upon the closing price of the company's common stock at June 27, 2014, the last trading day prior to the date of completion of the CVB Acquisition.

        The following table presents the purchased performing and purchased impaired loans receivable at the date of the CVB Acquisition and the fair value adjustment recorded immediately following the acquisition:

	Purchased Performing	Purchased Impaired	Total
Contractual principal payments receivable	$68,522	$4,575	$73,097
Fair value adjustment—credit and interest	(1,982)	(1,064)	(3,046)
Fair value of acquired loans	$66,540	$3,511	$70,051

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 4—Restrictions on Equity Securities and Cash

        As a member of the Board of Governors of the Federal Reserve System ("Federal Reserve"), the Bank is required to own shares of Federal Reserve Bank ("FRB") stock in an amount equal to six percent of total capital stock and surplus. As a member of the Federal Home Loan Bank ("FHLB"), the Bank is required to own shares of FHLB capital stock in an amount equal to at least 0.09% of total assets plus 4.50% of any outstanding advances.

        FRB stock and FHLB stock are carried at cost. As of December 31, 2015 and December 31, 2014, the Bank had $5.0 million in FRB and FHLB stock, which is included in other assets on the company's consolidated balance sheets.

        Additionally, to comply with FRB regulations, the Bank is required to maintain certain average cash reserve balances with the FRB. The daily average cash reserve requirement for the weeks closest to December 31, 2015 and 2014 was $12.5 million and $9.4 million, respectively.

Note 5—Securities

        The following tables present the amortized cost and fair value of available-for-sale and held-to-maturity securities as of the dates stated:

	December 31, 2015
		Gross Unrealized
	Amortized Cost			Fair Value
		Gains	(Losses)
Securities available for sale:
Mortgage-backed securities
—Fixed rate	$8,026	$11	$(90)	$7,947
Municipals—fixed rate
—Tax exempt	68,025	1,035	(6)	69,054
—Taxable	10,071	61	(130)	10,002
Collateralized mortgage obligations—fixed rate	7,872	43	(85)	7,830
CMBS—fixed rate	36,712	—	(682)	36,030
Total securities available for sale	130,706	1,150	(993)	130,863
Securities held to maturity:
Municipals—fixed rate
—Taxable	9,270	499	—	9,769
Total securities held to maturity	9,270	499	—	9,769
Total securities	$139,976	$1,649	$(993)	$140,632

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 5—Securities (Continued)

	December 31, 2014
		Gross Unrealized
	Amortized Cost			Fair Value
		Gains	(Losses)
Securities available for sale:
Mortgage-backed securities
—Fixed rate	$11,513	$131	$(101)	$11,543
—Variable rate	4,136	106	(3)	4,239
Municipals—fixed rate
—Tax exempt	37,825	87	(165)	37,747
—Taxable	847	1	—	848
Collateralized mortgage obligations—fixed rate	9,974	55	(65)	9,964
Total securities available for sale	64,295	380	(334)	64,341
Securities held to maturity:
Municipals—fixed rate
—Taxable	9,279	404	—	9,683
Total securities held to maturity	9,279	404	—	9,683
Total securities	$73,574	$784	$(334)	$74,024

        As of December 31, 2015 and 2014, the company had available-for-sale securities with a fair value of $8.1 million and $8.7 million, respectively, pledged as collateral for public deposits.

        The following table presents the amortized cost and fair value of securities by contractual maturity as of the date stated:

	December 31, 2015
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$—	$—	$—	$—
Due after one year through five years	1,815	1,833	—	—
Due after five years through ten years	54,971	54,251	9,270	9,769
Due after ten years	73,920	74,779	—	—
Total securities	$130,706	$130,863	$9,270	$9,769

        The following tables present fair values and the related unrealized losses in the company's securities portfolio, with the information aggregated by investment category and by the length of time

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 5—Securities (Continued)

that individual securities have been in continuous unrealized loss positions, as of the dates stated. The number of loss securities in each category is also noted.

	December 31, 2015
		Less than 12 months		More than 12 months		Total
	Number	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities available for sale:
Mortgage-backed securities
—Fixed rate	3	$6,956	$(90)	$—	$—	$6,956	$(90)
Municipals—fixed rate
—Tax exempt	3	4,391	(6)	—	—	4,391	(6)
—Taxable	2	5,024	(130)	—	—	5,024	(130)
Collateralized mortgage obligations—fixed rate	2	—	—	2,988	(85)	2,988	(85)
CMBS—fixed rate	14	36,032	(682)	—	—	36,032	(682)
Total securities available for sale	24	52,403	(908)	2,988	(85)	55,391	(993)
Total securities	24	$52,403	$(908)	$2,988	$(85)	$55,391	$(993)

	December 31, 2014
		Less than 12 months		More than 12 months		Total
	Number	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities available for sale:
Mortgage-backed securities
—Fixed rate	3	$—	$—	$8,682	$(101)	$8,682	$(101)
—Variable rate	1	2,789	(3)	—	—	2,789	(3)
Municipals—fixed rate
—Tax exempt	11	19,353	(165)	—	—	19,353	(165)
—Taxable	1	301	—	—	—	301	—
Collateralized mortgage obligations—fixed rate	2	—	—	3,767	(65)	3,767	(65)
Total securities available for sale	18	22,443	(168)	12,449	(166)	34,892	(334)
Total securities	18	$22,443	$(168)	$34,892	$(166)	$34,892	$(334)

        All securities held as of December 31, 2015 were investment grade. The unrealized loss positions at December 31, 2015 were directly related to interest rate movements, and management believes there is minimal credit risk exposure in these investments. There is no intent to sell investments that were in an unrealized loss position at December 31, 2015, and it is more likely than not that the company will not be required to sell these investments before a recovery of unrealized losses. These investments were not considered to be OTTI at December 31, 2015; therefore, no other-than-temporary impairment charge has been recognized in net income.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 6—Loans

        The following table presents the company's composition of loans, net of capitalized origination costs and unearned income, in dollar amounts and as a percentage of total loans, as of the dates stated:

	December 31, 2015		December 31, 2014
	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$370,612	47.6%	$359,243	47.9%
Commercial real estate	302,814	38.8%	267,489	35.6%
Residential real estate	36,190	4.6%	40,859	5.4%
Consumer	12,577	1.6%	11,456	1.5%
Guaranteed student loans	57,308	7.4%	71,780	9.6%
Overdrafts	27	0.0%	46	0.0%
Total loans	779,528	100.0%	750,873	100.0%
Allowance for loan and lease losses	(7,350)		(6,247)
Total loans, net of allowance	$772,178		$744,626

        Total loans include unearned fees, net of capitalized origination costs, of $358 thousand and $297 thousand, respectively, for the years ended December 31, 2015 and 2014. As of December 31, 2015, $279.0 million of loans were pledged as collateral for borrowing capacity.

        As of December 31, 2015, the company had $57.3 million of guaranteed student loans recorded as loans held for investment on its consolidated balance sheet. This balance includes premium and acquisition costs of $1.5 million and $835 thousand, respectively, which are amortized into interest income on the effective interest method. The guaranteed student loans were originated under the Federal Family Education Loan Program ("FFELP"), authorized by the Higher Education Act of 1965, as amended. Pursuant to the FFELP, these student loans are substantially guaranteed by a guarantee agency and reinsured by the U.S. Department of Education. The purchased loans were also part of the Federal Rehabilitated Loan Program, under which borrowers under defaulted loans have the one-time opportunity to bring their loans current. These loans, which are then owned by an agency guarantor, are brought current and sold to approved lenders. The guaranteed student loans carry an approximate 98% federal government guarantee of principal and accrued interest.

        The following tables present the company's loans held for investment by regulatory risk ratings classification and by loan type as of the dates stated. As defined by the Federal Reserve and adopted by the company, "special mention" loans are defined as having potential weaknesses that deserve management's close attention; "substandard" loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any; and "doubtful" loans have all the weaknesses inherent in substandard loans, with the added characteristic that the weaknesses make collection in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans not categorized as special mention, substandard or doubtful are

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 6—Loans (Continued)

classified as "pass." The company's risk ratings, which are assigned to loans, are embedded within these categories.

	December 31, 2015
	Pass	Special Mention	Substandard	Doubtful	Total Loans
Purchased credit-impaired loans:
Commercial and industrial	$616	$—	$209	$—	$825
Commercial real estate	3,057	371	949	—	4,377
Residential real estate	72	—	705	—	777
Consumer	27	—	61	—	88
Total purchased credit-impaired loans	3,772	371	1,924	—	6,067
Originated and other purchased loans:
Commercial and industrial	365,430	2,353	2,004	—	369,787
Commercial real estate	289,338	2,861	6,238	—	298,437
Residential real estate	33,894	259	1,260	—	35,413
Consumer	12,316	12	161	—	12,489
Guaranteed student loans	57,308	—	—	—	57,308
Overdrafts	27	—	—	—	27
Total originated and other purchased loans	758,313	5,485	9,663	—	773,461
Total loans	$762,085	$5,856	$11,587	$—	$779,528

	December 31, 2014
	Pass	Special Mention	Substandard	Doubtful	Total Loans
Purchased credit-impaired loans:
Commercial and industrial	$462	$150	$524	$—	$1,136
Commercial real estate	3,636	—	2,648	—	6,284
Residential real estate	126	10	908	—	1,044
Consumer	158	—	56	—	214
Total purchased credit-impaired loans	4,382	160	4,136	—	8,678
Originated and other purchased loans:
Commercial and industrial	347,938	6,458	3,711	—	358,107
Commercial real estate	254,540	2,934	3,731	—	261,205
Residential real estate	37,818	765	1,232	—	39,815
Consumer	11,065	36	141	—	11,242
Guaranteed student loans	71,780	—	—	—	71,780
Overdrafts	46	—	—	—	46
Total originated and other purchased loans	723,187	10,193	8,815	—	742,195
Total loans	$727,569	$10,353	$12,951	$—	$750,873

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 6—Loans (Continued)

        The following table presents the allowance for loan and lease loss activity, by loan category, as of the dates stated:

	December 31, 2015	December 31, 2014
Balance at beginning of period	$6,247	$5,305
Charge-offs:
Commercial and industrial	41	30
Commercial real estate	452	—
Residential real estate	72	161
Consumer	—	19
Guaranteed student loans	907	1,887
Overdrafts	10	23
Total charge-offs	1,482	2,120
Recoveries:
Commercial and industrial	—	2
Commercial real estate	81	5
Residential real estate	—	—
Consumer	2	1
Guaranteed student loans	—	—
Overdrafts	7	7
Total recoveries	90	15
Net charge-offs	1,392	2,105
Provision for loan and lease losses	2,599	3,220
Amount for unfunded commitments	(58)	(107)
Other(1)	(46)	(66)
Balance at end of period	$7,350	$6,247

(1)
Represents the recovery of a purchased credit-impaired loan's prior period allowance through accretion income.

        The company charges off that portion of its guaranteed student loans that are (1) not subject to federal government guarantee and (2) greater than 120 days past due and have a high probability of loss. Probability of loss is determined by a loss migration analysis.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 6—Loans (Continued)

        The following tables present the allowance for loan and lease losses, with the amount independently and collectively evaluated for impairment, and loan balances, by loan type, as of the dates stated:

	December 31, 2015
	Total Amount	Individually Evaluated for Impairment	Collectively Evaluated for Impairment
Allowance for loan losses applicable to:
Purchased credit-impaired loans
Commercial and industrial	$52	$52	$—
Commercial real estate	276	276	—
Residential real estate	38	38	—
Consumer	—	—	—
Total purchased credit-impaired loans	366	366	—
Originated and other purchased loans
Commercial and industrial	2,043	452	1,591
Commercial real estate	4,715	466	4,249
Residential real estate	167	11	156
Consumer	—	—	—
Guaranteed student loans	59	—	59
Total originated and other purchased loans	6,984	929	6,055
Total allowance for loan and lease losses	$7,350	$1,295	$6,055
Loan balances applicable to:
Purchased credit-impaired loans
Commercial and industrial	$825	$802	$23
Commercial real estate	4,377	2,646	1,731
Residential real estate	777	302	475
Consumer	88	—	88
Total purchased credit-impaired loans	6,067	3,750	2,317
Originated and other purchased loans
Commercial and industrial	369,787	1,745	368,042
Commercial real estate	298,437	5,533	292,904
Residential real estate	35,413	618	34,795
Consumer	12,516	516	12,000
Guaranteed student loans	57,308	—	57,308
Total originated and other purchased loans	773,461	8,412	765,049
Total loans	$779,528	$12,162	$767,366

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 6—Loans (Continued)

	December 31, 2014
	Total Amount	Individually Evaluated for Impairment	Collectively Evaluated for Impairment
Allowance for loan losses applicable to:
Purchased credit-impaired loans
Commercial and industrial	$34	$34	$—
Commercial real estate	182	182	—
Residential real estate	36	36	—
Consumer	—	—	—
Total purchased credit-impaired loans	252	252	—
Originated and other purchased loans
Commercial and industrial	2,174	326	1,848
Commercial real estate	3,577	123	3,454
Residential real estate	139	22	117
Consumer	—	—	—
Guaranteed student loans	105	—	105
Total originated and other purchased loans	5,995	471	5,524
Total allowance for loan and lease losses	$6,247	$723	$5,524
Loan balances applicable to:
Purchased credit-impaired loans
Commercial and industrial	$1,136	$989	$147
Commercial real estate	6,284	3,112	3,172
Residential real estate	1,044	554	490
Consumer	214	—	214
Total purchased credit-impaired loans	8,678	4,655	4,023
Originated and other purchased loans
Commercial and industrial	358,107	2,690	355,417
Commercial real estate	261,205	2,833	258,372
Residential real estate	39,815	384	39,431
Consumer	11,288	—	11,288
Guaranteed student loans	71,780	—	71,780
Total originated and other purchased loans	742,195	5,907	736,288
Total loans	$750,873	$10,562	$740,311

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 6—Loans (Continued)

        The following tables present loans that were individually evaluated for impairment, by loan type, as of the date stated. The table presents those loans with and without an allowance, and various additional data, for the periods stated.

	December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Purchased credit-impaired loans
Commercial and industrial	$145	$259	$—	$158	$—
Commercial real estate	379	516	—	393	—
Residential real estate	226	260	—	241	2
Consumer	—	—	—	—	—
Originated and other purchased loans
Commercial and industrial	633	633	—	651	8
Commercial real estate	3,301	3,870	—	3,365	149
Residential real estate	536	543	—	547	15
Consumer	516	577	—	519	—
With an allowance recorded:
Purchased credit-impaired loans
Commercial and industrial	657	646	52	702	37
Commercial real estate	2,267	2,349	276	2,317	153
Residential real estate	76	82	38	80	—
Consumer	—	—	—	—	—
Originated and other purchased loans
Commercial and industrial	1,112	1,112	452	1,146	—
Commercial real estate	2,232	2,240	466	2,651	—
Residential real estate	82	82	11	84	—
Consumer	—	—	—	—	—
Total loans individually evaluated for impairment	$12,162	$13,169	$1,295	$12,854	$364

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 6—Loans (Continued)

	December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Purchased credit-impaired loans
Commercial and industrial	$336	$1,439	$—	$399	$—
Commercial real estate	855	1,230	—	901	—
Residential real estate	181	216	—	188	—
Consumer	—	—	—	—	—
Originated and other purchased loans
Commercial and industrial	1,492	1,514	—	1,567	26
Commercial real estate	2,648	3,066	—	2,658	61
Residential real estate	173	173	—	177	—
Consumer	—	—	—	—	—
With an allowance recorded:
Purchased credit-impaired loans
Commercial and industrial	653	650	34	691	47
Commercial real estate	2,257	2,365	182	2,310	154
Residential real estate	373	405	36	361	—
Consumer	—	—	—	—	—
Originated and other purchased loans
Commercial and industrial	1,198	1,198	326	1,247	—
Commercial real estate	184	201	123	184	—
Residential real estate	212	212	22	216	—
Consumer	—	—	—	—	—
Total loans individually evaluated for impairment	$10,562	$12,669	$723	$10,899	$288

        Pursuant to the First Bankshares Merger, the Paragon Transaction, the VBB Acquisition and the CVB Acquisition, the acquired loans were adjusted to estimated fair value. The allowance for loan and lease losses does not include the remaining fair value adjustments (discounts) recorded as a result of these transactions.

        Of the $14.0 million discount recorded on the VBB Acquisition, $12.7 million was related to $40.2 million of purchased credit-impaired loans. Of the $3.0 million discount recorded on the CVB Acquisition, $1.1 million was related to $4.6 million of purchased credit-impaired loans. The remaining fair value adjustment on the VBB and CVB purchased credit-impaired loans, as of December 31, 2015, was $554 thousand and $547 thousand, respectively. The carrying value of the VBB and CVB purchased credit-impaired loans, as of December 31, 2015, was approximately $4.1 million and $2.0 million, respectively, which is net of any impairment charges recorded subsequent to acquisition.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 6—Loans (Continued)

        For purchased credit-impaired loans, the excess of cash flows expected to be collected over the estimated fair value is referred to as the accretable yield and accreted into interest income over the remaining life of the loan using the effective yield method. The difference between contractually required payments due and the cash flows expected to be collected, on an undiscounted basis, is referred to as the nonaccretable difference.

        The following table presents the accretion activity related to acquired loans as of the dates stated:

	December 31, 2015	December 31, 2014
Balance at beginning of period	$5,580	$4,441
Additions	—	3,046
Accretion(1)	(2,222)	(1,922)
Disposals(2)	(42)	(51)
Other(3)	46	66
Balance at end of period	$3,362	$5,580

(1)
Accretion amounts are reported in interest income.

(2)
Disposals represent the reduction of purchase accounting discounts due to the resolution of acquired loans at amounts less than the contractually-owed receivable. Of the 2015 amount, $17 thousand relates to a loan reclassified as OREO.

(3)
Represents the recovery of a purchased credit-impaired loan's prior period allowance through accretion income.

        The following tables present the age analysis of loans as of the dates stated:

	December 31, 2015
	Current	30 - 89 days Past Due	90+ days Past Due	Total Past Due	Total Loans
Purchased credit-impaired loans:
Commercial and industrial	$156	$161	$508	$669	$825
Commercial real estate	4,187	10	180	190	4,377
Residential real estate	572	96	109	205	777
Consumer	88	—	—	—	88
Total purchased credit-impaired loans	5,003	267	797	1,064	6,067
Originated and other purchased loans:
Commercial and industrial	368,759	36	992	1,028	369,787
Commercial real estate	296,148	1,166	1,123	2,289	298,437
Residential real estate	34,437	377	599	976	35,413
Consumer	11,983	47	486	533	12,516
Guaranteed student loans	38,811	8,248	10,249	18,497	57,308
Total originated and other purchased loans	750,138	9,874	13,449	23,323	773,461
Total loans	$755,141	$10,141	$14,246	$24,387	$779,528

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 6—Loans (Continued)

	December 31, 2014
	Current	30 - 89 days Past Due	90+ days Past Due	Total Past Due	Total Loans
Purchased credit-impaired loans:
Commercial and industrial	$696	$222	$218	$440	$1,136
Commercial real estate	5,567	629	88	717	6,284
Residential real estate	668	230	146	376	1,044
Consumer	203	—	11	11	214
Total purchased credit-impaired loans	7,134	1,081	463	1,544	8,678
Originated and other purchased loans:
Commercial and industrial	356,511	873	723	1,596	358,107
Commercial real estate	258,975	1,490	740	2,230	261,205
Residential real estate	38,891	702	222	924	39,815
Consumer	11,140	113	35	148	11,288
Guaranteed student loans	46,821	12,025	12,934	24,959	71,780
Total originated and other purchased loans	712,338	15,203	14,654	29,857	742,195
Total loans	$719,472	$16,284	$15,117	$31,401	$750,873

        Guaranteed student loans comprised $8.2 million of the total amounts that were past due 30-89 days and $10.2 million of the total amounts that were past due 90 days or greater, as of December 31, 2015. These loans are nearly 98% guaranteed as to principal and interest. Pursuant to the guarantee, the company may make a claim for payment on a loan after a period of 270 days during which no payment has been made on the loan.

        The following table presents nonaccrual loans and OREO as of the dates stated. A loan is considered nonaccrual if it is 90 days or greater past due as to principal or interest or when there is serious doubt as to collectability, unless the estimated net realizable value of collateral is sufficient to assure collection of both principal and interest and the loan is in the process of collection.

	December 31, 2015	December 31, 2014
Purchased credit-impaired loans:
Commercial and industrial	$155	$463
Commercial real estate	518	2,105
Residential real estate	413	962
Consumer	7	8
Total purchased credit-impaired loans	1,093	3,538
Originated and other purchased loans:
Commercial and industrial	2,004	2,311
Commercial real estate	4,129	930
Residential real estate	898	594
Consumer	150	4
Total originated and other purchased loans	7,181	3,839
Total nonaccrual loans	$8,274	$7,377
Other real estate owned	533	1,140
Total nonperforming assets	$8,807	$8,517

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 6—Loans (Continued)

        In accordance with Accounting Standards Update ("ASU") No. 2011-02, "Receivables: A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring," the company assesses all restructurings for potential identification as troubled debt restructurings ("TDRs"). A modification of a loan's terms constitutes a TDR if the creditor grants a concession to the borrower for economic or legal reasons related to the borrower's financial difficulties that it would not otherwise consider. Modifications of terms for loans that are included as TDRs may involve a change in the interest rate, extension of the term of the loan, or deferral of principal payments, regardless of the period of the modification.

        For loans classified as TDRs, the company further evaluates the loans as performing or nonperforming. If at the time of restructure the loan is on accrual status, it will be classified as performing and will continue to be classified as performing as long as the borrower continues making payments in accordance with the restructured terms. A modified loan will be classified as nonaccrual if the loan becomes 90 days delinquent. TDRs originally considered nonaccrual will be classified as nonperforming, but may be classified as performing TDRs if subsequent to restructure the loan experiences payment performance according to the restructured terms for a consecutive six-month period and other required conditions are met.

        The following table presents performing and nonperforming loans identified as TDRs, by loan type, as of the dates stated:

	December 31, 2015	December 31, 2014
Performing TDRs:
Commercial and industrial	$1,467	$2,735
Commercial real estate	2,343	1,913
Residential real estate	2,072	87
Consumer	—	—
Total performing TDRs	$5,882	$4,735
Nonperforming TDRs:
Commercial and industrial	$750	$—
Commercial real estate	74	33
Residential real estate	116	265
Consumer	—	—
Total nonperforming TDRs	$940	$298
Total TDRs	$6,822	$5,033

        The following tables present loans classified as TDRs, including the type of modification, number of loans and loan type, as of the dates stated. Restructured loans that had a modification of the loan's

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 6—Loans (Continued)

contractual interest rate may also have had an extension of the loan's contractual maturity date. These loans are included in the rate modification columns below.

	December 31, 2015
	Number of Loans Modified	Rate Modification	Term Extension and/or Other Concessions	Total
Commercial and industrial	8	$601	$1,616	$2,217
Commercial real estate	7	325	2,092	2,417
Residential real estate	5	237	1,951	2,188
Consumer	—	—	—	—
Total TDRs	20	$1,163	$5,659	$6,822

	December 31, 2014
	Number of Loans Modified	Rate Modification	Term Extension and/or Other Concessions	Total
Commercial and industrial	8	$1,149	$1,586	$2,735
Commercial real estate	5	—	1,946	1,946
Residential real estate	3	87	265	352
Consumer	—	—	—	—
Total TDRs	16	$1,236	$3,797	$5,033

        During the years ended December 31, 2015 and 2014, the company identified 11 and six loans, respectively, as TDRs, which totaled $3.3 million and $2.7 million, respectively, and are included in the tables above. During the years ended December 31, 2015 and 2014, six and one loan, respectively, totaling $940 thousand and $125 thousand, respectively, had not complied with the terms of the restructuring.

Note 7—Goodwill and Other Intangible Assets

        Goodwill of $13.0 million was recorded in the allocation of the consideration for the First Bankshares Merger. Core deposit intangibles were recorded in the allocation of the consideration in the First Bankshares Merger, the Paragon Transaction and the CVB Acquisition.

        The following table presents goodwill and other intangible assets as of the dates stated:

	December 31, 2015	December 31, 2014
Amortizable core deposit intangibles:
Gross carrying value	$4,640	$4,640
Accumulated amortization	(1,943)	(1,486)
Net core deposit intangibles	2,697	3,154
Unamortizable goodwill	12,989	12,989
Total goodwill and other intangible assets, net	$15,686	$16,143

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 7—Goodwill and Other Intangible Assets (Continued)

        The following table presents the estimated future amortization expense for core deposit intangibles:

Year	Core Deposit Intangibles
2016	$458
2017	458
2018	458
2019	458
2020	377
Thereafter	488
Total	$2,697

Note 8—Premises and Equipment

        The following table presents premises and equipment as of the dates stated:

	December 31, 2015	December 31, 2014
Land	$2,352	$2,352
Building and leasehold improvements	7,072	7,055
Equipment, furniture and fixtures	4,511	4,536
Vehicles	53	69
Total premises and equipment	13,988	14,012
Less: accumulated depreciation and amortization	(6,444)	(6,002)
Premises and equipment, net	$7,544	$8,010

        Depreciation and amortization expense related to premises and equipment for the years ended December 31, 2015 and 2014 was $696 thousand and $730 thousand, respectively.

Note 9—Deposits

        The following table presents a summary of deposit accounts as of the dates stated:

	December 31, 2015	December 31, 2014
Noninterest-bearing demand deposits	$182,008	$121,230
Interest-bearing:
Demand and money market	386,358	344,023
Savings deposits	10,564	10,108
Time deposits greater than $250,000	76,178	95,665
Other time deposits	233,922	201,885
Total deposits	$889,030	$772,911

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 9—Deposits (Continued)

        The following table presents time deposit accounts by year of maturity and weighted average interest rates for the next five years, as of December 31, 2015:

	Total	Weighted Average Rate
2016	$234,494	0.76%
2017	50,296	1.15%
2018	12,001	1.17%
2019	8,638	1.34%
2020	4,671	1.29%
Total time deposits	$310,100

Note 10—Derivatives

  Cash Flow Hedges

        The company uses interest rate derivatives to manage its exposure to interest rate movements. As of December 31, 2015, the company was a party to two interest rate swap agreements designated as cash flow hedges in accordance with ASC 815. Pursuant to these agreements, the company has minimized its exposure to interest rates movements by exchanging variable for fixed interest payments beginning September 28, 2015, without exchange of underlying notional amounts totaling $17.5 million. Prior to September 28, 2015, the company had an interest rate swap agreement whereby it exchanged variable for fixed interest payments related to a $20.0 million borrowing, without exchange of the underlying notional amount. The swap expired upon the maturity of the $20.0 million borrowing, which was September 28, 2015.

        The effective portion of changes in the fair value of derivatives designated as cash flow hedges is recorded in AOCI and is subsequently reclassified into net income in the period that the hedged forecasted transaction affects net income. The ineffective portion of the change in fair value of the derivative is recognized directly in net income. During the periods ended December 31, 2015, the ineffective portion was insignificant. The amount reported in AOCI related to cash flow hedges, as of December 31, 2015, was a loss of $612 thousand, net of a tax benefit of $208 thousand. As of December 31, 2015 and 2014, a hedge liability of $629 thousand and $423 thousand, respectively, was recorded in other liabilities on the consolidated balance sheets related to these derivatives.

        The following table presents the effects of the derivatives recorded in OCI on the consolidated statements of comprehensive income, as of the dates stated:

	Amount of (Loss) Gain Recognized in OCI on Derivatives (Effective Portion) December 31,
				Amount of (Loss) Reclassified from AOCI into Income (Effective Portion) December 31,
			Classification of Loss Reclassified from AOCI into Income (Effective Portion)
	2015	2014		2015	2014
Derivatives in cash flow hedging relationships:
Interest rate products	$(406)	$(571)	Interest expense	$(199)	$(146)
Total derivatives in cash flow hedging relationships	$(406)	$(571)		$(199)	$(146)

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 10—Derivatives (Continued)

  Non-hedge Derivatives

        Derivatives not designated as hedges are not speculative and result from a service the company provides to certain customers. The company executes interest rate derivatives with commercial banking customers to facilitate their respective risk management strategies. Those interest rate derivatives are simultaneously hedged by offsetting derivatives that the company executes with a third party, thus minimizing its net exposure from such transactions. These derivatives do not meet hedge accounting requirements; therefore, changes in the fair value of both the customer derivative and the offsetting derivative are recognized in net income. As of December 31, 2015, $532 thousand was recorded in other assets and $560 thousand was recorded in other liabilities related to non-designated hedges. As of December 31, 2014, $809 thousand was recorded in other assets and $852 thousand was recorded in other liabilities related to non-designated hedges. For the years ended December 31, 2015 and 2014, income of $62 thousand and $39 thousand, respectively, was recorded in net income related to non-designated hedges.

        The company has minimum collateral requirements with its counterparties for both cash flow hedges and non-hedge derivatives, which contain provisions, whereby if the company fails to maintain its status as a well/an adequately capitalized institution, the company could be required to terminate or fully collateralize the derivative contract. Additionally, if the company defaults on any of its indebtedness, including default where repayment has not been accelerated by the lender, the company could also be in default on its derivative obligations. As of December 31, 2015, the valuation of these derivatives surpassed the contractually specified minimum transfer amounts of $250 thousand, and $1.6 million had been pledged as collateral under the agreements. If the company is not in compliance with the terms of the derivative agreements, it could be required to settle its obligations under the agreements at termination value.

Note 11—Borrowings

        Short-term borrowing sources include federal funds purchased and the FHLB. The Bank has a $30.0 million credit line with its primary correspondent bank, which can be terminated at any time. The Bank also has six uncommitted lines of credit by national banks to borrow federal funds up to $88.0 million on an unsecured basis. The lines of credit are not confirmed lines or loans and can be cancelled at any time by the lender. One line for $10.0 million expires August 1, 2016, and one line for $15.0 million expires September 24, 2016. The other four lines for $63.0 million have no stated termination date. As of December 31, 2015, no amounts were outstanding under these uncommitted lines of credit. Borrowings under these arrangements bear interest at the prevailing federal funds rate.

        The Bank also has secured borrowing facilities with the FHLB and the FRB. Total credit availability as of December 31, 2015 under the FHLB facility was $291.2 million, which is equal to 30% of total assets as of the most recent prior quarter-end, and with a pledged, lendable collateral value of $47.5 million. Under this facility, as of December 31, 2015, there was one short-term, non-amortizing loan outstanding for $17.5 million, which matures March 28, 2016. Credit availability under the FRB facility, as of December 31, 2015, was $146.1 million, which is also based on pledged collateral. As December 31, 2015, the Bank had no federal funds purchased or long-term borrowings.

        Interest on federal funds purchased is paid on a daily basis. Interest only is payable on a monthly basis on FHLB and FRB short-term borrowings.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 11—Borrowings (Continued)

        On June 26, 2015, the company issued and sold $8.5 million in aggregate principal amount of its 6.75% subordinated notes due 2025 pursuant to a Subordinated Note Purchase Agreement (the "Subordinated Notes"). The Subordinated Notes bear interest at an annual rate of 6.75%, which is payable quarterly in arrears on March 31, June 30, September 30 and December 31. The Subordinated Notes qualify as Tier 2 capital for the company. The Subordinated Notes may not be redeemed by the company prior to June 26, 2020, except in the event (i) the Subordinated Notes no longer qualify as Tier 2 Capital as a result of a change in interpretation or application of law or regulation, or (ii) of a "Tax Event" (as defined under the Subordinated Note Purchase Agreement). The Subordinated Notes are unsecured and subordinate and junior in right of payments to the company's secured and general creditors. Additionally, the company is not permitted to declare or pay any dividend or make any distribution on its capital stock or any other of its equity securities of any kind, except for dividends payable solely in shares of the company's common stock, if the total risk-based capital ratio, Tier 1 risk-based capital ratio, or leverage ratio of the company or the Bank, becomes less than 10.0%, 6.0% or 5.0%, respectively. As of December 31, 2015, the outstanding balance of the Subordinated Notes, net of capitalized loan origination costs, was $8.4 million. For the year ended December 31, 2015, the effective interest rate, which includes the amortization of loan origination costs, on the Subordinated Notes was 7.13%.

        On September 30, 2014, the company entered into an agreement with a national bank that provides for an unsecured senior term loan credit facility up to $15.0 million (the "Credit Agreement"). The company borrowed $12.0 million upon the closing of the Credit Agreement on September 30, 2014 and had the right to borrow up to an additional $3.0 million under a delayed-draw term loan commitment ("Delayed Draw Loan"), subject to customary conditions, on or before September 30, 2015. On September 24, 2015, the company entered into an amendment to the Credit Agreement (the "Amendment") that amends certain provisions of the Credit Agreement. Among other things, the Amendment modified the Credit Agreement by (i) increasing the company's right to borrow under the Delayed Draw Loan to up to an additional $5.0. million, subject to customary conditions, and (ii) extending the date by which the company may draw under the Delayed Draw Loan to September 30, 2016. Repayments under the term loans were monthly payments of accrued interest only for the first six months and then, beginning on March 31, 2015, the term loans are repayable in monthly installments of $100 thousand principal, plus accrued interest, and unless extended or earlier prepaid, the maturity date of all term loans made under the Credit Agreement is September 30, 2019, at which time all unpaid principal and interest will become due and payable in full. Borrowings under the Credit Agreement bear interest at the 30-day LIBOR in effect from time to time plus 2.75.% per annum, which was reduced from 30-day LIBOR in effect from time to time plus 3.5% pursuant to the Amendment. The Credit Agreement is unsecured, but the lender has the benefit of a negative pledge on all of the outstanding capital stock of the Bank. As of December 31, 2015, the outstanding balance borrowed under the Credit Agreement, net of capitalized loan origination costs, was $11.0 million. For the years ended December 31, 2015 and December 31, 2014, the effective interest rate, which includes the amortization of loan origination costs, on the unsecured senior term loan was 3.87% and 3.90%, respectively.

        The Credit Agreement contains financial covenants that require: (1) the company to be, and to cause the Bank to be "well-capitalized," as defined in federal banking regulations, at all times, (2) the Bank's total risk-based capital ratio to be at least equal to 11.5% as of the last day of each fiscal quarter, (3) the Bank's ratio of non-performing assets to tangible primary capital to be no more than

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 11—Borrowings (Continued)

30% as of the last day of each fiscal quarter, (4) the Bank's ratio of loan loss reserves, including loans discounts relating to acquired loans, to non-performing loans to be at least equal to 70% at all times, and (5) the company's fixed charge coverage ratio, determined on a consolidated basis, to be at least 1.25 to 1.0 at the end of each fiscal quarter for the trailing four fiscal quarters. As of December 31, 2015, the company and the Bank, as applicable, were in compliance with these financial covenants.

Note 12—Income Taxes

        The provision for income taxes is based upon the results of operations, adjusted for the effect of certain tax-exempt income and non-deductible expenses. Certain items of income and expense are reported in different periods for financial reporting and tax return purposes resulting in temporary differences. The tax effects of these temporary differences are recognized currently in the deferred income tax provision.

        Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities. These differences will result in deductible or taxable amounts in a future year(s) when the reported amounts of assets or liabilities are recovered or settled. The company had no unrecognized tax benefits recorded as of December 31, 2015 and 2014.

        The following table presents the components of the net deferred tax asset as of the dates stated. The company has concluded that it is more likely than not that its deferred tax assets will be utilized in future periods; therefore, no valuation allowance is recorded against all or a portion of its deferred tax assets.

	December 31, 2015	December 31, 2014
Deferred tax assets
Allowance for loan and lease losses	$3,950	$3,731
Start-up costs	1,476	1,640
Incentives related to leases	58	98
Compensation related	539	587
SERP related	747	762
Unrealized losses on derivatives	207	137
Unrealized losses on securities	140	159
Interest on nonaccrual loans	119	114
Fixed asset related	120	154
Basis in acquired OREO	34	357
Other acquisition accounting adjustments	—	19
Other tax assets	4	13
Gross deferred tax assets	7,394	7,771
Deferred tax liabilities
Unearned loan costs in excess of loan fees	323	313
Basis in acquired loans	286	546
Core deposit intangibles	446	518
Unrealized gains on securities	73	42
Other tax liabilities	6	9
Gross deferred tax liabilities	1,134	1,428
Net deferred tax asset	$6,260	$6,343

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 12—Income Taxes (Continued)

        The following table presents current and deferred income tax expense for the dates stated:

	December 31, 2015	December 31, 2014
Income before income tax expense	$5,637	$2,068
Current income tax expense	$1,465	$1,208
Deferred income tax benefit	(11)	(422)
Total income tax expense	$1,454	$786

        The following table presents the statutory tax rate reconciled to the company's effective tax rate for the dates stated:

	December 31, 2015		December 31, 2014
	Tax	Rate	Tax	Rate
Income tax expense at statutory rate	$1,917	34.00%	$703	34.00%
State tax expense, net of federal benefit	6	0.10%	—	0.00%
Nondeductible expenses	14	0.26%	16	0.79%
Share-based compensation	26	0.46%	68	3.29%
Transaction-related expenses	—	0.00%	152	7.36%
Tax exempt income	(526)	–9.33%	(146)	–7.05%
Other	17	0.31%	(7)	–0.39%
Income tax expense reported	$1,454	25.80%	$786	38.00%

        As of December 31, 2015, tax years prior to 2012 are closed to Internal Revenue Service examination.

Note 13—Earnings per Share

        The following table summarizes basic and diluted earnings per common share calculations for the periods stated. Weighted average shares outstanding for the calculation of basic earnings per share include vested restricted stock units. Excluded from the computation of diluted earnings per common share were 242,598 and 271,842 shares related to options for the years ended December 31, 2015 and December 31, 2014, respectively, because their inclusion in the calculation would be anti-dilutive. The number of shares in the following table is in thousands.

	For the Years Ended December 31,
	2015	2014
Net income	$4,183	$1,282
Preferred stock dividend	(42)	(84)
Net income available to common shareholders	$4,141	$1,198
Weighted average shares outstanding, basic	13,104	11,535
Dilutive shares	203	161
Weighted average shares outstanding, diluted	13,307	11,696
Earnings per common share, basic	$0.32	$0.10
Earnings per common share, diluted	$0.31	$0.10

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 14—Share Repurchase Program

        In July 2013, the company's board of directors authorized a share repurchase program permitting the company to repurchase in the open market or otherwise up to 210,000 shares of the company's outstanding common stock. The authorization has no time limit. There is no guarantee as to the number of shares that will be repurchased by the company, and the company may discontinue the program at any time.

        The company repurchased the following shares of common stock pursuant to the repurchase program for the periods stated. The repurchases were made using available cash resources and occurred in the open market.

	For the Years Ended December 31,
	2015	2014
Shares of common stock repurchased	11,200	43,900
Total price paid for common stock repurchased	$71	$265
Average price paid per common share	$6.36	$6.04

Note 15—Share-based Compensation

        The company has three share-based compensation plans. The 2003 Stock Incentive Plan was for directors, officers and employees of First Bankshares. Of the 137,500 shares of common stock available for granting stock options under this plan, 94,493 options were granted to First Bankshares directors and key employees under the plan and were fully vested. There were no stock options outstanding under this plan at December 31, 2015 and December 31, 2014. The company does not intend to grant any additional awards under this plan.

        The 2012 Xenith Bankshares, Inc. Stock Incentive Plan (the "2012 Plan"), which amended and restated the Amended and Restated Xenith Bankshares, Inc. 2009 Stock Incentive Plan (the "2009 Plan"), was approved by the company's shareholders in May 2012. The 2012 Plan was amended and the amendments were approved by the company's shareholders in May 2014. The 2012 Plan covers all of the formerly awarded options under the 2009 Plan as well as any awards made since May 2012. Under the 2012 Plan, the company may grant options to purchase common stock, restricted stock and restricted stock units to the company's directors, officers and employees. As of December 31, 2015, there were 1,657,337 shares of the company's common stock available for grant under the 2012 Plan.

        In connection with the CVB Acquisition, the company adopted the 2004 Equity Compensation Plan of CVB (the "CVB Equity Plan"), which was for directors and key employees of CVB. An aggregate of 39,004 options to purchase shares of CVB common stock outstanding at the effective date of the CVB Acquisition were converted into an aggregate of 103,355 options to purchase shares of Xenith Bankshares common stock based on the Exchange Ratio. All options were fully vested at the effective date of the CVB Acquisition. These stock options remained outstanding following the CVB Acquisition and are exercisable for shares of the company's common stock. Of these stock options, 17,092 remained outstanding at December 31, 2015. The company does not intend to grant any additional awards under the CVB Equity Plan.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 15—Share-based Compensation (Continued)

        Restricted stock and units awarded under the 2012 Plan generally vest over one or three years. Stock options awarded under the 2012 Plan generally vest over three years and expire ten years from the date of grant. Options are granted at a price equal to fair market value at the date of grant.

        The following table summarizes stock option activity for the periods stated:

	Number of Stock Options	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
Balance at December 31, 2013	779,590	$6.51	499,564	$7.84
Granted	103,355	6.79
Exercised	(14,586)	3.97
Forfeited/expired	(75,877)	9.91
Balance at December 31, 2014	792,482	$6.44	681,272	$6.82
Granted	—	—
Exercised	(15,355)	4.72
Forfeited/expired	(9,275)	8.31
Balance at December 31, 2015	767,852	$6.45	767,518	$6.45

        A summary of stock options outstanding and exercisable as of December 31, 2015 is as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Total Aggregate Intrinsic Value	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Total Aggregate Intrinsic Value
$2.55 - 3.90	146,600	6.07	$3.56	$574,911	146,600	6.07	$3.56	$574,911
$4.01 - 4.72	357,250	6.34	4.31	1,134,007	357,250	6.34	4.31	1,134,007
$5.33 - 6.61	25,842	4.67	5.98	38,758	25,508	4.62	5.98	38,170
$11.49	238,160	3.97	11.49	—	238,160	3.97	11.49	—
	767,852	5.50	$6.45	$1,747,676	767,518	5.41	$6.45	$1,747,088

        The fair value of each stock option was estimated on the date of grant using the Black-Scholes option valuation model. Expected volatilities are based on implied volatility of the company's stock. The company estimates option exercises and forfeitures within the valuation model. All options are expected to vest, and no dividends are assumed. Changes in the fair value of options (in the event of an award modification) are reflected as an adjustment to compensation expense in the period in which the change occurs. The risk-free rate for the period within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The following table presents the assumptions for the period stated:

2014
Expected life in years	2.3
Expected volatility	50.0%
Risk-free interest rate	0.02 - 1.89%
Weighted average risk-free rate	0.57%

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 15—Share-based Compensation (Continued)

        No stock options were granted during the year ended December 31, 2015.

        The following table summarizes non-vested stock option activity for the periods stated:

	Stock Options	Weighted Average Grant-Date Fair Value
Balance at December 31, 2013	280,026	$1.95
Granted	103,355	1.29
Vested	(272,171)	1.21
Forfeited/expired	—	—
Balance at December 31, 2014	111,210	$1.94
Granted	—	—
Vested	(110,876)	1.94
Forfeited/expired	—	—
Balance at December 31, 2015	334	$2.78

        The following table summarizes non-vested restricted stock activity, including restricted stock units, for the year ended December 31, 2015.

	Shares	Weighted Average Grant-Date Fair Value
Balance at December 31, 2013	64,204	$5.80
Granted	130,920	6.01
Vested	(84,964)	5.95
Forfeited/expired	—	—
Balance at December 31, 2014	110,160	$5.94
Granted	140,177	6.28
Vested	(114,109)	6.38
Forfeited/expired	(3,834)	6.25
Balance at December 31, 2015	132,394	$6.16

        Total share-based compensation expense for the years ended December 31, 2015 and 2014 was $729 thousand and $872 thousand, respectively. As of December 31, 2015, total unrecognized compensation cost related to non-vested awards was $482 thousand, expected to be recognized over a weighted-average period of 1.23 years.

Note 16—401(k) Plan

        The company has a 401(k) defined contribution plan covering all eligible employees. There are no age or service requirements. The company has elected to provide a safe harbor matching contribution of 100% of the first 1% of contributions made by the employee and 50% of the next 5% of contributions. The company recorded expense of $343 thousand and $327 thousand for the years ended December 31, 2015 and 2014, respectively, for plan matching contributions.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 17—Pension Plan

        In connection with the CVB Acquisition, the company assumed the Colonial Virginia Bank Executive Retirement Plan (the "SERP"). The SERP provides for the payment of supplemental retirement benefits to three former CVB executives. All benefits to the employees are fully vested and payments may begin six months following the employee's termination of employment, as defined by the SERP. As of December 31, 2015, two former CVB employees are receiving payments under the SERP. For the twelve months ended December 31, 2015 and December 31, 2014, the company paid $158 thousand and $39 thousand of benefits, respectively, to these former employees. As of December 31, 2015, a $2.2 million liability was recorded on the company's consolidated balance sheet related to the SERP. A discount rate of 4% was used in determining the SERP liability.

        The company also has established a grantor trust (rabbi trust) as a source of funds to pay benefits under the SERP. As of December 31, 2015, $1.8 million in cash and investment securities was held in the rabbi trust and is recorded in other assets on the company's consolidated balance sheet. The rabbi trust assets are subject to the general unsecured creditors of the company.

Note 18—Related Parties

        Both the company's and the Bank's officers and directors and their related interests have various types of loans with the Bank. As of December 31, 2015 and 2014, the total of these related-party loans outstanding was $897 thousand and $706 thousand, respectively. New loans to officers and directors in 2015 and 2014 totaled $0 thousand and $10 thousand, respectively, and repayments in 2015 and 2014 amounted to $60 thousand and $49 thousand, respectively. Such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

        Deposits of officers and directors as of December 31, 2015 and 2014 totaled $2.3 million and $3.1 million, respectively.

Note 19—Senior Non-Cumulative Perpetual Preferred Stock

        On June 30, 2015, the company completed the redemption of all of the outstanding 8,381 shares ($8.4 million) of the SBLF Preferred Stock. Substantially all of the net proceeds from the issuance and sale of the Subordinated Notes were used to fund the redemption. For the years ending December 31, 2015 and 2014, the company's dividend on the SBLF Preferred Stock was $42 thousand and $84 thousand, respectively. The effective dividend rate was 1% for all periods for which a dividend was paid.

Note 20—Warrants

        As of December 31, 2015, an aggregate of 563,760 warrants to purchase shares of Xenith Bankshares common stock at an exercise price of $11.49 per share were outstanding. These warrants are exercisable immediately and expire on May 8, 2019.

Note 21—Dividend Restrictions

        Under Virginia law, no dividend may be declared or paid out of a Virginia charter bank's paid-in capital. Xenith Bankshares, as the holding company for Xenith Bank, may be prohibited under Virginia

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 21—Dividend Restrictions (Continued)

law from the payment of dividends if the Virginia Bureau of Financial Institutions determines that a limitation of dividends is in the public interest and is necessary to ensure the company's financial soundness and may also permit the payment of dividends not otherwise allowed by Virginia law. The Credit Agreement also imposes restrictions on the ability of the company to pay dividends if an event of default exists, as defined pursuant to the Credit Agreement. The terms of the Subordinated Notes further restrict the company from paying a dividend while an event of default exists and from paying a cash dividend if certain regulatory capital ratios are below certain levels, as defined under the agreement. The company has not declared or paid any dividends on its common stock.

Note 22—Regulatory Matters

        The company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the company must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors.

        On December 7, 2009, BankCap Partners received approval from the Federal Reserve to acquire up to 65.02% of the common stock of First Bankshares (now Xenith Bankshares), and indirectly, SuffolkFirst Bank (now Xenith Bank). The approval order contained a condition applicable to the Bank that provided that the Bank must operate within the parameters of its business plan, which set forth minimum leverage and risk-based capital ratios through 2012. Subsequent to meeting the requirements set forth in this business plan, the company is required to maintain capital ratios categorizing it as "well-capitalized."

        Quantitative measures established by regulation to ensure capital adequacy require the company to maintain minimum common equity Tier 1, Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios. In July 2013, the Federal Reserve, FDIC and the Office of the Comptroller of the Currency approved a final rule establishing a regulatory capital framework that implements in the U.S. the Basel Committee's Revised Framework to the International Convergence of Capital Management and Capital Standards regulatory capital reforms from the Basel Committee on Banking Supervision (the "Basel Committee") and certain changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") (the "Basel III Rules"). These rules implemented higher minimum capital requirements for bank holding companies and banks, included the new common equity Tier 1 capital requirement, and established criteria that instruments must meet to be considered common equity Tier 1 capital, additional Tier 1 capital or Tier 2 capital.

        The minimum capital level requirements applicable to the company and the Bank under the Basel III Rules are: (i) a common equity Tier 1 ("CET1") risk-based capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a total risk-based capital ratio of 8%; and (iv) a Tier 1 leverage ratio of 4% for all institutions. The company was subject to these new minimum capital level requirements beginning January 1, 2015.

        The Basel III Rules set forth changes in the methods of calculating certain risk-weighted assets that are deemed to be of higher risk, which in turn affect the calculation of risk-based ratios. These

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 22—Regulatory Matters (Continued)

changes were also effective beginning January 1, 2015. Under the Basel III Rules, higher or more sensitive risk weights are assigned to various categories of assets, including certain credit facilities that finance the acquisition, development or construction of real property, certain exposures or credits that are 90 days past due or on non-accrual, foreign exposures and certain corporate exposures. In addition, these rules include greater recognition of collateral and guarantees, and revised capital treatment for derivatives and repo-style transactions.

        The Basel III Rules also introduce a "capital conservation buffer," which is an addition of 2.5% to each minimum capital ratio requirement and is phased-in over a three-year period beginning in January 2016. Banks not meeting the "buffered" ratios are subject to limitations on certain activities, including payment of dividends, share repurchases and payment of discretionary bonuses to executive officers.

        The Federal Reserve may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The bank regulatory agencies could impose higher capital requirements to meet "well capitalized" standards, and any future regulatory change could impose higher capital standards as a routine matter.

        In addition, the Basel III Rules include certain exemptions to address concerns about the regulatory burden on community banks. For example, banking organizations with less than $15 billion in consolidated assets as of December 31, 2009 are permitted to include in Tier 1 capital trust preferred securities and cumulative perpetual preferred stock issued and included in Tier 1 capital prior to May 19, 2010 on a permanent basis, without any phase out. Community banks were able to elect on a one-time basis in their March 31, 2015 quarterly filings to permanently opt-out out of the requirement to include most AOCI components in the calculation of CET1 capital and, in effect, retain the AOCI treatment under the current capital rules. Under the Basel III Rules, the company made such election to exclude AOCI from capital.

        As of December 31, 2015, the company is considered to be well-capitalized under the published regulatory definition of a well-capitalized bank. There are no conditions or events since December 31, 2015 that management believes has changed the Bank's status as well-capitalized.

        The following table presents the capital, for the various capital ratios, and risk-weighted assets for the Bank and Xenith Bankshares as of the dates stated:

	December 31, 2015		December 31, 2014
	Xenith Bank	Xenith Bankshares	Xenith Bank		Xenith Bankshares
Common equity Tier 1 capital	$106,966	$89,372	$	N/A	$	N/A
Tier 1 capital	106,966	89,372		94,980		86,016
Total risk-based capital	114,816	105,607		101,669		92,705
Risk-weighted assets	900,956	901,660		781,881		782,204

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 22—Regulatory Matters (Continued)

        The following table presents capital ratios for the Bank and Xenith Bankshares as of the dates stated and minimum capital ratios required by the company's regulators as of December 31, 2015:

	December 31, 2015		December 31, 2014
	Xenith Bank	Xenith Bankshares	Xenith Bank	Xenith Bankshares	Regulatory Minimum	Well Capitalized
Common equity Tier 1 capital ratio	11.87%	9.91%	N/A	N/A	4.50%	> 6.50%
Tier 1 leverage ratio	10.28%	8.58%	10.30%	9.34%	4.00%	> 5.00%
Tier 1 risk-based capital ratio	11.87%	9.91%	12.15%	11.00%	6.00%	> 8.00%
Total risk-based capital ratio	12.74%	11.71%	13.00%	11.85%	8.00%	> 10.00%

Note 23—Commitments and Contingencies

        In the normal course of business, the Bank has commitments under credit agreements to lend to customers as long as there is no material violation of any condition established in the contracts. These commitments generally have fixed expiration dates or other termination clauses and may require payments of fees. Because many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

        Additionally, the Bank issues letters of credit, which are conditional commitments to guarantee the performance of customers to third parties. The credit risk involved in issuing letters of credit is the same as that involved in extending loans to customers.

        The following table presents unfunded commitments outstanding as of the dates stated:

	December 31, 2015	December 31, 2014
Commercial lines of credit	$177,846	$127,363
Commercial real estate	60,380	63,950
Residential real estate	12,104	10,949
Consumer	2,982	2,936
Letters of credit	7,679	9,777
Total commitments	$260,991	$214,975

        The company has entered into non-cancelable agreements to lease five of its facilities with remaining terms of approximately one to eight years. The following table presents the future minimum annual commitments under non-cancelable leases in effect at December 31, 2015, for the years stated. Rent expense under operating leases for banking facilities was $954 thousand and $929 thousand for the years ended December 31, 2015 and 2014, respectively.

Year	Commitment
2016	$839
2017	925
2018	897
2019	614
2020	375
Total lease commitments	$3,650

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 23—Commitments and Contingencies (Continued)

        The Bank has a commitment to invest in a limited partnership that operates as a small business investment company. As of December 31, 2015, the Bank had invested $750 thousand; an additional $250 thousand will be funded at the request of the general partner of the limited partnership. The Bank also has a $1.0 million commitment to invest in a Virginia limited liability company, the purpose of which is to invest in low-income residential rental and/or historic properties.

        Additionally, the company has commitments under service agreements to make minimum payments over a period of years or incur early termination penalties. The most significant of these agreements is the company's agreement with its core processor, which terminates in December 2020, though is terminable with 180 days' notice and payment of financial penalties.

        The following table presents current minimum annual commitments under non-cancelable service agreements as of December 31, 2015 for the years stated:

Year	Commitment
2016	$1,177
2017	921
2018	905
2019	905
2020	887
Total contractual commitments	$4,795

Note 24—Concentration of Credit Risk

        The Bank has a diversified loan portfolio consisting of commercial, real estate and consumer loans. Consumer loans are primarily to residents of or owners of businesses in the company's market area. As of December 31, 2015 and 2014, the Bank had loans secured by commercial and residential real estate located primarily within the Bank's market area representing $451.9 million, or 58.0% of total loans, and $431.5 million, or 57.5% of total loans, respectively. A major factor in determining borrowers' ability to honor their agreements, as well as the Bank's ability to realize the value of any underlying collateral, if necessary, is influenced by economic conditions in this market area.

        The Bank maintains cash balances with several financial institutions. These accounts are insured by the FDIC up to $250,000. At December 31, 2015 and 2014, the Bank had $11.2 million and $23.3 million, respectively, of uninsured funds in these financial institutions.

Note 25—Fair Value Measurements

        The following is a description of valuation methodologies used for assets and liabilities recorded at fair value. The determination of where an asset or liability falls in the hierarchy requires significant judgment. The company evaluates its hierarchy disclosures each quarter, and based on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. An adjustment to the pricing method used within Level 2 inputs could generate a fair value measurement that effectively falls in a lower level in the hierarchy. The company expects changes in classifications between levels will be rare.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 25—Fair Value Measurements (Continued)

  Securities available for sale:

        Available-for-sale securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities. Level 1 securities include those traded on nationally recognized securities exchanges, U.S. Treasury securities and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, collateralized mortgage obligations, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

  Other real estate owned:

        OREO is measured at the asset's fair value less costs for disposal. The company estimates fair value at the asset's liquidation value less disposal costs using management's assumptions, which are based on current market analysis or recent appraisals. OREO is classified as a nonrecurring Level 3 valuation.

  Impaired loans:

        The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. As of December 31, 2015, all of the impaired loans accounted for under ASC 310-30 were evaluated based on discounted cash flows or on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the company records the impaired loan as nonrecurring Level 2. When an appraised value is not available, or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, or management evaluates fair value based on discounted cash flows, the company records the impaired loan as nonrecurring Level 3.

  Derivatives:

        The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

        Although the company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the value hierarchy, the credit valuation adjustments associated with its derivatives

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 25—Fair Value Measurements (Continued)

utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2015 and 2014, the company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of its derivatives. As a result, the company has determined that its derivative valuations in their entirety were classified in Level 2 of the fair value hierarchy, as of December 31, 2015 and 2014.

        In conjunction with the FASB's fair value measurement guidance, the company has elected to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

  Cash, cash equivalents and accrued interest:

        The carrying value for cash and cash equivalents and accrued interest approximates fair value.

        The methodology for measuring the fair value of other financial assets and financial liabilities that are not recorded at fair value on a recurring or nonrecurring basis are discussed below.

  Performing loans:

        For variable-rate loans that re-price frequently and with no significant changes in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms.

  Deposit liabilities:

        The balance of demand, money market and savings deposits approximates the fair value payable on demand to the accountholder. The fair value of fixed-maturity time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

  Borrowings:

        The carrying amounts of federal funds purchased and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses at the company's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of long-term borrowings, for which interest rates reset quarterly or less, approximates their fair value.

  Other commitments:

        The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date or "settlement date."

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 25—Fair Value Measurements (Continued)

        As noted, certain assets and liabilities are measured at fair value on a recurring and nonrecurring basis. The following tables present assets measured at fair value on a recurring and nonrecurring basis as of the dates stated:

		Fair Value Measurements as of December 31, 2015 Using
	December 31, 2015 Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets and liabilities measured on a recurring basis:
Securities available for sale
Mortgage-backed securities—fixed rate	$7,947	$—	$7,947	$—
Commercial mortgage-backed securities—fixed rate	36,030	—	36,030	—
Municipals	79,056	—	79,056	—
Collateralized mortgage obligations	7,830	—	7,830	—
Cash flow hedge—liability	(629)	—	(629)	—
Interest rate derivative—asset	532	—	532	—
Interest rate derivative—liability	(560)	—	(560)	—
Other assets	1,846	1,846	—	—
Assets measured on a nonrecurring basis:
Impaired loans	12,162	—	—	12,162
Other real estate owned	533	—	—	533

		Fair Value Measurements as of December 31, 2014 Using
	December 31, 2014 Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets and liabilities measured on a recurring basis:
Securities available for sale
Mortgage-backed securities
—Fixed rate	11,543	—	11,543	—
—Variable rate	4,239	—	4,239	—
Municipals	38,595	9,021	29,574	—
Collateralized mortgage obligations	9,964	—	9,964	—
Cash flow hedge—liability	(423)	—	(423)	—
Interest rate derivative—asset	809	—	809	—
Interest rate derivative—liability	(852)	—	(852)	—
Other assets	2,030	2,030	—	—
Assets measured on a nonrecurring basis:
Impaired loans	10,562	—	—	10,562
Other real estate owned	1,140	—	—	1,140

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 25—Fair Value Measurements (Continued)

        Certain municipal securities, in an aggregate amount of $9.0 million as of December 31, 2014, were classified as Level 1 as of December 31, 2014, and subsequent to December 31, 2014 as Level 2. All of these securities were purchased in December 2014. The fair value of these securities as of December 31, 2014 reflected the trade or purchase price and, therefore, were classified as Level 1. Subsequent to trade date, these securities were classified as Level 2.

        The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis for which the company has utilized Level 3 inputs to determine fair value:

	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value at December 31, 2015	Valuation Techniques	Unobservable Input	Range
Impaired Loans	$12,162	Collateral value, market value of similar debt, enterprise value, liquidation value and/or discounted cash flows	Yield	0 - 29%
Other real estate owned(1)	533	Market analysis or recent appraisals	Disposal costs	N/A

	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value at December 31, 2014	Valuation Techniques	Unobservable Input	Range
Impaired Loans	$10,562	Collateral value, market value of similar debt, enterprise value, liquidation value and/or discounted cash flows	Yield	0 - 29%
Other real estate owned(1)	1,140	Market analysis or recent appraisals	Disposal costs	N/A

(1)
The fair value of these assets is determined based on appraisal value or sales price less estimated disposal costs, if applicable, the range of which is not meaningful to disclose.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 25—Fair Value Measurements (Continued)

        The following tables present the carrying amounts and approximate fair values of the company's financial assets and liabilities as of the dates stated:

			Fair Value Measurements as of December 31, 2015 Using
	December 31, 2015
			Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
	Carrying Amount	Estimated Fair Value			Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and due from banks	$40,242	$40,242	$40,242	$—	$—
Federal funds sold	21,703	21,703	—	21,703	—
Securities available for sale	130,863	130,863	—	130,863	—
Securities held to maturity	9,270	9,769	—	9,769	—
Loans, net	772,178	772,276	—	—	772,276
Interest rate derivative	532	532	—	532	—
Accrued interest receivable	4,430	4,430	—	4,430	—
Other assets	1,846	1,846	1,846	—	—
Financial liabilities:
Cash flow hedge	$629	$629	$—	$629	$—
Interest rate derivative	560	560	—	560	—
Borrowings	36,861	36,861	—	36,861	—
Deposits	889,030	879,700	—	879,700	—
Accrued interest payable	426	426	—	426	—

			Fair Value Measurements as of December 31, 2014 Using
	December 31, 2014
			Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
	Carrying Amount	Estimated Fair Value			Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and due from banks	$34,666	$34,666	$34,666	$—	$—
Federal funds sold	4,533	4,533	—	4,533	—
Securities available for sale	64,341	64,341	9,021	55,320	—
Securities held to maturity	9,279	9,683	—	9,683	—
Loans, net	744,626	745,187	—	—	745,187
Interest rate derivative	809	809	—	809	—
Accrued interest receivable	3,498	3,498	—	3,498	—
Other assets	2,030	2,030	2,030	—	—
Financial liabilities:
Cash flow hedge	$423	$423	$—	$423	$—
Interest rate derivative	852	852	—	852	—
Long-term borrowings	32,000	32,000	—	32,000	—
Deposits	772,911	771,997	—	771,997	—
Accrued interest payable	276	276	—	276	—

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 25—Fair Value Measurements (Continued)

        Fair value estimates are made at a specific point in time and are based on relevant market information, as well as information about the financial instruments or other assets. These estimates do not reflect any premium or discount that could result from offering for sale the company's entire holdings of a particular financial instrument at one time. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred tax assets, premises and equipment, and OREO. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 26—Parent Company Financial Statements

        Xenith Bankshares, Inc. is the parent company of Xenith Bank. The following table presents the assets, liabilities and shareholders' equity of Xenith Bankshares, Inc. as of the dates stated:

	December 31, 2015	December 31, 2014
Assets
Cash	$640	$2,743
Investment in subsidiary	120,283	114,569
Income tax receivable	602	344
Other assets	734	583
Total assets	$122,259	$118,239
Liabilities and shareholders' equity
Accounts payable	$209	$18
Senior term loan	10,976	12,000
Subordinated notes	8,385	—
Total liabilities	19,570	12,018
Shareholders' equity
Preferred stock, $1.00 par value, 25,000,000 shares authorized as of December 31, 2015 and 2014; 0 shares issued and outstanding as of December 31, 2015 and 8,381 shares ($1,000 liquidation value) issued and outstanding as of December 31, 2014	—	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of December 31, 2015 and 2014; 12,996,622 shares issued and outstanding as of December 31, 2015 and 12,929,834 shares issued and outstanding as of December 31, 2014	12,997	12,930
Additional paid-in capital	86,684	86,016
Retained earnings (accumulated deficit)	3,581	(560)
Accumulated other comprehensive loss, net of tax	(573)	(546)
Total shareholders' equity	102,689	106,221
Total liabilities and shareholders' equity	$122,259	$118,239

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 26—Parent Company Financial Statements (Continued)

        The following table presents the income statements of Xenith Bankshares, Inc. for the years ended:

	December 31, 2015	December 31, 2014
Expense
Senior term loan interest	$444	$119
Subordinated notes interest	314	—
Other operating expense	327	318
Total expense	1,085	437
Loss before income taxes and equity in undistributed income of subsidiary	(1,085)	(437)
Income tax benefit	369	149
Equity in undistributed income of subsidiary	4,899	1,570
Net income	$4,183	$1,282
Comprehensive income	$4,156	$1,908

        The following table presents the cash flow statements of Xenith Bankshares, Inc. for the years ended:

	December 31, 2015	December 31, 2014
Cash flows from operating activities
Net income	$4,183	$1,282
Equity in undistributed earnings of subsidiary	(4,899)	(1,570)
Net change in other liabilities	(539)	(723)
Net change in other assets	(654)	(969)
Net cash used in operating activities	(1,909)	(1,980)
Cash flows from investing activities
Investments in and advances to subsidiary	623	(13,768)
Net cash provided by (used in) investing activities	623	(13,768)
Cash flows from financing activities
Proceeds from senior term loan	—	12,000
Proceeds from subordinated notes	8,500	—
Repayment of long term debt	(900)	—
Issuance of common stock, net of issuance costs	77	5,615
Repurchase of common stock	(71)	(265)
Redemption of preferred stock	(8,381)	—
Preferred stock dividend	(42)	(84)
Net cash (used in) provided by financing activities	(817)	17,266
Net (decrease) increase in cash and cash equivalents	(2,103)	1,518
Cash and cash equivalents
Beginning of year	2,743	1,225
End of year	$640	$2,743

Notes to Consolidated Financial Statements for the years ended December 31, 2015 and 2014 (Continued)

Note 27—Recent Accounting Pronouncements

        In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09"). The amendments in this ASU modify the guidance companies use to recognize revenue from contracts with customers for transfers of goods or services and transfers of nonfinancial assets, unless those contracts are within the scope of other standards. ASU 2014-09 requires that entities apply a specific method to recognize revenue reflecting the consideration expected from customers in exchange for the transfer of goods and services. The guidance also requires new qualitative and quantitative disclosures, including information about contract balances and performance obligations. Entities are also required to disclose significant judgments and changes in judgments for determining the satisfaction of performance obligations. Most revenue associated with financial instruments, including interest and loan origination fees, is outside the scope of the guidance. ASU 2014-09 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, with early adoption permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year. The company is evaluating the impact ASU 2014-09 will have on its consolidated financial statements.

        In April 2015, the FASB issued ASU 2015-03, "Interest—Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs" ("ASU 2015-03"). The amendments in this ASU require that debt issuance costs be reported in the balance sheet as a direct deduction from the face amount of the related liability, consistent with the presentation of debt discounts. Further, the ASU requires the amortization of debt issuance costs to be reported as interest expense. Similarly, debt issuance costs and any discount or premium are considered in the aggregate when determining the effective interest rate on the debt. ASU 2015-03 is effective for fiscal years beginning after December 15, 2015, with early adoption permitted. The adoption of this standard did not have a significant impact on the company's consolidated financial statements.

        In February 2016, the FASB issued ASU 2016-02, "Leases" (ASU 2016-02"). The amendments in this ASU modify the guidance companies use to account for leases by increasing the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. The company is evaluating the impact ASU 2016-02 will have on its consolidated financial statements.

Note 28—Subsequent Events

        On February 10, 2016, Xenith Bankshares, Inc. announced, in a joint release with Hampton Roads Bankshares, Inc. ("Hampton Roads Bankshares"), that the companies had reached a definitive agreement to merge (the "HRB Merger"). Under the terms of the agreement, the company's shareholders will receive 4.4 shares of Hampton Roads Bankshares' common stock for each share of the company's common stock. Immediately following the completion of the HRB Merger, the Bank will merge with and into Hampton Roads Bankshares' wholly-owned subsidiary, Bank of Hampton Roads. The combined company will adopt the name Xenith Bankshares, Inc. for the holding company and the name Xenith Bank for the combined bank and will be headquartered in Richmond, Virginia. The completion of the HRB Merger, which is expected to occur in the third quarter of 2016, is subject to regulatory approvals and the approval of the shareholders of both companies, as well as customary closing conditions.

Xenith Bankshares, Inc. and Subsidiary

Consolidated Balance Sheets

as of March 31, 2016 and December 31, 2015

(in thousands, except share data)	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$27,608	$40,242
Federal funds sold	13,457	21,703

Total cash and cash equivalents	41,065	61,945
Securities available for sale, at fair value	133,568	130,863
Securities held to maturity, at amortized cost (fair value: 2016—$10,071; 2015—$9,769)	9,268	9,270
Loans, net of allowance for loan and lease losses, 2016—$7,072; 2015—$7,350	772,044	772,178
Premises and equipment, net	7,602	7,544
Other real estate owned, net	632	533
Goodwill	12,989	12,989
Other intangible assets, net	2,582	2,697
Accrued interest receivable	4,236	4,430
Deferred tax asset	5,538	6,260
Bank owned life insurance	19,739	19,603
Other assets	11,779	11,184

Total assets	$1,021,042	$1,039,496

Liabilities and Shareholders' Equity
Deposits
Demand and money market	$567,868	$568,366
Savings	11,617	10,564
Time	292,776	310,100

Total deposits	872,261	889,030
Accrued interest payable	282	426
Borrowed funds	36,576	36,861
Supplemental executive retirement plan	2,194	2,217
Other liabilities	4,237	8,273

Total liabilities	915,550	936,807

Shareholders' equity
Common stock, $1.00 par value, 100,000,000 shares authorized as of March 31, 2016 and December 31, 2015; 13,129,239 shares issued and outstanding as of March 31, 2016 and 12,996,622 shares issued and outstanding as of December 31, 2015	13,129	12,997
Additional paid-in capital	86,968	86,684
Retained earnings	3,948	3,581
Accumulated other comprehensive income (loss), net of tax	1,447	(573)

Total shareholders' equity	105,492	102,689

Total liabilities and shareholders' equity	$1,021,042	$1,039,496

See notes to unaudited consolidated financial statements.

Xenith Bankshares, Inc. and Subsidiary

Consolidated Statements of Income

for the three months ended March 31, 2016 and 2015

(Unaudited)

(in thousands, except per share data)	March 31, 2016	March 31, 2015
Interest income
Interest and fees on loans	$8,477	$8,206
Interest on securities	965	446
Interest on federal funds sold and deposits in other banks	132	86

Total interest income	9,574	8,738

Interest expense
Interest on deposits	1,505	1,266
Interest on federal funds purchased and borrowed funds	349	210

Total interest expense	1,854	1,476

Net interest income	7,720	7,262
Provision for loan and lease losses	190	565

Net interest income after provision for loan and lease losses	7,530	6,697

Noninterest income
Service charges on deposit accounts	153	163
Gain on sales of securities	—	67
Increase in cash surrender value of bank owned life insurance	136	97
Other income	76	85

Total noninterest income	365	412

Noninterest expense
Compensation and benefits	3,517	3,282
Occupancy	402	418
FDIC insurance	186	177
Bank franchise taxes	270	246
Technology	514	535
Communications	99	102
Insurance	82	93
Professional fees	271	275
Amortization of intangible assets	114	114
Guaranteed student loan servicing	92	123
Merger-related expenses	1,008	—
Other	445	447

Total noninterest expense	7,000	5,812

Income before income tax	895	1,297
Income tax expense	528	376

Net income	367	921

Preferred stock dividend	—	(21)

Net income available to common shareholders	$367	$900

Earnings per common share (basic and diluted):	$0.03	$0.07

See notes to unaudited consolidated financial statements.

Xenith Bankshares, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

for the three months ended March 31, 2016 and 2015

(Unaudited)

	For the Three Months Ended March 31,
(in thousands)	2016	2015
Net income	$367	$921
Other comprehensive income (loss), before taxes:
Securities available for sale:
Unrealized gain (loss) arising during the period	3,383	(9)
Reclassification adjustment for gains included in net income	—	(67)

Unrealized gain (loss) on available-for-sale securities	3,383	(76)

Securities held to maturity:
Amortization of unrealized loss transferred from available for sale	14	14

Unrealized loss on held-to-maturity securities	14	14

Unrealized loss on derivative:
Unrealized loss arising during the period	(417)	(303)
Reclassification adjustment for losses included in net income	80	35

Unrealized loss on derivative	(337)	(268)

Other comprehensive income (loss), before taxes	3,060	(330)

Income tax (expense) benefit related to other comprehensive income (loss)	(1,040)	112

Comprehensive income	$2,387	$703

See notes to unaudited consolidated financial statements.

Xenith Bankshares, Inc. and Subsidiary

Consolidated Statements of Cash Flows

for the three months ended March 31, 2016 and 2015

(Unaudited)

(in thousands)	March 31, 2016	March 31, 2015
Cash flows from operating activities
Net income	$367	$921
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Provision for loan and lease losses	190	565
Depreciation and amortization	269	298
Net amortization of securities	324	201
Accretion of acquisition accounting adjustments	(445)	(502)
Deferred tax benefit	(318)	(127)
Gain on sales of securities	—	(67)
Share-based compensation expense	165	186
Increase in cash surrender value of bank owned life insurance	(136)	(97)
Change in operating assets and liabilities:
Accrued interest receivable	194	(485)
Other assets	(483)	(852)
Accrued interest payable	(144)	3
Other liabilities	(4,432)	3,127

Net cash (used in) provided by operating activities	(4,449)	3,171

Cash flows from investing activities
Proceeds from sales, maturities and calls of securities	370	5,076
Purchases of securities	—	(13,927)
Net decrease (increase) in loans	327	(6,418)
Net purchase of premises and equipment	(212)	(117)
Purchase of FRB and FHLB stock	(113)	(129)

Net cash provided by (used in) investing activities	372	(15,515)

Cash flows from financing activities
Net increase in demand and savings deposits	555	35,429
Net (decrease) increase in time deposits	(17,324)	35,078
Net decrease in borrowed funds	(285)	(75)
Issuance of common stock, net of issuance costs	251	6
Preferred stock dividend	—	(21)

Net cash (used in) provided by financing activities	(16,803)	70,417

Net (decrease) increase in cash and cash equivalents	(20,880)	58,073
Cash and cash equivalents
Beginning of period	61,945	39,199

End of period	$41,065	$97,272

Supplementary disclosure of cash flow information
Cash payments for:
Interest	$1,998	$1,492

Income taxes	$—	$300

Transfer of loans to foreclosed assets	$99	$—

See notes to unaudited consolidated financial statements.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

March 31, 2016

Note 1. Organization

        Xenith Bankshares, Inc. ("Xenith Bankshares" or the "company") is the bank holding company for Xenith Bank (the "Bank"), a Virginia-based institution headquartered in Richmond, Virginia. As of March 31, 2016, the company, through the Bank, operates eight full-service branches: one branch in Herndon, Virginia, two branches in Richmond, Virginia, three branches in Suffolk, Virginia, and two branches in Gloucester, Virginia. Additionally, the Bank operates one loan production office in Newport News, Virginia.

        In December 2009, First Bankshares, Inc. ("First Bankshares"), the bank holding company for SuffolkFirst Bank, and Xenith Corporation completed the merger of Xenith Corporation with and into First Bankshares (the "First Bankshares Merger"), with First Bankshares being the surviving entity in the First Bankshares Merger. At the effective time of the First Bankshares Merger, First Bankshares amended its amended and restated articles of incorporation to, among other things, change its name to Xenith Bankshares, Inc. In addition, following the completion of the First Bankshares Merger, SuffolkFirst Bank changed its name to Xenith Bank. Although the First Bankshares Merger was structured as a merger of Xenith Corporation with and into First Bankshares, with First Bankshares being the surviving entity for legal purposes, Xenith Corporation was treated as the acquirer for accounting purposes.

        Effective on July 29, 2011, the Bank completed the acquisition of select loans totaling $58.3 million and related assets associated with the Richmond, Virginia branch office of Paragon Commercial Bank, a North Carolina banking corporation (the "Paragon Transaction"), and assumed select deposit accounts totaling $76.6 million and certain related liabilities associated with the branch office.

        Also effective on July 29, 2011, the Bank acquired substantially all of the assets, including all loans, and assumed certain liabilities, including all deposits, of Virginia Business Bank ("VBB"), a Virginia banking corporation located in Richmond, Virginia, which was closed on July 29, 2011 by the Virginia State Corporation Commission (the "VBB Acquisition"). The Federal Deposit Insurance Corporation (the "FDIC") acted as receiver of VBB. The Bank acquired total assets of $92.9 million, including $70.9 million in loans, and assumed liabilities of $86.9 million, including $77.5 million in deposits. Under the terms of the VBB Acquisition agreement, the Bank received a discount of $23.8 million on the net assets and did not pay a deposit premium. The VBB Acquisition was completed without any shared-loss agreement with the FDIC.

        On June 30, 2014, the company completed the merger of Colonial Virginia Bank ("CVB") with and into the Bank, with the Bank being the surviving bank (the "CVB Acquisition"). In the CVB Acquisition, each share of CVB common stock outstanding immediately prior to the effective time of the CVB Acquisition was converted into the right to receive 2.65 shares of Xenith Bankshares common stock (the "Exchange Ratio") without interest and less applicable amount for taxes. As a result the company issued an aggregate of 1,618,186 shares of its common stock to the former shareholders of CVB in exchange for their shares of CVB common stock. Pursuant to the CVB Acquisition, the company acquired $114.4 million of assets, including $70.1 million in loans and assumed $103.9 million in liabilities, including $101.0 million of deposits.

        In September 2014, the company issued and sold an aggregate of 880,000 shares of its common stock, $1.00 par value per share, at a price of $6.35 per share to third-party investors for an aggregate purchase price, net of stock issuance costs, of approximately $5.6 million.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 1. Organization (Continued)

        On June 30, 2015, the company completed the redemption of all of the outstanding 8,381 shares of its senior non-cumulative perpetual preferred stock, Series A, that the company had issued and sold to the U.S. Treasury pursuant to the Small Business Lending Fund program (the "SBLF Preferred Stock"), at an aggregate redemption price of $8.4 million, including accrued but unpaid dividends. There was no SBLF Preferred Stock outstanding as of March 31, 2016.

        On June 26, 2015, the company issued and sold $8.5 million in aggregate principal amount of its 6.75% subordinated notes due 2025 (the "Subordinated Notes"). See Note 12—Borrowings for more information on the Subordinated Notes. Substantially all of the net proceeds from the issuance and sale of the Subordinated Notes were used to fund the redemption of the company's SBLF Preferred Stock.

        On February 10, 2016, Xenith Bankshares announced, in a joint release with Hampton Roads Bankshares, Inc. ("Hampton Roads Bankshares"), that the companies had reached a definitive agreement to merge (the "HRB Merger"). Under the terms of the agreement, the company's shareholders will receive 4.4 shares of Hampton Roads Bankshares' common stock for each share of the company's common stock. Immediately following the completion of the HRB Merger, the Bank will merge with and into Hampton Roads Bankshares' wholly-owned subsidiary, Bank of Hampton Roads. The combined company will adopt the name Xenith Bankshares, Inc. for the holding company and the name Xenith Bank for the combined bank and will be headquartered in Richmond, Virginia. The completion of the HRB Merger, which is expected to occur in the third quarter of 2016, is subject to regulatory approvals and the approval of the shareholders of both companies, as well as customary closing conditions.

Note 2. Basis of Presentation

        The consolidated financial statements include the accounts of Xenith Bankshares and its wholly-owned subsidiary, Xenith Bank. All significant intercompany accounts have been eliminated.

        In management's opinion, the accompanying unaudited consolidated financial statements, which have been prepared in conformity with Generally Accepted Accounting Principles in the United States of America ("GAAP") for interim period reporting, and reflect all adjustments, consisting solely of normal recurring accruals, necessary for a fair presentation of the financial position at March 31, 2016 and December 31, 2015, the results of operations and comprehensive income for the three months ended March 31, 2016 and 2015, and the statements of cash flows for the three months ended March 31, 2016 and 2015. The results for the three months ended March 31, 2016 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2016. The unaudited consolidated financial statements and accompanying notes should be read in conjunction with the company's consolidated financial statements and the accompanying notes to consolidated financial statements included in the company's Annual Report on Form 10-K for the year ended December 31, 2015.

        All dollar amounts included in the tables in these notes are in thousands, except per share data, unless otherwise stated.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 3. Restrictions of Cash

        To comply with regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement based on the weeks closest to March 31, 2016 and December 31, 2015 was $14.8 million and $12.5 million, respectively.

Note 4. Securities

        The following tables present the amortized cost and fair value of securities as of the dates stated:

	March 31, 2016
		Gross Unrealized
	Amortized Cost
		Gains	(Losses)	Fair Value
Securities available for sale:
Mortgage-backed securities—fixed rate	$7,968	$97	$—	$8,065
Municipals—fixed rate
—Tax exempt	67,791	2,226	—	70,017
—Taxable	10,085	353	—	10,438
Collateralized mortgage obligations—fixed rate	7,532	126	(21)	7,637
Commercial mortgage-backed securities—fixed rate	36,653	758	—	37,411

Total securities available for sale	130,029	3,560	(21)	133,568

Securities held to maturity:
Municipals—fixed rate—taxable	9,268	803	—	10,071

Total securities held to maturity	9,268	803	—	10,071

Total securities	$139,297	$4,363	$(21)	$143,639

	December 31, 2015
		Gross Unrealized
	Amortized Cost
		Gains	(Losses)	Fair Value
Securities available for sale:
Mortgage-backed securities—fixed rate	$8,026	$11	$(90)	$7,947
Municipals—fixed rate
—Tax exempt	68,025	1,035	(6)	69,054
—Taxable	10,071	61	(130)	10,002
Collateralized mortgage obligations—fixed rate	7,872	43	(85)	7,830
Commercial mortgage-backed securities—fixed rate	36,712	—	(682)	36,030

Total securities available for sale	130,706	1,150	(993)	130,863

Securities held to maturity:
Municipals—fixed rate—taxable	9,270	499	—	9,769

Total securities held to maturity	9,270	499	—	9,769

Total securities	$139,976	$1,649	$(993)	$140,632

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 4. Securities (Continued)

        As of March 31, 2016 and December 31, 2015, the company had securities with a fair value of $8.2 million and $8.1 million, respectively, pledged as collateral for public deposits.

        The following table presents the amortized cost and fair value of securities by contractual maturity as of the date stated:

	March 31, 2016
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$—	$—	$—	$—
Due after one year through five years	6,643	6,783	—	—
Due after five years through ten years	50,444	51,690	9,268	10,071
Due after ten years	72,942	75,095	—	—

Total securities	$130,029	$133,568	$9,268	$10,071

        The following tables present fair values and the related unrealized losses in the company's securities portfolio, with the information aggregated by investment category and by the length of time that individual securities have been in continuous unrealized loss positions as of the dates stated. The number of loss securities in each category is also noted.

	March 31, 2016
		Less than 12 months		More than 12 months		Total
	Number	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities available for sale:
Collateralized mortgage obligations—fixed rate	2	$—	$—	$2,904	$(21)	$2,904	$(21)

Total securities available for sale	2	—	—	2,904	(21)	2,904	(21)

Total securities	2	$—	$—	$2,904	$(21)	$2,904	$(21)

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 4. Securities (Continued)

	December 31, 2015
		Less than 12 months		More than 12 months		Total
	Number	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities available for sale:
Mortgage-backed securities
—Fixed rate	3	$6,956	$(90)	$—	$—	$6,956	$(90)
Municipals—fixed rate
—Tax exempt	3	4,391	(6)	—	—	4,391	(6)
—Taxable	2	5,024	(130)	—	—	5,024	(130)
Collateralized mortgage obligations—fixed rate	2	—	—	2,988	(85)	2,988	(85)
Commercial mortgage-backed securities—fixed rate	14	36,032	(682)	—	—	36,032	(682)

Total securities available for sale	24	52,403	(908)	2,988	(85)	55,391	(993)

Total securities	24	$52,403	$(908)	$2,988	$(85)	$55,391	$(993)

        All securities held as of March 31, 2016 were investment grade. The unrealized loss positions at March 31, 2016 were directly related to interest rate movements, and management believes there is minimal credit risk exposure in these investments. There is no intent to sell investments that were in an unrealized loss position at March 31, 2016, and it is more likely than not that the company will not be required to sell these investments before a recovery of unrealized losses. These investments were not considered to be other-than-temporarily impaired at March 31, 2016; therefore, no other-than-temporary impairment has been recognized in net income.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 5. Loans

        The following table presents the company's composition of loans, net of capitalized origination costs and unearned income, in dollar amounts and as a percentage of total loans, as of the dates stated:

	March 31, 2016		December 31, 2015
	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$365,766	46.9%	$370,612	47.6%
Commercial real estate	311,588	40.0%	302,814	38.8%
Residential real estate	35,832	4.6%	36,190	4.6%
Consumer	12,225	1.6%	12,577	1.6%
Guaranteed student loans	53,674	6.9%	57,308	7.4%
Overdrafts	31	0.0%	27	0.0%

Total loans	779,116	100.0%	779,528	100.0%
Allowance for loan and lease losses	(7,072)		(7,350)

Total loans, net of allowance	$772,044		$772,178

        Loans, excluding guaranteed student loans, include unearned fees net of capitalized origination costs, of $436 thousand and $358 thousand, as of March 31, 2016 and December 31, 2015, respectively. As of March 31, 2016, $294.7 million of loans were pledged to the Federal Home Loan Bank ("FHLB") and the Federal Reserve Bank as collateral for borrowing capacity.

        As of March 31, 2016, the company had $53.7 million of guaranteed student loans, including premium and acquisition costs of $1.4 million and $780 thousand, respectively, which are amortized into interest income on the effective interest method. The guaranteed student loans were originated under the Federal Family Education Loan Program ("FFELP"), authorized by the Higher Education Act of 1965, as amended. Pursuant to the FFELP, these loans are substantially guaranteed by a guarantee agency and reinsured by the U.S. Department of Education. The purchased loans were also part of the Federal Rehabilitated Loan Program, pursuant to which borrowers under defaulted loans have the one-time opportunity to bring their loans current. These loans, which are then owned by an agency guarantor, are brought current and sold to approved lenders. The student loans carry an approximate 98% federal government guarantee as to the payment of principal and accrued interest.

        The following tables present the company's loans by regulatory risk ratings classification and by loan type as of the dates stated. As defined by the Federal Reserve and adopted by the company, "special mention" loans are defined as having potential weaknesses that deserve management's close attention; "substandard" loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any; and "doubtful" loans have all the weaknesses inherent in substandard loans, with the added characteristic that the weaknesses make collection in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 5. Loans (Continued)

Loans not categorized as special mention, substandard or doubtful are classified as "pass." The company's risk ratings, which are assigned to loans, are embedded within these categories.

	March 31, 2016
	Pass	Special Mention	Substandard	Doubtful	Total Loans
Purchased credit-impaired loans:
Commercial and industrial	$595	$—	$207	$—	$802
Commercial real estate	1,926	1,502	940	—	4,368
Residential real estate	191	—	573	—	764
Consumer	50	—	36	—	86

Total purchased credit-impaired loans	2,762	1,502	1,756	—	6,020

Originated and other purchased loans:
Commercial and industrial	360,860	2,956	1,148	—	364,964
Commercial real estate	298,203	2,820	6,197	—	307,220
Residential real estate	33,636	236	1,196	—	35,068
Consumer	12,000	10	160	—	12,170
Guaranteed student loans	53,674	—	—	—	53,674

Total originated and other purchased loans	758,373	6,022	8,701	—	773,096

Total loans	$761,135	$7,524	$10,457	$—	$779,116

	December 31, 2015
	Pass	Special Mention	Substandard	Doubtful	Total Loans
Purchased credit-impaired loans:
Commercial and industrial	$616	$—	$209	$—	$825
Commercial real estate	3,057	371	949	—	4,377
Residential real estate	72	—	705	—	777
Consumer	27	—	61	—	88

Total purchased credit-impaired loans	3,772	371	1,924	—	6,067

Originated and other purchased loans:
Commercial and industrial	365,430	2,353	2,004	—	369,787
Commercial real estate	289,338	2,861	6,238	—	298,437
Residential real estate	33,894	259	1,260	—	35,413
Consumer	12,343	12	161	—	12,516
Guaranteed student loans	57,308	—	—	—	57,308

Total originated and other purchased loans	758,313	5,485	9,663	—	773,461

Total loans	$762,085	$5,856	$11,587	$—	$779,528

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 5. Loans (Continued)

Allowance for Loan and Lease Losses

        The allowance for loan and lease losses consists of (1) a component for collective loan impairment recognized and measured pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 450, "Contingencies," and (2) a component for individual loan impairment recognized pursuant to FASB ASC Topic 310, "Receivables." A loan is impaired when, based on current information and events, it is probable that all amounts due (principal and interest) according to the contractual terms of the loan agreement will not be collected.

        The allowance for loan and lease losses is determined based on a periodic evaluation of the loan portfolio. This evaluation is a combination of quantitative and qualitative analysis. Quantitative factors include loss history for similar types of loans that are originated by the company. In evaluating the loan portfolio, qualitative factors, such as general economic conditions, nationally and in the company's target markets, are considered, as well as threats of outlier events, such as the unexpected deterioration of a significant borrower. These quantitative and qualitative factors and estimates may be subject to significant change. Increases to the allowance for loan and lease losses are made by charges to the provision for loan and lease losses, which is reflected in the consolidated statements of income. Loans or portions of loans deemed to be uncollectible are charged against the allowance for loan and lease losses at the time of determination, and recoveries of previously charged-off amounts are credited to the allowance for loan and lease losses.

        The company's allowance for loan and lease losses related to guaranteed student loans is based on historical and expected default rates for the loans applied to the portion of carrying value in these loans that is not subject to federal guarantee. The company charges off that portion of its guaranteed student loans that are (1) not subject to federal government guarantee and (2) greater than 120 days past due and have a high probability of default. Probability of default is determined by a loss migration analysis.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 5. Loans (Continued)

        The following table presents the allowance for loan and lease loss activity, by loan category, for the dates stated:

	Three Months Ended March 31,
	2016	2015
Balance at beginning of period	$7,350	$6,247
Charge-offs:
Commercial and industrial	291	2
Commercial real estate	—	—
Residential real estate	—	—
Consumer	—	—
Guaranteed student loans	139	321
Overdrafts	3	4

Total charge-offs	433	327

Recoveries:
Commercial and industrial	—	—
Commercial real estate	—	1
Residential real estate	—	—
Consumer	—	1
Guaranteed student loans	—	—
Overdrafts	2	2

Total recoveries	2	4

Net charge-offs	431	323

Provision for loan and lease losses	190	565
Amount for unfunded commitments	(37)	—
Other(1)	—	(46)

Balance at end of period	$7,072	$6,443

(1)
Represents the recovery of a credit-impaired loan's prior period allowance through accretion income.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 5. Loans (Continued)

        The following tables present the allowance for loan and lease losses, with the amount independently and collectively evaluated for impairment, and loan balances, by loan type, as of the dates stated:

	March 31, 2016
	Total Amount	Individually Evaluated for Impairment	Collectively Evaluated for Impairment
Allowance for loan losses applicable to:
Purchased credit-impaired loans
Commercial and industrial	$52	$52	$—
Commercial real estate	276	276	—
Residential real estate	38	38	—
Consumer	—	—	—

Total purchased credit-impaired loans	366	366	—

Originated and other purchased loans
Commercial and industrial	1,557	—	1,557
Commercial real estate	4,907	717	4,190
Residential real estate	161	9	152
Consumer	—	—	—
Guaranteed student loans	81	—	81

Total originated and other purchased loans	6,706	726	5,980

Total allowance for loan and lease losses	$7,072	$1,092	$5,980

Loan balances applicable to:
Purchased credit-impaired loans
Commercial and industrial	$802	$776	$26
Commercial real estate	4,368	2,638	1,730
Residential real estate	764	296	468
Consumer	86	—	86

Total purchased credit-impaired loans	6,020	3,710	2,310

Originated and other purchased loans
Commercial and industrial	364,964	840	364,124
Commercial real estate	307,220	5,513	301,707
Residential real estate	35,068	616	34,452
Consumer	12,170	543	11,627
Guaranteed student loans	53,674	—	53,674

Total originated and other purchased loans	773,096	7,512	765,584

Total loans	$779,116	$11,222	$767,894

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 5. Loans (Continued)

	December 31, 2015
	Total Amount	Individually Evaluated for Impairment	Collectively Evaluated for Impairment
Allowance for loan losses applicable to:
Purchased credit-impaired loans
Commercial and industrial	$52	$52	$—
Commercial real estate	276	276	—
Residential real estate	38	38	—
Consumer	—	—	—

Total purchased credit-impaired loans	366	366	—

Originated and other purchased loans
Commercial and industrial	2,043	452	1,591
Commercial real estate	4,715	466	4,249
Residential real estate	167	11	156
Consumer	—	—	—
Guaranteed student loans	59	—	59

Total originated and other purchased loans	6,984	929	6,055

Total allowance for loan and lease losses	$7,350	$1,295	$6,055

Loan balances applicable to:
Purchased credit-impaired loans
Commercial and industrial	$825	$802	$23
Commercial real estate	4,377	2,646	1,731
Residential real estate	777	302	475
Consumer	88	—	88

Total purchased credit-impaired loans	6,067	3,750	2,317

Originated and other purchased loans
Commercial and industrial	369,787	1,745	368,042
Commercial real estate	298,437	5,533	292,904
Residential real estate	35,413	618	34,795
Consumer	12,516	516	12,000
Guaranteed student loans	57,308	—	57,308

Total originated and other purchased loans	773,461	8,412	765,049

Total loans	$779,528	$12,162	$767,366

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 5. Loans (Continued)

        The following tables present the loans that were individually evaluated for impairment, by loan type, as of the dates stated. The tables present those loans with and without an allowance and various additional data, as of the dates stated:

	March 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Purchased credit-impaired loans
Commercial and industrial	$142	$256	$—
Commercial real estate	368	507	—
Residential real estate	222	256	—
Consumer	—	—	—
Originated and other purchased loans
Commercial and industrial	840	840	—
Commercial real estate	2,966	3,531	—
Residential real estate	393	398	—
Consumer	543	601	—
With an allowance recorded:
Purchased credit-impaired loans
Commercial and industrial	634	624	52
Commercial real estate	2,270	2,324	276
Residential real estate	74	79	38
Consumer	—	—	—
Originated and other purchased loans
Commercial and industrial	—	—	—
Commercial real estate	2,547	2,553	717
Residential real estate	223	223	9
Consumer	—	—	—

Total loans individually evaluated for impairment	$11,222	$12,192	$1,092

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 5. Loans (Continued)

	December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Purchased credit-impaired loans
Commercial and industrial	$145	$259	$—
Commercial real estate	379	516	—
Residential real estate	226	260	—
Consumer	—	—	—
Originated and other purchased loans
Commercial and industrial	633	633	—
Commercial real estate	3,301	3,870	—
Residential real estate	536	543	—
Consumer	516	577	—
With an allowance recorded:
Purchased credit-impaired loans
Commercial and industrial	657	646	52
Commercial real estate	2,267	2,349	276
Residential real estate	76	82	38
Consumer	—	—	—
Originated and other purchased loans
Commercial and industrial	1,112	1,112	452
Commercial real estate	2,232	2,240	466
Residential real estate	82	82	11
Consumer	—	—	—

Total loans individually evaluated for impairment	$12,162	$13,169	$1,295

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 5. Loans (Continued)

	Three Months Ended March 31,
	2016		2015
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Purchased credit-impaired loans
Commercial and industrial	$144	$—	$326	$—
Commercial real estate	374	—	517	—
Residential real estate	222	1	343	—
Consumer	—	—	—	—
Originated and other purchased loans
Commercial and industrial	847	2	1,072	—
Commercial real estate	2,971	23	3,213	23
Residential real estate	393	4	313	2
Consumer	544	—	—	—
With an allowance recorded:
Purchased credit-impaired loans
Commercial and industrial	646	8	634	10
Commercial real estate	2,280	36	1,862	31
Residential real estate	75	—	211	—
Consumer	—	—	—	—
Originated and other purchased loans
Commercial and industrial	—	—	1,181	—
Commercial real estate	2,553	—	192	—
Residential real estate	224	1	211	—
Consumer	—	—	—	—

Total loans individually evaluated for impairment	$11,273	$75	$10,075	$66

        Pursuant to the First Bankshares Merger, the Paragon Transaction, the VBB Acquisition and the CVB Acquisition, the acquired loans were adjusted to estimated fair value. The allowance for loan and lease losses does not include the remaining fair value adjustments (discounts) recorded as a result of these acquisitions.

        Of the $14.0 million discount recorded on the VBB Acquisition, $12.7 million was related to $40.2 million of purchased credit-impaired loans. Of the $3.0 million discount recorded on the CVB Acquisition, $1.1 million was related to $4.6 million of purchased credit-impaired loans. The remaining fair value adjustment on the VBB and CVB purchased credit-impaired loans, as of March 31, 2016, was $229 thousand and $534 thousand, respectively. The carrying value of the VBB and CVB purchased credit-impaired loans, as of March 31, 2016, was approximately $3.8 million and $1.9 million, respectively, which is net of any impairment charges recorded subsequent to acquisition.

        For purchased credit-impaired loans, the excess of cash flows expected to be collected over the estimated fair value is referred to as the accretable yield and accreted into interest income over the

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 5. Loans (Continued)

remaining life of the loan using the effective yield method. The difference between contractually required payments due and the cash flows expected to be collected, on an undiscounted basis, is referred to as the nonaccretable difference.

        The following table presents accretion activity related to acquired loans for the dates stated:

	Three Months Ended March 31,
	2016	2015
Balance at beginning of period	$3,362	$5,580
Accretion(1)	(445)	(483)
Disposals(2)	(135)	—
Other(3)	—	46

Balance at end of period	$2,782	$5,143

(1)
Accretion amounts are reported in interest income.

(2)
Disposals represent the reduction of purchase accounting discounts due to the resolution of acquired loans at amounts less than the contractually-owed receivable.

(3)
Represents the recovery of a credit-impaired loan's prior period allowance through accretion income.

        The following tables present the age analysis of loans past due as of the dates stated:

	March 31, 2016
	Current	30 - 89 days Past Due	90+ days Past Due	Total Past Due	Total Loans
Purchased credit-impaired loans:
Commercial and industrial	$417	$40	$345	$385	$802
Commercial real estate	4,107	—	261	261	4,368
Residential real estate	562	76	126	202	764
Consumer	86	—	—	—	86

Total purchased credit-impaired loans	5,172	116	732	848	6,020

Originated and other purchased loans:
Commercial and industrial	364,807	149	8	157	364,964
Commercial real estate	303,353	2,790	1,077	3,867	307,220
Residential real estate	34,310	366	392	758	35,068
Consumer	11,716	11	443	454	12,170
Guaranteed student loans	38,585	5,567	9,522	15,089	53,674

Total originated and other purchased loans	752,771	8,883	11,442	20,325	773,096

Total loans	$757,943	$8,999	$12,174	$21,173	$779,116

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 5. Loans (Continued)

	December 31, 2015
	Current	30 - 89 days Past Due	90+ days Past Due	Total Past Due	Total Loans
Purchased credit-impaired loans:
Commercial and industrial	$156	$161	$508	$669	$825
Commercial real estate	4,187	10	180	190	4,377
Residential real estate	572	96	109	205	777
Consumer	88	—	—	—	88

Total purchased credit-impaired loans	5,003	267	797	1,064	6,067

Originated and other purchased loans:
Commercial and industrial	368,759	36	992	1,028	369,787
Commercial real estate	296,148	1,166	1,123	2,289	298,437
Residential real estate	34,437	377	599	976	35,413
Consumer	11,983	47	486	533	12,516
Guaranteed student loans	38,811	8,248	10,249	18,497	57,308

Total originated and other purchased loans	750,138	9,874	13,449	23,323	773,461

Total loans	$755,141	$10,141	$14,246	$24,387	$779,528

        Guaranteed student loans comprised $5.6 million of the total amounts that were past due 30-89 days and $9.5 million of the total amounts that were past due 90 days or greater as of March 31, 2016. These loans are nearly 98% guaranteed as to principal and accrued interest. Pursuant to the guarantee, the company may make a claim for payment on a loan after a period of 270 days during which no payment has been made on the loan.

        The following table presents nonaccrual loans and other real estate owned ("OREO") as of the dates stated. A loan is considered nonaccrual if it is 90 days or greater past due as to interest and principal or when collectability is in doubt, unless the estimated net realized value of collateral is sufficient to assure collection of principal balance and accrued interest. As of March 31, 2016, there were no loans, other than guaranteed student loans, past due 90 days or greater for which interest was

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 5. Loans (Continued)

accruing. Accrued interest on the guaranteed portion of student loans is subject to the guarantee and is payable under the claim, if any, to the time the claim is satisfied.

	March 31, 2016	December 31, 2015
Purchased credit-impaired loans:
Commercial and industrial	$246	$155
Commercial real estate	414	518
Residential real estate	552	413
Consumer	6	7

Total purchased credit-impaired loans	1,218	1,093

Originated and other purchased loans:
Commercial and industrial	665	2,004
Commercial real estate	4,897	4,129
Residential real estate	785	898
Consumer	443	150

Total originated and other purchased loans	6,790	7,181

Total nonaccrual loans	8,008	8,274
Other real estate owned	632	533

Total nonperforming assets	$8,640	$8,807

        In accordance with Accounting Standards Update ("ASU") No. 2011-02, "Receivables: A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring," the company assesses all restructurings for potential identification as troubled debt restructurings ("TDR"). A modification of a loan's terms constitutes a TDR, if the creditor grants a concession to the borrower for economic or legal reasons related to the borrower's financial difficulties that it would not otherwise consider. Modifications of terms for loans that are included as TDRs may involve either an increase or reduction of the interest rate, extension of the term of the loan, or deferral of principal payments, regardless of the period of the modification.

        For loans classified as TDRs, the company further evaluates the loans as performing or nonperforming. If at the time of restructure the loan is on accrual status, it will be classified as performing and will continue to be classified as performing as long as the borrower continues making payments in accordance with the restructured terms. A modified loan will be classified as nonaccrual, if the loan becomes 90 days delinquent, or when collectability is in doubt. TDRs originally considered nonaccrual will be classified as nonperforming, but may be classified as performing TDRs, if subsequent to restructure the loan experiences payment performance according to the restructured terms for a consecutive six-month period and other required conditions are met.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 5. Loans (Continued)

        The following table presents performing and nonperforming loans identified as TDRs, by loan type, as of the dates stated:

	March 31, 2016	December 31, 2015
Performing TDRs:
Commercial and industrial	$1,468	$1,467
Commercial real estate	2,315	2,343
Residential real estate	147	2,072
Consumer	—	—

Total performing TDRs	3,930	5,882

Nonperforming TDRs:
Commercial and industrial	27	750
Commercial real estate	1,860	74
Residential real estate	116	116
Consumer	—	—

Total nonperforming TDRs	2,003	940

Total TDRs	$5,933	$6,822

        The following tables present loans classified as TDRs, including the type of modification, number of loans and loan type, as of the dates stated:

	March 31, 2016
	Number of Loans Modified	Rate Modification	Term Extension and/or Other Concessions	Total
Commercial and industrial	5	$434	$1,061	$1,495
Commercial real estate	8	320	3,855	4,175
Residential real estate	3	116	147	263
Consumer	—	—	—	—

Total TDRs	16	$870	$5,063	$5,933

	December 31, 2015
	Number of Loans Modified	Rate Modification	Term Extension and/or Other Concessions	Total
Commercial and industrial	8	$601	$1,616	$2,217
Commercial real estate	7	325	2,092	2,417
Residential real estate	5	237	1,951	2,188
Consumer	—	—	—	—

Total TDRs	20	$1,163	$5,659	$6,822

        During the three months ended March 31, 2016, there were no loans identified as TDRs.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 6. Goodwill and Other Intangible Assets

        The following table presents goodwill and other intangible assets, which are core deposit intangibles, as of the dates stated:

	March 31, 2016	December 31, 2015
Amortizable core deposit intangibles:
Gross carrying value	$4,640	$4,640
Accumulated amortization	(2,058)	(1,943)

Net core deposit intangibles	2,582	2,697

Goodwill	12,989	12,989

Total goodwill and other intangible assets, net	$15,571	$15,686

Note 7. Deposits

        The following table presents a summary of deposit accounts as of the dates stated:

	March 31, 2016	December 31, 2015
Noninterest-bearing demand deposits	$161,971	$182,008
Interest-bearing:
Demand and money market	405,897	386,358
Savings deposits	11,617	10,564
Time deposits greater than $250,000	74,827	76,178
Other time deposits	217,949	233,922

Total deposits	$872,261	$889,030

Note 8. Derivatives

Cash Flow Hedges

        The company uses interest rate derivatives to manage its exposure to interest rate movements. As of March 31, 2016, the company was a party to two interest rate swap agreements designated as cash flow hedges in accordance with FASB ASC Topic 815, "Derivatives and Hedging." Pursuant to these agreements, the company has minimized its exposure to interest rate movements by exchanging variable for fixed interest payments beginning September 28, 2015, without exchange of underlying notional amounts totaling $17.5 million. Prior to September 28, 2015, the company had an interest rate swap agreement whereby it exchanged variable for fixed interest payments related to a $20.0 million borrowing, without exchange of the underlying notional amount. The swap expired upon the maturity of the $20.0 million borrowing, which was September 28, 2015.

        The effective portion of changes in the fair value of derivatives designated as cash flow hedges is recorded in accumulated other comprehensive income ("AOCI") and is subsequently reclassified into net income in the period that the hedged forecasted transaction affects net income. The ineffective portion of the change in fair value of the derivatives is recognized directly in net income. For the three

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 8. Derivatives (Continued)

months ended March 31, 2016 and 2015, the ineffective portion was insignificant. The amount reported in AOCI as of March 31, 2016 was a loss of $948 thousand, net of a tax benefit of $322 thousand. As of March 31, 2016, a liability of $965 thousand was recorded in other liabilities on the consolidated balance sheet related to these cash flow hedges.

Non-hedge Derivatives

        Derivatives not designated as hedges are not speculative and result from a service the company provides to certain customers. The company executes interest rate derivatives (interest rate swaps) with commercial banking customers to facilitate their respective risk management strategies. Those interest rate derivatives are simultaneously hedged by offsetting derivatives that the company executes with third parties, thus minimizing its net exposure from such transactions. These derivatives do not meet hedge accounting requirements; therefore, changes in the fair value of both the customer derivative and the offsetting derivative are recognized in net income. As of March 31, 2016, $811 thousand was recorded in other assets and $861 thousand was recorded in other liabilities related to non-designated hedges. For the three months ended March 31, 2016 and 2015, $22 thousand of loss and $26 thousand of income, respectively, was recorded in net income related to non-designated hedges.

        The company has minimum collateral requirements with its counterparties for both cash flow hedges and non-hedge derivatives that contain provisions, whereby if the company fails to maintain its status as a well or an adequately capitalized institution, the company could be required to terminate or fully collateralize the derivative contract. Additionally, if the company defaults on any of its indebtedness, including default where repayment has not been accelerated by the lender, the company could also be in default on its derivative obligations. As of March 31, 2016, the valuation of these derivatives had surpassed the contractually specified minimum transfer amounts of $250 thousand, and $2.0 million had been pledged as collateral under the agreements. If the company is not in compliance with the terms of the derivative agreements, it could be required to settle its obligations under the agreements at termination value.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 9. Income Taxes

        Net deferred tax assets as of March 31, 2016 and December 31, 2015 were $5.5 million and $6.3 million, respectively. The following table presents the statutory tax rate reconciled to the company's effective tax rate for the dates stated:

	For the Three Months Ended
	March 31, 2016		March 31, 2015
	Tax	Rate	Tax	Rate
Income tax expense at statutory rate	$304	34.00%	$441	34.00%
Non-deductible expenses	2	0.22%	2	0.16%
Share-based compensation	—	0.00%	14	1.07%
Transaction-related expenses	326	36.46%	—	0.00%
Tax exempt income	(155)	–17.34%	(92)	–7.13%
Other	51	5.66%	11	0.90%

Income tax expense reported	$528	59.00%	$376	29.00%

Note 10. Earnings per Common Share

        The following table summarizes basic and diluted earnings per common share calculations for the periods stated. Weighted average shares outstanding for the calculation of basic earnings per share include vested restricted stock units. Excluded from the computation of diluted earnings per common share were 227,070 and 245,005 shares related to options, for the three months ended March 31, 2016 and 2015, respectively, because their inclusion in the calculation would be anti-dilutive. The number of shares in the following table is in thousands.

	For the Three Months Ended March 31,
	2016	2015
Net income	$367	$921
Preferred stock dividend	—	(21)

Net income available to common shareholders	$367	$900

Weighted average shares outstanding, basic	13,209	13,082
Dilutive shares	234	186

Weighted average shares outstanding, diluted	13,443	13,268

Earnings per common share, basic	$0.03	$0.07

Earnings per common share, diluted	$0.03	$0.07

Note 11. Pension Plan

        In connection with the CVB Acquisition, the company assumed the Colonial Virginia Bank Executive Retirement Plan ("SERP"). The SERP provides for the payment of supplemental retirement benefits to three former CVB executives. All benefits to the employees are fully vested and payments

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 11. Pension Plan (Continued)

may begin six months following the employee's termination, as defined by the SERP. As of March 31, 2016, two former CVB employees were receiving payments under the SERP. For the three months ended March 31, 2016 and 2015, the company paid $45 and $23 thousand, respectively, of benefits under the SERP. The company expects to pay $134 thousand to the former employees for the remainder of 2016. As of March 31, 2016, a $2.2 million liability was recorded on the company's consolidated balance sheet related to the SERP. A discount rate of 4% was used in determining the SERP liability.

        The company also has a grantor trust (rabbi trust) established as a source of funds to pay benefits under the SERP. As of March 31, 2016 $1.8 million in cash and investment securities were held in the rabbi trust which is recorded in other assets on the company's consolidated balance sheet. The rabbi trust assets are subject to the general unsecured creditors of the company.

Note 12. Borrowings

        The Bank has secured borrowing facilities with the FHLB and the Federal Reserve Bank ("FRB"). Total credit availability as of March 31, 2016 under the FHLB facility was $294.1 million, which is equal to 30% of total assets as of the most recent prior quarter-end, and with a pledged, lendable collateral value of $54.4 million. Under this facility, as of March 31, 2016, there was one short-term, non-amortizing loan outstanding for $17.5 million, which matures June 28, 2016. Credit availability under the FRB facility, as of March 31, 2016, was $156.8 million, which is also based on pledged collateral. As of March 31, 2016, the Bank had no federal funds purchased or long-term borrowings under this facility.

        On June 26, 2015, the company issued and sold $8.5 million in aggregate principal amount of its 6.75% subordinated notes due 2025 pursuant to a Subordinated Note Purchase Agreement. The Subordinated Notes bear interest at an annual rate of 6.75%, which is payable quarterly in arrears on March 31, June 30, September 30 and December 31. The Subordinated Notes qualify as Tier 2 capital for the company. As of March 31, 2016, the outstanding balance of the Subordinated Notes, net of capitalized loan origination costs, was $8.4 million. For the three months ended March 31, 2016, the effective interest rate, including the amortization of loan origination costs, on the Subordinated Notes was 7.40%.

        On September 30, 2014, the company entered into an agreement with a national bank that provides for an unsecured senior term loan credit facility up to $15 million (the "Credit Agreement"). The Credit Agreement was subsequently amended on September 24, 2015 and matures September 30, 2019. Borrowings under the Credit Agreement bear interest at the 30-day LIBOR in effect from time to time, plus 2.75% per annum. The Credit Agreement is unsecured but the lender has the benefit of a negative pledge on all of the outstanding capital stock of the Bank. As of March 31, 2016, the outstanding balance borrowed under the Credit Agreement, net of capitalized loan origination costs, was $10.7 million. For the three months ended March 31, 2016 and 2015, the effective interest rate, including the amortization of loan origination costs, on the unsecured senior term loan was 3.33% and 3.92%, respectively.

        As of March 31, 2016, the company and the Bank, as applicable, were in compliance with all covenants of the Subordinated Notes and the Credit Agreement.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 13. Senior Non-Cumulative Perpetual Preferred Stock

        On June 30, 2015, the company completed the redemption of all of the outstanding 8,381 shares ($8.4 million) of the SBLF Preferred Stock. Substantially all of the net proceeds from the issuance and sale of the Subordinated Notes were used to fund the redemption. For the three months ended March 31, 2016, the company's dividend on the SBLF Preferred Stock was $21 thousand. The effective dividend rate was 1% for all periods for which a dividend was paid.

Note 14. Commitments and Contingencies

        In the normal course of business, the Bank has commitments under credit agreements to lend to customers provided that there is no material violation of any condition established in the contracts. These commitments have fixed expiration dates or other termination clauses and may require payments of fees. Because many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Additionally, the Bank issues letters of credit, which are conditional commitments to guarantee the performance of customers to third parties. The credit risk involved in issuing letters of credit is the same as that involved in extending loans to customers.

        The following table presents unfunded commitments outstanding as of the dates stated:

	March 31, 2016	December 31, 2015
Commercial lines of credit	$202,472	$177,846
Commercial real estate	68,848	60,380
Residential real estate	11,135	12,104
Consumer	4,645	2,982
Letters of credit	7,548	7,679

Total commitments	$294,648	$260,991

        The Bank has a commitment to invest in a limited partnership that operates as a small business investment company. As of March 31, 2016, the Bank had invested $900 thousand; an additional $100 thousand will be funded at the request of the general partner of the partnership. Additionally, the Bank has a $1.0 million commitment to invest in a Virginia limited liability company, the purpose of which is to invest in low-income residential rental and/or historic properties.

Note 15. Fair Value Measurements

        The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 15. Fair Value Measurements (Continued)

        ASC 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

        Under the guidance in ASC 820, the company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Quoted prices in active markets for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2
Significant observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3
Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value to such assets or liabilities.

        The following is a description of valuation methodologies used for assets and liabilities recorded at fair value. The determination of where an asset or liability falls in the hierarchy requires significant judgment. The company evaluates its hierarchy disclosures each quarter, and based on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. An adjustment to the pricing method used within either Level 1 or Level 2 inputs could generate a fair value measurement that effectively falls in a lower level in the hierarchy. The company expects changes in classifications between levels will be rare.

Securities available for sale:

        Available-for-sale securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities. Level 1 securities include those traded on nationally recognized securities exchanges, U.S. Treasury securities and money market funds. Level 2 securities include U.S. Agency securities, mortgage-backed securities issued by government sponsored entities, collateralized mortgage obligations, municipal bonds and corporate debt securities.

Other real estate owned:

        OREO is measured at the asset's fair value less costs for disposal. The company estimates fair value at the asset's liquidation value less disposal costs using management's assumptions, which are based on current market analysis or recent appraisals. OREO is classified as nonrecurring Level 3.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 15. Fair Value Measurements (Continued)

Impaired loans:

        The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. As of March 31, 2016, all of the impaired loans accounted for under ASC 310-30 were evaluated based on discounted cash flows or on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the company records the impaired loan as nonrecurring Level 2. When a current appraised value is not available, or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, or management evaluates fair value based on discounted cash flows, the company records the impaired loan as nonrecurring Level 3.

Derivatives:

        The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

        Although the company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of March 31, 2016 and December 31, 2015, the company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

        In conjunction with the FASB's fair value measurement guidance, the company has elected to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Other assets:

        Assets held in the company's rabbi trust consist of cash and marketable securities. The carrying value for cash and cash equivalents approximates fair value. Securities include those traded on nationally recognized securities exchanges. Other assets are classified as recurring Level 1.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 15. Fair Value Measurements (Continued)

Cash, cash equivalents and accrued interest:

        The carrying value for cash and cash equivalents and accrued interest approximates fair value.

        The methodology for measuring the fair value of other financial assets and financial liabilities that are not recorded at fair value on a recurring or nonrecurring basis are discussed below.

Securities held to maturity:

        Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities. Level 1 securities include those traded on nationally recognized securities exchanges, U.S. Treasury securities and money market funds. Level 2 securities include U.S. Agency securities, mortgage-backed securities issued by government sponsored entities, collateralized mortgage obligations, municipal bonds and corporate debt securities.

Performing loans:

        For variable-rate loans that re-price frequently and with no significant changes in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms.

Deposit liabilities:

        The balance of demand, money market and savings deposits approximates the fair value payable on demand to the accountholder. The fair value of fixed-maturity time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowings:

        The carrying amounts of federal funds purchased and other short-term borrowings maturing within 90 days approximate their fair values. The carrying amount of borrowings for which interest rates reset quarterly or less approximates its fair value. Fair values of other borrowings are estimated using discounted cash flow analyses at the company's current incremental borrowing rates for similar types of borrowing arrangements.

Other commitments:

        The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date or "settlement date."

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 15. Fair Value Measurements (Continued)

        As noted, certain assets and liabilities are measured at fair value on a recurring and nonrecurring basis. The following tables present assets measured at fair value on a recurring and nonrecurring basis as of the dates stated:

		Fair Value Measurements as of March 31, 2016 Using
	March 31, 2016 Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets and liabilities measured on a recurring basis:
Securities available for sale
Mortgage-backed securities—fixed rate	$8,065	$—	$8,065	$—
Commercial mortgage-backed securities—fixed rate	37,411	—	37,411	—
Municipals	80,455	—	80,455	—
Collateralized mortgage obligations	7,637	—	7,637	—
Cash flow hedge—liability	(965)	—	(965)	—
Interest rate derivative—asset	811	—	811	—
Interest rate derivative—liability	(861)	—	(861)	—
Other assets	1,824	1,824	—	—
Assets measured on a nonrecurring basis:
Impaired loans	$11,222	$—	$—	$11,222
Other real estate owned	632	—	—	632

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 15. Fair Value Measurements (Continued)

		Fair Value Measurements as of December 31, 2015 Using
	December 31, 2015 Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets and liabilities measured on a recurring basis:
Securities available for sale
Mortgage-backed securities—fixed rate	$7,947	$—	$7,947	$—
Commercial mortgage-backed securities—fixed rate	36,030	—	36,030	—
Municipals	79,056	—	79,056	—
Collateralized mortgage obligations	7,830	—	7,830	—
Cash flow hedge—liability	(629)	—	(629)	—
Interest rate derivative—asset	532	—	532	—
Interest rate derivative—liability	(560)	—	(560)	—
Other assets	1,846	1,846	—	—
Assets measured on a nonrecurring basis:
Impaired loans	$12,162	$—	$—	$12,162
Other real estate owned	533	—	—	533

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 15. Fair Value Measurements (Continued)

        The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis, for which the company has utilized Level 3 inputs to determine fair value, as of the dates stated:

	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value at March 31, 2016	Valuation Techniques	Unobservable Input	Range
Impaired Loans	$11,222	Collateral value, market value of similar debt, enterprise value, liquidation value and/or discounted cash flows	Yield	0 - 29%
Other real estate owned(1)	632	Market analysis or recent appraisals	Disposal costs	N/A

(1)
The fair value of these assets is determined based on appraisal value or sales price less estimated disposal costs, if applicable, the range of which is not meaningful to disclose.

	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value at December 31, 2015	Valuation Techniques	Unobservable Input	Range
Impaired Loans	$12,162	Collateral value, market value of similar debt, enterprise value, liquidation value and/or discounted cash flows	Yield	0 - 29%
Other real estate owned(1)	533	Market analysis or recent appraisals	Disposal costs	N/A

(1)
The fair value of these assets is determined based on appraisal value or sales price less estimated disposal costs, if applicable, the range of which is not meaningful to disclose.

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 15. Fair Value Measurements (Continued)

        The following tables present the carrying amounts and approximate fair values of the company's financial assets and liabilities as of the dates stated:

			Fair Value Measurements as of March 31, 2016 Using
	March 31, 2016
			Quoted Prices in Active Markets for Identical Assets (Level 1)
	Carrying Amount	Estimated Fair Value		Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and due from banks	$27,608	$27,608	$27,608	$—	$—
Federal funds sold	13,457	13,457	—	13,457	—
Securities available for sale	133,568	133,568	—	133,568	—
Securities held to maturity	9,268	10,071	—	10,071	—
Loans, net	772,044	781,466	—	—	781,466
Interest rate derivative	811	811	—	811	—
Accrued interest receivable	4,236	4,236	—	4,236	—
Other assets	1,824	1,824	1,824	—	—
Financial liabilities:
Cash flow hedge	$965	$965	$—	$965	$—
Interest rate derivative	861	861	—	861	—
Borrowings	36,576	37,300	—	37,300	—
Deposits	872,261	872,985	—	872,985	—
Accrued interest payable	282	282	—	282	—

			Fair Value Measurements as of December 31, 2015 Using
	December 31, 2015
			Quoted Prices in Active Markets for Identical Assets (Level 1)
	Carrying Amount	Estimated Fair Value		Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and due from banks	$40,242	$40,242	$40,242	$—	$—
Federal funds sold	21,703	21,703	—	21,703	—
Securities available for sale	130,863	130,863	—	130,863	—
Securities held to maturity	9,270	9,769	—	9,769	—
Loans, net	772,178	772,276	—	—	772,276
Interest rate derivative	532	532	—	532	—
Accrued interest receivable	4,430	4,430	—	4,430	—
Other assets	1,846	1,846	1,846	—	—
Financial liabilities:
Cash flow hedge	$629	$629	$—	$629	$—
Interest rate derivative	560	560	—	560	—
Borrowings	36,861	36,861	—	36,861	—
Deposits	889,030	879,700	—	879,700	—
Accrued interest payable	426	426	—	426	—

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 15. Fair Value Measurements (Continued)

        Fair value estimates are made at a specific point in time and are based on relevant market information, as well as information about the financial instruments or other assets. These estimates do not reflect any premium or discount that could result from offering for sale the company's entire holdings of a particular financial instrument at one time. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred tax assets, premises and equipment, and OREO. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Note 16. Share Repurchase Program

        In July 2013, the company's board of directors authorized a share repurchase program permitting the company to repurchase in the open market or otherwise up to 210,000 shares of the company's outstanding stock. The authorization has no time limit. There is no guarantee as to the number of shares that will be repurchased by the company, and the company may discontinue the program at any time. The company did not repurchase any of its shares during the first quarter of 2016.

Note 17. Recent Accounting Pronouncements

        In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09"). The amendments in this ASU modify the guidance companies use to recognize revenue from contracts with customers for transfers of goods or services and transfers of nonfinancial assets, unless those contracts are within the scope of other standards. ASU 2014-09 requires that entities apply a specific method to recognize revenue reflecting the consideration expected from customers in exchange for the transfer of goods and services. The guidance also requires new qualitative and quantitative disclosures, including information about contract balances and performance obligations. Entities are also required to disclose significant judgments and changes in judgments for determining the satisfaction of performance obligations. Most revenue associated with financial instruments, including interest and loan origination fees, is outside the scope of the guidance. ASU 2014-09 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2018, with early adoption permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year. The company is evaluating the impact ASU 2014-09 will have on its consolidated financial statements.

        In April 2015, the FASB issued ASU 2015-03, "Interest—Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs" ("ASU 2015-03"). The amendments in this ASU require that debt issuance costs be reported in the balance sheet as a direct deduction from the face amount of the related liability, consistent with the presentation of debt discounts. Further, the ASU requires the amortization of debt issuance costs to be reported as interest expense. Similarly, debt issuance costs

Xenith Bankshares, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

March 31, 2016

Note 17. Recent Accounting Pronouncements (Continued)

and any discount or premium are considered in the aggregate when determining the effective interest rate on the debt. ASU 2015-03 is effective for fiscal years beginning after December 15, 2015, with early adoption permitted. The adoption of this standard did not have a significant impact on the company's consolidated financial statements.

        In January 2016, the FASB issued ASU 2016-01, "Recognition and Measurement of Financial Assets and Financial Liabilities" ("ASU 2016-01"). The amendments in this ASU affect the recognition, measurement, presentation and disclosure of financial instruments. It requires an entity to (1) measure equity investments at fair value through net income, with certain exceptions; (2) present in other comprehensive income the changes in instrument-specific credit risk for financial liabilities measured using the fair value option; (3) present financial assets and financial liabilities by measurement category and form of financial asset; (4) calculate the fair value of financial instruments for disclosure purposes based on an exit price; and (5) assess a valuation allowance on deferred tax assets related to unrealized losses on available-for-sale securities in combination with other deferred tax assets. The ASU provides an election to subsequently measure certain nonmarketable equity investments at cost less any impairment and adjusted for certain observable price changes. The ASU also requires a qualitative impairment assessment of such equity investments and amends certain fair value disclosure requirements. ASU 2016-01 is effective for annual periods beginning after December 15, 2017, including interim periods within 2017, with certain provisions of the ASU eligible for early adoption. The company is evaluating the impact ASU 2016-01 will have on its consolidated financial statements.

        In February 2016, the FASB issued ASU 2016-02, "Leases" ("ASU 2016-02"). The amendments in this ASU modify the guidance companies use to account for leases by increasing the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. The company is evaluating the impact ASU 2016-02 will have on its consolidated financial statements.

        In March 2016, the FASB issued ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"). The amendments in this ASU are intended to simplify certain aspects of accounting for stock compensation, particularly the tax implications of employee share-based payments. ASU 2016-09 is effective for annual periods beginning after December 15, 2016, including interim periods with 2016. The company is evaluating the impact ASU 2016-09 will have on its consolidated financial statements.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and between

XENITH BANKSHARES, INC.

and

HAMPTON ROADS BANKSHARES, INC.

Dated as of February 10, 2016

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Page
affiliate	A-62
Agreement	A-1
Articles of Merger	A-1
Bank Merger	A-4
Bank Merger Agreement	A-5
Bank Merger Certificates	A-5
BHC Act	A-7
Bureau of Financial Institutions	A-10
Certificate	A-2
certificates	A-5
Chosen Courts	A-62
Closing	A-60
Closing Date	A-60
Code	A-1
Confidentiality Agreement	A-46
Continuing Employees	A-47
Effective Time	A-1
Employment Agreements	A-1
Enforceability Exceptions	A-19
Environmental Laws	A-19
ERISA	A-14
Exchange Act	A-12
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-2
Existing Credit Facility	A-54
FDIC	A-8
Federal Reserve Board	A-10
GAAP	A-8
Governmental Entity	A-10
HRB	A-1
HRB Acquisition Proposal	A-52
HRB Articles	A-4
HRB Balance Sheet	A-57
HRB Balance Sheet Date	A-57
HRB Bank Payment	A-44
HRB Benefit Plan	A-30
HRB Board Recommendation	A-46
HRB Bylaws	A-4
HRB Common Stock	A-2
HRB Contract	A-34
HRB Disclosure Schedule	A-23
HRB Equity Awards	A-25
HRB ERISA Affiliate	A-30
HRB Leased Properties	A-36
HRB Meeting	A-46
HRB Owned Properties	A-36
HRB Qualified Plan	A-30

A-iv

Page
HRB Real Property	A-36
HRB Regulatory Agreement	A-35
HRB Reports	A-32
HRB Restricted Stock Unit Awards	A-24
HRB Share Closing Price	A-6
HRB Stock Options	A-24
HRB Subsidiary	A-24
HRB Warrants	A-24
HRB's Adjusted Shareholders' Equity	A-57
Intellectual Property	A-21
IRS	A-13
Joint Proxy Statement	A-10
knowledge	A-61
Liens	A-9
Loans	A-22
made available	A-62
Material Adverse Effect	A-8
Materially Burdensome Regulatory Condition	A-45
Merger	A-1
Merger Consideration	A-2
Multiemployer Plan	A-15
Multiple Employer Plan	A-15
NASDAQ	A-6
New Plans	A-48
Operative Documents	A-25
Payoff Letter	A-54
Permitted Encumbrances	A-20
person	A-61
Plan of Merger	A-1
Premium Cap	A-49
Recommendation Change	A-46
Regulatory Agencies	A-11
Representatives	A-51
Requisite HRB Name Change Vote	A-26
Requisite HRB Vote	A-26
Requisite Regulatory Approvals	A-54
Requisite Xenith Vote	A-10
S-4	A-10
Sarbanes-Oxley Act	A-12
SEC	A-10
Securities	A-25
Securities Act	A-16
SRO	A-11
Subordinated Notes	A-54
Subsidiary	A-8
Supplemental Instrument	A-54
Surviving Bank	A-4
Surviving Corporation	A-1
Takeover Statutes	A-21
Tax	A-14

A-v

Page
Tax Return	A-14
Taxes	A-14
Termination Date	A-58
Termination Fee	A-59
Trust	A-25
Trust Agreement	A-25
Trusts	A-25
Voting Agreements	A-1
VSCA	A-1
VSCC	A-1
Xenith	A-1
Xenith Acquisition Proposal	A-52
Xenith Adjusted Option	A-3
Xenith Adjusted Warrant	A-4
Xenith Articles	A-7
Xenith Balance Sheet	A-56
Xenith Balance Sheet Date	A-56
Xenith Bank	A-4
Xenith Bank Payment	A-44
Xenith Benefit Plan	A-14
Xenith Board Recommendation	A-46
Xenith Bylaws	A-7
Xenith Common Stock	A-2
Xenith Contract	A-18
Xenith Disclosure Schedule	A-7
Xenith Equity Awards	A-4
Xenith ERISA Affiliate	A-14
Xenith Indemnified Parties	A-49
Xenith Insiders	A-53
Xenith Leased Properties	A-20
Xenith Meeting	A-46
Xenith Owned Properties	A-20
Xenith Qualified Plan	A-14
Xenith Real Property	A-20
Xenith Regulatory Agreement	A-19
Xenith Reports	A-16
Xenith Restricted Stock Award	A-3
Xenith Restricted Stock Unit Award	A-3
Xenith Stock Option	A-2
Xenith Subsidiary	A-8
Xenith Warrants	A-9
Xenith's Adjusted Shareholders' Equity	A-56

A-vi

AGREEMENT AND PLAN OF REORGANIZATION

        AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 10, 2016 (this "Agreement"), by and between Xenith Bankshares, Inc., a Virginia corporation ("Xenith"), and Hampton Roads Bankshares, Inc., a Virginia corporation ("HRB").

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of HRB and Xenith have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Xenith will, subject to the terms and conditions set forth herein, merge with and into HRB (the "Merger"), so that HRB is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger;

        WHEREAS, in furtherance thereof, the respective Boards of Directors of HRB and Xenith have unanimously approved the Merger and this Agreement, including the Plan of Merger in substantially the form attached hereto as Exhibit A (the "Plan of Merger");

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

        WHEREAS, as an inducement for each party to enter into this Agreement, certain shareholders of each of HRB and Xenith have simultaneously herewith entered into a voting agreement (collectively, the "Voting Agreements") in connection with the Merger;

        WHEREAS, HRB and certain executive officers of Xenith and HRB have simultaneously herewith entered into employment agreements (collectively, the "Employment Agreements"), each such agreement to be subject to the occurrence of and effective as of the Effective Time (as defined herein); and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.     Subject to the terms and conditions of this Agreement, in accordance with the Virginia Stock Corporation Act (the "VSCA"), at the Effective Time, Xenith shall merge with and into HRB pursuant to this Agreement and the Plan of Merger. HRB shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Merger, the separate corporate existence of Xenith shall terminate.

        1.2    Effective Time.     The Merger shall become effective (the "Effective Time") at the time the Certificate of Merger is issued by the Virginia State Corporation Commission (the "VSCC") (or at such later time as may be specified in the Articles of Merger filed with the VSCC (the "Articles of Merger")), as provided in Sections 13.1-720 and 13.1-606 of the VSCA.

        1.3    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effect set forth in Section 13.1-721 of the VSCA.

        1.4    Conversion of Xenith Common Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of HRB, Xenith or the holder of any of the following securities:

          (a)   Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of Xenith issued and outstanding immediately prior to the Effective Time (the "Xenith Common Stock"), except for shares of Xenith Common Stock owned by Xenith or HRB (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive 4.4 shares (the "Exchange Ratio" and such shares, the "Merger Consideration") of the common stock, par value $0.01 per share, of HRB (the "HRB Common Stock"); it being understood that upon the Effective Time, pursuant to Section 1.5, the HRB Common Stock, including the shares issued to former holders of Xenith Common Stock, shall be the common stock of the Surviving Corporation.

          (b)   All of the shares of Xenith Common Stock converted into the right to receive HRB Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a "Certificate", it being understood that any reference herein to "Certificate" shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Xenith Common Stock) previously representing any such shares of Xenith Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of HRB Common Stock which such shares of Xenith Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Xenith Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Xenith Common Stock shall be exchanged for certificates representing whole shares of HRB Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of HRB Common Stock or Xenith Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio and the Merger Consideration.

          (c)   Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all shares of Xenith Common Stock that are owned by Xenith or HRB (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of HRB or other consideration shall be delivered in exchange therefor.

        1.5    HRB Common Stock.     At and after the Effective Time, each share of HRB Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

        1.6    Treatment of Xenith Equity Awards.

          (a)    Xenith Stock Options.    At the Effective Time, each compensatory option granted by Xenith to purchase shares of Xenith Common Stock (a "Xenith Stock Option"), whether or not vested, that is outstanding and unexercised as of immediately prior to the Effective Time shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Xenith Stock Option immediately prior to the Effective Time, including vesting (and any applicable accelerated vesting), a number of shares of HRB Common Stock equal to the number of shares of Xenith Common Stock subject to such Xenith Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounding any resultant fractional share down to the nearest whole number of shares) at a price per share of HRB Common Stock equal to the price per share under such Xenith Stock Option divided by the Exchange Ratio (rounding any resultant fractional cent up to the nearest whole cent) (each, as so adjusted, a "Xenith Adjusted Option").

          (b)    Xenith Restricted Stock Awards.

              (i)  At the Effective Time, each award in respect of a share of Xenith Common Stock subject to vesting, repurchase or other lapse restriction granted by Xenith that is outstanding immediately prior to the Effective Time (a "Xenith Restricted Stock Award") and becomes vested by its terms at the Effective Time or by reason of the consummation of the transactions contemplated by this Agreement shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Xenith Common Stock underlying such Xenith Restricted Stock Award and, unless the holder of the Xenith Restricted Stock Award makes a cash payment to Xenith at or before the Effective Time for applicable tax withholdings, the Merger Consideration payable in respect of a Xenith Restricted Stock Award shall be reduced by applicable tax withholdings as described in Section 1.6(d).

             (ii)  At the Effective Time, each Xenith Restricted Stock Award that does not by its terms become vested at the Effective Time or by reason of the consummation of the transactions contemplated by this Agreement shall, automatically and without any required action on the part of the holder thereof, be converted into a HRB restricted stock award with the same terms and conditions (including vesting provisions) as were applicable to such Xenith Restricted Stock Award immediately prior to the Effective Time, relating to the number of shares of HRB Common Stock equal to the product of (a) the Exchange Ratio, multiplied by (b) the number of shares of Xenith Common Stock subject to such Xenith Restricted Stock Award as of immediately prior to the Effective Time (rounding any resultant fractional share to the nearest whole number of shares).

          (c)    Xenith Restricted Stock Unit Awards.

              (i)  At the Effective Time, each restricted stock unit award in respect of shares of Xenith Common Stock granted by Xenith that is outstanding immediately prior to the Effective Time (a "Xenith Restricted Stock Unit Award") and becomes vested and/or payable by its terms at the Effective Time or by reason of the consummation of the transactions contemplated by this Agreement shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Xenith Common Stock underlying such Xenith Restricted Stock Unit Award and, unless the holder of the Xenith Restricted Stock Unit Award makes a cash payment to Xenith at or before the Effective Time for applicable tax withholdings, the Merger Consideration payable in respect of a Xenith Restricted Stock Unit Award shall be reduced by applicable tax withholdings as described in Section 1.6(d).

             (ii)  At the Effective Time, each Xenith Restricted Stock Unit Award that does not by its terms become vested at the Effective Time or by reason of the consummation of the transactions contemplated by this Agreement, or that is vested immediately prior to the Effective Time or by reason of the consummation of the transactions contemplated by this Agreement and does not by its terms become payable at the Effective Time, shall, automatically and without any required action on the part of the holder thereof, be converted into a HRB restricted stock unit award with the same terms and conditions (including vesting and payment provisions) as were applicable to such Xenith Restricted Stock Unit Award immediately prior to the Effective Time, relating to the number of shares of HRB Common

    Stock equal to the product of (a) the Exchange Ratio, multiplied by (b) the number of shares of Xenith Common Stock subject to such Xenith Restricted Stock Unit Award as of immediately prior to the Effective Time (rounding any resultant fractional share to the nearest whole number of shares).

          (d)   If the applicable tax withholdings are not paid to Xenith in cash as provided in Section 1.6(b)(i) or Section 1.6(c)(i), the number of shares of HRB Common Stock withheld from the consideration otherwise deliverable to each holder of a Xenith Restricted Stock Award or Xenith Restricted Stock Unit Award under Section 1.6(b)(i) or Section 1.6(c)(i) for purposes of satisfying applicable tax withholding shall be calculated by assuming that the value of a share of HRB Common Stock is equal to the HRB Share Closing Price.

          (e)   At or prior to the Effective Time, Xenith, the Board of Directors of Xenith and its compensation committee, as applicable, shall approve any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.6.

          (f)    For purposes of this Agreement, the term "Xenith Equity Awards" means the Xenith Stock Options, Xenith Adjusted Options, Xenith Restricted Stock Awards and Xenith Restricted Stock Unit Awards.

        1.7    Warrants.    At the Effective Time, each Xenith Warrant that is outstanding as of immediately prior to the Effective Time shall be converted in accordance with its terms into a Warrant to acquire, on the same terms and conditions as were applicable under such Xenith Warrant, a number of shares of HRB Common Stock equal to the number of shares of Xenith Common Stock subject to such Xenith Warrant immediately before the Effective Time multiplied by the Exchange Ratio (rounding any resultant fractional share down to the nearest whole share) at a price per share of HRB Common Stock equal to the price per share under such Xenith Warrant divided by the Exchange Ratio (rounding any resultant fractional cent up to the nearest cent) (each, as so adjusted, a "Xenith Adjusted Warrant").

        1.8    Articles of Incorporation of Surviving Corporation.     At the Effective Time, the Amended and Restated Articles of Incorporation of HRB (the "HRB Articles"), as in effect immediately prior to the Effective Time, shall, subject to the approval by the shareholders of HRB of the Requisite HRB Name Change Vote, be amended as set forth in, and attached to, the Plan of Merger attached hereto as Exhibit A solely so that at the Effective Time the name of the Surviving Corporation shall be "Xenith Bankshares, Inc.", and as so amended shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

        1.9    Bylaws of Surviving Corporation.     Subject to the approval by the shareholders of HRB of the Requisite HRB Name Change Vote, at the Effective Time, the Bylaws of HRB (the "HRB Bylaws"), as in effect immediately prior to the Effective Time, shall be amended solely to change the name of the Surviving Corporation to "Xenith Bankshares, Inc.", and as so amended shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

        1.10    Tax Consequences.     It is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

        1.11    Bank Merger.     Immediately following the Merger, Xenith Bank ("Xenith Bank"), a Virginia banking corporation and a wholly owned Subsidiary of Xenith, will merge (the "Bank Merger") with and into Bank of Hampton Roads, a Virginia state-chartered commercial bank and a wholly owned Subsidiary of HRB. Bank of Hampton Roads shall be the surviving entity in the Bank Merger (the "Surviving Bank") and, following the Bank Merger, the separate corporate existence of Xenith Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. Promptly after the date of this Agreement, Bank of Hampton Roads and Xenith Bank will enter into an agreement of merger and a related plan of merger in form and substance agreed by HRB and Xenith, which shall be customary for mergers similar to the Bank Merger (the "Bank Merger Agreement"). Xenith shall cause Xenith Bank, and HRB shall cause Bank of Hampton Roads, to execute articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective ("Bank Merger Certificates") immediately following the Effective Time.

ARTICLE II

EXCHANGE OF SHARES

        2.1    HRB to Make Shares Available.     At or prior to the Effective Time, HRB shall deposit, or shall cause to be deposited, with an exchange agent designated by HRB and reasonably acceptable to Xenith (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates or, at HRB's option, evidence of shares in book entry form (collectively, referred to herein as "certificates"), representing the shares of HRB Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of HRB Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to Sections 1.4 and 1.6 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Xenith Common Stock.

        2.2    Exchange of Shares.

          (a)   As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, HRB shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Xenith Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive HRB Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of HRB Common Stock and any cash in lieu of fractional shares which the shares of Xenith Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of HRB Common Stock to which such holder of Xenith Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration, dividends or distributions or cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of HRB Common Stock which the shares of Xenith Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

          (b)   No dividends or other distributions declared with respect to HRB Common Stock shall be paid to the holder of any unsurrendered Certificate until such holder shall surrender such

  Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of HRB Common Stock that the shares of Xenith Common Stock represented by such Certificate have been converted into the right to receive.

          (c)   If any certificate representing shares of HRB Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of HRB Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (d)   After the Effective Time, there shall be no transfers on the stock transfer books of Xenith of the shares of Xenith Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of HRB Common Stock as provided in this Article II.

          (e)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of HRB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to HRB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of HRB. In lieu of the issuance of any such fractional share, HRB shall pay to each former shareholder of Xenith who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of HRB Common Stock on the Nasdaq Global Select Market (the "NASDAQ") as reported by The Wall Street Journal for the five (5) full trading days ending on the day preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by Xenith and HRB) (the "HRB Share Closing Price") by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of HRB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

          (f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Xenith for six (6) months after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of Xenith who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of HRB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the HRB Common Stock deliverable in respect of each former share of Xenith Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of HRB, Xenith, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Xenith Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g)   HRB shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any Merger Consideration, cash in lieu of fractional shares of HRB Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Xenith Common Stock or Xenith Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by HRB or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Xenith Common Stock or Xenith Equity Awards in respect of which the deduction and withholding was made by HRB or the Exchange Agent, as the case may be.

          (h)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HRB, the posting by such person of a bond in such amount as HRB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of HRB Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

          (i)    In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Xenith Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF XENITH

        Except (A) as disclosed in the disclosure schedule delivered by Xenith to HRB concurrently herewith (the "Xenith Disclosure Schedule"); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Xenith Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Xenith that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (a) any other section of Article III specifically referenced or cross-referenced and (b) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (B) as disclosed in any Xenith Reports filed by Xenith since December 31, 2014, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Xenith hereby represents and warrants to HRB as follows:

        3.1    Corporate Organization.

          (a)   Xenith is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended ("BHC Act"). Xenith has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Xenith is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Xenith. True and complete copies of the Second Amended and Restated Articles of Incorporation of Xenith (the "Xenith Articles") and the Amended and Restated By-Laws of Xenith (the "Xenith Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Xenith to HRB.

          (b)   Each Subsidiary of Xenith (a "Xenith Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Xenith and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Xenith to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Xenith that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Xenith Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Xenith.

          (c)   As used in this Agreement, the term "Material Adverse Effect" means, with respect to HRB, Xenith or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, or (D) changes proximately caused by the public disclosure or consummation of the transactions contemplated hereby (provided that this exception shall not apply for purposes of the representations and warranties in Section 3.3(b) or Section 4.3(b)) or actions expressly required by this Agreement or that are taken with the express prior written consent of the other party in contemplation of the transactions contemplated hereby; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are disproportionately adverse to such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.

          (d)   As used in this Agreement, the word "Subsidiary" when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.

        3.2    Capitalization.

          (a)   The authorized capital stock of Xenith consists of 100,000,000 shares of Xenith Common Stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 13,067,356 shares of Xenith Common Stock issued and outstanding, which number includes 128,539 shares of Xenith Common Stock granted in respect of outstanding Xenith Restricted Stock Awards, (ii) no shares of Xenith Common Stock held in treasury, (iii) 728,052 shares of Xenith Common Stock subject to outstanding Xenith Stock Options, (iv) 147,082 shares of Xenith Common Stock subject to outstanding Xenith Restricted Stock Unit Awards, (v) 563,760 shares of Xenith Common Stock subject to outstanding warrants to purchase Xenith Common Stock with an exercise price of $11.49 per share of Xenith Common Stock ("Xenith Warrants"), (vi) 925,517 additional shares of Xenith Common Stock reserved for issuance pursuant to the Xenith Benefit Plans and (vii) no other shares of capital stock or other voting securities of Xenith issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Xenith Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Xenith may vote. No trust preferred or, except as set forth in Section 3.2(a) of the Xenith Disclosure Schedule, subordinated debt securities of Xenith are issued or outstanding. Other than Xenith Stock Options, Xenith Restricted Stock Unit Awards and Xenith Warrants, in each case, issued prior to the date of this Agreement and set forth in this Section 3.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Xenith to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Xenith Common Stock or other equity interests of Xenith, other than the Voting Agreements and as set forth in Section 3.2(a) of the Xenith Disclosure Schedule. Section 3.2(a) of the Xenith Disclosure Schedule sets forth a true, correct and complete list of all Xenith Equity Awards and Xenith Warrants outstanding as of the date hereof specifying, on a holder-by-holder basis, as applicable, (A) the name of each holder, (B) the number of shares subject to each such Xenith Equity Award and Xenith Warrant, (C) the grant date of each such Xenith Equity Award, (D) the Xenith Benefit Plan under which such Xenith Equity Award was granted, (E) the exercise price for each such Xenith Equity Award that is a Xenith Stock Option and each Xenith Warrant, and (F) the expiration date for each such Xenith Equity Award that is a Xenith Stock Option and each Xenith Warrant. Other than the Xenith Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Xenith or any of its Subsidiaries) are outstanding.

          (b)   Xenith owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Xenith Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Xenith Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        3.3    Authority; No Violation.

          (a)   Xenith has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Xenith. The Board of Directors of Xenith has determined in its good faith business judgment that the Merger (including the Plan of Merger), on the terms and conditions set forth in this Agreement, is in the best interests of Xenith and its shareholders and has directed that this Agreement and the Plan of Merger be submitted to Xenith's shareholders for approval at a meeting of such shareholders and has adopted resolutions to the foregoing effect. Except for the approval of the Plan of Merger by the affirmative vote of the holders of a majority of the outstanding shares of Xenith Common Stock (the "Requisite Xenith Vote"), and the adoption and approval of the Bank Merger Agreement by the Board of Directors of Xenith Bank and Xenith as its sole shareholder, no other corporate proceedings on the part of Xenith are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Xenith and (assuming due authorization, execution and delivery by HRB) constitutes a valid and binding obligation of Xenith, enforceable against Xenith in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

          (b)   Neither the execution and delivery of this Agreement by Xenith nor the consummation by Xenith of the transactions contemplated hereby, nor compliance by Xenith with any of the terms or provisions hereof, will (i) violate any provision of the Xenith Articles or the Xenith Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Xenith or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Xenith or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Xenith or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Xenith.

        3.4    Consents and Approvals.     Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (iii) the filing of any required applications, filings or notices with the Bureau of Financial Institutions of the Virginia State Corporation Commission (the "Bureau of Financial Institutions") and any state banking authorities listed on Section 3.4 of the Xenith Disclosure Schedule or Section 4.4 of the HRB Disclosure Schedule and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of Xenith's and HRB's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the "Joint Proxy Statement"), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by HRB in connection with the transactions contemplated by this Agreement (the "S-4") and declaration of effectiveness of the S-4, (v) the filing of the Articles of Merger with the VSCC pursuant to the VSCA and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of HRB Common Stock pursuant to this Agreement and the approval of the listing of such HRB Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each, a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Xenith of this Agreement or (B) the consummation by Xenith of the Merger and the other transactions contemplated hereby (including the Bank Merger, the HRB Bank Payment and the Xenith Bank Payment)). As of the date hereof, Xenith is not aware of any reason why the necessary regulatory approvals and consents will not be received by Xenith to permit consummation of the Merger and Bank Merger on a timely basis.

        3.5    Reports.    Xenith and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2012 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the Bureau of Financial Institutions, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an "SRO") ((i) through (vii), collectively, "Regulatory Agencies"), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Xenith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Xenith and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Xenith, investigation into the business or operations of Xenith or any of its Subsidiaries since January 1, 2012. There (x) is no unresolved material violation, material criticism, or material exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Xenith or any of its Subsidiaries and (y) has been no formal or informal material inquiry by, or material disagreement or material dispute with, any Regulatory Agency with respect to the business, operations, policies or procedures of Xenith or any of its Subsidiaries since January 1, 2012.

        3.6    Financial Statements.

          (a)   The financial statements of Xenith and its Subsidiaries included (or incorporated by reference) in the Xenith Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Xenith and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Xenith and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and not material in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Xenith and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since December 31, 2012, no independent public accounting firm of Xenith has resigned (or informed Xenith that it intends to resign) or been dismissed as independent public accountants of Xenith as a result of or in connection with any disagreements with Xenith on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Neither Xenith nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Xenith included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, or in connection with this Agreement and the transactions contemplated hereby in each case that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Xenith.

          (c)   The records, systems, controls, data and information of Xenith and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Xenith or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Xenith. Xenith (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to ensure that material information relating to Xenith, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Xenith by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Xenith's outside auditors and the audit committee of the Board of Directors of Xenith (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Xenith's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Xenith's internal controls over financial reporting. These disclosures were made in writing by management to Xenith's auditors and audit committee. There is no reason to believe that Xenith's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Since January 1, 2012, (i) neither Xenith nor any of its Subsidiaries, nor, to the knowledge of Xenith, any director, officer, auditor, accountant or representative of Xenith or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Xenith or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Xenith or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Xenith or any of its Subsidiaries, whether or not employed by Xenith or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Xenith or any of its officers, directors, employees or agents to the Board of Directors of Xenith or any committee thereof or to the knowledge of Xenith, to any director or officer of Xenith.

        3.7    Broker's Fees.     With the exception of the engagement of Macquarie Capital (USA) Inc. neither Xenith nor any Xenith Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement. Xenith has disclosed to HRB as of the date hereof the aggregate fees provided for in connection with the engagement by Macquarie Capital (USA) Inc., related to the Merger and the other transactions contemplated hereunder.

        3.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2014, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Xenith.

          (b)   Since December 31, 2014, Xenith and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

        3.9    Legal Proceedings.

          (a)   Except as would not reasonably be expected to result in a Material Adverse Effect on Xenith, neither Xenith nor any of its Subsidiaries is a party to any, and there are no pending or, to Xenith's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Xenith or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

          (b)   There is no injunction, order, judgment, decree, or material regulatory restriction imposed upon Xenith, any of its Subsidiaries or the assets of Xenith or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

        3.10    Taxes and Tax Returns.

          (a)   Each of Xenith and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Xenith nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Xenith and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Xenith and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Xenith nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Xenith and its Subsidiaries for all years to and including 2008 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Xenith nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Xenith and its Subsidiaries or the assets of Xenith and its Subsidiaries. Xenith has made available to HRB true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Xenith nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Xenith and its Subsidiaries). Neither Xenith nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Xenith) or (B) has any liability for the Taxes of any person (other than Xenith or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Xenith nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Xenith nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has Xenith been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (b)   As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

          (c)   As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

        3.11    Employees.

          (a)   Section 3.11(a) of the Xenith Disclosure Schedule sets forth a true and correct list of each material Xenith Benefit Plan. For purposes of this Agreement, "Xenith Benefit Plan" means each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and each bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plan, program or arrangement, and each retention, bonus, employment, termination, severance plan, program or arrangement or other contract or agreement (i) to or with respect to which Xenith or any Subsidiary or any trade or business of Xenith or any of its Subsidiaries, whether or not incorporated, all of which together with Xenith would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Xenith ERISA Affiliate"), is a party or has or, would reasonably be expected to have, any current or future obligation or (ii) that is maintained, contributed to or sponsored by Xenith or any of its Subsidiaries or any Xenith ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Xenith or any of its Subsidiaries or any Xenith ERISA Affiliate.

          (b)   Xenith has heretofore made available to HRB a true and complete copy of each material Xenith Benefit Plan and, with respect to each such Xenith Benefit Plan, the following related documents: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500), if any, filed with the IRS, (iii) the most recently received IRS determination letter, if any, and (iv) the most recently prepared actuarial report (if applicable).

          (c)   Each Xenith Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Xenith nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Xenith Benefit Plan, and neither Xenith nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

          (d)   Section 3.11(d) of the Xenith Disclosure Schedule identifies each Xenith Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a "Xenith Qualified Plan"). The IRS has issued a favorable determination letter or opinion letter with respect to each Xenith Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Xenith, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Xenith Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Xenith Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (e)   Each Xenith Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (f)    None of Xenith or any of its Subsidiaries nor any Xenith ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained or contributed to or been obligated to contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (ii) any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or (iii) any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and none of Xenith or any of its Subsidiaries nor any Xenith ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

          (g)   Neither Xenith nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to, any employee benefit plan, program, agreement or arrangement that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

          (h)   All contributions required to be made to any Xenith Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Xenith Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Xenith.

          (i)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Xenith's knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Xenith Benefit Plans, any fiduciaries thereof with respect to their duties to the Xenith Benefit Plans or the assets of any of the trusts under any of the Xenith Benefit Plans that could reasonably be expected to result in any material liability of Xenith or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Xenith Benefit Plan, or any other party.

          (j)    None of Xenith or any of its Subsidiaries nor any Xenith ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Xenith Benefit Plans or their related trusts, Xenith, any of its Subsidiaries, any Xenith ERISA Affiliate or any person that Xenith or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (k)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Xenith or any of its Subsidiaries, or result in any limitation on the right of Xenith or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Xenith Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Xenith or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Neither Xenith nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Xenith or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

          (l)    No Xenith Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Xenith has made available to HRB true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any individual who is party to an employment agreement or change of control severance agreement listed in Section 3.14(a)(i) of the Xenith Disclosure Schedule.

          (m)  There are no pending or, to Xenith's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Xenith or any of its Subsidiaries, or any strikes or other material labor disputes against Xenith or any of its Subsidiaries. Neither Xenith nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Xenith or any of its Subsidiaries and, to the knowledge of Xenith, there are no organizing efforts by any union or other group seeking to represent any employees of Xenith or any of its Subsidiaries. Xenith and its Subsidiaries have complied in all material respects with all Laws regarding employment and employment practices (including anti-discrimination) and terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices), and no claims relating to non-compliance with the foregoing are pending or, to Xenith's knowledge, threatened.

        3.12    SEC Reports.     Xenith has previously made available to HRB (including by making certain items publicly available on EDGAR) an accurate and complete copy of each (a) registration statement, prospectus, report, schedule and proxy statement filed with or furnished to the SEC since December 31, 2012 by Xenith pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Xenith Reports") and (b) communication mailed by Xenith to its shareholders since December 31, 2012 and prior to the date hereof, and no such Xenith Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2012, as of their respective dates, all Xenith Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Xenith has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Xenith Reports.

        3.13    Compliance with Applicable Law.     Xenith and each of its Subsidiaries hold, and have at all times since December 31, 2012, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Xenith, and to the knowledge of Xenith no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Xenith and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Xenith or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Xenith Bank has a Community Reinvestment Act rating of "satisfactory" or better. Without limitation, none of Xenith, or any of its Subsidiaries, or to the knowledge of Xenith, any director, officer, employee, agent or other person acting on behalf of Xenith or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Xenith or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Xenith or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Xenith or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Xenith or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Xenith or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Xenith or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

        3.14    Certain Contracts.

          (a)   Except as set forth in Section 3.14(a) of the Xenith Disclosure Schedule, neither Xenith nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

              (i)  with respect to the employment of any directors, officers or employees that involves annual compensation in excess of $150,000;

             (ii)  which, upon the execution or delivery of this Agreement, shareholder approval of this Agreement and the Plan of Merger or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from HRB,

    Xenith, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;

            (iii)  which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

            (iv)  which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Xenith or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;

             (v)  with or to a labor union or guild (including any collective bargaining agreement);

            (vi)  (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement and the Plan of Merger or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

           (vii)  that relates to the incurrence of indebtedness by Xenith or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $100,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

          (viii)  that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Xenith or its Subsidiaries; or

            (ix)  that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by Xenith or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice).

          Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) is referred to herein as a "Xenith Contract."

          (b)   (i) Each Xenith Contract is valid and binding on Xenith or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Xenith, (ii) Xenith and each of its Subsidiaries has performed all obligations required to be performed by it under each Xenith Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Xenith, (iii) to Xenith's knowledge each third-party counterparty to each Xenith Contract has performed all obligations required to be performed by it under such Xenith Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Xenith, (iv) neither Xenith nor any of its Subsidiaries knows of, or has received notice of, any violation of any Xenith Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Xenith, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Xenith or any of its Subsidiaries under any such Xenith Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Xenith.

        3.15    Agreements with Regulatory Agencies.     Neither Xenith nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Xenith Disclosure Schedule, a "Xenith Regulatory Agreement"), nor has Xenith or any of its Subsidiaries been advised since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Xenith Regulatory Agreement.

        3.16    Risk Management Instruments.     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Xenith, any of its Subsidiaries or for the account of a customer of Xenith or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Xenith or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the "Enforceability Exceptions")), and are in full force and effect. Xenith and each of its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to Xenith's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        3.17    Environmental Matters.     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Xenith, Xenith and its Subsidiaries are in compliance and, since January 1, 2012 have complied, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law and agency requirements applicable, as the case may be, to Xenith and its Subsidiaries and relating to: (i) the protection or restoration of the environment, (ii) health and safety as it relates to hazardous substance exposure, (iii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iv) noise, odor, wetlands, indoor air quality, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws"). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Xenith any private environmental investigations or remediation activities or governmental investigations of any nature, seeking to impose, or that could reasonably be expected to result in the imposition of, on Xenith or any of its Subsidiaries any liability or obligation arising under any Environmental Law, pending or threatened against Xenith, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Xenith. To the knowledge of Xenith, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Xenith. Xenith is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to environmental matters that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Xenith.

        3.18    Investment Securities and Commodities.

          (a)   Each of Xenith and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Xenith or its Subsidiaries. Such securities and commodities are valued on the books of Xenith in accordance with GAAP in all material respects.

          (b)   Xenith and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Xenith has made available to HRB the material terms of such policies, practices and procedures.

        3.19    Real Property.

          (a)   Xenith or a Xenith Subsidiary (x) has good and marketable title to all the real property specifically identified as "owned" on Section 3.19(a) of the Xenith Disclosure Schedule or acquired after the date of this Agreement (except properties sold or otherwise disposed of since the date hereof in accordance with this Agreement) (the "Xenith Owned Properties"), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (v) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (vi) mechanics', carriers', workmen's, warehouseman's, repairmen's, materialmen's or other Liens or security interests incurred in the ordinary course of business that are not yet delinquent (collectively, "Permitted Encumbrances"), and (y) is the lessee of all leasehold estates specifically identified as "leased" on Section 3.19(a) of the Xenith Disclosure Schedule or acquired after the date of this Agreement (except for leases that have expired by their terms since the date of this Agreement) (the "Xenith Leased Properties" and, collectively with the Xenith Owned Properties, the "Xenith Real Property").

          (b)   With respect to each of the Xenith Leased Properties: (i) Xenith or one of its Subsidiaries has a valid leasehold interest in each of the Xenith Leased Properties; (ii) such lease is legal, valid, binding and enforceable in accordance with its terms and in full force and effect; (iii) except as set forth specifically on Section 3.19(b) of the Xenith Disclosure Schedule, the transactions contemplated hereby do not require the consent of any other party to such lease and will not result in a breach of or default under such a lease, or otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iv) neither Xenith nor its Subsidiaries nor, to Xenith's knowledge, any other party to the lease is in breach or default under such lease and no event has occurred or circumstance exists which, in any of the foregoing cases with delivery of notice, passage of time or both, would permit the termination, modification or acceleration of rent under such lease.

          (c)   Other than the Xenith Real Property, neither Xenith nor any of its Subsidiaries has any other direct or indirect interest in real property, whether owned, leased, optioned or otherwise, and the Xenith Real Property comprise all real property associated with the operation of Xenith's business.

        3.20    Intellectual Property.     Xenith and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Xenith: (i) (A) the use of any Intellectual Property by Xenith and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Xenith or any Xenith Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to Xenith that Xenith or any of its Subsidiaries has infringed, misappropriated or otherwise violated, or has offered Xenith or any of its Subsidiaries a license under, the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of Xenith or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Xenith or its Subsidiaries, (iii) neither Xenith nor any Xenith Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Xenith or any Xenith Subsidiary, and (iv) Xenith and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Xenith and its Subsidiaries. For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions, reexaminations, post grant reviews, inter partes reviews, or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any other intellectual property or proprietary rights, worldwide.

        3.21    Related Party Transactions.     Except as set forth in Section 3.21 of the Xenith Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Xenith or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of Xenith or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Xenith Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of Xenith) on the other hand, except those of a type available to employees of Xenith or its Subsidiaries generally.

        3.22    State Takeover Laws.     The Board of Directors of Xenith has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions Article 14 and Article 14.1 of the VSCA and any similar "moratorium," "control share," "fair price," "takeover" or "interested shareholder" law (any such laws, "Takeover Statutes").

        3.23    Reorganization.    Xenith has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        3.24    Opinion.    Prior to the execution of this Agreement, Xenith has received an opinion from Macquarie Capital (USA) Inc., to the effect that as of the date hereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Xenith Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

        3.25    Xenith Information.     The information relating to Xenith and its Subsidiaries which is provided by Xenith or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to HRB or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        3.26    Loan Portfolio.

          (a)   As of the date hereof, except as set forth in Section 3.26(a) of the Xenith Disclosure Schedule, neither Xenith nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which Xenith or any Subsidiary of Xenith is a creditor which as of December 31, 2015, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of December 31, 2015, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Xenith or any of its Subsidiaries, or to the knowledge of Xenith, any affiliate of any of the foregoing. Set forth in Section 3.26(a) of the Xenith Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Xenith and its Subsidiaries that, as of December 31, 2015, had an outstanding balance of $100,000 or more and were classified by Xenith as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Xenith or any of its Subsidiaries that, as of December 31, 2015, is classified as "Other Real Estate Owned" and the carrying value thereof.

          (b)   Except as would not reasonably be expected to have a Material Adverse Effect on Xenith, each Loan of Xenith and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Xenith and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

          (c)   Except as would not reasonably be expected to have a Material Adverse Effect on Xenith, each outstanding Loan of Xenith and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Xenith and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

          (d)   Except as set forth in Section 3.26(d) of the Xenith Disclosure Schedule, none of the agreements pursuant to which Xenith or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (e)   There are no outstanding Loans made by Xenith or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Xenith or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

          (f)    Neither Xenith nor any of its Subsidiaries is now nor has it ever been since December 31, 2012, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

        3.27    Insurance.    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Xenith, (a) Xenith and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Xenith reasonably has determined to be prudent and consistent with industry practice, and Xenith and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Xenith and its Subsidiaries, Xenith or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

        3.28    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by Xenith in this Article III, neither Xenith nor any other person makes any express or implied representation or warranty with respect to Xenith, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Xenith hereby disclaims any such other representations or warranties.

          (b)   Xenith acknowledges and agrees that neither HRB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HRB

        Except (A) as disclosed in the disclosure schedule delivered by HRB to Xenith concurrently herewith (the "HRB Disclosure Schedule"); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the HRB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by HRB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (a) any other section of this Article IV specifically referenced or cross-referenced and (b) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (B) as disclosed in any HRB Reports filed by HRB since December 31, 2014, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), HRB hereby represents and warrants to Xenith as follows:

        4.1    Corporate Organization.

          (a)   HRB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is a bank holding company duly registered under the BHC Act. HRB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HRB. True and complete copies of the HRB Articles and HRB Bylaws, as in effect as of the date of this Agreement, have previously been made available by HRB to Xenith.

          (b)   Each Subsidiary of HRB (a "HRB Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on HRB, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of HRB to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of HRB that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the HRB Disclosure Schedule sets forth a true and complete list of all Subsidiaries of HRB.

        4.2    Capitalization.

          (a)   The authorized capital stock of HRB consists of 1,000,000,000 shares of HRB Common Stock and 1,000,000 shares of preferred stock, no par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 171,273,432 shares of HRB Common Stock issued and outstanding, (ii) no shares of HRB Common Stock held in treasury, (iii) 3,566,619 shares of HRB Common Stock subject to outstanding compensatory stock options to purchase shares of HRB Common Stock granted by HRB ("HRB Stock Options"), (iv) 1,510,545 shares of HRB Common Stock subject to outstanding restricted stock units in respect of shares of HRB Common Stock granted by HRB ("HRB Restricted Stock Unit Awards"), (v) 757,633 shares of HRB Common Stock subject to outstanding warrants with an exercise price of $0.70 per share of HRB Common Stock ("HRB Warrants"), (vi) 3,783,797 additional shares of HRB Common Stock reserved for issuance pursuant to future HRB Equity Award grants under the HRB Benefit Plans and (vii) no other shares of capital stock or other voting securities of HRB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of HRB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of HRB may vote. Except as set forth in Section 4.2(a) of the HRB Disclosure Schedule, no trust preferred or subordinated debt securities of HRB are issued or outstanding. Other than HRB Stock Options, HRB Restricted Stock Unit

  Awards and HRB Warrants, in each case, issued prior to the date of this Agreement or permitted by this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating HRB to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the HRB Common Stock or other equity interests of HRB, other than the Voting Agreements and as set forth in Section 4.2(a) of the HRB Disclosure Schedule. Section 4.2(a) of the HRB Disclosure Schedule sets forth a true, correct and complete list of all HRB Stock Options, HRB Restricted Stock Unit Awards and HRB Warrants (collectively, "HRB Equity Awards") as of the date hereof specifying, on a holder-by-holder basis, as applicable, (A) the name of each holder, (B) the number of shares subject to each such HRB Equity Award and HRB Warrant, (C) the grant date of each such HRB Equity Award, (D) the HRB Benefit Plan under which such HRB Equity Award was granted, (E) the exercise price for each such HRB Equity Award that is a HRB Stock Option and each HRB Warrant, and (F) the expiration date for each such HRB Equity Award that is a HRB Stock Option and each HRB Warrant. Other than the HRB Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of HRB or any of its Subsidiaries) are outstanding.

          (b)   Except with respect to trust preferred securities issued by HRB's statutory trusts, HRB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the HRB Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No HRB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

          (c)   With respect to Gateway Capital Statutory Trust I, Gateway Capital Statutory Trust II, Gateway Capital Statutory Trust III and Gateway Capital Statutory Trust IV (each individually a "Trust", and collectively, the "Trusts"):

              (i)  Each Trust has issued and sold preferred securities and common securities under a Declaration of Trust (each a "Trust Agreement"), and HRB, as successor, has issued to each Trust junior subordinated deferrable interest debentures or notes ("Securities"), under an Indenture (each Trust's Indenture and Trust Agreement are collectively referred to as the "Operative Documents"). True and complete copies of the Operative Documents as in effect on the date of this Agreement have been made available to Xenith.

             (ii)  Each Trust has been duly created and is validly existing in good standing as a statutory trust under the laws of the jurisdiction of its organization with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the Operative Documents.

            (iii)  The preferred securities and the common securities issued by each Trust have been duly authorized by the relevant Trust Agreement, have been validly issued and represent undivided beneficial interests in the assets of the Trust. None of the preferred securities or the common securities is subject to preemptive or other similar rights. All of the outstanding common securities issued by the Trusts are directly owned by HRB, as successor, free and clear of any pledge, security interest, claim, lien or other encumbrance, and have been issued in compliance with applicable federal and state securities laws.

            (iv)  Except as set forth on Section 4.2(c) of the HRB Disclosure Schedule, HRB has made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the Securities. Except as set forth on Section 4.2(c) of the HRB Disclosure Schedule, HRB has not exercised its right to defer interest payments on any of the Securities. Except as set forth on Section 4.2(c) of the HRB Disclosure Schedule, HRB has not been advised by the Federal Reserve or the Federal Reserve Bank of Richmond to defer interest payments on any of the Securities, nor does HRB have knowledge of any basis for the same.

             (v)  Each Operative Document entered into by HRB or any of their Subsidiaries is in full force and effect and constitutes the valid, binding and legally enforceable obligation of HRB or one of its Subsidiaries, and to the knowledge of HRB, the other parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing).

        4.3    Authority; No Violation.

          (a)   HRB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of HRB. The Board of Directors of HRB has determined in its good faith business judgment that the Merger (including the Plan of Merger), on the terms and conditions set forth in this Agreement, is in the best interests of HRB and its shareholders and has directed that the Agreement and the Plan of Merger be submitted to HRB's shareholders for approval at a meeting of such shareholders and has adopted resolutions to the foregoing effect. Except for the approval of the Plan of Merger by the affirmative vote of the holders of a majority of the outstanding shares of HRB Common Stock (the "Requisite HRB Vote"), the approval of an amendment to the HRB Articles to change the name of the Surviving Corporation to "Xenith Bankshares, Inc." by the affirmative vote of the holders of a majority of the outstanding shares of HRB Common Stock (the "Requisite HRB Name Change Vote"), the adoption and approval of the Bank Merger Agreement by the Board of Directors of Bank of Hampton Roads and HRB as its sole shareholder, and the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of HRB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HRB and (assuming due authorization, execution and delivery by Xenith) constitutes a valid and binding obligation of HRB, enforceable against HRB in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of HRB Common Stock to be issued in the Merger have been validly authorized (subject to the approval of the Merger Agreement by the holders of HRB Common Stock), when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of HRB will have any preemptive right or similar rights in respect thereof.

          (b)   Neither the execution and delivery of this Agreement by HRB, nor the consummation by HRB of the transactions contemplated hereby, nor compliance by HRB with any of the terms or provisions hereof, will (i) violate any provision of the HRB Articles or the HRB Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HRB, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of HRB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HRB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HRB.

        4.4    Consents and Approvals.     Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (iii) the filing of any required applications, filings or notices with the Bureau of Financial Institutions and any state banking authorities listed on Section 3.4 of the Xenith Disclosure Schedule or Section 4.4 of the HRB Disclosure Schedule and approval of such applications, filings and notices, (iv) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (v) the filing of the Articles of Merger with the VSCC pursuant to the VSCA, and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of HRB Common Stock pursuant to this Agreement and the approval of the listing of such HRB Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by HRB of this Agreement or (B) the consummation by HRB of the Merger and the other transactions contemplated hereby (including the Bank Merger, the HRB Bank Payment and the Xenith Bank Payment). As of the date hereof, HRB is not aware of any reason why the necessary regulatory approvals and consents will not be received by HRB to permit consummation of the Merger and Bank Merger on a timely basis.

        4.5    Reports.    HRB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2012 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HRB. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of HRB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of HRB, investigation into the business or operations of HRB or any of its Subsidiaries since January 1, 2012. There (i) is no unresolved material violation, material criticism, or material exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of HRB or any of its Subsidiaries and (ii) has been no formal or informal material inquiry by, or material disagreement or material dispute with, any Regulatory Agency with respect to the business, operations, policies or procedures of HRB or any of its Subsidiaries since January 1, 2012.

        4.6    Financial Statements.

          (a)   The financial statements of HRB and its Subsidiaries included (or incorporated by reference) in the HRB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of HRB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of HRB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and not material in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of HRB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since December 31, 2012, no independent public accounting firm of HRB has resigned (or informed HRB that it intends to resign) or been dismissed as independent public accountants of HRB as a result of or in connection with any disagreements with HRB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Neither HRB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of HRB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, or in connection with this Agreement and the transactions contemplated hereby in each case that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HRB.

          (c)   The records, systems, controls, data and information of HRB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HRB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on HRB. HRB (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to HRB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of HRB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to HRB's outside auditors and the audit committee of HRB's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect HRB's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HRB's internal controls over financial reporting. These disclosures were made in writing by management to HRB's auditors and audit committee. There is no reason to believe that HRB's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Since January 1, 2012, (i) neither HRB nor any of its Subsidiaries, nor, to the knowledge of HRB, any director, officer, auditor, accountant or representative of HRB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of HRB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HRB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing HRB or any of its Subsidiaries, whether or not employed by HRB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by HRB or any of its officers, directors, employees or agents to the Board of Directors of HRB or any committee thereof or to the knowledge of HRB, to any director or officer of HRB.

        4.7    Broker's Fees.     With the exception of the engagement of Sandler O'Neill + Partners, L.P., neither HRB nor any HRB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement. HRB has disclosed to Xenith as of the date hereof the aggregate fees provided for in connection with the engagement by HRB of Sandler O'Neill + Partners, L.P. related to the Merger and the other transactions contemplated hereunder.

        4.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2014, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HRB.

          (b)   Since December 31, 2014, HRB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

        4.9    Legal Proceedings.

          (a)   Except as would not reasonably be expected to result in a Material Adverse Effect on HRB, neither HRB nor any of its Subsidiaries is a party to any, and there are no pending or, to HRB's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against HRB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

          (b)   There is no injunction, order, judgment, decree, or material regulatory restriction imposed upon HRB, any of its Subsidiaries or the assets of HRB or any of its Subsidiaries.

        4.10    Taxes and Tax Returns.     Each of HRB and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither HRB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of HRB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of HRB and its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither HRB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of HRB and its Subsidiaries for all years to and including 2008 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither HRB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of HRB and its Subsidiaries or the assets of HRB and its Subsidiaries. HRB has made available to Xenith true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither HRB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among HRB and its Subsidiaries). Neither HRB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was HRB) or (B) has any liability for the Taxes of any person (other than HRB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither HRB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither HRB nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has HRB been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        4.11    Employees.

          (a)   Section 4.11(a) of the HRB Disclosure Schedule sets forth a true and correct list of each material HRB Benefit Plan. For purposes of this Agreement, "HRB Benefit Plan" means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plan, program or arrangement, and each retention, bonus, employment, termination, severance plan, program or arrangement or other contract or agreement (i) to or with respect to which HRB or any Subsidiary or any trade or business of HRB or any of its Subsidiaries, whether or not incorporated, all of which together with HRB would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "HRB ERISA Affiliate"), is a party or has or, would reasonably be expected to have, any current or future obligation or (ii) that is maintained, contributed to or sponsored by HRB or any of its Subsidiaries or any HRB ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of HRB or any of its Subsidiaries or any HRB ERISA Affiliate.

          (b)   HRB has heretofore made available to Xenith a true and complete copy of each material HRB Benefit Plan and, with respect to each such HRB Benefit Plan, the following related documents: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500), if any, filed with the IRS, (iii) the most recently received IRS determination letter, if any, and (iv) the most recently prepared actuarial report (if applicable).

          (c)   Each HRB Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither HRB nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any HRB Benefit Plan, and neither HRB nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

          (d)   Section 4.11(d) of the HRB Disclosure Schedule identifies each HRB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a "HRB Qualified Plan"). The IRS has issued a favorable determination letter or opinion letter with respect to each HRB Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of HRB, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any HRB Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any HRB Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (e)   Each HRB Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (f)    None of HRB or any of its Subsidiaries nor any HRB ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained or contributed to or been obligated to contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (ii) any Multiemployer Plan or (iii) any Multiple Employer Plan, and none of HRB or any of its Subsidiaries nor any HRB ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

          (g)   Neither HRB nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to, any employee benefit plan, program, agreement or arrangement that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

          (h)   All contributions required to be made to any HRB Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any HRB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of HRB.

          (i)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to HRB's knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the HRB Benefit Plans, any fiduciaries thereof with respect to their duties to the HRB Benefit Plans or the assets of any of the trusts under any of the HRB Benefit Plans that could reasonably be expected to result in any material liability of HRB or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a HRB Benefit Plan, or any other party.

          (j)    None of HRB or any of its Subsidiaries nor any HRB ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the HRB Benefit Plans or their related trusts, HRB, any of its Subsidiaries, any HRB ERISA Affiliate or any person that HRB or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (k)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of HRB or any of its Subsidiaries, or result in any limitation on the right of HRB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any HRB Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by HRB or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Neither HRB nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require HRB or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

          (l)    No HRB Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. HRB has made available to Xenith true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any individual who is party to an employment agreement or change of control severance agreement listed in Section 4.14(a)(i) of the HRB Disclosure Schedule.

          (m)  There are no pending or, to HRB's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against HRB or any of its Subsidiaries, or any strikes or other material labor disputes against HRB or any of its Subsidiaries. Neither HRB nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of HRB or any of its Subsidiaries and, to the knowledge of HRB, there are no organizing efforts by any union or other group seeking to represent any employees of HRB or any of its Subsidiaries. HRB and its Subsidiaries have complied in all material respects with all Laws regarding employment and employment practices (including anti-discrimination) and terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices), and no claims relating to non-compliance with the foregoing are pending or, to HRB's knowledge, threatened.

        4.12    SEC Reports.     HRB has previously made available to Xenith (including by making certain items publicly available on EDGAR) an accurate and complete copy of each (a) registration statement, prospectus, report, schedule and proxy statement filed with or furnished to the SEC since December 31, 2012 by HRB pursuant to the Securities Act or the Exchange Act (the "HRB Reports") and (b) communication mailed by HRB to its shareholders since December 31, 2012 and prior to the date hereof, and no such HRB Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2012, as of their respective dates, all HRB Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of HRB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the HRB Reports.

        4.13    Compliance with Applicable Law.     HRB and each of its Subsidiaries hold, and have at all times since December 31, 2012, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments)

would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HRB, and to the knowledge of HRB no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. HRB and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to HRB or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Bank of Hampton Roads has a Community Reinvestment Act rating of "satisfactory" or better. Without limitation, none of HRB, or any of its Subsidiaries, or to the knowledge of HRB, any director, officer, employee, agent or other person acting on behalf of HRB or any of its Subsidiaries has, directly or indirectly, (i) used any funds of HRB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of HRB or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of HRB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of HRB or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for HRB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for HRB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

        4.14    Certain Contracts.

          (a)   Except as set forth in Section 4.14(a) of the HRB Disclosure Schedule, neither HRB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral)

              (i)  with respect to the employment of any directors, officers or employees that involves annual compensation in excess of $150,000;

             (ii)  which, upon the execution or delivery of this Agreement, shareholder approval of this Agreement and the Plan of Merger or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from HRB, Xenith, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;

            (iii)  which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

            (iv)  which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by HRB or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;

             (v)  with or to a labor union or guild (including any collective bargaining agreement);

            (vi)  (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement and the Plan of Merger or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

           (vii)  that relates to the incurrence of indebtedness by HRB or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $100,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

          (viii)  that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of HRB or its Subsidiaries; or

            (ix)  that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by HRB or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice).

          Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) is referred to herein as a "HRB Contract."

          (b)   (i) Each HRB Contract is valid and binding on HRB or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HRB, (ii) HRB and each of its Subsidiaries has performed all obligations required to be performed by it under each HRB Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HRB, (iii) to HRB's knowledge each third-party counterparty to each HRB Contract has performed all obligations required to be performed by it under such HRB Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HRB, (iv) neither HRB nor any of its Subsidiaries knows of, or has received notice of, any violation of any HRB Contract by any of the other parties thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HRB and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of HRB or any of its Subsidiaries under any such HRB Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HRB.

        4.15    Agreements with Regulatory Agencies.     Neither HRB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the HRB Disclosure Schedule, a "HRB Regulatory Agreement"), nor has HRB or any of its Subsidiaries been advised since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such HRB Regulatory Agreement.

        4.16    Risk Management Instruments.     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of HRB, any of its Subsidiaries or for the account of a customer of HRB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of HRB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by an Enforceability Exception), and are in full force and effect. HRB and each of its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to HRB's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        4.17    Environmental Matters.     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HRB, HRB and its Subsidiaries are in compliance and, since January 1, 2012 have complied, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law and agency requirements applicable, as the case may be, to HRB and its Subsidiaries and relating to Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of HRB any private environmental investigations or remediation activities or governmental investigations of any nature, seeking to impose, or that could reasonably be expected to result in the imposition of, on HRB or any of its Subsidiaries any liability or obligation arising under any Environmental Law, pending or threatened against HRB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HRB. To the knowledge of HRB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HRB. HRB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to environmental matters that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HRB.

        4.18    Investment Securities and Commodities.

          (a)   Each of HRB and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of HRB or its Subsidiaries. Such securities and commodities are valued on the books of HRB in accordance with GAAP in all material respects.

          (b)   HRB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, HRB has made available to HRB the material terms of such policies, practices and procedures.

        4.19    Real Property.

          (a)   HRB or a HRB subsidiary (x) has good and marketable title to all the real property specifically identified as "owned" on Section 4.19(a) of the HRB Disclosure Schedule or acquired after the date of this Agreement (except properties sold or otherwise disposed of since the date hereof in accordance with this Agreement) (the "HRB Owned Properties"), free and clear of all Liens, except Permitted Encumbrances, and (y) is the lessee of all leasehold estates specifically identified as "leased" on Section 4.19(a) of the HRB Disclosure Schedule or acquired after the date of this Agreement (except for leases that have expired by their terms since the date of this Agreement) (the "HRB Leased Properties" and, collectively with the HRB Owned Properties, the "HRB Real Property").

          (b)   With respect to each of the HRB Leased Properties: (i) HRB or one of its Subsidiaries has a valid leasehold interest in each of the HRB Leased Properties; (ii) such lease is legal, valid, binding and enforceable in accordance with its terms and in full force and effect; (iii) the transactions contemplated hereby do not require the consent of any other party to such lease and will not result in a breach of or default under such a lease, or otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iv) neither HRB nor its Subsidiaries nor, to HRB's knowledge, any other party to the lease is in breach or default under such lease and no event has occurred or circumstance exists which, in any of the foregoing cases with delivery of notice, passage of time or both, would permit the termination, modification or acceleration of rent under such lease.

          (c)   Other than the HRB Real Property, neither HRB nor any of its Subsidiaries has any other direct or indirect interest in real property, whether owned, leased, optioned or otherwise, and the HRB Real Property comprise all real property associated with the operation of HRB's business.

        4.20    Intellectual Property.     HRB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on HRB: (i) (A) the use of any Intellectual Property by HRB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which HRB or any HRB Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to HRB that HRB or any of its Subsidiaries has infringed, misappropriated or otherwise violated, or has offered HRB or any of its Subsidiaries a license under, the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of HRB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to HRB or its Subsidiaries, (iii) neither HRB nor any HRB Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by HRB or any HRB Subsidiary, and (iv) HRB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by HRB and its Subsidiaries.

        4.21    Related Party Transactions.     Except as set forth in Section 4.21 of the HRB Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between HRB or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of HRB or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding HRB Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of HRB) on the other hand, except those of a type available to employees of HRB or its Subsidiaries generally.

        4.22    State Takeover Laws.     The Board of Directors of HRB has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the Takeover Statutes.

        4.23    Reorganization.    HRB has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.24    Opinion.    Prior to the execution of this Agreement, HRB has received an opinion from Sandler O'Neill + Partners, L.P. to the effect that as of the date hereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to HRB. Such opinion has not been amended or rescinded as of the date of this Agreement.

        4.25    HRB Information.     The information relating to HRB and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to HRB and its Subsidiaries that is provided by HRB or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Xenith or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Xenith or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

        4.26    Loan Portfolio.

          (a)   As of the date hereof, except as set forth in Section 4.26(a) of the HRB Disclosure Schedule, neither HRB nor any of its Subsidiaries is a party to any written or oral (i) Loans in which HRB or any Subsidiary of HRB is a creditor which as of December 31, 2015, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of December 31, 2015, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of HRB or any of its Subsidiaries, or to the knowledge of HRB, any affiliate of any of the foregoing. Set forth in Section 4.26(a) of the HRB Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of HRB and its Subsidiaries that, as of December 31, 2015, had an outstanding balance of $100,000 or more and were classified by HRB as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of HRB or any of its Subsidiaries that, as of December 31, 2015, is classified as "Other Real Estate Owned" and the book value thereof.

          (b)   Except as would not reasonably be expected to have a Material Adverse Effect on HRB, each Loan of HRB and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of HRB and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

          (c)   Except as would not reasonably be expected to have a Material Adverse Effect on HRB, each outstanding Loan of HRB and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of HRB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

          (d)   Except as set forth in Section 4.26(d) of the HRB Disclosure Schedule, none of the agreements pursuant to which HRB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (e)   There are no outstanding Loans made by HRB or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of HRB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

          (f)    Neither HRB nor any of its Subsidiaries is now nor has it ever been since December 31, 2012, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

        4.27    Insurance.    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on HRB, (a) HRB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of HRB reasonably has determined to be prudent and consistent with industry practice, and HRB and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of HRB and its Subsidiaries, HRB or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

        4.28    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by HRB in this Article IV, neither HRB nor any other person makes any express or implied representation or warranty with respect to HRB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HRB hereby disclaims any such other representations or warranties.

          (b)   HRB acknowledges and agrees that neither Xenith nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Business of Xenith Prior to the Effective Time.     During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.1 of the Xenith

Disclosure Schedule), required by law or as consented to in writing by HRB (such consent not to be unreasonably withheld), Xenith shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform Xenith's covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

        5.2    Xenith Forbearances.     Without limiting the foregoing, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Xenith Disclosure Schedule, as expressly contemplated or permitted by this Agreement, the Employment Agreements, or as required by law, Xenith shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of HRB (such consent not to be unreasonably withheld):

          (a)   other than (i) federal funds borrowings and borrowings from the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Richmond discount window by Xenith Bank, in each case with a maturity not in excess of thirty (30) days, and (ii) deposits, in the case of each of (i) and (ii) in the ordinary course of business consistent with past practice, incur any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (b)   adjust, split, combine or reclassify any capital stock;

          (c)   make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of Xenith to Xenith or any of its wholly-owned Subsidiaries or (B) the acceptance of shares of Xenith Common Stock as payment for the exercise price of Xenith Stock Options or for withholding taxes incurred in connection with the exercise of Xenith Stock Options or the vesting or settlement of Xenith Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements);

          (d)   grant any Xenith Equity Awards or any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

          (e)   issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise, vesting or settlement of warrants or Xenith Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof;

          (f)    sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business for an amount not in excess of $50,000 individually or $100,000 in the aggregate, but excluding any disposition of real property classified as "Other Real Estate Owned" for no less than Xenith's carrying value of such real property;

          (g)   except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, and except for transactions in the ordinary course of business for an amount not in excess of $50,000 individually or $100,000 in the aggregate, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of Xenith;

          (h)   terminate, materially amend, or waive any material provision of, any Xenith Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Xenith, or enter into any contract that would constitute a Xenith Contract if it were in effect on the date of this Agreement;

          (i)    except as required under applicable law or the terms of any Xenith Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any Xenith Benefit Plan or any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant that would be a Xenith Benefit Plan if in effect on the date hereof, (ii) amend any Xenith Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant other than in the ordinary course consistent with past practice, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course consistent with past practice, (v) grant or accelerate the vesting of any equity-based awards other than pursuant to the terms of such awards as in effect on the date hereof, (vi) grant any rights with respect to severance, change in control, retention, or similar compensation, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base salary is greater than $150,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant whose annual base salary would be greater than $150,000;

          (j)    settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $50,000 individually or $100,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

          (k)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (l)    amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

          (m)  merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

          (n)   materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

          (o)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

          (p)   (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit outside of the ordinary course of business consistent with past practice or that exceed Xenith's internal lending limits such that the loan or extension of credit would require approval by Xenith's credit policy committee; provided that any consent sought from HRB pursuant to this clause (ii) shall be given within two (2) business days after the relevant loan package is provided to HRB;

          (q)   make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

          (r)   make, or commit to make, any capital expenditures that exceed by more than 10% in the aggregate the capital expenditures budget of Xenith in effect on the date hereof (a copy of which has been previously made available to HRB);

          (s)   make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

          (t)    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

          (u)   materially reduce the amount of its insurance coverage;

          (v)   amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits; or

          (w)  agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

        5.3    Conduct of Business of HRB Prior to the Effective Time.     During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.3 of the HRB Disclosure Schedule), required by law or as consented to in writing by HRB (such consent not to be unreasonably withheld), HRB shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform HRB's covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

        5.4    HRB Forbearances.     Without limiting the foregoing, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.4 of the HRB Disclosure Schedule, as expressly contemplated or permitted by this Agreement, the Employment Agreements or as required by law, HRB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Xenith (such consent not to be unreasonably withheld):

          (a)   other than (i) federal funds borrowings and borrowings from the Federal Reserve Bank of Richmond discount window and the Federal Home Loan Bank of Atlanta by Bank of Hampton Roads, in each case with a maturity not in excess of thirty (30) days, (ii) the Securities and (iii) deposits, in the case of each of (i), (ii) and (iii) in the ordinary course of business consistent with past practice, incur any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (b)   adjust, split, combine or reclassify any capital stock of HRB;

          (c)   make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of HRB to HRB or any of its wholly-owned Subsidiaries or (B) the acceptance of shares of HRB Common Stock as payment for the exercise price of HRB Stock Options or for withholding taxes incurred in connection with the exercise of HRB Stock Options or the vesting or settlement of HRB Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements);

          (d)   grant any HRB Equity Awards or any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

          (e)   issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise, vesting or settlement of warrants or HRB Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof or granted after the date hereof as permitted by this Agreement;

          (f)    sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business for an amount not in excess of $100,000 individually or $200,000 in the aggregate, but excluding any disposition of real property classified as "Other Real Estate Owned" for no less than HRB's carrying value of such real property;

          (g)   except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, and except for transactions in the ordinary course of business for an amount not in excess of $100,000 individually or $200,000 in the aggregate, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of HRB;

          (h)   terminate, materially amend, or waive any material provision of, any HRB Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to HRB, or enter into any contract that would constitute a HRB Contract if it were in effect on the date of this Agreement;

          (i)    except as required under applicable law or the terms of any HRB Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any HRB Benefit Plan or any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant that would be a HRB Benefit Plan if in effect on the date hereof, (ii) amend any HRB Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant other than in the ordinary course consistent with past practice, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course consistent with past practice, (v) grant or accelerate the vesting of any equity-based awards other than pursuant to the terms of such awards as in effect on the date hereof, (vi) grant any rights with respect to severance, change in control, retention, or similar compensation, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base salary is greater than $150,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant whose annual base salary would be greater than $150,000;

          (j)    settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or $200,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

          (k)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (l)    amend the HRB Articles or the HRB Bylaws or comparable governing documents of its Subsidiaries;

          (m)  merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

          (n)   materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

          (o)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

          (p)   (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit outside of the ordinary course of business consistent with past practice or that exceed HRB's internal lending limits such that the loan or extension of credit would require approval by HRB's credit policy committee; provided that any consent sought from Xenith pursuant to this clause (ii) shall be given within two (2) business days after the relevant loan package is provided to Xenith;

          (q)   make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

          (r)   make, or commit to make, any capital expenditures that exceed by more than 10% in the aggregate the capital expenditures budget of HRB in effect on the date hereof (a copy of which has been previously made available to Xenith);

          (s)   make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

          (t)    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

          (u)   materially reduce the amount of its insurance coverage;

          (v)   amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits; or

          (w)  agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.4.

        5.5    No Control of the Other Party's Business.     Nothing contained in this Agreement shall give (i) HRB, directly or indirectly, the right to control or direct the operations of Xenith or any of the Xenith Subsidiaries, or (ii) Xenith, directly or indirectly, the right to control or direct the operations of HRB or any of its Subsidiaries, prior to the Effective Time. Prior to the Effective Time, each of HRB and Xenith, respectively, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters.

          (a)   HRB and Xenith shall promptly prepare and file with the SEC, no later than thirty (30) business days after of the date of this Agreement, the Joint Proxy Statement and HRB shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of HRB and Xenith shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and HRB and Xenith shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. HRB shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Xenith shall furnish all information concerning Xenith and the holders of Xenith Common Stock as may be reasonably requested in connection with any such action.

          (b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within thirty (30) business days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger), and which shall also include approval by the Federal Reserve Board and the Bureau of Financial Institutions of (i) the payment, immediately prior to the Closing, of cash from Bank of Hampton Roads to HRB, whether through dividend, capital reduction or other distribution (the "HRB Bank Payment") and (ii) the payment, immediately prior to the Closing, of cash from Xenith Bank to Xenith, whether through dividend or other distribution (the "Xenith Bank Payment"), with the aggregate combined amount of the HRB Bank Payment and the Xenith Bank Payment to be no less than $20,000,000, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. HRB and Xenith shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Xenith or HRB, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, consider in good faith the views of the other in connection with any proposed written or material oral communication with any Governmental Entity related to the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The parties hereto agree to furnish to the other a final copy of each filing made with a Governmental Entity in connection with the transactions contemplated by this Agreement, subject to applicable laws governing the confidentiality of such information. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing contained herein shall be deemed to require HRB or Xenith to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a "Materially Burdensome Regulatory Condition").

          (c)   HRB and Xenith shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4, the Requisite Regulatory Approvals or any other statement, filing, notice or application made by or on behalf of HRB, Xenith or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

          (d)   HRB and Xenith shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or will be obtained subject to a Materially Burdensome Regulatory Condition, or that the receipt of any such approval will be materially delayed.

        6.2    Access to Information.

          (a)   Upon reasonable notice and subject to applicable laws, each of HRB and Xenith, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of HRB and Xenith shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which HRB or Xenith, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither HRB nor Xenith nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of HRB's or Xenith's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b)   Each of HRB and Xenith shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 24, 2015, between HRB and Xenith (the "Confidentiality Agreement").

          (c)   No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

          6.3    Shareholders' Approvals.    Each of HRB and Xenith shall call a meeting of its shareholders (the "HRB Meeting" and the "Xenith Meeting," respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Xenith Vote and the Requisite HRB Vote required in connection with this Agreement and the Merger, the Requisite HRB Name Change Vote and, if so desired and mutually agreed, upon other matters of the type customarily brought before a meeting of shareholders to approve a merger agreement, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of HRB and Xenith shall use its reasonable best efforts to obtain from the shareholders of HRB and Xenith, as the case may be, the Requisite HRB Vote, in the case of HRB, and the Requisite Xenith Vote, in the case of Xenith, including, except to the extent otherwise provided herein, by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve this Agreement and the Plan of Merger and the transactions contemplated hereby (in the case of Xenith, the "Xenith Board Recommendation" and in the case of HRB, the "HRB Board Recommendation"), and shall not fail to make, withdraw, modify or qualify in a manner adverse to the other party or make any public statement inconsistent with, the Xenith Board Recommendation, in the case of Xenith, or the HRB Board Recommendation, in the case of HRB (a "Recommendation Change"). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Xenith or HRB, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in its good faith business judgement that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to make such Xenith Board Recommendation or HRB Board Recommendation, as the case may be, to its shareholders (and, in the event such determination is made by the Board of Directors of Xenith in response to a Xenith Acquisition Proposal, the Xenith Board of Directors has taken into account the expected timing of, regulatory considerations related to and the form of consideration offered in such Xenith Acquisition Proposal), such Board of Directors may submit this Agreement and the Plan of Merger to its shareholders without recommendation (although the resolutions adopting this

  Agreement and the Plan of Merger as of the date hereof may not be rescinded or amended), in which event the Board of Directors shall communicate the basis for its Recommendation Change to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives the other party at least five (5) business days' prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Xenith in response to a Xenith Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Xenith Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in its good faith business judgment that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to make the Xenith Board Recommendation or HRB Board Recommendation, as the case may be. Any material amendment to any Xenith Acquisition Proposal will be deemed to be a new Xenith Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3; provided that such notice period shall be three (3) business days. HRB or Xenith may adjourn or postpone the HRB Meeting or the Xenith Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of HRB Common Stock or Xenith Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Xenith or HRB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Xenith Vote or the Requisite HRB Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the HRB Meeting and Xenith Meeting shall be convened and this Agreement and the Plan of Merger shall be submitted to the shareholders of each of HRB and Xenith at the HRB Meeting and the Xenith Meeting, respectively, for the purpose of voting on the approval of this Agreement and the Plan of Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either HRB or Xenith of such obligation.

        6.4    Legal Conditions to Merger.     Subject in all respects to Section 6.1, each of HRB and Xenith shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Xenith or HRB or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

        6.5    Stock Exchange Listing.     HRB shall cause the shares of HRB Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

        6.6    Employee Benefit Plans.

          (a)   As of the Effective Time, each employee of Xenith and its Subsidiaries as of immediately prior to the Effective Time (collectively, the "Continuing Employees") shall become employed by HRB (including, for the avoidance of doubt, the Surviving Corporation) and its Subsidiaries by operation of law. During the period commencing at the Effective Time and ending on the first anniversary thereof, HRB shall provide, or cause to be provided, to each Continuing Employee while employed by HRB and its Subsidiaries after the Effective Time, (i) a base salary that is no less favorable than the base salary provided by Xenith or any such Subsidiary, as applicable, to such Continuing Employee immediately prior to the Effective Time, (ii) an annual cash incentive compensation opportunity that is no less favorable than that provided to similarly situated employees of HRB and its Subsidiaries, and (iii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of HRB and its Subsidiaries; provided that HRB may satisfy its obligation under Section 6.6(a)(iii) by providing such Continuing Employees with employee benefits that are substantially comparable in the aggregate to the employee benefits provided by Xenith or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time until such time as such Continuing Employees commence participation in the applicable employee benefit plans of HRB and its Subsidiaries.

          (b)   Following the Effective Time, HRB shall, or shall cause the Surviving Corporation to, cause any employee benefit plans sponsored or maintained by HRB or the Surviving Corporation or their Subsidiaries in which the Continuing Employees are eligible to participate following the Effective Time (collectively, the "New Plans") to recognize the service of each Continuing Employee with Xenith and its Subsidiaries (and any successor thereto) prior to the Effective Time for purposes of eligibility, vesting and level of benefits under such New Plans; provided that such recognition of service shall not (i) apply for purposes of any New Plan that is a defined benefit retirement plan or any New Plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service or (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of HRB and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any New Plan that provides medical, dental or vision insurance or benefits, for the plan year in which such Continuing Employee is first eligible to participate, HRB shall (A) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Xenith Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) credit each Continuing Employee for any co-payments or deductibles incurred by such Continuing Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such New Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

          (c)   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Xenith or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Xenith, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Xenith, HRB or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Xenith or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Xenith Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Xenith Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, including without limitation any current or former employee, officer, director or consultant of Xenith or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        6.7    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, each of HRB and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Xenith and its Subsidiaries (in each case, when acting in such capacity) (collectively, the "Xenith Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Xenith or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by Xenith pursuant to the Xenith Articles, Xenith Bylaws, the governing or organizational documents of any Subsidiary of Xenith and any indemnification agreements in existence as of the date hereof; and HRB and the Surviving Corporation shall also advance expenses as incurred by such Xenith Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Xenith pursuant to the Xenith Articles, Xenith Bylaws, the governing or organizational documents of any Subsidiary of Xenith and any indemnification agreements in existence as of the date hereof; provided, that the Xenith Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Xenith Indemnified Party is not entitled to indemnification.

          (b)   For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Xenith (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by Xenith for such insurance (the "Premium Cap"), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Xenith, in consultation with, but only upon the consent of HRB, may (and at the request of HRB, Xenith shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year "tail" policy under Xenith's existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

          (c)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Xenith Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

        6.8    Additional Agreements.     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of HRB, on the one hand, and a Subsidiary of Xenith, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by HRB.

        6.9    Advice of Changes.     HRB and Xenith shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

        6.10    Shareholder Litigation.     Xenith shall give HRB an opportunity to consult in the defense of any shareholder litigation brought against the Xenith or its directors or officers relating to the transactions contemplated by this Agreement, and shall give HRB the right to review and comment on all filings or responses to be made by Xenith in connection with any such litigation, and the right to consult on the settlement with respect to any such litigation, and Xenith will in good faith take such comments into account, and no such settlement shall be agreed without HRB's prior written consent (which shall not be unreasonably withheld).

        6.11    Post-Merger Organizational Matters.

          (a)   At or prior to the Effective Time, the Board of Directors of HRB shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be increased to thirteen (13). Of the members of the initial Board of Directors of the Surviving Corporation, eight (8) shall be directors of HRB as of immediately prior to the Effective Time designated by HRB prior to the Closing and five (5) shall be directors of Xenith as of immediately prior to the Effective Time designated by Xenith prior to the Closing, each of whom is mutually agreeable to the parties. The Chairman of the Board of the Surviving Corporation shall be chosen from among the directors designated by HRB, unless otherwise agreed by the parties. Each committee of the Board of Directors of the Surviving Corporation at the Effective Time shall include at least one director of Xenith as of immediately prior to the Effective Time.

          (b)   As of the Effective Time, T. Gaylon Layfield, III, Thomas W. Osgood and Wellington W. Cottrell, III shall be the Chief Executive Officer, Chief Financial Officer and Chief Credit Officer, respectively, of the Surviving Corporation and each individual set forth in Section 6.11 of the HRB Disclosure Schedule shall serve in the respective office set forth beside such individual's name on such schedule.

          (c)   The Surviving Corporation, as the sole shareholder of the Surviving Bank, shall cause the name of the Surviving Bank to be "Xenith Bank."

          (d)   Following the Effective Time, the corporate headquarters for the Surviving Corporation shall be Xenith's current headquarters.

        6.12    Acquisition Proposals.

          (a)   Xenith agrees that it will not, and will cause its Subsidiaries and its and their officers and directors, and will instruct and use reasonable best efforts to cause its and their agents, advisors and representatives (collectively, "Representatives") not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Xenith Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Xenith Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with or otherwise cooperate in any way with, any person in connection with any Xenith Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to and entered into in accordance with Section 6.12(b)) relating to any Xenith Acquisition Proposal. Xenith will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than HRB regarding any Xenith Acquisition Proposal.

          (b)   Notwithstanding Section 6.12(a), prior to the receipt of the Requisite Xenith Vote, in the event Xenith receives an unsolicited bona fide written Xenith Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, provide or cause to be provided confidential or nonpublic information or data to and engage or participate in negotiations or discussions with the person making the Xenith Acquisition Proposal and such person's Representatives if its Board of Directors concludes in its good faith business judgment (after receiving the advice of its outside counsel, and with respect to financial matters its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided that prior to providing any confidential or nonpublic information permitted to be provided pursuant to this Section 6.12(b), Xenith shall have entered into a confidentiality agreement with such third party on terms no less favorable to it in the aggregate than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Xenith. Xenith will promptly (within twenty-four (24) hours) advise HRB following Xenith's receipt of any such Xenith Acquisition Proposal or any inquiry which could reasonably be expected to lead to a Xenith Acquisition Proposal, and the substance thereof (including the material terms and conditions of the Xenith Acquisition Proposal and the identity of the person making such inquiry or Xenith Acquisition Proposal), and will keep HRB apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Xenith Acquisition Proposal. Xenith shall enforce any existing confidentiality agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

          (c)   HRB agrees that it will not, and will cause its Subsidiaries and its and their officers and directors, and will instruct and use reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any HRB Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any HRB Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with or otherwise cooperate in any way with, any person in connection with any HRB Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to and entered into in accordance with Section 6.12(d)) relating to any HRB Acquisition Proposal. HRB will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Xenith regarding any HRB Acquisition Proposal.

          (d)   Notwithstanding Section 6.12(c), prior to the receipt of the Requisite HRB Vote, in the event HRB receives an unsolicited bona fide written HRB Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, provide or cause to be provided confidential or nonpublic information or data to and engage or participate in negotiations or discussions with the person making the HRB Acquisition Proposal and such person's Representatives if its Board of Directors concludes in its good faith business judgment (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that prior to providing any confidential or nonpublic information permitted to be provided pursuant to this Section 6.12(d), HRB shall have entered into a confidentiality agreement with such third party on terms no less favorable to it in the aggregate than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with HRB. HRB will promptly (within twenty-four (24) hours) advise Xenith following HRB's receipt of any such HRB Acquisition Proposal or any inquiry which could reasonably be expected to lead to a HRB Acquisition Proposal, and the substance thereof (including the material terms and conditions of the HRB Acquisition Proposal and the identity of the person making such inquiry or HRB Acquisition Proposal), and will keep Xenith apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or HRB Acquisition Proposal. HRB shall enforce any existing confidentiality agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

          (e)   "Xenith Acquisition Proposal" shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Xenith and its Subsidiaries or 15% or more of any class of equity or voting securities of Xenith or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Xenith, (ii) any tender offer (including a self-tender offer), exchange offer or other acquisition of equity or voting securities that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Xenith or one of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Xenith, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Xenith or one of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Xenith.

          (f)    "HRB Acquisition Proposal" shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of HRB and its Subsidiaries or 15% or more of any class of equity or voting securities of HRB or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of HRB, (ii) any tender offer (including a self-tender offer), exchange offer or other acquisition of equity or voting securities that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of HRB or one of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of HRB, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving HRB or one of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of HRB, which in any of the foregoing cases would reasonably be expected to (x) materially interfere with, adversely affect or delay the consummation of the Merger or the receipt of the Requisite HRB vote, or (y) result in a Recommendation Change by the Board of Directors of HRB.

          (g)   Nothing contained in this Agreement shall prohibit Xenith, HRB or their respective Boards of Directors or any committee thereof from at any time taking and disclosing to Xenith's or HRB's shareholders, as applicable, a position contemplated by Rule 14d-9, Rule 14e-2(a), or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided that any such disclosure shall be deemed to be a Recommendation Change by Xenith or HRB, as applicable, unless the Board of Directors reaffirms the Xenith Board Recommendation, in the case of Xenith, or the HRB Board Recommendation, in the case of HRB, in such statement without qualification, and shall have the consequences provided for in this Agreement.

        6.13    Public Announcements.     Xenith and HRB shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby; provided that this Section 6.13 shall not apply with respect to any disclosures or communications relating to a Xenith Acquisition Proposal or HRB Acquisition Proposal, subject to compliance with the terms of Section 6.3 and Section 6.12 with respect thereto.

        6.14    Takeover Statutes.     None of Xenith, HRB or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

        6.15    Exemption from Liability Under Section 16(b).     Xenith and HRB agree that, to most effectively compensate and retain Xenith Insiders (as defined below), both prior to and after the Effective Time, it is desirable that Xenith Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Xenith Common Stock and Xenith Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.15. Xenith shall deliver to HRB in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Xenith subject to the reporting requirements of Section 16(a) of the Exchange Act (the "Xenith Insiders"), and the Board of Directors of HRB and of Xenith, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Xenith) any dispositions of Xenith Common Stock or Xenith Equity Awards (including the conversion of Xenith Stock Options into Xenith Adjusted Options and the conversion of Xenith Warrants into Xenith Adjusted Warrants) by the Xenith Insiders, and (in the case of HRB) any acquisitions of HRB Common Stock or HRB Equity Awards by any Xenith Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

        6.16    Existing Indebtedness.

          (a)   Xenith shall deliver all notices and take all other actions (subject to the Requisite Regulatory Approvals under Section 6.1(b)) to facilitate the termination at the Closing of all commitments in respect of Credit Agreement, dated October 28, 2015 among Xenith and Raymond James Bank, N.A., as lender, as amended, supplemented or otherwise modified from time to time (the "Existing Credit Facility") and the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder; provided, that Xenith and HRB shall cooperate to provide any funds required to effect all such repayments at or prior to the Closing. In furtherance and not in limitation of the foregoing, Xenith shall use reasonable best efforts to deliver to HRB at least two (2) business days prior to the Closing Date an executed payoff letter with respect to the Existing Credit Facility (the "Payoff Letter") in form and substance customary for transactions of this type, which Payoff Letter shall, among other things, include the payoff amount.

          (b)   Prior to the Closing Date, Xenith shall take all actions required by the documentation governing the 6.75% subordinated notes due 2025, dated as of June 26, 2015 (the "Subordinated Notes"). Prior to the Closing Date, Xenith and HRB shall cooperate to prepare any instrument required by the documentation governing the Subordinated Notes pursuant to which HRB shall assume the obligations of Xenith with respect to the Subordinated Notes as of the Closing (the "Supplemental Instrument") and any related certificates and other documents required by the documentation governing the Subordinated Notes. On the Closing Date, HRB and Xenith, as and to the extent required by the documentation governing the Subordinated Notes, shall execute and deliver any such Supplemental Instrument and any related certificates and other documents.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation To Effect the Merger.     The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Shareholder Approval.    This Agreement and the Plan of Merger shall have been approved by the shareholders of HRB by the Requisite HRB Vote and by the shareholders of Xenith by the Requisite Xenith Vote.

          (b)    NASDAQ Listing.    The shares of HRB Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

          (c)    Regulatory Approvals.    (i) All regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and the Bureau of Financial Institutions required to consummate the transactions contemplated by this Agreement (including with respect to the HRB Bank Payment and the Xenith Bank Payment) and from any regulatory authority required to issue the Merger Consideration to the shareholders of Xenith as contemplated by this Agreement and (y) any other approvals set forth in Sections 3.4 and 4.4 the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

          (d)    S-4.    The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

          (e)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

          (f)    Accountant Opinion.    HRB shall have received an opinion from KPMG or another nationally recognized accounting firm reasonably acceptable to HRB and Xenith, dated as of the Closing Date, reasonably satisfactory to HRB and Xenith to the effect that an "ownership change" (within the meaning of Section 382 of the Code) with respect to HRB has not occurred in the three (3) years prior to the Closing and that the Merger will not result in such an "ownership change" (within the meaning of Section 382 of the Code).

        7.2    Conditions to Obligations of HRB.     The obligation of HRB to effect the Merger is also subject to the satisfaction, or waiver by HRB, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Xenith set forth in Sections 3.2(a) (other than the second to last sentence thereof), 3.3(a), 3.7 and 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Xenith set forth in Sections 3.1, the second to last sentence of Section 3.2(a), and Section 3.2(b) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Xenith set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Xenith or the Surviving Corporation. HRB shall have received a certificate dated as of the Closing Date and signed on behalf of Xenith by the Chief Executive Officer or the Chief Financial Officer of Xenith to the foregoing effect.

          (b)    Performance of Obligations of Xenith.    Xenith shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and HRB shall have received a certificate dated as of the Closing Date and signed on behalf of Xenith by the Chief Executive Officer or the Chief Financial Officer of Xenith to such effect.

          (c)    Federal Tax Opinion.    HRB shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to HRB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of HRB and Xenith, reasonably satisfactory in form and substance to such counsel.

          (d)    Xenith Adjusted Shareholders' Equity.    Xenith's Adjusted Shareholders' Equity as of the date of the most recent Xenith consolidated balance sheet (the "Xenith Balance Sheet") at the last day of the reporting period closest to the Closing Date and included in the S-4 (if amended, the final amendment thereto) prior to its effectiveness (the "Xenith Balance Sheet Date") shall not be less than $90,000,000. For purposes of this Section 7.2(d), "Xenith's Adjusted Shareholders' Equity" shall mean total shareholders' equity as reflected in the Xenith Balance Sheet (i) plus all third party expenses incurred or accrued by Xenith in connection with the Merger, including all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for Xenith for services rendered in connection with the transactions contemplated by this Agreement and all fees and expenses in connection with the S-4, the Joint Proxy Statement (including printing costs), or the Xenith Meeting, including the solicitation of proxies in connection therewith, and incurred or accrued on or prior to the Xenith Balance Sheet Date and (ii) plus all expenses incurred or accrued in connection with the Xenith Benefit Plans on or prior to the Xenith Balance Sheet Date solely as a result of the Merger and the transactions contemplated hereby and outside the ordinary course of business, including any costs associated with the termination of employee benefit plans or programs, and any severance or other compensation paid or to be paid in connection with the transactions contemplated by this Agreement or any retention or similar bonuses paid or to be paid in accordance with this Agreement; provided that for purposes of this calculation accumulated other comprehensive income (loss) shall be determined as of December 31, 2015 rather than the Xenith Balance Sheet Date.

        7.3    Conditions to Obligations of Xenith.     The obligation of Xenith to effect the Merger is also subject to the satisfaction or waiver by Xenith at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of HRB set forth in Sections 4.2(a) (other than the second to last sentence thereof), 4.3(a), 4.7 and 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of HRB set forth in Section 4.1, the second to last sentence of Section 4.2(a), and Section 4.2(b) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of HRB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on HRB. Xenith shall have received a certificate dated as of the Closing Date and signed on behalf of HRB by the Chief Executive Officer or the Chief Financial Officer of HRB to the foregoing effect.

          (b)    Performance of Obligations of HRB.    HRB shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Xenith shall have received a certificate dated as of the Closing Date and signed on behalf of HRB by the Chief Executive Officer or the Chief Financial Officer of HRB to such effect.

          (c)    Federal Tax Opinion.    Xenith shall have received the opinion of Hunton & Williams LLP, in form and substance reasonably satisfactory to Xenith, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of HRB and Xenith, reasonably satisfactory in form and substance to such counsel.

          (d)    HRB Adjusted Shareholders' Equity.    HRB's Adjusted Shareholders' Equity as of the date of the most recent HRB consolidated balance sheet (the "HRB Balance Sheet") at the last day of the reporting period closest to the Closing Date and included in the S-4 (if amended, the final amendment thereto) prior to its effectiveness (the "HRB Balance Sheet Date") shall not be less than $265,000,000. For purposes of this Section 7.3(d), "HRB's Adjusted Shareholders' Equity" shall mean total shareholders' equity as reflected in the HRB Balance Sheet (i) plus all third party expenses incurred or accrued by HRB in connection with the Merger, including all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for HRB for services rendered in connection with the transactions contemplated by this Agreement and all fees and expenses in connection with the S-4, the Joint Proxy Statement (including printing costs), or the HRB Meeting, including the solicitation of proxies in connection therewith, and incurred or accrued on or prior to the HRB Balance Sheet Date and (ii) plus all expenses incurred or accrued on or prior to the HRB Balance Sheet Date in connection with the HRB Benefit Plans solely as a result of the Merger and the transactions contemplated hereby and outside the ordinary course of business, including any costs associated with the termination of employee benefit plans or programs, and any severance or other compensation paid or to be paid in connection with the transactions contemplated by this Agreement or any retention or similar bonuses paid or to be paid in accordance with this Agreement; provided that for purposes of this calculation accumulated other comprehensive income (loss) shall be determined as of December 31, 2015 rather than the HRB Balance Sheet Date.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Plan of Merger by the shareholders of HRB or Xenith:

          (a)   by mutual consent of HRB and Xenith in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b)   by either the Board of Directors of HRB or the Board of Directors of Xenith if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the

  Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to, or materially contributed to by, the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c)   by either the Board of Directors of HRB or the Board of Directors of Xenith if the Merger shall not have been consummated on or before the one year anniversary date of this Agreement (the "Termination Date"), unless the failure of the Closing to occur by such date shall be due to, or materially contributed to by, the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d)   by HRB or Xenith (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Xenith, in the case of a termination by HRB, or HRB, in the case of a termination by Xenith, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by HRB, or Section 7.3, in the case of a termination by Xenith, and which is not cured within thirty (30) days following written notice to Xenith, in the case of a termination by HRB, or HRB, in the case of a termination by Xenith, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

          (e)   by Xenith, if the Board of Directors of HRB shall have (i) made a Recommendation Change or made any public statement inconsistent with the HRB Board Recommendation, or resolved to do so, or failed to reaffirm such recommendation within four (4) business days after Xenith requests in writing that such action be taken, (ii) recommended or endorsed a HRB Acquisition Proposal, or failed to issue a press release announcing its opposition to a HRB Acquisition Proposal, within ten (10) business days after a HRB Acquisition Proposal is publicly announced or (iii) breached its obligations under Section 6.3 or Section 6.12 in any material respect;

          (f)    by HRB, if the Board of Directors of Xenith shall have (i) made a Recommendation Change or made any public statement inconsistent with the Xenith Board Recommendation, or resolved to do so, or failed to reaffirm such recommendation within four (4) business days after HRB requests in writing that such action be taken, (ii) recommended or endorsed a Xenith Acquisition Proposal, or failed to issue a press release announcing its opposition to a Xenith Acquisition Proposal, within ten (10) business days after a Xenith Acquisition Proposal is publicly announced or (iii) breached its obligations under Section 6.3 or Section 6.12 in any material respect; or

          (g)   by either HRB or Xenith if (i) the Requisite HRB Vote is not obtained at the duly convened HRB Meeting or any adjournment or postponement thereof at which a vote on the approval of this Agreement and the Plan of Merger is taken or (ii) the Requisite Xenith Vote is not obtained at the duly convened Xenith Meeting or any adjournment or postponement thereof at which a vote on the approval of this Agreement and the Plan of Merger is taken.

        8.2    Effect of Termination.

          (a)   In the event of termination of this Agreement by either HRB or Xenith as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of HRB, Xenith, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither HRB nor Xenith shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

          (b)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Xenith Acquisition Proposal shall have been made known to the Board of Directors or senior management of Xenith or has been made directly to its shareholders generally or any person shall have publicly announced a Xenith Acquisition Proposal with respect to Xenith and (A) thereafter this Agreement is terminated by HRB pursuant to Section 8.1(g)(ii) or by either HRB or Xenith pursuant to Section 8.1(c) and the Requisite Xenith Vote has not been obtained or (B) thereafter this Agreement is terminated by HRB pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, Xenith enters into a definitive agreement or consummates a transaction with respect to a Xenith Acquisition Proposal (whether or not the same Xenith Acquisition Proposal as that referred to above), then Xenith shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay HRB, by wire transfer of same day funds, a fee equal to $4,000,000 (the "Termination Fee"); provided, that for purposes of this Section 8.2(b), all references in the definition of Xenith Acquisition Proposal to "15%" shall instead refer to "50%".

          (c)   In the event that this Agreement is terminated by HRB pursuant to Section 8.1(f) or by Xenith pursuant to Section 8.1(g)(ii), then Xenith shall pay HRB, by wire transfer of same day funds, the Termination Fee on the date of termination.

          (d)   In the event that this Agreement is terminated by Xenith pursuant to Section 8.1(e) or by HRB pursuant to Section 8.1(g)(i), then HRB shall pay Xenith, by wire transfer of same day funds, the Termination Fee on the date of termination.

          (e)   Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

          (f)    Each of HRB and Xenith acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if HRB or Xenith fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys' fees and expenses) in connection with such suit. In addition, if HRB or Xenith, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the "prime rate" (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

        8.3    Amendment.    Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of HRB and Xenith; provided, however, that after approval of this Agreement and the Plan of Merger by the respective shareholders of HRB or Xenith, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after approval of this Agreement and the Plan of Merger by the respective shareholders of HRB or Xenith, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. New York City time at the offices of Wachtell, Lipton, Rosen & Katz, on a date, which date shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless accelerated or extended by mutual agreement of the parties (the "Closing Date"). On the Closing Date, HRB and Xenith shall cause the Articles of Merger to be filed with the VSCC. Notwithstanding the foregoing, the parties may, to the extent practicable, effect the Closing by conference call, the electronic delivery of documents and the prior physical exchange of certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release at Closing.

        9.2    Nonsurvival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

        9.3    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by HRB and Xenith.

        9.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Xenith, to:
Xenith Bankshares, Inc. One James Center, 901 E. Cary Street, Suite 1700 Richmond, VA 23219
	Attention:	T. Gaylon Layfield, III
	Facsimile:	(804) 433-2194
With a copy (which shall not constitute notice) to:
Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, VA 23219
	Attention:	T. Justin Moore, III J. Waverly Pulley, III
	Facsimile:	(804) 343-4552

and

(b)	if to HRB, to:
Hampton Roads Bankshares, Inc. 641 Lynnhaven Parkway Virginia Beach, VA 23452
	Attention:	Charles M. Johnston
	Facsimile:	(757) 431-3708
With a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
	Attention:	Matthew M. Guest
	Facsimile:	(212) 403-2000

        9.5    Interpretation.    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to "the date hereof" shall mean the date of this Agreement. As used in this Agreement, the "knowledge" of Xenith means the actual knowledge of any of the officers of Xenith listed on Section 9.5 of the Xenith Disclosure Schedule, and the "knowledge" of HRB means the actual knowledge of any of the officers of HRB listed on Section 9.5 of the HRB Disclosure Schedule. As used herein, (i) the term "person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an "affiliate" of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term "made available" means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives at least one (1) business day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) business day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one business day prior to the date hereof. The Xenith Disclosure Schedule and the HRB Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

        9.6    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.7    Entire Agreement.     This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.8    Governing Law; Jurisdiction.

          (a)   This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict of law principles thereof.

          (b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Virginia (the "Chosen Courts"), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

        9.9    Waiver of Jury Trial.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

        9.10    Assignment; Third Party Beneficiaries.     Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        9.11    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

        9.12    Severability.    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

        9.13    Delivery by Facsimile or Electronic Transmission.     This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

        IN WITNESS WHEREOF, HRB and Xenith have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

XENITH BANKSHARES, INC.
By:	/s/ T. GAYLON LAYFIELD, III
	Name:	T. Gaylon Layfield, III
	Title:	President and Chief Executive Officer
HAMPTON ROADS BANKSHARES, INC.
By:	/s/ CHARLES M. JOHNSTON
	Name:	Charles M. Johnston
	Title:	Chairman and Chief Executive Officer

EXHIBIT A

PLAN OF MERGER

merging

XENITH BANKSHARES, INC.,
a Virginia corporation

with and into

HAMPTON ROADS BANKSHARES, INC.
a Virginia corporation

        1.    Merger.    Xenith Bankshares, Inc., a Virginia corporation ("Xenith"), shall, at the time of issuance of the Certificate of Merger by the State Corporation Commission (the "SCC") of the Commonwealth of Virginia (or at such later time as may be specified in the Articles of Merger filed with the SCC) (such time being referred to herein as the "Effective Time"), be merged (the "Merger") with and into Hampton Roads Bankshares, Inc., a Virginia corporation ("HRB"). HRB shall be the surviving corporation (the "Surviving Corporation") in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia, and the separate corporate existence of Xenith shall terminate.

        2.    Effects of the Merger.    At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of HRB and Xenith shall be vested in the Surviving Corporation, and all debts, liabilities and duties of HRB and Xenith shall be the debts, liabilities and duties of the Surviving Corporation.

        3.    Articles of Incorporation and Bylaws.

          (a)   [Effective at the Effective Time, the amended and restated articles of incorporation of HRB in effect immediately prior to the Effective Time shall be amended to amend and restate Article I and the title thereof to read as set forth in Annex I and, as so amended, will be the Amended and Restated Articles of Incorporation of the Surviving Corporation at and after the Effective Time until thereafter changed or amended as provided therein or by applicable law.](1) [The amended and restated articles of incorporation of HRB in effect immediately prior to the Effective Time shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation at and after the Effective Time until thereafter changed or amended as provided therein or by applicable law.](2)

          (b)   [Effective at the Effective Time, the By Laws of HRB in effect immediately prior to the Effective Time shall be the By Laws of the Surviving Corporation at and after the Effective Time until thereafter changed or amended as provided therein or by applicable law, except that the By Laws shall be amended to reflect the change of the name of the Surviving Corporation to Xenith Bankshares, Inc.](3) [The By Laws of HRB in effect immediately prior to the Effective Time shall be the By Laws of the Surviving Corporation at and after the Effective Time until thereafter changed or amended as provided therein or by applicable law](4)

(1)
If the shareholders of HRB approve the name change amendment, include the bracketed text.

(2)
If the shareholders of HRB do not approve the name change amendment, include the bracketed text.

(3)
If the shareholders of HRB approve the name change amendment, include the bracketed text.

(4)
If the shareholders of HRB do not approve the name change amendment, include the bracketed text.

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        4.    Manner and Basis of Converting Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of capital stock of Xenith or HRB:

          (a)    HRB Common Stock.    Each issued and outstanding share of common stock, par value $0.01 per share, of HRB ("HRB Common Stock") outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

          (b)    Xenith Common Stock.

              (i)  Subject to Section 6(e), each share of common stock, par value $1.00 per share, of Xenith issued and outstanding immediately prior to the Effective Time (the "Xenith Common Stock"), except for shares of Xenith Common Stock owned by Xenith or HRB (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive 4.4 shares (the "Exchange Ratio" and such shares, the "Merger Consideration") of HRB Common Stock.

             (ii)  All of the shares of Xenith Common Stock converted into the right to receive HRB Common Stock will no longer be outstanding and will automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Certificate," which term shall include book entry account statements relating to the ownership of shares of Xenith Common Stock) previously representing any such shares of Xenith Common Stock shall thereafter represent only the right to receive (A) a certificate representing the number of whole shares of HRB Common Stock that such shares of Xenith Common Stock have been converted into the right to receive, (B) cash in lieu of fractional shares that the shares of Xenith Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 4(b)(ii) and Section 6(e), without any interest thereon, and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 6. Certificates previously representing shares of Xenith Common Stock shall be exchanged for certificates representing whole shares of HRB Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 6, without any interest thereon. If, prior to the Effective Time, the outstanding shares of HRB Common Stock or Xenith Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio and the Merger Consideration.

            (iii)  Notwithstanding anything to the contrary herein or in the Merger Agreement, at the Effective Time, all shares of Xenith Common Stock that are owned by Xenith or HRB (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of HRB or other consideration shall be delivered in exchange therefor.

          (c)    Treatment of Xenith Equity Awards.

            (i)    Xenith Stock Options.    At the Effective Time, each compensatory option granted by Xenith to purchase shares of Xenith Common Stock (a "Xenith Stock Option"), whether or not vested, that is outstanding and unexercised as of immediately prior to the Effective Time shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Xenith Stock Option immediately prior to the Effective Time, including vesting (and any applicable accelerated vesting), a number of shares of HRB Common Stock

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  equal to the number of shares of Xenith Common Stock subject to such Xenith Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounding any resultant fractional share down to the nearest whole number of shares) at a price per share of HRB Common Stock equal to the price per share under such Xenith Stock Option divided by the Exchange Ratio (rounding any resultant fractional cent up to the nearest whole cent) (each, as so adjusted, a "Xenith Adjusted Option").

            (ii)    Xenith Restricted Stock Awards.

              (A)  At the Effective Time, each award in respect of a share of Xenith Common Stock subject to vesting, repurchase or other lapse restriction granted by Xenith that is outstanding immediately prior to the Effective Time (a "Xenith Restricted Stock Award") and becomes vested by its terms at the Effective Time or by reason of the consummation of the transactions contemplated by the Merger Agreement shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Xenith Common Stock underlying such Xenith Restricted Stock Award and, unless the holder of the Xenith Restricted Stock Award makes a cash payment to Xenith at or before the Effective Time for applicable tax withholdings, the Merger Consideration payable in respect of a Xenith Restricted Stock Award shall be reduced by applicable tax withholdings as described in Section 4(c)(iv).

              (B)  At the Effective Time, each Xenith Restricted Stock Award that does not by its terms become vested at the Effective Time or by reason of the consummation of the transactions contemplated by the Merger Agreement shall, automatically and without any required action on the part of the holder thereof, be converted into a HRB restricted stock award with the same terms and conditions (including vesting provisions) as were applicable to such Xenith Restricted Stock Award immediately prior to the Effective Time, relating to the number of shares of HRB Common Stock equal to the product of (1) the Exchange Ratio, multiplied by (2) the number of shares of Xenith Common Stock subject to such Xenith Restricted Stock Award as of immediately prior to the Effective Time (rounding any resultant fractional share to the nearest whole number of shares).

            (iii)    Xenith Restricted Stock Unit Awards.

              (A)  At the Effective Time, each restricted stock unit award in respect of shares of Xenith Common Stock granted by Xenith that is outstanding immediately prior to the Effective Time (a "Xenith Restricted Stock Unit Award") and becomes vested and/or payable by its terms at the Effective Time or by reason of the consummation of the transactions contemplated by the Merger Agreement shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Xenith Common Stock underlying such Xenith Restricted Stock Unit Award and, unless the holder of the Xenith Restricted Stock Unit Award makes a cash payment to Xenith at or before the Effective Time for applicable tax withholdings, the Merger Consideration payable in respect of a Xenith Restricted Stock Unit Award shall be reduced by applicable tax withholdings as described in Section 4(c)(iv).

              (B)  At the Effective Time, each Xenith Restricted Stock Unit Award that does not by its terms become vested at the Effective Time or by reason of the consummation of the transactions contemplated by the Merger Agreement, or that is vested immediately prior to the Effective Time or by reason of the consummation of the transactions contemplated by the Merger Agreement and does not by its terms become payable at the Effective Time, shall, automatically and without any required action on the part of the holder thereof, be converted into a HRB restricted stock unit award with the same terms and conditions (including vesting and payment provisions) as were applicable to such

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      Xenith Restricted Stock Unit Award immediately prior to the Effective Time, relating to the number of shares of HRB Common Stock equal to the product of (1) the Exchange Ratio, multiplied by (2) the number of shares of Xenith Common Stock subject to such Xenith Restricted Stock Unit Award as of immediately prior to the Effective Time (rounding any resultant fractional share to the nearest whole number of shares).

            (iv)    Withholdings.    If the applicable tax withholdings are not paid to Xenith in cash as provided in Section 4(c)(ii)(A) or Section 4(c)(iii)(A), the number of shares of HRB Common Stock withheld from the consideration otherwise deliverable to each holder of a Xenith Restricted Stock Award or Xenith Restricted Stock Unit Award under Section 4(c)(ii)(A) or Section 4(c)(iii)(A) for purposes of satisfying applicable tax withholding shall be calculated by assuming that the value of a share of HRB Common Stock is equal to the HRB Share Closing Price.

          (d)    Treatment of Xenith Warrants.    At the Effective Time, each warrant exercisable into shares of Xenith Common Stock ("Xenith Warrant") that is outstanding as of immediately prior to the Effective Time shall be converted in accordance with its terms into a warrant to acquire, on the same terms and conditions as were applicable under such Xenith Warrant, a number of shares of HRB Common Stock equal to the number of shares of Xenith Common Stock subject to such Xenith Warrant immediately before the Effective Time multiplied by the Exchange Ratio (rounding any resultant fractional share down to the nearest whole share) at a price per share of HRB Common Stock equal to the price per share under such Xenith Warrant divided by the Exchange Ratio (rounding any resultant fractional cent up to the nearest cent).

        5.    Exchange Agent.    At or prior to the Effective Time, HRB shall deposit, or shall cause to be deposited, with an exchange agent designated by HRB and reasonably acceptable to Xenith (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Section 5 and Section 6, certificates or, at HRB's option, evidence of shares in book entry form (collectively, referred to herein as "certificates"), representing the shares of HRB Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of HRB Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to Sections 4(b) and 4(c) and paid pursuant to Section 6(a) in exchange for outstanding shares of Xenith Common Stock.

        6.    Exchange of Shares.

          (a)   As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, HRB shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Xenith Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive HRB Common Stock pursuant to Section 4, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of HRB Common Stock and any cash in lieu of fractional shares which the shares of Xenith Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to the Merger Agreement as well as any dividends or distributions to be paid pursuant to Section 6(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of HRB Common Stock to which such holder of Xenith Common Stock shall have become entitled pursuant to the provisions of Section 4 and (ii) a check representing the amount of (A) any cash in lieu of fractional shares

4

  which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of Section 5 and this Section 6 and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 6, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration, dividends or distributions or cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 6, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of HRB Common Stock which the shares of Xenith Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 6.

          (b)   No dividends or other distributions declared with respect to HRB Common Stock shall be paid to the holder of any unsurrendered Certificate until such holder shall surrender such Certificate in accordance with Section 5 and this Section 6. After the surrender of a Certificate in accordance with Section 5 and this Section 6, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of HRB Common Stock that the shares of Xenith Common Stock represented by such Certificate have been converted into the right to receive.

          (c)   If any certificate representing shares of HRB Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of HRB Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (d)   After the Effective Time, there shall be no transfers on the stock transfer books of Xenith of the shares of Xenith Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of HRB Common Stock as provided in Section 5 and this Section 6.

          (e)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of HRB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to HRB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of HRB. In lieu of the issuance of any such fractional share, HRB shall pay to each former shareholder of Xenith who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of HRB Common Stock on the NASDAQ Global Select Market as reported by The Wall Street Journal for the five (5) full trading days ending on the day preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by Xenith and HRB) (the "HRB Share Closing Price") by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of HRB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 4(b).

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          (f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Xenith for six (6) months after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of Xenith who have not theretofore complied with this Section 6 shall thereafter look only to the Surviving Corporation for payment of the shares of HRB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the HRB Common Stock deliverable in respect of each former share of Xenith Common Stock such shareholder holds as determined pursuant to the Merger Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of HRB, Xenith, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Xenith Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g)   HRB shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any Merger Consideration, cash in lieu of fractional shares of HRB Common Stock, cash dividends or distributions payable pursuant to this Section 6 or any other amounts otherwise payable pursuant to the Merger Agreement to any holder of Xenith Common Stock or Xenith Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by HRB or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of Xenith Common Stock or Xenith Equity Awards in respect of which the deduction and withholding was made by HRB or the Exchange Agent, as the case may be.

          (h)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HRB, the posting by such person of a bond in such amount as HRB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of HRB Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to the Merger Agreement.

          (i)    In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Xenith Common Stock in connection with the Merger or any other transactions contemplated by the Merger Agreement.

        7.    Amendment.    Subject to the terms of the Merger Agreement, this Plan of Merger may be amended by the Boards of Directors of HRB and Xenith at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholders of HRB and Xenith shall not:

          (a)   alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property to be received under the plan by the shareholders of or owners of eligible interests in HRB or Xenith;

          (b)   alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely affect such shareholders of HRB or Xenith in any material respect; or

          (c)   alter or change any term of the articles of incorporation of HRB or Xenith; except as permitted by Section 13.1-706 of the VSCA.

        8.    Abandonment.    At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Merger Agreement, without further shareholder action in the manner

6

determined by the Boards of Directors of HRB and Xenith. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.

        9.    Defined Terms.    As used in this Plan of Merger, the following terms shall have the meaning set forth below:

          (a)   "Closing Date" shall mean the date when the Articles of Merger are filed with the SCC.

          (b)   "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c)   "Merger Agreement" shall mean the Agreement and Plan of Reorganization by and between Xenith and HRB dated February 10, 2016.

          (d)   "Xenith Equity Awards" means the Xenith Stock Options, Xenith Adjusted Options, Xenith Restricted Stock Awards and Xenith Restricted Stock Unit Awards

          (e)   "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

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Annex I(5)

Amendment to
Amended and Restated Articles
of Incorporation
of
Hampton Roads Bankshares, Inc.

        1.     Article I shall be amended and restated to read as follows:

          "The name of the Corporation is Xenith Bankshares, Inc."

        2.     The references to "Hampton Roads Bankshares, Inc." in the title of the Amended and Restated Articles of Incorporation shall be replaced with "Xenith Bankshares, Inc."

(5)
If the shareholders of HRB approve the name change amendment, include Annex I.

ANNEX B

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement"), dated as of February 10, 2016 by and among Hampton Roads Bankshares, Inc., a Virginia corporation ("HRB"), and the undersigned (the "Shareholder").

        WHEREAS, in order to induce HRB to enter into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), by and between Xenith Bankshares, Inc., a Virginia corporation ("Xenith") and HRB, HRB has requested Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to all Shares of common stock, par value $1.00 per share, of Xenith that such Shareholder beneficially owns and has voting power with respect to (the "Shares") (as used herein, the term "Shares" shall mean (i) all shares of Xenith common stock or other capital stock or securities of Xenith beneficially owned by the Shareholder as of the date of this Agreement over which the Shareholder has voting power, and (ii) all additional shares of common stock or other capital stock or securities of Xenith of which the Shareholder acquires beneficial ownership and voting power during the period commencing on the execution and delivery of this Agreement until termination of this Agreement in accordance with Section 5.02 hereof).

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
GRANT OF PROXY; VOTING AGREEMENT

        Section 1.01.    Voting Agreement.     Shareholder hereby agrees to vote or exercise its right to consent with respect to all Shares that Shareholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger, the Plan of Merger and all agreements related to the Merger and any actions related thereto (including any adjournment proposal and advisory, non-binding compensation proposal set forth in the Joint Proxy Statement and submitted to the shareholders of Xenith in connection with the Merger) at any meeting of the shareholders of Xenith, and at any adjournment thereof, at which such Merger Agreement, Merger, Plan of Merger and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of Xenith. Shareholder hereby agrees that, for so long as this Agreement is in effect, it will not vote any Shares in favor of, or consent to, and will vote such Shares against and not consent to, the approval of any (i) Xenith Acquisition Proposal, (ii) corporate action the consummation of which would reasonably be expected to frustrate the purposes, or prevent or materially delay the consummation of, the transactions contemplated by the Merger Agreement or (iii) other matter relating to, or in connection with, any of the foregoing matters.

        Section 1.02.    Proxy.     Shareholder hereby revokes any and all previous proxies granted with respect to Shareholder's Shares. By entering into this Agreement, Shareholder hereby grants a revocable proxy appointing HRB as such Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as HRB or its proxy or substitute shall, in HRB's sole discretion, deem proper with respect to Shareholder's Shares. The proxy granted by Shareholder pursuant to this Article 1 is revocable and is granted in consideration of HRB entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

        Section 1.03.    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in HRB any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Shareholder, and HRB shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Xenith or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as set forth in Section 1.02 or as otherwise expressly provided herein.

        Section 1.04.    Other Agreements.     Prior to the termination of this Agreement in accordance with Section 5.02 hereof, Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Article 1.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

        Shareholder represents and warrants to HRB that:

        Section 2.01.    Authorization.     Shareholder has duly executed and delivered this Agreement and the execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby are within the powers and legal capacity of Shareholder and have been duly authorized by all necessary action. Assuming due authorization, execution and delivery by HRB, this Agreement is a valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

        Section 2.02.    Non-Contravention.     The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon the Shareholder, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Shareholder is entitled under any provision of any agreement or other instrument binding on Shareholder or (iii) result in the imposition of any Lien on any asset of Shareholder.

        Section 2.03.    Ownership of Shares.     Shareholder is the record or beneficial owner of, and has the right to vote, Shareholder's Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares), other than any restrictions imposed by applicable securities laws or agreements in effect as of the date hereof that have previously been made available to HRB. None of Shareholder's Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

        Section 2.04.    Total Shares.     Except for the Shares and the options, restricted stock units and warrants to acquire Shares owned as of the date hereof or hereafter acquired, such Shareholder does not beneficially own or have sole voting power with respect to any (i) shares of capital stock or voting securities of Xenith, (ii) securities of Xenith convertible into or exchangeable for shares of capital stock or voting securities of Xenith or (iii) options, restricted stock units, or other rights to acquire from Xenith any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Xenith.

        Section 2.05.    Finder's Fees.     Except as provided in Section 3.7 of the Merger Agreement, no investment banker, broker, finder or financial advisor is entitled to any fees, commissions or finder's fees from Xenith in connection with this Agreement as a result of any arrangement or agreement made by or on behalf of Shareholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF HRB

        HRB represents and warrants to Shareholder that:

        Section 3.01    Valid Existence; Authorization.     HRB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. HRB has the corporate power and authority to carry on its business as it is now being conducted. HRB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of HRB. This Agreement has been duly and validly executed and delivered by HRB and (assuming the due authorization, execution and delivery hereof by the Shareholder) constitutes a valid and binding agreement of HRB enforceable against HRB in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

        Section 3.02    Non-Contravention.     The execution, delivery and performance by HRB of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which HRB is entitled under any provision of any agreement or other instrument binding on HRB or (iii) result in the imposition of any Lien on any asset of HRB.

ARTICLE 4
COVENANTS OF THE SHAREHOLDER

        Shareholder hereby covenants and agrees that so long as this Agreement is in effect:

        Section 4.01.    No Proxies for or Encumbrances on Shares.     Except pursuant to the terms of this Agreement, Shareholder shall not, without the prior written consent of HRB, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of Shareholder's Shares relating to the matters set forth in Section 1.01 (other than a proxy granted to any directors or officers of Xenith to vote in favor of the approval of the Merger Agreement, the Plan of Merger, and the other proposals set forth in the Joint Proxy Statement), (ii) revoke the proxy granted pursuant to Section 1.02 except upon termination of this Agreement or (iii) Transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer, encumbrance or other disposition of, any Shares, prior to the termination of this Agreement. As used herein, the term "Transfer" shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift or other disposition of such security (excluding Transfers (i) by testamentary or intestate succession or otherwise by operation of law or (ii) for estate planning purposes to an affiliate or immediate family member who agrees to be bound by the restrictions set forth in this Agreement) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof; provided, that Shareholder shall not be prohibited from disposing of or surrendering Shares in connection with the vesting, settlement or exercise of Xenith Equity Awards for the payment of taxes thereon or, in the case of Xenith Stock Options, the exercise price.

        Section 4.02.    Stop Transfer.     Shareholder agrees with, and covenants to, HRB that Shareholder will not request that Xenith register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such Transfer is made in compliance with this Agreement.

        Section 4.03.    Acquisition Proposals.     In his, her or its capacity as a shareholder of Xenith, and not in his or her capacity as a director, officer or employee of Xenith, as applicable, Shareholder agrees that Shareholder will not, and will cause its officers and directors, and will instruct and use reasonable best efforts to cause its Representatives and partners (if an entity) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to a Xenith Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Xenith Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with or otherwise cooperate in any way with, any person in connection with any Xenith Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to and entered into in accordance with Section 6.12(b) of the Merger Agreement) relating to any Xenith Acquisition Proposal, in each case, except to the extent that Xenith is permitted to take such action pursuant to the Merger Agreement. Shareholder will and will cause its officers, directors, and will use Shareholder's reasonable best efforts to cause its Representatives and partners (if an entity) to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than HRB with respect to any Xenith Acquisition Proposal. Shareholder will promptly (within twenty-four (24) hours) advise HRB following Shareholder's receipt of any Xenith Acquisition Proposal or any inquiry which could reasonably be expected to lead to a Xenith Acquisition Proposal, and the substance thereof (including the material terms and conditions of the Xenith Acquisition Proposal), and will keep HRB apprised of any related material developments, discussions and negotiations on a reasonably current basis, including any amendments to or revisions of the terms of such inquiry or Xenith Acquisition Proposal, in each case to the extent Xenith has not previously notified HRB.

ARTICLE 5
MISCELLANEOUS

        Section 5.01.    Further Assurances.     HRB and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

        Section 5.02.    Amendments; Termination.     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms or (c) if the Xenith Board of Directors has delivered to its shareholders a Recommendation Change in accordance with the Merger Agreement, and upon any such termination all rights or obligations of the parties under this Agreement shall immediately terminate.

        Section 5.03.    Expenses.     All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        Section 5.04.    Successors and Assigns; Obligations of Shareholder.     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that HRB may Transfer or assign its rights and obligations to any Affiliate of HRB.

        Section 5.05.    Governing Law.     This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

        Section 5.06.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as between HRB, on the one hand, and Shareholder, on the other hand, when each such party shall have received counterparts hereof signed by the other party.

        Section 5.07.    Severability.     If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Section 5.08.    Specific Performance; Injunctive Relief.     The parties hereto agree that each party would suffer irreparable damage and that there will be no adequate remedy at law (including monetary damages) in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, injunctive relief and any other remedy to which they are entitled at law or in equity.

        Section 5.09.    Capitalized Terms.     Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

        Section 5.10.    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to HRB, to the appropriate address for notice thereto set forth in the Merger Agreement and (ii) if to Shareholder, to the appropriate address set forth underneath such Shareholder's name on the signature pages hereto or such other address designated by Shareholder.

        Section 5.11.    Capacity.     This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Xenith, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of Xenith or its Subsidiaries or in any other capacity, and shall not limit or affect any actions taken by Shareholder in such other capacity.

        Section 5.12.    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HAMPTON ROADS BANKSHARES, INC.
By:
Name:
Title:
SHAREHOLDER
By:
Name:
Title:
Address:

ANNEX C

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement"), dated as of February 10, 2016 by and among Xenith Bankshares, Inc., a Virginia corporation ("Xenith"), and the undersigned (the "Shareholder").

        WHEREAS, in order to induce Xenith to enter into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), by and between Hampton Roads Bankshares, Inc., a Virginia corporation ("HRB") and Xenith, Xenith has requested Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to all Shares of common stock, par value $0.01 per share, of HRB that such Shareholder beneficially owns and has voting power with respect to (the "Shares") (as used herein, the term "Shares" shall mean (i) all shares of HRB common stock or other capital stock or securities of HRB beneficially owned by the Shareholder as of the date of this Agreement over which the Shareholder has voting power, and (ii) all additional shares of common stock or other capital stock or securities of HRB of which the Shareholder acquires beneficial ownership and voting power during the period commencing on the execution and delivery of this Agreement until termination of this Agreement in accordance with Section 5.02 hereof).

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
GRANT OF PROXY; VOTING AGREEMENT

        Section 1.01.    Voting Agreement.     Shareholder hereby agrees to vote or exercise its right to consent with respect to all Shares that Shareholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger, the Plan of Merger and all agreements related to the Merger and any actions related thereto (including any adjournment proposal, name-change proposal and advisory, non-binding compensation proposal set forth in the Joint Proxy Statement and submitted to the shareholders of HRB in connection with the Merger) at any meeting of the shareholders of HRB, and at any adjournment thereof, at which such Merger Agreement, Merger, Plan of Merger and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of HRB. Shareholder hereby agrees that, for so long as this Agreement is in effect, it will not vote any Shares in favor of, or consent to, and will vote such Shares against and not consent to, the approval of any (i) HRB Acquisition Proposal, (ii) corporate action the consummation of which would reasonably be expected to frustrate the purposes, or prevent or materially delay the consummation of, the transactions contemplated by the Merger Agreement or (iii) other matter relating to, or in connection with, any of the foregoing matters.

        Section 1.02.    Proxy.     Shareholder hereby revokes any and all previous proxies granted with respect to Shareholder's Shares. By entering into this Agreement, Shareholder hereby grants a revocable proxy appointing Xenith as such Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Xenith or its proxy or substitute shall, in Xenith's sole discretion, deem proper with respect to Shareholder's Shares. The proxy granted by Shareholder pursuant to this Article 1 is revocable and is granted in consideration of Xenith entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

        Section 1.03.    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Xenith any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Shareholder, and Xenith shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of HRB or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as set forth in Section 1.02 or as otherwise expressly provided herein.

        Section 1.04.    Other Agreements.     Prior to the termination of this Agreement in accordance with Section 5.02 hereof, Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Article 1.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

        Shareholder represents and warrants to Xenith that:

        Section 2.01.    Authorization.     Shareholder has duly executed and delivered this Agreement and the execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby are within the powers and legal capacity of Shareholder and have been duly authorized by all necessary action. Assuming due authorization, execution and delivery by Xenith, this Agreement is a valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

        Section 2.02.    Non-Contravention.     The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon the Shareholder, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Shareholder is entitled under any provision of any agreement or other instrument binding on Shareholder or (iii) result in the imposition of any Lien on any asset of Shareholder.

        Section 2.03.    Ownership of Shares.     Shareholder is the record or beneficial owner of, and has the right to vote, Shareholder's Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares), other than any restrictions imposed by applicable securities laws or agreements in effect as of the date hereof that have previously been made available to Xenith. None of Shareholder's Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

        Section 2.04.    Total Shares.    Except for the Shares and the options, restricted stock units and warrants to acquire Shares owned as of the date hereof or hereafter acquired, such Shareholder does not beneficially own or have sole voting power with respect to any (i) shares of capital stock or voting securities of HRB, (ii) securities of HRB convertible into or exchangeable for shares of capital stock or voting securities of HRB or (iii) options, restricted stock units, or other rights to acquire from HRB any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of HRB.

        Section 2.05.    Finder's Fees.     Except as provided in Section 4.7 of the Merger Agreement, no investment banker, broker, finder or financial advisor is entitled to any fees, commissions or finder's fees from HRB in connection with this Agreement as a result of any arrangement or agreement made by or on behalf of Shareholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF XENITH

        Xenith represents and warrants to Shareholder that:

        Section 3.01    Valid Existence; Authorization.     Xenith is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. Xenith has the corporate power and authority to carry on its business as it is now being conducted. Xenith has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Xenith. This Agreement has been duly and validly executed and delivered by Xenith and (assuming the due authorization, execution and delivery hereof by the Shareholder) constitutes a valid and binding agreement of Xenith enforceable against Xenith in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

        Section 3.02    Non-Contravention.     The execution, delivery and performance by Xenith of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Xenith is entitled under any provision of any agreement or other instrument binding on Xenith or (iii) result in the imposition of any Lien on any asset of Xenith.

ARTICLE 4
COVENANTS OF THE SHAREHOLDER

        Shareholder hereby covenants and agrees that so long as this Agreement is in effect:

        Section 4.01.    No Proxies for or Encumbrances on Shares.     Except pursuant to the terms of this Agreement, Shareholder shall not, without the prior written consent of Xenith, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of Shareholder's Shares relating to the matters set forth in Section 1.01 (other than a proxy granted to any directors or officers of HRB to vote in favor of the approval of the Merger Agreement, the Plan of Merger, and the other proposals set forth in the Joint Proxy Statement), (ii) revoke the proxy granted pursuant to Section 1.02 except upon termination of this Agreement or (iii) Transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer, encumbrance or other disposition of, any Shares, prior to the termination of this Agreement. As used herein, the term "Transfer" shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift or other disposition of such security (excluding Transfers (i) by testamentary or intestate succession or otherwise by operation of law or (ii) for estate planning purposes to an affiliate or immediate family member who agrees to be bound by the restrictions set forth in this Agreement) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof; provided, that Shareholder shall not be prohibited from disposing of or surrendering Shares in connection with the vesting, settlement or exercise of HRB Equity Awards for the payment of taxes thereon or, in the case of HRB Stock Options, the exercise price.

        Section 4.02.    Stop Transfer.     Shareholder agrees with, and covenants to, Xenith that Shareholder will not request that HRB register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such Transfer is made in compliance with this Agreement.

        Section 4.03.    Acquisition Proposals.     In his, her or its capacity as a shareholder of HRB, and not in his or her capacity as a director, officer or employee of HRB, as applicable, Shareholder agrees that Shareholder will not, and will cause its officers and directors, and will instruct and use reasonable best efforts to cause its Representatives and partners (if an entity) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to a HRB Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any HRB Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with or otherwise cooperate in any way with, any person in connection with any HRB Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to and entered into in accordance with Section 6.12(d) of the Merger Agreement) relating to any HRB Acquisition Proposal, in each case, except to the extent that HRB is permitted to take such action pursuant to the Merger Agreement. Shareholder will and will cause its officers, directors, and will use Shareholder's reasonable best efforts to cause its Representatives and partners (if an entity) to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Xenith with respect to any HRB Acquisition Proposal. Shareholder will promptly (within twenty-four (24) hours) advise Xenith following Shareholder's receipt of any HRB Acquisition Proposal or any inquiry which could reasonably be expected to lead to a HRB Acquisition Proposal, and the substance thereof (including the material terms and conditions of the HRB Acquisition Proposal), and will keep Xenith apprised of any related material developments, discussions and negotiations on a reasonably current basis, including any amendments to or revisions of the terms of such inquiry or HRB Acquisition Proposal, in each case to the extent HRB has not previously notified Xenith.

ARTICLE 5
MISCELLANEOUS

        Section 5.01.    Further Assurances.     Xenith and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

        Section 5.02.    Amendments; Termination.     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms or (c) if the HRB Board of Directors has delivered to its shareholders a Recommendation Change in accordance with the Merger Agreement, and upon any such termination all rights or obligations of the parties under this Agreement shall immediately terminate.

        Section 5.03.    Expenses.     All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        Section 5.04.    Successors and Assigns; Obligations of Shareholder.     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Xenith may Transfer or assign its rights and obligations to any Affiliate of Xenith.

        Section 5.05.    Governing Law.     This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

        Section 5.06.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as between Xenith, on the one hand, and Shareholder, on the other hand, when each such party shall have received counterparts hereof signed by the other party.

        Section 5.07.    Severability.     If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Section 5.08.    Specific Performance; Injunctive Relief.     The parties hereto agree that each party would suffer irreparable damage and that there will be no adequate remedy at law (including monetary damages) in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, injunctive relief and any other remedy to which they are entitled at law or in equity.

        Section 5.09.    Capitalized Terms.     Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

        Section 5.10.    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Xenith, to the appropriate address for notice thereto set forth in the Merger Agreement and (ii) if to Shareholder, to the appropriate address set forth underneath such Shareholder's name on the signature pages hereto or such other address designated by Shareholder.

        Section 5.11.    Capacity.     This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of HRB, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of HRB or its Subsidiaries or in any other capacity, and shall not limit or affect any actions taken by Shareholder in such other capacity.

        Section 5.12.    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

XENITH BANKSHARES, INC.
By:
Name:
Title:
SHAREHOLDER
By:
Name:
Title:
Address:

Annex D

[Letterhead of Macquarie Capital (USA) Inc.]

February 10, 2016

Xenith Bankshares, Inc.
One James Center, 901 E. Cary Street
Suite 1700
Richmond, VA 23219
Attn: Board of Directors

Members of the Board of Directors:

        Macquarie Capital (USA) Inc. ("we" or "Macquarie") understands that Xenith Bankshares, Inc. (the "Company") intends to enter into an Agreement and Plan of Reorganization (the "Merger Agreement") by and between the Company and Hampton Roads Bankshares, Inc. ("Hampton Roads") pursuant to which, among other things, the Company will merge with Hampton Roads (the "Merger"), with Hampton Roads as the surviving corporation in the Merger, and each outstanding share of common stock, par value $1.00 per share ("Company Common Stock"), of the Company will be converted into the right to receive 4.40 shares of common stock, par value $0.01 per share ("Hampton Roads' Common Stock"), of Hampton Roads (the "Exchange Ratio").

        You have requested that Macquarie render its opinion to the Board of Directors (the "Board") of the Company (in its capacity as such) as to whether, as of the date hereof, the Exchange Ratio in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, the holders of Company Common Stock.

        In connection with this opinion, we have, among other things:

  (i)
  reviewed an execution copy, received by us on February 9, 2016, of the Merger Agreement;

  (ii)
  reviewed certain publicly available business and financial information regarding the Company and Hampton Roads;

  (iii)
  reviewed certain other financial and operating information relating to the Company and Hampton Roads furnished by management of the Company and Hampton Roads, including financial projections and adjustments thereto prepared by the management of the Company relating to the Company for the years ending December 31, 2016 through December 31, 2020 (the "Company Projections") and financial projections and adjustments thereto prepared by or discussed with the management of Hampton Roads relating to Hampton Roads for the years ending December 31, 2016 through December 31, 2020 ("Hampton Roads' Projections");

  (iv)
  reviewed certain estimates of the cost savings, revenue synergies and associated merger related expenses expected to result from the Merger prepared by the managements of the Company and Hampton Roads (the "Synergies");

  (v)
  reviewed certain estimates prepared by the management of Hampton Roads with respect to Hampton Roads' deferred tax assets (the "DTAs") and estimates by the management of Hampton Roads regarding Hampton Roads' ability to utilize such DTAs, both on a standalone basis and after giving effect to the Merger, to achieve future U.S. federal income tax savings (the "Estimated DTA Tax Savings");

  (vi)
  reviewed certain potential pro forma financial effects of the Merger;

  (vii)
  discussed with certain members of the managements of the Company and Hampton Roads the Merger and the business, operations, financial condition and prospects of the Company, Hampton Roads and the pro forma combined entity resulting from the Merger;

  (viii)
  reviewed certain financial and stock market data with respect to the Company and Hampton Roads and compared that data with similar data for other companies with publicly traded equity securities that we deemed relevant;

  (ix)
  reviewed the publicly available financial terms of certain other business combinations and other transactions that we deemed relevant; and

  (x)
  performed such other financial analyses and considered such other information and factors that we deemed appropriate for purposes of this opinion.

        We have not undertaken any responsibility for independently verifying, and have not independently verified, any of the foregoing information and we have assumed and relied upon the accuracy and completeness of all such information. Management of the Company has advised us, and we have assumed, that the Company Projections have been reasonably prepared in good faith on bases reflecting such management's best currently available estimates and judgments as to the future financial performance and condition of the Company. In addition, management of Hampton Roads has advised us, and we have assumed, that Hampton Roads' Projections have been reasonably prepared in good faith on bases reflecting such management's best currently available estimates and judgments as to the future financial performance and condition of Hampton Roads. With respect to the estimated Synergies, we have been advised by the Company and Hampton Roads and we have assumed that they have been reasonably prepared in good faith and reflect the best currently available estimates, judgments and assumptions of the managements of the Company and Hampton Roads with respect to the potential cost savings, operating efficiencies, revenue effects, associated merger related expenses and other synergies expected to result from the Merger and have assumed that the Synergies will be realized in the amounts and the time periods indicated thereby. With respect to the DTAs, we have been advised by Hampton Roads and have assumed that they have been reasonably prepared in good faith and reflect the best currently available estimates, judgments and assumptions of the management of Hampton Roads with respect to the DTAs. With respect to the Estimated DTA Tax Savings, we have been advised by Hampton Roads and have assumed that they have been reasonably prepared in good faith and reflect the best currently available estimates, judgments and assumptions of the management of Hampton Roads with respect to the Estimated DTA Tax Savings both on a standalone basis and after giving effect to the Merger. Management of the Company has advised us and we have assumed that the Company Projections, Hampton Roads' Projections, the Synergies and the Estimated DTA Tax Savings are a reasonable basis on which to evaluate the Company, Hampton Roads and the Merger and, at your direction, we have used and relied upon the Company Projections, Hampton Roads' Projections, the Synergies and the Estimated DTA Tax Savings for purposes of our analyses and opinion. We express no view or opinion as to, the Company Projections, Hampton Roads' Projections, the Synergies, the Estimated DTA Tax Savings or the assumptions upon which they are based. Further, we have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Hampton Roads since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analysis or opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In connection with this opinion, we have not made, nor assumed any responsibility for making, any physical inspection, independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Hampton Roads, nor have we been furnished with any such evaluations or appraisals. In addition, we have not received or reviewed any individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Hampton Roads or any of their respective subsidiaries and we have not been furnished with any such evaluations or appraisals. We are not experts in the evaluation of loan, lease, investment or trading portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that the Company's and Hampton Roads' allowances for losses are adequate to cover such losses.

        We have relied upon and assumed that the representations and warranties of each party in the Merger Agreement are true and correct, that each party will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement, that all of the conditions to the consummation of the Merger will be satisfied, and that the Merger will be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement without waiver, modification or amendment of any terms or provisions thereof. We have further assumed, with your consent, that the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations and that all governmental, regulatory, third-party and other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition (including the disposition of businesses or assets) that would have an adverse effect on the Company, Hampton Roads or the contemplated benefits of the proposed Merger. In addition, we have relied upon and assumed, without independent verification, that the final form of the Merger Agreement will not differ from the execution copy of the Merger Agreement reviewed by us. You have advised us and for purposes of our analyses and our opinion we have assumed that, for federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        We have not been requested to, and did not, initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Merger. Our opinion does not address the underlying business decision of the Board or the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies or transactions available to the Company. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, reaffirm or withdraw this opinion. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, and this opinion does not purport to address potential developments in any such markets. We are not expressing any opinion as to what the value of the shares of Hampton Roads' Common Stock actually will be when issued pursuant to the Merger or the prices or range of prices at which shares of Company Common Stock or Hampton Roads' Common Stock may be purchased or sold at any time. We have assumed that the shares of Hampton Roads' Common Stock to be issued in the Merger will be listed on the Nasdaq Global Select Market.

        This opinion only addresses the fairness, from a financial point of view, to the holders of Company Common Stock of the Exchange Ratio in the Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be paid or payable to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. We are not providing any advice or opinion as to matters that require legal, regulatory, accounting or tax advice. We are not legal, regulatory, accounting or tax experts and have assumed that the Company has obtained or will obtain such advice or opinions from appropriate professional sources. Furthermore, we have relied upon the accuracy and completeness of the assessments by the Company, Hampton Roads and their respective advisors with respect to all legal, regulatory, accounting and tax matters. We are not expressing any opinion as to whether or not the Company, Hampton Roads or any other party is receiving or paying reasonably equivalent value in the Merger, the solvency, creditworthiness or fair value of the Company, Hampton Roads or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

        We have acted as financial advisor to the Company in connection with the Merger and will receive fees for our services, a portion of which is payable upon the delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties against certain liabilities arising out of our engagement. In the ordinary course of business, Macquarie and its affiliates may acquire, hold, sell or trade, debt, equity and other securities and financial instruments (including derivatives, loans and other obligations) of the Company, Hampton Roads, any other company that may be involved in the Merger and their respective affiliates, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this opinion is for the information and use of the Board (in its capacity as such) in connection with its consideration of the Merger. Our opinion does not constitute a recommendation to the Board, the Company, the holders of Company Common Stock or any other person as to how to act or vote with respect to any matter relating to the Merger. This issuance of this opinion has been approved by an internal committee of Macquarie authorized to review opinions of this nature.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,
MACQUARIE CAPITAL (USA) INC.
/s/ Macquarie Capital (USA) Inc.

ANNEX E

[LETTERHEAD OF SANDLER O'NEILL & PARTNERS, L.P.]

February 10, 2016

Board of Directors
Hampton Roads Bankshares, Inc.
999 Waterside Drive, Suite 200
Norfolk, VA 23510

Ladies and Gentlemen:

        Hampton Roads Bankshares, Inc. ("Hampton Roads") and Xenith Bankshares, Inc. ("Xenith") are proposing to enter into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which Xenith will merge with and into Hampton Roads (the "Merger") with Hampton Roads as the surviving corporation in the Merger. Pursuant to the terms of the Agreement, upon the effective time of the Merger, each share of Xenith common stock, par value $1.00 per share (the "Xenith Common Stock"), that is issued and outstanding immediately before the Effective Time, except for certain shares of Xenith Common Stock as specified in the Agreement, shall be converted into the right to receive 4.4 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Hampton Roads (the "Hampton Roads Common Stock"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Hampton Roads.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated February 10, 2016; (ii) certain publicly available financial statements and other historical financial information of Hampton Roads that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Xenith that we deemed relevant; (iv) internal financial projections for Hampton Roads for the years ending December 31, 2015 through December 31, 2019, as provided by the senior management of Hampton Roads; (v) internal financial projections for Xenith for the years ending December 31, 2015 through December 31, 2019, as provided by the senior management of Xenith; (vi) the relative contribution of assets, liabilities, equity and earnings of Hampton Roads and Xenith to the combined entity; (vii) the pro forma financial impact of the Merger on Hampton Roads based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, the repayment of all of Xenith's senior debt upon closing of the Merger and the treatment of Hampton Roads' deferred tax asset, as provided by the senior management of Hampton Roads; (viii) the publicly reported historical price and trading activity for Hampton Roads Common Stock and Xenith Common Stock, including a comparison of certain stock trading information for Hampton Roads Common Stock, Xenith Common Stock and certain stock indices as well as similar publicly available information for certain other companies the securities of which are publicly traded; (ix) a comparison of certain financial information for Hampton Roads and Xenith with similar institutions for which publicly available information is available; (x) the financial terms of certain recent business combinations in the commercial banking industry (on a regional basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Hampton Roads the business, financial condition, results of operations and prospects of Hampton Roads and held similar discussions with certain members of the senior management of Xenith regarding the business, financial condition, results of operations and prospects of Xenith.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Hampton Roads, Xenith or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied, at the direction of Hampton Roads, without independent verification or investigation, on the assessments of the management of Hampton Roads as to its existing and future relationships with key employees and partners, clients, products and services and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further relied on the assurances of the respective managements of Hampton Roads and Xenith that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Hampton Roads or Xenith, or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Hampton Roads or Xenith. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Hampton Roads or Xenith, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Hampton Roads or Xenith. We have assumed, with your consent, that the respective allowances for loan losses for both Hampton Roads and Xenith are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for Hampton Roads for the years ending December 31, 2015 through December 31, 2019, as provided by the senior management of Hampton Roads, and internal financial projections for Xenith for the years ending December 31, 2015 through December 31, 2019, as provided by the senior management of Xenith. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, the repayment of all of Xenith's senior debt upon closing of the Merger and the treatment of Hampton Roads' deferred tax asset, as provided by the senior management of Hampton Roads. With respect to the foregoing information, the respective managements of Hampton Roads and Xenith confirmed to us that such information reflected the best currently available projections, estimates and judgments of those respective managements of the future financial performance of Hampton Roads and Xenith, respectively, and we assumed that such performance would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in Hampton Roads' or Xenith's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Hampton Roads and Xenith will remain as going concerns for all periods relevant to our analyses.

        We have also assumed, with your consent, in all respects material to our analysis, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Hampton Roads, Xenith or the Merger or any related transaction, (iii) the Merger and any related transaction will be consummated in

E-2

accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. We express no opinion as to any of the legal, accounting or tax matters relating to the Merger or any other transactions contemplated in connection therewith.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Hampton Roads Common Stock or Xenith Common Stock at any time or what the value of Hampton Roads Common Stock will be once it is actually received by the holders of Xenith Common Stock.

        We have acted as Hampton Roads' financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, 50% of which will be credited towards the fee that will become payable to us on the day of closing of the Merger. Hampton Roads has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Hampton Roads, Xenith and their respective affiliates. We may also actively trade the equity and debt securities of Hampton Roads, Xenith or their respective affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of Hampton Roads in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Hampton Roads as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to Hampton Roads and does not address the underlying business decision of Hampton Roads to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Hampton Roads, or the effect of any other transaction in which Hampton Roads might engage. We also do not express any opinion as to the amount or nature of the compensation to be received in the Merger by any Hampton Roads or Xenith officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent, provided however Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Hampton Roads from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners, L.P.

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ANNEX F

FORM OF AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HAMPTON ROADS BANKSHARES, INC.

        Pursuant to Sections 13.1-707 and 13.1-710 of the Code of Virginia, the Amended and Restated Articles of Incorporation of Hampton Roads Bankshares, Inc. (the "Articles") shall be amended, subject to the occurrence of the Effective Time, as follows.

  1.
  ARTICLE I of the Articles shall be amended and restated in its entirety as follows:

      "The name of the Corporation is Xenith Bankshares, Inc."

  2.
  The references to "Hampton Roads Bankshares, Inc." in the title of the Articles shall be replaced with "Xenith Bankshares, Inc."

. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 3:00 a.m., Eastern Time, on July 28, 2016. Vote by Internet • Go to www.investorvote.com/xbks • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. + For Against Abstain 1. Proposal to approve the Agreement and Plan of Reorganization, dated as of February 10, 2016, by and between the Company and Hampton Roads Bankshares, Inc. (‘‘HRB’’), and the related plan of merger, pursuant to which the Company will merge with and into HRB. For Against Abstain 2. Advisory vote on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For Against Abstain 3. Proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of Proposal 1. Note: In their discretion, the proxies are authorized to vote upon any other business as may properly come before the special meeting or any adjournment thereof. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Special Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give their full title. The signer hereby revokes all proxies heretofore given by the signer to vote at the Special Meeting and at any adjournments or postponements thereof. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 02DH1E Special Meeting Proxy Card X IMPORTANT SPECIAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q REVOCABLE PROXY — XENITH BANKSHARES, INC. SPECIAL MEETING OF SHAREHOLDERS July 28, 2016 10:00 a.m., Eastern Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Patrick P. Hanley, T. Gaylon Layfield, III and Scott A. Reed, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as provided on the other side hereof and upon any and all other matters that may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Special Meeting of Shareholders of Xenith Bankshares, Inc. (the “Company”) to be held at Xenith Bank, 901 East Cary Street, Suite 1700, Richmond, Virginia on Thursday, July 28, 2016, at 10:00 a.m., Eastern Time, or at any adjournments or postponements thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this Proxy will be voted FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3. Please note that the last vote received from a shareholder, whether by the phone, by Internet or by mail, will be the vote counted. (Continued, and to be marked, dated and signed, on the other side) PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE